As filed with the Securities and Exchange Commission on September 30, 2015

Registration No. 333-[●]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ANTHEM, INC.

(Exact Name of Registrant as Specified in Its Charter)

Indiana	6324	35-2145715
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

120 Monument Circle

Indianapolis, Indiana 46204

(317) 488-6000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Thomas C. Zielinski

Executive Vice President and General Counsel

Anthem, Inc.

120 Monument Circle

Indianapolis, Indiana 46204

(317) 488-6000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Daniel G. Dufner, Jr., Esq. Michelle B. Rutta, Esq. Michael A. Deyong, Esq. White & Case LLP 1155 Avenue of the Americas New York, New York 10036 (212) 819-8200	Nicole S. Jones Executive Vice President and General Counsel Cigna Corporation 900 Cottage Grove Road Bloomfield, Connecticut 06002 (860) 226-6000	Erik R. Tavzel, Esq. Aaron M. Gruber, Esq. Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, New York 10019 (212) 474-1000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement is declared effective and upon the satisfaction or waiver of all other conditions to consummation of the transactions described in the enclosed joint proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered(1)(2)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(3)	Amount Of Registration Fee(4)
Anthem Common Stock, par value $0.01 per share	136,751,595	N/A	$9,481,302,337.12	$1,101,727.33

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of common stock, par value $0.01 per share (“Anthem common stock”), of Anthem, Inc. (“Anthem”) as may be issuable as a result of stock splits, stock dividends or similar transactions.
(2)	Represents the maximum number of shares of Anthem common stock estimated to be issuable pursuant to the merger described in the enclosed joint proxy statement/prospectus.
(3)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and calculated in accordance with Rule 457(f)(1), Rule 457(f)(3) and Rule 457(c) of the Securities Act as follows: (i) the product of (A) $139.12, the average of the high and low sales prices per share of the common stock, par value $0.25 per share (“Cigna common stock”), of Cigna Corporation (“Cigna”), as quoted on the New York Stock Exchange on September 25, 2015, and (B) 265,433,996, the maximum possible number of shares of Cigna common stock that may be canceled and exchanged in the merger, including the total number of shares of Cigna common stock issuable under outstanding Cigna equity awards, less (ii) $27,445,875,186.40, which equals the estimated amount of cash that would be paid by Anthem in the merger equal to the product of (A) such maximum possible number of shares of Cigna common stock and (B) the cash component of the merger consideration of $103.40 per share of Cigna common stock.
(4)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $116.20 per $1,000,000 of the proposed maximum aggregate offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is subject to completion and amendment. A registration statement relating to the securities described in this joint proxy statement/prospectus has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This joint proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION—DATED [●], 2015

[●], 2015

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

Dear Anthem, Inc. and Cigna Corporation Shareholders:

Anthem, Inc., referred to as “Anthem”, and Cigna Corporation, referred to as “Cigna”, have entered into an Agreement and Plan of Merger, dated as of July 23, 2015, as it may be amended from time to time, referred to as the “merger agreement”, under which Anthem Merger Sub Corp., a direct wholly owned subsidiary of Anthem, will be merged with and into Cigna, referred to as the “merger”, and Cigna will continue as the initial surviving corporation, referred to as the “initial surviving corporation”, in the merger and a wholly owned subsidiary of Anthem. If certain tax opinions are delivered, immediately following the completion of the merger, the initial surviving corporation will be merged with and into Anthem, referred to as the “second merger”, and, together with the merger, the “mergers”, and Anthem will continue as the surviving corporation. If the merger is completed, Cigna shareholders will receive, in exchange for each share of Cigna common stock owned immediately prior to the merger, (1) 0.5152 of a share of Anthem common stock, par value $0.01 per share, and (2) $103.40 in cash. This exchange ratio is fixed and will not be adjusted to reflect changes in Anthem’s or Cigna’s stock price. Based on the estimated number of shares of Anthem and Cigna common stock that will be outstanding immediately prior to the completion of the merger, it is expected that, immediately after completion of the merger and the related transactions described in the accompanying joint proxy statement/prospectus, former Cigna shareholders will own approximately 33% of the outstanding shares of Anthem common stock. Shares of Anthem common stock are listed on the New York Stock Exchange, referred to as the “NYSE”, under the trading symbol “ANTM”, and shares of Cigna common stock are listed on the NYSE under the trading symbol “CI”.

Anthem and Cigna will each hold special meetings of their respective shareholders to vote on certain matters in connection with the proposed merger. At the Anthem special meeting, Anthem shareholders will be asked to vote on a proposal to approve the issuance of shares of Anthem common stock pursuant to the merger agreement, referred to as the “share issuance”. In addition, Anthem shareholders will be asked to vote on a proposal to approve the adjournment of the Anthem special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the share issuance at the time of the Anthem special meeting. At the Cigna special meeting, Cigna shareholders will be asked to vote on a proposal to adopt the merger agreement. In addition, Cigna shareholders will be asked to vote on a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Cigna’s named executive officers in connection with the completion of the merger and on a proposal to approve the adjournment of the Cigna special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Cigna special meeting.

The merger cannot be completed unless (1) Anthem shareholders approve the share issuance by the affirmative vote of the holders of a majority of the votes cast, in person or by proxy, at the Anthem special meeting in favor of the share issuance and (2) the Cigna shareholders adopt the merger agreement by the affirmative vote, in person or by proxy, of the holders of a majority of the shares of Cigna common stock outstanding and entitled to vote upon adoption of the merger agreement at the Cigna special meeting. It is important that your shares be represented and voted regardless of the size of your holdings. Whether or not you plan to attend the Anthem special meeting or the Cigna special meeting, as applicable, we urge you to submit a proxy to have your shares voted in advance of the Anthem special meeting or the Cigna special meeting, as applicable, by using one of the methods described in the accompanying joint proxy statement/prospectus.

The Anthem board of directors by unanimous vote of those directors voting with one absent director separately indicating agreement recommends that Anthem shareholders vote “FOR” the share issuance and “FOR” the adjournment of the Anthem special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the share issuance at the time of the Anthem special meeting. The Cigna board of directors unanimously recommends that Cigna shareholders vote “FOR” the adoption of the merger agreement, “FOR” the approval, on a non-binding, advisory basis, of the compensation that may be paid or become payable to Cigna’s named executive officers in connection with the completion of the merger and “FOR” the adjournment of the Cigna special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Cigna special meeting.

The accompanying joint proxy statement/prospectus provides important information regarding the Anthem special meeting and the Cigna special meeting and a detailed description of the merger agreement, the merger and the matters to be presented at the Anthem special meeting and the Cigna special meeting. We urge you to read the accompanying joint proxy statement/prospectus (and any documents incorporated by reference into the accompanying joint proxy statement/prospectus) carefully and in its entirety. Please pay particular attention to the section entitled “Risk Factors” beginning on page [●] of the accompanying joint proxy statement/prospectus.

We hope to see you at the Anthem special meeting or the Cigna special meeting, as applicable, and look forward to the successful completion of the merger.

Sincerely,

/s/ Joseph R. Swedish	/s/ George A. Schaefer, Jr.	/s/ David M. Cordani	/s/ Isaiah Harris, Jr.
Joseph R. Swedish	George A. Schaefer, Jr.	David M. Cordani	Isaiah Harris, Jr.
President and Chief Executive Officer	Chairman of the Board	President and Chief Executive Officer	Chairman of the Board
Anthem, Inc.	Anthem, Inc.	Cigna Corporation	Cigna Corporation

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the transactions described in the accompanying joint proxy statement/prospectus or determined that the accompanying joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying joint proxy statement/prospectus is dated [●], 2015, and is first being mailed to Anthem shareholders and Cigna shareholders on or about [●], 2015.

ANTHEM, INC.

120 Monument Circle

Indianapolis, Indiana 46204

Notice of Special Meeting of Shareholders

To be Held on [●]

[●], 2015

To the Shareholders of Anthem, Inc.:

A special meeting of shareholders of Anthem, Inc., an Indiana corporation, referred to as “Anthem”, will be held at [●], Eastern Time, on [●], at [●]. At the special meeting, Anthem shareholders will be asked to approve the issuance of Anthem common stock, par value $0.01 per share, to Cigna Corporation shareholders as part of the consideration in the merger, referred to as the “merger”, contemplated by the Agreement and Plan of Merger, dated as of July 23, 2015, as it may be amended from time to time, referred to as the “merger agreement”, among Anthem, Anthem Merger Sub Corp., a Delaware corporation and a direct wholly owned subsidiary of Anthem, and Cigna Corporation, a copy of which is attached as Annex A to this joint proxy statement/prospectus. Such issuance is referred to as the “share issuance”. Anthem shareholders will also be asked to approve a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the share issuance at the time of the special meeting.

Anthem will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement thereof. Please refer to the accompanying joint proxy statement/prospectus for further information with respect to the business to be transacted at the special meeting.

The Anthem board of directors has fixed [●], 2015, as the Anthem record date for the special meeting. Only holders of record of Anthem common stock as of the close of business on the Anthem record date are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof.

Attendance at the special meeting will be limited to Anthem shareholders as of the close of business on the Anthem record date and to guests of Anthem, as more fully described under the section entitled “Anthem Special Meeting—Date, Time and Place” beginning on page [●] of the accompanying joint proxy statement/prospectus. You must have an admission ticket, as well as a form of government-issued photo identification, in order to be admitted to the Anthem special meeting. If you are an Anthem shareholder of record and received a printed copy of Anthem’s proxy materials, you must bring the admission ticket portion of your proxy card to be admitted to the Anthem special meeting. If you are a beneficial owner and your shares are held in the name of a broker, bank or other nominee, you must request an admission ticket in advance by mailing a request, along with proof of your ownership of Anthem common stock as of the close of business on the Anthem record date of [●], 2015, to Anthem Shareholder Services, 120 Monument Circle, Mail No. IN0102-B381, Indianapolis, Indiana 46204. Proof of ownership would be a bank or brokerage account statement in your name showing the number of shares of Anthem common stock held by you on the Anthem record date or a letter from your broker, bank or other nominee certifying the amount of your beneficial ownership interest as of the close of business on the Anthem record date.

Seating is limited, so we suggest that you arrive early. The doors will open at [●], Eastern Time.

Approval of the share issuance and approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the share issuance at the special meeting requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the special meeting.

The Anthem board of directors by unanimous vote of those directors voting with one absent director separately indicating agreement recommends that Anthem shareholders vote “FOR” the share issuance and “FOR” the adjournment of the Anthem special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the share issuance at the Anthem special meeting.

Your vote is very important. Whether or not you expect to attend the special meeting in person, we urge you to submit a proxy as promptly as possible by (1) accessing the Internet website specified on your proxy card, (2) calling the toll-free number specified on your proxy card or (3) marking, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the special meeting. If your shares are held in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction card furnished by such broker, bank or other nominee.

We urge you to read the accompanying joint proxy statement/prospectus, including all documents incorporated by reference into the accompanying joint proxy statement/prospectus, and its annexes carefully and in their entirety. In particular, see the section entitled “Risk Factors” beginning on page [●] of the accompanying joint proxy statement/prospectus. If you have any questions concerning the merger, the merger agreement, the share issuance, the special meeting or the accompanying joint proxy statement/prospectus, would like additional copies of the accompanying joint proxy statement/prospectus or need help submitting a proxy to have your shares of Anthem common stock voted, please contact Anthem’s proxy solicitor:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

Telephone (Toll-Free): (800) 322-2885

Telephone (Collect): (212) 929-5500

Email: proxy@mackenziepartners.com

By Order of the Board of Directors,

/s/ Kathleen S. Kiefer

Kathleen S. Kiefer

Corporate Secretary

CIGNA CORPORATION

900 Cottage Grove Road

Bloomfield, Connecticut 06002

Notice of Special Meeting of Shareholders

To be Held on [●]

[●], 2015

Date and Time: [●]

Place: [●]

Items of Business:

•	To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of July 23, 2015 (as it may be amended from time to time, the “merger agreement”), among Anthem, Inc., an Indiana corporation (“Anthem”), Anthem Merger Sub Corp., a Delaware corporation (“Merger Sub”), and Cigna Corporation, a Delaware corporation (“Cigna”), a copy of which is attached as Annex A to the joint proxy statement/prospectus accompanying this notice;

•	To consider and vote on a non-binding, advisory proposal to approve the compensation that may be paid or become payable to Cigna’s named executive officers in connection with the completion of the merger; and

•	To consider and vote on a proposal to adjourn the Cigna special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.

Record Date: [●]. Only Cigna shareholders of record at the close of business on the record date are entitled to receive this notice and vote at the meeting and any adjournment or postponement of the meeting.

A list of shareholders of record entitled to vote at the Cigna special meeting will be made available for a period of at least ten days prior to the date of the Cigna special meeting at our executive offices and principal place of business at 900 Cottage Grove Road, Bloomfield, Connecticut for examination by Cigna shareholders during ordinary business hours. A Cigna shareholder desiring to examine the list should contact Cigna’s Shareholder Services at Two Liberty Place, 5th Floor, 1601 Chestnut Street, Philadelphia, Pennsylvania 19192-1550 or by phone at (215) 761-3516, to make necessary arrangements. The list will also be available at the Cigna special meeting for examination by Cigna shareholders present at the Cigna special meeting.

Proxy Voting: Your vote is very important, regardless of the number of shares you own. We urge you to promptly vote by telephone, by using the Internet, or, if you received a proxy card or instruction form, by completing, dating, signing and returning it by mail.

At a meeting on July 23, 2015, the Cigna board of directors unanimously (1) approved the merger agreement, (2) declared that the merger and the other transactions contemplated by the merger agreement are in the best interests of Cigna and its shareholders, (3) directed that the merger agreement be submitted to Cigna shareholders for their adoption, (4) recommended that Cigna shareholders vote “FOR” the adoption of the merger agreement and (5) further resolved that it recommend to the shareholders of Cigna that they approve a non-binding, advisory proposal to approve the compensation that may be paid or become payable to Cigna’s named executive officers in connection with the merger and the other transactions contemplated by the merger agreement pursuant to already existing contractual obligations of Cigna (as such obligations may be amended consistent with the terms of the merger agreement).

The Cigna board of directors unanimously recommends that Cigna shareholders vote “FOR” the adoption of the merger agreement, “FOR” the approval, on a non-binding, advisory basis, of the compensation that may be paid or become payable to Cigna’s named executive officers in connection with the completion of the merger and “FOR” the approval of the adjournment of the Cigna special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Cigna special meeting.

The joint proxy statement/prospectus, including the annexes, contains further information with respect to the business to be transacted at the Cigna special meeting. We urge you to read the joint proxy statement/prospectus, including any documents incorporated by reference, and the annexes carefully and in their entirety. Cigna will transact no other business at the Cigna special meeting except such business as may properly be brought before the Cigna special meeting or any adjournments or postponements thereof. Please refer to the joint proxy statement/prospectus of which this notice forms a part for further information with respect to the business to be transacted at the Cigna special meeting.

If you have any questions concerning the merger, the proposal to adopt the merger agreement, the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Cigna’s named executive officers in connection with the completion of the merger or the proposal to adjourn the Cigna special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement, or if you would like additional copies of the accompanying joint proxy statement/prospectus or need help submitting a proxy to have your shares of Cigna common stock voted, please contact Cigna’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Shareholders May Call Toll-Free: (877) 456-3510

Banks & Brokers May Call Collect: (212) 750-5833

By order of the Board of Directors,

/s/ Neil Boyden Tanner

Neil Boyden Tanner

Corporate Secretary

[●], [●]

ADDITIONAL INFORMATION

The accompanying joint proxy statement/prospectus incorporates important business and financial information about Anthem and Cigna from documents that are not included in or delivered with the accompanying joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference into the accompanying joint proxy statement/prospectus (other than certain exhibits or schedules to these documents) by requesting them in writing, via email or by telephone from Anthem or Cigna at the following addresses and telephone numbers:

Anthem, Inc. 120 Monument Circle Mail No. IN0102-B381 Indianapolis, Indiana 46204 Attention: Shareholder Services Email: shareholder.services@anthem.com Telephone: (800) 985-0999	Cigna Corporation Two Liberty Place, 5th Floor 1601 Chestnut Street Philadelphia, Pennsylvania 19192-1550 Attention: Shareholder Services Email: shareholderservices@cigna.com Telephone: (215) 761-3516

In addition, if you have questions about the share issuance, the mergers or the accompanying joint proxy statement/prospectus, would like additional copies of the accompanying joint proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, please contact MacKenzie Partners, Inc., Anthem’s proxy solicitor, toll-free at (800) 322-2885 or collect at (212) 929-5500, or Innisfree M&A Incorporated, Cigna’s proxy solicitor, toll-free at (877) 456-3510, and which banks, brokers and other nominees may call collect at (212) 750-5833. You will not be charged for any of these documents that you request.

If you would like to request documents, please do so no later than five business days before the date of the Anthem special meeting of shareholders (which is [●]) or five business days before the date of the Cigna special meeting of shareholders (which is [●]), to receive them before the respective special meeting.

See the section entitled “Where You Can Find More Information” beginning on page [●] of the accompanying joint proxy statement/prospectus for further information.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed by Anthem with the U.S. Securities and Exchange Commission, constitutes a prospectus of Anthem under Section 5 of the Securities Act of 1933, as amended, with respect to the shares of Anthem common stock to be issued to Cigna shareholders as consideration in the merger. This joint proxy statement/prospectus also constitutes a joint proxy statement for both Anthem and Cigna under Section 14(a) of the Securities Exchange Act of 1934, as amended. In addition, it constitutes a notice of meeting with respect to the Anthem special meeting and a notice of meeting with respect to the Cigna special meeting.

Anthem and Cigna have not authorized anyone to give you any information other than the information contained in or incorporated by reference into this joint proxy statement/prospectus. Anthem and Cigna take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [●], 2015. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of such information. Neither our mailing of this joint proxy statement/prospectus to Anthem shareholders or Cigna shareholders nor the issuance by Anthem of shares of Anthem common stock pursuant to the merger agreement will create any implication to the contrary.

This joint proxy statement/prospectus shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation. Information contained in this joint proxy statement/prospectus regarding Anthem has been provided by Anthem and information contained in this joint proxy statement/prospectus regarding Cigna has been provided by Cigna.

Unless otherwise indicated or as the context otherwise requires, all references in this joint proxy statement/prospectus to:

•	“Anthem” refer to Anthem, Inc., an Indiana corporation;

•	“Anthem articles of incorporation” refer to the Amended and Restated Articles of Incorporation of Anthem, as amended effective December 2, 2014;

•	“Anthem by-laws” refer to the By-laws of Anthem, as amended July 23, 2015;

•	“Anthem common stock” refer to Anthem common stock, par value $0.01 per share;

•	“Anthem financial advisors” refer to UBS and Credit Suisse;

•	“Anthem record date” refer, as to the Anthem shareholders entitled to receive notice of, and to vote at, the Anthem special meeting, to the close of business on [●], 2015;

•	“Anthem stock value” refer to the average of the volume weighted average price per share of Anthem common stock on the NYSE on each of the five consecutive trading days ending with the second complete trading day immediately prior to the closing date of the merger;

•	“cash consideration” refer to the cash portion of the merger consideration to be received by Cigna shareholders in the merger, equal to $103.40 in cash per share of Cigna common stock, without interest;

•	“Cigna” refer to Cigna Corporation, a Delaware corporation;

•	“Cigna by-laws” refer to the By-Laws of Cigna, as last amended and restated December 6, 2012;

•	“Cigna certificate of incorporation” refer to the Restated Certificate of Incorporation of Cigna, as last amended October 28, 2011;

•	“Cigna common stock” refer to Cigna common stock, par value $0.25 per share;

•	“Cigna’s financial advisor” refer to Morgan Stanley;

•	“Cigna record date” refer, as to the Cigna shareholders entitled to receive notice of, and to vote at, the Cigna special meeting, to the close of business on [●], 2015;

•	“Cigna stock plan” refer to the obligations of Cigna under all plans and agreements pursuant to which a Cigna stock option or other stock award has been issued or deferred;

•	“Computershare” refer to Computershare Inc.;

•	“Credit Suisse” refer to Credit Suisse Securities (USA) LLC;

•	“DGCL” refer to the General Corporation Law of the State of Delaware;

•	“DOJ” refer to the U.S. Department of Justice;

•	“equity award exchange ratio” refer to the sum of (1) the stock consideration plus (2) the quotient of (A) the cash consideration divided by (B) the Anthem stock value;

•	“Exchange Act” refer to the Securities Exchange Act of 1934, as amended;

•	“exchange ratio” refer to 0.5152 of a share of Anthem common stock per share of Cigna common stock;

•	“Fidelity” refer to Fidelity Stock Plan Services, LLC;

•	“FTC” refer to the U.S. Federal Trade Commission;

•	“GAAP” refer to U.S. Generally Accepted Accounting Principles;

•	“HSR” or “HSR Act” refer to the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•	“IBCL” refer to the Indiana Business Corporation Law;

•	“initial surviving corporation” refer to Cigna as the surviving entity following the merger;

•	“merger” refer to the merger of Merger Sub with and into Cigna; as a result of the merger, the separate corporate existence of Merger Sub will cease, and Cigna will continue as the initial surviving corporation in the merger and a wholly owned subsidiary of Anthem;

•	“mergers” refer to the merger together with the second merger;

•	“merger agreement” refer to the Agreement and Plan of Merger, dated as of July 23, 2015, as it may be amended from time to time, among Anthem, Merger Sub and Cigna, a copy of which is attached as Annex A to this joint proxy statement/prospectus;

•	“merger consideration” refer to the consideration, per share of Cigna common stock, to be received by Cigna shareholders in the merger, consisting of (1) 0.5152 shares of Anthem common stock and (2) $103.40 in cash, without interest;

•	“Merger Sub” refer to Anthem Merger Sub Corp., a Delaware corporation and a direct wholly owned subsidiary of Anthem;

•	“Morgan Stanley” refer to Morgan Stanley & Co. LLC;

•	“NYSE” refer to the New York Stock Exchange;

•	“SEC” refer to the U.S. Securities and Exchange Commission;

•	“second merger” refer to the merger of the initial surviving corporation with and into Anthem, with Anthem continuing as the surviving corporation pursuant to the second merger agreement;

•	“second merger agreement” refer to the agreement and plan of merger related to the second merger to be entered into by and between Cigna and Anthem, the form of which is attached as Exhibit A to the merger agreement;

•	“Securities Act” refer to the Securities Act of 1933, as amended;

•	“share issuance” refer to the issuance of Anthem common stock to Cigna shareholders as stock consideration in the merger contemplated by the merger agreement;

•	“stock consideration” refer to the stock portion of the merger consideration to be received by Cigna shareholders in the merger, equal to 0.5152 shares of Anthem common stock, per share of Cigna common stock;

•	“surviving corporation” refer to Anthem as the surviving entity following the second merger;

•	“surviving entity” refer to the initial surviving corporation until such time that the second merger occurs, in which case the surviving entity means the surviving corporation; and

•	“UBS” refer to UBS Securities LLC.

i

QUESTIONS AND ANSWERS

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, share issuance and matters to be addressed at the special meetings. These questions and answers may not address all questions that may be important to Anthem shareholders and Cigna shareholders. To better understand these matters, and for a description of the legal terms governing the merger and share issuance, you should carefully read this entire joint proxy statement/prospectus, including the attached annexes, as well as the documents that have been incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page [●] of this joint proxy statement/prospectus.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	Anthem and Cigna have agreed to a merger, pursuant to which Cigna will become a wholly owned subsidiary of Anthem and will no longer be a publicly held corporation. If the merger is completed, each share of Cigna common stock issued and outstanding immediately prior to the effective time of the merger (other than (1) treasury shares held by Cigna, (2) shares of Cigna common stock beneficially owned by Anthem or a subsidiary of Cigna or Anthem (including Merger Sub), (3) shares of Cigna common stock that are owned by Cigna shareholders who have not voted in favor of the merger and who have properly demanded in writing appraisal for such shares pursuant to Section 262 of the DGCL and (4) shares of Cigna common stock subject to Cigna restricted stock awards) will automatically be converted into the right to receive (x) $103.40 in cash, without interest, and (y) 0.5152 shares of Anthem common stock. In order to complete the merger, among other conditions as described in this joint proxy statement/prospectus, Anthem shareholders must approve the share issuance to Cigna shareholders in the merger, and Cigna shareholders must adopt the merger agreement.

Anthem is holding a special meeting of shareholders to obtain the shareholder approval necessary to approve the share issuance and to approve the adjournment of the Anthem special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the share issuance at the time of the Anthem special meeting.

Cigna is holding a special meeting of shareholders to obtain the shareholder approval necessary to adopt the merger agreement. In addition, Cigna shareholders will also be asked to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Cigna’s named executive officers in connection with the completion of the merger and to approve the adjournment of the Cigna special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Cigna special meeting. Cigna’s named executive officers are identified under the section entitled “Anthem Proposal I: Approval of the Share Issuance and Cigna Proposal I: Adoption of the Merger Agreement—Interests of Certain Cigna Directors and Executive Officers in the Merger” beginning on page [●] of this joint proxy statement/prospectus.

This joint proxy statement/prospectus serves as both a joint proxy statement of Anthem and Cigna and a prospectus of Anthem in connection with the merger.

Your vote is very important. We encourage you to submit a proxy to have your shares of Anthem common stock or Cigna common stock voted as soon as possible.

Q:	What will Cigna shareholders receive in the merger?

A:

If the merger is completed, each share of Cigna common stock issued and outstanding immediately prior to the effective time of the merger (other than (1) treasury shares held by Cigna, (2) shares of Cigna common stock beneficially owned by Anthem or a subsidiary of Cigna or Anthem (including Merger Sub), (3) shares of Cigna common stock that are owned by Cigna shareholders who have not voted in favor of the merger and who have properly demanded in writing appraisal for such shares pursuant to Section 262 of the DGCL and (4) shares of Cigna common stock subject to Cigna restricted stock awards) will automatically be converted into the right to receive (x) $103.40 in cash, without interest, and (y) 0.5152 shares of Anthem common stock. No fractional shares of Anthem common stock will be issued in the merger, and Cigna shareholders will receive cash in lieu of any fractional shares.

Based on the unaffected closing price per share of Anthem common stock on the NYSE on May 28, 2015, which was the last trading day prior to public rumors that Humana Inc. was exploring a sale, the merger consideration represented approximately $188.01 in value per share of Cigna common stock. Based on the closing price per share of Anthem common stock on the NYSE on [●], 2015, the most recent practicable trading day prior to the date of this joint proxy statement/prospectus, the merger consideration represented approximately $[●] in value for each share of Cigna common stock. Because Anthem will issue a fixed number of shares of Anthem common stock in exchange for each share of Cigna common stock, the value of the merger consideration that Cigna shareholders will receive in the merger will depend on the market price of shares of Anthem common stock at the time the merger is completed. As a result, the value of the merger consideration that Cigna shareholders will receive upon completion of the merger could be greater than, less than or the same as the value of the merger consideration on the date of this joint proxy statement/prospectus or at the time of the Anthem or Cigna special meetings.

Q:	What happens if the merger is not completed?

A:	If the merger is not completed for any reason, Cigna shareholders will not receive any consideration for their shares of Cigna common stock, and Cigna will remain an independent public company with Cigna common stock being traded on the NYSE.

Q:	If I am a Cigna shareholder, how will I receive the merger consideration to which I am entitled?

A:	After receiving the proper documentation from you, following the effective time of the merger, the exchange agent will forward to you the Anthem common stock, the cash portion of the merger consideration and any cash in lieu of fractional shares to which you are entitled. For additional information about the exchange of shares of Cigna common stock for shares of Anthem common stock and cash, see the section entitled “The Merger Agreement—Exchange of Certificates” beginning on page [●] of this joint proxy statement/prospectus.

Q:	When and where will the special meetings be held?

A:	The Anthem special meeting will be held at [●], Eastern Time, on [●], at [●].

The Cigna special meeting will be held at [●], Eastern Time, on [●], at [●].

Q:	Who is entitled to vote at the special meetings?

A:	Only holders of record of Anthem common stock as of the close of business on the Anthem record date, [●], 2015, are entitled to receive notice of, and to vote at, the Anthem special meeting and any adjournment or postponement thereof. As of the close of business on the Anthem record date, there were [●] shares of Anthem common stock outstanding. Each outstanding share of Anthem common stock is entitled to one vote.

Only holders of record of Cigna common stock as of the close of business on the Cigna record date, [●], 2015, are entitled to receive notice of, and to vote at, the Cigna special meeting and any adjournment or postponement thereof. As of the close of business on the Cigna record date, there were [●] shares of Cigna common stock outstanding. Each outstanding share of Cigna common stock is entitled to one vote.

Q:	Who may attend the Anthem special meeting?

A:	You must have an admission ticket, as well as a form of government-issued photo identification, in order to be admitted to the Anthem special meeting. If you are an Anthem shareholder of record and received a printed copy of Anthem’s proxy materials, you must bring the admission ticket portion of your proxy card to be admitted to the Anthem special meeting. If you are a beneficial owner and your shares are held in the name of a broker, bank or other nominee, you must request an admission ticket in advance by mailing a request, along with proof of your ownership of Anthem common stock as of the close of business on the Anthem record date to Anthem Shareholder Services, 120 Monument Circle, Mail No. IN0102-B381, Indianapolis, Indiana 46204. Proof of ownership would be a bank or brokerage account statement in your name showing the number of shares of Anthem common stock held by you on the Anthem record date or a letter from your broker, bank or other nominee certifying the amount of your beneficial ownership interest as of the close of business on the Anthem record date.

If you wish to appoint a representative to attend the Anthem special meeting in your place, you must provide to Anthem Shareholder Services, 120 Monument Circle, Mail No. IN0102-B381, Indianapolis, Indiana 46204, the name of your representative, in addition to the admission ticket portion of your proxy card if you are an Anthem shareholder of record, or your proof of ownership if you are a beneficial owner, and the address where the admission ticket should be sent. An Anthem shareholder may only appoint one representative. Requests from Anthem shareholders which are legal entities must be signed by an authorized officer or other person legally authorized to act on behalf of the legal entity.

Requests received after [●], may not be able to be processed in time to allow you to receive your admission ticket before the date of the Anthem special meeting so you should mail your request early.

Q:	Who may attend the Cigna special meeting?

A:	You must have an admission ticket, as well as a valid form of government-issued photo identification, in order to be admitted to the Cigna special meeting. If you are a Cigna shareholder of record and received a printed copy of Cigna’s proxy materials, you must bring the admission ticket portion of your proxy card to be admitted to the Cigna special meeting. If you are a beneficial owner and your shares are held in the name of a broker, bank or other nominee, you must request an admission ticket in advance by mailing a request, along with proof of your ownership of Cigna common stock as of the close of business on the Cigna record date of [●], 2015, to Corporate Secretary, Cigna Corporation, Two Liberty Place, 16th Floor, 1601 Chestnut Street, Philadelphia, Pennsylvania 19192-1550. Proof of ownership would be a bank or brokerage account statement in your name showing the number of shares of Cigna common stock held by you on the Cigna record date or a letter from your broker, bank or other nominee certifying the amount of your beneficial ownership interest as of the close of business on the Cigna record date.

If you wish to appoint a representative to attend the Cigna special meeting in your place, you must provide to Corporate Secretary, Cigna Corporation, Two Liberty Place, 16th Floor, 1601 Chestnut Street, Philadelphia, Pennsylvania 19192-1550, the name of your representative, in addition to the admission ticket portion of your proxy card if you are a Cigna shareholder of record, or your proof of ownership if you are a beneficial owner, and the address where the admission ticket should be sent. A Cigna shareholder may only appoint one representative. Requests from Cigna shareholders which are legal entities must be signed by an authorized officer or other person legally authorized to act on behalf of the legal entity.

Requests received after [●], may not be able to be processed in time to allow you to receive your admission ticket before the date of the Cigna special meeting so you should mail your request early.

Q:	What are Anthem shareholders being asked to vote on?

A:	Anthem shareholders are being asked to vote on the following proposals:

•	to approve the share issuance; and

•	to approve the adjournment of the Anthem special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the share issuance at the time of the Anthem special meeting.

The approval of the share issuance by Anthem shareholders is a condition to the obligations of Anthem and Cigna to complete the merger. The approval of the adjournment of the Anthem special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the share issuance at the time of the Anthem special meeting is not a condition to the obligations of Anthem and Cigna to complete the merger.

Q:	What are Cigna shareholders being asked to vote on?

A:	Cigna shareholders are being asked to vote on the following proposals:

•	to adopt the merger agreement, pursuant to which Merger Sub will be merged with and into Cigna with Cigna continuing as the initial surviving corporation as a wholly owned subsidiary of Anthem;

•	to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Cigna’s named executive officers in connection with the completion of the merger; and

•	to approve the adjournment of the Cigna special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Cigna special meeting.

The adoption of the merger agreement by Cigna shareholders is a condition to the obligations of Anthem and Cigna to complete the merger. The approval, on a non-binding, advisory basis, of the compensation that may be paid or become payable to Cigna’s named executive officers in connection with the completion of the merger is not a condition to the obligations of Anthem or Cigna to complete the merger. The approval of the adjournment of the Cigna special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Cigna special meeting also is not a condition to the obligations of Anthem or Cigna to complete the merger.

Q:	Are there any important risks about the merger or Anthem’s business of which I should be aware?

A:	Yes, there are important risks involved. Before making any decision on whether and how to vote, Anthem and Cigna urge you to read carefully and in its entirety the section entitled “Risk Factors” beginning on page [●] of this joint proxy statement/prospectus.

Q:	How does the Anthem board of directors recommend that Anthem shareholders vote?

A:	The Anthem board of directors by unanimous vote of those directors voting with one absent director separately indicating agreement (1) determined that the share issuance is in the best interests of Anthem and Anthem shareholders, and (2) approved the merger agreement and the transactions contemplated thereby, including the mergers and the share issuance.

The Anthem board of directors by unanimous vote of those directors voting with one absent director separately indicating agreement recommends that Anthem shareholders vote “FOR” the share issuance and “FOR” the adjournment of the Anthem special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the share issuance at the time of the Anthem special meeting. See the sections entitled “Anthem Proposal I: Approval of the Share Issuance and Cigna Proposal

I: Adoption of the Merger Agreement—Anthem’s Reasons for the Merger; Recommendation of the Anthem Board of Directors” and “Anthem Proposal II: Adjournment of Anthem Special Meeting” beginning on pages [●] and [●], respectively, of this joint proxy statement/prospectus.

Q:	How does the Cigna board of directors recommend that Cigna shareholders vote?

A:	The Cigna board of directors unanimously (1) approved the merger agreement, (2) declared that the merger and the other transactions contemplated by the merger agreement are in the best interests of Cigna and its shareholders, (3) directed that the merger agreement be submitted to Cigna shareholders for their adoption, (4) recommended that Cigna shareholders vote “FOR” the adoption of the merger agreement and (5) further resolved that it recommend to the shareholders of Cigna that they approve a non-binding, advisory proposal to approve the compensation that may be paid or become payable to Cigna’s named executive officers in connection with the merger and the other transactions contemplated by the merger agreement pursuant to already existing contractual obligations of Cigna (as such obligations may be amended consistent with the terms of the merger agreement).

The Cigna board of directors unanimously recommends that Cigna shareholders vote “FOR” the adoption of the merger agreement, “FOR” the approval, on a non-binding, advisory basis, of the compensation that may be paid or become payable to Cigna’s named executive officers in connection with the completion of the merger and “FOR” the approval of the adjournment of the Cigna special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Cigna special meeting. See the sections entitled “Anthem Proposal I: Approval of the Share Issuance and Cigna Proposal I: Adoption of the Merger Agreement—Cigna’s Reasons for the Merger; Recommendation of the Cigna Board of Directors,” “Cigna Proposal II: Non-Binding, Advisory Vote on Compensation” and “Cigna Proposal III: Adjournment of Cigna Special Meeting” beginning on pages [●], [●] and [●], respectively, of this joint proxy statement/prospectus.

Q:	How do I vote?

A:	You may vote in person at the Anthem special meeting or the Cigna special meeting or you may designate another person—your proxy—to vote your shares of Anthem common stock or Cigna common stock. The written document used to designate someone as your proxy also is called a proxy or proxy card. We urge you to submit a proxy card to have your shares voted even if you plan to attend the Anthem special meeting or the Cigna special meeting. You can always change your vote at the applicable special meeting.

If you are an Anthem shareholder of record for the Anthem special meeting or a Cigna shareholder of record for the Cigna special meeting, then you can have your shares voted at the applicable special meeting in person or by submitting a proxy over the Internet, by mail or by telephone by following the instructions on your proxy card. The deadline for voting by proxy over the Internet or by telephone for the Anthem special meeting is 11:59 p.m., Eastern Time, on [●], and for the Cigna special meeting is 11:59 p.m., Eastern Time, on [●].

If your shares are held by a broker, bank or other nominee (commonly referred to as shares held in “street name”), you will receive separate instructions from your broker, bank or other nominee describing how to vote your shares. Those instructions will identify which methods of voting are available to you in order to have your shares voted.

Q:	How do I vote shares held in the Anthem 401(k) Retirement Savings Plan?

A:

If you participate in the Anthem 401(k) Retirement Savings Plan, referred to as the “Anthem 401(k) Plan” in this joint proxy statement/prospectus, and you are invested in Anthem’s common stock fund in your account, you may give voting instructions to the plan trustee as to the number of shares of Anthem common stock equivalent to the interest in the Anthem common stock fund credited to your account as of the most recent valuation date coincident with or preceding the Anthem record date. The trustee will vote your shares in accordance with your instructions received by [●], at [●], Eastern Time. You may also revoke previously given voting instructions by [●], at [●], Eastern Time, by filing with the trustee either written notice of revocation or a properly completed and signed voting instruction card bearing a later date. Your voting instructions will be kept confidential by the trustee. If you do not send instructions for a proposal, the trustee will vote the number of shares equal to the share equivalents credited to your account in the same proportion that it votes shares for which it did receive timely instructions.

Q:	How do I vote if my shares of Cigna common stock are held by Fidelity in an employee stock account?

A:	Employee stock accounts maintained by Fidelity include unvested restricted stock which is votable if held on the record date. You should follow the rules for voting shares held as a record holder. See the section entitled “Cigna Special Meeting—Voting of Cigna Shares Owned as a Record Holder” beginning on page [●] of this joint proxy statement/prospectus for voting shares as a Cigna shareholder of record.

Q:	How do I vote shares held in the Cigna Stock Fund of the Cigna 401(k) Plan?

A:	If you have money invested in the Cigna Stock Fund of the Cigna 401(k) Plan, referred to as the “Cigna 401(k) Plan” in this joint proxy statement/prospectus, you may provide voting instructions as to the number of shares allocated to your account as of the close of business on the Cigna record date. However, you have an earlier deadline for submitting voting instructions. Your voting instructions must be received by 11:59 p.m., Eastern Time, on [●]. You may vote over the Internet, by telephone or by mail as described under the section entitled “Cigna Special Meeting—Voting of Cigna Shares Owned as a Record Holder” beginning on page [●] of this joint proxy statement/prospectus, but you may not vote shares allocated to your Cigna 401(k) Plan accounts in person at the Cigna special meeting. The plan trustees will vote such shares in accordance with your voting instructions if they are received in a timely manner. If you do not send instructions by the [●] deadline, you do not vote or you return your proxy card with unclear voting instructions or no voting instructions, the plan trustees will vote the number of shares allocated to your Cigna 401(k) Plan account as instructed by Cigna’s Retirement Plan Committee. Your voting instructions will be kept confidential under the terms of the plan.

Shares allocated to your 401(k) account, shares held in an employee stock account with Fidelity and shares held at Computershare may be aggregated on one proxy card. Please note that if voting instructions are submitted after [●], Eastern Time on [●], your vote will be counted for any shares held at Computershare or in your employee stock accounts at Fidelity, but not with respect to shares allocated to your 401(k) account.

Q:	What is a “broker non-vote”?

A:	A “broker non-vote” occurs on an item when a broker, bank or other nominee is not permitted to vote without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the broker, bank or other nominee such instructions.

Q:	What Anthem shareholder vote is required for the approval of the share issuance at the Anthem special meeting and to approve any adjournment of the Anthem special meeting, and what happens if I abstain?

A:	To approve the share issuance, the votes cast “FOR” such proposal at the Anthem special meeting must exceed the votes cast “AGAINST” such proposal. Anthem cannot complete the merger unless its shareholders approve the share issuance. Because this proposal requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the Anthem special meeting, an abstention will have no effect on the outcome of any vote to approve the share issuance. A broker non-vote or other failure to vote will similarly have no effect on the outcome of any vote to approve the share issuance.

To approve the adjournment of the Anthem special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the share issuance at the time of the Anthem special meeting, the votes cast “FOR” such proposal at the Anthem special meeting must exceed the votes cast “AGAINST” such proposal. Because this proposal requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the Anthem special meeting, an abstention will have no effect on the outcome of any vote on the proposal to adjourn the Anthem special meeting. A broker non-vote or other failure to vote will similarly have no effect on the outcome of any vote to adjourn the Anthem special meeting.

Q:	What Cigna shareholder vote is required for the adoption of the merger agreement, the approval, on a non-binding, advisory basis, of the compensation that may be paid or become payable to Cigna’s named executive officers in connection with the completion of the merger and the adjournment of the Cigna special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Cigna special meeting, and what happens if I abstain?

A:	Adoption of the merger agreement requires the affirmative vote, in person or by proxy, of the holders of a majority of all outstanding shares of Cigna common stock entitled to vote on such proposal. Cigna cannot complete the merger unless its shareholders adopt the merger agreement. Because adoption requires the affirmative vote, in person or by proxy, of the holders of a majority of all outstanding shares of Cigna common stock entitled to vote on such proposal, a Cigna shareholder’s abstention from voting, the failure of a Cigna shareholder who holds his or her shares in “street name” through a broker, bank or other nominee to give voting instructions to that broker, bank or other nominee or a Cigna shareholder’s other failure to vote will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

Approval, on a non-binding advisory basis, of the compensation that may be paid or become payable to Cigna’s named executive officers in connection with the completion of the merger requires the affirmative vote, in person or by proxy, of holders of a majority of the shares of Cigna common stock present in person or represented by proxy at the Cigna special meeting and entitled to vote on such proposal. Because approval of this proposal requires the affirmative vote, in person or by proxy, of the holders of a majority of the shares present in person or represented by proxy and entitled to vote, an abstention will have the same effect as a vote “AGAINST” the compensation proposal. A broker non-vote or other failure to vote will have no effect on the outcome of any vote to approve the compensation proposal.

Approval of the adjournment of the Cigna special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Cigna special meeting, requires the affirmative vote, in person or by proxy, of the holders of a majority of the shares of Cigna common stock present in person or represented by proxy at the Cigna special meeting and entitled to vote on such proposal. Because approval of this proposal requires the affirmative vote, in person or by proxy, of the holders of a majority of the shares present in person or represented by proxy and entitled to vote, an abstention will have the same effect as a vote “AGAINST” the proposal to adjourn the Cigna special meeting. A broker non-vote or other failure to vote will have no effect on the outcome of any vote to adjourn the Cigna special meeting.

Q:	What constitutes a quorum for the Anthem special meeting?

A:	In order for business to be conducted at the Anthem special meeting, 25% of the votes entitled to be cast on a matter, represented in person or by proxy, must be present. Abstentions are included in determining whether a quorum is present. If your shares are held in “street name” and you provide your broker, bank or other nominee with voting instructions, then your shares will be included in determining whether a quorum is present. If your shares are held in “street name” and you do not provide your broker, bank or other nominee with voting instructions, then your shares will not be included in determining whether a quorum is present.

Q:	What constitutes a quorum for the Cigna special meeting?

A:	The holders of at least two-fifths of the issued and outstanding Cigna shares entitled to vote at the Cigna special meeting, present in person or represented by proxy at the Cigna special meeting, will constitute a quorum. Shares of Cigna common stock represented at the Cigna special meeting but not voted, including Cigna shares for which a shareholder directs an “abstention” from voting, will be counted as present for purposes of establishing a quorum. Broker non-votes (Cigna shares held by banks, brokers or other nominees—commonly referred to as shares held in “street name”—that are present in person or represented by proxy at the Cigna special meeting but with respect to which the broker or other shareholder of record is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the broker or other shareholder of record does not have discretionary voting power on such proposal), if any, will not be counted as present for purposes of establishing a quorum.

Q:	If my shares are held in “street name”, will my broker, bank or other nominee automatically vote my shares for me?

A:	No. If your shares of Anthem common stock or Cigna common stock are held in “street name”, you must instruct your broker, bank or other nominee how to vote your shares. Your broker, bank or other nominee will vote your shares only if you provide instructions on how to vote by filling out the voting instruction form sent to you by your broker, bank or other nominee with this joint proxy statement/prospectus.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:	If you return your signed and dated proxy card without indicating how to vote your shares on any particular proposal, the shares of Anthem common stock or Cigna common stock, as applicable, represented by your proxy will be voted in accordance with the recommendation of the respective board of directors of Anthem or Cigna.

Q:	What if I hold shares in both Anthem and Cigna?

A:	If you are both an Anthem shareholder and a Cigna shareholder, you will receive separate packages of proxy materials from each company and you will need to vote your shares independently for both companies. A vote as an Anthem shareholder to approve the share issuance will not constitute a vote as a Cigna shareholder for the adoption of the merger agreement, or vice versa. Therefore, please sign, date, mark and return all proxy cards and/or voting instructions that you receive from both Anthem and Cigna, or submit them over the Internet or by telephone.

Q:	Is my vote important?

A:	Yes, your vote is very important. The merger cannot be completed without the approval of the share issuance by Anthem shareholders and the adoption of the merger agreement by Cigna shareholders.

The Anthem board of directors by unanimous vote of those directors voting with one absent director separately indicating agreement recommends that Anthem shareholders vote “FOR” the share issuance, and the Cigna board of directors unanimously recommends that Cigna shareholders vote “FOR” the adoption of the merger agreement.

Q:	If I am an Anthem shareholder, can I revoke my proxy or change my voting instructions?

A:	Yes, you may revoke your proxy at any time prior to the Anthem special meeting. If you provide more than one proxy, the proxy having the latest date will revoke any earlier proxy. If you attend the Anthem special meeting and you are an Anthem shareholder of record, you will be given the opportunity to revoke your proxy and vote in person. If you are a beneficial owner, you must have a legal proxy from your broker, bank or other nominee in order to vote in person.

Q:	If I am a Cigna shareholder, can I revoke my proxy or change my voting instructions?

A:	Yes, you may revoke your proxy or change your vote at any time before your proxy is voted at the Cigna special meeting.

If you own Cigna shares as the record holder, you may change your vote in one of four ways:

•	by entering new instructions by telephone or Internet before 11:59 p.m., Eastern Time, on [●];

•	by sending a new proxy card with a later date than the card submitted earlier (Cigna must receive your new proxy card before 8:00 a.m., Eastern Time, on [●]);

•	by sending to the corporate secretary of Cigna a letter containing the name in which your shares are registered, the date of the proxy you wish to revoke or change, your new voting instructions, if applicable, and your signature (Cigna must receive your new proxy card before 8:00 a.m., Eastern Time, on [●]); or

•	by voting in person at (or sending a personal representative with a valid proxy to) the Cigna special meeting after revoking your proxy by letter to the corporate secretary of Cigna.

If you hold Cigna shares in “street name”, you may change your vote in one of two ways:

•	by submitting new voting instructions in the manner provided by your bank, broker or nominee; or

•	by contacting your bank, broker or other nominee to request a proxy to vote in person at the Cigna special meeting.

Written notices of revocation and other communications about revoking Cigna proxies should be addressed to Corporate Secretary, Cigna Corporation, Two Liberty Place, 16th Floor, 1601 Chestnut Street, Philadelphia, Pennsylvania 19192-1550.

Q:	What happens if I transfer my shares of Anthem or Cigna common stock before the applicable special meeting?

A:	The Anthem record date and the Cigna record date are both earlier than the date of each of the special meetings and the date that the merger is expected to be completed. If you transfer your shares of Anthem common stock or Cigna common stock after the applicable record date but before the applicable special meeting, you will retain your right to vote at the applicable special meeting. However, if you are a Cigna shareholder, you will have transferred the right to receive the merger consideration in the merger. In order to receive the merger consideration, you must hold your shares of Cigna common stock through the effective time of the merger.

Q:	What do I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus, the proxy card or the voting instruction form. This can occur if you hold your shares in more than one brokerage account, if you hold shares directly as a holder of record and also in “street name”, or otherwise through another holder of record, and in certain other circumstances. In addition, if you are a holder of record of shares of both Anthem common stock and Cigna common stock, you will receive one or more separate proxy cards or voting instruction cards for each company. If you receive more than one set of voting materials, please vote or return each set separately in order to ensure that all of your shares are voted.

Q:	How do I obtain the voting results from the special meetings?

A:

Preliminary voting results will be announced at the special meetings, and will be set forth in press releases that Anthem and Cigna intend to issue after each respective special meeting. The respective press releases will be available on the Anthem website at www.antheminc.com and the Cigna website at www.cigna.com.

Final voting results for each of the Anthem special meeting and the Cigna special meeting are expected to be published in a Current Report on Form 8-K filed with the SEC within four business days after the respective special meetings. A copy of these Current Reports on Form 8-K will be available after filing with the SEC on the Anthem and Cigna websites, respectively.

Q:	What will happen if all of the proposals to be considered at the special meetings are not approved?

A:	As conditions to completion of the merger, Anthem shareholders must approve the share issuance and Cigna shareholders must adopt the merger agreement. Completion of the merger is not conditioned or dependent upon the approval of the adjournment of the Anthem special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the share issuance at the time of the Anthem special meeting, or the approval, on a non-binding, advisory basis, of the compensation that may be paid or become payable to Cigna’s named executive officers in connection with the completion of the merger, or the approval of the adjournment of the Cigna special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Cigna special meeting.

Q:	Are Cigna shareholders entitled to seek appraisal rights if they do not vote in favor of the adoption of the merger agreement?

A:	Yes. If the merger agreement is adopted by Cigna shareholders, Cigna shareholders who do not vote in favor of the adoption of the merger agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL. This means that holders of shares of Cigna common stock are entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of Cigna common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest to be paid upon the amount determined to be “fair value,” if any, as determined by the court. Cigna shareholders who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process.

Cigna shareholders considering seeking appraisal should be aware that the “fair value” of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares.

To exercise your appraisal rights, (1) you must submit a written demand for appraisal to Cigna before the shareholder vote is taken on the proposal to adopt the merger agreement, (2) you must not submit a blank proxy or otherwise vote in favor of the proposal to adopt the merger agreement and (3) you must hold the shares of Cigna common stock of record when you submit your written demand for appraisal and continue to hold them through the effective time of the merger. Your failure to follow the procedures specified under the DGCL will result in the loss of your appraisal rights. The DGCL requirements for exercising appraisal rights are described in further detail in this joint proxy statement/prospectus, and the relevant section of the DGCL regarding appraisal rights is reproduced and attached as Annex E to this joint proxy statement/prospectus. If you hold your shares of Cigna common stock through a broker, bank or other nominee and you wish to exercise appraisal rights, you should consult with your broker, bank or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such broker, bank or other nominee.

Under the IBCL, Anthem shareholders will not be entitled to appraisal or dissenters’ rights in connection with the mergers or the share issuance.

Q:	Why are Cigna shareholders being asked to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Cigna’s named executive officers in connection with the completion of the merger?

A:	The SEC has adopted rules that require Cigna to seek a non-binding, advisory vote on the compensation that may be paid or become payable to Cigna’s named executive officers in connection with the completion of the merger.

Q:	What happens if the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Cigna’s named executive officers in connection with the completion of the merger is not approved?

A:	Approval, on a non-binding, advisory basis, of the compensation that may be paid or become payable to Cigna’s named executive officers in connection with the completion of the merger is not a condition to completion of the merger. The vote is a non-binding, advisory vote. If the merger is completed, Cigna may be obligated to pay all or a portion of this compensation to its named executive officers in connection with the completion of the merger or certain terminations of employment following the merger, even if Cigna shareholders fail to approve this proposal.

Q:	What are the material U.S. federal income tax consequences of the merger to U.S. holders of Cigna common stock?

A:	The merger and the second merger, taken together, are intended to qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, referred to as the “Code” in this joint proxy statement/prospectus. Accordingly, for U.S. federal income tax purposes, a U.S. holder of Cigna common stock generally will recognize gain, but not loss, in an amount not to exceed the cash received in the merger and will recognize gain or loss with respect to any cash received in lieu of fractional shares of Anthem common stock. For a more complete summary of the material U.S. federal income tax consequences of the merger to U.S. holders of Cigna common stock, see the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [●] of this joint proxy statement/prospectus.

Q:	Is the obligation of each of Anthem and Cigna to complete the merger subject to any conditions?

A:	Yes. The obligation of each of Anthem and Cigna to complete the merger is subject to a number of closing conditions, including, among other things, (1) the adoption of the merger agreement by Cigna shareholders; (2) the approval of the share issuance by Anthem shareholders; (3) the expiration or termination of the applicable waiting period under the HSR Act; (4) the approval of the merger by various state regulatory authorities; (5) the absence of legal restraints that prohibit the completion of the mergers; (6) the approval for listing on the NYSE of the Anthem common stock to be issued in the share issuance; and (7) the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part filed by Anthem with the SEC being declared effective. The obligation of each party to complete the merger is also conditioned upon the other party’s representations and warranties being true and correct (subject to certain materiality exceptions), the other party having performed in all material respects its obligations under the merger agreement and the other party not having suffered a material adverse effect, as defined in the merger agreement. For a more complete summary of the conditions that must be satisfied (or, to the extent permitted by applicable law, waived) prior to completion of the merger, see the section entitled “The Merger Agreement—Conditions to the Merger” beginning on page [●] of this joint proxy statement/prospectus.

Q:	When do you expect to complete the merger?

A:

As of the date of this joint proxy statement/prospectus, it is not possible to accurately estimate the closing date of the merger because the merger is subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions to Anthem’s and Cigna’s obligations to complete the merger; however,

Anthem and Cigna expect the merger to close in the second half of 2016. Due to the governmental approvals and other conditions to the merger, no assurance can be given as to when, or if, the merger will be completed. Though an outside date of January 31, 2017, has been set for the closing of the merger, this outside date can be extended by Anthem or Cigna, by written notice to the other party, to a date not later than April 30, 2017, if all conditions to the merger have been satisfied except for the receipt of regulatory approvals and other governmental consents.

Q:	What will happen to outstanding Cigna equity awards in the merger?

A:	Under the terms of the merger agreement:

•	each Cigna stock option that is unvested as of immediately prior to the effective time of the merger will be converted at the effective time of the merger into an option to purchase, on the same terms and conditions (including applicable vesting requirements), a number of shares of Anthem common stock (rounded down to the nearest whole share) determined by multiplying the number of shares of Cigna common stock subject to such unvested Cigna stock option by the equity award exchange ratio, with a per-share exercise price (rounded up to the nearest whole cent) determined by dividing the per-share exercise price of the Cigna stock option by the equity award exchange ratio;

•	each Cigna stock option that is vested as of immediately prior to the effective time of the merger will be cancelled at the effective time of the merger in exchange for a cash payment and a number of vested shares of Anthem common stock with an aggregate value equal to the excess, if any, of the value of the per-share merger consideration over the Cigna stock option’s per share exercise price. The portions of the foregoing amount that are payable in cash and vested shares of Anthem common stock, respectively, will equal the portions of the per-share merger consideration that are payable in cash and vested shares of Anthem common stock to Cigna shareholders generally;

•	each Cigna restricted stock award granted prior to July 1, 2015 to an employee who Cigna designates as a career band 4 employee for this purpose will be cancelled at the effective time in exchange for the same cash and stock merger consideration received by Cigna shareholders generally, except that the stock portion of such consideration will remain subject to the same terms and conditions (including applicable vesting requirements) as were applicable to the Cigna restricted stock award prior to the effective time. Each other Cigna restricted stock award will be converted at the effective time, on the same terms and conditions (including applicable vesting requirements), into a restricted stock award with respect to a number of shares of Anthem common stock (rounded up to the nearest whole share) determined by multiplying the number of shares of Cigna common stock subject to such Cigna restricted stock award by the equity award exchange ratio;

•	each Cigna restricted stock unit award and strategic performance share award will be converted at the effective time of the merger into a service-based restricted stock unit award, on the same terms and conditions (including applicable vesting schedule, but without continuing performance-based vesting conditions), with respect to a number of shares of Anthem common stock (rounded up to the nearest whole share) determined by multiplying the number of shares of Cigna common stock subject to each Cigna restricted stock unit award or strategic performance share award by the equity award exchange ratio. For purposes of determining the number of shares of Cigna common stock subject to each Cigna strategic performance share award, the applicable performance goals will be deemed achieved at the greatest of target level, the level achieved for the most recently concluded strategic performance share award cycle ending prior to the effective time of the merger and the average of the levels achieved for the two most recently concluded strategic performance share award cycles ending prior to the effective time of the merger;

•

each Cigna deferred stock unit or similar award granted or deferred under any Cigna stock plan will be converted at the effective time of the merger into a deferred stock unit award, on the same terms and conditions, with respect to a number of shares of Anthem common stock (rounded up to the nearest whole share) determined by multiplying the number of shares of Cigna common stock subject to such Cigna deferred stock unit by the equity award exchange ratio; and

•	any converted Anthem stock options, restricted stock awards and restricted stock units described in this section will vest in full upon certain types of terminations of employment at or within two years following the effective time of the merger.

See the section entitled “Anthem Proposal I: Approval of the Share Issuance and Cigna Proposal I: Adoption of the Merger Agreement—Treatment of Cigna Equity Awards” beginning on page [●] of this joint proxy statement/prospectus.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in and incorporated by reference into this joint proxy statement/prospectus, including its annexes, please submit your proxy as promptly as possible, so that your shares may be represented and voted at the applicable special meeting. To vote your shares of Anthem common stock or Cigna common stock, as applicable, do so by:

•	signing, dating, marking and returning the enclosed proxy card in the accompanying postage-paid return envelope;

•	submitting your proxy over the Internet or by telephone by following the instructions included on your proxy card; or

•	attending the applicable special meeting and voting by ballot in person.

If you hold shares in “street name”, please instruct your broker, bank or other nominee to vote your shares by following the instructions that your broker, bank or other nominee provides to you with these proxy materials. Your broker, bank or other nominee will vote your shares of Anthem common stock or Cigna common stock for you only if you provide instructions to it on how to vote. Please refer to the voting instruction card used by your broker, bank or other nominee to see if you may submit voting instructions by telephone or over the Internet.

Q:	Should I send in my Cigna stock certificates now?

A:	No. Cigna shareholders should not send in their stock certificates at this time. After completion of the merger, the exchange agent will send you a letter of transmittal and instructions for exchanging your shares of Cigna common stock for the merger consideration. The shares of Anthem common stock you receive in the merger will be issued in uncertificated book-entry form. See the section entitled “The Merger Agreement—Exchange of Certificates” beginning on page [●] of this joint proxy statement/prospectus.

Q:	How will the merger be financed?

A:	Anthem currently intends to finance the cash consideration and related fees and expenses with available cash and the proceeds from any combination of (1) the issuance of senior unsecured notes, (2) the borrowings of senior unsecured term loans and/or (3) the issuance of common or preferred equity or equity-linked securities in lieu of any borrowings under the bridge facility (as defined in the section entitled “Summary—Financing of the Merger” beginning on page [●] of this joint proxy statement/prospectus). To the extent that Anthem has not received proceeds from such senior unsecured notes, senior unsecured term loans and/or common or preferred equity or equity-linked securities at or prior to completion of the merger that are sufficient to finance the cash consideration and related fees and expenses, Anthem will finance a portion of the cash consideration and related fees and expenses with borrowings under the bridge facility. Anthem’s ability to obtain financing in lieu of borrowings under the bridge facility will be subject to various factors, including market conditions and operating performance, and there is no guarantee that such financing will be available to Anthem at all or on acceptable terms.

Q:	Is the completion of the merger subject to a financing condition?

A:	No. The receipt of financing by Anthem or Merger Sub is not a condition to completion of the merger and, accordingly, Anthem will be required to complete the merger (assuming that all of the conditions to its obligations to complete the merger under the merger agreement are satisfied) whether or not debt financing or other financing is available at all or on acceptable terms.

Q:	Will the Anthem common stock issued to Cigna shareholders at the time of completion of the merger be traded on an exchange?

A:	Yes. It is a condition to the closing of the merger that the shares of Anthem common stock to be issued to Cigna shareholders in the merger be approved for listing on the NYSE, subject to official notice of issuance.

Q:	Will current Anthem shareholders be affected by the merger?

A:	Upon completion of the merger, each Anthem shareholder will hold the same number of shares of Anthem common stock that such shareholder held immediately prior to completion of the merger. As a result of the merger, Anthem shareholders will own shares in a larger company with more assets. However, because Anthem will be issuing shares of Anthem common stock to Cigna shareholders in exchange for their shares of Cigna common stock in connection with the merger, each outstanding share of Anthem common stock immediately prior to the merger will represent a smaller percentage of the aggregate number of shares of Anthem common stock outstanding after the merger.

Q:	If I am an Anthem shareholder, whom should I call with questions?

A:	If you have any questions about the merger or the Anthem special meeting, or desire additional copies of this joint proxy statement/prospectus, proxy cards or voting instruction forms, you should contact:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

Telephone (Toll-Free): (800) 322-2885

Telephone (Collect): (212) 929-5500

Email: proxy@mackenziepartners.com

or

Anthem, Inc.

120 Monument Circle

Mail No. IN0102-B381

Indianapolis, Indiana 46204

Attention: Secretary

Telephone: (800) 985-0999

Q:	If I am a Cigna shareholder, whom should I call with questions?

A:	If you have any questions about the merger or the Cigna special meeting, or desire additional copies of this joint proxy statement/prospectus, proxy cards or voting instruction forms, you should contact:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Shareholders May Call Toll-Free: (877) 456-3510

Banks & Brokers May Call Collect: (212) 750-5833

or

Cigna Corporation

Two Liberty Place, 5th Floor

1601 Chestnut Street

Philadelphia, Pennsylvania 19192-1550

Attention: Shareholder Services

Email: shareholderservices@cigna.com

Telephone: (215) 761-3516

Q:	Where can I find more information about Anthem and Cigna?

A:	You can find more information about Anthem and Cigna from the various sources described under the section entitled “Where You Can Find More Information” beginning on page [●] of this joint proxy statement/prospectus.

SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus. It may not contain all of the information that is important to you. You are urged to read this entire joint proxy statement/prospectus and the other documents referred to or incorporated by reference into this joint proxy statement/prospectus in order to fully understand the merger, the merger agreement and the other related transactions and agreements. See the section entitled “Where You Can Find More Information” beginning on page [●] of this joint proxy statement/prospectus. Each item in this summary refers to the beginning page of this joint proxy statement/prospectus on which that subject is discussed in more detail.

The Companies (See page [●])

Anthem, Inc.

Anthem, Inc. is one of the largest health benefits companies in terms of medical membership in the United States, serving 38.5 million medical members through its affiliated health plans as of June 30, 2015. Anthem is an independent licensee of the Blue Cross and Blue Shield Association, referred to as the “BCBSA” in this joint proxy statement/prospectus, an association of independent health benefit plans. Anthem serves its members as the Blue Cross licensee for California and as the Blue Cross and Blue Shield, referred to as the “BCBS” in this joint proxy statement/prospectus, licensee for Colorado, Connecticut, Georgia, Indiana, Kentucky, Maine, Missouri (excluding 30 counties in the Kansas City area), Nevada, New Hampshire, New York (as BCBS in 10 New York City metropolitan and surrounding counties, and as Blue Cross or BCBS in selected upstate counties only), Ohio, Virginia (excluding the Northern Virginia suburbs of Washington, D.C.) and Wisconsin. In a majority of these service areas Anthem does business as Anthem Blue Cross, Anthem Blue Cross and Blue Shield, Blue Cross and Blue Shield of Georgia, and Empire Blue Cross Blue Shield, or Empire Blue Cross (in its New York service areas). Anthem also conducts business through arrangements with other BCBS licensees in the states of South Carolina and Texas. Anthem conducts business through its AMERIGROUP Corporation, or Amerigroup, subsidiary, in Florida, Georgia, Kansas, Louisiana, Maryland, Nevada, New Jersey, New Mexico, New York, Tennessee, Texas and Washington. Anthem conducts business through its recently acquired Simply Healthcare Holdings, Inc. subsidiary in the state of Florida. Anthem also serves customers throughout the country as HealthLink, UniCare (including a non-risk arrangement with the state of Massachusetts), and in certain Arizona, California, Nevada, New York and Virginia markets through its CareMore Health Group, Inc., or CareMore, subsidiary. Anthem is licensed to conduct insurance operations in all 50 states through its subsidiaries.

Anthem’s common stock is listed on the NYSE under the symbol “ANTM”.

The principal executive offices of Anthem are located at 120 Monument Circle, Indianapolis, Indiana 46204 and its telephone number is (317) 488-6000.

Cigna Corporation

Cigna, together with its subsidiaries, is a global health services organization dedicated to a mission of helping individuals improve their health, well-being and sense of security. To execute on its mission, Cigna’s strategy is to “Go Deep”, “Go Global” and “Go Individual” with a differentiated set of medical, dental, disability, life and accident insurance and related products and services offered by its subsidiaries. They:

•	GO DEEP by targeting key segments and geographies;

•	GO GLOBAL with solutions that leverage its capabilities in a borderless environment; and

•	GO INDIVIDUAL to better understand and satisfy the holistic needs of each person they serve.

In an increasingly retail oriented marketplace, Cigna delivers affordable and personalized products and services to customers through employer-based, government-sponsored and individual coverage arrangements. Cigna increasingly collaborates with health care providers to transition from volume-based fee for service arrangements toward a more value-based system designed to increase quality of care, lower costs and improve health outcomes. Cigna operates a customer-centric organization enabled by keen insights regarding customer needs, localized decision-making and talented professionals committed to bringing Cigna’s “Together All the Way” brand promise to life.

Cigna’s common stock is listed on the NYSE under the symbol “CI”.

The principal executive offices of Cigna are located at 900 Cottage Grove Road, Bloomfield, Connecticut 06002 and its telephone number is (860) 226-6000.

Anthem Merger Sub Corp.

Anthem Merger Sub Corp. is a Delaware corporation and a direct wholly owned subsidiary of Anthem. Merger Sub was formed exclusively for the purpose of completing the merger. At the effective time of the merger, Merger Sub will be merged with and into Cigna, with Cigna as the initial surviving corporation. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement.

The principal executive offices of Merger Sub are located at 120 Monument Circle, Indianapolis, Indiana 46204 and its telephone number is (317) 488-6000.

The Mergers and the Merger Agreement (See page [●])

The merger agreement provides that, upon the terms and subject to the conditions in the merger agreement, and in accordance with the DGCL, at the effective time of the merger, Merger Sub will merge with and into Cigna. As a result of the merger, the separate corporate existence of Merger Sub will cease, and Cigna will continue as the initial surviving corporation in the merger and a wholly owned subsidiary of Anthem. Immediately following the completion of the merger, the merger agreement provides that, upon the terms and subject to the conditions in the merger agreement, and in accordance with the DGCL and the IBCL, if certain tax opinions are delivered by the outside counsel of Anthem and Cigna to each of Anthem and Cigna prior to the effective time of the merger to the effect that the merger and the second merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the initial surviving corporation will merge with and into Anthem (see the section entitled “The Merger Agreement—Second Merger Agreement” beginning on page [●] of this joint proxy statement/prospectus for a description of the second merger agreement). As a result of the second merger, the separate corporate existence of the initial surviving corporation will cease, and Anthem will continue as the surviving corporation. The mergers will not be completed without the approval of the share issuance by Anthem shareholders and the adoption of the merger agreement by Cigna shareholders.

A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus. You are urged to read the merger agreement in its entirety because it is the legal document that governs the merger. For more information on the merger and the merger agreement, see the sections entitled “Anthem Proposal I: Approval of the Share Issuance and Cigna Proposal I: Adoption of The Merger Agreement” and “The Merger Agreement” beginning on pages [●] and [●], respectively, of this joint proxy statement/prospectus.

As of the date of this joint proxy statement/prospectus, it is not possible to accurately estimate the closing date of the merger because the merger is subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions to Anthem’s and Cigna’s obligations to complete the merger; however, Anthem and Cigna expect the merger to close in the second half of 2016. Due to the governmental consents and other conditions to the merger, no assurance can be given as to when, or if, the merger will be completed. Though an outside date of January 31, 2017, has been set for the closing of the merger, this outside date may be extended by Anthem or Cigna to a date not later than April 30, 2017, if, on January 31, 2017, the only conditions under the merger agreement that have not been satisfied relate to an injunction or restraint that prevents or prohibits completion of the mergers, a governmental entity having instituted an action or proceeding seeking to enjoin, restrain or prohibit completion of the mergers or the receipt of all necessary government consents; provided that such restraint, action or proceeding relates to antitrust laws, healthcare or insurance laws or licenses or rules of the BCBSA.

What Cigna Shareholders Will Receive in the Merger (See page [●])

If the merger is completed, each share of Cigna common stock (other than (1) Cigna treasury shares, (2) shares of Cigna common stock beneficially owned by Anthem or a subsidiary of Cigna or Anthem (including Merger Sub), (3) shares of Cigna common stock that are owned by Cigna shareholders who have not voted in favor of the merger and who have properly demanded in writing appraisal for such shares pursuant to Section 262 of the DGCL and (4) shares of Cigna common stock subject to Cigna restricted stock awards) will be automatically converted into the right to receive (x) $103.40 in cash, without interest, and (y) 0.5152 shares of Anthem common stock. No fractional shares of Anthem common stock will be issued in the merger, and Cigna shareholders will receive cash in lieu of any fractional shares.

Anthem Special Meeting (See page [●])

General

The Anthem special meeting will be held at [●], Eastern Time, on [●], at [●]. At the Anthem special meeting, Anthem shareholders will vote on:

•	the approval of the share issuance; and

•	the approval of the adjournment of the Anthem special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the share issuance at the time of the Anthem special meeting.

The approval of the share issuance by Anthem shareholders is a condition to the obligations of Anthem and Cigna to complete the merger.

Record Date

The Anthem board of directors has fixed the close of business on [●], 2015, as the Anthem record date, for determination of the Anthem shareholders entitled to vote at the Anthem special meeting and any adjournment or postponement thereof. Only Anthem shareholders of record as of the close of business on the Anthem record date are entitled to receive notice of, and to vote at, the Anthem special meeting or any adjournment or postponement thereof.

As of the close of business on the Anthem record date, there were [●] shares of Anthem common stock outstanding and entitled to vote at the Anthem special meeting, held by approximately [●] holders of record. Each outstanding share of Anthem common stock is entitled to one vote.

Quorum

In order for business to be conducted at the Anthem special meeting, 25% of the votes entitled to be cast on a matter, represented in person or by proxy, must be present. Abstentions are included in determining whether a quorum is present. If your shares are held in “street name” and you provide your broker, bank or other nominee with voting instructions, then your shares will be included in determining whether a quorum is present. If your shares are held in “street name” and you do not provide your broker, bank or other nominee with voting instructions, then your shares will not be included in determining whether a quorum is present.

Required Vote

To approve the share issuance, the votes cast “FOR” such proposal at the Anthem special meeting must exceed the votes cast “AGAINST” such proposal. Anthem cannot complete the merger unless its shareholders approve the share issuance. Because this proposal requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the Anthem special meeting, an abstention will have no effect on the outcome of any vote to approve the share issuance. A broker non-vote or other failure to vote will similarly have no effect on the outcome of any vote to approve the share issuance.

To approve the adjournment of the Anthem special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the share issuance at the time of the Anthem special meeting, the votes cast “FOR” such proposal at the Anthem special meeting must exceed the votes cast “AGAINST” such proposal. Because this proposal requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the Anthem special meeting, an abstention will have no effect on the outcome of any vote on the proposal to adjourn the Anthem special meeting. A broker non-vote or other failure to vote will similarly have no effect on the outcome of any vote to adjourn the Anthem special meeting.

Share Ownership of and Voting by Anthem Directors and Executive Officers

As of the close of business on the Anthem record date, Anthem’s directors and executive officers and their affiliates beneficially owned and were entitled to vote, in the aggregate, [●] shares of Anthem common stock at the Anthem special meeting, which represents [●]% of the shares of Anthem common stock entitled to vote at the Anthem special meeting. It is expected that Anthem’s directors and executive officers and their affiliates will vote their shares “FOR” the share issuance and “FOR” the adjournment of the Anthem special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the share issuance at the time of the Anthem special meeting.

Cigna Special Meeting (See page [●])

General

The Cigna special meeting will be held at [●], Eastern Time, on [●], at [●]. At the Cigna special meeting, Cigna shareholders will vote on:

•	the adoption of the merger agreement;

•	the approval, on a non-binding, advisory basis, of the compensation that may be paid or become payable to Cigna’s named executive officers in connection with the completion of the merger; and

•	the approval of the adjournment of the Cigna special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Cigna special meeting.

The adoption of the merger agreement by Cigna shareholders is a condition to the obligations of Anthem and Cigna to complete the merger.

Record Date

The Cigna board of directors has fixed the close of business on [●], 2015, as the Cigna record date, for determination of the Cigna shareholders entitled to vote at the Cigna special meeting or any adjournment or postponement thereof. Only Cigna shareholders of record as of the close of business on the Cigna record date are entitled to receive notice of, and to vote at, the Cigna special meeting or any adjournment or postponement thereof.

As of the close of business on the Cigna record date, there were [●] shares of Cigna common stock outstanding and entitled to vote at the Cigna special meeting, held by approximately [●] holders of record. Each outstanding share of Cigna common stock is entitled to one vote.

Quorum

The holders of at least two-fifths of the issued and outstanding Cigna shares entitled to vote at the Cigna special meeting, present in person or represented by proxy at the Cigna special meeting, will constitute a quorum. Shares of Cigna common stock represented at the Cigna special meeting but not voted, including Cigna shares for which a shareholder directs an “abstention” from voting, will be counted as present for purposes of establishing a quorum. Broker non-votes (Cigna shares held by banks, brokers or other nominees—commonly referred to as shares held in “street name” —that are present in person or represented by proxy at the Cigna special meeting but with respect to which the broker or other shareholder of record is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the broker does not have discretionary voting power on such proposal), if any, will not be counted as present for purposes of establishing a quorum.

Required Vote

Adoption of the merger agreement requires the affirmative vote, in person or by proxy, of the holders of a majority of all outstanding shares of Cigna common stock entitled to vote on such proposal is required. Cigna cannot complete the merger unless its shareholders adopt the merger agreement. Because adoption requires the affirmative vote, in person or by proxy, of the holders of a majority of all outstanding shares of Cigna common stock entitled to vote on such proposal, a Cigna shareholder’s abstention from voting, the failure of a Cigna shareholder who holds his or her shares in “street name” through a broker, bank or other nominee to give voting instructions to that broker, bank or other nominee or a Cigna shareholder’s other failure to vote will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

Approval, on a non-binding advisory basis, of the compensation that may be paid or become payable to Cigna’s named executive officers in connection with the completion of the merger requires the affirmative vote, in person or by proxy, of holders of a majority of the shares of Cigna common stock present in person or represented by proxy at the Cigna special meeting and entitled to vote on such proposal. Because approval of this proposal requires the affirmative vote, in person or by proxy, of the holders of a majority of the shares present in person or represented by proxy and entitled to vote, an abstention will have the same effect as a vote “AGAINST” the compensation proposal. A broker non-vote or other failure to vote will have no effect on the outcome of any vote to approve the compensation proposal.

Approval of the adjournment of the Cigna special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Cigna special meeting, requires the affirmative vote, in person or by proxy, of the holders of a majority of the shares of Cigna common stock present in person or represented by proxy at the Cigna special meeting and entitled to vote on such proposal. Because approval of this proposal requires the affirmative vote, in person or by proxy, of the holders of a majority of the shares present in person or represented by proxy and entitled to vote, an abstention will have the same effect as a vote “AGAINST” the proposal to adjourn the Cigna special meeting. A broker non-vote or other failure to vote will have no effect on the outcome of any vote to adjourn the Cigna special meeting.

Share Ownership of and Voting by Cigna Directors and Executive Officers

As of the close of business on the Cigna record date, Cigna’s directors and executive officers and their affiliates beneficially owned and were entitled to vote, in the aggregate, [●] shares of Cigna common stock at the Cigna special meeting, which represents [●]% of the shares of Cigna common stock entitled to vote at the Cigna special meeting.

It is expected that Cigna’s directors and executive officers and their affiliates will vote their shares “FOR” the adoption of the merger agreement, “FOR” the approval, on a non-binding, advisory basis, of the compensation that may be paid or become payable to Cigna’s named executive officers in connection with the completion of the merger and “FOR” the approval of the adjournment of the Cigna special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Cigna special meeting.

Recommendation of the Anthem Board of Directors (See page [●])

After consideration and consultation with its advisors, the Anthem board of directors by unanimous vote of those directors voting with one absent director separately indicating agreement (1) determined that the share issuance is in the best interests of Anthem and Anthem shareholders, and (2) approved the merger agreement and the transactions contemplated by the merger agreement, including the mergers and the share issuance.

The Anthem board of directors by unanimous vote of those directors voting with one absent director separately indicating agreement recommends that Anthem shareholders vote “FOR” the share issuance and “FOR” the adjournment of the Anthem special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the share issuance at the time of the Anthem special meeting. For the factors considered by the Anthem board of directors in reaching this decision, see the section entitled “Anthem Proposal I: Approval of the Share Issuance and Cigna Proposal I: Adoption of the Merger Agreement—Anthem’s Reasons for the Merger; Recommendation of the Anthem Board of Directors” beginning on page [●] of this joint proxy statement/prospectus.

Recommendations of the Cigna Board of Directors (See page [●])

At a meeting on July 23, 2015, the Cigna board of directors unanimously (1) approved the merger agreement, (2) declared that the merger and the other transactions contemplated by the merger agreement are in the best interests of Cigna and its shareholders, (3) directed that the merger agreement be submitted to Cigna shareholders for their adoption, (4) recommended that Cigna shareholders vote “FOR” the adoption of the merger agreement and (5) further resolved that it recommend to the shareholders of Cigna that they approve a non-binding, advisory proposal to approve the compensation that may be paid or become payable to Cigna’s named executive officers in connection with the merger and the other transactions contemplated by the merger agreement pursuant to already existing contractual obligations of Cigna (as such obligations may be amended consistent with the terms of the merger agreement).

The Cigna board of directors unanimously recommends that Cigna shareholders vote “FOR” the adoption of the merger agreement, “FOR” the approval, on a non-binding, advisory basis, of the compensation that may be paid or become payable to Cigna’s named executive officers in connection with the completion of the merger and “FOR” the approval of the adjournment of the Cigna special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Cigna special meeting. See the sections entitled “Anthem Proposal I: Approval of the Share Issuance and Cigna Proposal I: Adoption of the Merger Agreement—Cigna’s Reasons for the Merger; Recommendation of the Cigna Board of Directors,” “Cigna Proposal II: Non-Binding, Advisory Vote on Compensation” and “Cigna Proposal III: Adjournment of Cigna Special Meeting” beginning on pages [●], [●] and [●], respectively, of this joint proxy statement/prospectus for a more detailed discussion of the recommendation.

Opinions of Anthem’s Financial Advisors (See page [●])

Opinion of UBS

On July 23, 2015, at a meeting of the Anthem board of directors held to evaluate the merger agreement and the transactions contemplated thereby, UBS delivered to the Anthem board of directors an oral opinion, which opinion was subsequently confirmed by delivery of a written opinion, dated July 24, 2015, to the effect that, as of that date and based on and subject to various assumptions made, matters considered and limitations described in its written opinion, the merger consideration was fair, from a financial point of view, to Anthem.

The full text of UBS’s opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. The opinion is attached to this joint proxy statement/prospectus as Annex B and is incorporated into this joint proxy statement/prospectus by reference. The summary of UBS’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of UBS’s written opinion. Holders of Anthem common stock are encouraged to read UBS’s opinion carefully in its entirety. UBS’s opinion was provided for the benefit of the Anthem board of directors (in its capacity as such) in connection with, and for the purpose of, its evaluation of the merger consideration from a financial point of view, and does not address any other aspect of the mergers or any related transaction. UBS’s opinion does not address the relative merits of the mergers as compared to other business strategies or transactions that might be available with respect to Anthem or Anthem’s underlying business decision to effect the mergers or any related transaction. UBS’s opinion does not constitute a recommendation to any Anthem shareholder as to how such shareholder should vote or act with respect to the share issuance or any related transaction.

Opinion of Credit Suisse

On July 23, 2015, at a meeting of the Anthem board of directors held to evaluate the proposed merger, Credit Suisse delivered to the Anthem board of directors its oral opinion, confirmed by delivery of a written opinion, dated July 23, 2015, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in such opinion, the merger consideration was fair, from a financial point of view, to Anthem. The full text of Credit Suisse’s written opinion is attached to this joint proxy statement/prospectus as Annex C and sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken. Credit Suisse’s opinion was provided to the Anthem board of directors (in its capacity as such) for its information in connection with its evaluation of the merger consideration to be paid by Anthem and did not address any other aspect of the merger, including the relative merits of the merger as compared to alternative transactions or strategies that might be available to Anthem or the underlying business decision of Anthem to proceed with the merger. The opinion does not constitute advice or a recommendation to any Anthem shareholder as to how such shareholder should vote or act on any matter relating to the merger or otherwise.

Opinion of Cigna’s Financial Advisor (See page [●])

Morgan Stanley & Co. LLC, referred to as “Morgan Stanley”, was retained by the Cigna board of directors to act as its financial advisor in connection with the mergers. On July 23, 2015, Morgan Stanley rendered its oral opinion, which was subsequently confirmed in writing, to the Cigna board of directors to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the consideration to be received by the holders of shares of Cigna common stock (other than (1) shares that are held directly by Cigna as treasury stock, (2) shares held by Anthem or a subsidiary of Cigna or Anthem (including Merger Sub), (3) shares as to which appraisal has been properly demanded under applicable law or (4) shares subject to restricted stock awards of Cigna) pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of Morgan Stanley’s written opinion to the Cigna board of directors, dated July 23, 2015, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached to this joint proxy statement/prospectus as Annex D. The foregoing summary of Morgan Stanley’s opinion is qualified in its entirety by reference to the full text of the opinion. You are encouraged to read Morgan Stanley’s opinion, this section and the summary of Morgan Stanley’s opinion below carefully and in their entirety. Morgan Stanley’s opinion was for the benefit of the Cigna board of directors, in its capacity as such, and addressed only the fairness from a financial point of view of the consideration to be received by the holders of shares of Cigna common stock (other than (1) shares that are held directly by Cigna as treasury stock, (2) shares held by Anthem or a subsidiary of Cigna or Anthem (including Merger Sub), (3) shares as to which appraisal has been properly demanded under applicable law or (4) shares subject to restricted stock awards of Cigna) pursuant to the merger agreement as of the date of the opinion and did not address any other aspects or implications of the mergers. Morgan Stanley’s opinion was not intended to, and does not, constitute advice or a recommendation as to how Cigna’s shareholders should vote at any shareholders’ meeting to be held in connection with the mergers or take any other action with respect to the mergers.

Financing of the Merger (See page [●])

On July 23, 2015, Anthem entered into a commitment letter, referred to as the “initial commitment letter” in this joint proxy statement/prospectus, with Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse AG, Credit Suisse Securities (USA) LLC, UBS Securities LLC and UBS AG, Stamford Branch pursuant to which Bank of America, N.A., Credit Suisse AG and UBS AG, Stamford Branch, referred to as the “initial bridge lenders” in this joint proxy statement/prospectus, committed to provide up to $26.5 billion in aggregate principal amount of loans under a 364-day senior unsecured bridge term loan credit facility, referred to as the “bridge facility” in this joint proxy statement/prospectus, to finance a portion of the cash consideration payable by Anthem in connection with the merger to the extent that Anthem had not received up to $26.5 billion of proceeds from any combination of (1) the issuance of senior unsecured notes, (2) the borrowings of senior unsecured term loans and/or (3) the issuance of common or preferred equity or equity-linked securities at or prior to completion of the merger. On August 25, 2015, Anthem entered into a term loan agreement, referred to as the “term loan agreement” in this joint proxy statement/prospectus, with Bank of America, N.A., as administrative agent, and the lenders party thereto, referred to as the “term lenders” in this joint proxy statement/prospectus, pursuant to which the term lenders committed to provide up to $4.0 billion in aggregate principal amount of term loans under the term loan agreement, referred to as the “term loan facility” in this joint proxy statement/prospectus, to finance a portion of the cash consideration payable by Anthem in connection with the merger. Pursuant to the terms of the initial commitment letter, the commitments under the term loan facility automatically correspondingly reduced the commitments of the initial bridge lenders under the initial commitment letter. Additionally, on August 25, 2015, Anthem and the initial bridge lenders entered into a joinder agreement to the initial commitment letter, the initial commitment letter, as supplemented by such joinder agreement, referred to as the “commitment letter” in this joint proxy statement/prospectus, with a syndicate of additional financial institutions, referred to, together with the initial bridge lenders, as the “bridge lenders” in this joint proxy statement/prospectus, pursuant to which the bridge lenders have committed to provide the remaining $22.5 billion in aggregate principal amount of loans under the bridge facility. The bridge lenders’ commitment to provide the bridge facility is subject to customary conditions as set forth in the commitment letter, including, among others, the completion of the merger, non-occurrence of a material adverse effect (as defined in the commitment letter) with respect to Cigna, the negotiation, execution and delivery of the credit documentation with respect to the bridge facility, the accuracy of certain representations by Anthem, the accuracy of certain representations made by Cigna in the merger agreement, delivery of certain financial statements of Anthem and Cigna and delivery of certain pro forma financial information of Anthem. For a more complete description of Anthem’s financing for the merger, see the section entitled “The Merger—Financing of the Merger” beginning on page [●] of this joint proxy statement/prospectus.

Interests of Certain Cigna Directors and Executive Officers in the Merger (See page [●])

Certain Cigna directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the Cigna shareholders generally. The Cigna board of directors was aware of these interests and considered them, among other things, in evaluating and negotiating the merger agreement and the merger and in recommending that the Cigna shareholders adopt the merger agreement.

Board of Directors and Certain Officers of Anthem Following the Merger (See page [●])

Pursuant to the merger agreement, as of the effective time of the merger, the Anthem board of directors will be increased so it consists of 14 members comprised of the nine current members of the Anthem board of directors and five current members of the Cigna board of directors designated by Cigna, one of which will be the current President and Chief Executive Officer of Cigna, David Cordani, and four of which must be “independent” under the rules of the NYSE and the SEC with respect to Anthem. Joseph Swedish will be the chairman of the Anthem board of directors and any executive committee of the Anthem board of directors as of the effective time of the merger.

As of the effective time of the merger, Joseph Swedish will be the Chief Executive Officer of Anthem and David Cordani will be the President and Chief Operating Officer of Anthem.

Regulatory Approvals Required for the Merger (See page [●])

Completion of the merger is conditioned upon expiration or termination of the waiting period (and any extension thereof) applicable to the merger under the HSR Act and certain specified necessary consents having been made or obtained and being in full force and effect, without the imposition of any burdensome terms or conditions as defined in the merger agreement and further described in this joint proxy statement/prospectus.

Under the HSR Act, certain transactions, including the merger, may not be completed unless certain waiting period requirements have expired or been terminated. The HSR Act provides that each party must file a pre-merger notification with the FTC and the Antitrust Division of the DOJ. Anthem and Cigna each filed its required HSR Act notification and report with respect to the merger on August 27, 2015. On September 28, 2015, the parties received a request for additional information and documentary material (referred to as a “second request” in this joint proxy statement/prospectus) from the DOJ regarding the merger. The effect of the second request was to extend the waiting period imposed by the HSR Act until 30 days after each party has substantially complied with the second request, unless that period is terminated sooner by the DOJ. The parties are working to promptly respond to the second request and continue to work cooperatively with the DOJ in connection with this review.

Pursuant to the insurance, healthcare and pharmacy laws and regulations of certain states, the federal government and certain non-U.S. jurisdictions, and pursuant to certain licenses and contracts of Cigna and certain of its subsidiaries, applicable regulatory authorities must approve, or be notified of, Anthem’s acquisition of control of Cigna’s health maintenance organizations, insurance companies and other regulated entities. To obtain these approvals and provide such notices, Anthem, or the applicable Anthem subsidiary, and in some instances Cigna, or the applicable Cigna regulated entity, as the case may be, has filed or will file acquisition of control and material modification or similar statements, notices or applications, as required by the insurance, healthcare and pharmacy laws and regulations of each applicable jurisdiction or the Cigna regulated entities’ licenses and contracts.

Neither Anthem nor Cigna is aware of any material governmental approvals or actions that are required for completion of the merger other than those described above.

Anthem and Cigna have agreed to use their reasonable best efforts to take, or cause to be taken, all actions, to do, or cause to be done, all things reasonably necessary to satisfy the conditions to closing the merger as set forth in the merger agreement and to consummate the mergers and the other transactions contemplated by the merger agreement, which reasonable best efforts include Anthem and its affiliates and Cigna and its affiliates taking any and all action necessary to avoid each and every impediment under the HSR Act, any healthcare law, antitrust law, insurance law or other applicable law that may be asserted by or on behalf of any governmental entity with respect to the merger agreement, the mergers and the other transactions contemplated by the merger agreement or that arise under or relate to any contracts between either Cigna or Anthem and any governmental entity, so as to enable the closing of the merger to occur as promptly as practicable so long as these actions do not have, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Anthem, Cigna and their respective subsidiaries, taken as a whole, after giving effect to the mergers.

Material U.S. Federal Income Tax Consequences of the Merger (See page [●])

The merger and the second merger, taken together, are intended to qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, for U.S. federal income tax purposes, a U.S. holder of Cigna common stock generally will recognize gain, but not loss, in an amount not to exceed the cash received in the merger and will recognize gain or loss with respect to any cash received in lieu of fractional shares of Anthem common stock.

Accounting Treatment (See page [●])

The merger will be accounted for using the acquisition method of accounting with Anthem considered the acquiror of Cigna. Anthem will record assets acquired, including identifiable intangible assets, and liabilities assumed from Cigna at their respective fair values at the date of completion of the merger. Any excess of the purchase price over the net fair value of such assets and liabilities will be recorded as goodwill.

Treatment of Cigna Equity Awards (See page [●])

Under the terms of the merger agreement:

•	each Cigna stock option that is unvested as of immediately prior to the effective time of the merger will be converted at the effective time of the merger into an option to purchase, on the same terms and conditions (including applicable vesting requirements), a number of shares of Anthem common stock (rounded down to the nearest whole share) determined by multiplying the number of shares of Cigna common stock subject to such unvested Cigna stock option by the equity award exchange ratio, with a per-share exercise price (rounded up to the nearest whole cent) determined by dividing the per-share exercise price of the Cigna stock option by the equity award exchange ratio;

•	each Cigna stock option that is vested as of immediately prior to the effective time of the merger will be cancelled at the effective time of the merger in exchange for a cash payment and a number of vested shares of Anthem common stock with an aggregate value equal to the excess, if any, of the value of the per-share merger consideration over the Cigna stock option’s per share exercise price. The portions of the foregoing amount that are payable in cash and vested shares of Anthem common stock, respectively, will equal the portions of the per-share merger consideration that are payable in cash and vested shares of Anthem common stock to Cigna shareholders generally;

•

each Cigna restricted stock award granted prior to July 1, 2015 to an employee who Cigna designates as a career band 4 employee for this purpose will be cancelled at the effective time in exchange for the same cash and stock merger consideration received by Cigna shareholders generally, except that the stock portion of such consideration will remain subject to the same terms and conditions (including applicable vesting requirements) as were applicable to the Cigna restricted stock award prior to the effective time. Each other Cigna restricted stock award will be converted at the effective time, on the same terms and conditions (including applicable vesting requirements), into a restricted stock award with respect to a number of shares of Anthem common stock (rounded up to the nearest whole share) determined by multiplying the number of shares of Cigna common stock subject to such Cigna restricted stock award by the equity award exchange ratio;

•	each Cigna restricted stock unit award and strategic performance share award will be converted at the effective time of the merger into a service-based restricted stock unit award, on the same terms and conditions (including applicable vesting schedule, but without continuing performance-based vesting conditions), with respect to a number of shares of Anthem common stock (rounded up to the nearest whole share) determined by multiplying the number of shares of Cigna common stock subject to each Cigna restricted stock unit award or strategic performance share award by the equity award exchange ratio. For purposes of determining the number of shares of Cigna common stock subject to each Cigna strategic performance share award, the applicable performance goals will be deemed achieved at the greatest of target level, the level achieved for the most recently concluded strategic performance share award cycle ending prior to the effective time of the merger and the average of the levels achieved for the two most recently concluded strategic performance share award cycles ending prior to the effective time of the merger;

•	each Cigna deferred stock unit or similar award granted or deferred under any Cigna stock plan will be converted at the effective time of the merger into a deferred stock unit award, on the same terms and conditions, with respect to a number of shares of Anthem common stock (rounded up to the nearest whole share) determined by multiplying the number of shares of Cigna common stock subject to such Cigna deferred stock unit by the equity award exchange ratio; and

•	any converted Anthem stock options, restricted stock awards and restricted stock units described in this section will vest in full upon certain types of terminations of employment at or within two years following the effective time of the merger.

Listing of Shares of Anthem Common Stock and Delisting and Deregistration of Cigna Common Stock (See page [●])

Under the terms of the merger agreement, Anthem is required to use its reasonable best efforts to cause the shares of Anthem common stock to be issued in the share issuance to be approved for listing on the NYSE, subject to official notice of issuance, prior to the closing of the merger. It is a condition to both parties’ obligations to complete the merger that such approval is obtained, subject to official notice of issuance. Accordingly, application will be made to have the shares of Anthem common stock to be issued in the share issuance approved for listing on the NYSE, where shares of Anthem common stock are currently traded.

If the merger is completed, there will no longer be any publicly held shares of Cigna common stock. Accordingly, Cigna common stock will no longer be listed on the NYSE and will be deregistered under the Exchange Act.

Litigation Relating to the Merger (See page [●])

Following announcement of the merger, six putative class action complaints, which we collectively refer to as the “complaints” in this joint proxy statement/prospectus, were filed by purported Cigna shareholders on behalf of a purported class of Cigna shareholders. Five of the complaints, Leach v. Cigna Corp., et al., Civil Action No. 11354-CB, Copelli v. Cordani, et al., Civil Action No. 11373-CB, Patel v. Cigna Corp., et al., Civil

Action No. 11377-CB, Messenger v. Cigna Corp., et al., Civil Action No. 11383-CB and Litwin v. Cigna Corp., et al., Civil Action No. 11396-CB were filed in the Court of Chancery of the State of Delaware. The sixth complaint, Solak v. Cordani, et al., Civil Action No. HHD-CV-15-6061337-S, was filed in the Connecticut Superior Court, Judicial District of Hartford.

The complaints name as defendants various combinations of Cigna, members of the Cigna board of directors, Anthem and Merger Sub. The complaints generally assert that the members of the Cigna board of directors breached their fiduciary duties to the Cigna shareholders during merger negotiations and by entering into the merger agreement and approving the merger, and that Cigna, Anthem and Merger Sub aided and abetted such breaches of fiduciary duties. The complaints further allege that, among other things, (1) the merger consideration undervalues Cigna, (2) the sales process leading up to the merger was flawed due to purported conflicts of interest of members of the Cigna board of directors and (3) certain provisions of the merger agreement inappropriately favor Anthem and inhibit competing bids. The complaints seek, among other things, (1) injunctive relief enjoining the merger, (2) rescission of the merger agreement to the extent already implemented and (3) costs and damages.

The defendants believe that the claims asserted against them in the complaints are without merit and intend to defend the litigation vigorously. Additional lawsuits arising out of or relating to the merger agreement or the merger may be filed in the future.

No Solicitation of Alternative Transactions (See page [●])

Subject to the exceptions described below, each of Anthem and Cigna has agreed that, during the term of the merger agreement, it will not, and it will cause its subsidiaries and its and their respective directors, officers, employees, agents and representatives not to, directly or indirectly:

•	solicit, initiate, knowingly encourage or knowingly facilitate, or furnish or disclose non-public information in furtherance of, any inquiries that would reasonably be expected to lead to, or the making of any proposal or offer to implement, any alternative transaction, as such term is defined under the section entitled “The Merger Agreement—No Solicitation of Alternative Transactions” beginning on page [●] of this joint proxy statement/prospectus;

•	negotiate or otherwise engage in discussions with any person (other than each other) with respect to any alternative transaction;

•	approve, recommend or authorize any alternative transaction; or

•	enter into any agreement, arrangement or understanding with respect to any alternative transaction or requiring it to abandon, terminate or fail to consummate the mergers or any other transactions contemplated by the merger agreement.

However, at any time prior to, in the case of Anthem, the approval of the share issuance by the Anthem shareholders, or, in the case of Cigna, the adoption of the merger agreement by the Cigna shareholders, Anthem or Cigna, as applicable, may furnish information to, and negotiate or otherwise engage in discussions with, any party who delivers a bona fide written proposal for an alternative transaction that was not solicited after the date of the merger agreement, if and so long as the Anthem board of directors or the Cigna board of directors, as applicable, determines in good faith after consultation with its outside legal counsel that providing such information or engaging in such negotiations or discussions is reasonably likely to be required in order for the directors to comply with their fiduciary duties under Indiana law or Delaware law, as applicable, and determines in good faith that such proposal is, or would reasonably be expected to lead to, a superior proposal, as such term is defined under the section entitled “The Merger Agreement—No Solicitation of Alternative Transactions” beginning on page [●] of this joint proxy statement/prospectus.

Completion of the Merger is Subject to Certain Conditions (See page [●])

The respective obligations of Anthem, Merger Sub and Cigna to effect the merger are subject to the satisfaction or waiver (if permissible under applicable law) on or prior to the closing date of the merger of the following conditions:

•	no governmental entity or federal or state court of competent jurisdiction having enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that prevents or prohibits the completion of the mergers and no governmental entity having instituted any action or proceeding (which remains pending at what would otherwise be the closing date of the merger) before any United States court or other governmental entity of competent jurisdiction seeking to enjoin, restrain or otherwise prohibit the completion of the mergers;

•	the waiting period (and any extension thereof) applicable to the merger under the HSR Act having been terminated or expired, certain specified necessary consents having been obtained and are in full force and effect, no burdensome term or condition (as defined in “—Efforts to Complete the Merger” on page [●] of this joint proxy statement/prospectus) having been imposed or required as a condition to the receipt of any of the necessary consents and none of the necessary consents containing any burdensome term or condition;

•	the shares of Anthem common stock to be issued in the merger having been approved for listing on the NYSE, subject to official notice of issuance;

•	the registration statement of which this joint proxy statement/prospectus forms a part having been declared effective by the SEC and no stop order suspending the effectiveness of the registration statement having been issued by the SEC and no proceedings for that purpose having been initiated or threatened by the SEC;

•	the Cigna shareholders having adopted the merger agreement; and

•	the Anthem shareholders having approved the share issuance.

The obligations of Anthem and Merger Sub to effect the merger are subject to the satisfaction or waiver (if permissible under applicable law) by Anthem on or prior to the closing date of the merger of the following additional conditions:

•	the representations and warranties of Cigna relating to capital structure, authority, no conflicts with respect to the organizational documents of Cigna and its material subsidiaries, board approval and vote required being true and correct in all material respects as of the date of the merger agreement and as of the closing date of the merger as though made on and as of the closing date of the merger (except to the extent such representations or warranties speak of another date, in which case, as of such date);

•	the representations and warranties of Cigna relating to absence of certain changes being true and correct as of the date of the merger agreement;

•	all other representations and warranties of Cigna set forth in the merger agreement (in each case, except for representations and warranties with respect to material contracts, read without any materiality, material or material adverse effect qualifications) being true and correct as of the date of the merger agreement and as of the closing date of the merger as though made on and as of the closing date of the merger (except to the extent such representations or warranties speak of another date, in which case, as of such date), other than such failures to be true and correct that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Cigna;

•	Cigna having performed or complied in all material respects with all agreements and covenants required to be performed by it under the merger agreement at or prior to closing date of the merger;

•	no material adverse effect (as defined in “—Material Adverse Effect” on page [●] of this joint proxy statement/prospectus) on Cigna having occurred at any time on or after the date of the merger agreement; and

•	the receipt of a certificate of the chief executive officer and the chief financial officer of Cigna certifying that the five preceding conditions have been satisfied.

The obligations of Cigna to effect the merger are subject to the satisfaction or waiver (if permissible under applicable law) by Cigna on or prior to the closing date of the merger of the following additional conditions:

•	the representations and warranties of Anthem relating to capital structure, authority, no conflicts with respect to the organizational documents of Anthem and its material subsidiaries, board approval and vote required, and the representations of Anthem and Merger Sub relating to capitalization, corporate authorization and non-contravention being true and correct in all material respects as of the date of the merger agreement and as of the closing date of the merger as though made on and as of the closing date of the merger (except to the extent such representations or warranties speak of another date, in which case, as of such date);

•	the representations and warranties of Anthem relating to absence of certain changes being true and correct as of the date of the merger agreement;

•	all other representations and warranties of Anthem and Merger Sub set forth in the merger agreement (in each case, except for representations and warranties with respect to material contracts, read without any materiality, material or material adverse effect qualifications) being true and correct as of the date of the merger agreement and as of the closing date of the merger as though made on and as of the closing date of the merger (except to the extent such representations or warranties speak of another date, in which case, as of such date), other than such failures to be true and correct that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Anthem;

•	Anthem and Merger Sub having performed or having complied in all material respects with all agreements and covenants required to be performed by them under the merger agreement at or prior to closing date of the merger;

•	no material adverse effect (as defined in “—Material Adverse Effect” on page [●] of this joint proxy statement/prospectus) on Anthem has occurred at any time on or after the date of the merger agreement; and

•	the receipt of a certificate of the chief executive officer and the chief financial officer of Anthem certifying that the five preceding conditions have been satisfied.

Termination of the Merger Agreement (See page [●])

The merger agreement may be terminated and the mergers may be abandoned at any time prior to the effective time of the merger, whether before or after adoption of the merger agreement by the Cigna shareholders and the approval of the Anthem shareholders of the share issuance, respectively, under certain circumstances, including:

•	by either Anthem or Cigna:

•

if the merger has not been consummated on or before January 31, 2017, referred to as the “outside date” in this joint proxy statement/prospectus; provided that a party will not have the right to terminate the merger agreement in this circumstance if that party has failed to perform fully its obligations under the merger agreement in any manner that has proximately caused or resulted in the failure of the merger to be consummated by such date; provided, further, that such date may be extended by Anthem or Cigna by written notice to the other party, to a date not later than April 30, 2017, if all the closing conditions to the merger are satisfied or capable of being satisfied other than with respect to legal restraints (but only if such legal restraint relates to the HSR Act or other antitrust laws, any healthcare or insurance laws or any licenses or rules of the BCBSA) or government consents;

•	if Cigna shareholders vote on and fail to adopt the merger agreement at the Cigna special meeting or at any adjournment or postponement thereof;

•	if Anthem shareholders vote on and fail to approve the share issuance at the Anthem special meeting or at any adjournment or postponement thereof;

•	if a governmental entity or federal or state court of competent jurisdiction has enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that prevents or prohibits the completion of the mergers or a governmental entity has instituted any action or proceeding (which remains pending at what would otherwise be the closing date of the merger) before any United States court or other governmental entity of competent jurisdiction seeking to enjoin, restrain or otherwise prohibit the completion of the mergers and such legal restraint has become final and non-appealable; provided that a party may not terminate the merger agreement in this circumstance if that party has failed to perform fully its obligations under the merger agreement in any manner that has proximately caused or resulted in the imposition of such legal restraint or the failure of such legal restraint to be resisted, resolved or lifted;

•	subject to cure rights, if there shall have been a breach of any representation, warranty, covenant or agreement of the other party or any representation or warranty of the other party has become untrue after the date of the merger agreement, which breach or untrue representation or warranty gives rise to the failure of any condition to the other party’s obligation to effect the merger;

•	by Anthem:

•	if the Cigna board of directors makes an adverse recommendation change;

•	if Cigna has materially breached the shareholder recommendation or non-solicitation provisions of the merger agreement;

•	so long as Anthem has complied with its shareholder recommendation and non-solicitation obligations under the merger agreement, at any time prior to obtaining the approval of the share issuance by the Anthem shareholders at the Anthem special meeting or any adjournment or postponement thereof, in order to concurrently enter into a binding agreement for an alternative transaction that constitutes a superior proposal with respect to Anthem, if prior to or concurrently with such termination, Anthem pays the Anthem termination fee (as defined below);

•	by Cigna:

•	if the Anthem board of directors makes an adverse recommendation change;

•	if Anthem has materially breached the shareholder recommendation or non-solicitation provisions of the merger agreement;

•	so long as Cigna has complied with its shareholder recommendation and non-solicitation obligations under the merger agreement, at any time prior to obtaining the adoption of the merger agreement by the Cigna shareholders at the Cigna special meeting or any adjournment or postponement thereof, in order to concurrently enter into a binding agreement for an alternative transaction with respect to Cigna that constitutes a superior proposal with respect to Cigna, if prior to or concurrently with such termination, Cigna pays the Cigna termination fee (as defined below).

If the merger agreement is terminated, the obligations of the parties under the merger agreement will terminate, except for certain provisions in the merger agreement, including those relating to confidentiality, fees and expenses, and there will be no liability on the part of any party, except in the case of fraud or willful breach of a representation, warranty, covenant or agreement set forth in the merger agreement.

Termination Fees (See page [●])

If the merger agreement is terminated, Cigna will be obligated to pay a termination fee of $1,850,000,000, referred to as the “Cigna termination fee” in this joint proxy statement/prospectus, to Anthem if:

•	the merger agreement (1) is terminated by Anthem because the Cigna board of directors (a) failed to recommend adoption of the merger agreement by the Cigna shareholders or failed to include such recommendation in this joint proxy statement/prospectus, (b) made an adverse recommendation change, (c) authorized, approved or recommended to the Cigna shareholders or otherwise authorized, approved or publicly recommended an alternative transaction with respect to Cigna or (d) failed to publicly confirm its recommendation to adopt the merger agreement within ten business days after a written request (which request was reasonable under the circumstances) by Anthem that it do so following Cigna’s receipt of an alternative transaction, (2) could have been terminated by Anthem for any of the immediately preceding reasons and is terminated by either Anthem or Cigna because of the occurrence of the outside date or because the Cigna shareholders voted on and failed to adopt the merger agreement at the Cigna special meeting or at any adjournment or postponement thereof or (3) is terminated by Anthem because Cigna materially breached its shareholder recommendation or non-solicitation obligations under the merger agreement; in which case, Cigna will pay to Anthem the Cigna termination fee within two business days following termination of the merger agreement;

•	the merger agreement is terminated by either Anthem or Cigna due to the occurrence of the outside date and (1) a vote of the Cigna shareholders at the Cigna special meeting to adopt the merger agreement has not occurred and (2) a proposal with respect to an alternative transaction with respect to Cigna has been publicly proposed or announced or otherwise publicly disclosed and not withdrawn after the date of the merger agreement and prior to the date of termination of the merger agreement; in which case, if Cigna within 12 months after such termination either consummates an alternative transaction or enters into a definitive agreement to implement an alternative transaction, Cigna will pay to Anthem the Cigna termination fee simultaneously with such consummation or entering into such definitive agreement (provided that references to “15%” in the definition of an alternative transaction will be deemed to be “50%” for this purpose);

•	the merger agreement is terminated by either Anthem or Cigna because the Cigna shareholders voted on and failed to adopt the merger agreement at the Cigna special meeting or at any adjournment or postponement thereof, if a proposal with respect to an alternative transaction with respect to Cigna has been publicly proposed or announced or otherwise publicly disclosed and not withdrawn after the date of the merger agreement and prior to the date of the Cigna special meeting; in which case, if Cigna within 12 months after such termination either consummates an alternative transaction or enters into a definitive agreement to implement an alternative transaction, Cigna will pay to Anthem the Cigna termination fee simultaneously with such consummation or entering into such definitive agreement (provided that references to “15%” in the definition of an alternative transaction will be deemed to be “50%” for this purpose); or

•	the merger agreement is terminated by Cigna in order to concurrently enter into a binding agreement for an alternative transaction with respect to Cigna that constitutes a superior proposal; in which case, Cigna will pay to Anthem the Cigna termination fee on the date of the termination of the merger agreement.

If the merger agreement is terminated, Anthem will be obligated to pay a termination fee of $1,850,000,000, referred to as the “Anthem termination fee” in this joint proxy statement/prospectus, to Cigna if:

•	the merger agreement (1) is terminated by Cigna because the Anthem board of directors (a) failed to recommend approval of the share issuance by the Anthem shareholders or failed to include such recommendation in this joint proxy statement/prospectus, (b) made an adverse recommendation change, (c) authorized, approved or recommended to the Anthem shareholders or otherwise authorized, approved or publicly recommended an alternative transaction with respect to Anthem or (d) failed to publicly confirm its recommendation to adopt the merger agreement within ten business days after a written request (which request was reasonable under the circumstances) by Cigna that it do so following Anthem’s receipt of an alternative transaction, (2) could have been terminated by Cigna for any of the immediately preceding reasons and is terminated by either Anthem or Cigna because of the occurrence of the outside date or because the Anthem shareholders voted on and failed to approve the share issuance at the Anthem special meeting or at any adjournment or postponement thereof or (3) is terminated by Cigna because Anthem materially breached its shareholder recommendation or non-solicitation obligations under the merger agreement; in which case, Anthem will pay to Cigna the Anthem termination fee within two business days following termination of the merger agreement;

•	the merger agreement is terminated by either Anthem or Cigna due to the occurrence of the outside date and (1) a vote of the Anthem shareholders at the Anthem special meeting to approve the share issuance has not occurred and (2) a proposal with respect to an alternative transaction with respect to Anthem has been publicly proposed or announced or otherwise publicly disclosed and not withdrawn after the date of the merger agreement and prior to the date of termination of the merger agreement; in which case, if Anthem within 12 months after such termination either consummates an alternative transaction or enters into a definitive agreement to implement an alternative transaction, Anthem will pay to Cigna the Anthem termination fee simultaneously with such consummation or entering into such definitive agreement (provided that references to “15%” in the definition of an alternative transaction will be deemed to be “50%” for this purpose);

•	the merger agreement is terminated by either Anthem or Cigna because the Anthem shareholders voted on and failed to adopt the merger agreement at the Anthem special meeting or at any adjournment or postponement thereof, if a proposal with respect to an alternative transaction with respect to Anthem has been publicly proposed or announced or otherwise publicly disclosed and not withdrawn after the date of the merger agreement and prior to the date of the Anthem special meeting; in which case, if Anthem within 12 months after such termination either consummates an alternative transaction or enters into a definitive agreement to implement an alternative transaction, Anthem will pay to Cigna the Anthem termination fee simultaneously with such consummation or entering into such definitive agreement (provided that references to “15%” in the definition of an alternative transaction will be deemed to be “50%” for this purpose); or

•	the merger agreement is terminated by Anthem in order to concurrently enter into a binding agreement for an alternative transaction with respect to Anthem that constitutes a superior proposal; in which case, Anthem will pay to Cigna the Anthem termination fee on the date of the termination of the merger agreement.

If the merger agreement is terminated by either Anthem or Cigna (1) because of the occurrence of the outside date and a vote of the Cigna shareholders at the Cigna special meeting to adopt the merger agreement has not occurred and a proposal with respect to an alternative transaction with respect to Cigna has been publicly proposed or announced or otherwise publicly disclosed and not withdrawn after the date of the merger agreement or (2) because the Cigna shareholders voted on and failed to adopt the merger agreement at the Cigna special meeting or at any adjournment or postponement thereof, then Cigna will pay to Anthem a fee of $600,000,000, referred to as the “Cigna expense fee” in this joint proxy statement/prospectus, on the second business day immediately following the date of termination of the merger agreement. If the Cigna termination fee is payable by Cigna after the time Cigna pays the Cigna expense fee, the amount of the Cigna termination fee will be reduced by the Cigna expense fee.

If the merger agreement is terminated by either Anthem or Cigna (1) because of the occurrence of the outside date and a vote of the Anthem shareholders at the Anthem special meeting to approve the share issuance has not occurred and a proposal with respect to an alternative transaction with respect to Anthem has been publicly proposed or announced or otherwise publicly disclosed and not withdrawn after the date of the merger agreement or (2) because the Anthem shareholders voted on and failed to approve the share issuance at the Anthem special meeting or at any adjournment or postponement thereof, then Anthem will pay to Cigna a fee of $600,000,000, referred to as the “Anthem expense fee” in this joint proxy statement/prospectus, on the second business day immediately following the date of termination of the merger agreement. If the Anthem termination fee is payable by Anthem after the time Anthem pays the Anthem expense fee, the amount of the Anthem termination fee will be reduced by the Anthem expense fee.

If the merger agreement is terminated by either Anthem or Cigna (1) because a governmental entity or federal or state court of competent jurisdiction has enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that prevents or prohibits the completion of the mergers or because a governmental entity has instituted any action or proceeding (which remains pending at what would otherwise be the closing date of the merger) before any United States court or other governmental entity of competent jurisdiction seeking to enjoin, restrain or otherwise prohibit the completion of the mergers and such legal restraint has become final and non-appealable, but only if such legal restraint relates to the HSR Act or other antitrust laws, any healthcare or insurance laws or any licenses or rules of the BCBSA or (2) due to the occurrence of the outside date and at the time of such termination all conditions to Anthem’s obligation to effect the merger have been satisfied (other than (x) the legal restraint condition (but only if such legal restraint relates to the HSR Act or other antitrust laws, any healthcare or insurance laws or any licenses or rules of the BCBSA) or the government consent condition and (y) conditions that by their nature are to be satisfied at the closing of the merger, but that are capable of being satisfied if the closing of the merger were to occur on the date of such termination), then Anthem will pay to Cigna a fee in the amount of $1,850,000,000, referred to as the “reverse termination fee” in this joint proxy statement/prospectus; provided that the reverse termination fee will not be payable in the event that the failure of the legal restraint condition (but only if such legal restraint relates to the HSR Act or other antitrust laws, any healthcare or insurance laws or any licenses or rules of the BCBSA) or the government consent condition to be satisfied is caused by Cigna’s willful breach of its obligations to complete the mergers or Cigna refuses to effect the merger on the basis of a burdensome term or condition. The reverse termination fee will be paid on the second business day immediately following the date of termination of the merger agreement. Notwithstanding anything to the contrary, if Cigna receives the reverse termination fee and Anthem has not willfully breached any of its obligations under the merger agreement, such payment will be the sole and exclusive remedy of Cigna against Anthem. If Cigna receives any payments from Anthem or Merger Sub in respect of a breach of the merger agreement, and later receives the reverse termination fee, the amount of the reverse termination fee will be reduced by the aggregate amount of such payments made by Anthem or Merger Sub with respect to such breaches.

Comparison of Shareholders’ Rights (See page [●])

Cigna shareholders will have different rights once they become Anthem shareholders due to differences between the organizational documents of Anthem and Cigna and differences between Indiana law, where Anthem is incorporated, and Delaware law, where Cigna is incorporated. See the section entitled “Comparison of Shareholders’ Rights” beginning on page [●] of this joint proxy statement/prospectus.

Appraisal Rights (Page [●])

If the merger agreement is adopted by Cigna shareholders, Cigna shareholders who do not vote in favor of the adoption of the merger agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL. This means that holders of shares of Cigna common stock are entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of Cigna common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest to be paid upon the amount determined to be “fair value,” if any, as determined by the court. Cigna shareholders who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process.

Cigna shareholders considering seeking appraisal should be aware that the “fair value” of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares.

To exercise your appraisal rights, (1) you must submit a written demand for appraisal to Cigna before the shareholder vote is taken on the proposal to adopt the merger agreement, (2) you must not submit a blank proxy or otherwise vote in favor of the proposal to adopt the merger agreement and (3) you must hold the shares of Cigna common stock of record when you submit your written demand for appraisal and continue to hold them through the effective time of the merger. Your failure to follow the procedures specified under the DGCL will result in the loss of your appraisal rights. The DGCL requirements for exercising appraisal rights are described in further detail in this joint proxy statement/prospectus, and the relevant section of the DGCL regarding appraisal rights is reproduced and attached as Annex E to this joint proxy statement/prospectus. If you hold your shares of Cigna common stock through a broker, bank or other nominee and you wish to exercise appraisal rights, you should consult with your broker, bank or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such broker, bank or other nominee.

Under the IBCL, Anthem shareholders will not be entitled to appraisal or dissenters’ rights in connection with the mergers or the share issuance.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ANTHEM

The following table presents selected historical consolidated financial data of Anthem. The selected historical consolidated financial data as of and for the years ended December 31, 2014, 2013, 2012, 2011 and 2010 are derived from Anthem’s audited consolidated financial statements and accompanying notes. Anthem’s audited consolidated financial statements for the years ended December 31, 2014, 2013 and 2012, and as of December 31, 2014 and 2013, are contained in Anthem’s Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference into this joint proxy statement/prospectus. Anthem’s audited consolidated financial statements for the years ended December 31, 2011 and 2010, and as of December 31, 2012, 2011 and 2010, are not incorporated by reference into this joint proxy statement/prospectus.

The selected historical consolidated financial data as of and for the six months ended June 30, 2015, are derived from Anthem’s unaudited consolidated financial statements and accompanying notes, which are contained in Anthem’s Form 10-Q for the quarter ended June 30, 2015, which is incorporated by reference into this joint proxy statement/prospectus. The selected historical consolidated financial data as of and for the six months ended June 30, 2014, are derived from Anthem’s unaudited consolidated financial statements and accompanying notes, which are contained in Anthem’s Form 10-Q for the quarter ended June 30, 2014, which is incorporated by reference into this joint proxy statement/prospectus. In the opinion of Anthem’s management, such unaudited financial data reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair statement of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

The information set forth below is only a summary and is not necessarily indicative of the results of Anthem or the combined company following completion of the merger and related transactions, and you should read the following information together with Anthem’s audited consolidated financial statements and accompanying notes and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Anthem’s Annual Report on Form 10-K for the year ended December 31, 2014, in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, and in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, and in Anthem’s other reports filed with the SEC. For more information, see the section entitled “Where You Can Find More Information” beginning on page [●] of this joint proxy statement/prospectus.

	As of and for the Six Months Ended June 30,		As of and for the Years Ended December 31,
	2015	2014(1)	2014(1)	2013(1)	2012(1)(2)	2011(2)	2010
(in millions, except where indicated and except per share data)
Income Statement Data
Total operating revenue(3)	$38,609.7	$35,874.8	$73,021.7	$70,191.4	$60,514.0	$59,865.2	$57,740.5
Total revenues	39,067.0	36,332.8	73,874.1	71,023.5	61,497.2	60,710.7	58,698.5
Income from continuing operations	1,724.3	1,422.5	2,560.1	2,634.3	2,651.0	2,646.7	2,887.1
Net income	1,724.3	1,432.1	2,569.7	2,489.7	2,655.5	2,646.7	2,887.1
Per Share Data
Basic net income per share—continuing operations	$6.51	$5.07	$9.28	$8.83	$8.25	$7.35	$7.03
Diluted net income per share—continuing operations	6.22	4.92	8.96	8.67	8.17	7.25	6.94
Dividends per share	1.2500	0.8750	1.7500	1.5000	1.1500	1.0000	—
Other Data (unaudited)
Benefit expense ratio(4)	81.2%	82.7%	83.1%	85.1%	85.3%	85.1%	83.2%
Selling, general and administrative expense ratio(5)	16.0%	16.0%	16.1%	14.2%	14.3%	14.1%	15.1%
Income from continuing operations before income taxes as a percentage of total revenues	8.0%	6.6%	5.9%	5.4%	6.3%	6.5%	7.4%
Net income as a percentage of total revenues	4.4%	3.9%	3.5%	3.5%	4.3%	4.4%	4.9%
Medical membership (in thousands)	38,527	37,272	37,499	35,653	36,130	34,251	33,323
Balance Sheet Data
Cash and investments	$23,967.0	$24,240.9	$23,777.7	$22,395.9	$22,464.6	$20,696.5	$20,311.8
Total assets(6)	64,263.8	62,212.8	61,956.7	59,478.3	58,853.9	52,118.4	50,242.5
Long-term debt, less current portion(6)	15,468.4	13,947.2	14,019.6	13,477.4	14,069.3	8,420.9	8,147.8
Total liabilities(6)	41,201.2	37,835.9	37,705.4	34,713.1	35,051.2	28,830.2	26,429.9
Total shareholders’ equity	23,062.6	24,376.9	24,251.3	24,765.2	23,802.7	23,288.2	23,812.6

(1)	The operating results of 1-800 CONTACTS, Inc. are reported as discontinued operations at December 31, 2014, 2013 and 2012 as a result of the divestiture completed on January 31, 2014. Included in net income for the six months ended June 30, 2014, and for the year ended December 31, 2014, is income from discontinued operations, net of tax, of $9.6. Included in net income for the year ended December 31, 2013, is a loss from discontinued operations, net of tax, of $144.6. Included in net income for the year ended December 31, 2012, is income from discontinued operations, net of tax, of $4.5.
(2)	The net assets of and results of operations for AMERIGROUP Corporation are included from its acquisition date of December 24, 2012. The net assets of and results of operations for CareMore are included from its acquisition date of August 22, 2011.
(3)	Operating revenue is obtained by adding premiums, administrative fees and other revenue.
(4)	The benefit expense ratio represents benefit expenses as a percentage of premium revenue.
(5)	The selling, general and administrative expense ratio represents selling, general and administrative expenses as a percentage of total operating revenue.
(6)	Amounts as of June 30, 2014, and December 31, 2014, 2013, 2012 and 2011 have been retroactively restated to reflect the reclassification of unamortized debt issuance costs from an asset to a contra-liability as a result of the adoption of Accounting Standards Update No. 2015-03, Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs, during the six months ended June 30, 2015.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CIGNA

The following table presents selected historical consolidated financial data of Cigna. The selected historical consolidated financial data as of and for the years ended December 31, 2014, 2013, 2012, 2011 and 2010 are derived from Cigna’s audited consolidated financial statements and accompanying notes. Cigna’s audited consolidated financial statements for the years ended December 31, 2014, 2013 and 2012, and as of December 31, 2014 and 2013, are contained in Cigna’s Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference into this joint proxy statement/prospectus. Cigna’s audited consolidated financial statements for the years ended December 31, 2011 and 2010, and as of December 31, 2012, 2011 and 2010, are not incorporated by reference into this joint proxy statement/prospectus.

The selected historical consolidated financial data as of and for the six months ended June 30, 2015, are derived from Cigna’s unaudited consolidated financial statements and accompanying notes, which are contained in Cigna’s Form 10-Q for the quarter ended June 30, 2015, which is incorporated by reference into this joint proxy statement/prospectus. The selected historical consolidated financial data as of and for the six months ended June 30, 2014, are derived from Cigna’s unaudited consolidated financial statements and accompanying notes, which are contained in Cigna’s Form 10-Q for the quarter ended June 30, 2014, which is incorporated by reference into this joint proxy statement/prospectus. In the opinion of Cigna’s management, such unaudited financial data reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair statement of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

The information set forth below is only a summary and is not necessarily indicative of the results of Cigna or the combined company following completion of the merger and related transactions, and you should read the following information together with Cigna’s audited consolidated financial statements and accompanying notes and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Cigna’s Annual Report on Form 10-K for the year ended December 31, 2014, in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, and in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, and in Cigna’s other reports filed with the SEC. For more information, see the section entitled “Where You Can Find More Information” beginning on page [●] of this joint proxy statement/prospectus.

	As of and for the Six Months Ended June 30,		As of and for the Years Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
(in millions, except where indicated and except per share data)
Income Statement Data
Total revenues	$18,959	$17,229	$34,914	$32,380	$29,119	$21,865	$21,128
Total benefits and expenses	17,169	15,475	31,610	30,204	26,642	19,989	19,326
Income taxes	675	653	1,210	698	853	615	519
Shareholders’ net income[1]	1,121	1,101	2,102	1,476	1,623	1,260	1,279
Per Share Data
Shareholders’ net income per share—basic	$4.38	$4.11	$7.97	$5.28	$5.70	$4.65	$4.69
Shareholders’ net income per share—diluted	4.30	4.05	7.83	5.18	5.61	4.59	4.65
Dividends declared per share	0.04	0.04	0.04	0.04	0.04	0.04	0.04
Other Data (unaudited)
Global medical customers (in thousands)	14,771	14,247	14,456	14,217	14,045	12,680	12,473
Balance Sheet Data
Total investments	$23,819	$23,752	$24,342	$22,365	$23,660	$22,490	$20,948
Total assets	57,132	55,929	55,896	54,336	53,734	50,697	45,393
Long-term debt	5,046	5,022	5,005	5,014	4,986	4,990	2,288
Total liabilities	45,753	44,878	45,017	43,659	43,851	42,703	39,019
Total shareholders’ equity[1]	11,290	10,937	10,774	10,567	9,769	7,994	6,356

(1)	Includes adjustments for noncontrolling interests

ANTHEM UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The unaudited pro forma condensed combined financial statements presented below give effect to the merger, in which Cigna will become a wholly owned subsidiary of Anthem, as if it had occurred on June 30, 2015, for purposes of the unaudited pro forma condensed combined balance sheet, and as of January 1, 2014, for purposes of the unaudited pro forma condensed combined statements of income for the six months ended June 30, 2015, and the year ended December 31, 2014. The unaudited pro forma condensed combined balance sheet and statements of income include the historical consolidated financial amounts of Anthem and Cigna, adjusted to reclassify Cigna’s information to a consistent presentation format and to reflect the effects of the merger. The preparation of the unaudited pro forma condensed combined financial statements and related adjustments required Anthem’s management to make certain assumptions and estimates. The pro forma adjustments give effect to events that are (1) directly attributable to the merger, (2) factually supportable and (3) with respect to the statements of income, expected to have a continuing impact on the combined company’s results. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements.

In addition, the unaudited pro forma condensed combined financial information should be read in conjunction with the following information, which is incorporated by reference herein:

•	Anthem’s historical audited consolidated financial statements and accompanying notes included in Anthem’s Annual Report on Form 10-K for the year ended December 31, 2014;

•	Cigna’s historical audited consolidated financial statements and accompanying notes included in Cigna’s Annual Report on Form 10-K for the year ended December 31, 2014;

•	Anthem’s historical unaudited consolidated financial statements and accompanying notes included in Anthem’s Quarterly Report on Form 10-Q for the period ended June 30, 2015; and

•	Cigna’s historical unaudited consolidated financial statements and accompanying notes included in Cigna’s Quarterly Report on Form 10-Q for the period ended June 30, 2015.

Anthem has prepared the unaudited pro forma condensed combined financial statements using the acquisition method of accounting for business combinations pursuant to the provisions of Accounting Standards Codification, or ASC, Topic 805, Business Combinations, referred to as “ASC 805” in this joint proxy statement/prospectus, with Anthem identified as the acquirer. Anthem will record the assets (including identifiable intangible assets) and liabilities of Cigna at their estimated fair value. The difference between the purchase price and the estimated fair value of Cigna’s net assets and liabilities will result in goodwill. The final determination of the acquisition consideration and fair values of Cigna’s assets and liabilities will be based on valuations that will exist as of the date of completion of the merger. The merger has not yet received the necessary consents from governmental authorities. Under the HSR Act and other relevant laws, before completion of the merger, there are significant limitations regarding what Anthem can learn about Cigna. The fair values of the assets and liabilities of Cigna included in the unaudited pro forma condensed combined balance sheet have been measured based on various preliminary estimates and assumptions that Anthem believes are reasonable based on information currently available. Consequently, the actual amounts allocated to goodwill and intangible assets could change significantly from those allocations used in the unaudited pro forma condensed combined financial statements presented herein and could result in material differences from those presented in the unaudited pro forma condensed combined financial statements.

Anthem intends to commence the necessary valuation and other studies required to complete the acquisition accounting promptly upon completion of the mergers and will finalize the acquisition accounting as soon as practicable within the required measurement period prescribed by ASC 805, but in no event later than one year following completion of the mergers.

The unaudited pro forma condensed combined financial statements have been prepared by Anthem’s management in accordance with Article 11 of Regulation S-X promulgated by the SEC and are not necessarily indicative of the combined financial position or results of operations that might have been achieved had the transaction been completed as of the dates indicated, nor are they meant to be indicative of any anticipated combined financial position or future results of operations that the combined company will experience after the transaction. In addition, the accompanying unaudited pro forma condensed combined statements of income do not include any pro forma adjustments to reflect expected revenue synergies, expected cost savings or restructuring actions that may be achievable or the impact of any non-recurring activity and one-time transaction related costs.

The selected unaudited pro forma financial information is provided for illustrative purposes only and is based on available information and assumptions that Anthem and Cigna believe are reasonable. It does not purport to represent what the actual consolidated results of operations or the consolidated financial position of Anthem would have been had the merger occurred on the dates indicated, nor is it necessarily indicative of future consolidated results of operations or consolidated financial position. The actual financial position and results of operations will differ, perhaps significantly, from the pro forma condensed amounts reflected herein due to a variety of factors, including those discussed in the section entitled “Risk Factors” beginning on page [●] of this joint proxy statement/prospectus, and including access to additional information, changes in value not currently identified and changes in operating results following the date of the pro forma financial information.

The following unaudited pro forma condensed combined financial data have been developed from and should be read in conjunction with the consolidated financial statements and related notes of both Anthem and Cigna, incorporated by reference into this joint proxy statement/prospectus, and the more detailed unaudited pro forma condensed combined financial statements, including the notes thereto, appearing elsewhere in this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page [●] of this joint proxy statement/prospectus.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2015

		Note 4	Note 6
(In millions)	Anthem Historical	Cigna Historical	Acquisition Adjustments	Ref.	Financing Adjustments	Ref.	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$1,553.0	$1,968.5	$(26,982.6)	a	$26,955.1	s	$3,494.0
Marketable investments	19,941.9	1,169.1	—		(4,982.6)	t	16,128.4
Other investments	23.4	594.4	—		—		617.8
Premium and self-funded receivables	4,940.8	2,083.9	—		—		7,024.7
Other receivables	2,368.0	2,057.4	—		—		4,425.4
Deferred tax assets, net	295.6	277.9	129.8	b	—		703.3
Other current assets	4,079.5	920.7	—		—		5,000.2

Total current assets	33,202.2	9,071.9	(26,852.8)		21,972.5		37,393.8
Long-term marketable investments	645.4	17,588.9	—		—		18,234.3
Other long-term investments	1,803.3	4,466.6	74.0	c	—		6,343.9
Property and equipment	1,931.4	1,502.0	179.0	d	—		3,612.4
Goodwill	17,541.7	6,041.3	22,496.5	e	—		46,079.5
Other intangible assets	8,275.5	768.1	21,981.9	f	—		31,025.5
Other noncurrent assets	413.2	1,432.8	—		—		1,846.0
Reinsurance receivables	421.3	6,485.1	—		—		6,906.4
Deferred policy acquisition costs	29.8	1,464.4	(1,464.4)	g	—		29.8
Separate account assets	—	8,310.6	—		—		8,310.6

Total assets	$64,263.8	$57,131.7	$16,414.2		$21,972.5		$159,782.2

Liabilities and shareholders’ equity
Liabilities
Current Liabilities:
Medical claims payable	$7,177.9	$2,372.5	$—		$—		$9,550.4
Reserve for future policy benefits	67.7	516.9	—		—		584.6
Non-medical claims payable	—	1,546.6	—		—		1,546.6
Other policyholder liabilities	2,741.4	1,526.9	—		—		4,268.3
Unearned income	950.5	262.0	—		—		1,212.5
Accounts payable and accrued expenses	4,433.8	2,511.0	495.0	h	—		7,439.8
Short-term borrowings and current portion long-term debt	1,164.9	150.4	—		—		1,315.3
Other current liabilities	4,137.0	1,018.9	—		—		5,155.9

Total current liabilities	20,673.2	9,905.2	495.0		—		31,073.4
Long term debt, less current portion	15,468.4	5,046.0	488.0	i	21,972.5	u	42,974.9
Reserve for future policy benefits, noncurrent	607.6	8,978.2	100.0	j	—		9,685.8
Non-medical claims payable, noncurrent	—	3,085.6	250.0	k	—		3,335.6
Contractholder deposit funds	—	7,225.2	12.0	l	—		7,237.2
Deferred tax liabilities, net	3,226.2	—	7,214.2	m	—		10,440.4
Other noncurrent liabilities	1,225.8	3,291.3	—		—		4,517.1
Separate account liabilities	—	8,310.6	—		—		8,310.6

Total liabilities	41,201.2	45,842.1	8,559.2		21,972.5		117,575.0

Shareholders’ equity
Common stock	2.6	74.0	(72.7)	n	—		3.9
Treasury stock	—	(1,672.0)	1,672.0	o	—		—
Additional paid-in capital	8,707.4	2,835.0	16,673.5	p	—		28,215.9
Retained earnings	14,352.2	11,177.8	(11,543.0)	q	—		13,987.0
Accumulated other comprehensive income (loss)	0.4	(1,125.2)	1,125.2	r	—		0.4

Total shareholders’ equity	23,062.6	11,289.6	7,855.0		—		42,207.2

Total liabilities and shareholders’ equity	$64,263.8	$57,131.7	$16,414.2		$21,972.5		$159,782.2

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements.

Unaudited Pro Forma Condensed Combined Statements of Income

Six Months Ended June 30, 2015

		Note 4	Note 7
(In millions, except per share data)	Anthem Historical	Cigna Historical	Acquisition Adjustments	Ref.	Financing Adjustments	Ref.	Pro Forma Combined
Revenues
Premiums	$36,126.8	$14,912.0	$—		$—		$51,038.8
Administrative fees	2,456.6	2,346.5	—		—		4,803.1
Mail order pharmacy revenue	—	1,203.2	—		—		1,203.2
Other revenue	26.3	—	—		—		26.3

Total operating revenue	38,609.7	18,461.7	—		—		57,071.4
Net investment income	354.3	572.6	(87.6)	v	(49.8)	aa	789.5
Net realized gains on investments	103.0	93.7	—		—		196.7

Total revenues	39,067.0	19,128.0	(87.6)		(49.8)		58,057.6

Expenses
Benefit expense	29,332.3	11,649.0	—		—		40,981.3
Administrative expense	6,186.0	4,349.7	15.0	w	—		10,550.7
Mail order pharmacy costs	—	1,021.3	—		—		1,021.3
Interest expense	308.5	128.5	(28.9)	x	429.0	bb	837.1
Amortization of other intangible assets	112.6	83.5	999.1	y	—		1,195.2
Loss on extinguishment of debt	0.5	100.0	—		—		100.5

Total expenses	35,939.9	17,332.0	985.2		429.0		54,686.1

Income before income tax expense	3,127.1	1,796.0	(1,072.8)		(478.8)		3,371.5
Income tax expense	1,402.8	675.0	(375.5)	z	(167.6)	cc	1,534.7

Net income	$1,724.3	$1,121.0	$(697.3)		$(311.2)		$1,836.8

Net income per share:
Basic	$6.51	$4.38					$4.60
Diluted	$6.22	$4.30					$4.44
Weighted average shares outstanding (see Note 8):
Basic	264.8	256.2	(122.1)		—		398.9
Diluted	277.3	260.7	(123.9)		—		414.1

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements.

Unaudited Pro Forma Condensed Combined Statements of Income

Year Ended December 31, 2014

		Note 4	Note 7
(In millions, except per share data)	Anthem Historical	Cigna Historical	Acquisition Adjustments	Ref.	Financing Adjustments	Ref.	Pro Forma Combined
Revenues
Premiums	$68,389.8	$27,364.2	$—		$—		$95,754.0
Administrative fees	4,590.6	4,243.4	—		—		8,834.0
Mail order pharmacy revenue	—	2,239.0	—		—		2,239.0
Other revenue	41.3	—	—		—		41.3

Total operating revenue	73,021.7	33,846.6	—		—		106,868.3
Net investment income	724.4	1,166.0	(175.3)	v	(99.7)	aa	1,615.4
Net realized gains on investments	128.0	153.8	—		—		281.8

Total revenues	73,874.1	35,166.4	(175.3)		(99.7)		108,765.5

Expenses
Benefit expense	56,854.9	21,334.2	—		—		78,189.1
Administrative expense	11,748.4	8,153.3	149.3	w	—		20,051.0
Mail order pharmacy costs	—	1,907.1	—		—		1,907.1
Interest expense	600.7	265.5	(57.8)	x	858.0	bb	1,666.4
Amortization of other intangible assets	220.9	195.0	2,136.1	y	—		2,552.0
Loss on extinguishment of debt	81.1	—	—		—		81.1

Total expenses	69,506.0	31,855.1	2,227.6		858.0		104,446.7

Income from continuing operations before income tax expense	4,368.1	3,311.3	(2,402.9)		(957.7)		4,318.8
Income tax expense	1,808.0	1,209.8	(841.0)	z	(335.2)	cc	1,841.6

Income from continuing operations(1)	$2,560.1	$2,101.5	$(1,561.9)		$(622.5)		$2,477.2

Income from continuing operations per share:
Basic	$9.28	$7.97					$6.04
Diluted	$8.96	$7.83					$5.86
Weighted average shares outstanding (see Note 8):
Basic	275.9	263.9	(129.8)		—		410.0
Diluted	285.9	268.6	(131.8)		—		422.7

(1)	Per Article 11 of Regulation S-X, results from discontinued operations should not be presented. Anthem recognized $9.6 of income from discontinued operations, net of tax during the year ended December 31, 2014. This amount is not shown in the Anthem historical information presented above. See the section entitled “Selected Historical Consolidated Financial Data of Anthem” beginning on page [●] of this joint proxy statement/prospectus.

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Description of the Transaction

On July 23, 2015, Anthem, Merger Sub and Cigna entered into the merger agreement, pursuant to which, subject to the terms set forth in the merger agreement, Merger Sub will merge with and into Cigna, or the merger, with Cigna surviving as the initial surviving corporation. If certain tax opinions relating to the qualifications of the merger are delivered, immediately following the consummation of the merger, the initial surviving corporation will then merge with and into Anthem whereupon the separate corporate existence of the initial surviving corporation will cease and Anthem will continue as the surviving corporation. At the effective time of the merger, Cigna shareholders, subject to certain exclusions, will receive $103.40 in cash and 0.5152 of a share of Anthem common stock for each share of Cigna common stock issued and outstanding immediately prior to the merger.

At the merger, each vested, outstanding and unexercised Cigna stock option or appreciation right will be canceled and converted automatically into the right to receive the merger consideration with an aggregate value equal to the intrinsic value of such award. Each option or appreciation right that is unvested, outstanding and unexercised at the merger shall be converted into equivalent awards with respect to Anthem common stock. Generally, all other Cigna equity awards (including strategic performance share awards, restricted stock awards, restricted stock unit awards and deferred stock unit awards) will be converted into equivalent equity awards with respect to Anthem common stock.

The merger is expected to close in the second half of 2016 and is subject to certain state regulatory approvals, standard closing conditions, customary approvals required under the HSR Act and the approval of both the Anthem shareholders and the Cigna shareholders.

2. Basis of Presentation

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting in accordance with ASC 805, which uses the fair value concepts defined in ASC Topic 820, Fair Value Measurements, referred to as “ASC 820” in this joint proxy statement/prospectus.

ASC 805 requires, among other things, that assets acquired, liabilities assumed and non-controlling interests be recognized at their fair values as of the date of the merger. In addition, ASC 805 requires that the consideration transferred be measured at the date the merger is completed, at the then-current market price.

ASC 820 defines fair value as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the most advantageous market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective and it is possible the application of reasonable judgment to the same facts and circumstances could develop different assumptions resulting in a range of alternative estimates.

For purposes of preparing the unaudited pro forma condensed combined financial statements, the market price of Anthem common stock was estimated using the closing price of $141.91 on September 25, 2015. Since ASC 805 requires fair value measurements at the date of the merger, amounts assumed in these unaudited pro forma condensed combined financial statements will likely be different than the final amounts recorded at the completion of the merger.

Under the acquisition method of accounting, the fair value of the assets acquired and liabilities assumed will be added to those of Anthem. Financial statements and reported results of operations of Anthem issued after completion of the merger will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of Cigna.

ASC 805 requires that acquisition-related transaction costs, such as advisory, legal, valuation and other professional fees, not be included as a component of consideration transferred but should be accounted for as expenses in the periods in which such costs are incurred. Total acquisition-related transaction costs expected to be incurred by Anthem and Cigna are estimated to be $345.0 million and $150.0 million, respectively, none of which had been incurred as of June 30, 2015. Acquisition-related transaction costs expected to be incurred by Anthem include estimated fees related to the bridge facility and estimated costs associated with the issuance of long-term transaction related debt expected to be issued prior to completion of the mergers. Preparation of the pro forma condensed combined balance sheet requires the inclusion of adjustments that are both recurring and nonrecurring, while preparation of the pro forma condensed combined statements of income should only include adjustments that have a continuing impact and therefore, not include material nonrecurring adjustments that result from the transaction, such as the expected acquisition-related transaction costs. As a result, the expected acquisition-related transaction costs have been included in the unaudited pro forma condensed combined balance sheet as of June 30, 2015, as an increase to accounts payable and accrued expenses, with the related tax benefits recognized as an increase in deferred tax assets and the after tax amount included as a decrease to retained earnings.

The unaudited pro forma condensed combined financial statements do not reflect any potential divestitures that may occur prior to, or subsequent to, the completion of the merger, or the projected realization of cost reductions from synergies following completion of the merger. These cost reductions are anticipated to result from elimination of certain administrative expenses, as well as network and medical management savings. Although Anthem projects that cost reductions will result from the merger, there can be no assurance that these cost reductions will be achieved. The unaudited pro forma condensed combined financial statements do not reflect any projected restructuring and integration-related costs associated with the cost reductions and no estimates for these potential synergies have been included in the estimate of expected acquisition-related transaction costs discussed above. Such restructuring and integration-related costs will be expensed in the accounting periods when incurred after completion of the merger. In addition, the unaudited pro forma condensed combined financial statements do not reflect any potential debt repayments to reduce Anthem’s debt-to-capital ratio to the low 40% range over the 24 months following the completion of the merger.

3. Accounting Policies

As part of preparing the unaudited pro forma condensed combined financial statements, Anthem conducted an initial review of the accounting policies of Cigna to determine if differences in accounting policies require restatement or reclassification of results of operations or reclassification of assets or liabilities to conform to Anthem’s accounting policies and classifications. During the preparation of these unaudited pro forma condensed combined financial statements, Anthem did not become aware of any material differences between accounting policies of Anthem and Cigna except for certain reclassifications necessary to conform to Anthem’s financial statement presentation. The reclassifications made in the preparation of the unaudited pro forma condensed combined financial statements are presented in Note 4.

Upon consummation of the merger, a more comprehensive review of the accounting policies of Cigna will be performed, which may identify other differences among the accounting policies of Anthem and Cigna that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial statements.

4. Historical Cigna Conforming Adjustments

Financial information of Cigna in the “Cigna Historical” column of the unaudited pro forma condensed combined financial statements represents the historical reported balances of Cigna reclassified to conform to the presentation in Anthem’s financial statements. Reclassifications were made to report Cigna’s unclassified balance sheet using a classified format as well as to conform Cigna’s reported amounts to the financial statement line item groupings reported by Anthem.

Balance Sheet Reclassifications

Presented below is the asset section of Cigna’s balance sheet at June 30, 2015, conformed to a classified format, including reclassifications made for consistent application of Anthem’s accounting policies (amounts in millions):

	Cigna Historical	Adjustments to Classify Assets	Ref.
Assets
Investments	$23,819.0	$(23,819.0)	1
Cash and equivalents	1,968.5	(1,968.5)
Premiums, accounts and notes receivable, net	3,790.1	(3,790.1)	2
Reinsurance recoverables	7,021.3	(7,021.3)	3
Deferred policy acquisition costs	1,588.4	(1,588.4)
Property and equipment	1,502.0	(1,502.0)
Deferred tax assets, net	368.8	(368.8)	4
Goodwill	6,041.3	(6,041.3)
Other assets, including other intangibles	2,721.7	(2,721.7)	5
Separate account assets	8,310.6	(8,310.6)

Total assets	$57,131.7	$(57,131.7)

			Cigna Historical in Classified Format	Financial Statement Presentation Reclassifications	Ref.	Cigna Historical in Anthem Presentation
Assets
Current assets:
Cash and cash equivalents	$1,968.5		$1,968.5	$—		$1,968.5
Marketable investments	1,169.1	1	1,169.1	—		1,169.1
Other investments	594.4	1	594.4	—		594.4
Premium and self-funded receivables	3,605.1	2	3,605.1	(1,521.2)	6	2,083.9
Other receivables	536.2	3	536.2	1,521.2	6	2,057.4
Deferred tax assets, net	277.9	4	277.9	—		277.9
Other current assets	920.7	5	920.7	—		920.7

Total current assets	9,071.9		9,071.9	—		9,071.9
Long-term marketable investments	17,588.9	1	17,588.9	—		17,588.9
Other long-term investments	4,466.6	1	4,466.6	—		4,466.6
Property and equipment	1,502.0		1,502.0	—		1,502.0
Goodwill	6,041.3		6,041.3	—		6,041.3
Other intangible assets	—		—	768.1	7	768.1
Other noncurrent assets	2,076.9	2, 4, 5	2,076.9	(644.1)	7	1,432.8
Reinsurance receivables	6,485.1	3	6,485.1	—		6,485.1
Deferred policy acquisition costs	1,588.4		1,588.4	(124.0)	7	1,464.4
Separate account assets	8,310.6		8,310.6	—		8,310.6

Total assets	$57,131.7		$57,131.7	$—		$57,131.7

[1]	Reclassify “Total investments”—$23,819.0 to “Marketable investments”—$1,169.1, “Other investments”—$594.4, “Long-term marketable investments”—$17,588.9 and “Other long-term investments”—$4,466.6.
[2]	Reclassify “Premiums, accounts and notes receivable, net”—$3,790.1 to “Premium and self-funded receivables”—$3,605.1 and “Other noncurrent assets”—$185.0.
[3]	Reclassify “Reinsurance recoverable”—$7,021.3 to “Other receivables”—$536.2 and “Reinsurance receivables”—$6,485.1.
[4]	Reclassify “Deferred tax assets, net”—$368.8 to “Deferred tax assets, net”—$277.9 and “Other noncurrent assets”—$90.9.
[5]	Reclassify “Other assets, including other intangibles”—$2,721.7 to “Other current assets”—$920.7 and “Other noncurrent assets”—$1,801.0.
[6]	Reclassify non-customer receivables of $1,521.2 from “Premium and self-funded receivables” to “Other receivables”.
[7]	Reclassify other intangible assets of $644.1 from “Other noncurrent assets” and $124.0 of value of businesses acquired, or VOBA, from “Deferred policy acquisition costs” to “Other intangible assets”.

Presented below is the liability section of Cigna’s balance sheet at June 30, 2015, conformed to a classified format, including reclassifications made for consistent application of Anthem’s accounting policies (amounts in millions):

	Cigna Historical	Adjustments to Classify Liabilities	Ref.
Liabilities
Contractholder deposit funds	$8,433.1	$(8,433.1)	8
Future policy benefits	9,495.1	(9,495.1)	9
Unpaid claims and claims expense	4,572.8	(4,572.8)	10
Global Health Care medical costs payable	2,431.9	(2,431.9)	11
Unearned premiums	627.2	(627.2)	12
Accounts payable, accrued expenses and other liabilities	6,685.7	(6,685.7)	13
Short-term debt	150.4	(150.4)
Long-term debt	5,046.0	(5,046.0)
Separate account liabilities	8,310.6	(8,310.6)

Total liabilities	$45,752.8	$(45,752.8)

			Cigna Historical in Classified Format	Financial Statement Presentation Reclassifications	Ref.	Cigna Historical in Anthem Presentation
Liabilities
Current Liabilities:
Medical claims payable	$2,372.5	11	$2,372.5	$—		$2,372.5
Reserve for future policy benefits	516.9	9	516.9	—		516.9
Non-medical claims payable	1,546.6	10	1,546.6	—		1,546.6
Other policyholder liabilities	1,207.9	8	1,207.9	319.0	14	1,526.9
Unearned income	262.0	12	262.0	—		262.0
Accounts payable and accrued expenses	—		—	2,511.0	15	2,511.0
Short-term borrowings and current portion long-term debt	150.4		150.4	—		150.4
Other current liabilities	3,848.9	13	3,848.9	(2,830.0)	14, 15	1,018.9

Total current liabilities	9,905.2		9,905.2	—		9,905.2
Long term debt, less current portion	5,046.0		5,046.0	—		5,046.0
Reserve for future policy benefits, noncurrent	8,978.2	9	8,978.2	—		8,978.2
Non-medical claims payable, noncurrent	3,085.6	10, 11	3,085.6	—		3,085.6
Contractholder deposit funds	7,225.2	8	7,225.2	—		7,225.2
Deferred tax liabilities, net	—		—	—		—
Other noncurrent liabilities	3,202.0	12, 13	3,202.0	89.3	16, 17	3,291.3
Separate account liabilities	8,310.6		8,310.6	—		8,310.6

Total liabilities	$45,752.8		$45,752.8	$89.3		$45,842.1

[8]	Reclassify “Contractholder deposit funds”—$8,433.1 to “Other policyholder liabilities”—$1,207.9 and “Contractholder deposit funds”—$7,225.2.
[9]	Reclassify “Future policy benefits”—$9,495.1 to “Reserve for future policy benefits”—$516.9 and “Reserve for future policy benefits, noncurrent”—$8,978.2.
[10]	Reclassify “Unpaid claims and claim expenses”—$4,572.8 to “Non-medical claims payable”—$1,546.6 and “Non-medical claims payable, noncurrent”—$3,026.2.
[11]	Reclassify “Global Health Care medical claims payable”—$2,431.9 to “Medical claims payable”—$2,372.5 and “Non-medical claims payable, noncurrent”—$59.4.
[12]	Reclassify “Unearned premiums”—$627.2 to “Unearned Income”—$262.0 and “Other noncurrent liabilities”—$365.2.
[13]	Reclassify “Accounts payable, accrued expenses and other liabilities”—$6,685.7 to “Other current liabilities”—$3,848.9 and “Other noncurrent liabilities”—$2,836.8.
[14]	Reclassify experience-rated refund balances of $319.0 from “Other current liabilities” to “Other policyholder liabilities”.
[15]	Reclassify accounts payable and accrued expenses of $2,511.0 from “Other current liabilities” to “Accounts payable and accrued expenses”.
[16]	Reclassify redeemable noncontrolling interests of $75.8 from “Redeemable noncontrolling interests” presented in the table below to “Other noncurrent liabilities”.
[17]	Reclassify noncontrolling interest of $13.5 from “Noncontrolling interest” to “Other noncurrent liabilities”.

Presented below are the redeemable noncontrolling interests and the equity section of Cigna’s balance sheet at June 30, 2015, with reclassifications made for consistent application of Anthem’s accounting policies (amounts in millions):

	Cigna Historical	Financial Statement Presentation Reclassifications	Ref.	Cigna Historical in Anthem Presentation
Redeemable noncontrolling interests	$75.8	$(75.8)	16	$—

Shareholders’ equity
Common stock	74.0			74.0
Treasury stock	(1,672.0)			(1,672.0)
Additional paid-in capital	2,835.0			2,835.0
Retained earnings	11,177.8			11,177.8
Accumulated other comprehensive loss	(1,125.2)			(1,125.2)

Total shareholders’ equity	11,289.6	—		11,289.6
Noncontrolling interests	13.5	(13.5)	17	—

Total equity	$11,303.1	$(13.5)		$11,289.6

[16]	Reclassify redeemable noncontrolling interests of $75.8 from “Redeemable noncontrolling interests” to “Other noncurrent liabilities”.
[17]	Reclassify noncontrolling interest of $13.5 from “Noncontrolling interest” to “Other noncurrent liabilities”.

Income Statement Reclassifications

Presented below are certain line items from Cigna’s income statement for the six months ended June 30, 2015, adjusted to reflect reclassifications made for consistent application of Anthem’s accounting policies (amounts in millions):

	Before Reclassification	Reclassification Amount	Ref.	Cigna Historical in Anthem Presentation
Premiums	$14,834.0	$78.0	18	$14,912.0
Administrative fees	2,255.9	90.6	18, 19	2,346.5
Interest expense	—	128.5	20	128.5
Loss on extinguishment of debt	—	100.0	21	100.0
Administrative expenses	4,415.6	(65.9)	19, 20, 21, 22	4,349.7
Loss attributable to noncontrolling interests	(6.0)	6.0	22	—

[18]	Reclassify $78.0 of certain amounts recognized related to minimum premium contracts from “Administrative fees” to “Premiums”.
[19]	Reclassify $168.6 of certain pharmacy considerations historically presented as a reduction of expenses from “Administrative expenses” to “Administrative fees”.
[20]	Reclassify interest expense of $128.5 from “Administrative expenses” to “Interest expense”.
[21]	Reclassify loss on extinguishment of debt of $100.0 from “Administrative expenses” to “Loss on extinguishment of debt”.
[22]	Reclassify loss attributable to noncontrolling interests of $6.0 from “Loss attributable to noncontrolling interests” to “Administrative expenses”.

Presented below are certain line items from Cigna’s income statement for the year ended December 31, 2014 to include reclassifications made for consistent application of Anthem’s accounting policies (amounts in millions):

	Before Reclassification	Reclassification Amount	Ref.	Cigna Historical in Anthem Presentation
Premiums	$27,213.2	$151.0	23	$27,364.2
Administrative fees	4,141.8	101.6	23, 24	4,243.4
Interest expense	—	265.5	25	265.5
Amortization of other intangible assets	—	195.0	26	195.0
Administrative expenses	8,368.8	(215.5)	24, 25, 26, 27	8,153.3
Loss attributable to noncontrolling interests	(7.6)	7.6	27	—

[23]	Reclassify $151.0 of certain amounts recognized related to minimum premium contracts from “Administrative fees” to “Premiums”.
[24]	Reclassify $252.6 of certain pharmacy considerations historically presented as a reduction of expenses from “Administrative expenses” to “Administrative fees”.
[25]	Reclassify interest expense of $265.5 from “Administrative expenses” to “Interest expense”.
[26]	Reclassify amortization expense of other intangible assets of $195.0 from “Administrative expenses” to “Amortization of other intangible assets”.
[27]	Reclassify loss attributable to noncontrolling interests of $7.6 from “Loss attributable to noncontrolling interests” to “Administrative expenses”.

5. Preliminary Merger Consideration

Upon completion of the merger, each share of Cigna common stock (other than the exceptions defined in the merger agreement) shall be canceled and converted into the right to receive $103.40 in cash and 0.5152 of a share of Anthem common stock. In addition, in accordance with the merger agreement, replacement stock-based awards will be issued by Anthem to the holders of Cigna’s outstanding stock-based awards (including stock options, restricted stock awards, restricted stock unit awards, performance share awards and deferred stock unit awards). The estimated fair value of the replacement equity awards attributable to service periods prior to the merger is included in the merger consideration.

The preliminary estimate of the merger consideration shown in the following tables has been calculated using the number of Cigna common shares and stock-based awards outstanding as of June 30, 2015, and the closing price of Anthem common stock as of September 25, 2015.

The following table presents a preliminary estimate of total cash consideration (amounts in millions, except for per share data):

Cash consideration:
Shareholders:
Cigna common shares outstanding	257.5
(x) merger agreement cash consideration per share paid to Cigna shareholders	$103.4

Preliminary estimate of cash consideration paid to Cigna shareholders	$26,625.5

Vested stock option holders:
Cigna vested options outstanding	3.7
(x) merger consideration value less exercise price	$131.36
(x) cash percentage of merger consideration value	58.58%

Preliminary estimate of cash consideration paid to Cigna vested stock option holders	$284.7

“Band 4” restricted stock:
Cigna “Band 4” restricted stock outstanding	0.7
(x) merger agreement cash consideration per share paid to Cigna shareholders	$103.4

Preliminary estimate of cash consideration paid to Cigna “Band 4” restricted stock holders	$72.4

Preliminary fair value estimate of total cash consideration	$26,982.6

The following table presents a preliminary estimate of total stock consideration (amounts in millions, except for per share data):

Stock consideration:
Shareholders:
Cigna common shares outstanding	257.5
(x) merger agreement per share exchange ratio	0.5152

Preliminary shares issued by Anthem to Cigna shareholders	132.7
(x) per share price of Anthem common stock as of September 25, 2015	$141.91

Preliminary estimate of fair value of common stock issued to Cigna shareholders	$18,831.5

Vested stock option holders:
Cigna vested options outstanding	3.7
(x) merger consideration value less exercise price	$131.36
(x) stock percentage of merger consideration value	41.42%
(/) per share price of Anthem common stock as of September 25, 2015	$141.91

Preliminary shares issued by Anthem to Cigna stock option holders	1.4
(x) per share price of Anthem common stock as of September 25, 2015	$141.91

Preliminary estimate of fair value of common stock issued to Cigna stock options holders	$198.7

Preliminary fair value estimate of total stock consideration (includes $1.3 million common stock par value)	$19,030.2

The following table presents a preliminary estimate of the total consideration (amounts in millions):

Total consideration:
Cash consideration—from above	$26,982.6
Common stock consideration—from above	19,030.2
Unvested stock-based award consideration—preliminary estimate of fair value of unvested stock-based awards issued—portion assigned to service period prior to the merger	479.6

Preliminary estimated merger consideration	$46,492.4

The estimated merger consideration expected to be transferred, which is reflected in these unaudited pro forma condensed combined financial statements, does not purport to represent the actual merger consideration that will be transferred when the merger is completed. In accordance with ASC 805, the fair value of equity securities issued as part of the merger consideration transferred will be measured on the date the merger is completed at the then-current market price. This requirement will likely result in a different value for the stock consideration and a per share equity component different from the $73.11 (the per share price of Anthem common stock as of September 25, 2015 of $141.91 multiplied by the merger agreement per share exchange ratio of 0.5152) assumed in these unaudited pro forma condensed combined financial statements, and that difference may be material. For example, if the price of shares of Anthem common stock on the date the merger is completed, increased or decreased by 10% from the price assumed in these unaudited pro forma condensed combined financial statements, the merger consideration would increase or decrease by approximately $1.9 billion, which would be reflected in these unaudited pro forma condensed combined financial statements as an increase or a decrease to goodwill.

The preliminary estimate of assets acquired and liabilities to be assumed by Anthem in the merger, reconciled to the estimate of the merger consideration expected to be transferred, are as follows (amounts in millions):

June 30, 2015
Net book value of net assets acquired	$11,289.6
Less historical:
Goodwill	(6,041.3)
Intangible assets, including value of business acquired (“VOBA”)	(768.1)
Deferred policy acquisition costs	(1,464.4)
Deferred tax liabilities, net	371.5

Adjusted book value of net assets acquired	3,387.3

Identified intangible assets(1)	20,550.0
VOBA(1)	2,200.0
Fair value adjustments(2)	(597.0)
Net deferred tax liabilities(3)	(7,585.7)

Total identifiable net assets acquired	$17,954.6

Estimated merger consideration	$46,492.4

Goodwill(4)	$28,537.8

(1)	As of completion of the merger, identifiable intangible assets and VOBA are required to be measured at fair value, and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements and consistent with the ASC 820 requirements for fair value, it is assumed that all assets will be used, and that all assets will be used in a manner that represents the highest and best use of those assets.

The fair value of identifiable intangible assets and VOBA is determined primarily using variations of the “income approach”, which is based on the present value of the future after tax cash flows attributable to each identified intangible asset. Other valuation methods, including the market approach and cost approach, were also considered in estimating the fair value. Under the HSR Act and other relevant laws and regulations, there are significant limitations on Anthem’s ability to obtain specific information about Cigna’s intangible assets prior to completion of the merger.

At this time, Anthem does not have sufficient information as to the amount, timing and risk of cash flows of all of Cigna’s identifiable intangible assets and VOBA to determine their fair value. Some of the more significant assumptions inherent in the development of intangible asset values, from the perspective of a market participant, include the amount and timing of projected future cash flows (including revenue and profitability); the discount rate selected to measure the risks inherent in the future cash flows; and the assessment of the asset’s life cycle and the competitive trends impacting the asset.

However, for purposes of these unaudited pro forma condensed combined financial statements and using publicly available information, such as historical revenues, Cigna’s cost structure, industry information for comparable intangible assets and certain other high-level assumptions, the fair value of Cigna’s identifiable intangible assets and VOBA, as well as their weighted-average useful lives have been estimated as follows (amounts in millions):

	Estimated Fair Value	Estimated Useful Life (Years)	Amortization Method
Customer relationships	$14,000.0	14	Sum of Years
Provider network	900.0	20	Straight-line
Tradename—HealthSpring	900.0	10	Sum of Years

Total identifiable intangible assets with finite lives	15,800.0

VOBA—life, accident and specialty	1,700.0	13	Expected premiums
VOBA—corporate owned life insurance (“COLI”)	500.0	30	Expected profits

Total VOBA	2,200.0

Life insurance licenses	50.0	Indefinite
State Medicaid licenses	100.0	Indefinite
Tradename—Cigna	4,600.0	Indefinite

Total identifiable intangible assets with indefinite lives	4,750.0

Total identifiable intangible assets and VOBA	$22,750.0

The estimated pro forma amortization expense related to the identifiable intangible assets with finite lives and VOBA for the five years following the merger is as follows (amounts in millions):

Year 1	$2,331.1
Year 2	2,165.1
Year 3	1,993.5
Year 4	1,823.3
Year 5	1,654.0

These preliminary estimates of fair value and weighted-average useful life will likely be different from the final acquisition accounting and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements. Once Anthem has full access to information about Cigna’s intangible assets and VOBA, additional insight will be gained that could impact (a) the estimated total value assigned to intangible assets and VOBA, (b) the estimated allocation of value between finite-lived and indefinite-lived intangible assets and/or (c) the estimated useful lives of intangible assets and

VOBA. The estimated intangible asset and VOBA values and their useful lives could be impacted by a variety of factors that may become known to Anthem only upon access to additional information and/or by changes in such factors that may occur prior to completion of the merger. These factors include, but are not limited to, changes in the regulatory, legislative, legal, technological and competitive environments. Increased knowledge about these and/or other elements could result in a change to the estimated fair value of the identifiable Cigna intangible assets and VOBA and/or to the estimated weighted-average useful lives from what Anthem has assumed in these unaudited pro forma condensed combined financial statements. The combined effect of any such changes could then also result in a significant increase or decrease to Anthem’s estimate of associated amortization expense.

(2)	As of the completion of the merger, various other assets and liabilities are required to be measured at fair value. Anthem has estimated fair value adjustments for (a) internally developed software, (b) commercial mortgage loans, (c) long-term debt, (d) insurance reserves and (e) contract deposit funds. The fair value adjustment for internally developed software was estimated using an “income approach”, similar to the identifiable intangible assets. The fair value adjustment of the insurance reserves were estimated based on a review of Cigna’s historical reserves and a preliminary estimate of the impact of updating certain assumptions to current expectations. The fair value adjustments for commercial mortgage loans, long-term debt and contract deposit funds were estimated using publicly available information. As of the date of this joint proxy statement/prospectus, Anthem does not have sufficient information to make a reasonable preliminary estimate of the remaining other assets and liabilities. Accordingly, for purposes of these unaudited pro forma condensed combined financial statements, Anthem has assumed that the historical Cigna book values approximate the best estimate of fair value for all other assets and liabilities not separately discussed in these unaudited pro forma condensed combined financial statements.

(3)	As of the completion of the merger, Anthem will establish net deferred tax liabilities and make other tax adjustments as part of the accounting for the merger, primarily related to estimated fair value adjustments for identifiable intangible assets, VOBA, debt, certain marketable investments and insurance reserves (see (1) and (2) above). Anthem will also establish deferred tax assets related to the estimated fair value of stock-based compensation included as merger consideration (represents the portion assigned to service periods prior to the merger).

The pro forma adjustment to record the effect of deferred taxes was computed as follows (amounts in millions):

Deferred taxes—fair value adjustments of assets to be acquired and liabilities to be assumed
Estimated fair value of identified intangible assets acquired	$20,550.0
Estimated fair value of value of business acquired	2,200.0
Estimated fair value adjustment of internally developed software acquired	179.0
Estimated fair value adjustment of debt to be assumed	(488.0)
Estimated fair value adjustment of reserves assumed	(350.0)
Estimated fair value adjustment of commercial mortgage loans	74.0
Estimated fair value adjustment of contract holder deposit funds	(12.0)

Total estimated fair value adjustments of assets to be acquired and liabilities to be assumed	22,153.0
Tax rate at 35%(a)	35.0%

Deferred tax liabilities for fair value adjustments of assets to be acquired and liabilities to be assumed	$(7,753.6)

Deferred taxes—fair value of stock-based compensation included in merger consideration
Estimated fair value of stock based compensation included in merger consideration	$479.6
Tax rate at 35%(a)	35.0%

Estimated deferred tax asset for fair value of stock-based compensation included in merger consideration	$167.9

Net deferred tax liabilities	$(7,585.7)

(a)	Anthem assumed a 35% tax rate when estimating the deferred tax impacts of the acquisition.

(4)	Goodwill is calculated as the difference between the acquisition date fair value of the merger consideration expected to be transferred and the aggregate values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized.

6. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

Adjustments included in the “Acquisition Adjustments” column in the accompanying unaudited pro forma condensed combined balance sheet as of June 30, 2015 are as follows (amounts in millions):

Acquisition Adjustments	Ref.	Increase (Decrease) at June 30, 2015
Assets:
Cash and cash equivalents—to reflect cash consideration paid by Anthem to Cigna shareholders	a	$(26,982.6)
Deferred tax assets, net—to record tax impact of the estimated transaction costs to be incurred	b	$129.8
Other long-term investments—to reflect fair value adjustment for commercial mortgage loans	c	$74.0
Property and equipment—to reflect fair value of software	d	$179.0
Goodwill
Eliminate Cigna’s historical goodwill		$(6,041.3)
Estimated transaction goodwill		28,537.8

Total adjustment to goodwill	e	$22,496.5

Other intangible assets
Eliminate Cigna’s historical other intangible assets and VOBA		$(768.1)
Estimated transaction other intangible assets and VOBA		22,750.0

Total adjustment to other intangible assets	f	$21,981.9

Deferred policy acquisition costs—eliminate Cigna’s historical deferred policy acquisition costs	g	$(1,464.4)

Liabilities:
Accounts payable and accrued expenses—adjustment to record estimated transaction costs to be incurred	h	$495.0
Long-term debt, less current portion—to reflect fair value of Cigna’s outstanding debt assumed by Anthem	i	$488.0
Reserve for future policy benefits, noncurrent—to reflect fair value of annuity contracts	j	$100.0
Non-medical claims payable, noncurrent—to reflect fair value of disability reserves	k	$250.0
Contractholder deposit funds—to reflect fair value of funds	l	$12.0

Acquisition Adjustments (Continued)	Ref.	Increase (Decrease) at June 30, 2015
Deferred tax liabilities, net
To record deferred tax liability for fair value adjustment to marketable investments		$25.9
To record deferred tax liability for fair value adjustment of internally developed software acquired		62.7
To record deferred tax liability for acquired intangible assets		7,962.5
To record deferred tax asset for fair value adjustment to long-term debt		(170.8)
To record deferred tax asset for fair value adjustment to reserves assumed		(122.5)
To record deferred tax asset for fair value adjustment to contract holder deposit funds		(4.2)
To eliminate net deferred tax liability on book value of net assets acquired and eliminated		(371.5)
To record deferred tax asset for stock-based compensation included in merger consideration		(167.9)

Total adjustment to deferred tax liabilities, net	m	$7,214.2

Shareholders’ Equity:
Common stock
To eliminate Cigna’s historical common stock		$(74.0)
To record the par value of Anthem’s common shares issued as part of the merger consideration		1.3

Total adjustment to common stock	n	$(72.7)

Treasury stock—to eliminate Cigna’s historical treasury stock	o	$1,672.0

Additional paid-in capital
To eliminate Cigna’s historical additional paid-in capital		$(2,835.0)
To record additional paid-in capital from the issuance of Anthem common shares to fund a portion of the merger consideration		19,028.9
To record additional paid-in capital from the issuance of replacement stock-based awards		479.6

Total adjustment to additional paid-in capital	p	$16,673.5

Retained earnings
To eliminate Cigna’s historical retained earnings		$(11,177.8)
To record estimated transaction costs to be incurred, net of tax		(365.2)

Total adjustment to retained earnings	q	$(11,543.0)

Accumulated other comprehensive income (loss)—to eliminate Cigna’s historical accumulated other comprehensive loss	r	$1,125.2

Adjustments included in the “Financing Adjustments” column in the accompanying unaudited pro forma condensed combined balance sheet as of June 30, 2015, are as follows (in millions):

Financing Adjustments	Ref.	Increase (Decrease) at June 30, 2015
Assets:
Cash
Adjustment to reflect sale of marketable investments to fund the cash consideration		$4,982.6
Adjustment to reflect issuance of debt to fund the cash consideration		22,000.0
Adjustment to reflect cost of debt issuance		(27.5)

Total adjustment to cash	s	$26,955.1

Marketable investments
Adjustment to reflect sale of marketable investments to fund the cash consideration	t	$(4,982.6)

Liabilities:
Long-term debt, less current portion
Adjustment to reflect issuance of debt to fund the cash consideration		$22,000.0
Adjustment to reflect cost of debt issuance		(27.5)

Total adjustment to long-term debt, less current portion	u	$21,972.5

7. Unaudited Pro Forma Condensed Combined Statements of Income Adjustments

Adjustments included in the “Acquisition Adjustments” column in the accompanying unaudited pro forma condensed combined statements of income are as follows (amounts in millions):

Acquisition Adjustments	Ref.	Increase (Decrease) for the Six Months Ended June 30, 2015	Increase (Decrease) for the Year Ended December 31, 2014
Revenues:
Net investment income
Adjustment to amortize the fair value adjustment to Cigna’s investments	v	$(87.6)	$(175.3)
Expenses:
Administrative expense
Adjustment to amortize the fair value adjustment to Cigna’s property and equipment		$14.9	$29.8
Adjustment to recognize estimated additional stock compensation expense related to the amortization of the fair value increase to Cigna’s stock-based awards converted to Anthem stock-based awards		34.0	179.6
Adjustment to eliminate Cigna’s historical amortization of net actuarial loss and prior service cost related to the pension and other postretirement obligation that will be assumed by Anthem in the transaction		(33.9)	(60.1)

Total administrative expense	w	$15.0	$149.3

Interest expense
Adjustment to reflect interest expense as a result of the fair value adjustment to Cigna’s long-term debt	x	$(28.9)	$(57.8)

Amortization of other intangible assets
Eliminate Cigna’s historical other intangible asset amortization expense		$(83.5)	$(195.0)
Estimated transaction-related other intangible asset amortization		1,082.6	2,331.1

Total amortization of other intangible assets	y	$999.1	$2,136.1

Income Tax Expense
Adjustment to reflect the income tax impact using a 35% tax rate, representing the federal statutory tax rate and exclusion of any state impacts, which are unknown at the date of this joint proxy statement/prospectus but are expected to be immaterial. The effective tax rate of the combined companies will be significantly different following the merger.	z	$(375.5)	$(841.0)

Adjustments included in the “Financing Adjustments” column in the accompanying unaudited pro forma condensed combined statements of income are as follows (amounts in millions):

Financing Adjustments	Ref.	Increase (Decrease) for the Six Months Ended June 30, 2015	Increase (Decrease) for the Year Ended December 31, 2014
Revenues:
Net investment income
Adjustment to reflect the estimated impact on net investment income based on the average yield of the investments to be sold to fund the cash consideration	aa	$(49.8)	$(99.7)
Expenses:
Interest expense
Adjustment to record estimated interest expense on the new debt issued to fund the cash consideration	bb	$429.0	$858.0
Income Tax Expense
Adjustment to reflect the income tax impact using a 35% tax rate, representing the federal statutory tax rate and exclusion of any state impacts, which are unknown at the date of this joint proxy statement/prospectus but are expected to be immaterial. The effective tax rate of the combined companies will be significantly different following the merger.	cc	$(167.6)	$(335.2)

If interest rates were to increase or decrease by 0.125% from the rates assumed for the new debt, pro forma interest expense would increase or decrease by approximately $14.0 for the six months ended June 30, 2015, and $28.0 for the year ended December 31, 2014.

8. Earnings Per Share

The unaudited pro forma combined basic and diluted earnings per share calculations are based on the combined weighted-average basic and diluted shares of Anthem and Cigna. The historical weighted-average basic and diluted shares of Cigna were assumed to be replaced by the shares and converted stock-based awards expected to be issued by Anthem to effect the merger.

The following table summarizes the computation of the unaudited pro forma combined weighted-average basic and diluted shares outstanding (amounts in millions):

	Six Months Ended June 30, 2015	Year Ended December 31, 2014
Anthem’s weighted-average shares to compute basic EPS	264.8	275.9
Cigna’s outstanding shares at June 30, 2015, converted at the exchange ratio (Anthem shares to be issued to replace Cigna shares)	132.7	132.7

Combined weighted-average basic shares outstanding	397.5	408.6
Cigna’s outstanding vested stock options at June 30, 2015, converted at the stock percentage of the merger consideration value less the exercise price (Anthem shares to be issued to replace Cigna vested stock options)	1.4	1.4

Pro forma weighted-average basic shares outstanding	398.9	410.0
Diluted effect of Anthem’s outstanding stock-based awards	12.5	10.0
Dilutive effect of Cigna’s outstanding stock-based awards, converted at the exchange ratio (Anthem awards to be issued to replace Cigna awards)	2.7	2.7

Pro forma weighted-average diluted shares	414.1	422.7

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The table set forth below contains selected historical and unaudited pro forma combined per share information for Anthem and Cigna.

Historical per Share Data for Anthem Common Stock and Cigna Common Stock

The historical per share data for Anthem and Cigna common stock below is derived from the audited consolidated financial statements of each of Anthem and Cigna as of and for the year ended December 31, 2014, and the unaudited condensed consolidated financial statements of each of Anthem and Cigna as of and for the six months ended June 30, 2015.

Unaudited Pro Forma Combined per Share Data for Anthem Common Stock

The unaudited pro forma combined per share data for Anthem common stock set forth below gives effect to the merger under the acquisition method of accounting, as if the merger had occurred on January 1, 2014, the first day of Anthem’s fiscal year ended December 31, 2014, in the case of net income per share data, and on June 30, 2015, in the case of book value per share data, and assuming that each outstanding share of Cigna common stock had been converted into shares of Anthem common stock based on the exchange ratio of 0.5152. The exchange ratio does not include the $103.40 cash portion of the merger consideration.

The unaudited pro forma combined per share data for Anthem common stock is derived from the unaudited condensed consolidated financial statements of each of Anthem and Cigna as of and for the six months ended June 30, 2015, and the audited consolidated financial statements for each of Anthem and Cigna as of and for the year ended December 31, 2014.

The acquisition method of accounting is based on Financial Accounting Standards Board, referred to as FASB, Accounting Standards Codification, referred to as ASC, 805, Business Combinations, and uses the fair value concepts defined in ASC 820, Fair Value Measurements and Disclosures, which Anthem has adopted as required. Acquisition accounting requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. Fair value measurements recorded in acquisition accounting are dependent upon detailed valuation studies of Cigna’s assets and liabilities and other studies that have yet to commence. Accordingly, the pro forma adjustments reflect the assets and liabilities of Cigna at their preliminary estimated fair values. Differences between these preliminary estimates and the final values in acquisition accounting will occur and these differences could have a material impact on the unaudited pro forma combined per share information set forth in the following table.

The unaudited pro forma combined per share data for Anthem common stock does not purport to represent the actual results of operations that Anthem would have achieved had the companies been combined during these periods or to project the future results of operations that Anthem may achieve after the merger.

Unaudited Pro Forma Combined per Cigna Equivalent Share Data

The unaudited pro forma combined per Cigna equivalent share data set forth below shows the effect of the merger from the perspective of an owner of Cigna common stock. The information was calculated by multiplying the unaudited pro forma combined per share data for Anthem common stock by the exchange ratio of 0.5152. The exchange ratio does not include the $103.40 cash portion of the merger consideration.

Generally

You should read the below information in conjunction with the selected historical consolidated financial information included elsewhere in this joint proxy statement/prospectus and the historical consolidated financial statements of Anthem and Cigna and related notes that have been filed with the SEC, certain of which are incorporated by reference into this joint proxy statement/prospectus. See the sections entitled “Selected Historical Consolidated Financial Data of Anthem,” “Selected Historical Consolidated Financial Data of Cigna” and “Where You Can Find More Information” beginning on pages [●], [●] and [●], respectively, of this joint proxy statement/prospectus. The unaudited pro forma combined per share data for Anthem common stock and the unaudited pro forma combined per Cigna equivalent share data is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included in this joint proxy statement/prospectus. See the section entitled “Anthem Unaudited Pro Forma Condensed Combined Financial Data” beginning on page [●] of this joint proxy statement/prospectus.

	As of/ For the Six Months Ended June 30, 2015	As of/For the Year Ended December 31, 2014
Anthem Historical per Common Share Data:
Net income—basic	$6.51	$9.28
Net income—diluted	6.22	8.96
Cash dividends declared	1.25	1.75
Book value(1)	88.16	90.46
Cigna Historical per Common Share Data:
Shareholders’ net income—basic	$4.38	$7.97
Shareholders’ net income—diluted	4.30	7.83
Cash dividends declared	0.04	0.04
Book value(1)	43.85	41.55
Unaudited Pro Forma Combined per Anthem Common Share Data(2):
Net income—basic	$4.60	$6.04
Net income—diluted	4.44	5.86
Cash dividends declared(2)	N/A	N/A
Book value(1)	106.66	N/A
Unaudited Pro Forma Combined per Cigna Equivalent Share Data(2):
Net income—basic(3)	$2.37	$3.11
Net income—diluted(3)	2.29	3.02
Cash dividends declared(2)	N/A	N/A
Book value(1)(3)	54.95	N/A

(1)	Amount is calculated by dividing shareholders’ equity by shares of Anthem or Cigna common stock, as applicable, outstanding at the end of the period. Pro forma book value per share as of December 31, 2014 is not applicable as the estimated pro forma adjustments were calculated as of June 30, 2015.
(2)	Pro forma combined dividends per share data is not provided due to the fact that the dividend policy for the combined company will be determined by the Anthem board of directors after completion of the mergers.
(3)	Amounts calculated by multiplying unaudited pro forma combined per share amounts by the exchange ratio of 0.5152.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Market Prices

Anthem common stock is listed on the NYSE under the trading symbol “ANTM.” Cigna common stock is listed on the NYSE under the trading symbol “CI.”

The cash dividends declared, and intra-day high and low sales prices per share for Anthem common stock on the NYSE Composite Tape, as reported by the NYSE, were as follows:

	Anthem Common Stock
	High	Low	Dividend
2013:
First Calendar Quarter	$66.62	$58.75	$0.3750
Second Calendar Quarter	82.33	65.82	0.3750
Third Calendar Quarter	90.00	80.75	0.3750
Fourth Calendar Quarter	94.36	83.13	0.3750
2014:
First Calendar Quarter	$102.56	$81.84	$0.4375
Second Calendar Quarter	110.03	90.75	0.4375
Third Calendar Quarter	124.58	106.52	0.4375
Fourth Calendar Quarter	129.96	108.92	0.4375
2015:
First Calendar Quarter	$160.64	$122.86	$0.6250
Second Calendar Quarter	173.59	148.29	0.6250
Third Calendar Quarter (through September 25, 2015)	165.93	136.04	0.6250

The cash dividends declared, and intra-day high and low sales prices per share for Cigna common stock on the NYSE Composite Tape, as reported by the NYSE, were as follows:

	Cigna Common Stock
	High	Low	Dividend
2013:
First Calendar Quarter	$63.19	$53.91	$0.04
Second Calendar Quarter	73.13	61.88	—
Third Calendar Quarter	84.68	71.12	—
Fourth Calendar Quarter	88.57	72.64	—
2014:
First Calendar Quarter	$90.63	$75.37	$0.04
Second Calendar Quarter	93.20	73.47	—
Third Calendar Quarter	97.28	87.33	—
Fourth Calendar Quarter	105.73	85.75	—
2015:
First Calendar Quarter	$131.13	$100.67	$0.04
Second Calendar Quarter	170.68	124.28	—
Third Calendar Quarter (through September 25, 2015)	168.36	124.17	—

The following table sets forth the closing price per share of Anthem common stock and of Cigna common stock as of May 28, 2015, the last trading day prior to healthcare industry consolidation rumors; June 12, 2015, the last trading day prior to initial media speculation regarding a possible transaction involving Anthem and Cigna; June 19, 2015, the last trading day prior to Anthem’s press release regarding its prior proposal to Cigna; July 1, 2015, the last trading day prior to media speculation that Anthem and Cigna were engaging in discussions for a potential merger; July 22, 2015, the last trading day prior to the public announcement of the merger; and [●], 2015, the most recent practicable trading day prior to the date of this joint proxy statement/prospectus. The table also shows the implied value of the merger consideration proposed for each share of Cigna common stock as of the same six dates. This implied value was calculated by multiplying the closing price of a share of Anthem common stock on the relevant date by the exchange ratio of 0.5152, representing the stock consideration, and adding $103.40, the cash consideration.

	Anthem Common Stock	Cigna Common Stock	Implied Per Share Value of Merger Consideration
May 28, 2015	$164.22	$135.87	$188.01
June 12, 2015	$160.71	$137.31	$186.20
June 19, 2015	$165.06	$155.26	$188.44
July 1, 2015	$165.22	$162.04	$188.52
July 22, 2015	$155.10	$151.07	$183.31
[●], 2015	[●]	[●]	[●]

The market prices of shares of Anthem common stock and Cigna common stock have fluctuated since the date of the announcement of the merger agreement and will continue to fluctuate from the date of this joint proxy statement/prospectus to the dates of the Anthem special meeting and of the Cigna special meeting and the date the merger is completed, and the market price of shares of Anthem common stock will continue to fluctuate after the date the merger is completed. No assurance can be given concerning the market prices of Anthem common stock and Cigna common stock before completion of the merger or Anthem common stock after completion of the merger. The exchange ratio is fixed in the merger agreement, but the market price of Anthem common stock (and therefore the value of the stock consideration and the merger consideration) when received by Cigna shareholders after the merger is completed could be greater than, less than or the same as shown in the table above. Accordingly, Cigna shareholders are advised to obtain current market quotations for Anthem common stock and Cigna common stock when considering whether to vote for adoption of the merger agreement.

Dividends

Anthem currently pays a quarterly dividend on Anthem common stock, and last paid a quarterly dividend on June 25, 2015, of $0.625 per share. In addition, on July 28, 2015, Anthem declared a quarterly dividend of $0.625 per share, to be paid on September 25, 2015, to Anthem shareholders of record at the close of business on September 10, 2015. Under the terms of the merger agreement, during the period before completion of the merger, Anthem will not, and will cause its subsidiaries not to, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than (1) regular quarterly cash dividends payable by Anthem in respect of shares of Anthem common stock not exceeding, with respect to any quarter, $0.625 per share of Anthem common stock, (as such amount may be increased in the ordinary course of business as set forth in the confidential disclosure letter that Anthem delivered to Cigna concurrently with the execution of the merger agreement), with declaration, record and payment dates consistent with past practice and in accordance with Anthem’s dividend policy as of the date of the merger agreement and (2) dividends payable by a directly or indirectly wholly owned subsidiary of Anthem to Anthem or to another directly or indirectly wholly owned subsidiary of Anthem.

Cigna currently pays an annual dividend on Cigna common stock, and last paid an annual dividend on April 10, 2015, of $0.04 per share. Under the terms of the merger agreement, during the period before completion of the merger, Cigna will not, and will cause its subsidiaries not to, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than (1) regular annual cash dividends payable by Cigna in respect of shares of Cigna common stock not exceeding, with respect to any year, $0.04 per share of Cigna common stock, with declaration, record and payment dates consistent with past practice and in accordance with Cigna’s dividend policy as of the date of the merger agreement, (2) (a) (i) during each of the quarters ending March 31, 2016 and June 30, 2016, a quarterly cash dividend payable by Cigna in respect of shares of Cigna common stock not exceeding, with respect to such quarter, per share of Cigna common stock, the result of (x) the per share amount of any dividend declared with respect to Anthem common stock during such quarter in excess of $0.625 (but, for the avoidance of doubt, only such excess) multiplied by (y) 0.5152, with customary declaration, record and payment dates and (ii) during each of the quarters ending September 30, 2016, December 31, 2016, and March 31, 2017, a quarterly cash dividend payable by Cigna in respect of shares of Cigna common stock not exceeding, with respect to such quarter, per share of Cigna common stock, the result of (x) the per share amount of any dividend declared with respect to Anthem common stock during such quarter multiplied by (y) 0.5152, with customary declaration, record and payment dates; provided that the first such quarterly dividend declared and paid in each of calendar year 2016 and calendar year 2017 shall be reduced by the Cigna annual dividend (if and to the extent such dividend has been declared) or (b) at Cigna’s election, one or more special dividends (in an aggregate amount not to exceed the cumulative amount of any such permitted dividends minus the cumulative amount of any such declared dividends) and (3) dividends payable by a directly or indirectly wholly owned subsidiary of Cigna to Cigna or another directly or indirectly wholly owned subsidiary of Cigna.

Any former Cigna shareholder who holds the Anthem common stock into which Cigna common stock has been converted in connection with the merger will receive whatever dividends are declared and paid on Anthem common stock after completion of the merger. However, no dividend or other distribution having a record date after completion of the merger will actually be paid with respect to any Anthem common stock into which Cigna common stock has been converted in connection with the merger until the certificates formerly representing shares of Cigna common stock have been surrendered (or the book-entry shares formerly representing shares of Cigna common stock have been transferred) at which time (unless the payment date has yet to occur, in which case at the appropriate time) any accrued dividends and other distributions on those shares of Anthem common stock will be paid, without interest. Subject to the limitations set forth in the merger agreement, any future dividends by Anthem will be declared and paid at the discretion of the Anthem board of directors. Subject to the limitations set forth in the merger agreement, any future dividends by Cigna will be declared and paid at the discretion of the Cigna board of directors. There can be no assurance that any future dividends will be declared or paid by Anthem or Cigna or as to the amount or timing of those dividends, if any.

CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Statements included in this joint proxy statement/prospectus that are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this joint proxy statement/prospectus and in documents incorporated by reference into this joint proxy statement/prospectus, forward-looking statements include statements regarding financial estimates, regulatory approvals and the expected timing, completion and effects of the merger, future financial and operating results, the combined company’s plans, expectations, beliefs, intentions and future strategies, and other statements that are not historical facts that are signified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions.

These statements regarding future events or the future performance or results of the combined company inherently are subject to a variety of risks, contingencies and other uncertainties that could cause actual results, performance or achievements to differ materially from those described in or implied by the forward-looking statements. The risks, contingencies and other uncertainties that could result in the failure of the merger to be completed or, if completed, that could have an adverse effect on the results of operations, cash flows and financial position of the combined company and any anticipated benefits of the merger to Anthem shareholders and Cigna shareholders, include:

•	the failure to obtain necessary regulatory or other approvals for the merger, or if obtained, the possibility of being subjected to conditions that could reduce the expected synergies and other benefits of the merger, result in a material delay in, or the abandonment of, the merger or otherwise have an adverse effect on Cigna, Anthem or the combined company;

•	the obligation to complete the merger even if financing is not available or is available on terms other than those currently anticipated, including financing less favorable to Anthem than its current commitments, due to the absence of a financing condition in connection with the merger;

•	the failure to satisfy required closing conditions or complete the merger in a timely manner;

•	the failure to obtain necessary Anthem shareholder approval for the share issuance and Cigna shareholder approval for the adoption of the merger agreement;

•	the effect of the announcement of the merger on the ability to retain and hire key personnel, maintain business relationships, and on operating results and businesses generally;

•	disruption from the proposed merger making it more difficult to maintain business and operational relationships;

•	the effect of restrictions placed on Anthem’s, Cigna’s or their respective subsidiaries’ business activities and the limitations put on Anthem’s and Cigna’s ability to pursue alternatives to the merger pursuant to the merger agreement;

•	the possibility of delay or prevention of the merger by lawsuits challenging the merger filed against Anthem, the members of the Anthem board of directors, Cigna or the members of the Cigna board of directors;

•	the uncertainty of the value of the merger consideration that Cigna shareholders will receive in the merger due to a fixed exchange ratio and a potential fluctuation in the market price of Anthem common stock;

•	the possibility of Cigna’s directors and officers having interests in the merger that are different from, or in addition to, the interests of Cigna shareholders generally;

•	the possibility of changes in circumstances between the date of the signing of the merger agreement and the closing of the merger that will not be reflected in the fairness opinions obtained by the Anthem board of directors and the Cigna board of directors from their respective financial advisors;

•	the effect of the substantial additional indebtedness that Anthem will incur in connection with the merger;

•	the possibility of actual results of operations, cash flows and financial position after the merger materially differing from the Anthem unaudited pro forma condensed combined financial statements;

•	the difference in rights provided to Cigna shareholders under Delaware law, the Cigna certificate of incorporation and the Cigna by-laws, as compared to the rights Cigna shareholders will obtain as Anthem shareholders under Indiana law, the Anthem articles of incorporation and the Anthem by-laws;

•	the possibility that the proposed merger does not close, including due to the failure to satisfy the closing conditions;

•	the failure to realize projected synergies and other benefits from the merger;

•	the incurrence of significant pre- and post-transaction related costs in connection with the merger;

•	the occurrence of any event giving rise to the right of a party to terminate the merger;

•	the occurrence of increased government participation in, or regulation or taxation of health benefits and managed care operations, including, but not limited to, the impact of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010;

•	trends in health care costs and utilization rates;

•	participation in the federal and state health insurance exchanges under the Health Care and Education Reconciliation Act of 2010, which have experienced and continue to experience challenges due to implementation of initial and phased-in provisions, and which entail uncertainties associated with the mix and volume of business, particularly in Individual and Small Group markets, that could negatively impact the adequacy of premium rates and which may not be sufficiently offset by the risk apportionment provisions of the Health Care and Education Reconciliation Act of 2010;

•	the inability to contract with providers consistent with past practice;

•	competitor pricing below market trends of increasing costs;

•	reduced enrollment, as well as a negative change in Anthem’s health care product mix;

•	the risks and uncertainties regarding Medicare and Medicaid programs, including those related to non-compliance with the complex regulations imposed thereon and funding risks with respect to revenue received from participation therein;

•	a downgrade in Anthem’s or Cigna’s financial strength ratings;

•	litigation and investigations targeted at Anthem’s industry and Anthem’s and Cigna’s ability to resolve litigation and investigations within estimates;

•	the non-compliance by either Anthem, Cigna or the respective counterparty to Anthem’s or Cigna’s pharmacy benefit management services agreements, which could result in financial penalties;

•	the inability to meet customer demands, and sanctions imposed by governmental entities, including the Centers for Medicare and Medicaid Services;

•	events that result in negative publicity for Anthem, Cigna or the health benefits industry;

•	failure to effectively maintain and modernize Anthem’s and Cigna’s information systems and e-business organization and to maintain good relationships with third party vendors for information system resources;

•	events that may negatively affect Anthem’s licenses with the BCBSA;

•	the unauthorized disclosure of member or employee sensitive or confidential information, including the impact and outcome of investigations, inquiries, claims and litigation related to the cyber-attack Anthem reported in February 2015;

•	changes in the economic and market conditions, as well as regulations that may negatively affect Anthem’s or Cigna’s investment portfolios and liquidity;

•	general risks associated with mergers and acquisitions;

•	various laws and provisions in the Anthem articles of incorporation, the Anthem by-laws and Anthem’s licenses with the BCBSA that may prevent or discourage takeovers and business combinations;

•	future public health epidemics and catastrophes; and

•	general economic downturns.

For a further discussion of these and other risks, contingencies and uncertainties applicable to Anthem and Cigna, see the section entitled “Risk Factors” beginning on page [●] of this joint proxy statement/prospectus and in Anthem’s and Cigna’s other filings with the SEC incorporated by reference into this joint proxy statement/prospectus.

Due to these risks, contingencies and other uncertainties, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus. Except as provided by federal securities laws, neither Anthem nor Cigna is required to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written or oral forward-looking statements attributable to Anthem or Cigna or any person acting on its or their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Anthem and Cigna do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events, except as may be required under applicable federal securities law.

RISK FACTORS

In addition to the other information contained or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Information Regarding Forward-Looking Statements” beginning on page [●] of this joint proxy statement/prospectus, you should carefully consider the following risk factors in determining whether to vote for the adoption of the merger agreement or approval of the share issuance. You should also read and consider the risk factors associated with each of the businesses of Anthem and Cigna because these risk factors may affect the operations and financial results of the combined company. These risk factors may be found under Part I, Item 1A, “Risk Factors” in each company’s Annual Report on Form 10-K for the year ended December 31, 2014, and under Part II, Item 1A, “Risk Factors” in each company’s Quarterly Report on Form 10-Q for the quarterly periods ended June 30, 2015 and March 31, 2015, each of which is on file with the SEC and all of which are incorporated by reference into this joint proxy statement/prospectus.

Because the exchange ratio is fixed and the market price of Anthem common stock has fluctuated and will continue to fluctuate, you cannot be sure of the value of the merger consideration you will receive.

Upon completion of the merger, each share of Cigna common stock outstanding immediately prior to the merger (other than (1) Cigna treasury shares, (2) shares of Cigna common stock beneficially owned by Anthem or a subsidiary of Cigna or Anthem (including Merger Sub), (3) shares of Cigna common stock that are owned by shareholders who have not voted in favor of the merger and who have properly demanded in writing appraisal for such shares pursuant to Section 262 of the DGCL and (4) shares of Cigna common stock subject to Cigna restricted stock awards) will be automatically converted into the right to receive (x) $103.40 in cash, without interest, and (y) 0.5152 shares of Anthem common stock. Because the exchange ratio of 0.5152 of a share of Anthem common stock is fixed, the value of the stock portion of the merger consideration will depend on the market price of Anthem common stock at the time the merger is completed. The value of the stock portion of the merger consideration has fluctuated since the date of the announcement of the merger agreement and will continue to fluctuate from the date of this joint proxy statement/prospectus to the dates of the Anthem special meeting and of the Cigna special meeting and the date the merger is completed and thereafter. Accordingly, at the time of the Cigna special meeting, Cigna shareholders will not know or be able to determine the market value of the merger consideration they would receive upon completion of the merger. Stock price changes may result from a variety of factors, including, among others, general market and economic conditions, changes in Anthem’s and Cigna’s respective businesses, operations and prospects, market assessments of the likelihood that the merger will be completed, the timing of the merger and regulatory considerations. Many of these factors are beyond Anthem’s and Cigna’s control. You are urged to obtain current market quotations for Anthem common stock in deciding whether to vote for the adoption of the merger agreement.

The market price of shares of Anthem common stock after the merger may be affected by factors different from those affecting shares of Cigna common stock currently or that have historically affected shares of Cigna common stock.

Upon completion of the merger, holders of Cigna common stock will become holders of Anthem common stock. The businesses of Anthem differ from those of Cigna in important respects and, accordingly, the results of operations of Anthem after the merger, as well as the market price of the Anthem common stock, may be affected by factors different from those currently affecting or that have historically affected the independent results of operations of Cigna. For further information on the businesses of Anthem and Cigna and certain factors to consider in connection with those businesses, see the documents incorporated by reference into this joint proxy statement/prospectus and referred to under the section entitled “Where You Can Find More Information” beginning on page [●] of this joint proxy statement/prospectus.

After completion of the merger, Anthem may fail to realize the anticipated benefits and cost savings of the merger, which could adversely affect the value of Anthem common stock.

The success of the merger will depend, in part, on Anthem’s ability to realize the anticipated benefits and cost savings from combining the businesses of Anthem and Cigna. The ability of Anthem to realize these anticipated benefits and cost savings is subject to certain risks including:

•	Anthem’s ability to successfully combine the businesses of Anthem and Cigna;

•	whether the combined businesses will perform as expected;

•	the possibility that Anthem paid more for Cigna than the value it will derive from the acquisition;

•	the reduction of Anthem’s cash available for operations and other uses and the incurrence of indebtedness to finance the acquisition; and

•	the assumption of known and unknown liabilities of Cigna.

If Anthem is not able to successfully combine the businesses of Anthem and Cigna within the anticipated time frame, or at all, the anticipated cost savings and other benefits of the merger may not be realized fully or at all or may take longer to realize than expected, the combined businesses may not perform as expected and the value of the Anthem common stock (including the stock portion of the merger consideration) may be adversely affected.

Anthem and Cigna have operated and, until completion of the merger, will continue to operate, independently, and there can be no assurances that their businesses can be integrated successfully. It is possible that the integration process could result in the loss of key Anthem or Cigna employees, the disruption of either or both companies’ ongoing businesses or in unexpected integration issues, higher than expected integration costs and an overall post-completion integration process that takes longer than originally anticipated. Specifically, issues that must be addressed in integrating the operations of Cigna and Anthem in order to realize the anticipated benefits of the merger so the combined business performs as expected include, among other things:

•	combining the companies’ corporate functions;

•	integrating the companies’ technologies and services;

•	identifying and eliminating redundant and underperforming operations and assets;

•	harmonizing the companies’ operating practices, employee development and compensation programs, internal controls and other policies, procedures and processes;

•	addressing possible differences in business backgrounds, corporate cultures and management philosophies;

•	consolidating the companies’ corporate, administrative and information technology infrastructure;

•	coordinating sales, distribution and marketing efforts;

•	managing the movement of certain positions to different locations;

•	maintaining existing agreements with customers, providers and vendors and avoiding delays in entering into new agreements with prospective customers, providers and vendors;

•	coordinating geographically dispersed organizations; and

•	consolidating offices of Cigna and Anthem that are currently in or near the same location.

In addition, at times, the attention of certain members of either or both companies’ management and resources may be focused on completion of the merger and the integration of the businesses of the two companies and diverted from day-to-day business operations, which may disrupt each company’s ongoing business and the business of the combined company.

Anthem and Cigna may have difficulty attracting, motivating and retaining executives and other key employees in light of the merger.

Uncertainty about the effect of the merger on Anthem and Cigna employees may have an adverse effect on Anthem and Cigna and consequently the combined business. This uncertainty may impair Anthem’s and Cigna’s ability to attract, retain and motivate key personnel until the merger is completed. Employee retention may be particularly challenging during the pendency of the merger, as employees of Anthem and Cigna may experience uncertainty about their future roles with the combined business. Additionally, Cigna’s officers and employees may hold shares of Cigna common stock or certain equity awards and, if the merger is completed, may therefore be entitled to the merger consideration in respect of such shares of Cigna common stock and cashed-out equity awards, the receipt of which could lead certain officers and employees to no longer pursue employment with the combined business. Additionally, pursuant to the Cigna Executive Severance Benefits Plan and the Cigna Long-Term Incentive Plan, key employees of Cigna are entitled to receive payments upon a qualifying termination of employment within the two-year period following completion of the merger. A key Cigna employee potentially could terminate his or her employment following specified circumstances set forth in the Cigna Executive Severance Benefits Plan and the Cigna Long-Term Incentive Plan, including material changes in a key employee’s authority, duties or responsibility, any reduction in compensation or any changes in primary office location of more than 35 miles from such location on the date of the merger. Severance payments could lead those key employees to terminate employment with the combined business if there is a basis for them to claim that their employment was constructively terminated. Furthermore, if key employees of Anthem or Cigna depart, including because of issues relating to the uncertainty and difficulty of integration, financial security or a desire not to become employees of the combined business, Anthem may have to incur significant costs in identifying, hiring and retaining replacements for departing employees, and Anthem’s ability to realize the anticipated benefits of the merger may be adversely affected. See the section entitled “Anthem Proposal I: Approval of the Share Issuance and Cigna Proposal I: Adoption of the Merger Agreement—Interests of Certain Cigna Directors and Executive Officers in the Merger” beginning on page [●] of this joint proxy statement/prospectus.

In order to complete the merger, among other considerations described in this joint proxy statement/prospectus, Anthem and Cigna must make certain governmental filings and obtain certain governmental authorizations, and if such filings and authorizations are not made or granted or are granted with conditions that become applicable to the parties, completion of the merger may be jeopardized, may result in additional expenditures of money and resources or the anticipated benefits of the merger could be reduced.

Completion of the merger is conditioned upon the expiration or early termination of the waiting period relating to the merger under the HSR Act and certain other applicable laws or regulations and certain specified necessary consents having been made or obtained and being in full force and effect, without the imposition of a burdensome term or condition as defined in the merger agreement and as further described in this joint proxy statement/prospectus. Although Anthem and Cigna have agreed in the merger agreement to use their reasonable best efforts, subject to certain limitations, to make certain governmental filings or obtain the necessary consents, as the case may be, there can be no assurance that the relevant waiting periods will expire or consents will be obtained. In addition, the governmental authorities with or from which these consents are required have broad discretion in administering the governing regulations and may take into account various facts and circumstances in their consideration of the merger, including other pending consolidation in the healthcare industry. As a condition to authorization of the merger or related transactions, these governmental authorities may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of Anthem’s business after completion of the merger. These requirements, limitations, costs, divestitures and restrictions could jeopardize the completion of the merger.

Anthem’s and Cigna’s obligations to obtain the “necessary consents” (as such term is defined in the section entitled “The Merger Agreement—Efforts to Complete the Mergers”) are subject to certain exceptions and limitations, including that neither Anthem nor Cigna is obligated to agree to a “burdensome term or condition”

which, is a term or condition that would have, or would reasonably be expected to have, individually or in the aggregate with all other such terms and conditions, a material adverse effect on Anthem, Cigna and their respective subsidiaries, taken as a whole, after giving effect to the mergers, including the synergies expected to be realized from the mergers. See the sections entitled “The Merger Agreement—Conditions to the Merger” and “The Merger Agreement—Efforts to Complete the Mergers” beginning on pages [●] and [●], respectively, of this joint proxy statement/prospectus.

In addition to receipt of certain governmental authorizations and specified necessary consents, completion of the merger is subject to a number of other conditions, and if these conditions are not satisfied or waived (if permissible under applicable law), the merger will not be completed.

The obligations of Anthem and Cigna to complete the merger are subject to the satisfaction or waiver (if permissible under applicable law) of a number of conditions in addition to receipt of specified necessary consents, including, among other conditions: (1) the adoption of the merger agreement by Cigna shareholders; (2) the approval of the share issuance by Anthem shareholders; and (3) the absence of a material adverse effect on either party (see the section entitled “The Merger Agreement—Material Adverse Effect” beginning on page [●] of this joint proxy statement/prospectus for the definition of material adverse effect). For a more complete summary of the conditions that must be satisfied or waived (if permissible under applicable law), see the section entitled “The Merger Agreement—Conditions to the Merger” beginning on page [●] of this joint proxy statement/prospectus. There can be no assurance that the conditions to the completion of the merger will be satisfied or waived (if permissible under applicable law) or that the merger will be completed.

In addition, the Anthem special meeting and the Cigna special meeting may take place before specified necessary consents have been obtained and, therefore, before the terms on which such necessary consents may be obtained, or the conditions to obtaining such necessary consents that may be imposed, are known. As a result, if Anthem shareholders approve the share issuance at the Anthem special meeting, or Cigna shareholders adopt the merger agreement at the Cigna special meeting, Anthem and Cigna may make decisions after the respective special meetings to waive a condition as to the receipt of specified necessary consents or take certain actions required to obtain such necessary consents without seeking further shareholder approval, and such actions could have an adverse effect on the combined company.

Anthem’s and Cigna’s business relationships may be subject to disruption due to uncertainty associated with the merger.

Parties with which Anthem or Cigna does business may experience uncertainty associated with the transaction, including with respect to current or future business relationships with Anthem, Cigna or the combined business. Anthem’s and Cigna’s business relationships may be subject to disruption as customers, providers, vendors and others may attempt to negotiate changes in existing business relationships or consider entering into business relationships with parties other than Anthem, Cigna or the combined business. These disruptions could have a material adverse effect on the businesses, financial condition, results of operations or prospects of the combined business, including a material adverse effect on Anthem’s ability to realize the anticipated benefits of the merger. The effect of these disruptions could be exacerbated by a delay in completion of the merger or termination of the merger agreement.

Certain Cigna directors and executive officers have interests in the merger that may be different from your interests as a shareholder of Cigna.

When considering the recommendation of the Cigna board of directors that the Cigna shareholders vote in favor of the adoption of the merger agreement, you should be aware that certain Cigna directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the Cigna shareholders generally. These include continued employment of certain executive officers of Cigna, rights to continuing indemnification and directors’ and officers’ liability insurance and payment pursuant to certain equity awards. See the section entitled “Anthem Proposal I: Approval of the Share Issuance and Cigna Proposal I: Adoption of the Merger Agreement—Interests of Certain Cigna Directors and Executive Officers in the Merger” beginning on page [●] of this joint proxy statement/prospectus for a more detailed description of these interests. The Cigna board of directors was aware of these interests and considered them, among other things, in evaluating and negotiating the merger agreement and the merger and in recommending that the Cigna shareholders adopt the merger agreement.

The merger agreement limits Cigna’s and Anthem’s ability to pursue alternatives to the merger.

The merger agreement contains provisions that make it more difficult both for Cigna to sell its business to a party other than Anthem and for Anthem to sell its business to a third party. These provisions include a general prohibition on Cigna and Anthem soliciting any acquisition proposal or offer for a competing transaction. Further, there are only limited exceptions to Cigna’s agreement that the Cigna board of directors will not withdraw or modify in a manner adverse to Anthem the recommendation of the Cigna board of directors in favor of the adoption of the merger agreement and to Anthem’s agreement that the Anthem board of directors will not withdraw or modify in a manner adverse to Cigna the recommendation of the Anthem board of directors in favor of the approval of the share issuance, and each of Anthem and Cigna generally has a right to match any competing acquisition proposals that may be made. However, at any time prior to the adoption of the merger agreement by the Cigna shareholders or the approval of the share issuance by the Anthem shareholders, as the case may be, the Cigna board of directors and the Anthem board of directors, as applicable, are permitted to take certain of these actions and, in certain circumstances, terminate the merger agreement if either board determines in good faith that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties to its respective shareholders, under applicable law, in order to concurrently enter into an agreement that constitutes a superior proposal; however, doing so could entitle the non-terminating party to a termination fee of $1,850,000,000. See the sections entitled “The Merger Agreement—No Solicitation of Alternative Transactions”, “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Fees and Expenses” beginning on pages [●], [●] and [●], respectively, of this joint proxy statement/prospectus.

While Cigna and Anthem believe these provisions are reasonable, customary and not preclusive of other offers, the provisions might discourage a third party that has an interest in acquiring all or a significant part of Cigna or Anthem from considering or proposing that acquisition, even if that party were prepared to pay consideration with a higher per-share value than the currently proposed merger consideration, in the case of Cigna, or if that party were prepared to enter into an agreement that may be more favorable to Anthem or Anthem shareholders, in the case of Anthem. Furthermore, such termination fee may result in a potential competing acquiror proposing to pay a lower per-share price to acquire Cigna or Anthem, as applicable, than it might otherwise have proposed to pay because of the added expense of the $1,850,000,000 termination fee that may become payable by either Cigna or Anthem, as applicable, in certain circumstances.

Failure to complete the merger could negatively impact the stock price and the future business and financial results of Anthem and Cigna.

If the merger is not completed, the ongoing businesses of Anthem and Cigna may be adversely affected and, without realizing any of the benefits of having completed the merger, Anthem and Cigna would be subject to a number of risks, including the following:

•	Anthem and Cigna may experience negative reactions from the financial markets, including negative impacts on their respective stock and bond prices, and from their respective customers, providers, vendors, regulators and employees;

•	either Anthem or Cigna may be required to pay a termination fee of $1,850,000,000 if the merger is terminated under certain circumstances (see the section entitled “The Merger Agreement—Fees and Expenses” beginning on page [●] of this joint proxy statement/prospectus);

•	Anthem and Cigna will be required to pay certain costs relating to the merger, whether or not the merger is completed;

•	the merger agreement places certain restrictions on the conduct of Cigna’s and Anthem’s businesses prior to completion of the merger or the termination of the merger agreement. Such restrictions, the waiver of which is subject to the consent of the other party (in most cases, not to be unreasonably withheld, conditioned or delayed), may prevent Cigna or Anthem from making certain acquisitions, taking certain other specified actions or otherwise pursuing business opportunities during the pendency of the merger (see the section entitled “The Merger Agreement—Conduct of Business” beginning on page [●] of this joint proxy statement/prospectus for a description of the restrictive covenants applicable to Cigna); and

•	matters relating to the merger (including integration planning) will require substantial commitments of time and resources by Anthem and Cigna management, which would otherwise have been devoted to day-to-day operations and other opportunities that may have been beneficial to either Anthem or Cigna as an independent company.

There can be no assurance that the risks described above will not materialize. If any of those risks materialize, they may adversely affect Anthem’s and Cigna’s businesses, financial condition, financial results and stock or bond prices.

In addition, Anthem and Cigna could be subject to litigation related to any failure to complete the merger or related to any enforcement proceeding commenced against Anthem or Cigna to perform their respective obligations under the merger agreement. If the merger is not completed, these risks may materialize and may adversely affect Anthem’s and Cigna’s business, financial condition, financial results and stock or bond prices.

The shares of Anthem common stock to be received by Cigna shareholders upon completion of the merger will have different rights from shares of Cigna common stock.

Upon completion of the merger, Cigna shareholders will no longer be shareholders of Cigna, a Delaware corporation, but will instead become shareholders of Anthem, an Indiana corporation, and their rights as Anthem shareholders will be governed by Indiana law and the terms of the Anthem articles of incorporation and the Anthem by-laws. Indiana law and the terms of the Anthem articles of incorporation and the Anthem by-laws are in some respects materially different than Delaware law and the terms of the Cigna certificate of incorporation and the Cigna by-laws, which currently govern the rights of Cigna shareholders. See the section entitled “Comparison of Shareholders’ Rights” beginning on page [●] of this joint proxy statement/prospectus for a discussion of the different rights associated with Anthem common stock.

After the merger, current Anthem shareholders and Cigna shareholders will have a significantly lower ownership and voting interest in the combined company and will exercise less influence over management of the combined company than each have with respect to their respective companies currently.

Based on the number of shares of Cigna common stock outstanding as of September 25, 2015, and the number of shares of Anthem common stock outstanding as of September 25, 2015, it is expected that, immediately after completion of the merger, former Cigna shareholders will own approximately 33% of the outstanding shares of Anthem common stock. Consequently, current Anthem shareholders in the aggregate will have less influence over the management and policies of Anthem than they currently have over the management and policies of Anthem, and Cigna shareholders in the aggregate will have less influence over the management and policies of Anthem than they currently have over the management and policies of Cigna.

Lawsuits have been filed and other lawsuits may be filed against Cigna, the Cigna board of directors and Anthem challenging the merger. An adverse ruling in any such lawsuit may prevent the merger from being completed.

Following announcement of the merger, six putative class action complaints, which we collectively refer to as the “complaints” in this joint proxy statement/prospectus, were filed by purported Cigna shareholders on behalf of a purported class of Cigna shareholders. Five of the complaints, Leach v. Cigna Corp., et al., Civil Action No. 11354-CB, Copelli v. Cordani, et al., Civil Action No. 11373-CB, Patel v. Cigna Corp., et al., Civil Action No. 11377-CB, Messenger v. Cigna Corp., et al., Civil Action No. 11383-CB and Litwin v. Cigna Corp., et al., Civil Action No. 11396-CB were filed in the Court of Chancery of the State of Delaware. The sixth complaint, Solak v. Cordani, et al., Civil Action No. HHD-CV-15-6061337-S, was filed in the Connecticut Superior Court, Judicial District of Hartford.

The complaints name as defendants various combinations of Cigna, members of the Cigna board of directors, Anthem, and Merger Sub. The complaints generally assert that the members of the Cigna board of directors breached their fiduciary duties to the Cigna shareholders during merger negotiations and by entering into the merger agreement and approving the merger, and that Cigna, Anthem and Merger Sub aided and abetted such breaches of fiduciary duties. The complaints further allege that, among other things, (1) the merger consideration undervalues Cigna, (2) the sales process leading up to the merger was flawed due to purported conflicts of interest of members of the Cigna board of directors and (3) certain provisions of the merger agreement inappropriately favor Anthem and inhibit competing bids. The complaints seek, among other things, (1) injunctive relief enjoining the merger, (2) rescission of the merger agreement to the extent already implemented and (3) costs and damages.

The defendants believe that the claims asserted against them in the complaints are without merit and intend to defend the litigation vigorously. Additional lawsuits arising out of or relating to the merger agreement or the merger may be filed in the future.

See the section entitled “Anthem Proposal I: Approval of the Share Issuance and Cigna Proposal I: Adoption of the Merger Agreement—Litigation Relating to the Merger” beginning on page [●] of this joint proxy statement/prospectus for more information about the lawsuits related to the merger that have been filed prior to the date of this joint proxy statement/prospectus. Lawsuits challenging the merger could prevent the merger from being completed, or could result in a material delay in, or the abandonment of, the merger.

One of the conditions to completion of the merger is the absence of any applicable law (including any order) being in effect that prohibits completion of the mergers. Accordingly, if a plaintiff is successful in obtaining an order prohibiting completion of the merger, then such order may prevent the merger from being completed, or from being completed within the expected timeframe.

The indebtedness of Anthem following completion of the merger will be substantially greater than Anthem’s indebtedness on a stand-alone basis and greater than the combined indebtedness of Anthem and Cigna existing prior to the transaction. This increased level of indebtedness could adversely affect Anthem, including by decreasing Anthem’s business flexibility, and will increase its borrowing costs. Downgrades in Anthem’s ratings could adversely affect Anthem’s businesses, cash flows, financial condition and operating results.

Upon completion of the merger, Anthem expects to have incurred acquisition-related debt financing of approximately $26.5 billion and to have assumed approximately $5.1 billion of Cigna’s outstanding debt. Anthem’s substantially increased indebtedness and higher debt-to-equity ratio following completion of the merger in comparison to that of Anthem on a recent historical basis will have the effect, among other things, of reducing Anthem’s flexibility to respond to changing business and economic conditions and will increase Anthem’s borrowing costs. In addition, the amount of cash required to service Anthem’s increased indebtedness levels and thus the demands on Anthem’s cash resources may be greater than the percentages of cash flows required to service the indebtedness of Anthem or Cigna individually prior to the transaction. The increased levels of indebtedness could also reduce funds available for Anthem’s investments in product development as well as capital expenditures, share repurchases and other activities and may create competitive disadvantages for Anthem relative to other companies with lower debt levels.

In addition, Anthem’s credit ratings could impact the cost and availability of future borrowings, and, as a result, Anthem’s cost of capital. Anthem’s ratings reflect each organization’s opinion of Anthem’s financial strength, operating performance and ability to meet Anthem’s debt obligations or obligations to Anthem’s insureds. Each of the ratings organizations reviews Anthem’s ratings periodically, and there can be no assurance that Anthem’s current ratings will be maintained in the future. Following the announcement of the merger, each of Standard & Poor’s, A.M. Best, Fitch and Moody’s placed certain of Anthem’s debt, financial strength and other credit ratings under review for a possible downgrade. Downgrades in Anthem’s ratings could adversely affect Anthem’s businesses, cash flows, financial condition and operating results.

Anthem will incur significant transaction and merger-related costs in connection with the merger.

Anthem expects to incur a number of non-recurring costs associated with the merger and combining the operations of the two companies. The substantial majority of non-recurring expenses resulting from the merger will be comprised of transaction costs related to the merger. Anthem also will incur transaction fees and costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and employment-related costs. Anthem continues to assess the magnitude of these costs, and additional unanticipated costs may be incurred in the merger and the integration of the two companies’ businesses. Although Anthem expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow Anthem to offset incremental integration-related costs over time, this net benefit may not be achieved in the near term, or at all.

The merger may not be accretive, and may be dilutive, to Anthem’s operating earnings per share, which may negatively affect the market price of Anthem common stock.

Anthem currently projects that the merger will be modestly accretive to operating earnings per share in the year the merger is completed, excluding transaction and integration costs. This projection is based on preliminary estimates that may materially change. In addition, future events and conditions could decrease or delay the accretion that is currently projected or could result in dilution, including adverse changes in market conditions, additional transaction and integration related costs and other factors such as the failure to realize some or all of the benefits anticipated in the merger. Any dilution of, or decrease or delay of any accretion to, Anthem’s earnings per share could cause the price of Anthem common stock to decline or grow at a reduced rate.

The Anthem unaudited pro forma condensed combined financial statements included in this joint proxy statement/prospectus are preliminary and the actual results of operations, cash flows and financial position after the merger may differ materially.

The Anthem unaudited pro forma condensed combined financial statements in this joint proxy statement/prospectus are presented for illustrative purposes only and are not necessarily indicative of what Anthem’s actual results of operations, cash flows and financial position would have been had the merger been completed on the dates indicated. The Anthem unaudited pro forma condensed combined financial statements reflect adjustments, which are based upon preliminary estimates, to record the Cigna identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The merger purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Cigna that are acquired in the merger as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document. For more information, see the section entitled “Anthem Unaudited Pro Forma Condensed Combined Financial Data” beginning on page [●] of this joint proxy statement/prospectus.

Anthem’s license agreements with the BCBSA contain certain requirements which will be impacted by the merger. Upon completion of the merger, Anthem may not initially be in compliance with the BCBSA’s national “best efforts” standards.

Anthem’s license agreements with the BCBSA include certain requirements, including a requirement that at least 66-2/3% of its annual combined national net revenue, as defined by the BCBSA, attributable to health care plans and related services must be sold, marketed, administered or underwritten under the Blue Cross and Blue Shield names and marks, referred to as the “National Best Efforts Requirements” in this joint proxy statement/prospectus. Due to the size of Cigna’s business, Anthem may not be in compliance with the National Best Efforts Requirements immediately after completion of the merger.

Anthem will be required to submit to the BCBSA within 120 days of completion of the merger, an action plan for coming back into compliance with the National Best Efforts Requirements if it is in non-compliance as a result of the merger,. Under current BCBSA standards, Anthem would have to come back into compliance with the National Best Efforts Requirements no later than 24 months from when the relevant BCBSA committee makes a determination on Anthem’s action plan for coming back into compliance. Anthem believes there are multiple options at its disposal to re-establish compliance with the National Best Efforts Requirements well within the allotted timeframe, if necessary, including rebranding Cigna health care plans and related services so they are sold, marketed, administered or underwritten under the Blue Cross and Blue Shield names and marks, cedeing national Cigna accounts from other Blue Cross and Blue Shield member plans to Anthem or divesting certain business. Although Anthem strongly believes there would be numerous ways in which it could come back into compliance with the National Best Efforts Requirements within the required 24 month period, there can be no guarantee such efforts will be successful and failure to comply with the National Best Efforts Requirements can ultimately result in a termination of Anthem’s license agreements with the BCBSA under certain circumstances. In addition, the standards under Anthem’s license agreements may be modified in certain instances by the BCBSA. To the extent any such modifications are adopted in the future, they could have a material adverse effect on Anthem’s ability to come back into compliance with the National Best Efforts Requirements.

In the event that Anthem’s license agreements with the BCBSA were terminated, Anthem would no longer have the right to use the Blue Cross and Blue Shield names and marks or to sell Blue Cross and Blue Shield health insurance products and services in one or more of its service areas, which would have a material adverse effect on Anthem’s business. Furthermore, the BCBSA would be free to issue a license to use the Blue Cross and Blue Shield names and marks in these service areas to another entity. Anthem’s existing Blue Cross and Blue Shield members would be provided with instructions for obtaining alternative products and services licensed by the BCBSA. Upon termination of a license agreement, the BCBSA would have the right to impose a “Re-Establishment Fee” upon Anthem, which would be used in part to fund the establishment of a replacement Blue Cross and/or Blue Shield licensee in the vacated service areas. The fee is set at $98.33 per licensed enrollee. As of December 31, 2014, Anthem reported 28.6 million Blue Cross and/or Blue Shield enrollees. If the Re-Establishment Fee was applied to Anthem’s total Blue Cross and/or Blue Shield enrollees, Anthem would be assessed a fee of approximately $2.8 billion by the BCBSA. Accordingly, termination of the license agreements would have a material adverse effect on Anthem’s business, financial condition and results of operations.

The pending merger could potentially inhibit Anthem’s ability to successfully defend against the In re Blue Cross Blue Shield Antitrust Litigation.

Anthem is a defendant in multiple lawsuits that were initially filed in 2012 against the BCBSA as well as Blue Cross and/or Blue Shield licensees across the country. The cases were consolidated into a single multi-district lawsuit called In re Blue Cross Blue Shield Antitrust Litigation that is pending in the United States District Court for the Northern District of Alabama. Generally, the suits allege that the BCBSA and the Blue Cross and Blue Shield plans have engaged in a conspiracy to horizontally allocate geographic markets through license agreements, best efforts rules (which limit the percentage of non- Blue Cross and Blue Shield revenue of each plan), restrictions on acquisitions and other arrangements in violation of the Sherman Antitrust Act and related state laws. The cases were brought by two putative nationwide classes of plaintiffs, health plan subscribers and providers. Subscriber and provider plaintiffs each filed consolidated amended complaints on July 1, 2013. The consolidated amended subscriber complaint was also brought on behalf of putative state classes of health plan subscribers in Alabama, Arkansas, California, Florida, Hawaii, Illinois, Louisiana, Michigan, Mississippi, Missouri, New Hampshire, North Carolina, Pennsylvania, Rhode Island, South Carolina, Tennessee, and Texas. Defendants filed motions to dismiss in September 2013, which were argued in April 2014. In June 2014, the court denied the majority of the motions, ruling that plaintiffs had alleged sufficient facts at this stage of the litigation to avoid dismissal of their claims. Following the subsequent filing of amended complaints by each of the subscriber and provider plaintiffs, Anthem filed its answer and asserted its affirmative defenses in December 2014. Discovery has commenced and a mediator has been selected to assist in facilitating potential settlement of the litigation. Although Anthem intends to continue to vigorously defend these suits, their ultimate outcome cannot be presently determined. In addition, while Anthem does not believe that the pending merger with Cigna should have any detrimental effect on Anthem’s ability to successfully defend these suits, there can be no assurances that the pending merger will not increase Anthem’s risk in that regard.

If the mergers do not qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code, holders of Cigna common stock will be required to pay U.S. federal income taxes on the entire amount of their gain from the exchange of Cigna common stock for Anthem common stock and cash in the merger.

Anthem and Cigna intend for the mergers, taken together, to be treated as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. However, it is not a condition to Cigna’s obligation or Anthem’s obligation to complete the transactions that the mergers, taken together, be treated as a “reorganization.” If the second merger does not occur or if the IRS successfully challenges the treatment of the mergers as a “reorganization” within the meaning of Section 368(a) of the Code, a holder of Cigna common stock would recognize the entire amount of taxable gain or loss from the exchange of Cigna common stock for Anthem common stock and cash in the merger. See the section entitled “Anthem Proposal I: Approval of the Share Issuance and Cigna Proposal I: Adoption of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [●] of this joint proxy statement/prospectus.

The future results of the combined company may be adversely impacted if the combined company does not effectively manage its expanded operations following the completion of the merger.

Following the completion of the merger, the size of the combined company’s business will be significantly larger than the current size of either Anthem’s or Cigna’s respective businesses. The combined company’s ability to successfully manage this expanded business will depend, in part, upon management’s ability to design and implement strategic initiatives that address not only the integration of two discrete companies, but also the increased scale and scope of the combined business with its associated increased costs and complexity. There can be no assurances that the combined company will be successful or that it will realize the expected operating efficiencies, cost savings and other benefits currently anticipated from the merger.

The market price of the combined company’s common stock may be affected by factors different from those affecting the price of Anthem common stock or Cigna common stock.

Upon completion of the merger, holders of Anthem common stock and Cigna common stock will be holders of Anthem common stock. As the businesses of Anthem and Cigna are different, the results of operations as well as the price of the combined company’s common stock may in the future be affected by factors different from those factors affecting Anthem and Cigna as independent stand-alone companies. The combined company will face additional risks and uncertainties that Anthem or Cigna may currently not be exposed to as independent companies.

Risks relating to Anthem and Cigna.

Anthem and Cigna are, and following completion of the merger Anthem will continue to be, subject to the risks described in (1) Part I, Item 1A in Anthem’s Annual Report on Form 10-K for the year ended December 31, 2014, and filed with the SEC on February 24, 2015, (2) Part II, Item 1A in Anthem’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015, and filed with the SEC on July 29, 2015, (3) Part II, Item 1A in Anthem’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015, and filed with the SEC on April 29, 2015, (4) Part I, Item 1A in Cigna’s Annual Report on Form 10-K for the year ended December 31, 2014, and filed with the SEC on February 26, 2015, (5) Part II, Item 1A in Cigna’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015, and filed with the SEC on July 30, 2015, and (6) Part II, Item 1A in Cigna’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015, and filed with the SEC on April 30, 2015, in each case, incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page [●] of this joint proxy statement/prospectus.

THE COMPANIES

Anthem, Inc.

120 Monument Circle

Indianapolis, Indiana 46204

(317) 488-6000

Anthem is one of the largest health benefits companies in terms of medical membership in the United States, serving 38.5 million medical members through its affiliated health plans as of June 30, 2015. Anthem is an independent licensee of the BCBSA, an association of independent health benefit plans. Anthem serves its members as the Blue Cross licensee for California and as the BCBS licensee for Colorado, Connecticut, Georgia, Indiana, Kentucky, Maine, Missouri (excluding 30 counties in the Kansas City area), Nevada, New Hampshire, New York (as BCBS in 10 New York City metropolitan and surrounding counties, and as Blue Cross or BCBS in selected upstate counties only), Ohio, Virginia (excluding the Northern Virginia suburbs of Washington, D.C.) and Wisconsin. In a majority of these service areas Anthem does business as Anthem Blue Cross, Anthem Blue Cross and Blue Shield, Blue Cross and Blue Shield of Georgia, and Empire Blue Cross Blue Shield, or Empire Blue Cross (in its New York service areas). Anthem also conducts business through arrangements with other BCBS licensees in the states of South Carolina and Texas. Anthem conducts business through its AMERIGROUP Corporation, or Amerigroup, subsidiary, in Florida, Georgia, Kansas, Louisiana, Maryland, Nevada, New Jersey, New Mexico, New York, Tennessee, Texas and Washington. Anthem conducts business through its recently acquired Simply Healthcare Holdings, Inc. subsidiary in the state of Florida. Anthem also serves customers throughout the country as HealthLink, UniCare (including a non-risk arrangement with the state of Massachusetts), and in certain Arizona, California, Nevada, New York and Virginia markets through its CareMore Health Group, Inc., or CareMore, subsidiary. Anthem is licensed to conduct insurance operations in all 50 states through its subsidiaries.

Anthem offers a broad spectrum of network-based managed care plans to large and small employer, individual, Medicaid and Medicare markets. Anthem’s managed care plans include: preferred provider organizations, or PPOs; health maintenance organizations, or HMOs; point-of-service, or POS, plans; traditional indemnity plans and other hybrid plans, including consumer-driven health plans, or CDHPs; and hospital only and limited benefit products. In addition, Anthem provides a broad array of managed care services to self-funded customers, including claims processing, underwriting, stop loss insurance, actuarial services, provider network access, medical cost management, disease management, wellness programs and other administrative services. Anthem provides an array of specialty and other insurance products and services such as dental, vision, life and disability insurance benefits, radiology benefit management and analytics-driven personal health care. Anthem also provides services to the federal government in connection with the Federal Employee Program, or FEP.

Anthem’s managed care plans and products are designed to encourage providers and members to participate in quality, cost-effective health benefit programs by using the full range of Anthem’s innovative medical management services, quality initiatives and financial incentives. Anthem’s high business retention rates enable it to realize the long-term benefits of investing in preventive and early detection programs. Anthem’s ability to provide cost-effective health benefits products and services is enhanced through a disciplined approach to internal cost containment, prudent management of its risk exposure and successful integration of acquired businesses. In addition, Anthem’s ability to manage selling, general and administrative costs continues to be a driver of its overall profitability.

Anthem’s common stock is listed on the NYSE under the symbol “ANTM”.

For more information on Anthem, see the section entitled “Where You Can Find More Information” on page [●] of this joint proxy statement/prospectus.

Cigna Corporation

900 Cottage Grove Road

Bloomfield, Connecticut 06002

(860) 226-6000

Cigna, together with its subsidiaries, is a global health services organization dedicated to a mission of helping individuals improve their health, well-being and sense of security. To execute on its mission, Cigna’s strategy is to “Go Deep”, “Go Global” and “Go Individual” with a differentiated set of medical, dental, disability, life and accident insurance and related products and services offered by its subsidiaries. They:

•	GO DEEP by targeting key segments and geographies;

•	GO GLOBAL with solutions that leverage its capabilities in a borderless environment; and

•	GO INDIVIDUAL to better understand and satisfy the holistic needs of each person they serve.

In an increasingly retail oriented marketplace, Cigna delivers affordable and personalized products and services to customers through employer-based, government-sponsored and individual coverage arrangements. Cigna increasingly collaborates with health care providers to transition from volume-based fee for service arrangements toward a more value-based system designed to increase quality of care, lower costs and improve health outcomes. Cigna operates a customer-centric organization enabled by keen insights regarding customer needs, localized decision-making and talented professionals committed to bringing Cigna’s “Together All the Way” brand promise to life.

Cigna’s common stock is listed on the NYSE under the symbol “CI”.

For more information on Cigna, see the section entitled “Where You Can Find More Information” on page [●] of this joint proxy statement/prospectus.

Anthem Merger Sub Corp.

120 Monument Circle

Indianapolis, Indiana 46204

(317) 488-6000

Merger Sub is a Delaware corporation and a direct wholly owned subsidiary of Anthem. Merger Sub was formed exclusively for the purpose of completing the merger. At the effective time of the merger, Merger Sub will be merged with and into Cigna, with Cigna as the initial surviving corporation. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement.

ANTHEM SPECIAL MEETING

Anthem is providing this joint proxy statement/prospectus to its shareholders in connection with the solicitation of proxies to be voted at the Anthem special meeting (or any adjournment or postponement of the Anthem special meeting). This joint proxy statement/prospectus contains important information for you to consider when deciding how to vote on the matter brought before the Anthem special meeting. Please read it carefully and in its entirety.

Date, Time and Place

The date, time and place of the Anthem special meeting are set forth below:

Date:	[●]

Time:	[●] (Eastern Time)

Place:	[●]

You must have an admission ticket, as well as a form of government-issued photo identification, in order to be admitted to the Anthem special meeting. If you are an Anthem shareholder of record and received a printed copy of Anthem’s proxy materials, you must bring the admission ticket portion of your proxy card to be admitted to the Anthem special meeting. If you are a beneficial owner and your shares are held in the name of a broker, bank or other nominee, you must request an admission ticket in advance by mailing a request, along with proof of your ownership of Anthem common stock as of the close of business on the Anthem record date of [●], 2015, to Anthem Shareholder Services, 120 Monument Circle, Mail No. IN0102-B381, Indianapolis, Indiana 46204. Proof of ownership would be a bank or brokerage account statement in your name showing the number of shares of Anthem common stock held by you on the Anthem record date or a letter from your broker, bank or other nominee certifying the amount of your beneficial ownership interest as of the close of business on the Anthem record date.

If you wish to appoint a representative to attend the Anthem special meeting in your place, you must provide to Anthem Shareholder Services, 120 Monument Circle, Mail No. IN0102-B381, Indianapolis, Indiana 46204, the name of your representative, in addition to the admission ticket portion of your proxy card if you are an Anthem shareholder of record, or your proof of ownership if you are a beneficial owner, and the address where the admission ticket should be sent. An Anthem shareholder may only appoint one representative. Requests from Anthem shareholders which are legal entities must be signed by an authorized officer or other person legally authorized to act on behalf of the legal entity.

Requests received after [●], [●], may not be able to be processed in time to allow you to receive your admission ticket before the date of the Anthem special meeting so you should mail your request early.

No cameras, recording equipment, electronic devices, large bags, briefcases, signs or packages will be permitted in the Anthem special meeting. Mobile phones will be permitted in the meeting venue but may not be used for any purpose at any time while in the meeting venue. Violation of this rule can result in removal from the meeting venue. Please note that due to security reasons, all bags may be subject to search, and all persons who attend the Anthem special meeting may be required to pass through a metal detector or be subject to a hand wand search. Anthem will be unable to admit anyone who does not comply with these security procedures. No one will be admitted to the Anthem special meeting once the Anthem special meeting has commenced.

Purpose

At the Anthem special meeting, Anthem shareholders will vote on:

•	the approval of the share issuance; and

•	the approval of the adjournment of the Anthem special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the share issuance at the time of the Anthem special meeting.

The approval of the share issuance by Anthem shareholders is a condition to the obligations of Anthem and Cigna to complete the merger. The approval of the adjournment of the Anthem special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the share issuance at the time of the Anthem special meeting is not a condition to the obligations of Anthem or Cigna to complete the merger.

Recommendation of the Anthem Board of Directors

After consideration and consultation with its advisors, the Anthem board of directors by unanimous vote of those directors voting with one absent director separately indicating agreement (1) determined that the share issuance is in the best interests of Anthem and Anthem shareholders, and (2) approved the merger agreement and the transactions contemplated thereby, including the mergers and the share issuance. The Anthem board of directors by unanimous vote of those directors voting with one absent director separately indicating agreement recommends that Anthem shareholders vote “FOR” the share issuance and “FOR” the adjournment of the Anthem special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the share issuance at the time of the Anthem special meeting. See the sections entitled “Anthem Proposal I: Approval of the Share Issuance and Cigna Proposal I: Adoption of the Merger Agreement—Anthem’s Reasons for the Merger; Recommendation of the Anthem Board of Directors” and “Anthem Proposal II: Adjournment of Anthem Special Meeting” beginning on pages [●] and [●], respectively, of this joint proxy statement/prospectus for a more detailed discussion of the recommendation of the Anthem board of directors.

Anthem Record Date; Outstanding Shares; Shareholders Entitled to Vote

The Anthem board of directors has fixed the close of business on [●], 2015, as the Anthem record date, for determination of the Anthem shareholders entitled to vote at the Anthem special meeting and any adjournment or postponement thereof. Only Anthem shareholders of record on the Anthem record date are entitled to receive notice of, and to vote at, the Anthem special meeting or any adjournment or postponement thereof.

As of the close of business on the Anthem record date, there were [●] shares of Anthem common stock outstanding and entitled to vote at the Anthem special meeting, held by approximately [●] holders of record. Each outstanding share of Anthem common stock is entitled to one vote.

An alphabetical list of the names of all Anthem shareholders of record at the close of business on the Anthem record date will be available for inspection by any Anthem shareholder of record during regular business hours at Anthem’s executive offices and principal place of business at 120 Monument Circle, Indianapolis, Indiana 46204, beginning five business days before the date of the Anthem special meeting. This list will also be available at the Anthem special meeting for examination by Anthem shareholders present at the Anthem special meeting.

Quorum

In order for business to be conducted at the Anthem special meeting, 25% of the votes entitled to be cast on a matter, represented in person or by proxy, must be present. Abstentions are included in determining whether a quorum is present. If your shares are held in “street name” and you provide your broker, bank or other nominee with voting instructions, then your shares will be included in determining whether a quorum is present. If your shares are held in “street name” and you do not provide your broker, bank or other nominee with voting instructions, then your shares will not be included in determining whether a quorum is present.

Required Vote

To approve the share issuance, the votes cast “FOR” such proposal at the Anthem special meeting must exceed the votes cast “AGAINST” such proposal. Anthem cannot complete the merger unless its shareholders approve the share issuance. Because this proposal requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the Anthem special meeting, an abstention will have no effect on the outcome of any vote to approve the share issuance. A broker non-vote or other failure to vote will similarly have no effect on the outcome of any vote to approve the share issuance.

To approve the adjournment of the Anthem special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the share issuance at the time of the Anthem special meeting, the votes cast “FOR” such proposal at the Anthem special meeting must exceed the votes cast “AGAINST” such proposal. Because this proposal requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the Anthem special meeting, an abstention will have no effect on the outcome of any vote on the proposal to adjourn the Anthem special meeting. A broker non-vote or other failure to vote will similarly have no effect on the outcome of any vote to adjourn the Anthem special meeting.

Share Ownership of and Voting by Anthem Directors and Executive Officers

As of the close of business on the Anthem record date, Anthem’s directors and executive officers and their affiliates beneficially owned and were entitled to vote, in the aggregate, less than [●]% of the shares of Anthem common stock entitled to vote at the Anthem special meeting. It is expected that Anthem’s directors and executive officers and their affiliates will vote their shares “FOR” the share issuance and “FOR” the adjournment of the Anthem special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the share issuance at the time of the Anthem special meeting.

Voting of Shares

If you are an Anthem shareholder of record, you may submit your proxy or vote your shares of Anthem common stock on the matters presented at the Anthem special meeting in any of the following ways:

Over the Internet. You may vote over the Internet by going to www.envisionreports.com/antm and following the instructions. You will need to have your proxy card or voting instruction card, available when voting over the Internet. If you want to vote over the Internet, you must do so before 11:59 p.m., Eastern Time, on [●], [●]. If you vote over the Internet, you do not need to return a proxy card.

By telephone. You may vote by touchtone telephone by calling (800) 652-8683. You will need to have your proxy card or voting instruction card, available when voting by telephone. If you want to vote by telephone, you must do so before 11:59 p.m., Eastern Time, on [●], [●]. If you vote by telephone, you do not need to return a proxy card.

By mail. If you are a beneficial owner, you may vote by mail by signing and dating your proxy card or voting instruction card provided by your broker, bank or other nominee and mailing it in a postage-prepaid envelope. If you are an Anthem shareholder of record, you may vote by signing and dating your proxy card or voting instruction card and mailing it in a postage-prepaid envelope.

In person. You may attend the Anthem special meeting and vote in person.

If your shares of Anthem common stock are registered directly in your name with Anthem’s transfer agent, Computershare, then you are considered to be the Anthem shareholder “of record” with respect to those shares, and this joint proxy statement/prospectus and the accompanying proxy materials are being sent directly to you by Anthem.

If your shares are held in the name of a broker, bank or other nominee, then you are considered to hold those shares in “street name” and to be the “beneficial owner” of such shares. If you are a beneficial owner, then this joint proxy statement/prospectus and the accompanying proxy materials are being forwarded to you by your broker, bank or other nominee who is considered the Anthem shareholder of record with respect to the shares.

You may vote in person at the Anthem special meeting or you may designate another person—your proxy—to vote your shares of Anthem common stock. The written document used to designate someone as your proxy also is called a proxy or proxy card. Anthem urges you to submit a proxy to have your shares of Anthem common stock voted even if you plan to attend the Anthem special meeting. You can always change your vote at the Anthem special meeting.

If you are an Anthem shareholder of record, then you can vote your shares by any of the methods described above. If you are a beneficial owner and hold your shares in “street name”, you will receive separate instructions from your broker, bank or other nominee describing how to vote your shares. Those instructions will identify which of the above methods are available to you in order to have your shares voted.

If you plan to attend the Anthem special meeting and vote in person and you are an Anthem shareholder of record, then you will receive a ballot when you arrive. However, if you hold your shares in “street name”, then you must bring a legal proxy, executed in your favor, from the Anthem shareholder of record to the Anthem special meeting.

If you participate in the Anthem 401(k) Plan and you are invested in the Anthem common stock fund in your account, you may give voting instructions to the plan trustee as to the number of shares of Anthem common stock equivalent to the interest in the Anthem common stock fund credited to your account as of the most recent valuation date coincident with or preceding the Anthem record date. The trustee will vote your shares in accordance with your instructions received by [●], at [●], Eastern Time. You may also revoke previously given voting instructions by [●], at [●], Eastern Time, by filing with the trustee either written notice of revocation or a properly completed and signed voting instruction card bearing a later date. Your voting instructions will be kept confidential by the trustee. If you do not send instructions for a proposal, the trustee will vote the number of shares equal to the share equivalents credited to your account in the same proportion that it votes shares for which it did receive timely instructions.

You may specify whether your shares should be voted for or against, or whether you abstain from voting with respect to, the share issuance and the proposal to adjourn the Anthem special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the share issuance at the time of the Anthem special meeting.

Shares of Anthem common stock represented by proxies received by Anthem (whether through the return of the enclosed proxy card, by telephone or over the Internet), where the Anthem shareholder has specified his or her choice with respect to the proposals described in this joint proxy statement/prospectus will be voted in accordance with the specification so made. If you are an Anthem shareholder of record and you do not vote your proxy, no votes will be cast on your behalf on the proposals at the Anthem special meeting. If you sign and return your proxy card without specific voting instructions, or if you vote by telephone or over the Internet without indicating how you want to vote, your shares will be voted “FOR” the share issuance and “FOR” the adjournment of the Anthem special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the share issuance at the time of the Anthem special meeting. If you indicate, however, that you wish to vote against the share issuance, your shares of Anthem common stock will only be voted in favor of the adjournment proposal if you indicate that you wish to vote in favor of that proposal.

The Anthem board of directors does not intend to bring any matter before the Anthem special meeting other than that set forth above, and the Anthem board of directors is not aware of any matters that anyone else proposes to present for action at the Anthem special meeting.

Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the Anthem special meeting in person, please submit a proxy as promptly as possible, so that your shares may be represented and voted at the Anthem special meeting. If your shares are held in “street name” by your broker, bank or other nominee, please follow the instructions on the voting instruction card furnished to you by your broker, bank or other nominee.

Revocability of Proxies; Changing Your Vote

You may revoke your proxy at any time prior to the Anthem special meeting. If you provide more than one proxy, the proxy having the latest date will revoke any earlier proxy. If you attend the Anthem special meeting and you are an Anthem shareholder of record, you will be given the opportunity to revoke your proxy and vote in person. If you are a beneficial owner, you must have a legal proxy from your broker, bank or other nominee in order to vote in person.

Solicitation of Proxies; Expenses of Solicitation

This joint proxy statement/prospectus is being provided to Anthem shareholders in connection with the solicitation of proxies by the Anthem board of directors to be voted at the Anthem special meeting and at any adjournments or postponements of the Anthem special meeting. Anthem will bear all costs and expenses in connection with the solicitation of proxies from its shareholders, except that Cigna and Anthem have agreed to each pay one half of the costs and expenses incurred in connection with the filing, printing and mailing of this joint proxy statement/prospectus (other than the fees and expenses of each party’s attorneys and accountants, which shall be paid by the party incurring such fees and expenses).

Proxies may be solicited on Anthem’s behalf by Anthem’s directors, officers, employees and agents by telephone, electronic or facsimile transmission or in person. Anthem will enlist the help of banks and brokerage houses in soliciting proxies from their customers and reimburse them for their related out-of-pocket expenses. Anthem has also made arrangements with MacKenzie Partners, Inc. to assist in soliciting proxies and in communicating with Anthem shareholders. Anthem will pay MacKenzie Partners, Inc. reasonable and customary compensation plus reasonable out-of-pocket fees and expenses for these services.

Householding

Anthem shareholders who share the same last name and address may receive only one set of proxy materials (other than proxy cards, which will remain separate) unless Anthem receives contrary instructions from any Anthem shareholder at that address. This is referred to as “householding”. If you prefer to receive multiple copies of Anthem’s proxy materials at the same address, additional copies will be provided to you promptly upon written or oral request, and if you are receiving multiple copies of Anthem’s proxy materials, you may request that you receive only one copy. Please address requests for a copy of Anthem’s proxy materials to Secretary, Anthem, Inc., 120 Monument Circle, Mail No. IN0102-B381, Indianapolis, Indiana 46204 or by telephone at (800) 985-0999.

Adjournment

Although it is not currently expected, the Anthem special meeting may be adjourned, including for the purpose of soliciting additional proxies if there are not sufficient votes to approve the share issuance at the time of the Anthem special meeting or if less than a quorum is present in person or represented by proxy at the Anthem special meeting. Other than an announcement to be made at the Anthem special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice, unless a new record date is or must be established for the adjourned meeting. Any adjournment of the Anthem special meeting for the purpose of soliciting additional proxies will allow Anthem shareholders who have already sent in their proxies to revoke them at any time prior to their use at the Anthem special meeting as adjourned.

Tabulation of Votes; Results

Computershare has been appointed inspector of election for the Anthem special meeting. The inspector of election will determine the number of shares outstanding, the shares represented at the Anthem special meeting, the existence of a quorum, and the validity of proxies and ballots, and will count all votes and ballots.

Confidentiality of Votes

The vote of each Anthem shareholder is held in confidence, except (1) as necessary to meet applicable legal requirements and to assert or defend claims for or against Anthem; (2) if there is a contested proxy solicitation; (3) if an Anthem shareholder makes a written comment on the proxy card or otherwise communicates his or her vote to management; or (4) as necessary to allow the inspector of election to resolve any dispute about the authenticity or accuracy of a proxy card, consent, ballot, authorization or vote and to allow the inspector of election to certify the results of the vote.

Other Information

The matter to be considered at the Anthem special meeting is of great importance to Anthem shareholders. Accordingly, you are urged to read and carefully consider the information contained in or incorporated by reference into this joint proxy statement/prospectus and submit your proxy over the Internet or by telephone or complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope. If you submit your proxy over the Internet or by telephone, you do not need to return the enclosed proxy card.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Anthem special meeting, please contact:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

Telephone (Toll-Free): (800) 322-2885

Telephone (Collect): (212) 929-5500

Email: proxy@mackenziepartners.com

or

Anthem, Inc.

120 Monument Circle

Mail No. IN0102-B381

Indianapolis, Indiana 46204

Attention: Secretary

Telephone: (800) 985-0999

CIGNA SPECIAL MEETING

Cigna is providing this joint proxy statement/prospectus to its shareholders in connection with the solicitation of proxies to be voted at the Cigna special meeting (or any adjournment or postponement of the Cigna special meeting). This joint proxy statement/prospectus contains important information for you to consider when deciding how to vote on the matters brought before the Cigna special meeting. Please read it carefully and in its entirety.

Date, Time and Place

The date, time and place of the Cigna special meeting are set forth below:

Date:	[●]

Time:	[●] (Eastern Time)

Place:	[●]

You must have an admission ticket, as well as a valid form of government-issued photo identification, in order to be admitted to the Cigna special meeting. If you are a Cigna shareholder of record and received a printed copy of Cigna’s proxy materials, you must bring the admission ticket portion of your proxy card to be admitted to the Cigna special meeting. If you are a beneficial owner and your shares are held in the name of a broker, bank or other nominee, you must request an admission ticket in advance by mailing a request, along with proof of your ownership of Cigna common stock as of the close of business on the Cigna record date of [●], 2015, to Corporate Secretary, Cigna Corporation, Two Liberty Place, 16th Floor, 1601 Chestnut Street, Philadelphia, Pennsylvania 19192-1550. Proof of ownership would be a bank or brokerage account statement in your name showing the number of shares of Cigna common stock held by you on the Cigna record date or a letter from your broker, bank or other nominee certifying the amount of your beneficial ownership interest as of the close of business on the Cigna record date.

If you wish to appoint a representative to attend the Cigna special meeting in your place, you must provide to Corporate Secretary, Cigna Corporation, Two Liberty Place, 16th Floor, 1601 Chestnut Street, Philadelphia, Pennsylvania 19192-1550, the name of your representative, in addition to the admission ticket portion of your proxy card if you are a Cigna shareholder of record, or your proof of ownership if you are a beneficial owner, and the address where the admission ticket should be sent. A Cigna shareholder may only appoint one representative. Requests from Cigna shareholders which are legal entities must be signed by an authorized officer or other person legally authorized to act on behalf of the legal entity.

Requests received after [●], [●], may not be able to be processed in time to allow you to receive your admission ticket before the date of the Cigna special meeting so you should mail your request early.

No cameras, recording equipment, electronic devices, large bags, briefcases, signs or packages will be permitted in the Cigna special meeting. Mobile phones will be permitted in the meeting venue but may not be used for any purpose at any time while in the meeting venue. Violation of this rule can result in removal from the meeting venue. Please note that due to security reasons, all bags may be subject to search. Cigna will be unable to admit anyone who does not comply with these security procedures. No one will be admitted to the Cigna special meeting once the Cigna special meeting has commenced. Registration will begin at [●].

Purpose

At the Cigna special meeting, Cigna shareholders will be asked to consider and vote on:

•	a proposal to adopt the merger agreement;

•	a non-binding, advisory proposal to approve the compensation that may be paid or become payable to Cigna’s named executive officers in connection with the completion of the merger; and

•	a proposal to adjourn the Cigna special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Cigna special meeting.

The adoption of the merger agreement by Cigna shareholders is a condition to the obligations of Anthem and Cigna to complete the merger. The approval, on a non-binding, advisory basis, of the compensation that may be paid or become payable to Cigna’s named executive officers in connection with the completion of the merger is not a condition to the obligations of Anthem or Cigna to complete the merger. The approval of the adjournment of the Cigna special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Cigna special meeting also is not a condition to the obligations of Anthem or Cigna to complete the merger.

Recommendations of the Cigna Board of Directors

At a meeting on July 23, 2015, the Cigna board of directors unanimously (1) approved the merger agreement, (2) declared that the merger and the other transactions contemplated by the merger agreement are in the best interests of Cigna and its shareholders, (3) directed that the merger agreement be submitted to Cigna shareholders for their adoption, (4) recommended that Cigna shareholders vote “FOR” the adoption of the merger agreement and (5) further resolved that it recommend to the shareholders of Cigna that they approve a non-binding, advisory proposal to approve the compensation that may be paid or become payable to Cigna’s named executive officers in connection with the merger and the other transactions contemplated by the merger agreement pursuant to already existing contractual obligations of Cigna (as such obligations may be amended consistent with the terms of the merger agreement).

The Cigna board of directors unanimously recommends that Cigna shareholders vote “FOR” the adoption of the merger agreement, “FOR” the approval, on a non-binding, advisory basis, of the compensation that may be paid or become payable to Cigna’s named executive officers in connection with the completion of the merger and “FOR” the approval of the adjournment of the Cigna special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Cigna special meeting. See the sections entitled “Anthem Proposal I: Approval of the Share Issuance and Cigna Proposal I: Adoption of the Merger Agreement—Cigna’s Reasons for the Merger; Recommendation of the Cigna Board of Directors,” “Cigna Proposal II: Non-Binding, Advisory Vote on Compensation” and “Cigna Proposal III: Adjournment of Cigna Special Meeting” beginning on pages [●], [●] and [●], respectively, of this joint proxy statement/prospectus for a more detailed discussion of the recommendation.

Cigna Record Date; Outstanding Shares; Shareholders Entitled to Vote

Only holders of record of shares of Cigna common stock at the close of business on [●], the record date for the Cigna special meeting, will be entitled to notice of, and to vote at, the Cigna special meeting or any adjournments or postponements thereof.

A list of shareholders of record entitled to vote at the Cigna special meeting will be made available for a period of at least ten days prior to the date of the Cigna special meeting at Cigna’s executive offices and principal place of business at 900 Cottage Grove Road, Bloomfield, Connecticut for examination by Cigna shareholders during ordinary business hours. A Cigna shareholder desiring to examine the list should contact Cigna’s Shareholder Services to make necessary arrangements at:

Cigna Corporation

Two Liberty Place, 5th Floor

1601 Chestnut Street

Philadelphia, Pennsylvania 19192-1550

Attention: Shareholder Services

Email: shareholderservices@cigna.com

Tel.: (215) 761-3516

The list will also be available at the Cigna special meeting for examination by Cigna shareholders present at the Cigna special meeting.

As of the close of business on the Cigna record date, there were outstanding a total of [●] shares of Cigna common stock entitled to vote at the Cigna special meeting. As of the close of business on the Cigna record date, approximately [●]% of the outstanding shares of Cigna common stock were held by Cigna directors and executive officers and their affiliates. We currently expect that Cigna’s directors and executive officers and their affiliates will vote their Cigna shares in favor of the above listed proposals, although none of them has entered into any agreement obligating him or her to do so.

Quorum

A quorum is necessary to transact business at the Cigna special meeting. The holders of at least two-fifths of the issued and outstanding Cigna shares entitled to vote at the Cigna special meeting, present in person or represented by proxy at the Cigna special meeting, will constitute a quorum. Shares of Cigna common stock represented at the Cigna special meeting but not voted, including Cigna shares for which a shareholder directs an “abstention” from voting, will be counted as present for purposes of establishing a quorum. Broker non-votes (Cigna shares held by banks, brokers or other nominees—commonly referred to as shares held in “street name” —that are present in person or represented by proxy at the Cigna special meeting but with respect to which the broker or other shareholder of record is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the broker does not have discretionary voting power on such proposal), if any, will not be counted as present for purposes of establishing a quorum.

Required Vote

Adoption of the merger agreement requires the affirmative vote, in person or by proxy, of the holders of a majority of all outstanding shares of Cigna common stock entitled to vote on such proposal.

Approval, on a non-binding advisory basis, of the compensation that may be paid or become payable to Cigna’s named executive officers in connection with the completion of the merger requires the affirmative vote, in person or by proxy, of the holders of a majority of the shares of Cigna common stock present in person or represented by proxy at the Cigna special meeting and entitled to vote on such proposal.

Approval of the adjournment of the Cigna special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Cigna special meeting requires the affirmative vote, in person or by proxy, of the holders of a majority of the shares of Cigna common stock present in person or represented by proxy at the Cigna special meeting and entitled to vote on such proposal.

Failure to Vote, Broker Non-Votes and Abstentions

If your shares are held in “street name” and you fail to instruct your bank, broker or other nominee to vote, it will have the effect of a vote against the proposal to adopt the merger agreement and will have no effect on the non-binding, advisory proposal to approve the compensation that may be paid or become payable to Cigna’s named executive officers in connection with the completion of the merger or the proposal to adjourn the Cigna special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Cigna special meeting.

If you are a Cigna shareholder and you mark your proxy or voting instructions to abstain, it will have the effect of a vote against each of the proposal to adopt the merger agreement, the non-binding, advisory proposal to approve the compensation that may be paid or become payable to Cigna’s named executive officers in connection with the completion of the merger and the proposal to adjourn the Cigna special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Cigna special meeting.

Voting of Cigna Shares Owned as a Record Holder

If your name is registered on Cigna’s shareholder records as the owner of shares, you are the “record holder”. This may include shares held at Computershare from restricted stock that has vested, shares acquired through an option exercise and shares issued in settlement of strategic performance share awards. If you hold shares as a record holder, there are four ways that you can vote your shares: over the Internet, by telephone, by mail or in person.

Voting Over the Internet. Vote at www.investorvote.com/ci. The Internet voting system is available 24 hours a day until 11:59 p.m. Eastern Time on [●]. Once you enter the Internet voting system, you can record and confirm (or change) your voting instructions.

Voting by Telephone. Use the telephone number shown on your proxy card. The telephone voting system is available 24 hours a day in the United States until 11:59 p.m., Eastern Time, on [●]. Once you enter the telephone voting system, a series of prompts will tell you how to record and confirm (or change) your voting instructions.

Voting by Mail. A proxy card is enclosed for your use. In order to vote by mail, you must mark, sign and date the accompanying proxy and return it promptly in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of Cigna common stock represented by it will be voted at the Cigna special meeting or any adjournment thereof in accordance with the instructions contained in the proxy. For your mailed proxy card to be counted, Cigna must receive it before [●].

Voting in Person. We urge you to vote by proxy (over the Internet, by telephone or by mail) even if you plan to attend the Cigna special meeting. This will help us know whether enough votes will be present to hold the meeting and whether enough votes will be present to adopt the merger agreement. However, if you plan to attend the Cigna special meeting and wish to vote in person, you will be given a ballot at the Cigna special meeting. You may also send a personal representative with a valid legal proxy executed in his or her favor from you authorizing him or her to vote at the Cigna special meeting.

Shares held by Fidelity in an employee stock account

Employee stock accounts maintained by Fidelity include unvested restricted stock which is votable if held on the record date. You should follow the rules above for voting shares held as a record holder.

Voting of Cigna Shares Held in the Cigna Stock Fund of the Cigna 401(k) Plan

If you have money invested in the Cigna Stock Fund of the Cigna 401(k) Plan, you may provide voting instructions as to the number of shares allocated to your account as of the close of business on the record date. However, you have an earlier deadline for submitting voting instructions. Your voting instructions must be received by 11:59 p.m., Eastern Time, on [●]. You may vote over the Internet, by telephone or by mail (as described in “—Voting of Cigna Shares Owned as a Record Holder”), but you may not vote shares allocated to your Cigna 401(k) Plan accounts in person at the Cigna special meeting. The plan trustees will vote such shares in accordance with your voting instructions if they are received in a timely manner. If the trustee does not receive instructions by the [●] deadline, you do not vote or you return your proxy card with unclear voting instructions or no voting instructions, the plan trustees will vote the number of shares allocated to your Cigna 401(k) Plan account as instructed by Cigna’s Retirement Plan Committee or its designee. Your voting instructions will be kept confidential under the terms of the plan.

Shares allocated to your Cigna 401(k) Plan account, shares held in an employee stock account with Fidelity and shares held at Computershare may be aggregated on one proxy card. Please note that if voting instructions are submitted after 11:59 p.m., Eastern Time, on [●], your vote will be counted for any shares held at Computershare or in your employee stock accounts at Fidelity, but not with respect to shares allocated to your Cigna 401(k) Plan account.

Voting of Cigna Shares Held in Street Name

If your shares are held in “street name”, you may instruct your bank, broker or other nominee to vote your Cigna shares by following the instructions that the bank, broker or other nominee provides to you with these materials. Most brokers offer the ability for shareholders to submit voting instructions by mail by completing a voting instruction card, by telephone and via the Internet. If you do not provide voting instructions to your broker, your Cigna shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. This is called a broker non-vote. With respect to the proposal to adopt the merger agreement, a broker non-vote will have the effect of a vote against the proposal. With respect to the non-binding, advisory proposal to approve the compensation that may be paid or become payable to Cigna’s named executive officers in connection with the completion of the merger and the proposal to adjourn the Cigna special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Cigna special meeting, assuming a quorum is present, a broker non-vote will have no effect on such proposals.

If your Cigna shares are held in “street name”, and you wish to vote at the Cigna special meeting in person, you must bring to the Cigna special meeting a legal proxy executed in your favor from the record holder of the Cigna shares authorizing you to vote at the Cigna special meeting. If you request a legal proxy from your bank, broker or custodian, any previously executed proxy will be revoked and your vote will not be counted unless you vote in person at the Cigna special meeting or appoint another valid legal proxy to vote on your behalf.

Revocability of Proxies; Changing Your Vote

You may revoke your proxy or change your vote at any time before your proxy is voted at the Cigna special meeting.

If you own Cigna shares as the record holder, you may change your vote in one of four ways:

•	by entering new instructions by telephone or Internet before 11:59 p.m., Eastern Time, on [●];

•	by sending a new proxy card with a later date than the card submitted earlier (Cigna must receive your new proxy card before 8:00 a.m., Eastern Time, on [●]);

•	by sending to the corporate secretary of Cigna a letter containing the name in which your shares are registered, the date of the proxy you wish to revoke or change, your new voting instructions, if applicable, and your signature (Cigna must receive your new proxy card before 8:00 a.m., Eastern Time, on [●]); or

•	by voting in person (or sending a personal representative with a valid proxy) at the Cigna special meeting after revoking your proxy by letter to the corporate secretary of Cigna.

If you hold Cigna shares in “street name”, you may revoke your proxy or change your vote in one of two ways:

•	by submitting new voting instructions in the manner provided by your bank, broker or other nominee; or

•	by contacting your bank, broker or other nominee to request a proxy to vote in person at the Cigna special meeting.

Written notices of revocation and other communications about revoking Cigna proxies should be addressed to Corporate Secretary, Cigna Corporation, Two Liberty Place, 16th Floor, 1601 Chestnut Street, Philadelphia, Pennsylvania 19192-1550.

Once voting on a particular matter is completed at the Cigna special meeting, a Cigna shareholder will not be able to revoke its proxy or change its vote as to that matter.

How Proxies are Counted

All Cigna shares represented by valid proxies that Cigna receives through this solicitation and that are not revoked will be voted in accordance with the instructions on the proxy card. Properly executed proxies that do not contain voting instructions with respect to the proposal to adopt the merger agreement, the non-binding, advisory proposal to approve the compensation that may be paid or become payable to Cigna’s named executive officers in connection with the completion of the merger or the proposal to adjourn the Cigna special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Cigna special meeting, will be voted “FOR” each such proposal. If you indicate, however, that you wish to vote against the proposal to adopt the merger agreement, your shares of Cigna common stock will only be voted in favor of the adjournment proposal if you indicate that you wish to vote in favor of that proposal.

At the date of this joint proxy statement/prospectus, Cigna management has no knowledge of any business that will be presented for consideration at the Cigna special meeting and which would be required to be set forth in this joint proxy statement/prospectus or the related Cigna proxy card other than the matters set forth in Cigna’s Notice of Special Meeting of Shareholders. If any other matter is properly presented at the Cigna special meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.

Solicitation of Proxies; Expenses of Solicitation

Cigna will bear the entire cost of soliciting proxies from its shareholders, except that Cigna and Anthem have agreed to each pay one half of the costs and expenses incurred in connection with the filing, printing and mailing of this joint proxy statement/prospectus (other than the fees and expenses of each party’s attorneys and accountants, which shall be paid by the party incurring such fees and expenses). In addition to the solicitation of proxies by mail, Cigna will request that banks, brokers and other nominees send proxies and proxy material to the beneficial owners of Cigna common stock and secure their voting instructions, if necessary. Cigna will reimburse the record holders for their reasonable out-of-pocket expenses in taking those actions.

Directors, officers and other employees of Cigna may solicit proxies by telephone, the Internet, facsimile or letter or by meetings with shareholders or their representatives. Cigna has also made arrangements with Innisfree M&A Incorporated to assist in soliciting proxies and in communicating with Cigna shareholders. Cigna will pay Innisfree reasonable and customary compensation plus reasonable out-of-pocket fees and expenses for these services.

Householding

If you and other residents at your mailing address own shares of Cigna common stock in “street name”, your broker, bank or other nominee should have notified you that your household will receive only one set of proxy materials, but each Cigna shareholder who resides at your address will receive a separate proxy card or voting instruction form. This practice is known as “householding”. Unless you responded that you did not want to participate in householding, you were deemed to have consented to the process. Householding benefits both you and Cigna because it reduces the volume of duplicate information received at your household and helps Cigna reduce expenses and conserve natural resources. If you prefer to receive multiple copies of Cigna’s proxy materials at the same address, additional copies will be provided to you promptly upon written or oral request. Please address requests for a copy of Anthem’s proxy materials to Shareholder Services, Cigna Corporation, Two Liberty Place (5th floor), Philadelphia, Pennsylvania 19192 or by telephone at (215) 761-3516.

If you would like to receive your own set of future notices, proxy materials and Annual Reports on Form 10-K, or if you share an address with another Cigna shareholder and together both of you would like to receive only a single set of such materials, please contact Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or (800) 542-1061. The request must be made by each person in the household. Be sure to indicate your name, the name of your broker, bank or other nominee, and your account number. The revocation of your consent to householding will be effective 30 days following its receipt.

Adjournment

If a quorum is not present or represented by proxy at the Cigna special meeting, the chairman of the meeting or a majority of the voting power entitled to vote thereon, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented by proxy. If a quorum is present at the Cigna special meeting, but there are not sufficient votes at the time of the Cigna special meeting to approve the merger agreement, then Cigna shareholders may be asked to vote on the proposal to adjourn the Cigna special meeting, if necessary or appropriate, to solicit additional proxies to adopt the merger agreement. In addition, the chairman of the meeting shall have the power to adjourn the meeting to another place, date or time. If the adjournment is for more than thirty days, or, if after adjournment a new record date is set, a notice of the adjourned meeting will be given to each Cigna shareholder of record entitled to vote at the meeting. At any subsequent reconvening of the Cigna special meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting and all proxies will be voted in the same manner as they would have been voted at the original convening of the Cigna special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.

Tabulation of Votes; Results

Computershare has been appointed inspector of election for the Cigna special meeting. The inspector of election will determine the number of shares outstanding, the shares represented at the Cigna special meeting, the existence of a quorum, and the validity of proxies and ballots, and will count all votes and ballots.

Confidentiality of Votes

All votes are confidential. Your voting records will not be disclosed to Cigna, except as required by law, in contested Cigna board of directors elections or certain other limited circumstances.

Other Information

The matters to be considered at the Cigna special meeting are of great importance to Cigna shareholders. Accordingly, you are urged to read and carefully consider the information contained in or incorporated by reference into this joint proxy statement/prospectus and submit your proxy over the Internet or by telephone or complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope. If you submit your proxy over the Internet or by telephone, you do not need to return the enclosed proxy card.

Assistance

If you have any questions concerning the merger, the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Cigna’s named executive officers in connection with the completion of the merger or the proposal to adjourn the Cigna special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement, or if you would like additional copies of the accompanying joint proxy statement/prospectus or need help submitting a proxy to have your shares of Cigna common stock voted, please contact Cigna’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Shareholders May Call Toll-Free: (877) 456-3510

Banks & Brokers May Call Collect: (212) 750-5833

or

Cigna Corporation

Two Liberty Place, 5th Floor

1601 Chestnut Street

Philadelphia, Pennsylvania 19192-1550

Attention: Shareholder Services

Telephone: (215) 761-3516

Email: shareholderservices@cigna.com

ANTHEM PROPOSAL I: APPROVAL OF THE SHARE ISSUANCE AND

CIGNA PROPOSAL I: ADOPTION OF THE MERGER AGREEMENT

General

This joint proxy statement/prospectus is being provided to Anthem shareholders in connection with the solicitation of proxies by the Anthem board of directors to be voted at the Anthem special meeting and at any adjournments or postponements of the Anthem special meeting. At the Anthem special meeting, Anthem will ask Anthem shareholders to vote on the approval of the share issuance and the adjournment of the Anthem special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the share issuance at the time of the Anthem special meeting.

This joint proxy statement/prospectus is being provided to Cigna shareholders in connection with the solicitation of proxies by the Cigna board of directors to be voted at the Cigna special meeting and at any adjournments or postponements of the Cigna special meeting. At the Cigna special meeting, Cigna shareholders will be asked to consider and vote on (1) a proposal to adopt the merger agreement, (2) a non-binding, advisory proposal to approve the compensation that may be paid or become payable to Cigna’s named executive officers in connection with the completion of the merger and (3) a proposal to adjourn the Cigna special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Cigna special meeting.

The merger agreement provides for the merger of Merger Sub with and into Cigna. As a result of the merger, the separate corporate existence of Merger Sub will cease, and Cigna will continue as the initial surviving corporation in the merger and a wholly owned subsidiary of Anthem. If certain tax opinions are delivered by the outside counsel of each of Anthem and Cigna to each of Anthem and Cigna, respectively, prior to the effective time of the merger to the effect that the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, immediately following the completion of the merger, the initial surviving corporation will merge with and into Anthem pursuant to the terms of the second merger agreement (see the section entitled “The Merger Agreement—Second Merger Agreement” for a description of the second merger agreement) and Anthem will continue as the surviving corporation. The merger will not be completed without the approval of the share issuance by Anthem shareholders and the adoption of the merger agreement by Cigna shareholders. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus. You are urged to read the merger agreement in its entirety because it is the legal document that governs the merger. For additional information about the merger, see the section entitled “The Merger Agreement” beginning on page [●] of this joint proxy statement/prospectus.

As of the effective time of the merger, each share of Cigna common stock issued and outstanding immediately prior to the effective time of the merger (other than (1) Cigna treasury shares, (2) shares of Cigna common stock beneficially owned by Anthem or a subsidiary of Cigna or Anthem (including Merger Sub), (3) shares of Cigna common stock that are owned by Cigna shareholders who have not voted in favor of the merger and who have properly demanded in writing appraisal for such shares pursuant to Section 262 of the DGCL and (4) shares of Cigna common stock subject to Cigna restricted stock awards) will be converted into the right to receive (x) $103.40 in cash, without interest, and (y) 0.5152 shares of Anthem common stock. Based on the number of shares of Cigna common stock outstanding as of September 25, 2015, Anthem expects to issue approximately 132,711,690 shares of Anthem common stock to Cigna shareholders pursuant to the merger. The actual number of shares of Anthem common stock to be issued pursuant to the merger will be determined at the completion of the merger based on the number of shares of Cigna common stock and the number of shares of vested Cigna stock options outstanding at such time. Based on the number of shares of Cigna common stock outstanding as of September 25, 2015, and the number of shares of Anthem common stock outstanding as of September 25, 2015, it is expected that, immediately after completion of the merger, former Cigna shareholders will own approximately 33% of the outstanding shares of Anthem common stock.

Background of the Merger

The Cigna board of directors and senior management of Cigna regularly review and assess Cigna’s results of operations, financial performance, prospects and competitive position as well as industry conditions and regulatory developments as they may each impact Cigna’s long-term strategic goals and plans with a goal of maximizing shareholder value. In connection with these reviews and assessments, the Cigna board of directors and senior management of Cigna regularly evaluate potential strategic alternatives relating to Cigna and its business, including possible acquisitions, divestitures and business combination transactions.

The Anthem board of directors and senior management of Anthem regularly review and assess Anthem’s results of operations, financial performance, prospects and competitive position as well as industry conditions and regulatory developments as they may each impact Anthem’s long-term strategic goals and plans with a goal of maximizing shareholder value. In connection with these reviews and assessments, the Anthem board of directors and senior management of Anthem regularly evaluate potential strategic alternatives relating to Anthem and its business, including possible acquisitions, divestitures and business combination transactions.

As part of Anthem’s and Cigna’s reviews and assessments, Anthem and Cigna have considered a number of factors, including the potential for industry consolidation, the highly competitive marketplace for health care insurance, increased regulation, the wide range of competitors in the industry and the importance of increased affordability, personalization and improved quality and technology to continuing success.

As the industry dynamics have evolved over the past several years, senior management of Anthem and Cigna have engaged in various discussions with respect to a potential business combination transaction involving the two companies. In addition, as part of Anthem’s and Cigna’s evaluation of potential strategic alternatives, senior management of Anthem and Cigna also have engaged in discussions with other industry participants regarding possible acquisitions, divestitures and business combination transactions.

On May 6, 2014, Mr. Joseph Swedish, Anthem’s president and chief executive officer, had an introductory telephone call with Mr. David Cordani, Cigna’s president and chief executive officer.

On June 5, 2014, Mr. Swedish met with Mr. Cordani to discuss the potential benefits of a business combination and Anthem’s interest in exploring a potential business combination with Cigna. A preliminary review of a potential business combination suggested to both the senior management of Anthem and Cigna that a strategic transaction involving the two companies might create substantial value for Anthem’s and Cigna’s respective shareholders and customers. This preliminary review suggested that the combination of the two companies could yield immediate value through the realization of synergies and expand consumer choice, quality and affordability, as well as potentially significantly increase the capability of each company to realize its current strategic vision. This preliminary review also indicated that a combination of Anthem and Cigna could be the most attractive strategic alternative available to either company.

From July 2014 through October 2014, Mr. Swedish and Mr. Cordani met several more times, both in person and telephonically, during which they continued their discussions regarding a potential business combination of Anthem and Cigna, including discussions about value creation, governance of the combined company and leadership of the combined company. On August 12, 2014, in connection with these discussions, Anthem and Cigna entered into a mutual confidentiality agreement.

On August 18, 2014, members of Anthem’s and Cigna’s senior management met in Chicago, Illinois to discuss the potential benefits of a business combination, the value that a combination of Anthem and Cigna could create and the governance and leadership structure of the combined company.

On September 4, 2014, Mr. Wayne DeVeydt, executive vice president and chief financial officer of Anthem, and other members of Anthem’s senior management met with Mr. Thomas McCarthy, the chief financial officer of Cigna, and other members of Cigna’s senior management to continue their discussions regarding the potential value that a combination of Anthem and Cigna could create, including key value drivers and potential synergies.

On September 24, 2014, the Cigna board of directors held a telephonic meeting. Members of Cigna’s senior management also attended portions of the meeting. At this meeting, among other topics, members of senior management of Cigna provided the Cigna board of directors with a general update on strategy and Cigna’s recent discussions with Anthem and an overview of the competitive landscape within the industry.

On October 1 and 2, 2014, the Anthem board of directors held a regular meeting. Members of Anthem’s senior management also attended portions of the meeting. At this meeting, members of Anthem’s senior management and the Anthem board of directors discussed, among other things, the state of the health benefits industry in general, trends in and prospects for the health benefits industry and the health benefits industry transaction environment, as well as Anthem’s recent discussions with Cigna.

On October 9, 2014, Mr. Cordani met with the chief executive officer of another health benefits company, referred to as “Company A” in this joint proxy statement/prospectus, in Boston, Massachusetts. The two discussed, among other things, recent trends in the health care industry.

On October 21 and 22, 2014, at a regularly scheduled meeting of the Cigna board of directors, senior management of Cigna updated the board of directors on the current status of discussions regarding the potential strategic alternatives that may be available to Cigna.

On October 23, 2014, Mr. Cordani and Mr. McCarthy met with the chief executive officer and the chief financial officer of another health benefits company, referred to as “Company B” in this joint proxy statement/prospectus, to discuss various matters facing the health care industry and the potential for consolidation, including the potential value that might be created through a combination of Cigna and Company B.

On November 10, 2014, the Cigna board of directors held a special telephonic meeting. Members of Cigna’s senior management also attended portions of the meeting. At the meeting, members of senior management updated the Cigna board of directors on the recent conversations between the senior management of Company B and provided a general update on potential strategic alternatives.

During November and December 2014, senior management of Cigna and senior management of Anthem held several meetings during which they continued their discussions of a potential business combination, including a discussion on the potential impact of the rules governing the BCBSA on a potential transaction, various ways in which the combined company could ensure compliance with the BCBSA rules and the pending antitrust litigation relating to the BCBSA rules described in Anthem’s public filings, referred to as the “pending BCBSA antitrust litigation” in this joint proxy statement/prospectus. At one of these meetings, Mr. George A. Schaefer, Jr., the chairman of the Anthem board of directors, and Mr. Isaiah Harris, the chairman of the Cigna board of directors, attended. At certain of these meetings, Mr. Swedish and Mr. Cordani also met separately and discussed the value that a combination of Anthem and Cigna could create and the governance and leadership structure of the combined company.

During November and December 2014, senior management of Cigna and senior management of Company B held several meetings to discuss the merits of a potential business combination and explored the data supporting a potential combination. This series of meetings ended with the chief executive officer of Company B indicating to Mr. Cordani that Company B was not interested in continuing to explore a potential transaction.

On December 3 and 4, 2014, the Cigna board of directors held a regularly scheduled meeting. Members of Cigna’s senior management, representatives of Morgan Stanley & Co. LLC, referred to as “Morgan Stanley” in this joint proxy statement/prospectus, and Cigna’s outside counsel also attended portions of the meeting. During this meeting, senior management of Cigna provided an update on the ongoing review of potential strategic alternatives. In addition, Cigna’s outside counsel provided the Cigna board of directors with an overview of the fiduciary duties of the Cigna board of directors. Cigna’s outside counsel also provided an overview of regulatory considerations with respect to various potential scenarios for industry consolidation, including a combination of

Anthem and Cigna. In connection with Cigna’s ongoing discussions with Anthem, Cigna’s outside counsel also provided the Cigna board of directors with an overview of the rules governing the BCBSA and the potential implications of these rules on any transaction with Anthem. At this meeting, representatives from Morgan Stanley reviewed the current market environment and strategic landscape, and the Cigna board of directors discussed the potential for significant value to be created for Cigna’s shareholders as a result of a combination of Anthem and Cigna.

On December 11, 2014, Mr. Cordani met with the chief executive officer of Company A in Washington, D.C. The two discussed, among other things, recent trends in the health care industry. The chief executive officer of Company A also indicated to Mr. Cordani that if material events or developments were to occur within the health care industry, the chief executive officer of Company A would be interested in having further conversations with Mr. Cordani.

On January 16, 2015, the senior management of Cigna and senior management of Anthem met in Indianapolis to continue discussions regarding a potential business combination between Anthem and Cigna, including a discussion on the potential impact of the rules governing the BCBSA on a potential transaction, various ways in which the combined company could ensure compliance with the BCBSA rules and the pending BCBSA antitrust litigation.

On January 19, 2015, Mr. McCarthy met with the chief financial officer of Company B to continue to explore the possibility of a transaction between the two companies, and, at this meeting, the chief financial officer of Company B reiterated that Company B was not interested in further exploring a potential transaction with Cigna.

On January 29, 2015, Anthem learned of a cyber attack on its IT systems. This data breach became widely publicized over the course of the next week.

On January 30, 2015, the senior management of Cigna and senior management of Anthem met telephonically to continue discussions regarding a potential business combination between Anthem and Cigna, including further discussions on the potential impact of the rules governing the BCBSA on a potential transaction, various ways in which the combined company could ensure compliance with the BCBSA rules and the pending BCBSA antitrust litigation.

During the week of February 1, 2015, Mr. Cordani spoke via telephone with Mr. Swedish on several occasions to discuss a potential business combination involving Anthem and Cigna, to follow up on a prior discussion between Anthem’s and Cigna’s respective financial advisors and to schedule a meeting with members of both companies’ respective senior management.

On February 6, 2015, certain members of the senior management of Anthem and Cigna met in order to discuss the potential advantages of a transaction. At this meeting, senior management discussed the potential for meaningful value creation as a result of a combination of the two companies, the potential implications of the rules governing the BCBSA, the pending BCBSA antitrust litigation, the feasibility of a combination between the two companies at that time and the governance and leadership structure of the combined company.

On February 18 and 19, 2015, the Anthem board of directors convened a regularly scheduled meeting in Scottsdale, Arizona. Members of Anthem’s senior management and a representative of White & Case LLP, referred to as “White & Case” in this joint proxy statement/prospectus, outside legal counsel to Anthem, also attended portions of this meeting. At this meeting, White & Case provided an overview to the Anthem board of directors of the basic legal standards and obligations, including fiduciary duties under Indiana law, relevant to the Anthem board of directors’ consideration of a potential transaction with Cigna. Members of Anthem’s senior management and the Anthem board of directors also discussed, among other things, the state of the health benefits industry in general, trends in and prospects for the health benefits industry and the health benefits industry transaction environment, as well general transaction structures, governance considerations and financial terms of a possible business combination with Cigna. The Anthem board of directors additionally discussed and considered the potential impact that a transaction with Cigna would have on Anthem’s relationships with other members of the BCBSA and the pending BCBSA antitrust litigation and how the standards and guidelines of the BCBSA would be applied in connection with a merger with Cigna.

After extensive discussion and analysis, the Anthem board of directors concluded at the February 18 and 19, 2015 board meeting not to pursue a transaction with Cigna at that time, primarily because there were no signs of imminent industry consolidation that would take away future optionality for Anthem which, when coupled with both the uncertainty in the pending BCBSA antitrust litigation that was still in an early stage and the possibility that an announced transaction could cause a competitor of Anthem to bid for Cigna, led the Anthem board of directors to conclude, on balance, that there was no immediate rush to combine with Cigna at that time and would instead wait and see how industry developments and the pending BCBSA antitrust litigation would unfold over the coming months. Later in February 2015, Mr. Swedish spoke with Mr. Cordani, and Mr. Swedish indicated that Anthem was going to put on hold its pursuit of a potential business combination with Cigna for the reasons discussed above.

On February 25 and 26, 2015, the Cigna board of directors held a regularly scheduled meeting in Phoenix, Arizona. Members of Cigna’s senior management and representatives of Morgan Stanley and Cravath, Swaine & Moore LLP, referred to as “Cravath” in this joint proxy statement/prospectus, Cigna’s outside counsel, also attended. Members of senior management presented updates on Cigna’s ongoing strategic review, including the significant potential value that could be created through a combination with Anthem, the most recent discussions with Anthem and Anthem’s reasons for terminating the discussions. During this meeting, a representative from Cravath provided an overview of directors’ fiduciary duties under Delaware law in assessing strategic alternatives. In addition, representatives from Morgan Stanley reviewed current market considerations, including the various potential alternatives available to Cigna.

On March 4, 2015, Mr. Swedish met with the chief executive officer of Company B in Washington, D.C. During this meeting, Mr. Swedish and the chief executive officer of Company B discussed a variety of topics, including recent developments in the health benefits industry and potential industry consolidation, including the prospect of Anthem combining with Company B.

On March 9, 2015, Mr. Cordani called the chief executive officer of Company B to discuss a variety of topics, including various matters facing the health care industry, the potential for industry consolidation and the potential value that might be created through a combination of Cigna and Company B.

On March 24, 2015, Mr. Swedish again met with the chief executive officer of Company B while they were both in Washington, D.C. to attend a function for industry leaders. During this meeting, Mr. Swedish and the chief executive officer of Company B discussed a variety of topics, including recent developments in the health benefits industry and potential industry consolidation, including the prospect of Anthem combining with Company B.

On March 25, 2015, Mr. Cordani also met with the chief executive officer of Company B in Washington, D.C. The two discussed, among other things, recent developments in the industry, the potential for consolidation and how consolidation may result in improved affordability, access, quality and cost of care management capabilities. The chief executive officer of Company B agreed with Mr. Cordani that additional engagement between the two companies could be productive.

Over the next few weeks, members of Cigna’s senior management continued to review and assess Cigna’s long-term strategic goals and plans, including the possibility of a combination with other industry participants in light of the fact that Anthem had decided not to pursue further discussions about a potential business combination with Cigna at that time.

On April 21 and 22, 2015, the Cigna board of directors held a regularly scheduled meeting in Bloomfield, Connecticut. Members of Cigna’s senior management and representatives of Morgan Stanley and Cravath also attended portions of the meeting. At this meeting, members of senior management reviewed the key elements of Cigna’s ongoing review of alternatives, the dynamic and changing landscape in which the U.S. health segments were operating and the various alternatives available to Cigna. Representatives of Morgan Stanley also presented a review of opportunities available to Cigna and the strategic rationale for an acquisition of Company B. After discussion, the Cigna board of directors concluded that senior management should further explore the possibility of a transaction with Company B, including exploration via a meeting between Mr. Cordani and Company B’s chief executive officer at which Mr. Cordani would provide a non-binding indication of interest to acquire Company B at a price per share of $230.

On April 25, 2015, Mr. Cordani met with the chief executive officer of Company B and delivered a written, non-binding indication of interest proposing to acquire 100% of the outstanding common stock of Company B for a price of $230 per share, with a consideration mix split roughly equally between cash and new Cigna equity. Over the course of the following several weeks, Mr. Cordani had several conversations with the chief executive officer of Company B regarding the status of Company B’s review of Cigna’s proposal.

On April 30, 2015, the chief executive officer of Company B telephoned Mr. Cordani to tell him that the board of directors of Company B was considering Cigna’s proposal and that Cigna should expect a response by the middle to end of May. Mr. Cordani followed-up via telephone with the chief executive officer of Company B on May 1, 2015, and May 8, 2015, in order to check on the status of Company B’s response.

On May 12 and 13, 2015, the Anthem board of directors held a regularly scheduled meeting in Indianapolis, Indiana. Members of Anthem’s senior management also attended portions of the meeting. At this meeting, members of senior management reviewed the key elements of Anthem’s ongoing review of the dynamic and changing landscape in the health benefits industry and the various alternatives available to Anthem. Messrs. Swedish and Zielinski also reviewed the history of discussions with Cigna and potential next steps. Following significant discussion and consideration, the Anthem board of directors determined to continue to monitor industry developments and potentially attempt to reengage in discussions with Cigna depending on how events continued to unfold.

On May 20, 2015, the chief executive officer of Company B telephoned Mr. Cordani to tell him that Company B had started a limited process to explore the sale of Company B and that Company B was not prepared to accept the proposal Cigna had submitted on April 25, 2015. This phone call was followed by a call from Company B’s financial advisor to Mr. McCarthy outlining the process for engaging with Company B regarding a potential transaction.

On May 20, 2015, Mr. Swedish was also notified by Company B’s chief executive officer about the limited sales process being conducted by Company B. Anthem senior management determined that, in light of the sales process being conducted by Company B and the consensus of the Anthem board of directors from earlier that month, it was time to reengage in discussions with Cigna about a potential combination. Anthem senior management considered that the risk of being left out of the remaining consolidation in the health benefits industry outweighed the factors that led the Anthem board of directors to cease discussions in February 2015 and concluded that such factors should not act as any impediment to a potential combination with Cigna given the compelling nature of such a transaction to Anthem’s shareholders.

Also on May 20, 2015, Mr. Swedish called Mr. Cordani and indicated that Anthem wanted to aggressively reengage with Cigna on a potential transaction. The next day, Mr. Cordani followed up with Mr. Swedish to indicate that Cigna remained very interested in exploring a potential transaction with Anthem, but wanted first to understand what had changed since the last time the two parties had spoken. In particular, Mr. Cordani noted that he and his team would need to understand the change in Anthem’s position from several months ago when members of Anthem’s senior management indicated that Anthem was not ready to move forward with a potential transaction at that time.

From May 21, 2015 through May 23, 2015, Cigna and Cravath negotiated, and Cigna ultimately entered into, a mutual confidentiality agreement with Company B in order to facilitate the disclosure of confidential information relating to Company B in connection with its sale process.

From May 22, 2015 through May 24, 2015, Anthem and White & Case also negotiated, and Anthem ultimately entered into, a mutual confidentiality agreement with Company B.

On May 24, 2015, the Cigna board of directors held a special telephonic meeting. Members of Cigna’s senior management and representatives of Morgan Stanley and Cravath also attended the meeting. During this meeting, members of senior management updated the Cigna board of directors on the most recent discussions with Anthem and Company B. The Cigna board of directors reviewed and discussed multiple strategic alternatives available to Cigna with a focus on potential transactions with Anthem or Company B. After discussion, the Cigna board of directors determined that senior management, with assistance from Cigna’s financial and legal advisors, should continue to explore the possibility of a transaction with Anthem or Company B. In addition, the Cigna board of directors concluded that Ms. Nicole Jones, executive vice president and general counsel of Cigna, should meet with Mr. Thomas Zielinski, executive vice president and general counsel of Anthem, to better understand any potential legal or regulatory matters that could impact a transaction with Anthem and what had led Anthem to change its position on engagement with Cigna over the past several months. The Cigna board of directors also concluded that members of senior management should meet with senior management from Company B to further discuss a possible transaction.

On May 28, 2015, Ms. Jones and Mr. Zielinski met to discuss the possibility of reengagement between Anthem and Cigna, and, in particular, why Anthem was now ready to engage given the various concerns Anthem had raised previously regarding a potential combination.

Also on May 28, 2015, members of Anthem’s senior management and representatives of Credit Suisse Securities (USA) LLC, referred to as “Credit Suisse” in this joint proxy statement/prospectus, who was assisting Anthem in connection with its exploration of a combination with Company B, met with members of Company B’s senior management and representatives of Company B’s financial advisor for a business diligence session. Also on May 28, 2015, Mr. Swedish had a telephone conversation with the chief executive officer of Company B to discuss the process and the potential of Anthem submitting a preliminary indication of interest to acquire Company B.

On May 29, 2015, the respective senior management teams and financial advisors of Cigna and Company B met for a business diligence session. In addition, during trading hours on May 29, 2015, The Wall Street Journal and other news organizations reported that Company B had started a process to explore a potential sale of itself and that Cigna and another large health benefits company were among those that had held merger discussions with Company B. As of the close of business on May 28, 2015, the day prior to these news reports, Anthem’s stock price was $164.22 and Cigna’s stock price was $135.87.

Later in the day on May 29, 2015, Mr. Swedish and Mr. Cordani had a conversation via telephone during which Mr. Swedish reiterated Anthem’s interest in pursuing a business combination transaction between Anthem and Cigna. Mr. Cordani indicated Cigna’s willingness to explore any transaction that would create value for Cigna’s shareholders.

Also on May 29, 2015, Mr. Swedish contacted a representative of UBS Securities LLC, referred to as “UBS” in this joint proxy statement/prospectus, to discuss the potential engagement of UBS as financial advisor on the potential transaction with Cigna. On May 30, 2015, UBS discussed with the Anthem management team the potential transaction with Cigna.

On June 2, 2015, Mr. Swedish called the chief executive officer of Company B to discuss the potential of Anthem submitting a preliminary indication of interest for a transaction with Company B.

On June 3, 2015, a special telephonic meeting of the Anthem board of directors was held. Members of Anthem’s senior management and a representative of White & Case also attended this meeting. At the meeting, Mr. Swedish and other members of Anthem’s senior management updated the Anthem board of directors regarding the discussions that had occurred between Messrs. Swedish and Cordani and between other representatives of the companies. The Anthem board of directors, senior management and a representative of White & Case discussed the financial, governance and other key terms of a potential combination with Cigna. They also discussed the state of the health benefits industry in general, trends in and prospects for the health benefits industry, the health benefits industry transaction environment, precedent transactions and the value creation opportunities that might be developed through a combination of the two companies. Following these discussions, the Anthem board of directors directed Mr. Swedish to send to Mr. Cordani a written proposal setting forth a proposal to combine the companies on the terms described in the next paragraph.

On June 3, 2015, Mr. Swedish delivered to Mr. Cordani a written, non-binding indication of interest regarding a potential acquisition of Cigna, referred to as the “June 3 proposal” in this proxy statement/prospectus, while they were both in Utah to attend a conference. The June 3 proposal reflected a purchase price of $174.00 per share, consisting of approximately 40% cash and 60% Anthem shares, representing a premium of 28% based on the unaffected closing price of Cigna common stock on May 28, 2015, and a pro forma equity ownership of the combined company comprised of approximately 60% Anthem shareholders and 40% Cigna shareholders. Anthem also proposed that the board of directors of the combined company would consist of 14 directors, eight of whom would initially be designated by Anthem and six of whom would initially be designated by Cigna. Anthem’s June 3 proposal also proposed that Mr. Swedish would serve as chairman of the board of directors and chief executive officer of the combined company, and Mr. Cordani would serve as its president and chief operating officer and one of the Cigna-designated directors.

Mr. Swedish and Mr. Cordani met during the evening of June 3, 2015 to discuss generally the terms of Anthem’s June 3 proposal. Mr. Cordani indicated that the Cigna board of directors would need time to consider the June 3 proposal and that they would speak again soon.

On June 4, 2015, Company B’s financial advisor separately contacted representatives of both Morgan Stanley and Credit Suisse indicating that Company B had identified certain issues with respect to its medical reserves, and, as a result, would be delaying the sale process by several weeks. The chief executive officer of Company B also separately telephoned each of Mr. Cordani and Mr. Swedish to communicate the same message.

Also on June 4, 2015, Mr. Cordani met again with Mr. Swedish in Utah. During this meeting, Mr. Swedish reiterated his interest in pursuing a transaction with Cigna, and Mr. Cordani confirmed that the Cigna board of directors was planning to meet to review Anthem’s June 3 proposal.

Later on June 4, 2015, the Cigna board of directors held a special telephonic meeting. Members of Cigna’s senior management and representatives of Morgan Stanley and Cravath also attended the meeting. At this meeting, members of senior management discussed Anthem’s proposal and the most recent discussions with the senior management of Company B and Company B’s financial advisors. A representative of Morgan Stanley updated the Cigna board of directors regarding the June 3 proposal, and the recent discussion with Company B’s financial advisors relating to the delay in the sale process for Company B and the reasons for this delay. At this meeting, a representative of Cravath reviewed with the Cigna board of directors its fiduciary duties. After discussion, the Cigna board of directors concluded and confirmed that Cigna was not for sale at that time. After further discussion, the Cigna board of directors reached a consensus that senior management and Cigna’s financial and legal advisors should continue to explore the possibility of a transaction with Anthem or Company B.

On June 5, 2015, a special telephonic meeting of the Anthem board of directors was held. Members of Anthem’s senior management also attended this meeting. At the meeting, Anthem senior management provided an update on discussions with Cigna, a review of the June 3 proposal and noted to the Anthem board that the Cigna board of directors was planning to convene shortly to consider Anthem’s June 3 proposal.

On June 6, 2015, the Cigna board of directors held a special meeting at Cravath’s offices in New York City. Members of senior management, representatives of Morgan Stanley and representatives of Cravath also attended portions of the meetings. The Cigna board of directors discussed the potential benefits of a business combination with Anthem as well as the risks related to a transaction with Anthem, including execution and integration risks and considerations relating to the rules governing the BCBSA. The Cigna board of directors discussed the importance of the governance and leadership structure of the combined company in maximizing the likelihood of a successful combination that would, in turn, maximize the value of the stock portion of the consideration that Cigna’s shareholders would receive. The Cigna board of directors discussed the value of ensuring that directors from both Anthem and Cigna remain on the board of directors of the combined company in order to provide continuity and retain institutional knowledge from both sides. In addition, the Cigna board of directors noted Cigna’s success as a standalone company and the ability of its senior management team to generate meaningful returns through innovation and execution. The Cigna board of directors authorized Mr. Cordani to reply to Anthem’s proposal by asking that Anthem raise its offer to a price per share in the mid $180s. In addition, as a means to maximize the success of the combined company and the value of the stock consideration to be received by Cigna shareholders, the Cigna board of directors directed Mr. Cordani to request that the board of the combined company consist of an equal number of current Anthem directors and current Cigna directors. Additionally, based on the belief of the Cigna board of directors that Anthem had introduced the possibility of an accelerated leadership transition, the Cigna board directed Mr. Cordani to propose that he be appointed chief executive officer of the combined company at the closing of the proposed transaction with Mr. Swedish serving as chairman of the combined company and Mr. Cordani and Mr. Swedish both serving as co-chairmen of the integration team that would lead the integration efforts of the combined company. Anthem denies ever introducing the possibility of an accelerated leadership transition. In addition, the Cigna board of directors concluded that Cigna should continue to explore the possibility of a strategic transaction with Company B.

On June 7, 2015, Mr. Cordani spoke with Mr. Swedish and delivered the counter-proposal that the Cigna board of directors had directed him to deliver at the meeting of the Cigna board of directors the day prior.

On June 9, 2015, a special telephonic meeting of the Anthem board of directors was held during which Mr. Swedish advised the Anthem board of directors of his telephone call with Mr. Cordani on June 7, 2015. The Anthem board of directors, together with senior management and a representative of White & Case, discussed and considered the requests made by the Cigna board of directors. The Anthem board of directors determined to increase the price offered to Cigna shareholders to $178.00 per share (representing a premium of 31% based on the unaffected closing price of shares of Cigna common stock on May 28, 2015) with a consideration mix of approximately 54% Anthem common stock and 46% cash, and a pro forma equity ownership of the combined company comprised of approximately 62.5% Anthem shareholders and 37.5% Cigna shareholders. The Anthem board of directors also agreed with Cigna’s request that Mr. Cordani and Mr. Swedish serve as co-chairmen of the integration team, but were unable to reconcile Cigna’s proposed premium with Cigna’s requested leadership and governance model and therefore decided to keep the rest of the June 3 proposal the same. Mr. Swedish sent Mr. Cordani a letter on June 10 setting forth Anthem’s revised proposal on the foregoing terms, referred to as the “June 10 proposal” in this joint proxy statement/prospectus. Concurrently with delivery of this revised proposal, Mr. Swedish spoke with Mr. Cordani to outline the terms and basis of the revised proposal.

Following the receipt of Anthem’s June 10 proposal, representatives of Morgan Stanley spoke with representatives of UBS to clarify certain elements of Anthem’s proposal. Representatives of Morgan Stanley and UBS had additional discussions on June 11, 2015 regarding Anthem’s proposal, including with respect to the financial terms of Anthem’s proposal, including price and consideration mix, and the governance and leadership structure of the combined company.

On June 12, 2015, the Cigna board of directors held a special telephonic meeting. Members of Cigna’s senior management and representatives of Morgan Stanley and Cravath also attended portions of the meeting. Mr. Cordani gave the Cigna board of directors an update on Anthem’s response to Cigna’s counter-proposal. A representative of Morgan Stanley then provided a detailed account of the conversations he had with Anthem’s financial advisors since the Cigna board of directors meeting on June 6, 2015. Mr. Cordani, together with Cigna’s financial and legal advisors, then recommended that Cigna focus on three areas in replying back to Anthem: price, governance and leadership. After discussion, the Cigna board of directors then considered next steps, as well as tactical considerations with respect to Cigna’s response to Anthem. The Cigna board of directors directed Mr. Cordani to continue to push for more value by asking for a price in the $180s. Although a price increase was the Cigna board of directors’ primary objective, because Anthem’s proposal included a significant amount of stock consideration and as a means to maximize the success of the combined company and the value of the stock consideration to be received by Cigna shareholders, the Cigna board of directors also directed Mr. Cordani to request that the combined company board consist of eight current Anthem directors and seven current Cigna directors and to request that certain changes related to executive leadership and the board of directors of the combined company be subject to supermajority approval. Additionally, based on the Cigna board of directors’ belief that Anthem was willing to provide assurances to Mr. Cordani relating to his becoming the chief executive officer of the combined company, the Cigna board of directors also directed Mr. Cordani to seek clarity on Anthem’s position on the leadership structure of the combined company. Anthem denies ever providing assurances to Mr. Cordani relating to his becoming the chief executive officer of the combined company.

On June 13, 2015, Company A submitted a general indication of interest with respect to an acquisition of 100% of Cigna’s common stock at a “significant”, but unspecified, market premium, in a combination of cash and stock. This indication of interest indicated that Company A could offer market-based, high level deal certainty, but did not contain any meaningful details relating to addressing regulatory risks of a potential combination or other transaction specific details.

On June 14, 2015, Mr. Cordani spoke via telephone with Mr. Swedish in order to convey the response to Anthem’s June 10 proposal that had been agreed upon by the Cigna board of directors on June 12. Specifically, Mr. Cordani indicated that the Cigna board of directors was requesting an offer with a higher value to Cigna’s shareholders (in the $180s per share). In addition, Mr. Cordani conveyed the request that the board of directors of the combined company reflect an eight-seven split of current Anthem and Cigna directors and that certain changes related to executive leadership and the board of directors of the combined company be subject to supermajority approval for a period of two to three years after closing. Mr. Cordani also asked for further clarity on Anthem’s position on leadership of the combined company.

Later on June 14, 2015, Mr. Cordani spoke with the chief executive officer of Company B, who indicated that Company B believed the issue with its medical reserves that resulted in a delay to Company B’s process was modest, and that reengagement would begin next week with a desire for bid letters the following week and the signing of a definitive transaction agreement prior to the end of July.

Also on June 14, 2015, a representative of Morgan Stanley spoke with representatives of UBS to clarify certain of Anthem’s most recent positions, including Anthem’s position on leadership. Anthem’s and Cigna’s financial advisors continued to discuss their respective positions the following day.

On June 15, 2015, Mr. Zielinski spoke with Ms. Jones to discuss the details regarding the supermajority provisions that Cigna was requesting.

On June 15, 2015, The Wall Street Journal and other news organizations reported that Anthem had made two takeover bids for Cigna within the prior 10 days, the latest at about $175 per share. Prior to the publication of these reports, Cigna’s stock price had closed at $137.31 on June 12, 2015. On June 15, 2015, Cigna’s stock price closed at $153.43, an approximately 11.7% increase from the prior closing price.

Later on June 15, 2015, a special telephonic meeting of the Anthem board of directors was held during which Mr. Swedish advised the Anthem board of directors of his telephone call with Mr. Cordani on June 14, 2015 and Cigna’s requests with respect to Anthem’s proposal to acquire the company. Members of Anthem’s senior management and representatives of White & Case and UBS also participated in the meeting. The Anthem board of directors, together with senior management and the company’s legal and financial advisors, reviewed and considered the requests made by the Cigna board of directors. They also discussed the state of the health benefits industry in general, trends in and prospects for the health benefits industry, the health benefits industry transaction environment, the value creation opportunities that might be developed through a combination of the two companies and potential next steps with respect to the ongoing negotiations between Anthem and Cigna. In light of Cigna’s proposed governance requirements coupled with market rumors about a potential acquisition of Company B and Cigna’s reported involvement in that process, the possibility of publicly announcing Anthem’s proposal to acquire Cigna should Anthem’s continued efforts to reach an agreement with Cigna prove unsuccessful was reviewed and considered during this discussion of potential next steps. Following these discussions, the Anthem board of directors determined that they were neither prepared to entertain an additional increase in the purchase price nor accept the Cigna board of directors’ positions with respect to leadership and governance of the combined company, given the substantial premium being offered to Cigna’s shareholders, and therefore instructed Mr. Swedish to deliver a letter to Mr. Cordani reaffirming the terms of the June 10 proposal. The Anthem board of directors agreed to reconvene after receiving Mr. Cordani’s response.

Later that evening on June 15, 2015, the Cigna board of directors held a special telephonic meeting. Members of Cigna’s senior management and representatives of Morgan Stanley and Cravath also attended portions of the meeting. Mr. Cordani first updated the Cigna board of directors regarding the letter he received from Company A. The Cigna board of directors discussed the appropriate response, if any, to the letter received from Company A and the merits and risks related to engaging in further discussions with Company A, including the relative merits and risks in light of the fact that Anthem’s approaches to Cigna had already been made public, thereby permitting Company A to come forward with a more concrete bid, and that the regulatory risks of a potential transaction with Company A had not been addressed by Company A in any meaningful manner. Mr. Cordani then updated the Cigna board of directors on his latest response to the proposal Anthem had submitted on June 10, 2015, including the details of his conversation with Mr. Swedish on June 14. A representative of Morgan Stanley also updated the Cigna board of directors on discussions with representatives of UBS, including Anthem’s positions on the financial terms of its proposal and governance and leadership structure, which appeared to the Cigna board of directors to be a departure from the notion of an accelerated leadership transition. Anthem denies that its proposal ever provided for an accelerated leadership transition. Mr. Cordani next updated the Cigna board of directors regarding recent communications with Company B, including communications concerning the fact that Company B indicated that it was close to completing its work investigating the concerns that caused Company B to stop its prior process and was ready to reengage.

On June 16, 2015, Mr. Cordani received a letter from Mr. Swedish reaffirming the terms of Anthem’s June 10 proposal, with a proposed purchase price of $178 per share consisting of 46% cash and 54% Anthem stock, and declining to accept any of the governance and leadership-related changes that Cigna had requested. Later in the afternoon, Mr. Cordani spoke with Mr. Swedish by telephone to discuss the letter and clarify the terms of the proposal. The next day, representatives of Morgan Stanley and UBS engaged in further discussion about Anthem’s proposal, including to clarify the leadership plan.

Also on June 16, 2015, representatives of Company B’s financial advisor separately contacted representatives of each of Morgan Stanley and Credit Suisse and indicated that Company B was prepared to resume its exploration of a potential transaction. Company B’s financial advisor indicated to representatives of Morgan Stanley that Cigna should be prepared to submit a written indication of interest by June 24, 2015, but indicated to representatives of Credit Suisse that Company B was reluctant to have further discussions with Anthem in light of the public reports discussed above that Anthem had made a proposal to acquire Cigna because such a transaction, if consummated, would preclude Anthem from acquiring Company B.

Following the call between representatives of Company B’s financial advisor and representatives of Morgan Stanley, Mr. Cordani had a conversation with the chief executive officer of Company B, which included a discussion of the public reports that Cigna had received an acquisition proposal from Anthem. Mr. Cordani indicated that Cigna continued to be interested in pursuing a transaction with Company B. On June 17, 2015, Company B held a diligence call with members of Cigna’s senior management to discuss Company B’s medical reserves.

Also on June 16, 2015, the chief executive officer of Company B called Mr. Swedish regarding the resumption of Company B’s sales process. Mr. Swedish reiterated to the chief executive officer of Company B that Anthem was still interested in a potential transaction with Company B, but that he was not prepared to discuss any specifics of Anthem’s publicly reported proposal to acquire Cigna. The chief executive officer of Company B then communicated to Mr. Swedish that Company B was not prepared at that time to engage in further due diligence with Anthem. Representatives of Company B’s financial advisor then subsequently informed representatives of Credit Suisse that Anthem was no longer being invited to participate further in Company B’s sales process and was not being invited to submit an indication of interest.

On June 17, 2015, the Cigna board of directors held a special telephonic meeting. Members of Cigna’s senior management and representatives of Morgan Stanley and Cravath also attended portions of the meeting. Mr. Cordani reported that Anthem had not agreed to increase its price above $178 per share, did not meet Cigna’s request on governance and held firm on its position with respect to leadership of the combined company. The Cigna board of directors reached consensus that Mr. Cordani should call Mr. Swedish to discuss Cigna’s concerns and see if there were mutually satisfactory ways to resolve the open issues.

On June 18, 2015, the Anthem board of directors convened a special telephonic meeting to discuss the current status of discussions between Anthem and Cigna regarding the proposed transaction. Members of Anthem’s senior management and a representative of White & Case also participated in the meeting. Mr. DeVeydt led the Anthem board of directors through a review of the financial projections, synergy opportunities, financial analysis and financing plans relating to the proposed transaction with Cigna, including that UBS and Credit Suisse would likely form a part of a lender group that could likely provide committed financing in connection with the proposed transaction. Mr. DeVeydt also noted that, in addition to UBS, Anthem had been working with Credit Suisse to perform investment banking services in connection with the proposed transaction. The Anthem board of directors discussed the advisability of formally engaging UBS and Credit Suisse as Anthem’s financial advisors in connection with evaluating a potential strategic transaction with Cigna and authorized Mr. DeVeydt to formally engage UBS and Credit Suisse as Anthem’s financial advisors. The Anthem board of directors, together with senior management, thoroughly discussed and considered the strategic rationale for the transaction, the value creation opportunities that might be developed through a combination of the two companies, the economic and other material terms of the proposal, precedent transactions and the current market rumors about a potential imminent announcement of an acquisition of Company B and Cigna’s potential involvement in that process. Mr. Swedish advised the Anthem board of directors that he was scheduled to speak with Mr. Cordani later that same evening to discuss Cigna’s response to Anthem’s latest proposal. The Anthem board of directors, together with senior management and a representative of White & Case, also thoroughly discussed and considered Cigna’s potential responses to Anthem’s latest proposal to combine the companies and the various ways in which Anthem might proceed in each of those scenarios. Following these discussions, the Anthem board of directors determined that the companies should enter into an exclusivity agreement in order to productively and efficiently negotiate the terms of a potential strategic transaction between the companies and that, if Cigna continued to resist Anthem’s proposal and would not agree to such exclusivity, a potential path forward would be for Anthem to make its proposal public. At the end of the meeting, the Anthem board of directors made arrangements to reconvene later that evening after the planned telephone meeting between Mr. Swedish and Mr. Cordani.

Later on June 18, 2015, prior to their scheduled call later that evening, Mr. Cordani delivered to Mr. Swedish a written response to Anthem’s latest proposals. In the letter, Mr. Cordani reiterated Cigna’s view that an acceptable price per share would have to be in the $180s. With respect to governance, this response proposed that the board of directors of the combined company consist of 15 directors, eight of whom would be designated by Anthem and seven of whom would be designated by Cigna, subject to Anthem agreeing that certain decisions would be subject to a supermajority vote of directors for a period of two to three years following the closing of the proposed transaction, including changes with respect to senior leadership, decisions to not re-nominate directors or to remove directors and changes in the size of the board of directors. Finally, given the view of the Cigna board of directors that minimizing the risk of disruption from a post-transaction change in leadership, and creating certainty and clarity of leadership roles for employees and shareholders, were both in the best interest of the combined company, the letter indicated that, although the Cigna board of directors believed that the leadership configuration it proposed, with that of Mr. Cordani assuming the role of chief executive officer at closing, was best for the combined company and ultimately its collective shareholders, Cigna remained open to constructively discussing the leadership configuration of the combined company with the clear objective of ensuring that the combined company effectively execute post-closing to maximize shareholder value creation. Cigna’s letter also noted that Cigna was hopeful that the parties could advance certain fundamental diligence matters, including Cigna’s understanding of the implications of the agreements and rules governing the BCBSA. Mr. Cordani spoke with Mr. Swedish shortly after the delivery of this letter to discuss its terms and indicated that Cigna remained ready for a constructive dialogue with Anthem on the terms of a potential business combination.

As planned, the Anthem board of directors reconvened for a special telephonic meeting on June 18 following Anthem’s receipt of Cigna’s letter earlier that evening and the subsequent conversation between Mr. Swedish and Mr. Cordani. Members of Anthem’s senior management and representatives of White & Case and UBS also participated in the meeting. At the beginning of the meeting, Mr. Swedish updated the Anthem board of directors regarding his call with Mr. Cordani. The Anthem board of directors, together with senior management and representatives of White & Case and UBS, then reviewed and considered the financial and other key terms set forth in the letter from Mr. Cordani received earlier that day and later communicated to Mr. Swedish during his subsequent telephone meeting with Mr. Cordani. Following such discussions, the Anthem board of directors determined to present Cigna with a revised proposal on the following terms: (1) Cigna shareholders would receive a value of $184.00 per share (representing a premium of 35.5% based on the unaffected closing price of shares of Cigna common stock on May 28, 2015) with a consideration mix of approximately 31.4% Anthem common stock and 68.6% cash; (2) pro forma equity ownership of the combined company would be comprised of approximately 76.3% Anthem shareholders and 23.7% Cigna shareholders; (3) the combined company would reflect a board split of ten Anthem directors and three current Cigna directors in light of the substantial premium and amount of cash consideration now being offered; (4) Mr. Swedish would continue to serve as president and chief executive officer of the combined company and would also serve as the chairman of the board of directors of the combined company; and (5) Anthem would entertain Cigna’s request for supermajority board approval protections with respect to certain matters for a period of two years following the closing of the proposed transaction. The Anthem board of directors also reviewed with senior management the current market environment, the other opportunities in Anthem’s sector and the favorable advantages attributable to being the first mover and agreed that time was of the essence. In addition, after further discussion and consideration, the Anthem board of directors determined that it would be in the best interests of Anthem shareholders and Cigna shareholders to publicly release the terms of Anthem’s proposal to combine the two companies if Anthem continued to receive an unfavorable reply from Cigna.

Later that night on June 18, 2015, following the meeting of the Anthem board of directors, Mr. Swedish delivered a revised non-binding indication of interest outlining the proposal described above, which represented a significant shift towards cash in the mix of consideration as compared to Anthem’s prior proposals. The letter indicated that this was Anthem’s “best and final proposal”. The letter enclosed an exclusivity letter that Anthem requested be countersigned by Cigna no later than 3:00 p.m., New York City time, on June 19, 2015; otherwise, Anthem indicated it intended to terminate the ongoing discussions and that Anthem would reserve its right to pursue a transaction to the benefit of Cigna and its shareholders. The terms of the proposed mutual exclusivity agreement required each party to deal exclusively with the other and would have prohibited Cigna from engaging in discussions with Company A and Company B through July 6, 2015.

On June 19, 2015, the Cigna board of directors held a special telephonic meeting. Members of Cigna’s senior management and representatives of Morgan Stanley and Cravath also attended portions of the meeting. The Cigna board of directors discussed Anthem’s most recent proposal, including the sudden shift in tone and approach. After discussion, the Cigna board of directors directed representatives of Morgan Stanley to reach out to representatives of UBS after the meeting to confirm that Anthem would receive a response from Cigna later that same day and that Cigna would work to respond as soon as possible, but that the response may come before or after the 3:00 p.m. deadline imposed by Anthem. The Cigna board of directors considered Anthem’s request for exclusivity and, after discussion, including seeking the input of Cigna’s financial and legal advisors, concluded that it was not in the best interests of Cigna’s shareholders to enter into any exclusivity agreement. The Cigna board of directors also determined to send Mr. Swedish a response letter with the terms described in the next paragraph.

On the afternoon of June 19, 2015, Mr. Cordani sent Mr. Swedish a letter setting forth the terms on which Cigna would be interested in engaging in a potential transaction: (1) appreciation of Anthem’s willingness to provide Cigna shareholders with a balanced share of the value of the combined company based on Anthem’s proposed price of $184 per share, but requesting a consideration mix of 50% cash and 50% Anthem common stock to allow both Anthem and Cigna shareholders to share appropriately in the economic benefits of a combination; (2) a combined company board split of eight current Anthem directors and six current Cigna directors; (3) supermajority board approval protections with respect to the 8-6 board split; and (4) that Mr. Swedish would continue to serve as chief executive officer of the combined company for 12 months following closing and would serve as chairman of the board of directors of the combined company for 24 months following closing and that Mr. Swedish and Mr. Cordani would serve as co-chairmen of the integration team. Although Cigna did not return the countersigned exclusivity letter as requested by Anthem, Mr. Cordani noted in this letter that Cigna was willing to commit not to announce an alternative strategic transaction through Monday, June 22nd. In addition, Cigna’s letter indicated that Cigna welcomed the opportunity to meet with representatives of Anthem as early as the next day (June 20th) to resolve any remaining differences on the key transaction elements.

Also on June 19, 2015, Cigna responded to Company A’s informal indication of interest noting the dynamic environment that the health care industry is currently in and Cigna’s confidence regarding its position in the marketplace at that time.

Upon receipt of Mr. Cordani’s June 19, 2015 letter, members of Anthem’s senior management along with representatives of White & Case and UBS reviewed and considered the requests made in Mr. Cordani’s letter. Anthem’s senior management then instructed representatives of UBS to convey to representatives of Morgan Stanley a counter-proposal reflecting a price of $184 per share with a consideration mix of 60% cash and 40% Anthem common stock, a combined company board split of eight current Anthem directors and six current Cigna directors, with Mr. Swedish serving as chief executive officer for 24 months post-closing and no limitation on Mr. Swedish serving as chairman of the board of directors of the combined company, and with Mr. Cordani serving as president and chief operating officer of the combined company for two years post-closing but no guarantee that Mr. Cordani would become chief executive officer after such time.

During the evening of June 19, 2015, representatives of UBS conveyed to representatives of Morgan Stanley Anthem’s counter-proposal, including the fact that the Anthem board of directors would not guarantee that Mr. Cordani would succeed to the chief executive officer position upon the conclusion of such 24 month period. Representatives of UBS also communicated to representatives of Morgan Stanley Anthem’s desire for a two week exclusivity period to negotiate the terms of a definitive merger agreement. Throughout the evening of June 19, 2015, representatives of Morgan Stanley and UBS continued to discuss, by way of a number of phone calls, Anthem’s counter-proposal.

Also during the evening of June 19, 2015, a representative of White & Case spoke with a representative of Cravath requesting confirmation of Cigna’s assurance that it was not planning to announce an alternative transaction over the weekend. A representative of Cravath provided assurance that Cigna was not planning to announce an alternative transaction over the weekend but noted that Cigna would not agree to exclusivity in light of the existing circumstances. At Mr. Zielinski’s request, Ms. Jones provided a similar assurance with respect to whether or not Cigna was planning to announce a transaction over the weekend, but indicated that Cigna would respond to Anthem’s counter-proposal after Cigna’s board meeting the following day.

At the end of the evening, representatives of Morgan Stanley informed representatives of UBS that Anthem needed to put its proposal in writing to facilitate the Cigna board of directors’ review and to ensure clarity on the specific terms of the proposal, and indicated that if Anthem did not put its proposal in writing Cigna would not respond to Anthem’s counter-proposal the following day.

In light of this stated position, Anthem senior management along with its legal and financial advisors had detailed discussions about next steps throughout that evening and the following morning and, based on the authority granted by the Anthem board of directors at its meeting on June 18th, decided to not respond to Cigna in writing and instead publicly release the terms of its June 18 proposal.

On June 20, 2015, the Cigna board of directors held a special telephonic meeting at 11:00 a.m., New York City time, that had previously been scheduled to discuss the general status of Cigna’s discussions with respect to strategic alternatives. Members of Cigna’s senior management and representatives of Morgan Stanley and Cravath also attended portions of the meeting. At this meeting, Mr. Cordani and representatives of Morgan Stanley and Cravath updated the Cigna board of directors regarding the most recent communications from Anthem’s advisors. Members of senior management also updated the Cigna board of directors regarding outstanding diligence issues, including the fact that no additional information had been provided to address Cigna’s concerns. After discussion, the Cigna board of directors determined to maintain the position reached during the June 19th board meeting but to continue to request an in-person meeting.

While the meeting of the Cigna board of directors was still in session, at approximately 11:45 a.m., New York City time, Mr. Zielinski emailed Ms. Jones stating Anthem’s termination of discussions with Cigna and the mutual non-disclosure agreement between the companies. Shortly after Mr. Zielinski’s email, Mr. Swedish emailed to Mr. Cordani a revised written offer addressed to the Cigna board of directors, which Anthem made public along with a press release. In its June 20th letter, Anthem reiterated the economic terms of its June 18th proposal. A copy of the press release, including the full text of the proposal letter delivered to the Cigna board of directors, is attached as Exhibit 99.3 to the Current Report on Form 8-K filed by Anthem on June 22, 2015.

Mr. Cordani had previously scheduled calls during the early afternoon on June 20, 2015, with the chief executive officers of Company A and Company B. Mr. Cordani kept these scheduled calls.

Later on June 20, 2015, the Cigna board of directors held a second special telephonic meeting. Members of Cigna’s senior management and representatives of Morgan Stanley and Cravath also attended portions of the meeting. Mr. Cordani updated the Cigna board regarding Anthem’s publicly released letter. Following discussion, the Cigna board of directors determined that Cigna should respond to Anthem’s letter with its own public letter, which would serve to make Cigna’s positions clear to Cigna’s shareholders and the Anthem board of directors.

Also on June 20, 2015, the Anthem board of directors held a special telephonic meeting. Members of Anthem’s senior management and representatives of UBS and White & Case also attended portions of the meeting. At the meeting, Mr. Swedish reported on the status of recent events, including the Anthem press release announcing its proposal to acquire Cigna. Mr. Zielinski reported that the BCBSA had been informed of the proposed acquisition of Cigna. Mr. DeVeydt reported on his conversation with various rating agencies and reviewed the initial positive reaction from Anthem shareholders regarding the proposed acquisition. Mr. DeVeydt also noted that Anthem would likely be scheduling an investor conference call for the beginning of the following week.

On June 21, 2015, the Cigna board of directors held a special telephonic meeting. Members of Cigna’s senior management and representatives of Morgan Stanley and Cravath also attended portions of the meeting. Mr. Cordani, referring to material distributed in advance of the meeting, reviewed a draft letter to be issued in response to Anthem’s public proposal. Members of Cigna’s senior management and Cigna’s financial and legal advisors responded to the directors’ questions and outlined Cigna’s response strategy. At the request of the Cigna board of directors, a representative of Cravath again reviewed a director’s fiduciary duties under Delaware law in assessing strategic alternatives, including the Cigna board of directors’ duties in the context of Anthem’s public letter. Then, Mr. Cordani reviewed his discussions with the chief executive officers of each of Company A and Company B, which had occurred on June 20. The Cigna board of directors then confirmed approval of the planned next steps with respect to the press release and written communication to Anthem.

On June 21, 2015, Cigna issued a press release including a letter from Mr. Cordani and Mr. Harris to the Anthem board of directors responding to Anthem’s public offer and determining that offer to be inadequate. The letter emphasized that although a combination of Anthem and Cigna, under the right circumstances, has the potential to provide substantial benefits to the shareholders of both companies and to consumers of healthcare services and healthcare professionals, there remained a number of unresolved diligence issues and material terms relating to a potential transaction. Cigna’s letter emphasized Cigna’s industry-leading performance as a standalone company. Cigna’s letter also noted that the proposed allocation of shareholder value was skewed in favor of Anthem’s shareholders. In addition, Cigna noted considerable concern about Mr. Swedish assuming four critical roles, including chairman of the board of directors, chief executive officer, president and leader of the integration team. Finally, Cigna’s letter noted that there were still a number of fundamental diligence questions that Anthem had yet to adequately address, including the ability of the combined company to comply with, and operate successfully under, the BCBSA’s rules, the pending BCBSA antitrust litigation and potential risks and liabilities associated with Anthem’s data breach in February 2015. A copy of the press release, including the full text of the letter delivered to the Anthem board of directors, is attached as Exhibit 99.1 to the Current Report on Form 8-K filed by Cigna on June 22, 2015.

Later on June 21, 2015, Mr. Cordani spoke with the chief executive officer of Company B, and Mr. Cordani confirmed that Cigna remained interested in pursuing a transaction with Company B and expected to submit an indication of interest to acquire Company B on June 24th.

On June 23, 2015, the Cigna board of directors held a special telephonic meeting. Members of Cigna’s senior management and representatives of Morgan Stanley and Cravath also attended portions of the meeting. Mr. Cordani and Mr. McCarthy provided the Cigna board of directors with an update on investor reaction to Anthem’s proposal and Cigna’s response as well as recent press coverage relating to the potential transaction. After representatives of Morgan Stanley had left the meeting, a representative of Cravath discussed the proposed terms of Morgan Stanley’s engagement, including the proposed fee structures in light of the various strategic alternatives available to Cigna. After consideration of the various potential fee structures as they related to Cigna’s potential alternatives and the question of whether such fee structures give rise to a conflict of interest, the Cigna board of directors determined that there was no evidence that Morgan Stanley was in fact swayed by the fee structures. Accordingly, the Cigna board of directors decided that it was neither necessary nor advisable to engage a second financial advisor. On June 29, 2015, Cigna executed an engagement letter with Morgan Stanley on the terms previously approved by the Cigna board of directors.

Also on June 23, 2015, the Anthem board of directors convened a special telephonic board meeting. Members of Anthem’s senior management and representatives of UBS and White & Case also attended the meeting. During this meeting, Anthem’s senior management updated the Anthem board of directors on the market’s general reaction to the public release of Anthem’s proposal and the terms of a revised proposal to be communicated to the Cigna board of directors in the hopes that it would guide the parties back to a path that would lead to a transaction. Following that meeting, representatives of UBS contacted representatives of Morgan Stanley and conveyed the terms of Anthem’s revised proposal, which included a consideration mix of 60% cash and 40% stock and a board of directors consisting of nine current Anthem directors and four current Cigna directors. Anthem’s revised proposal was meant to address Cigna’s prior concerns, including more stock consideration, additional board seats, and again offering Mr. Cordani the position of president and chief operating officer in the combined company as well as a seat on its board of directors.

On June 24, 2015, the Cigna board of directors held a special telephonic meeting. Members of Cigna’s senior management and representatives of Morgan Stanley and Cravath also attended portions of the meeting. At this meeting, members of Cigna’s senior management and representatives of Morgan Stanley presented the possible bid alternatives in light of the upcoming bid deadline for Company B. A representative of Cravath then reviewed the applicable legal framework for the Cigna board of directors as it continued to review Cigna’s strategic alternatives. The Cigna board of directors then determined that Cigna should proceed to submit a non-binding offer for Company B that included a mix of cash and stock consideration at levels that would require approval of Cigna’s shareholders. The Cigna board of directors discussed the importance of maintaining a mix of cash and stock consideration at levels that would require a Cigna shareholder vote to approve the issuance of Cigna’s shares in order to provide Cigna’s shareholders with an opportunity to vote on any potential combination with Company B. The Cigna board of directors also determined that Cigna’s senior management should again attempt to meet with Anthem’s senior management to better understand the risks and uncertainties relating to Cigna’s various unresolved diligence questions relating to Anthem and that the Cigna board of directors would further consider Anthem’s June 23rd proposal at a future meeting of the Cigna board of directors.

Later that day, Cigna delivered a letter to Company B containing a non-binding indication of interest to acquire 100% of Company B’s outstanding shares for $225 per share, with a consideration mix of 50% cash and 50% new Cigna equity. Following delivery of this letter, representatives of Morgan Stanley spoke with Company B’s financial advisor via telephone to further discuss the terms of Cigna’s proposal. Representatives of Company B’s financial advisor indicated to Morgan Stanley that, in light of the public reports that Anthem had approached Cigna with respect to a transaction, Company B would be willing to explore a potential transaction with Cigna, if Cigna would present Company B with a proposal that would increase certainty of Cigna’s ability to close the transaction.

Also later that day, Ms. Jones spoke with Mr. Zielinski regarding setting up a meeting between Anthem’s and Cigna’s management to discuss Cigna’s diligence questions. Representatives of Morgan Stanley contacted representatives of UBS on June 24, 2015 and stated that although it was not in a position to respond to Anthem’s revised proposal, Cigna was requesting a meeting among members of the companies’ respective senior leadership teams to discuss the areas of concern that Cigna raised in its June 21, 2015 letter. Despite Anthem’s reluctance to meet without a favorable response from Cigna on its revised proposal it agreed to do so and two meetings were scheduled for June 26 and 30, 2015, respectively.

On June 26, 2015, members of the senior management of Anthem and Cigna conducted a business due diligence session in Philadelphia, Pennsylvania. Prior to this session, the parties agreed to reinstate the terms of their mutual non-disclosure agreement. As part of this diligence session, Anthem’s management discussed the rules relating to the BCBSA and Anthem’s plans for integrating Cigna’s business in compliance with these rules. Anthem’s management also provided details as to the expected impact of the BCBSA’s rules on the operations of the combined company. Anthem next updated Cigna regarding the pending BCBSA antitrust litigation. Anthem also provided Cigna’s management with additional information relating to Anthem’s February 2015 data breach. The management teams agreed that their respective IT teams should discuss the technical details relating to Anthem’s February 2015 data breach, and this discussion and additional exchange of information relating to the data breach occurred over the following weeks.

On June 27, 2015, the Cigna board of directors held a special telephonic meeting. Members of Cigna’s senior management and representatives of Morgan Stanley and Cravath also attended portions of the meeting. At this meeting, members of Cigna’s senior management updated the Cigna board of directors regarding the diligence meeting with Anthem that was held the day before, including the additional information that Anthem had provided Cigna to assist Cigna in completing its diligence review. Mr. Cordani then reviewed with the Cigna board of directors the upcoming meeting between Anthem’s and Cigna’s chairmen, chief executive officers, chief financial officers and general counsels.

On June 30, 2015, an in-person meeting was held in Detroit, Michigan, between Anthem’s and Cigna’s chairmen, chief executive officers, chief financial officers and general counsels. At this meeting, representatives of Anthem and Cigna discussed the strategic merits of a combination, including the potential synergies that a combination could create, and Anthem’s approach to financing the cash portion of the consideration of any potential transaction. In addition, representatives of Anthem provided details relating to the BCBSA and the best efforts rules. Anthem’s and Cigna’s chairmen and chief executive officers also discussed each company’s approach on governance and the leadership of the combined company.

On July 1, 2015, the Cigna board of directors held a special in-person meeting in Chicago, Illinois. Members of Cigna’s senior management and representatives of Morgan Stanley and Cravath also attended portions of the meeting. A representative of Cravath provided an overview of the potential alternatives available to Cigna. The Cigna board of directors then engaged in a discussion as to the merits and risks of proactively reaching out to Company A regarding a potential transaction. Representatives of Morgan Stanley and Cravath also noted that Anthem’s proposals to acquire Cigna were widely publicized and all industry participants should be well aware of the potential transactions being contemplated by other industry participants. After weighing the advantages and disadvantages of affirmatively reaching out to Company A, the Cigna board concluded that it was not in the best interests of Cigna to do so. Members of senior management then reviewed with the Cigna board the possible alternatives available to Cigna, including remaining a stand-alone company (including in light of other potential transactions that might be announced in the near future), pursuing a negotiated transaction with Anthem and pursuing a transaction with Company B. After discussion, the Cigna board authorized management and Cigna’s financial and legal advisors to contact Anthem and indicate that Cigna would consider an offer with a price in the high $180s per share with a mix of cash and stock consideration that would provide Cigna’s shareholders with both a significant cash and stock component and a combined company board of directors composed of eight current directors from Anthem and five current directors from Cigna, reflecting the approximate pro forma ownership of the combined company.

Also on July 1, 2015, the Anthem board of directors held a telephonic meeting and received an update from senior management on the status of discussions between the parties relating to diligence and the terms of the proposed combination.

On July 2, 2015, Company B’s financial advisor contacted representatives of Morgan Stanley to indicate that Company B would consider a cash-heavy transaction. During this discussion, Company B’s financial advisor confirmed that Company B was only requiring a cash-heavy consideration mix from Cigna and not any other potential acquirors. Representatives of Morgan Stanley indicated that, while Cigna might be willing to increase the cash consideration portion of its offer, such a structure would entail additional costs that must be taken into account. Representatives of Morgan Stanley also noted that Cigna had submitted a written indication of interest on June 24th, which indication of interest remained Cigna’s position at that time.

Also on July 2, 2015, representatives of Morgan Stanley proposed to representatives of UBS a transaction at a price of $188 per share of Cigna common stock (with an approximately 50% cash / 50% stock split) and a board of directors consisting of eight current directors from Anthem and five current directors of Cigna without any supermajority provisions. Representatives of Morgan Stanley also communicated agreement to Anthem’s proposal with respect to leadership of the combined company, including that Mr. Cordani would serve as president and chief operating officer of the combined company with no guarantee of chief executive officer succession.

Later that same day, a special telephonic meeting of the Anthem board of directors was held. Members of Anthem’s senior management and representatives of White & Case and UBS also attended this meeting. An update on the discussions with Cigna was provided to the Anthem board of directors by senior management and representatives of UBS. During the meeting, Anthem senior management presented the board of directors with a detailed financial analysis of an acquisition of Cigna at a range of various prices up to $188 per share, including that the transaction would continue to be substantially accretive to Anthem’s adjusted earnings per share even at the upper end of that range. At the conclusion of the meeting the Anthem board of directors supported providing Cigna with an increased offer, initially to be conveyed at $186 per share, consisting of approximately 45% Anthem shares and 55% cash, and a board of directors consisting of the nine current Anthem directors and five current Cigna directors. This proposal was then communicated by representatives of UBS to representatives of Morgan Stanley. As part of the agreement to increase its price to $186 per share, representatives of each of UBS and Morgan Stanley agreed that the reference point for determining the exchange ratio would be fixed at Anthem’s unaffected stock price as of May 28, 2015.

On July 3, 2015, representatives of Morgan Stanley contacted representatives of UBS to continue to push on price, by asking for a price of $188 per share (with a 55% cash / 45% stock split).

On July 4, 2015, the Cigna board of directors held a special telephonic meeting. Members of Cigna’s senior management and representatives of Morgan Stanley and Cravath also attended portions of the meeting. Members of Cigna’s senior management updated the Cigna board on the most recent discussions with Anthem that had transpired over the past several days. Mr. Cordani confirmed that Cigna was still waiting to hear back from Anthem on whether Anthem would increase its price to $188 per share. A representative of Cravath again discussed the fiduciary duties of the Cigna board. The Cigna board of directors confirmed Mr. Cordani’s authority to continue to negotiate the best price possible for Cigna’s shareholders. Later on July 4, 2015, Mr. Cordani and Mr. Swedish spoke via telephone and reached a preliminary agreement on an offer of $187 per share, subject to negotiation of definitive documents, to consist of 55% cash and 45% Anthem stock, and with the board of directors of the combined company to consist of the nine current Anthem directors and five current Cigna directors. Mr. Cordani and Mr. Swedish agreed to take this proposal back to the boards of directors of their respective companies and move expeditiously with confirmatory due diligence and towards negotiating a definitive merger agreement, but Mr. Cordani noted that Cigna would not be willing to formally sign an exclusivity agreement. Later that day, Mr. Cordani and Mr. Swedish updated their respective boards of directors about this discussion and the agreement upon $187 per share.

On July 6, 2015, Cigna and Anthem exchanged confirmatory due diligence request lists.

Also on July 6, 2015, a representative of Cravath sent an initial draft of a merger agreement to White & Case. In addition to a number of other key terms, the Cravath draft merger agreement included the following terms: (1) a regulatory reverse termination fee of an unspecified amount, (2) harmonization of Cigna’s and Anthem’s dividend policies by allowing Cigna to pay dividends during the period between the signing and the closing of the transaction equal to that of Anthem’s quarterly dividend multiplied by the exchange ratio and (3) a ticking fee of 5% on the cash consideration starting in July 2016 until closing. Later that day, a representative of White & Case called a representative of Cravath to indicate that White & Case had its own draft of the merger agreement in progress. Mr. Zielinski also e-mailed representatives of Cravath and Ms. Jones that day to note that, as the acquiring entity, it would be more appropriate for Anthem to prepare the initial draft merger agreement.

Following receipt of the initial Cravath draft merger agreement, Anthem senior management discussed with White & Case Cigna’s proposed regulatory reverse termination fee, harmonization of dividends and ticking fee and concluded that these provisions were fundamentally economic issues that were equivalent to purchase price increases and therefore not appropriate in light of the agreement reached by Mr. Cordani and Mr. Swedish on July 4, 2015 regarding the price to be paid by Anthem.

On July 7, 2015, Cigna provided Anthem with access to its electronic data room, and on July 8, 2015, Anthem provided Cigna with access to its electronic data room. Both Cigna and Anthem conducted documentary due diligence through July 23, 2015. In addition, during the course of the next several weeks through July 23, 2015, members of Cigna’s senior management, together with Cigna’s legal and financial advisors, conducted a series of diligence sessions regarding the rules of the BCBSA, the pending BCBSA antitrust litigation, Anthem’s February 2015 data breach, as well as on other topics, and members of Anthem’s senior management, together with Anthem’s legal and financial advisors, conducted a series of diligence sessions to complete its confirmatory legal and financial due diligence of Cigna. Members of Cigna’s senior management and representatives of Cravath also performed documentary due diligence on the BCBSA documents that Anthem had not previously made available to Cigna. This process included meetings between Mr. Swedish, other members of Anthem’s senior management and representatives of its financial and legal advisors and Mr. Cordani, other members of Cigna’s senior management and representatives of its financial and legal advisors. Throughout these meetings, the Anthem team and the Cigna team each also presented an overview of its company and its company’s business strategies and plans and discussed various legal and financial diligence related questions posed by the other team.

On July 9, 2015, a representative of White & Case sent to Cravath its initial draft of the merger agreement. The merger agreement provided for merger consideration equal to $102.85 in cash and 0.5124 shares of Anthem common stock per share of Cigna common stock. The draft merger agreement did not provide for a regulatory reverse termination fee, limited Cigna’s ability to pay dividends during the interim period between the signing and the closing of the transaction to its regular annual dividend of $0.04 per share (as compared to Anthem’s current quarterly dividend of $0.625 per share) and did not include a ticking fee.

On July 11, 2015, the Anthem board of directors convened a special telephonic meeting. Members of Anthem senior management also attended this meeting. At the meeting, Mr. Swedish provided an update on the status of discussions with Cigna and Messrs. Zielinski and DeVeydt discussed the results of the due diligence undertaken to date and the process going forward. In addition, Mr. Zielinski reviewed several provisions being negotiated related to the merger agreement, including the potential inclusion of a regulatory reverse termination fee and the potential employment arrangement for Mr. Cordani post-closing. In addition, Mr. DeVeydt reported on the status on Anthem’s financing plans for the potential transaction.

Also on July 11, 2015, a representative of Cravath sent to White & Case a markup of White & Case’s initial draft of the merger agreement that contained a number of changes that representatives of Cravath conveyed to White & Case earlier that day would be included in the revised draft. These changes included a regulatory reverse termination fee equal to 8% of the equity value of the transaction, harmonization of Cigna’s and Anthem’s dividend policies consistent with the approach in Cravath’s July 6th draft and a ticking fee of 5% on the cash consideration starting in July 2016 until closing.

On July 12, 2015, Mr. Zielinski emailed Ms. Jones and indicated that Anthem’s position on the provisions for a regulatory reverse termination fee, dividend harmonization and a ticking fee had not changed, and that these provisions continued to be unacceptable.

On July 13, 2015, Mr. McCarthy, Ms. Jones and other members of the senior management of Cigna met with Mr. Zielinski and other members of the senior management of Anthem, together with representatives from White & Case and Cravath, at the offices of Cravath in New York City in order to discuss and negotiate the terms of the merger agreement.

On July 15, 2015, the Cigna board of directors held a special meeting at the offices of Cravath in New York City. Members of Cigna’s senior management and representatives of Morgan Stanley and Cravath also attended portions of the meeting. Representatives of Cravath provided an overview of the fiduciary duties applicable to the Cigna board of directors, as well as an overview of the current state of the merger agreement and various deal terms. Representatives of Morgan Stanley also provided an overview of the proposed transaction terms and a preliminary financial analysis of the transaction. A member of management and a representative of Morgan Stanley also gave an overview of the recent announcement that Company B had agreed to be acquired.

Later in the day on July 15, 2015, a representative of White & Case sent to Cravath a markup of the merger agreement that provided for a regulatory reverse termination fee equal to 3.25% of the equity value of the transaction, no dividend harmonization and no ticking fee.

On July 16, 2015, a representative of White & Case sent to Cravath for delivery to Mr. Cordani’s counsel an initial draft of the offer letter with respect to Mr. Cordani’s employment with the combined company as president and chief operating officer upon the completion of the merger. Mr. Cordani and Anthem continued to negotiate the terms of such offer letter through July 23, 2015.

On July 17, 2015, the Anthem board of directors convened a special telephonic meeting. Members of Anthem’s senior management and a representative of White & Case also participated in the meeting. The Anthem board of directors, together with senior management, thoroughly discussed and considered the strategic rationale for the transaction and the status of the economic and other material terms of the proposal and authorized senior management to continue discussions with Cigna. Mr. Zielinski also reviewed with the Anthem board of directors the key terms of the proposed merger agreement and the Anthem board of directors was briefed upon and considered the various unresolved issues regarding the proposed transaction, which included the inclusion and potential size of the regulatory reverse termination fee, the parties’ various positions on dividend harmonization and what the financial impact would be on the overall transaction by agreeing to various forms of dividend harmonization.

Later in the day on July 17, 2015, a representative of Cravath sent to White & Case a markup of the merger agreement reflecting a regulatory reverse termination fee equal to 4.5% of the equity value of the transaction and the ability for Cigna to pay a quarterly dividend of $0.52 per share (which would result in an equivalent dividend yield for Cigna shareholders and Anthem shareholders based on the unaffected stock prices of Cigna and Anthem, given Anthem’s current quarterly dividend of $0.625 per share). This draft of the merger agreement no longer included a ticking fee. Over the weekend, White & Case circulated to Cravath a material issues list setting forth the remaining issues in the merger agreement and had a telephone conversation to discuss the parties’ respective positions on these issues, which included the size of the regulatory reverse termination fee and the extent to which any form of dividend harmonization may be acceptable to Anthem.

On July 20, 2015, Mr. McCarthy, Ms. Jones and other members of the senior management of Cigna again met with Mr. Zielinski and other members of the senior management of Anthem, together with representatives from White & Case and Cravath, at the offices of Cravath in New York City in order to discuss and negotiate the terms of the merger agreement. At the conclusion of this meeting and based on prior discussions of the Anthem board of directors, Anthem indicated it was willing to increase the merger consideration to $188 per share and presented Cigna with its best and final position on the remaining material issues in the merger agreement, which included a proposed regulatory reverse termination fee equal to 3.8% of the equity value of the transaction (the same size as the fiduciary termination fee). The increase in the merger consideration to $188 per share resulted in total cash consideration of $103.40 and an exchange ratio of 0.5152.

During the course of the next several days representatives of Anthem and Cigna discussed the issue of dividend harmonization, which resulted in agreement that Cigna would be able to declare quarterly dividends (or one or more special dividends) in an amount equal to Anthem’s dividend multiplied by the exchange ratio of 0.5152. However, the first $2.50 of dividends paid by Anthem following announcement of the transaction (i.e., the first four quarterly interim periods multiplied by Anthem’s current $0.625 quarterly dividend) would not be subject to this dividend harmonization. In particular, Cigna would be permitted to pay a quarterly dividend starting in the third quarter of 2016 in an amount equal to Anthem’s quarterly dividend multiplied by the exchange ratio. In addition, to the extent Anthem increased its dividend in the first half of 2016, Cigna would be permitted to pay a quarterly dividend in the amount of any such increase multiplied by the exchange ratio.

On July 22, 2015, the Cigna board of directors held a regularly scheduled telephonic meeting. Members of Cigna’s senior management and representatives of Morgan Stanley and Cravath also attended portions of the meeting. At this meeting, Mr. Cordani and a representative of Cravath updated the Cigna board on the current status of negotiations. After discussion, the Cigna board of directors authorized Mr. Cordani and other members of senior management as well as Morgan Stanley and Cravath to continue to negotiate the final terms of the transaction.

On the morning of July 23, 2015, the Anthem board of directors convened a special telephonic meeting. Members of Anthem’s senior management and representatives of White & Case, UBS and Credit Suisse also participated in the meeting. Prior to the meeting, Anthem’s directors had been provided with a set of meeting materials, including a copy of a draft definitive merger agreement, an executive summary of the material terms and conditions of the merger agreement, a financial analysis of the consideration proposed to be paid in the merger prepared by each of UBS, Credit Suisse and Anthem senior management and a set of draft board resolutions. Mr. Swedish then reviewed the activities and discussions of the previous few weeks, and presented a summary of the proposed transaction, the rationale that supported the proposed transaction, and the financial and strategic benefits that the proposed transaction was expected to create. Mr. DeVeydt and other members of Anthem management presented the financial forecast and synergies upon which the merger valuation was predicated and reviewed the synergy opportunities and financing plans related to the proposed transaction. A representative of White & Case reviewed in detail with the Anthem board of directors information regarding the proposed transaction, including a comprehensive overview of the terms of the merger agreement. A representative of White & Case also reviewed with the Anthem board of directors the fiduciary duties of the directors under Indiana law in connection with the proposed transaction. At this meeting, on July 23, 2015, representatives of each of the Anthem financial advisors, UBS and Credit Suisse, reviewed the financial terms of the merger agreement, presented certain detailed financial analyses conducted by such financial advisor in connection with the proposed transaction and delivered an oral opinion, which such oral opinions were respectively and subsequently confirmed by delivery of a written opinion of UBS, dated July 24, 2015, and a written opinion of Credit Suisse, dated July 23, 2015, that, as of the date of each such opinion, and based on and subject to various assumptions made, matters considered and limitations described in each such financial advisor’s written opinion, the consideration to be paid by Anthem in the merger was fair, from a financial point of view, to Anthem. Each of UBS’s and Credit Suisse’s opinions are more fully described in the section titled “—Opinion of Anthem’s Financial Advisors” beginning on page [●] of this joint proxy statement/prospectus. At the conclusion of the meeting, the Anthem board of directors by unanimous vote of those directors voting with one absent director separately indicating agreement (1) declared that the proposed merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of Anthem, (2) approved the merger agreement and the transactions contemplated in connection therewith, including approving the issuance by Anthem of that number of shares of its common stock required to be issued by Anthem pursuant to the merger agreement in the proposed merger, (3) directed that such share issuance to be submitted to a vote of the Anthem shareholders at a special shareholders meeting and (4) authorized the final negotiation and execution of the merger agreement by the appropriate authorized Anthem officers.

Later in the day on July 23, 2015, the Cigna board of directors held a special telephonic meeting. Members of Cigna’s senior management and representatives of Morgan Stanley and Cravath also attended portions of the meeting. Prior to the meeting, Cigna’s directors had been provided with a set of meeting materials, including a copy of a draft definitive merger agreement, a summary of the material changes to the terms and conditions of the merger agreement since the meeting of the Cigna board of directors on June 15, 2015, a financial analysis of the consideration proposed to be paid in the merger prepared by Morgan Stanley and a set of draft board resolutions. Mr. Cordani provided an overview of further developments relating to a possible merger with Anthem and informed the Cigna board of directors that due diligence had been completed and negotiations regarding a definitive merger agreement had been finalized. Also at the meeting, representatives of Morgan Stanley rendered an oral opinion to the Cigna board of directors, which was subsequently confirmed in writing as of July 23, 2015, to the effect that, as of that date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the consideration to be received by the holders of shares of Cigna common stock (other than (1) shares that are held directly by Cigna as treasury stock, (2) shares held by Anthem or a subsidiary of Cigna or Anthem (including Merger Sub), (3) shares as to which appraisal has been properly demanded under applicable law or (4) shares subject to restricted stock awards of Cigna) pursuant to the merger agreement was fair from a financial point of view to such holders. Morgan Stanley’s opinion is more fully described in the section titled “—Opinion of Cigna’s Financial Advisor” beginning on page [●] of this joint proxy statement/prospectus. Following a discussion of the foregoing matters by the directors, including Cigna’s other strategic alternatives and prospects as a standalone company, the Cigna board unanimously (1) approved the merger agreement, (2) declared that the merger and the other transactions contemplated by the merger agreement are in the best interests of Cigna and its shareholders, (3) directed that the merger agreement be submitted to Cigna shareholders for their adoption and (4) recommended that Cigna shareholders vote “FOR”the merger proposal. The Cigna board of directors authorized the appropriate Cigna officers to execute and deliver the merger agreement on behalf of Cigna.

During the evening of July 23, 2015, following the meeting of the Anthem board of directors and the meeting of the Cigna board of directors, representatives of Cravath and White & Case and members of management of each of Anthem and Cigna finalized the merger agreement and other transaction documents, and thereafter the merger agreement was executed and delivered by the parties. Anthem and Mr. Cordani also executed and delivered the offer letter with respect to Mr. Cordani’s employment with the combined company upon the completion of the merger.

On the morning of July 24, 2015, Anthem and Cigna publicly announced entry into the merger agreement via a joint press release issued prior to the open of the U.S. financial markets.

Anthem’s Reasons for the Merger; Recommendation of the Anthem Board of Directors

In evaluating the share issuance and merger agreement, the Anthem board of directors spent considerable time in consulting with Anthem’s senior management, financial advisors and outside legal counsel. Before reaching its decision by unanimous vote of those directors voting with one absent director separately indicating agreement at its meeting on July 23, 2015, to approve the share issuance and the merger agreement, and recommending that Anthem’s shareholders vote “FOR” the approval of the share issuance, the Anthem board of directors considered a variety of factors with respect to the merger and the related transactions and agreements, including the following (not necessarily in order of relative importance):

Strategic Factors Considered by the Anthem Board of Directors:

•	Creating a Premier Health Benefits Company: The Anthem board of directors considered that the combination of Anthem and Cigna would create a diversified, premier health services company to help lead the transformation of health care for consumers by enhancing health care access, quality and affordability. The Anthem board of directors considered that a primary benefit of the transaction would be the combined company’s ability to provide quality health coverage as affordable as possible and facilitate Anthem’s members’ access to the highest quality, most effective care available.

•	High Quality Health Care for Consumers: The Anthem board of directors considered that a merger with Cigna would, in Anthem’s view, result in the ability to deliver meaningful value to consumers through expanded provider collaboration, enhanced affordability and cost of care, management capabilities, and innovations that deliver a high quality and more affordable health care for consumers. The Anthem board of directors also observed that the merger is expected to result in: (1) broader customer access to an expanded and more diverse network of hospitals, doctors and other care providers; (2) the potential to use Anthem’s expertise and investment in technology to improve the delivery of health care services to the people currently served by Cigna; (3) the application of more consumer-oriented offerings and service capabilities that align with the rapidly developing confluence of health and financial services; (4) quality enhancements and efficiency gains for hospitals, physicians and other health professionals; (5) an opportunity to offer a significantly expanded and integrated nationwide health care network based upon the strength of Cigna’s provider network, which complements Anthem’s position; and (6) cross-selling opportunities for products, including specialty products and services, such as consumer health information, specialty networks, and ancillary care.

•	Lower Costs: The transaction is expected to create a significant opportunity to increase Anthem’s operating efficiency by spreading Anthem’s operating costs across a larger membership base.

Acquiring Cigna is expected to provide additional opportunities to realize administrative cost savings, as well as network and medical management savings. The Anthem board of directors considered that these cost synergies are expected to enable Anthem to offer all of its customers more affordable products and services and, at the same time, enhance Anthem’s ability to manage the cost drivers that negatively impact affordability for its members. Although Anthem management expects that cost savings will result from the merger, there can be no assurance that any particular amount of cost savings will be achieved following completion of the merger or the time frame in which they will be achieved. See the section entitled “Cautionary Information Regarding Forward-Looking Statements” beginning on page [●] of this joint proxy statement/prospectus.

•	Benefits for Anthem Shareholders: In determining that the merger would result in benefits to Anthem shareholders, the Anthem board of directors considered: (1) Cigna’s financial strength and strong cash flow from operations; (2) the experience and strength of Cigna’s management team; (3) the long-term opportunities to cross-sell product capabilities in specialty products; (4) Cigna’s international presence; and (5) Anthem’s commitment to transactions that provide long-term value for Anthem shareholders.

•	Similar Corporate Cultures: The Anthem board of directors considered: (1) Anthem management’s belief that Anthem and Cigna have similar corporate cultures and values, which are focused on providing quality products and services to customers, (2) the complementary nature of the two companies’ operations and operating regions and (3) the experience, reputation and financial strength of Cigna.

•	Historical Successes: The Anthem board of directors considered that, for a combined nearly 150-year history, Anthem and Cigna delivered innovative and affordable health benefits solutions that help address the U.S. health system’s challenges and provide health care security to consumers, their families and their communities. The Anthem board of directors thus considered the ability for the combination to leverage the deep health care knowledge, talent and expertise of both organizations to achieve the goals of the transaction and position Anthem for future success.

•	Leadership and Governance of the Combined Company: The Anthem board of directors considered the fact that (1) Joseph Swedish would continue as Chief Executive Officer of the combined company and serve as the chairman of its board of directors upon completion of the merger and (2) the current members of the Anthem board of directors would represent a substantial majority of the board of directors of the combined company. Specifically, at the effective time of the merger, the board of directors of Anthem will be increased so it consists of 14 members comprised of the nine current members of the Anthem board of directors and five current members of the Cigna board of directors designated by Cigna (see the section entitled “The Merger Agreement—Corporate Governance” beginning on page [●] of this joint proxy statement/prospectus for more information regarding the Anthem board of directors as of the effective time of the merger).

•	Name and Location of Anthem Headquarters: The Anthem board of directors considered the fact that the name of the combined company would continue to be “Anthem, Inc.” and that its headquarters would remain in Indianapolis, Indiana.

•	Management Expertise: The Anthem board of directors considered that upon completion of the merger, Cigna’s President and Chief Executive Officer, David Cordani, will become President and Chief Operating Officer of Anthem and that it expects that other senior managers of Cigna will continue in various capacities with Anthem after the merger.

Other Factors Considered by the Anthem Board of Directors:

•	Familiarity with Businesses: The Anthem board of directors considered its knowledge of each of Anthem’s and Cigna’s businesses and financial condition and the operations, earnings and prospects of the companies’ respective subsidiaries in evaluating the merger and related transactions.

•	Trading Prices: The Anthem board of directors considered the historical trading prices of shares of Anthem common stock and shares of Cigna common stock.

•	Business Climate: The Anthem board of directors considered the current and prospective business climate in the healthcare industry, including (1) the regulatory environment and the evolution of the Patient Protection and Affordable Care Act, (2) low interest rates and (3) the trend of consolidation and increased competition in all areas of health care, and the likely effect of these factors on Anthem in the absence of the merger.

•	Future Competition: The prospect of significant competition in the future for partners for strategic business transactions.

•	Financial Projections: The Anthem board of directors considered the projected financial results of each of Anthem and Cigna as a stand-alone company and the prospects of the combined company, including anticipated synergies.

•	Fairness Opinions: The Anthem board of directors considered the oral opinion of UBS, delivered on July 23, 2015 to the Anthem board of directors and subsequently confirmed by delivery of a written opinion dated July 24, 2015, and the oral opinion of Credit Suisse, delivered on July 23, 2015 to the Anthem board of directors and subsequently confirmed by delivery of a written opinion dated July 23, 2015, and each of the financial presentations of Credit Suisse and UBS, each dated July 22, 2015, to the Anthem board of directors to the effect that, as of that date and based upon and subject to various assumptions made, matters considered and limitations described in the written opinions, the consideration to be paid by Anthem in the merger was fair, from a financial point of view, to Anthem, as more fully described below under the section entitled “—Opinions of Anthem’s Financial Advisors” beginning on page [●] of this joint proxy statement/prospectus.

•	Earnings Impact: The Anthem board of directors considered the fact that the merger was expected to be accretive to earnings per share, approaching 10% in year one and more than doubling in year two.

•	Merger Agreement: The Anthem board of directors considered the terms and conditions of the merger agreement, including (1) Anthem’s ability, under certain circumstances to furnish information, negotiate and otherwise engage in discussions with a person proposing an alternative transaction, (2) the ability of the Anthem board of directors to, under certain circumstances, in a manner adverse to Cigna, withhold, withdraw, amend, modify or qualify its recommendation that Anthem shareholders approve the share issuance, (3) the fact that the merger agreement places certain restrictions on the conduct of the business of Cigna and its subsidiaries prior to completion of the merger, (4) the strong commitments by Anthem and Cigna to complete the merger, (5) the fact that the merger agreement was the product of extensive arms-length negotiations, and Anthem’s senior management and legal and financial advisors were involved throughout the negotiations and updated the Anthem board of directors which provided additional perspectives on the negotiations and (6) the ability of Anthem to seek damages in the event of fraud or a willful breach by Cigna of its representations, warranties or obligations under the merger agreement.

•	Regulatory Approvals and Clearances: The Anthem board of directors considered its belief, after consultation with its legal counsel, that the regulatory approvals and clearances necessary to complete the merger would be obtained. The Anthem board of directors also considered the fact that, while Anthem is obligated to use its reasonable best efforts to complete the merger, such efforts standard does not obligate Anthem to agree to a burdensome term or condition that would have, or would reasonably be expected to have, individually or in the aggregate with all other terms and conditions, a material adverse effect on Anthem, Cigna and their respective subsidiaries, taken as a whole, after giving effect to the mergers, including the synergies expected to be realized from the mergers.

•

Fixed Exchange Ratio: The Anthem board of directors considered the fact that the merger agreement provides for a fixed exchange ratio and that no adjustment will be made in the merger consideration to be received by Cigna shareholders in the merger as a result of a possible decrease in the trading price of

Anthem’s common stock following the announcement of the merger and that the significant cash portion of the merger consideration will reduce the impact of an increase in the trading price of Anthem common stock on the value of the merger consideration.

•	Share Issuance Approval: The fact that the share issuance will be subject to the approval of the Anthem shareholders and that, in this regard, Anthem’s directors and executive officers do not own a significant enough interest in Anthem common stock, in the aggregate, to influence substantially the outcome of such shareholder vote.

•	Future Participation in the Surviving Corporation by Anthem Shareholders: The Anthem board of directors considered the fact that, because holders of outstanding shares of Anthem common stock as of immediately prior to the completion of the merger are expected to hold approximately 67% of the outstanding shares of Anthem common stock immediately after the completion of the merger, Anthem shareholders are expected to have the opportunity to participate in the future performance of the combined company, including synergies.

•	Due Diligence: The Anthem board of directors considered the results of the due diligence review of Cigna and its businesses conducted by Anthem and its financial advisors and outside legal counsel.

•	Financing Options: The Anthem board of directors considered the financing options available, including the availability of financing from bridge financing sources. The Anthem board of directors also considered the terms of the commitment letter and the bridge facility thereunder, particularly in light of the then-current market for such commitments and facilities.

•	Credit Rating: Based on discussions with applicable credit rating agencies, the Anthem board of directors expects that Anthem’s public debt, including the public debt of Cigna that Anthem will assume concurrently with the completion of the second merger, will continue to be rated investment grade following completion of the mergers and the transactions related thereto.

•	Alternatives Available: The Anthem board of directors considered the alternatives reasonably available to Anthem if it did not pursue the merger, including continuing to operate on a stand-alone basis or pursuing other strategic acquisitions and the fact that Aetna, Inc. had entered into a definitive agreement to acquire Humana Inc.

•	Termination Fee: The Anthem board of directors considered that if the merger agreement is terminated under certain circumstances, Cigna could be obligated to pay the Cigna termination fee to Anthem.

The Anthem board of directors also considered a number of uncertainties and risks in its deliberations concerning the merger and the other transactions contemplated by the merger agreement, including the following (not necessarily in order of relative importance):

•	the fact that the merger agreement provides for a fixed exchange ratio and that no adjustment will be made in the merger consideration to be received by Cigna shareholders in the merger as a result of a possible increase in the trading price of Anthem’s common stock following the announcement of the merger, while noting that the significant cash portion of the merger consideration will reduce the impact of an increase in the trading price of Anthem common stock on the value of the merger consideration;

•	the risk that the mergers might not be completed in a timely manner or that the closing of the merger might not occur despite the companies’ efforts, including by reason of a failure to obtain the adoption or approval of either Cigna shareholders or Anthem shareholders, as applicable, the failure of the parties to obtain applicable regulatory approvals or complications resulting from the complexity of the mergers and the other transactions contemplated by the merger agreement;

•	the fact that Anthem will incur substantial additional indebtedness in connection with the merger that could adversely affect Anthem and its financial position, including its credit rating;

•	the potential length of the regulatory approval process and the related period of time during which Anthem will be subject to the restrictions in the merger agreement, including the effect such delay may have on the market price of Anthem common stock, Anthem’s operating results (particularly in light of the significant costs incurred in connection with the merger), Anthem’s ability to attract and retain key personnel and the relationships with Anthem’s employees, customers, partners and others that do business with Anthem;

•	if the merger agreement is terminated, Anthem may be obligated to pay the Anthem termination fee or the reverse termination fee under certain circumstances;

•	the fact that Anthem and Cigna have incurred and will continue to incur significant transaction costs and expenses in connection with the merger, regardless of whether the merger is completed;

•	the risk that the potential benefits of the merger may not be fully realized, including the possibility that cost savings and operating efficiencies expected to result from the merger may not be realized to the extent expected, or at all;

•	the possibility that regulatory or governmental authorities might seek to impose burdensome terms or conditions in connection with granting approval or clearance of the mergers including, among other things, the required sale of certain businesses, customers, contracts or assets of Anthem or Cigna or may otherwise seek to prevent or delay the mergers, including the risk that governmental authorities could seek an injunction in federal court and/or commence an administrative proceeding seeking to prevent the parties from completing the mergers;

•	the ownership dilution to current Anthem shareholders as a result of the share issuance, which will provide current Anthem shareholders with less of an opportunity to participate in Anthem’s future earnings growth than would be anticipated if Anthem were to remain a stand-alone entity and its strategic plan were successfully implemented;

•	the risks relating to uncertainties and inefficiencies that might result from reconfigurations to Anthem’s subsidiaries;

•	the scope of Anthem’s commitments to take certain actions and agree to certain conditions in order to obtain required regulatory approvals, and the potential for Anthem to pay the reverse termination fee if the merger is not completed as a result of regulatory impediments or other reasons;

•	the risk of diverting management focus and resources from other strategic opportunities and from operational matters, and potential disruption of management of Anthem and its subsidiaries associated with the merger and integrating the companies;

•	the fact that the merger agreement places certain restrictions on the conduct of the business of Anthem and its subsidiaries prior to completion of the merger, which may prevent Anthem from making certain acquisitions or otherwise pursuing certain business opportunities during such period of time;

•	the fact that the merger agreement provides for the ability of the Cigna board of directors to, under certain circumstances, in a manner adverse to Anthem, withhold, withdraw, amend, modify or qualify its recommendation that Cigna shareholders adopt the merger agreement;

•	the potential negative effects of the pendency of the merger on Anthem’s businesses and relationships with employees, customers, providers, vendors, regulators and the communities in which it operates, including the risk that certain key employees of Anthem or Cigna and their respective subsidiaries might choose not to remain with the combined company or its subsidiaries or affiliates;

•	the fact that Anthem’s license agreements with the BCBSA contain certain requirements which will be impacted by the merger and, upon completion of the merger, Anthem will initially be in non-compliance with the BCBSA’s National Best Efforts Requirements, as more fully described in the section entitled “Risk Factors,” beginning on page [●] of this joint proxy statement/prospectus;

•	the potential impact of the merger and the other transactions contemplated by the merger agreement on the dividends expected to be paid to Anthem’s shareholders in the future or the amount of share repurchases to be conducted by Anthem in the future;

•	the absence of a financing condition and Cigna’s ability to specifically enforce Anthem’s obligations under the merger agreement;

•	the fact that certain senior executives of Cigna may receive substantial payments in connection with the merger; and

•	various other risks associated with the merger and the businesses of Anthem, Cigna, their respective subsidiaries and the combined company described under “Risk Factors,” beginning on page [●] of this joint proxy statement/prospectus.

The Anthem board of directors determined that the benefits expected to be achieved for Anthem shareholders as a result of the merger outweighed these potential risks and uncertainties. The Anthem board of directors realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.

The above discussion of the material factors considered by the Anthem board of directors in its consideration of the merger and the other transactions contemplated by the merger agreement is not intended to be exhaustive, but does set forth the principal factors considered by the Anthem board of directors. In light of the number and wide variety of factors considered in connection with the evaluation of the merger and the complexity of these factors, the Anthem board of directors did not consider it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. The Anthem board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather the Anthem board of directors conducted an overall review of the factors described above, including discussions with Anthem’s senior management team and outside legal and financial advisors. In considering the factors described above, individual members of the Anthem board of directors may have given different weight to different factors. The factors contained in this explanation of the reasoning of the Anthem board of directors and other information presented in this section contain information that is forward-looking in nature and, therefore, should be read in light of the factors discussed in “Cautionary Information Regarding Forward-Looking Statements” beginning on page [●] of this joint proxy statement/prospectus.

Cigna’s Reasons for the Merger; Recommendation of the Cigna Board of Directors

At a meeting on July 23, 2015, the Cigna board of directors unanimously (1) approved the merger agreement, (2) declared that the merger and the other transactions contemplated by the merger agreement are in the best interests of Cigna and its shareholders, (3) directed that the merger agreement be submitted to Cigna shareholders for their adoption and (4) recommended that Cigna shareholders vote “FOR” the merger proposal.

In evaluating the merger agreement and the transactions contemplated by the merger agreement, the Cigna board of directors consulted with Cigna’s senior management, as well as Cigna’s outside legal and financial advisors and, in reaching its determinations, considered a variety of factors with respect to the merger, including those matters discussed in “—Background of the Merger” beginning on page [●] of this joint proxy statement/prospectus and the factors listed below.

Considerations and Factors Weighing For the Merger

Shareholder Value; Financial Considerations

The Cigna board of directors considered a number of factors pertaining to the value to be received by Cigna shareholders pursuant to the merger and other financial rationales for the merger, including the following:

•	the risk-adjusted probabilities associated with achieving Cigna’s long-term strategic plan as a stand-alone company as compared to the opportunity afforded to Cigna shareholders via the merger consideration;

•	the value to be received by Cigna shareholders in the merger, including the fact that the merger consideration to be received by Cigna shareholders represents a premium of approximately 38 percent over the closing price of Cigna common stock on May 28, 2015 (the last trading day prior to public rumors that Humana Inc. was exploring a sale), a premium of approximately 33 percent over the closing price of Cigna common stock on June 12, 2015 and a premium of approximately 36 percent over the volume weighted average price of Cigna common stock for the 30 trading days ending June 12, 2015 (the last trading day prior to public rumors of the transaction);

•	the fact that approximately 45 percent of the merger consideration is payable in Anthem common stock and approximately 55 percent in cash, which affords Cigna shareholders both the opportunity to participate in the strong business performance, accelerated growth and other opportunities expected of the combined company through the stock component and to receive cash for the value of their shares through the cash component for immediate liquidity;

•	the fact that the exchange ratio is fixed and will not fluctuate based upon changes in the market price of Anthem common stock or Cigna common stock between the date of the merger agreement and the date of completion of the merger;

•	the historical and current market prices of Cigna common stock and Anthem common stock, including a natural exchange ratio analysis based on the market prices of Cigna common stock and Anthem common stock over the past five years;

•	the fact that, as a result of the fixed exchange ratio, the percentage of the combined company to be owned by Cigna shareholders upon completion of the merger will not be affected by any changes in the market price of Anthem common stock or Cigna common stock between the date of the merger agreement and the date of completion of the merger;

•	the likelihood that Anthem would be able to obtain the necessary financing given the financing commitments from the commitment parties;

•	the fact that Cigna would be permitted under the merger agreement to pay a quarterly dividend starting in the third quarter of 2016 in an amount equal to Anthem’s quarterly dividend multiplied by the exchange ratio, and in addition, to the extent that Anthem increases its dividend in the first half of 2016, to pay a quarterly dividend in the amount of any such increase multiplied by the exchange ratio, subject to certain adjustments as described in the merger agreement;

•	Anthem’s implied valuation creates a “floor” for any bids by other potential acquirers of Cigna going forward;

•	the public nature of the negotiations between Anthem and Cigna created an opportunity for other potential acquirers of Cigna to make offers, if interested, prior to the execution of the merger agreement;

•	the expected qualification of the mergers as a tax-free “reorganization” pursuant to Section 368(a) of the Code, which generally would allow Cigna shareholders to defer the recognition of any gain that exceeds the cash portion of the merger consideration;

•	the written opinion and related financial analysis of Morgan Stanley presented to the Cigna board of directors on July 23, 2015, to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its opinion, the consideration to be received by the holders of shares of Cigna common stock (other than (1) shares that are held directly by Cigna as treasury stock, (2) shares held by Anthem or a subsidiary of Cigna or Anthem (including Merger Sub), (3) shares as to which appraisal has been properly demanded under applicable law or (4) shares subject to restricted stock awards of Cigna) pursuant to the merger agreement was fair from a financial point of view to such holders, as more fully described in the section entitled “—Opinion of Cigna’s Financial Advisor” beginning on page [●] of this joint proxy statement/prospectus; and

•	the projected ability of the combined company to generate meaningful synergies, through, among other drivers, administrative structure, operational efficiencies and network efficiencies.

Strategic Considerations

The Cigna board of directors considered a number of factors pertaining to the strategic rationale for the merger, including the following:

•	the ability of the combined company to provide enhanced affordability, access, quality and cost of care management capabilities, expanded provider collaborations, and superior innovations and breadth of solutions and choice that deliver a better overall health care experience for consumers, and to facilitate Cigna’s members access to the highest quality, most effective care available;

•	the ability of the combined company to drive long-term affordability through a variety of consumer and network engagement strategies, to serve the diverse needs of the marketplace and to provide broader customer access to an expanded and more diverse network of hospitals, doctors and other providers;

•	the generally complementary nature of Cigna’s and Anthem’s businesses, including the benefits of combining Cigna’s capabilities to serve individuals, local large and small group customers, and national employers with Anthem’s best-in-class commercial business;

•	the evolving industry dynamics over the past several years, especially in light of regulatory developments affecting the industry such as the Patient Protection and Affordable Care Act;

•	the benefits of the combined company, including the increased potential for growth, development and profitability of the combined company (taking into account the results of Cigna’s due diligence review of Anthem), which compared favorably to Cigna on a stand-alone basis;

•	the projected financial results of Cigna as a stand-alone company and the risk that Cigna would not achieve strategic goals previously established by the Cigna board of directors; and

•	other strategic alternatives that may be available to Cigna, including continuing to operate as an independent company, the possibility of growing its business through acquisitions and internal growth and whether there were other potential parties that might have an interest in and be financially capable of engaging in an alternative strategic transaction with Cigna, including in light of the fact that Aetna, Inc. had entered into a definitive agreement to acquire Humana Inc., and the valuation, regulatory and financing issues that might arise in connection with pursuing an alternative strategic transaction.

Terms of the Merger Agreement and Other Considerations

The Cigna board of directors considered the terms and conditions of the merger agreement and a number of other factors pertaining to the rationale for the merger, including the following:

•	the fact that the terms and conditions of the merger agreement, including the representations, warranties and covenants of the parties, the conditions to closing and the form and structure of the merger consideration, are fair and reasonable;

•	the fact that the terms of the merger agreement provide that, under certain circumstances, Cigna is permitted to participate in discussions with respect to, and furnish information in connection with, a bona fide written proposal for an alternative transaction that was not solicited by Cigna after the execution of the merger agreement, if the Cigna board of directors determines in good faith that (1) engaging in discussions is reasonably likely to be required in order for the directors to comply with their fiduciary duties and (2) the alternative transaction is, or would reasonably be expected to lead to, a superior proposal;

•	the fact that the terms of the merger agreement provide that, under certain circumstances and prior to obtaining the required Cigna shareholder approval, the Cigna board of directors is permitted to (1) change its recommendation with respect to the merger agreement in the event a superior proposal is received or certain material developments or changes in circumstances occur after the execution of the merger agreement, and the Cigna board of directors determines in good faith, after consultation with outside legal counsel, that changing its recommendation is reasonably likely to be required in order for the directors to comply with their fiduciary duties under Delaware law, and (2) terminate the merger agreement in order to accept a superior proposal, in each of cases (1) and (2), subject to compliance with the terms and conditions of the merger agreement, which may include the payment of a break-up fee;

•	that the break-up fee described above is equal to approximately 3.8% of the equity value of Cigna, which break-up fee the Cigna board of directors did not believe would preclude any other party from making a competing proposal for Cigna;

•	the view of the Cigna board of directors that the terms of the merger agreement provide a significant degree of certainty that the merger will be completed, including the fact that (1) the conditions required to be satisfied prior to completion of the merger, such as the receipt of shareholder approvals and regulatory clearance, are expected to be fulfilled and (2) the merger agreement contains no financing condition;

•	Anthem’s commitments in the merger agreement to use its reasonable best efforts to consummate the proposed merger, including to take any actions or agree to any conditions necessary to obtain all required regulatory approvals (including agreeing to divestitures), unless these actions or conditions would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Anthem, Cigna and their respective subsidiaries, taken as a whole, after giving effect to the merger, including the synergies expected to be realized from the merger (subject to the terms and conditions of the merger agreement);

•	the belief of the Cigna board of directors, after consultation with its legal counsel, that the regulatory approvals and clearances necessary to complete the merger would be obtained;

•	the $1.85 billion reverse termination fee that is payable by Anthem to Cigna in the event that the merger is not consummated due to certain regulatory restraints or failures to obtain regulatory approvals;

•	the ability of Cigna to seek damages in the event of fraud or a willful breach by Anthem of its representations, warranties or obligations under the merger agreement;

•	Cigna’s and Anthem’s commitment to retaining investment grade debt ratings;

•	confirmation by a certain rating agency to Anthem, prior to the execution of the merger agreement, that the contemplated transaction would not result in a downgrade of Anthem’s credit ratings;

•	the Cigna senior management team’s belief that the merger would offer better value for shareholders than Cigna’s long-term strategic plan as a stand-alone company;

•	the results of the due diligence review of Anthem and its businesses conducted by Cigna and its financial advisors and outside legal counsel, including the fact that Cigna senior management had the opportunity to resolve their diligence questions with respect to the rules of the BCBSA, the pending antitrust litigation against the BCBSA and the data breach disclosed by Anthem in February 2015;

•	the fact that, pursuant to the terms of the offer letter entered into between Anthem and Mr. Cordani, Cigna Chief Executive Officer David Cordani will serve as President and Chief Operating Officer of the combined company, which will bring institutional knowledge with respect to Cigna to the combined company and will provide continuity and oversight during the integration process; and

•	the fact that directors of Cigna who have an in-depth knowledge of Cigna and its businesses would have substantial representation on the board of directors of the combined company, as described in the section entitled “—Board of Directors and Certain Officers of Anthem Following the Merger” beginning on page [●] of this joint proxy statement/prospectus.

Risks and Factors Weighing Against the Merger

The Cigna board of directors also identified and considered the potential adverse impact of other factors weighing negatively against the merger, including the following:

•	the possibility that the completion of the merger may be delayed or not occur at all in the event of a failure of certain closing conditions, including (1) the approval by Anthem shareholders of the share issuance proposal and (2) the receipt of required regulatory clearances, and the adverse impact that this would have on Cigna and its business;

•	the risk that regulatory agencies might impose terms and conditions on their approvals which could adversely affect the operations and value of the combined company (see “—Regulatory Approvals Required for the Merger” beginning on page [●] of this joint proxy statement/prospectus);

•	the restrictions in the merger agreement on the conduct of Cigna’s business during the period between the execution of the merger agreement and the completion of the merger;

•	the protracted length of time that is anticipated between the execution of the merger agreement and the completion of the merger, and the adverse impact that a long interim period could have on Cigna and its business;

•	because the stock portion of the merger consideration is a fixed number of shares of Anthem common stock, Cigna shareholders could be adversely affected by a decrease in the trading price of Anthem common stock following the announcement of the merger, and the merger agreement does not provide Cigna with a price-based termination right or other similar protection for Cigna or its shareholders, such as a “collar” with respect to Anthem’s stock price;

•	the risk of incurring substantial expenses related to the merger;

•	the challenges inherent in the combination of two businesses of the size and complexity of Cigna and Anthem, including unforeseen difficulties in integrating operations and systems and difficulties in integrating employees;

•	the fact that forecasts of future results of operations and cost and growth synergies are necessarily estimates based on assumptions, and that for these and other reasons there is a risk of not capturing all the anticipated synergies and cost savings between Cigna and Anthem, and the risk that other anticipated benefits may not be realized;

•	the possible disruption to Cigna’s business that may result from announcement of the merger and the resulting distraction of management’s attention from the day-to-day operations of the business;

•	that some of Cigna’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Cigna shareholders generally, including the treatment of Cigna stock options, restricted stock awards, restricted stock units, strategic performance shares and deferred stock units held by Cigna’s directors and executive officers in the merger and Anthem’s agreement to indemnify Cigna directors and officers against certain claims and liabilities;

•	the change of Cigna’s name to “Anthem, Inc.” and the reaction to this name change;

•	the risk that the pendency of the merger could adversely affect Cigna’s relationships with its customers, suppliers and any other persons with whom Cigna has a business relationship or pose difficulties in attracting and retaining key employees; and

•	the other potential risks described in the section entitled “Risk Factors” beginning on page [●] of this joint proxy statement/prospectus.

In light of the number and wide variety of factors considered in connection with the evaluation of the merger and the complexity of these factors, the Cigna board of directors did not consider it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision.

The Cigna board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather the Cigna board of directors conducted an overall review of the factors described above, including discussions with Cigna’s senior management team and outside legal and financial advisors. In considering the factors described above, individual members of the Cigna board of directors may have given different weight to different factors.

The factors contained in this explanation of the reasoning of the Cigna board of directors and other information presented in this section contain information that is forward-looking in nature and, therefore, should be read in light of the factors discussed in “Cautionary Information Regarding Forward-Looking Statements” beginning on page [●] of this joint proxy statement/prospectus.

Opinions of Anthem’s Financial Advisors

Opinion of UBS

Anthem retained UBS to act as financial advisor to the Anthem board of directors and, if requested, to render to the Anthem board of directors an opinion that the merger consideration is fair, from a financial point of view, to Anthem. On July 23, 2015, at a meeting of the Anthem board of directors held to evaluate the merger agreement and the transactions contemplated thereby, UBS delivered to the Anthem board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion, dated July 24, 2015, to the effect that, as of that date and based on and subject to various assumptions made, matters considered and limitations described in its opinion, the merger consideration was fair, from a financial point of view, to Anthem.

The full text of UBS’s opinion to the Anthem board of directors describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. This opinion is attached to this joint proxy statement/prospectus as Annex B and is incorporated into this joint proxy statement/prospectus by reference. Holders of Anthem common stock are encouraged to read UBS’s opinion carefully in its entirety. UBS’s opinion was provided for the benefit of the Anthem board of directors (in its capacity as such) in connection with, and for the purpose of, its evaluation of the merger consideration from a financial point of view, and does not address any other aspect of the mergers or any related transaction. UBS’s opinion does not address the relative merits of the mergers as compared to other business strategies or transactions that might be available with respect to Anthem or Anthem’s underlying business decision to effect the mergers or any related transaction. UBS’s opinion does not constitute a recommendation to any Anthem shareholder as to how such shareholder should vote or act with respect to the share issuance or any related transactions. The following summary of UBS’s opinion is qualified in its entirety by reference to the full text of UBS’s opinion.

In arriving at its opinion, UBS, among other things:

•	reviewed certain publicly available business and financial information relating to Cigna and Anthem;

•	reviewed certain internal financial information and other data relating to the businesses and financial prospects of Cigna that were provided to UBS by the management of Anthem and not publicly available, including financial forecasts and estimates prepared by the management of Anthem that the Anthem board of directors directed UBS to utilize for purposes of its analysis;

•	reviewed certain internal financial information and other data relating to the business and financial prospects of Anthem that were provided to UBS by the management of Anthem and not publicly available, including financial forecasts and estimates prepared by the management of Anthem that the Anthem board of directors directed UBS to utilize for purposes of its analysis;

•	reviewed certain estimates of synergies prepared jointly by the management of Anthem and the management of Cigna provided to UBS by Anthem and not publicly available that the Anthem board of directors directed UBS to utilize for purposes of its analysis;

•	conducted discussions with members of the senior managements of Anthem and Cigna concerning the businesses and financial prospects of Cigna and Anthem;

•	reviewed publicly available financial and stock market data with respect to certain other companies UBS believed to be generally relevant;

•	compared the financial terms of the transaction with the publicly available financial terms of certain other transactions UBS believed to be generally relevant;

•	reviewed current and historical market prices of Anthem common stock and Cigna common stock;

•	reviewed the merger agreement; and

•	conducted such other financial studies, analyses and investigations and considered such other information as UBS deemed necessary or appropriate.

In connection with its review, with the consent of the Anthem board of directors, UBS assumed and relied upon, without independent verification, the accuracy and completeness in all material aspects of the information provided to or reviewed by UBS for the purpose of the opinion. In addition, with the consent of the Anthem board of directors, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Anthem or Cigna, nor was UBS furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates and synergies referred to above, UBS assumed, at the direction of the Anthem board of directors, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of each company, as applicable, as to the future financial performance of their respective company and such synergies, as applicable. In addition, UBS assumed with the approval of the Anthem board of directors that the mergers will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. The opinion of UBS was necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to UBS as of, the date of its opinion.

At the direction of the Anthem board of directors, UBS was not asked to, nor did it, offer any opinion as to the terms, other than the merger consideration to the extent expressly specified in the opinion, of the merger agreement or any related documents or the forms of the mergers or any related transaction. In addition, UBS expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the consideration. UBS expressed no opinion as to what the value of the Anthem common stock will be when issued pursuant to the merger or the price at which Anthem common stock will trade at any time. In rendering its opinion, UBS assumed, with the consent of the Anthem board of directors, that (i) the parties to the merger agreement will comply with all material terms of the merger agreement and (ii) the mergers will be consummated in accordance with the terms of the merger agreement without any adverse waiver or amendment of any material term or condition thereof. UBS also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the mergers will be obtained without any material adverse effect on Anthem, Cigna or the mergers.

In connection with rendering its opinion to the Anthem board of directors, UBS performed a variety of financial and comparative analyses, which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by UBS in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected companies analysis and the selected transactions analysis summarized below, no company or transaction used as a comparison was identical to Anthem, Cigna or the transactions contemplated by the merger agreement. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

UBS believes its analyses and the summary contained in this joint proxy statement/prospectus must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying UBS’s analyses and opinion. UBS did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.

The estimates of the future performance of Anthem underlying the analyses of UBS are not necessarily indicative of actual future results or values, which may be significantly more or less favorable than those estimates. These estimates are necessarily subject to uncertainty because, among other things, they are based upon numerous factors and events beyond the control of the parties or their respective advisors. In performing its analyses, UBS considered industry performance, general business and economic conditions and other matters, many of which were beyond the control of Anthem or Cigna. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold or acquired.

The merger consideration was determined through negotiations between Anthem and Cigna and the decision by Anthem to enter into the merger agreement to effect the mergers was solely that of the Anthem board of directors. UBS’s opinion and financial analyses were only one of many factors considered by the Anthem board of directors in its evaluation of the mergers and should not be viewed as determinative of the views of the Anthem board of directors or the management of Anthem with respect to the mergers or the merger consideration. While UBS provided advice to the Anthem board of directors during Anthem’s negotiations with Cigna, the Anthem board of directors determined the merger consideration and UBS did not recommend any specific amount or type of consideration.

Summary of the Financial Analyses of UBS

The following is a brief summary of the material financial analyses performed by UBS and reviewed with the Anthem board of directors on July 23, 2015 in connection with UBS’s opinion. The financial analyses summarized below include information presented in tabular format. In order for UBS’s financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS’s financial analyses.

Selected Companies Analyses

Cigna

UBS compared selected financial and market data of Cigna with corresponding data of (i) the following three publicly traded multi-line managed care companies (the “Cigna Multi-Line Companies”) and (ii) the following four publicly traded government-focused managed care companies (the “Government-Focused Companies” and, together with the Cigna Multi-Line Companies, the “Cigna selected companies”):

Cigna Selected Companies

•	Multi-Line Companies

•	Anthem

•	UnitedHealth Group Inc.

•	Aetna Inc.

•	Government-Focused Companies

•	Humana Inc.

•	Centene Corp.

•	Molina Healthcare Inc.

•	Wellcare Health Plans, Inc.

UBS reviewed, among other things, the enterprise values, calculated as equity market value based on closing stock prices on each of May 28, 2015, the day before takeover speculation across the managed care industry began, and July 22, 2015, the last practicable price date prior to the delivery of UBS’s oral opinion, plus debt, less cash, plus minority interest of each of the Cigna selected companies as a multiple of last twelve months (“LTM”), 2015, and 2016 estimated EBITDA of such selected company (the “Cigna EV/EBITDA Multiple”). UBS also reviewed the closing stock prices on each of May 28, 2015 and July 22, 2015 of each of the Cigna selected companies as a multiple of 2015 and 2016 estimated cash earnings per share of such selected company (the “Cigna Cash P/E Multiple”), in each case using the FactSet Non-GAAP EPS as a proxy for “cash” EPS. UBS then compared the multiples derived for the Cigna selected companies with corresponding multiples implied for Cigna based on the closing price of its shares on each of May 28, 2015 and July 22, 2015. Financial data for the Cigna selected companies were based on FactSet consensus estimates including FactSet Non-GAAP EPS used as a proxy for “cash” EPS (“FactSet Estimates”), and public filings of each selected company. Estimated financial data for Cigna were based on FactSet Estimates, public filings and Anthem management estimates.

This analysis indicated the following implied mean and median multiples for the Cigna selected companies, as compared to corresponding multiples implied for Cigna:

	Cigna EV/EBITDA Multiples			Cigna Cash P/E Multiples
	LTM EBITDA	Estimated 2015 EBITDA	Estimated 2016 EBITDA	Estimated 2015 Earnings	Estimated 2016 Earnings
As of May 28, 2015
Cigna Multi-Line Companies
Mean	10.8x	10.4x	9.7x	16.7x	15.0x
Median	10.7x	10.7x	9.7x	16.4x	14.9x

Government-Focused Companies
Mean	13.0x	10.3x	8.6x	25.0x	19.6x
Median	13.1x	9.5x	7.9x	25.6x	19.2x

Cigna Selected Companies Unaffected Overall
Mean	12.1x	10.4x	9.1x	21.4x	17.6x
Median	11.4x	9.6x	9.2x	21.0x	16.9x

As of July 22, 2015
Cigna Multi-Line Companies
Mean	10.8x	10.4x	9.5x	15.9x	14.2x
Median	11.2x	10.1x	9.5x	15.5x	14.1x

Government-Focused Companies
Mean	13.6x	10.2x	8.1x	24.7x	18.4x
Median	13.8x	9.4x	7.2x	24.9x	17.5x

Cigna Selected Companies Current Overall
Mean	12.2x	10.3x	8.8x	20.3x	16.3x
Median	12.1x	10.1x	9.4x	19.2x	16.3x

Cigna
At May 28, 2015	10.2x	10.1x	9.4x	16.0x	14.4x
At July 22, 2015	11.2x	10.9x	10.2x	17.9x	16.1x
At illustrative $183.31 per share (FactSet consensus)	13.3x	13.0x	12.1x	21.7x	19.6x
At illustrative $183.31 per share (Anthem management projections)	13.3x	12.4x	11.4x	21.3x	19.0x

Anthem

UBS compared selected financial and market data of Anthem with corresponding data of (i) the following three multi-line companies (the “Anthem Multi-Line Companies”) and (ii) the Government-Focused Companies (the Government-Focused Companies and the Anthem Multi-Line Companies, collectively, the “Anthem selected companies”):

Anthem Selected Companies

•	Anthem Multi-Line Companies

•	Cigna

•	UnitedHealth Group Inc.

•	Aetna Inc.

•	Government-Focused Companies

•	Humana Inc.

•	Centene Corp.

•	Molina Healthcare Inc.

•	Wellcare Health Plans, Inc.

UBS reviewed, among other things, the enterprise values, calculated as equity market value based on closing stock prices on each of May 28, 2015, the day before takeover speculation across the managed care industry began, and July 22, 2015, the last practicable price date prior to the delivery of UBS’s oral opinion, plus debt, less cash, plus minority interest of each of the Anthem selected companies as a multiple of LTM, 2015, and 2016 estimated EBITDA of such selected company (the “Anthem EV/EBITDA Multiple”). UBS also reviewed the closing stock prices on each of May 28, 2015 and July 22, 2015 of each of the Anthem selected companies as a multiple of 2015 and 2016 estimated cash earnings per share of such selected company (the “Anthem Cash P/E Multiple”), in each case using the FactSet Non-GAAP EPS as a proxy for “cash” EPS. UBS then compared the multiples derived for the Anthem selected companies with corresponding multiples implied for Anthem based on the closing price of its shares on each of May 28, 2015 and July 22, 2015. Financial data for the Anthem selected companies were based on FactSet Estimates and public filings of each selected company. Estimated financial data for Anthem were based on FactSet Estimates, public filings and Anthem management estimates.

This analysis indicated the following implied mean and median multiples for the Anthem selected companies, as compared to corresponding multiples implied for Anthem:

	Anthem EV/EBITDA Multiples			Anthem P/E Multiples
	LTM EBITDA	Estimated 2015 EBITDA	Estimated 2016 EBITDA	Estimated 2015 Earnings	Estimated 2016 Earnings
As of May 28, 2015
Anthem Multi-Line Companies
Mean	10.7x	10.2x	9.5x	16.5x	14.9x
Median	10.7x	10.1x	9.4x	16.0x	14.4x

Government-Focused Companies
Mean	13.0x	10.3x	8.6x	25.0x	19.6x
Median	13.1x	9.5x	7.9x	25.6x	19.2x

Anthem Selected Companies Unaffected Overall
Mean	12.1x	10.3x	9.0x	21.4x	17.6x
Median	11.4x	9.6x	9.2x	21.0x	16.9x

As of July 22, 2015
Anthem Multi-Line Companies
Mean	11.3x	10.6x	9.7x	16.7x	14.9x
Median	11.2x	10.9x	9.5x	17.8x	15.6x

Government-Focused Companies
Mean	13.6x	10.2x	8.1x	24.7x	18.4x
Median	13.8x	9.4x	7.2x	24.9x	17.5x

Anthem Selected Companies Current Overall
Mean	12.4x	10.4x	8.9x	20.7x	16.7x
Median	12.1x	10.5x	9.4x	19.3x	16.6x

Anthem
At May 28, 2015	10.4x	10.7x	10.2x	16.4x	14.9x
At July 22, 2015 (FactSet consensus)	9.9x	10.1x	9.6x	15.5x	14.1x
At July 22, 2015 (Anthem management projections)	9.3x	9.3x	8.6x	15.5x	13.9x

Selected Transactions Analysis

UBS reviewed publicly available information relating to (i) the following two recent selected transactions involving managed care companies (the “Recent Transactions”) and (ii) the following three historical selected transactions involving managed care companies (the “Historical Transactions” and, together with the Recent Transactions, the “selected transactions”).

Announcement Date	Acquiror	Target
Recent Transactions
July 3, 2015	Aetna Inc.	Humana Inc.
July 2, 2015	Centene Corp.	Health Net Inc.
Historical Transactions
August 20, 2012	Aetna Inc.	Coventry Health Care Inc.
July 9, 2012	WellPoint, Inc.	Amerigroup Corp.
October 24, 2011	Cigna Corp.	Healthspring, Inc.

UBS reviewed, among other things, implied enterprise values of the target company in each of the selected transactions as a multiple of the LTM EBITDA of such target company with and without pre-tax run-rate synergies. UBS also reviewed the implied price of the target company in each of the selected transactions as a multiple of next twelve months (“NTM”) cash earnings per share of such target company with and without after-tax run-rate synergies. Financial data regarding the selected transactions and used to determine the multiples were based on FactSet data, public filings, press releases and other publicly available information as well as analyst research. These analyses indicated the following multiples of LTM EBITDA and NTM P/E, as compared to the corresponding multiples implied for Cigna based on the price per Cigna share implied by the consideration.

	Implied EV/EBITDA Multiples		Implied P/E Multiples
	LTM EBITDA w/o Run-Rate Synergies	LTM EBITDA w/ Run-Rate Synergies	NTM Cash P/E w/o Run-Rate Synergies	NTM Cash P/E w/ Run-Rate Synergies
Recent Transactions
Recent Mean	13.6x	9.9x	23.0x	15.9x
Recent Median	13.6x	9.9x	23.0x	15.9x

Cigna at $183.31 (FactSet consensus)	13.3x	8.9x	20.6x	13.2x
Cigna at $183.31 (Anthem management projections)	13.3x	8.9x	20.1x	13.0x

	LTM EBITDA w/o Run-Rate Synergies	LTM EBITDA w/ Run-Rate Synergies	NTM GAAP P/E w/o Run-Rate Synergies	NTM GAAP P/E w/ Run-Rate Synergies
Historical Transactions
Historical Mean	10.0x	7.7x	15.3x	11.7x
Historical Median	7.6x	7.1x	13.1x	11.7x

Overall Mean	11.4x	8.6x	n/a	n/a
Overall Median	13.1x	9.1x	n/a	n/a

Discounted Cash Flow Analyses

UBS performed discounted cash flow analyses utilizing financial forecasts and estimates prepared by Anthem’s management. UBS calculated ranges of implied present values (as of July 2015) of the standalone, unlevered, after-tax, free cash flows that each of Anthem and Cigna were forecasted to generate in the second half of calendar year 2015 through calendar year 2020 and of terminal values for Anthem and Cigna. Implied terminal values were derived by applying to each of Anthem’s and Cigna’s calendar year 2020 estimated EBITDA, a range of estimated EBITDA multiples of 9.5x to 11.5x, which range was selected based on the enterprise value to EBITDA multiples for each of Anthem and Cigna and the publicly traded companies analyzed for the purposes of the selected companies analysis described below. Present values of cash flows and terminal values were calculated using discount rates ranging from 7.0% to 8.0%. UBS also calculated ranges of implied present values (as of June 2015) of the unlevered, after-tax, free cash flows that the pro forma combined company is forecasted to generate from the second half of calendar year 2015 through calendar year 2020 and of terminal values for the pro forma combined company, giving effect to the potential synergies prepared by the managements of Anthem and Cigna. The pro forma terminal and present values were derived using the same discount rates and multiple ranges as were used in the analyses of Anthem and Cigna.

The discounted cash flow analyses resulted in ranges of implied values of $175.11 to $219.76 per share of Cigna common stock and $216.45 to $271.19 per share of Anthem common stock, as compared to a range of $223.12 to $294.72 per share of the pro forma combined company.

UBS also performed a discounted cash flow analysis utilizing the potential synergies from the combination of Anthem and Cigna as prepared by the managements of Anthem and Cigna. UBS calculated ranges of implied present values of net synergy opportunities that the combination is forecasted to generate through calendar year 2020 and of implied terminal values. Implied terminal values were derived by applying a range of estimated EBITDA multiples from 9.5x to 11.5x and a range of discount rates from 7.0% to 8.0%. The discounted cash flow analysis of potential synergies resulted in a range of implied values of $13.867 billion to $16.594 billion.

Miscellaneous

Under the terms of UBS’s engagement, Anthem agreed to pay UBS for its financial advisory services in connection with the mergers an aggregate fee of $30 million, portions of which became payable in connection with the delivery of UBS’s opinion and in connection with the public announcement and signing of the merger agreement, and $24 million of which is contingent upon the closing of the mergers. In addition, Anthem agreed to reimburse UBS for its reasonable expenses, including fees, disbursements and other charges of counsel, and to indemnify UBS and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement. UBS and/or its affiliates have in the past provided, and currently provide, investment banking services to Anthem and Cigna unrelated to the mergers, for which UBS and/or its affiliates received or expect to receive compensation, including (i) acting as a Joint Book-Running Manager in Anthem’s offering of $650 million 2.300% Notes due 2018 and $600 million 5.100% Notes due 2044 completed in 2013, (ii) acting as a Joint Book-Running Manager in Anthem’s offering of $850 million 2.250% Notes due 2019, $800 million 3.500% Notes due 2024, $800 million 4.650% Notes due 2044, and $250 million 4.850% Notes due 2054 completed in 2014, (iii) acting as a Co-Manager in Cigna’s offering of $900 million 3.250% Senior Notes due 2025 completed in 2015, (iv) acting as a Senior Co-Manager of a $1.25 billion Anthem debt and equity units offering in 2015 and (v) participating in Anthem’s $3.5 billion revolving credit facility. In addition, UBS or an affiliate is a participant in credit facilities of each of Anthem and Cigna, for which it received and continues to receive fees and interest payments, as applicable. In the ordinary course of business, UBS and its affiliates may participate in derivatives transactions with respect to Anthem or Cigna and may hold or trade, for their own accounts and the accounts of their customers, securities of Anthem and Cigna and, accordingly, may at any time hold a long or short position in such securities.

Anthem selected UBS as its financial advisor in connection with the mergers because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions. UBS is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, and private placements.

Opinion of Credit Suisse

Anthem retained Credit Suisse as its financial advisor in connection with the merger. On July 23, 2015, at a meeting of the Anthem board of directors held to evaluate the proposed merger, Credit Suisse delivered to the Anthem board of directors its oral opinion, confirmed by delivery of a written opinion dated July 23, 2015, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in such opinion, the merger consideration was fair, from a financial point of view, to Anthem.

The full text of Credit Suisse’s written opinion, dated July 23, 2015, to the Anthem board of directors, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken, is attached as Annex C hereto and is incorporated into this joint proxy statement/prospectus by reference in its entirety. The description of the opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Credit Suisse’s opinion was provided to the Anthem board of directors (in its capacity as such) for its information in connection with its evaluation of the merger consideration and did not address any other aspect of the proposed merger, including the relative merits of the merger as compared to alternative transactions or strategies that might be available to Anthem or the underlying business decision of Anthem to proceed with the merger. The opinion does not constitute advice or a recommendation to any Anthem shareholder as to how such shareholder should vote or act on any matter relating to the proposed merger or otherwise.

In arriving at its opinion, Credit Suisse:

•	reviewed the merger agreement and certain related agreements;

•	reviewed certain publicly available business and financial information relating to Anthem and Cigna;

•	reviewed certain other information relating to Anthem and Cigna provided to or discussed with Credit Suisse by Anthem and Cigna, including financial forecasts relating to Anthem and Cigna;

•	met with the managements of Anthem and Cigna to discuss the business and prospects of Anthem and Cigna, respectively;

•	considered certain financial and stock market data of Anthem and Cigna, and Credit Suisse compared that data with similar data for publicly held companies in businesses Credit Suisse deemed similar to that of Anthem and Cigna;

•	considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have been effected or announced; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which Credit Suisse deemed relevant.

In connection with its review, Credit Suisse did not independently verify any of the foregoing information and Credit Suisse assumed and relied upon such information being complete and accurate in all material respects. With respect to the financial forecasts for Cigna provided to Credit Suisse by the management of Anthem that Credit Suisse has reviewed, the management of Anthem advised Credit Suisse, and Credit Suisse assumed, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Anthem as to the future financial performance of Cigna. With respect to the financial forecasts for Anthem that Credit Suisse has reviewed, the management of Anthem advised Credit Suisse, and Credit Suisse assumed, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Anthem as to the future financial performance of Anthem. With respect to estimates provided to Credit Suisse by Anthem’s management regarding cost savings and synergies anticipated to result from the merger, as well as the estimates provided to Credit Suisse by Anthem’s management regarding the dis-synergies anticipated to result from the merger (including dis-synergies attributable to obtaining the necessary approvals to consummate the merger), Anthem’s management advised Credit Suisse, and Credit Suisse assumed, that such estimates were reasonably prepared on bases reflecting the best currently available estimates and judgments of Anthem’s management as to such cost savings, synergies and dis-synergies, and that such cost savings, synergies and dis-synergies would be realized in the amounts and at the times indicated by such estimates. In addition, Credit Suisse has, without independent verification, relied upon (and the financial forecasts provided to or discussed with Credit Suisse by Anthem reflect) Anthem’s assessment regarding its ability to maintain its licenses with the BCBSA and comply with the related requirements and restrictions regarding its operations after giving effect to the merger without adversely affecting its business, financial condition and results of operations. See the sections entitled “—Anthem Unaudited Prospective Financial Information” and “—Cigna Unaudited Prospective Financial Information” beginning on pages [●] and [●], respectively, of this joint proxy statement/prospectus for a summary of the financial forecasts for Anthem and Cigna that Credit Suisse utilized in its analyses, as well as the estimates provided to Credit Suisse by Anthem’s management regarding cost savings, synergies and dis-synergies anticipated to result from the merger.

Credit Suisse further assumed, with Anthem’s consent, that, in the course of obtaining necessary regulatory and third party consents, approvals or agreements in connection with the merger, no modification, delay, limitation, restriction or condition would be imposed (other than any projected dis-synergies provided to Credit Suisse by Anthem and reflected in Credit Suisse’s analyses) that would have an adverse effect, that would be material to Credit Suisse’s analyses, on Anthem, Cigna, their respective subsidiaries, or the contemplated benefits of the merger, and that the merger would be consummated in accordance with the terms of the merger agreement, without waiver, modification or amendment of any material term, condition or agreement. Anthem advised Credit Suisse, and for purposes of its analyses and its opinion Credit Suisse assumed, with Anthem’s consent, that, for U.S. federal income tax purposes, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. In addition, Credit Suisse was not requested to, and did not, make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Anthem or Cigna, nor was Credit Suisse furnished with any such evaluations or appraisals.

Credit Suisse’s opinion addressed only the fairness, from a financial point of view and as of the date of its opinion, to Anthem of the merger consideration and did not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise, including, without limitation, the form or structure of the merger or the merger consideration, the second merger or the financing of the cash consideration for the merger. Credit Suisse’s opinion also did not address the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the merger, or class of such persons, relative to the merger consideration or otherwise. The issuance of Credit Suisse’s opinion was approved by Credit Suisse’s authorized internal committee.

Credit Suisse’s opinion was necessarily based upon information made available to it as of the date of its opinion and upon financial, economic, market and other conditions as they existed and could be evaluated on that date. Credit Suisse did not express any opinion as to what the value of shares of Anthem common stock actually would be when issued pursuant to the merger or the prices at which shares of Anthem common stock would trade at any time. Credit Suisse’s opinion does not address the relative merits of the merger as compared to alternative transactions or strategies that might be available to Anthem, nor does it address the underlying business decision of Anthem to proceed to the merger. Except as described in this summary, the Anthem board of directors imposed no other limitations on Credit Suisse with respect to the investigations made or procedures followed in rendering its opinion.

In preparing its opinion to the Anthem board of directors, Credit Suisse performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse’s analyses described below is not a complete description of the analyses underlying Credit Suisse’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. Credit Suisse arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Credit Suisse considered industry performance, general business, economic, market and financial conditions and other matters as they existed on, and could be evaluated as of, the date of its opinion, many of which are beyond Anthem’s control. No company, transaction or business used in Credit Suisse’s analyses is identical to Anthem, Cigna or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Credit Suisse’s analyses and the implied per share reference ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Credit Suisse’s analyses are inherently subject to substantial uncertainty.

Credit Suisse was not requested to, and it did not, recommend the specific consideration payable by Anthem in the proposed merger, which merger consideration was determined through negotiations between Anthem and Cigna, and the decision to enter into the merger agreement was solely that of the Anthem board of directors. Credit Suisse’s opinion and financial analyses were only one of many factors considered by the Anthem board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Anthem board of directors or Anthem’s management with respect to the merger or the merger consideration. Under the terms of its engagement by Anthem, neither Credit Suisse’s opinion nor any other advice or services rendered by it in connection with the proposed merger or otherwise, should be construed as creating, and Credit Suisse should not be deemed to have, any fiduciary duty to the Anthem board of directors, Anthem, Cigna, any security holder or creditor of Anthem or Cigna or any other person, regardless of any prior or ongoing advice or relationships.

Summary of the Financial Analyses of Credit Suisse

The following is a summary of the material financial analyses provided to the Anthem board in connection with Credit Suisse’s opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse’s financial analyses. For purposes of the financial analyses summarized below, the term “implied Cigna merger consideration” refers to the total implied value of the merger consideration to be paid by Anthem of $183.31 per share calculated as the sum of (i) the $103.40 per share cash consideration to be paid in the merger plus (ii) the $79.91 per share implied value of the stock consideration to be paid in the merger based on the 0.5152 of a share of Anthem common stock included in the merger consideration to be paid by Anthem and Anthem’s closing stock price of $155.10 per share on July 22, 2015.

Cigna Financial Analyses

Cigna Selected Companies Analysis.

Credit Suisse reviewed certain financial and stock market information of Cigna and the following eight selected publicly traded companies, including Anthem, with operations in whole or in part in the managed care industry, which is the industry in which Cigna primarily operates. Credit Suisse organized the selected companies as Diversified MCOs and Government MCOs, and the calculated multiples (each as described below) for each of the selected companies are listed below.

Diversified MCOs

	EBITDA multiples		P/E multiples
	CY 2015E	CY 2016E	CY 2015E	CY 2016E
UnitedHealth Group Incorporated	11.1x	10.2x	17.3x	15.5x
Anthem	10.6x / 9.9x1	10.2x / 9.4x2	16.4x	14.8x
Aetna Inc.	10.0x	9.5x	15.8x	14.2x
Health Net, Inc.	9.5x	7.9x	18.5x	15.4x

[1]	Adjusted to add back software amortization of $413 million in 2015E.
[2]	Adjusted to add back software amortization of $445 million in 2016E.

Government-Focused MCOs

	EBITDA multiples		P/E multiples
	CY 2015E	CY 2016E	CY 2015E	CY 2016E
Humana Inc.	9.4x	8.6x	19.6x	17.4x
Centene Corporation	13.1x	11.4x	26.1x	22.8x
Molina Healthcare, Inc.	9.7x	7.5x	27.7x	20.3x
Wellcare Health Plans, Inc.	9.1x	7.0x	23.3x	16.3x

Credit Suisse reviewed, among other things, enterprise values of the selected companies, calculated as equity values based on closing stock prices on May 28, 2015, plus debt, non-controlling interests and other adjustments, and less cash and equivalents held at the parent company as a multiple of calendar years 2015 and 2016 estimated earnings before interest, taxes, depreciation and amortization, referred to as “EBITDA” in this joint proxy statement/prospectus. Credit Suisse used closing stock prices on May 28, 2015 for its analyses because May 28th was the last trading day prior to reports of business combinations in the managed care sector. The mean and median EBITDA multiples for calendar years 2015 and 2016 observed for the selected companies were as follows:

Enterprise Value / EBITDA Multiples for Diversified MCOs3

	CY 2015E	CY 2016E
Mean	10.3x	9.4x
Median	10.3x	9.8x

Enterprise Value / EBITDA Multiples for Government-Focused MCOs

	CY 2015E	CY 2016E
Mean	10.3x	8.6x
Median	9.6x	8.1x

Credit Suisse also reviewed equity values of the selected companies, based on closing stock prices on May 28, 2015, as a multiple of calendar years 2015 and 2016 estimated cash earnings per share (“P/E”). The mean and median P/E multiples for calendar years 2015 and 2016 observed for the selected companies were as follows:

P/E Multiples for Diversified MCOs

	CY 2015E	CY 2016E
Mean	17.0x	15.0x
Median	16.8x	15.1x

P/E Multiples for Government-Focused MCOs

	CY 2015E	CY 2016E
Mean	24.2x	19.2x
Median	24.7x	18.9x

In calculating an implied per share reference range for Cigna, Credit Suisse then applied ranges derived from the Cigna selected companies analysis of selected multiples of calendar years 2015 and 2016 estimated

[3]	Not adjusted for add back software amortization for Anthem in 2015E and 2016E

EBITDA of 9.5x to 11.0x and 8.5x to 10.0x, respectively, and selected multiples of calendar years 2015 and 2016 estimated P/E of 15.5x to 17.0x and 14.0x to 15.5x, respectively, to corresponding data of Cigna. Financial data of the selected companies were based on publicly available research analysts’ consensus estimates, public filings and other publicly available information. Financial data of Cigna were based on public filings and Anthem management’s adjusted financial forecasts for Cigna. This analysis indicated the following approximate implied per share reference range for Cigna as compared to the implied Cigna merger consideration and Cigna’s unaffected closing stock price of $135.87 per share on May 28, 2015, the last closing stock price prior to reports of business combinations in the managed care sector:

Implied Per Share Reference Range	Implied Cigna Merger Consideration	Unaffected Cigna Stock Price Per Share
$132.29 – $159.71	$183.31	$135.87

Cigna Selected Transactions Analysis.

Credit Suisse reviewed certain financial information of the following 18 selected transactions involving Diversified MCOs and 10 selected transactions involving Government-Focused MCOs, in each case with operations in whole or in part in the managed care industry, which is the industry in which Cigna primarily operates. The selected transactions and the calculated multiples (each as described below) for each of the selected transactions are listed below.

Announcement Date	Acquiror	Target	LTM EBITDA	NTM EBITDA
Transactions involving Diversified MCO
7/2/15	Centene Corporation	Health Net Inc.	14.0x	7.0x
12/17/12	UnitedHealth Group Incorporated	North American Medical Management, Inc.	10.0x	NA
10/8/12	UnitedHealth Group Incorporated	AMIL Participações S.A.	13.0x	NA
8/20/12	Aetna, Inc.	Coventry Health Care, Inc.	7.2x	7.7x
11/26/07	Cigna	Great-West Healthcare of Colorado, Inc.	7.1x	NA
7/11/07	Coventry Health Care, Inc.	Vista Healthplan, Inc.	10.0x	8.5x
3/12/07	UnitedHealth Group Incorporated	Sierra Health Services, Inc.	11.4x	11.1x
9/27/05	WellPoint Health Networks Inc.	WellChoice Inc.	12.6x	11.6x
9/15/05	The Blackstone Group and others	HealthMarkets, Inc.	5.5x	NA
10/14/04	Coventry Health Care, Inc.	First Health Group Corp.	6.7x	6.8x
9/15/04	Pacificare Health Systems, Inc.	American Medical Security Group, Inc.	8.5x	8.6x
4/26/04	UnitedHealth Group Incorporated	Oxford Health Plans, Inc.	7.4x	7.5x
10/27/03	Anthem	WellPoint, Inc.	10.3x	9.6x
10/27/03	UnitedHealth Group Incorporated	Mid Atlantic Medical Services, LLC	12.9x	10.4x
6/3/03	WellPoint Health Networks Inc.	Cobalt Corporation	11.3x	12.6x
4/29/02	Anthem	Trigon Healthcare, Inc.	15.8x	NA
10/18/01	WellPoint Health Networks Inc.	RightCHOICE Managed Care, Inc.	12.5x	NA
11/29/00	WellPoint Health Networks Inc.	Cerulean Companies, Inc.	9.8x	NA
Transactions involving Government-Focused MCOs
7/3/15	Aetna, Inc.	Humana Inc.	13.1x	12.8x
11/5/12	Humana Inc.	Metropolitan Health Networks, Inc.	8.7x	7.5x
7/9/12	WellPoint Health Networks Inc.	Amerigroup Corporation	15.3x	11.3x
11/22/11	UnitedHealth Group Incorporated	XLHealth Corporation	11.8x	NA
10/24/11	Cigna	HealthSpring, Inc.	7.6x	7.0x
6/8/11	WellPoint Health Networks Inc.	CareMore Medical Group, Inc.	10.0x	NA
8/27/10	HealthSpring, Inc.	Bravo Health, Inc.	7.3x	NA
5/24/07	Aetna, Inc.	Schaller Anderson, Incorporated	9.7x	NA
7/6/05	UnitedHealth Group Incorporated	Pacificare Health Systems, Inc.	13.3x	12.0x
6/18/02	UnitedHealth Group Incorporated	AmeriChoice Corporation	8.1x	NA

Credit Suisse reviewed, among other things, transaction values, calculated as the purchase prices paid for each target company in the selected transaction plus debt, non-controlling interests and other adjustments, and less cash and equivalents held at the parent company, as a multiple of, to the extent publicly available, the target company’s latest 12 months’ EBITDA, referred to as “LTM EBITDA” in this joint proxy statement/prospectus and next 12 months’ EBITDA, referred to as “NTM EBITDA” in this joint proxy statement/prospectus. In addition, Credit Suisse compared the mean and median of the LTM and NTM EBITDA multiples for the selected transactions announced during the period after the U.S. Supreme Court’s decision to uphold the Patient Protection and Affordable Care Act on June 28, 2012.

The mean and median LTM EBITDA multiples and NTM EBITDA multiples observed for the selected transactions involving Diversified MCOs and Government-Focused MCOs were as follows:

Multiples for Diversified MCOs

	LTM EBITDA	NTM EBITDA
Mean	10.3x	9.2x
Median	10.2x	8.6x

Multiples for Government-Focused MCOs

	LTM EBITDA	NTM EBITDA
Mean	10.5x	10.1x
Median	9.8x	11.3x

The mean and median LTM EBITDA multiples and NTM EBITDA multiples observed for selected transactions involving Diversified MCOs and Government-Focused MCOs after the U.S. Supreme Court’s decision to uphold the Affordable Care Act on June 28, 2012 were as follows:

Multiples for Diversified MCOs

	LTM EBITDA	NTM EBITDA
Mean	11.1x	7.4x
Median	11.5x	7.4x

Multiples for Government-Focused MCOs

	LTM EBITDA	NTM EBITDA
Mean	12.4x	10.5x
Median	13.1x	11.3x

In calculating an implied per share reference range for Cigna, Credit Suisse applied a range of selected multiples of LTM EBITDA and NTM EBITDA derived from the selected transactions of 9.0x to 13.5x, in each case, to Cigna’s EBITDA for the LTM and NTM ended March 31, 2015, respectively. LTM and NTM EBITDA for the selected transactions were based on publicly available information, including press releases, public filings and research analysts’ estimates. LTM and NTM EBITDA for Cigna were based on public filings as of March 31, 2015. This analysis indicated the following approximate implied per share reference range for Cigna, as compared to the implied Cigna merger consideration and Cigna’s unaffected closing stock price of $135.87 per share on May 28, 2015, the last closing stock price prior to reports of business combinations in the managed care sector:

Implied Per Share Reference Range	Implied Cigna Merger Consideration	Unaffected Cigna Stock Price Per Share
$117.86 – $204.50	$183.31	$135.87

Cigna Discounted Cash Flow Analysis.

Credit Suisse performed a discounted cash flow analysis of Cigna to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Cigna was forecasted to generate during the second half of the fiscal year ending December 31, 2015, through the full fiscal year ending December 31, 2020, based on Anthem management’s adjusted financial forecasts for Cigna. Credit Suisse calculated terminal values for Cigna by applying to Cigna’s estimated EBITDA for the fiscal year ending December 31, 2020, a range of terminal value EBITDA multiples of 9.5x to 11.5x. The present value (as of June 30, 2015) of the cash flows and terminal values was then calculated using discount rates ranging from 6.0% to 7.5%.

Credit Suisse also calculated the estimated present value of the potential synergies, integration costs, and potential dis-synergies anticipated by Anthem’s management to result from the merger. Credit Suisse applied a range of terminal value EBITDA multiples of 9.5x to 11.5x to estimated pre-tax synergies for the fiscal year ending December 31, 2020. The estimated present value of the potential synergies, integration costs, and potential dis-synergies and terminal values were then calculated using discount rates ranging from 6.0% to 7.5%.

This analysis indicated the following approximate implied per share reference range for Cigna both (1) excluding the estimated present value of potential synergies, integration costs and potential dis-synergies anticipated by Anthem’s management to result from the merger and (2) including the estimated present value of potential synergies, integration costs and potential dis-synergies anticipated by Anthem’s management to result from the merger, in each case as compared to the implied Cigna merger consideration and Cigna’s unaffected closing stock price of $135.87 per share on May 28, 2015, the last closing stock price prior to reports of business combinations in the managed care sector:

Implied Per Share Reference Range (Excluding Synergies)	Implied Per Share Reference Range (Including Synergies)	Implied Cigna Merger Consideration	Unaffected Cigna Stock Price Per Share
$178.84 – $230.60	$230.72 – $294.41	$183.31	$135.87

Anthem Financial Analyses

Anthem Selected Companies Analysis.

Credit Suisse reviewed certain financial and stock market information of Anthem and the following eight selected publicly traded companies, including Cigna, with operations in whole or in part in the managed care industry, which is the industry in which Anthem primarily operates. Credit Suisse organized the selected companies as Diversified MCOs and Government MCOs, and the calculated multiples for each of the selected companies are listed below.

Diversified MCOs

	EBITDA multiples		P/E multiples
	CY 2015E	CY 2016E	CY 2015E	CY 2016E
UnitedHealth Group Incorporated	11.1x	10.2x	17.3x	15.5x
Aetna Inc.	10.0x	9.5x	15.8x	14.2x
Cigna	10.2x	9.5x	15.9x	14.3x
Health Net, Inc.	9.5x	7.9x	18.5x	15.4x

Government-Focused MCOs

	EBITDA multiples		P/E multiples
	CY 2015E	CY 2016E	CY 2015E	CY 2016E
Humana Inc.	9.4x	8.6x	19.6x	17.4x
Centene Corporation	13.1x	11.4x	26.1x	22.8x
Molina Healthcare, Inc.	9.7x	7.5x	27.7x	20.3x
Wellcare Health Plans, Inc.	9.1x	7.0x	23.3x	16.3x

Credit Suisse reviewed, among other things, enterprise values of the selected companies, calculated as equity values based on closing stock prices on May 28, 2015, plus debt, non-controlling interests and other adjustments, and less cash held at the parent company, as a multiple of calendar years 2015 and 2016 estimated EBITDA. The mean and median EBITDA multiples for calendar years 2015 and 2016 observed for the selected companies were as follows:

Enterprise value / EBITDA Multiples for Diversified MCOs

	CY 2015E	CY 2016E
Mean	10.2x	9.3x
Median	10.1x	9.5x

Enterprise value / EBITDA Multiples for Government-Focused MCOs

	CY 2015E	CY 2016E
Mean	10.3x	8.6x
Median	9.6x	8.1x

Credit Suisse also reviewed equity values of the selected companies, based on closing stock prices on May 28, 2015, as a multiple of calendar years 2015 and 2016 estimated cash earnings per share (“P/E”). The mean and median P/E multiples for calendar years 2015 and 2016 observed for the selected companies were as follows:

P/E Multiples for Diversified MCOs

	CY 2015E	CY 2016E
Mean	16.9x	14.9x
Median	16.6x	14.9x

P/E Multiples for Government-Focused MCOs

	CY 2015E	CY 2016E
Mean	24.2x	19.2x
Median	24.7x	18.9x

In calculating an implied per share reference range for Anthem, Credit Suisse then applied ranges derived from the Anthem selected companies analysis of selected multiples of calendar years 2015 and 2016 estimated EBITDA of 9.5x to 11.0x and 8.5x to 10.0x, respectively, and selected multiples of calendar years 2015 and 2016 estimated P/E of 15.5x to 17.0x and 14.0x to 15.5x, respectively, to corresponding data of Anthem. Financial data of the selected companies were based on publicly available research analysts’ consensus estimates, public filings and other publicly available information. Financial data of Anthem were based on public filings and Anthem management’s financial forecasts for Anthem. This analysis indicated the following approximate implied per share reference range for Anthem as compared to Anthem’s closing stock price of $155.10 per share on July 22, 2015 and Anthem’s unaffected stock price on May 28, 2015, the last closing stock price prior to reports of business combinations in the managed care sector:

Implied Per Share Reference Range	Anthem Stock Price Per Share on July 22, 2015	Unaffected Anthem Stock Price Per Share
$152.21 – $192.84	$155.10	$164.22

Anthem Discounted Cash Flow Analysis.

Credit Suisse performed a discounted cash flow analysis of Anthem to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Anthem was forecasted to generate during the second half of the fiscal year ending December 31, 2015, through the full fiscal year ending December 31, 2020, based on Anthem management’s financial forecasts for Anthem. Credit Suisse calculated terminal values for Anthem by applying to Anthem’s estimated EBITDA for the fiscal year ending December 31, 2020, a range of terminal value EBITDA multiples of 9.5x to 11.5x. The present value (as of June 30, 2015) of the cash flows and terminal values was then calculated using discount rates ranging from 6.0% to 7.5%. This analysis indicated the following approximate implied per share reference range for Anthem as compared to Anthem’s closing stock price of $155.10 per share on July 22, 2015, and Anthem’s unaffected stock price on May 28, 2015, the last closing stock price prior to reports of business combinations in the managed care sector:

Implied Per Share Reference Range	Anthem Stock Price Per Share on July 22, 2015	Unaffected Anthem Stock Price Per Share
$222.16 – $285.86	$155.10	$164.22

Implied Exchange Ratio Analysis

Using the implied per share reference ranges for Anthem and Cigna indicated in the respective selected companies analyses and discounted cash flow analyses of Anthem and Cigna described above, Credit Suisse calculated ranges of implied exchange ratios of Anthem common stock to Cigna common stock. For purposes of this calculation, the implied per share reference ranges for Cigna were adjusted downward by the amount of the $103.40 per share cash consideration to be paid in the merger and, in the case of the discounted cash flow analyses of Anthem and Cigna, Credit Suisse calculated implied exchange ratio references ranges both excluding and including the estimated present value of potential synergies and dis-synergies as described above in the section entitled “—Cigna Discounted Cash Flow Analysis” beginning on page [●] of this joint proxy statement/prospectus. When included, synergies and dis-synergies were added to the Cigna discounted cash flow implied per share reference ranges. This implied exchange ratio analysis indicated the following implied exchange ratio reference ranges, as compared to the stock consideration exchange ratio provided for the merger:

Implied Exchange Ratio Reference Range Based on:

Selected Companies Analysis	Discounted Cash Flow Analysis (Excluding Synergies)	Discounted Cash Flow Analysis (Including Synergies)	Merger Stock Consideration Exchange Ratio
0.1498 – 0.3699	0.2639 – 0.5726	0.4454 – 0.8598	0.5152

Pro Forma Discounted Cash Flow Analysis

Credit Suisse performed a pro forma discounted cash flow analysis of the combined company based on Credit Suisse’s financial analyses described above in the sections entitled “—Cigna Discounted Cash Flow Analysis” and “—Anthem Discounted Cash Flow Analysis” beginning on pages [●] and [●], respectively, of this joint proxy statement/prospectus to generate an implied pro forma equity value per share of the combined company following consummation of the merger. The analysis assumed a range of discount rates of 6.00% to 7.50% (midpoint of 6.75%) and a range of terminal EBITDA multiples of 9.5x to 11.5x (midpoint of 10.5x) used in the sections entitled “—Cigna Discounted Cash Flow Analysis” and “—Anthem Discounted Cash Flow Analysis” beginning on pages [●] and [●], respectively, of this joint proxy statement/prospectus for both Anthem and Cigna. Based on these assumptions, Credit Suisse calculated a range of Anthem’s standalone enterprise value and Cigna’s standalone enterprise value by discounting to present values, in each case as of June 30, 2015, estimates of unlevered free cash flows of each company for the period beginning from and including the second half of the fiscal year ending December 31, 2015, through the full fiscal year ending December 31, 2020, assuming mid-year convention. Under the same assumptions, Credit Suisse also calculated a range of the present value of net synergies that are anticipated to result from the merger. Credit Suisse then calculated a range of implied pro forma equity value per share of the combined company of $271.04 to $274.19 (midpoint of $271.22) by dividing (1) Anthem’s standalone enterprise value, plus Cigna’s standalone enterprise value, plus the present value of net synergies, minus the pro forma net debt of the combined business, by (2) the sum of Anthem’s fully diluted shares of 277 million and the 136 million shares to be issued to Cigna shareholders upon consummation of the merger. The low pro forma equity value per share of the combined company presented reflects the high end of the Anthem standalone enterprise value range, the low end of Cigna standalone enterprise value range, and the low end of present value range of net synergies. The high pro forma equity value per share of the combined company presented reflects the low end of the Anthem standalone enterprise value range, the high end of Cigna standalone enterprise value range, and the high end of present value range of net synergies. The analysis indicated that the transaction created hypothetical incremental implied value for Anthem shareholders. There can be no assurance, however, that the synergies, dis-synergies and other impacts will not be substantially greater or less than those estimated by Anthem’s management and described above.

Other Information

Credit Suisse also noted for the Anthem board of directors certain additional factors that were not considered part of Credit Suisse’s financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•	price targets for Cigna common stock per share and Anthem common stock per share in publicly available Wall Street research analyst reports, which indicated low and high per share price targets for Cigna of $137.00 to $155.00 and low and high per share price targets for Anthem of $150.00 to $190.00;

•	illustrative exchange ratios of Anthem common stock to Cigna common stock based on the respective low and high per share price targets for Anthem and Cigna described above (adjusted downward, in the case of Cigna, by the amount of the $103.40 per share cash consideration to be paid in the merger), which indicated a range of illustrative exchange ratios of approximately 0.1768 to 0.3440;

•	historical trading prices of Cigna common stock and Anthem common stock during the 52-week period ended May 28, 2015, which reflected low and high per share prices for Cigna during such period of approximately $87.71 to $135.87 and low and high per share prices for Anthem during such period of approximately $105.28 to $164.62; and

•

premiums paid in selected transactions with transaction values of $20 billion or more announced since January 1, 1999, which, after applying a selected range of premiums derived from the closing stock prices of the target companies in such transactions one-day prior to public announcement of the relevant transactions of approximately 20% to 40%, representing the 25th percentile and 75th percentile of the premiums paid in the selected transaction, to Cigna’s closing stock price on May 28, 2015, indicated an implied per share reference range for Cigna of approximately $163.04 to $190.22.

Miscellaneous

Anthem selected Credit Suisse to act as its financial advisor in connection with the merger based on Credit Suisse’s qualifications, experience, reputation and familiarity with Anthem. Credit Suisse is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

Anthem has agreed to pay Credit Suisse for its financial advisory services to Anthem in connection with the proposed merger an aggregate fee of up to $15 million, of which $3 million was payable upon the announcement and signing of a definitive agreement, $3 million was payable upon delivery of Credit Suisse’s opinion and $9 million is contingent upon completion of the merger. Credit Suisse and certain of its affiliates expect to provide or arrange financing for the merger, for which services Credit Suisse and certain of its affiliates expect to receive additional compensation in connection with such financing. In addition, Anthem has agreed to reimburse Credit Suisse for certain expenses, including fees and expenses of legal counsel, and to indemnify Credit Suisse and certain related parties for certain liabilities and other items arising out of or related to its engagement. Credit Suisse and its affiliates in the past have provided and currently are providing investment banking and other financial services to Anthem and its affiliates, for which services Credit Suisse and its affiliates have received and will receive compensation including (1) having acted as lead bookrunner in May 2015 in connection with Anthem’s $1,250 million offering of debt and equity units, (2) having acted as co-manager in August 2014 in connection with Anthem’s $850 million offering of 2.250% notes due 2019, $800 million offering of 3.500% notes due 2024, $800 million offering of 4.650% notes due 2044 and $250 million offering of 4.850% notes due 2054, and senior co-manager in July 2013 in connection with Anthem’s $650 million offering of 2.300% notes due 2018 and $600 million offering of 5.100% notes due 2044, (3) participating in Anthem’s $3.5 billion revolving credit facility, and (4) having acted as financial advisor in connection with Anthem’s acquisitions of 1-800 Contacts and Amerigroup Corporation in 2012. Credit Suisse and its affiliates may have provided other financial advice and services, and may in the future provide financial advice and services, to Anthem, Cigna and their respective affiliates for which Credit Suisse and its affiliates have received, and would expect to receive, compensation. Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for Credit Suisse’s and its affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Anthem, Cigna and any other company that may be involved in the merger, as well as provide investment banking and other financial services to such companies.

Opinion of Cigna’s Financial Advisor

The Cigna board of directors retained Morgan Stanley to act as its financial advisor and to provide it with a financial opinion in connection with the mergers. Cigna selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the industry, business and affairs of Cigna. At the meeting of the Cigna board of directors on July 23, 2015, Morgan Stanley rendered its oral opinion, which was subsequently confirmed in writing on the same date, to the Cigna board of directors to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the consideration to be received by the holders of shares of Cigna common stock (other than (1) shares that are held directly by Cigna as treasury stock, (2) shares held by Anthem or a subsidiary of Cigna or Anthem (including Merger Sub), (3) shares as to which appraisal has been properly demanded under applicable law or (4) shares subject to restricted stock awards of Cigna) pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of Morgan Stanley’s written opinion to the Cigna board of directors, dated July 23, 2015, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached to this joint proxy statement/prospectus as Annex D. The foregoing summary of Morgan Stanley’s opinion is qualified in its entirety by reference to the full text of the opinion. You are encouraged to read Morgan Stanley’s opinion and the summary of Morgan Stanley’s opinion below carefully and in their entirety. Morgan Stanley’s opinion was for the benefit of the Cigna board of directors, in its capacity as such, and addressed only the fairness from a financial point of view of the consideration to be received by the holders of shares of Cigna common stock (other than (1) shares that are held directly by Cigna as treasury stock, (2) shares held by Anthem or a subsidiary of Cigna or Anthem (including Merger Sub), (3) shares as to which appraisal has been properly demanded under applicable law or (4) shares subject to restricted stock awards of Cigna) pursuant to the merger agreement as of the date of the opinion and did not address any other aspects or implications of the mergers. Morgan Stanley’s opinion was not intended to, and does not, constitute advice or a recommendation as to how Cigna’s shareholders should vote at any shareholders’ meeting to be held in connection with the mergers or take any other action with respect to the mergers.

In connection with rendering its opinion, Morgan Stanley, among other things:

(a)	reviewed certain publicly available financial statements and other business and financial information of Cigna and Anthem, respectively;

(b)	reviewed certain internal financial statements and other financial and operating data concerning Cigna and Anthem, respectively;

(c)	reviewed certain financial projections prepared by the managements of Cigna and Anthem, respectively, including certain adjustments to the financial projections of Anthem prepared by the management of Cigna;

(d)	reviewed information relating to certain strategic, financial and operational benefits anticipated from the mergers, prepared by the management of Cigna;

(e)	discussed the past and current operations and financial condition and the prospects of Cigna, including information relating to certain strategic, financial and operational benefits anticipated from the mergers, with senior executives of Cigna;

(f)	discussed the past and current operations and financial condition and the prospects of Anthem with senior executives of Anthem;

(g)	reviewed the pro forma impact of the mergers on Anthem’s earnings per share, cash flow, consolidated capitalization and financial ratios;

(h)	reviewed the reported prices and trading activity for Cigna common stock and Anthem common stock;

(i)	compared the financial performance of Cigna and Anthem and the prices and trading activity of Cigna common stock and Anthem common stock with that of certain other publicly-traded companies comparable with Cigna and Anthem, respectively, and their securities;

(j)	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

(k)	participated in discussions and negotiations among representatives of Cigna and Anthem and their financial and legal advisors;

(l)	reviewed the merger agreement, the commitment letter, dated as of July 23, 2015, among Anthem, Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse AG, Credit Suisse Securities (USA) LLC, UBS Securities LLC and UBS AG, referred to as the commitment letter, and certain related documents; and

(m)	performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by Cigna and Anthem, and formed a substantial basis for its opinion. Morgan Stanley further relied upon the assurances of the managements of Cigna and Anthem that neither was aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections referred to above, including (1) the adjustments to the financial projections of Anthem prepared by the management of Cigna and (2) information relating to certain strategic, financial and operational benefits anticipated from the mergers prepared by the management of Cigna, Morgan Stanley has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Cigna and Anthem of the future financial performance of Cigna and Anthem. In addition, Morgan Stanley assumed that the mergers will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that if the second merger occurs, the mergers, taken together, will be treated as a tax-free reorganization, pursuant to Section 368(a) of the Code, as amended, and that Anthem will obtain financing in accordance with the terms set forth in the commitment letter. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed mergers, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed mergers. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Anthem and Cigna and their legal, tax and regulatory advisors with respect to legal, tax and regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Cigna’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of Cigna common stock in the mergers. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Cigna or Anthem, nor was it furnished with any such valuations or appraisals. Morgan Stanley’s opinion does not address the relative merits of the mergers as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available, nor does it address the underlying business decision of Cigna to enter into the merger agreement. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of its opinion. Events occurring after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with the preparation of its opinion to the Cigna board of directors. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion. Morgan Stanley considered a number of factors in analyzing the merger consideration. The fact that points in the ranges of implied equity value per share of Cigna common stock derived below were less than or greater than the merger consideration is not necessarily dispositive in connection with Morgan Stanley’s analysis of the merger consideration, but is one of many factors Morgan Stanley considered. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before July 22, 2015, which was the last trading day prior to the date on which the Cigna board of directors approved the mergers, and is not necessarily indicative of current market conditions.

Analyses Related to Cigna

Historical Trading Range Analysis

Morgan Stanley reviewed historical data with regard to the trading prices of Cigna common stock over the 52-week period and six-month period ending on June 12, 2015, which was the last trading day prior to public rumors of the mergers. During this 52-week period and six-month period, the trading price of Cigna common stock ranged from $88.00 to $144.00 and from $100.00 to $144.00, respectively, in each case rounded to the nearest $1.00 per share.

Morgan Stanley compared these ranges to the closing trading price of Cigna common stock on June 12, 2015, which was the last trading day prior to public rumors of the mergers, of $137.31, and the implied value of the consideration to be received by holders of shares of Cigna common stock in the mergers as of July 22, 2015, which was the last trading day prior to the date on which the Cigna board of directors approved the mergers, of $183.31.

Equity Research Analysts’ Price Targets

Morgan Stanley reviewed sell-side analyst price targets per share of Cigna common stock prepared and published by 11 equity research analysts during the time period from April 6, 2015 to July 10, 2015. These targets generally reflect each analyst’s estimate of the 12-month future public market trading price per share of Cigna common stock and were not discounted to reflect present values. The range of undiscounted price targets for Cigna common stock was $137.00 per share to $155.00 per share. Morgan Stanley also noted that the median of the undiscounted price targets for Cigna common stock was $150.00.

In order to better compare the price targets with the merger consideration, Morgan Stanley discounted such price targets to present value by applying, for a one-year discount period, an illustrative discount rate of 7.2%, which was selected by Morgan Stanley based on Cigna’s assumed cost of equity using a capital asset pricing model, which is a financial valuation method that takes into account both returns in equity markets generally and volatility in a company’s common stock. This analysis indicated an implied range of equity values for Cigna common stock of $128.00 per share to $145.00 per share, in each case rounded to the nearest $1.00 per share.

Morgan Stanley also reviewed undiscounted estimated takeover price targets per share of Cigna common stock prepared and published by six equity research analysts during the time period from June 17, 2015 to July 9, 2015. These targets reflect each analyst’s estimate of the acquisition price of Cigna if it were to be taken private or acquired. The range of undiscounted estimated takeover price targets per share of Cigna common stock was $170.00 per share to $190.00 per share.

Morgan Stanley compared the foregoing ranges to the closing trading price of Cigna common stock on June 12, 2015, which was the last trading day prior to public rumors of the mergers, of $137.31, and the implied value of the consideration to be received by holders of shares of Cigna common stock in the mergers as of July 22, 2015, which was the last trading day prior to the date on which the Cigna board of directors approved the mergers, of $183.31.

The price targets published by equity research analysts do not necessarily reflect current market trading prices for shares of Cigna common stock and these estimates are subject to uncertainties, including the future financial performance of Cigna and future financial market conditions.

Comparable Public Company Analysis

Morgan Stanley performed a comparable public company analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared certain financial information of Cigna with corresponding financial data for other companies that shared certain similar characteristics to Cigna to derive an implied valuation range for Cigna. The companies used in this comparison included the following:

•	Anthem

•	Aetna Inc. (“Aetna”)

•	Humana Inc. (“Humana”)

•	UnitedHealth Group Incorporated (“UNH”)

The above companies were chosen based on Morgan Stanley’s knowledge of the industry and because they have businesses that may be considered similar to Cigna’s. Although none of such companies are identical or directly comparable to Cigna, these companies are publicly traded companies with operations and/or other criteria, such as lines of business, markets, business risks, growth prospects, maturity of business and size and scale of business, that for purposes of its analysis Morgan Stanley considered similar to Cigna.

For purposes of this analysis, Morgan Stanley analyzed the following statistics of each of these companies, based on public filings, publicly available research estimates and publicly available financial information published by Thomson Reuters and Capital IQ:

•	the ratio of stock price as of June 12, 2015, which was the last trading day prior to public rumors of the mergers (or, in the case of Humana, as of May 28, 2015, which was the last trading day prior to public rumors that Humana was exploring a sale) to estimated calendar year 2015 earnings per share, which is referred to below as the CY2015E P/E Ratio; and

•	the ratio of stock price as of June 12, 2015, which was the last trading day prior to public rumors of the mergers (or, in the case of Humana, as of May 28, 2015, which was the last trading day prior to public rumors that Humana was exploring a sale) to estimated calendar year 2016 earnings per share, which is referred to below as the CY2016E P/E Ratio.

The table below shows the results of Morgan Stanley’s analyses:

	CY2015E P/E Ratio	CY2016E P/E Ratio
Anthem	16.8x	15.2x
Aetna	16.4x	14.5x
Humana	19.9x	18.0x
UNH	18.8x	16.0x	(1)

(1)	Pro forma taking into account UNH’s announced acquisition of Catamaran Corp.

Based on its analysis of the relevant metrics for each of the comparable companies and upon the application of its professional judgment, Morgan Stanley selected representative ranges of CY2015E P/E Ratio and CY2016E P/E Ratio multiples and applied these ranges of multiples to Cigna’s estimated calendar year 2015 earnings per share and Cigna’s estimated calendar year 2016 earnings per share, respectively. For purposes of this analysis, Morgan Stanley utilized estimates prepared by Cigna’s management, referred to as the Cigna management case, which is more fully described in the section entitled “Cigna Unaudited Prospective Financial Information” beginning on page [●] of this joint proxy statement/prospectus.

Morgan Stanley then calculated a range of implied equity values per share of Cigna common stock as follows, in each case rounded to the nearest $1.00 per share:

	Selected Representative Multiple Range	Implied Equity Value Per Share of Cigna Common Stock
CY2015E P/E Ratio	15.5x – 17.5x	$127.00 – $144.00
CY2016E P/E Ratio	14.0x – 16.0x	$130.00 – $149.00

Morgan Stanley compared the foregoing ranges of implied equity value per share of Cigna common stock to the closing trading price of Cigna common stock on June 12, 2015, which was the last trading day prior to public rumors of the mergers, of $137.31, and the implied value of the consideration to be received by holders of shares of Cigna common stock in the mergers as of July 22, 2015, which was the last trading day prior to the date on which the Cigna board of directors approved the mergers, of $183.31.

No company included in the comparable public company analysis is identical to Cigna. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of Cigna. These include, among other things, the impact of competition on the business of Cigna and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Cigna and the industry, and in the financial markets in general. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using comparable company data.

Discounted Equity Value Analysis

Morgan Stanley performed a discounted equity value analysis, which is designed to provide insight into the estimated future implied value of a company’s common equity as a function of such company’s estimated future earnings per share and a potential range of earnings multiples. As part of this analysis, Morgan Stanley calculated a future value range of implied equity values per share of Cigna common stock as of December 31, 2016 and subsequently discounted such future value range to arrive at a present value range of implied equity values per share of Cigna common stock as of June 30, 2015. To calculate the future value range, Morgan Stanley used Cigna’s estimated calendar year 2017 earnings per share based on the Cigna management case and applied a range of stock price to estimated calendar year 2017 earnings per share multiples of 13.0x to 17.0x, derived by Morgan Stanley using its experience and professional judgment. To calculate the present value range, Morgan Stanley applied a discount rate of 7.2%, which discount rate was selected by Morgan Stanley based on Cigna’s assumed cost of equity of 7.2% less Cigna’s current dividend yield of 0.03%.

This analysis indicated a range of implied equity values per share of Cigna common stock of $126.00 per share to $165.00 per share, in each case rounded to the nearest $1.00 per share.

Morgan Stanley compared the foregoing range of implied equity values per share of Cigna common stock to the closing trading price of Cigna common stock on June 12, 2015, which was the last trading day prior to public rumors of the mergers, of $137.31, and the implied value of the consideration to be received by holders of shares of Cigna common stock in the mergers as of July 22, 2015, which was the last trading day prior to the date on which the Cigna board of directors approved the mergers, of $183.31.

Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of the estimated future cash flows and terminal value of such company. Morgan Stanley calculated a range of implied equity values per share for Cigna as of June 30, 2015, based on estimates of future unlevered free cash flow for calendar years 2015 through 2020. Morgan Stanley utilized estimates from the Cigna management case, including net debt of Cigna as of June 30, 2015 of $4.7 billion. For purposes of its discounted cash flow analysis, Morgan Stanley defined unlevered free cash flow as earnings before interest and taxes (1) plus depreciation, (2) plus amortization, (3) plus the tax benefit for the deductible portion of amortization, (4) less income taxes, (5) less increases in working capital, (5) less pension contribution, (6) less capital expenditures and (7) less net cash flow retained at subsidiaries to satisfy risk-based capital requirements. Morgan Stanley then calculated a range of terminal values for Cigna by applying a terminal perpetual growth rate range of 2.0% to 3.0%. Morgan Stanley selected the terminal perpetual growth rate range based on the application of its experience and professional judgment. The unlevered free cash flows and the terminal values were then discounted to June 30, 2015 by applying a discount rate of 6.6%, which was selected based on Morgan Stanley’s professional judgment and taking into consideration, among other things, a weighted average cost of capital calculation and Cigna’s assumed cost of equity calculated using a capital asset pricing model.

This analysis indicated a range of implied equity values per share of Cigna common stock of $168.00 per share to $211.00 per share, in each case rounded to the nearest $1.00 per share.

Morgan Stanley compared the foregoing range of implied equity values per share of Cigna common stock to the closing trading price of Cigna common stock on June 12, 2015, which was the last trading day prior to public rumors of the mergers, of $137.31, and the implied value of the consideration to be received by holders of shares of Cigna common stock in the mergers as of July 22, 2015, which was the last trading day prior to the date on which the Cigna board of directors approved the mergers, of $183.31.

Precedent Transactions and Premia Paid Analysis

Morgan Stanley performed a precedent transactions analysis, which is designed to imply a value of a company based on publicly available financial terms and premia of selected transactions that share some characteristics with the mergers. Morgan Stanley reviewed the publicly available financial information for 13 selected transactions in the managed care industry since January 1, 2002 with a publicly announced transaction value of more than $1.5 billion and involving a strategic acquiror.

For purposes of this analysis, based on publicly available financial information, Morgan Stanley analyzed the ratio of the implied aggregate value to last twelve month earnings before interest, taxes, depreciation and amortization, referred to as the AV/LTM EBITDA Ratio, for each of the target companies in the selected transactions. The transactions reviewed, the date that each transaction was announced and the corresponding AV/LTM EBITDA Ratios for such target companies, as well as the mean and median AV/LTM EBITDA Ratios for all of the selected transactions, were as follows:

Date Announced	Acquiror	Target	AV/LTM EBITDA Ratio
July 3, 2015	Aetna	Humana	13.7x
July 2, 2015	Centene Corporation	Health Net, Inc.(1)	13.9x
August 20, 2012	Aetna	Coventry Health Care, Inc.	7.1x
July 9, 2012	Anthem	Amerigroup Corporation	14.7x
October 24, 2011	Cigna	HealthSpring, Inc.(2)	7.6x
March 12, 2007	UNH	Sierra Health Services, Inc.	10.9x
September 27, 2005	Anthem	WellChoice, Inc.	12.7x
July 6, 2005	UNH	PacifiCare Health Systems, Inc.	13.5x
October 14, 2004	Coventry Health Care, Inc.	First Health Group Corporation	6.6x
April 26, 2004	UNH	Oxford Health Plans, Inc.	7.3x
October 27, 2003	UNH	Mid Atlantic Medical Services, Inc.	12.4x
October 27, 2003	Anthem	WellPoint Health Networks, Inc.	9.8x
April 29, 2002	Anthem	Trigon Healthcare, Inc.	20.2x

(1)	AV/LTM EBITDA Ratio adjusted for expenses related to outsourcing deal with Cognizant Healthcare Services.
(2)	AV/LTM EBITDA Ratio based on HealthSpring, Inc.’s estimated 2011 EBITDA.

AV/LTM EBITDA Ratio
Mean	11.6x
Median	12.4x

Based on its analysis of the relevant metrics for each of the comparable transactions and upon the application of its professional judgment, Morgan Stanley selected a representative range of AV/LTM EBITDA Ratio multiples and applied this range of multiples to Cigna’s EBITDA for the twelve months ended June 30, 2015.

Morgan Stanley calculated a range of implied equity values per share of Cigna common stock as follows, in each case rounded to the nearest $1.00 per share:

	Selected Representative Multiple Range	Implied Equity Value Per Share of Cigna Common Stock
AV/LTM EBITDA Ratio	8.0x – 14.0x	$110.00 – $205.00

Morgan Stanley also reviewed the premia paid for transactions between January 1, 1990 and July 2, 2015 with a publicly announced transaction value of more than $1.0 billion, as published by Thomson Reuters. The premia paid were based on the target company’s stock price four weeks prior to the earliest of the public announcement of the transaction, the public announcement of a competing bid or public rumors of a potential transaction. Based on its analysis of the relevant metrics and upon the application of its professional judgment, Morgan Stanley selected a representative range of premia of 25% to 40% and applied this range of premia to the closing trading price per share of Cigna common stock as of June 12, 2015, which was the last trading day prior to public rumors of the mergers, of $137.31.

This analysis indicated a range of implied equity values per share of Cigna common stock of $172.00 per share to $192.00 per share, in each case rounded to the nearest $1.00 per share.

Morgan Stanley compared the foregoing ranges of implied equity values per share of Cigna common stock to the closing trading price of Cigna common stock on June 12, 2015, which was the last trading day prior to public rumors of the mergers, of $137.31, and the implied value of the consideration to be received by holders of shares of Cigna common stock in the mergers as of July 22, 2015, which was the last trading day prior to the date on which the Cigna board of directors approved the mergers, of $183.31.

No company or transaction used in the precedent transactions or premia paid analysis is identical to Cigna or the mergers. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of Cigna. These include, among other things, the impact of competition on the business of Cigna and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Cigna and the industry, and in the financial markets in general. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using comparable transaction data.

Analyses Related to Anthem

Historical Trading Range Analysis

Morgan Stanley reviewed historical data with regard to the trading prices of Anthem common stock over the 52-week period ending on June 12, 2015, which was the last trading day prior to public rumors of the mergers. During such 52-week period, the trading price of Anthem common stock ranged from $106.00 to $168.00, rounded to the nearest $1.00 per share.

Morgan Stanley compared this range to the closing trading price of Anthem common stock on July 22, 2015, which was the last trading day prior to the date on which the Cigna board of directors approved the mergers, of $155.10 and the closing trading price of Anthem common stock on May 28, 2015 of $164.22, which was the price of Anthem common stock used to determine the exchange ratio in the mergers.

Equity Research Analysts’ Price Targets

Morgan Stanley reviewed sell-side analyst price targets per share of Anthem common stock prepared and published by 15 equity research analysts during the time period from April 29, 2015 to July 13, 2015. These targets generally reflect each analyst’s estimate of the 12-month future public market trading price per share of Anthem common stock and were not discounted to reflect present values. The range of undiscounted price targets for Anthem common stock was $150.00 per share to $190.00 per share. Morgan Stanley also noted that the median of the undiscounted price targets for Anthem common stock was $168.00.

In order to better compare the price targets with the merger consideration, Morgan Stanley discounted such price targets to present value by applying, for a one-year discount period, an illustrative discount rate of 7.7%, which was selected by Morgan Stanley based on Anthem’s assumed cost of equity using a capital asset pricing model, which is a financial valuation method that takes into account both returns in equity markets generally and volatility in a company’s common stock. This analysis indicated an implied range of equity values for Anthem common stock of $139.00 per share to $176.00 per share, in each case rounded to the nearest $1.00 per share.

Morgan Stanley compared these ranges to the closing trading price of Anthem common stock on July 22, 2015, which was the last trading day prior to the date on which the Cigna board of directors approved the mergers, of $155.10 and the closing trading price of Anthem common stock on May 28, 2015 of $164.22, which was the price of Anthem common stock used to determine the exchange ratio in the mergers.

The price targets published by equity research analysts do not necessarily reflect current market trading prices for shares of Anthem common stock and these estimates are subject to uncertainties, including the future financial performance of Anthem and future financial market conditions.

Comparable Public Company Analysis

Morgan Stanley performed a comparable public company analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared certain financial information of Anthem with corresponding financial data for other companies that shared certain similar characteristics to Anthem to derive an implied valuation range for Anthem. The companies used in this comparison included the following:

•	Cigna

•	Aetna

•	Humana

•	UNH

The above companies were chosen based on Morgan Stanley’s knowledge of the industry and because they have businesses that may be considered similar to Anthem’s. Although none of such companies are identical or directly comparable to Anthem, these companies are publicly traded companies with operations and/or other criteria, such as lines of business, markets, business risks, growth prospects, maturity of business and size and scale of business, that for purposes of its analysis Morgan Stanley considered similar to Anthem.

For purposes of this analysis, Morgan Stanley analyzed the following statistics of each of these companies, based on public filings, publicly available research estimates and publicly available financial information published by Thomson Reuters and Capital IQ:

•	the CY2015E P/E Ratio; and

•	the CY2016E P/E Ratio.

The table below shows the results of Morgan Stanley’s analyses:

	CY2015E P/E Ratio	CY2016E P/E Ratio
Cigna	16.5x	15.1x
Aetna	16.4x	14.5x
Humana	19.9x	18.0x
UNH	18.8x	16.0x	(1)

(1)	Pro forma taking into account UNH’s announced acquisition of Catamaran Corp.

Based on its analysis of the relevant metrics for each of the comparable companies and upon the application of its professional judgment, Morgan Stanley selected representative ranges of CY2015E P/E Ratio and CY2016E P/E Ratio multiples and applied these ranges of multiples to Anthem’s estimated calendar year 2015 earnings per share and Anthem’s estimated calendar year 2016 earnings per share, respectively. For purposes of this analysis, Morgan Stanley utilized estimates prepared by Anthem’s management, referred to as the Anthem management case, which is more fully described in in the section entitled “Anthem Unaudited Prospective Financial Information” beginning on page [●] of this joint proxy statement/prospectus.

Morgan Stanley then calculated a range of implied equity values per share of Anthem common stock as follows, in each case rounded to the nearest $1.00 per share:

	Selected Representative Multiple Range	Implied Equity Value Per Share of Anthem Common Stock
CY2015E P/E Ratio	15.5x – 17.5x	$149.00 – $169.00
CY2016E P/E Ratio	14.0x – 16.0x	$152.00 – $173.00

Morgan Stanley compared the foregoing ranges of implied equity value per share of Anthem common stock to the closing trading price of Anthem common stock on July 22, 2015, which was the last trading day prior to the date on which the Cigna board of directors approved the mergers, of $155.10 and the closing trading price of Anthem common stock on May 28, 2015 of $164.22, which was the price of Anthem common stock used to determine the exchange ratio in the mergers.

No company included in the comparable public company analysis is identical to Anthem. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of Anthem. These include, among other things, the impact of competition on the business of Anthem and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Anthem and the industry, and in the financial markets in general. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using comparable company data.

Discounted Equity Value Analysis

Morgan Stanley performed a discounted equity value analysis, which is designed to provide insight into the estimated future implied value of a company’s common equity as a function of such company’s estimated future earnings per share and a potential range of earnings multiples. As part of this analysis, Morgan Stanley calculated a future value range of implied equity values per share of Anthem common stock as of December 31, 2016 and subsequently discounted such future value range to arrive at a present value range of implied equity values per share of Anthem common stock as of June 30, 2015. To calculate the future value range, Morgan Stanley used Anthem’s estimated calendar year 2017 earnings per share based on the Anthem management case and applied a range of stock price to estimated calendar year 2017 earnings per share multiples of 13.0x to 17.0x, derived by Morgan Stanley using its experience and professional judgment. To calculate the present value range, Morgan Stanley applied a discount rate of 6.1%, which discount rate was selected by Morgan Stanley based on Anthem’s assumed cost of equity of 7.7% less Anthem’s current dividend yield of 1.6%.

This analysis indicated an implied range of equity values for Anthem common stock of $141.00 per share to $184.00 per share, in each case rounded to the nearest $1.00 per share.

Morgan Stanley compared the foregoing range of implied equity values per share of Anthem common stock to the closing trading price of Anthem common stock on July 22, 2015, which was the last trading day prior to the date on which the Cigna board of directors approved the mergers, of $155.10 and the closing trading price of Anthem common stock on May 28, 2015 of $164.22, which was the price of Anthem common stock used to determine the exchange ratio in the mergers.

Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of the estimated future cash flows and terminal value of such company. Morgan Stanley calculated a range of implied equity values per share for Anthem as of June 30, 2015, based on estimates of future unlevered free cash flow for calendar years 2015 through 2020. Morgan Stanley utilized estimates from the Anthem management case (including net debt of Anthem as of June 30, 2015 of $14.4 billion), as adjusted by the management of Cigna. For purposes of its discounted cash flow analysis, Morgan Stanley defined unlevered free cash flow as earnings before interest, taxes and amortization (assuming amortization is not deductible for purposes of calculating cash taxes) (1) less taxes, (2) plus depreciation, (3) less increases in working capital, (4) plus other cash flow items, (5) less capital expenditures and (6) less net cash flow to subsidiaries. Morgan Stanley then calculated a range of terminal values for Anthem by applying a terminal perpetual growth rate range of 2.0% to 3.0%. Morgan Stanley selected the terminal perpetual growth rate range based on the application of its experience and professional judgment. The unlevered free cash flows and the terminal values were then discounted to June 30, 2015 by applying a discount rate of 6.2%, which was selected based on Morgan Stanley’s professional judgment and taking into consideration, among other things, a weighted average cost of capital calculation and Anthem’s assumed cost of equity calculated using a capital asset pricing model.

This analysis indicated a range of implied equity values per share of Anthem common stock of $190.00 per share to $253.00 per share, in each case rounded to the nearest $1.00 per share.

Morgan Stanley compared the foregoing range of implied equity value per share of Anthem common stock to the closing trading price of Anthem common stock on July 22, 2015, which was the last trading day prior to the date on which the Cigna board of directors approved the mergers, of $155.10 and the closing trading price of Anthem common stock on May 28, 2015 of $164.22, which was the price of Anthem common stock used to determine the exchange ratio in the mergers.

Other Considerations

In connection with the review of the mergers by the Cigna board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Cigna or Anthem.

In performing its analyses, Morgan Stanley made numerous assumptions with regard to industry performance, general business, regulatory, economic, market and financial conditions and other matters, which are beyond the control of Cigna and Anthem. These include, among other things, the impact of competition on the businesses of Cigna and Anthem and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Cigna, Anthem and the industry, and in the financial markets in general. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the consideration to be received by the holders of shares of Cigna common stock (other than (1) shares that are held directly by Cigna as treasury stock, (2) shares held by Anthem or a subsidiary of Cigna or Anthem (including Merger Sub), (3) shares as to which appraisal has been properly demanded under applicable law or (4) shares subject to restricted stock awards of Cigna) pursuant to the merger agreement, and in connection with the delivery of its opinion to the Cigna board of directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of Cigna common stock might actually trade.

The consideration to be received by the holders of shares of Cigna common stock was determined through arm’s-length negotiations between Cigna and Anthem and was approved by the Cigna board of directors. Morgan Stanley acted as financial advisor to the Cigna board of directors during these negotiations but did not, however, recommend any specific merger consideration to Cigna, nor opine that any specific merger consideration constituted the only appropriate merger consideration for the mergers. In addition, Morgan Stanley’s opinion does not address the prices at which the Anthem common stock will trade following completion of the mergers or at any time and Morgan Stanley expresses no opinion or recommendation as to how Cigna’s shareholders should vote at any shareholders’ meeting to be held in connection with the mergers.

Morgan Stanley’s opinion and its presentation to the Cigna board of directors was one of many factors taken into consideration by the Cigna board of directors in deciding to approve the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the recommendation of the Cigna board of directors with respect to the merger consideration or of whether the Cigna board of directors would have been willing to agree to a different merger consideration. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

Morgan Stanley is acting as financial advisor to the Cigna board of directors in connection with the mergers and, under the terms of its engagement letter, has received approximately $16 million upon execution of the merger agreement and a $5 million advisory fee, for serving in this capacity. In addition, Morgan Stanley will be entitled to receive approximately $60 million upon the completion of the mergers for serving in this capacity. Cigna has also agreed to reimburse Morgan Stanley for certain of its expenses incurred in performing its services, including fees and expenses of outside counsel to Morgan Stanley. In addition, Cigna has agreed to indemnify

Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement. In the two years prior to the date of its opinion, Morgan Stanley had provided financing services for Anthem and had received fees of approximately $2.3 million in connection with such services. In addition, Morgan Stanley or an affiliate thereof is a lender to Cigna and Anthem. Morgan Stanley may also seek to provide financial advisory or financing services to Anthem and Cigna in the future and would expect to receive fees for the rendering of these services.

Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Anthem, Cigna, or any other company, or any currency or commodity, that may be involved in the mergers, or any related derivative instrument.

Anthem Unaudited Prospective Financial Information

Although Anthem periodically may issue limited public guidance concerning its expected financial performance, Anthem does not, as a matter of course, publicly disclose detailed financial forecasts. However, in connection with the negotiation of the merger, Anthem’s management prepared certain non-public unaudited financial forecasts, which were furnished to the Anthem board of directors, UBS, Credit Suisse and Cigna. A summary of the unaudited financial forecasts is included below to provide Anthem shareholders access to certain non-public unaudited financial forecasts that were furnished to the Anthem board of directors, UBS, Credit Suisse and Cigna and considered by UBS and Credit Suisse in connection with their respective financial analyses.

The unaudited financial forecasts were not prepared for the purpose of public disclosure, nor were they prepared in compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or GAAP. The summary of the unaudited financial forecasts is not being included in this joint proxy statement/prospectus to influence Anthem shareholders with respect to the approval of the share issuance or Cigna shareholders with respect to the adoption of the merger agreement, but because the unaudited financial forecasts were furnished to the Anthem board of directors, UBS, Credit Suisse and Cigna. The inclusion of the unaudited financial forecasts in this proxy statement/prospectus should not be regarded as an indication that Anthem or any other recipient of the unaudited financial forecasts considered, or now considers, the forecasts to be material or necessarily predictive of actual future results, and the unaudited financial forecasts should not be relied upon as such.

All of the unaudited financial forecasts summarized below were prepared by, and are the responsibility of, Anthem’s management. No independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the prospective financial information contained in the unaudited financial forecasts and, accordingly, no independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect thereto, and no independent registered public accounting firm assumes any responsibility for the prospective financial information. The reports of the independent registered public accounting firms incorporated by reference into this joint proxy statement/prospectus relate to Anthem’s and Cigna’s historical financial information. These reports do not extend to the unaudited financial forecasts and should not be read to do so.

Because the unaudited financial forecasts were developed for Anthem on a stand-alone basis without giving effect to the merger, the unaudited financial forecasts do not give effect to the merger or any changes to

Anthem’s operations or strategy that may be implemented after the completion of the merger, including any potential synergies realized as a result of the merger, or to any costs related to, or that may arise in connection with, the merger.

While presented with numeric specificity, the unaudited financial forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Anthem’s management. In the view of Anthem’s management, the unaudited financial forecasts were prepared on a reasonable basis and reflected the best then-currently available estimates and judgments of Anthem’s management. Important factors that may affect actual results and cause the unaudited financial forecasts to not be realized include, but are not limited to, the risks, contingencies and other uncertainties more fully described in the sections entitled “Cautionary Information Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages [●] and [●], respectively, of this joint proxy statement/prospectus. As a result, actual results may differ materially from the unaudited financial forecasts, and there can be no assurance that the forecasts will be realized. Since the forecasts cover multiple years, this information by its nature becomes less meaningful and predictive with each successive year. Anthem has not made and does not make any representation to any shareholder or other person regarding Anthem’s ultimate performance compared to the information contained in the unaudited financial forecasts. Inclusion of a summary of these internal financial forecasts in this joint proxy statement/prospectus should not be regarded as an indication that Anthem, Cigna or their respective affiliates, advisors or representatives considered these internal financial forecasts to be predictive of actual future results, and these internal financial forecasts should not be relied upon as such nor should the information contained in these internal financial forecasts be considered appropriate for other purposes. Except as may be required under applicable federal securities law, Anthem does not undertake any obligation to update or otherwise revise the unaudited financial forecasts to reflect events or circumstances after the date the forecasts were made, including events or circumstances that may have occurred during the period between that date and the date of this joint proxy statement/prospectus, or to reflect the occurrence of unanticipated events, even in the event that any or all of the assumptions are shown to be in error.

Anthem uses certain non-GAAP measurements to set performance goals and to measure the performance of the company, and believes that investors’ understanding of the underlying performance of Anthem’s continuing operations is enhanced through the disclosure of these metrics. Non-GAAP measurements are not, and should not be viewed as, substitutes for GAAP measurements.

The following table presents certain information included in Anthem’s unaudited financial forecasts:

	2015E	2016E	2017E	2018E	2019E	2020E
	(in millions; “E” refers to estimated)
Operating revenues(1)	$77,739	$85,269	$93,703	$100,936	$108,736	$117,153
Operating gain(2)	$4,910	$5,278	$5,694	$6,333	$6,708	$7,115
Adjusted net income(3)	$2,746	$2,989	$3,168	$3,591	$3,847	$4,122

The measures presented above were not determined in accordance with GAAP and should not be considered substitutes for or superior to the following GAAP measures: total revenues, income from continuing operations before income tax expense and net income.

(1)	Operating revenue includes premium income, administrative fees and other revenues.
(2)	Operating gain is calculated as operating revenue less benefit expense and selling, general and administrative expense.
(3)	Adjusted net income represents net income excluding the following after-tax adjustments: net realized gains on investments, other-than-temporary impairment losses on investments, loss on extinguishment of debt and amortization of other intangible assets. This non-GAAP measure is intended to aid investors and analysts when comparing our financial results among periods. Management also uses this measure as a basis for evaluating performance, allocating resources, forecasting future operating periods and setting incentive compensation.

Cigna Unaudited Prospective Financial Information

Although Cigna periodically may issue limited public guidance concerning its expected financial performance, Cigna does not, as a matter of course, publicly disclose detailed financial forecasts. However, in connection with the negotiation of the merger, Cigna’s management prepared certain non-public unaudited financial forecasts, which were furnished to the Cigna board of directors, Morgan Stanley and Anthem. A summary of the unaudited financial forecasts is included below to provide Cigna shareholders access to certain non-public unaudited financial forecasts that were furnished to the Cigna board of directors, Morgan Stanley and Anthem and considered by Morgan Stanley in connection with their financial analyses.

The unaudited financial forecasts were not prepared for the purpose of public disclosure, nor were they prepared in compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or GAAP. The summary of the unaudited financial forecasts is not being included in this joint proxy statement/prospectus to influence Anthem shareholders with respect to the approval of the share issuance or Cigna shareholders with respect to the adoption of the merger agreement, but because the unaudited financial forecasts were furnished to the Cigna board of directors, Morgan Stanley and Anthem. The inclusion of the unaudited financial forecasts in this proxy statement/prospectus should not be regarded as an indication that Cigna or any other recipient of the unaudited financial forecasts considered, or now considers, the forecasts to be material or necessarily predictive of actual future results, and the unaudited financial forecasts should not be relied upon as such.

All of the unaudited financial forecasts summarized below were prepared by, and are the responsibility of, Cigna’s management. No independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the prospective financial information contained in the unaudited financial forecasts and, accordingly, no independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect thereto, and no independent registered public accounting firm assumes any responsibility for the prospective financial information. The reports of the independent registered public accounting firms incorporated by reference into this joint proxy statement/prospectus relate to Cigna’s and Anthem’s historical financial information. These reports do not extend to the unaudited financial forecasts and should not be read to do so.

Because the unaudited financial forecasts were developed for Cigna on a stand-alone basis without giving effect to the merger, the unaudited financial forecasts do not give effect to the merger or any changes to Cigna’s operations or strategy that may be implemented after the completion of the merger, including any potential synergies realized as a result of the merger, or to any costs related to, or that may arise in connection with, the merger.

While presented with numeric specificity, the unaudited financial forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Cigna’s management. In the view of Cigna’s management, the unaudited financial forecasts were prepared on a reasonable basis and reflected the best then-currently available estimates and judgments of Cigna’s management. Important factors that may affect actual results and cause the unaudited financial forecasts to not be realized include, but are not limited to, the risks, contingencies and other uncertainties more fully described in the sections entitled “Cautionary Information Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages [●] and [●], respectively, of this joint proxy statement/prospectus. As a result, actual results may differ materially from the unaudited financial forecasts, and there can be no assurance that the forecasts will be realized. Since the forecasts cover multiple years, this information by its nature becomes less meaningful and predictive with each successive year. Cigna has not made and does not make any representation to any shareholder or other person regarding Cigna’s ultimate performance compared to the information contained in the unaudited financial forecasts. Inclusion of a summary of these internal financial forecasts in this joint proxy statement/prospectus should not be regarded as an indication that Anthem, Cigna or their respective affiliates, advisors or representatives considered these internal financial forecasts to be predictive of actual future results, and these internal financial forecasts should not be relied upon as such nor should the information contained in these internal financial forecasts be considered appropriate for other purposes. Except as may be required under applicable federal securities law, Cigna does not undertake any obligation to update or otherwise revise the unaudited financial forecasts to reflect events or circumstances after the date the forecasts were made, including events or circumstances that may have occurred during the period between that date and the date of this joint proxy statement/prospectus, or to reflect the occurrence of unanticipated events, even in the event that any or all of the assumptions are shown to be in error.

Cigna uses certain non-GAAP measurements to set performance goals and to measure the performance of the company, and believes that investors’ understanding of the underlying performance of Cigna’s continuing operations is enhanced through the disclosure of these metrics. Non-GAAP measurements are not, and should not be viewed as, substitutes for GAAP measurements.

The following table presents certain information included in Cigna’s unaudited financial forecasts:

	2015E	2016E	2017E	2018E	2019E	2020E
	(in millions, except per share data; “E” refers to estimated)
Operating revenues(1)	$37,955	$40,876	$45,022	$50,343	$56,116	$62,485
Adjusted income (loss) from operations(2)	$2,208	$2,417	$2,698	$2,986	$3,296	$3,671
EBIT(3)	$3,631	$3,993	$4,510	$5,011	$5,540	$6,156
Adjusted income (loss) from operations, per share(4)	$8.61	$9.66	$11.03	$12.46	$14.03	$15.95
Adjusted income (loss) from operations including amortization of other acquired intangible assets, per share(5)	$8.22	$9.30	$10.74	$12.21	$13.80	$15.71
Unlevered free cash flow(6)	$1,680	$1,851	$1,912	$1,995	$2,216	$2,491

The measures presented above were not determined in accordance with GAAP and should not be considered substitutes for or superior to the following GAAP measures: consolidated revenues, shareholders’ net income, and cash flows from operating activities.

(1)	Operating revenues represent consolidated revenues excluding net realized investment results.
(2)	Adjusted income (loss) from operations represents shareholders’ net income (loss) excluding the following after-tax adjustments: net realized investment results, amortization of other acquired intangible assets and special items. Aggregate pre-tax amortization of other acquired intangible assets expense was estimated to be $162 million, $144 million, $114 million, $98 million, $88 million and $88 million for 2015, 2016, 2017, 2018, 2019 and 2020, respectively.

Adjusted income (loss) from operations is a measure of profitability used by Cigna’s management because it presents the underlying results of operations of Cigna’s businesses and permits analysis of trends in underlying revenue, expenses and shareholders’ net income.

(3)	EBIT represents adjusted income (loss) from operations before interest expense and income taxes, and includes amortization of other acquired intangible assets.
(4)	Adjusted income (loss) from operations per share is calculated as adjusted income (loss) from operations divided by the projected diluted weighted average Cigna common shares outstanding.
(5)	Adjusted income (loss) from operations including amortization of other acquired intangible assets per share is calculated as adjusted income (loss) from operations including amortization of other acquired intangible assets divided by the projected diluted weighted average Cigna common shares outstanding.
(6)

Unlevered free cash flow represents EBIT plus depreciation and amortization expense and the tax benefit for the deductible portion of amortization, minus income taxes, increases in working capital, pension contributions, capital expenditures and net cash flow retained at subsidiaries to satisfy risk-based capital requirements. For 2015, 2016, 2017, 2018, 2019 and 2020 depreciation and capital expenditures were each estimated to be an average of $400 million annually and pension contribution was estimated to be an average of $50 million annually. Net cash flow retained at subsidiaries to satisfy risk-based capital requirements was estimated to be $632 million, $668 million, $891 million, $1,102 million, $1,208 million and $1,324 million for 2015, 2016, 2017, 2018, 2019 and 2020, respectively.

Financing of the Merger

Overview

In connection with the merger, on July 23, 2015, Anthem entered into the initial commitment letter with the initial bridge lenders pursuant to which the initial bridge lenders committed to provide the bridge facility in an aggregate principal amount of up to $26.5 billion. A copy of the initial commitment letter is filed as an exhibit to the Current Report on Form 8-K filed by Anthem on July 27, 2015, which is incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page [●] of this joint proxy statement/prospectus. You are urged to read the initial commitment letter carefully. On August 25, 2015, Anthem entered into the term loan agreement with the term lenders pursuant to which the term lenders have committed to provide the term loan facility in an aggregate principal amount of up to $4.0 billion. Pursuant to the terms of the initial commitment letter, the commitments under the term loan facility automatically correspondingly reduced the commitments of the initial bridge lenders under the initial commitment letter. Additionally, on August 25, 2015, Anthem and the initial bridge lenders entered into a joinder agreement to the initial commitment letter with the other bridge lenders pursuant to which the bridge lenders have committed to provide the remaining bridge facility in an aggregate principal amount of up to $22.5 billion.

Bridge Facility

Overview

Pursuant to the terms of the commitment letter, the proceeds of the bridge facility will be available upon the satisfaction of certain conditions precedent and, if drawn, will be used to finance a portion of the cash consideration for the merger and to pay fees and expenses incurred in connection with the merger. The bridge loan will mature on the 364th day after completion of the mergers.

Conditions Precedent

The commitments of the bridge lenders to provide the bridge facility are subject to several conditions, including the completion of the mergers, non-occurrence of a material adverse effect (as defined in the commitment letter) on Cigna, the negotiation, execution and delivery of the credit documentation with respect to the bridge facility, the accuracy of certain representations by Anthem, the accuracy of certain representations made by Cigna in the merger agreement, delivery of certain financial statements of Anthem and Cigna, delivery of certain pro forma financial information of Anthem and other conditions more fully set forth in the commitment letter.

Interest

At the option of Anthem, borrowings under the bridge facility will bear interest at either a base rate or at the London Interbank Offered Rate, referred to as “LIBOR” in this joint proxy statement/prospectus, plus, in each case, an applicable margin. The applicable margin will range from 0.00-0.375% with respect to the base rate, and 1.00-1.375% with respect to LIBOR, based on Anthem’s public debt rating (as such term is defined in the commitment letter), and subject to increase, beginning 90 days after the completion of the mergers, based on how long the bridge facility is outstanding.

Base Rate Option

Interest will be at the base rate plus an applicable margin based on Anthem’s public debt rating, calculated on the basis of the actual number of days elapsed in a year of 365 or 366 days and payable quarterly in arrears. The base rate will be defined in a manner customary for financings of this type, but in any event will not be less than 0%.

LIBOR Option

Interest will be determined based on interest periods to be selected by Anthem of one, two, three or six months (and, if agreed to by all relevant bridge lenders, 12 months) and will be at an annual rate equal to LIBOR for the corresponding deposits of U.S. dollars, plus the applicable margin based on Anthem’s public debt rating. LIBOR will be defined in a manner customary for financings of this type, but in any event will not be less than 0%. Interest will be paid at the end of each interest period but no less frequently than quarterly and will be calculated on the basis of the actual number of days elapsed in a year of 360 days.

Covenants and Events of Default

Pursuant to the terms of the commitment letter, the bridge facility will contain covenants relating to the following subjects (subject to exceptions, baskets and materiality qualifiers, if applicable):

•	existence, business and properties;

•	compliance with laws;

•	insurance;

•	obligations and taxes;

•	financial statements, reports, etc.;

•	litigation and other notices;

•	maintaining records, access to properties and inspections;

•	use of proceeds;

•	use of proceeds in violation of laws against sanctioned persons and the Foreign Corrupt Practices Act;

•	restrictions on liens;

•	restrictions on mergers, consolidation and sale of all or substantially all assets;

•	restrictions on changes in corporate structure; and

•	compliance with the Employee Retirement Income Security Act of 1974, as amended.

In addition, the bridge facility will include a maximum debt-to-total-capitalization ratio as of the last day of each fiscal quarter as more fully set forth in the commitment letter.

The bridge facility will also contain certain events of default, limited to inaccuracy of representations in any material respects; nonpayment of principal, interest, fees or other amounts when due; failure to perform or observe covenants set forth in the credit documentation in respect of the bridge facility; cross defaults to other material indebtedness; bankruptcy and insolvency defaults; material monetary judgments; and change of control.

Term Loan Facility

Overview

Pursuant to the terms of the term loan agreement, the proceeds of the term loan facility will be available upon the satisfaction of certain conditions precedent and, if drawn, will be used to finance a portion of the cash consideration for the merger and to pay fees and expenses incurred in connection with the merger. The term loan facility is comprised of: (1) a tranche of senior unsecured term loans that will mature on the three year anniversary of the effective date (as defined in the term loan agreement) in an aggregate principal amount of up to $2.0 billion, referred to as the “three year tranche” in this joint proxy statement/prospectus and (2) a tranche of senior unsecured term loans that will mature on the five year anniversary of the effective date in an aggregate principal amount of up to $2.0 billion, referred to as the “five year tranche” in this joint proxy statement/prospectus.

Conditions Precedent

The commitments of the term lenders to provide the term loan facility are subject to several conditions, including the completion of the mergers, non-occurrence of a target material adverse effect (as defined in the term loan agreement) on Cigna, the accuracy of certain representations by Anthem, the accuracy of certain representations made by Cigna in the merger agreement, delivery of certain financial statements of Anthem and Cigna, delivery of certain pro forma financial information of Anthem and other conditions more fully set forth in the term loan agreement.

Scheduled Amortization

Loans under the three year tranche will not be subject to quarterly amortization and will be payable in full on the maturity date of the three year tranche. Loans under the five year tranche will be subject to quarterly amortization of principal equal to 2.5% of the original aggregate principal amount thereof, with the balance payable on the maturity date of the five year tranche.

Interest

At the option of Anthem, borrowings under the term loan facility will bear interest at either a base rate or at LIBOR plus, in each case, an applicable margin. The applicable margin (1) with respect to the three year tranche will range from 0.00-0.25% with respect to the base rate, and 0.75-1.25% with respect to LIBOR and (2) with respect to the five year tranche will range from 0.00-0.375% with respect to the base rate, and 0.875-1.375% with respect to LIBOR, in each case based on Anthem’s public debt rating (as such term is defined in the term loan agreement).

Base Rate Option

Interest will be at the base rate plus an applicable margin based on Anthem’s public debt rating, calculated on the basis of the actual number of days elapsed in a year of 365 or 366 days and payable quarterly in arrears. The base rate will be, for any day, a fluctuating rate per annum equal to the highest of (1) the federal funds rate (as defined in the term loan agreement) plus 1/2 of 1%, (2) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (3) LIBOR plus 1.0%.

LIBOR Option

Interest will be determined based on interest periods to be selected by Anthem of one, two, three or six months (and, if agreed to by all relevant term lenders, 12 months) and will be at an annual rate equal to LIBOR for the corresponding deposits of U.S. dollars, plus the applicable margin based on Anthem’s public debt rating. Interest will be paid at the end of each interest period but no less frequently than quarterly and will be calculated on the basis of the actual number of days elapsed in a year of 360 days.

Covenants and Events of Default

Pursuant to the terms of the term loan agreement, the term loan facility contains covenants and events of default relating to (and limited to) subjects corresponding to those set forth under the section entitled “—Bridge

Facility—Covenants and Events of Default,” beginning on page [●] of this joint proxy statement/prospectus, in each case subject to exceptions, baskets and materiality qualifiers, if applicable.

Interests of Certain Cigna Directors and Executive Officers in the Merger

Overview

Certain Cigna directors and executive officers have interests in the merger that are different from, or in addition to, those of Cigna shareholders generally. In considering the recommendations of the Cigna board of directors, including that you vote to approve the proposal to adopt the merger agreement, you should be aware of these interests. In reaching its decision to make such recommendations and approve the merger, the Cigna board of directors was aware of these interests and considered them, among other things, described in the section entitled “Anthem Proposal I: Approval of the Share Issuance and Cigna Proposal I: Adoption of the Merger Agreement —Cigna’s Reasons for the Merger; Recommendation of Cigna Board of Directors” on page [●] of this joint proxy statement/prospectus. As described in more detail below, these interests include:

•	each Cigna stock option that is unvested as of immediately prior to the effective time of the merger will be converted at the effective time of the merger into an option to purchase, on the same terms and conditions (including applicable vesting requirements), a number of shares of Anthem common stock (rounded down to the nearest whole share) determined by multiplying the number of shares of Cigna common stock subject to such unvested Cigna stock option by the equity award exchange ratio, with a per-share exercise price (rounded up to the nearest whole cent) determined by dividing the per-share exercise price of the Cigna stock option by the equity award exchange ratio;

•	each Cigna stock option that is vested as of immediately prior to the effective time of the merger will be cancelled at the effective time of the merger in exchange for a cash payment and a number of vested shares of Anthem common stock with an aggregate value equal to the excess, if any, of the value of the per-share merger consideration over the Cigna stock option’s per share exercise price. The portions of the foregoing amount that are payable in cash and vested shares of Anthem common stock, respectively, will equal the portions of the per-share merger consideration that are payable in cash and vested shares of Anthem common stock to Cigna shareholders generally;

•	each Cigna restricted stock award will be converted at the effective time, on the same terms and conditions (including applicable vesting requirements), into a restricted stock award with respect to a number of shares of Anthem common stock (rounded up to the nearest whole share) determined by multiplying the number of shares of Cigna common stock subject to such Cigna restricted stock award by the equity award exchange ratio. None of the Cigna directors or executive officers will be designated as career band 4 employees for this purpose;

•	each Cigna restricted stock unit award and strategic performance share award will be converted at the effective time of the merger into a service-based restricted stock unit award, on the same terms and conditions (including applicable vesting schedule, but without continuing performance-based vesting conditions), with respect to a number of shares of Anthem common stock (rounded up to the nearest whole share) determined by multiplying the number of shares of Cigna common stock subject to each Cigna restricted stock unit award or strategic performance share award by the equity award exchange ratio. For purposes of determining the number of shares of Cigna common stock subject to each Cigna strategic performance share award, the applicable performance goals will be deemed achieved at the greatest of target level, the level achieved for the most recently concluded strategic performance share award cycle ending prior to the effective time of the merger and the average of the levels achieved for the two most recently concluded strategic performance share award cycles ending prior to the effective time of the merger;

•

each Cigna deferred stock unit or similar award granted or deferred under any Cigna stock plan will be converted at the effective time of the merger into a deferred stock unit award, on the same terms and conditions, with respect to a number of shares of Anthem common stock (rounded up to the nearest whole share) determined by multiplying the number of shares of Cigna common stock subject to such Cigna deferred stock unit by the equity award exchange ratio;

•	accelerated vesting of any converted Anthem stock options, restricted stock awards and restricted stock units described in this section upon certain types of terminations of employment at or within two years following the effective time of the merger; and

•	eligibility to receive certain payments and benefits under the Cigna Executive Severance Benefits Plan upon certain types of terminations of employment at or within two years following the effective time of the merger.

Cigna directors and executive officers also have the right to indemnification and insurance coverage that will survive the completion of the merger. Please see the section below entitled “—Indemnification and Insurance” beginning on page [●] and the section of this joint proxy statement/prospectus entitled “The Merger Agreement—Indemnification and Insurance” beginning on page [●].

Payments to Directors and Executive Officers in Respect of Cigna Equity Awards

Upon completion of the merger, each Cigna restricted stock award, restricted stock unit award, strategic performance share award, deferred stock unit award and unvested stock option will be converted into an applicable restricted stock award, service-based restricted stock unit award, deferred stock unit or unvested stock option with respect to shares of Anthem common stock, and each vested stock option will be cancelled in exchange for a cash payment and a number of vested shares of Anthem common stock. For a more detailed description of the treatment of Cigna equity awards, please see the section entitled “Anthem Proposal I: Approval of the Share Issuance and Cigna Proposal I: Adoption of the Merger Agreement—Treatment of Cigna Equity Awards” beginning on page [●] of this joint proxy statement/prospectus. All such converted Anthem equity awards will vest and become exercisable in the event of a “qualifying termination” within the two-year period following the effective time. For these purposes, a qualifying termination means a termination of employment by Anthem without cause or by the executive officer after determining in the executive officer’s reasonable judgment that there has been a material reduction in the executive officer’s authority, duties or responsibilities, any reduction in the executive officer’s compensation, or any change caused by Anthem in the executive officer’s office location of more than 35 miles from its location on the effective date of the merger. In the event that Cigna executive officers who are not named executive officers experience a qualifying termination immediately following September 25, 2015 (which is the assumed date of the closing of the merger solely for purposes of this transaction-related compensation disclosure), the aggregate value of the converted Anthem equity awards held by such executive officers that would vest and become exercisable (based on the assumptions described in the section entitled “—Quantification of Payments and Benefits” beginning on page [●] of this joint proxy statement/prospectus) would be equal to $39,830,297. For information on the estimated value of the converted Anthem equity awards that would be held by Cigna’s named executive officers, see the section entitled “—Quantification of Payments and Benefits” beginning on page [●] of this joint proxy statement/prospectus. Cigna non-employee directors do not hold any restricted stock awards, restricted stock units, strategic performance share awards or stock options.

Executive Deferral Plans

Cigna’s directors and executive officers may voluntarily defer certain items of compensation, including cash and Cigna stock, pursuant to the Cigna Deferred Compensation Plan and Cigna Deferred Compensation Plan for Directors. The plans are intended to allow participants to take advantage of the potential tax benefits from deferring plan year income.

All participants are fully vested in their account balances under the respective plans as of the date of this joint proxy statement/prospectus. Immediately following the effective time, each Cigna deferred stock unit or similar award deferred under the plans will be converted into a deferred stock unit award with respect to a number of shares of Anthem common stock as described in the section entitled “Anthem Proposal I: Approval of the Share Issuance and Cigna Proposal I: Adoption of the Merger Agreement—Treatment of Cigna Equity Awards” beginning on page [●] of this joint proxy statement/prospectus. Following the effective time, Cigna will distribute the participants’ cash account balances upon a separation of service in accordance with the plan terms and the participants’ deferral elections.

Cigna Executive Severance Benefits Plan

Any executive officer who has a qualifying termination at or within the two-year period following the effective time of the merger will be entitled to the following payments and benefits under the Cigna Executive Severance Benefits Plan:

•	a lump-sum payment equal to 300% of the executive officer’s annual base salary;

•	a lump-sum payment equal to 300% multiplied by the greater of the executive officer’s annual target incentive opportunity immediately prior to the effective date of the merger or the last actual incentive compensation payment under the applicable Cigna annual incentive plan;

•	reasonable outplacement services for a period of six months following the date of termination; and

•	continued basic life insurance coverage at Cigna’s expense for a 12-month period starting on the first day of the month following the date of termination.

The Severance Plan is subject to a “best net” Section 280G modified cutback, whereby in the event that it is determined that any payment would constitute an “excess parachute payment” within the meaning of Section 280G(b) of the Code and, as a result, the net amount of such payment received by an executive officer would be less than the net amount he or she would have received without the additional payment or benefit, the amount of the payment will be reduced so that the executive officer receives the maximum amount of the payment possible without incurring any tax under Section 4999 of the Code. In the event that Cigna executive officers who are not named executive officers experience a qualifying termination immediately following September 25, 2015 (which is the assumed date of the closing of the merger solely for purposes of this transaction-related compensation disclosure) that results in payments and benefits under the Cigna Executive Severance Benefits Plan, the aggregate payments and benefits to be paid or provided under the Cigna Executive Severance Benefits Plan to such executive officers as a group (based on the compensation levels in effect on September 25, 2015) would be equal to $12,434,628. For information on the estimated value of the payments and benefits for Cigna’s named executive officers under the Cigna Executive Severance Benefits Plan, see the section entitled “—Quantification of Payments and Benefits” beginning on page [●] of this joint proxy statement/prospectus.

New Management Arrangements

Mr. Cordani, Cigna’s President and Chief Executive Officer, entered into an offer letter with Anthem on July 23, 2015. Pursuant to the offer letter, Mr. Cordani will become the President and Chief Operating Officer of Anthem upon the effective time of the merger. Mr. Cordani will be entitled to receive total target compensation (which includes base salary, short-term incentive awards and long-term incentive awards) that is equivalent to the total target compensation he currently receives from Cigna. Mr. Cordani’s outstanding equity awards will be treated as described in the section entitled “Anthem Proposal I: Approval of the Share Issuance and Cigna Proposal I: Adoption of the Merger Agreement—Treatment of Cigna Equity Awards”. Mr. Cordani will retain his existing severance protections under the Cigna Executive Severance Benefits Plan until two years following the effective time of the merger. For additional information, please see “The Merger Agreement—Potential Change of Control Payments to Named Executive Officers”. Mr. Cordani will be eligible for additional merger-related performance incentive opportunities if such opportunities are provided to the Chief Executive of Anthem or the Anthem executive leadership team.

To the best of our knowledge, other than (1) the offer letter between Mr. Cordani and Anthem described in this section and (2) the provisions of the merger agreement related to the leadership and the board of directors of the combined company that are described in the section entitled “The Merger Agreement—Corporate Governance” beginning on page [●] of this joint proxy statement/prospectus, no employment or other agreement, arrangement or understanding between any Cigna director or executive officer, on the one hand, and Anthem, Anthem Merger Sub Corp. or Cigna, on the other hand, existed as of the date of this joint proxy statement/prospectus, and neither the merger nor any related transaction is conditioned upon any director or executive officer of Cigna entering into any such agreement, arrangement or understanding.

Indemnification and Insurance

Pursuant to the terms of the merger agreement, Cigna’s directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies following the effective time of the merger. Such indemnification and insurance coverage is further described in the section entitled “The Merger Agreement—Indemnification and Insurance” beginning on page [●].

Quantification of Payments and Benefits

The table below entitled “Potential Change of Control Payments to Named Executive Officers”, along with its footnotes, shows the compensation that is based on or otherwise relates to the merger that is potentially payable to Cigna’s named executive officers identified in the most recent proxy statement with respect to the 2015 annual meeting of Cigna’s shareholders (i.e., Cigna’s principal executive officer, principal financial officer, and three other most highly compensated executive officers as determined for purposes of such annual proxy statement), as required by Item 402(t) of Regulation S-K. Accordingly, the named executive officers are (1) David M. Cordani, President and Chief Executive Officer, (2) Thomas A. McCarthy, Executive Vice President and Chief Financial Officer and (3) (a) Herbert A. Fritch, President, Cigna-HealthSpring, (b) Matthew G. Manders, President, U.S. Commercial Markets and Global Health Care Operations and (c) Jason D. Sadler, President of International Markets, who were each of Cigna’s three other highest compensated executive officers serving at December 31, 2014.

These potential payments would be made pursuant to the Cigna Executive Severance Benefits Plan and the Cigna Long-Term Incentive Plan. The intent of these plans is to encourage executives to continue to act in shareholders’ best interests in evaluating potential transactions and to ensure management’s talent will be available to assist in the transaction and business integration. These plans do not provide for tax gross-ups in the event of a change in control. All converted Anthem stock options, restricted stock awards and restricted stock units will be subject to “double-trigger” vesting.

Please note that the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below, and do not reflect certain compensation actions that may occur before the completion of the merger and, as a result, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below. The amounts indicated below do not reflect any potential reduction as a result of the “best-net” Section 280G cutback included in the Cigna Executive Severance Benefits Plan; therefore, actual payments to the named executive officers may be less than the amounts indicated below. For purposes of calculating such amounts, we have assumed:

•	the effective time of the merger is September 25, 2015, which is the assumed date of the closing of the merger solely for purposes of this transaction-related compensation disclosure;

•	the relevant price per share of Anthem common stock is $154.27, which is the average closing price per share as quoted on the NYSE over the first five business days following the first public announcement of the transaction;

•	each named executive officer was terminated by Anthem without “cause” or resigned for “good reason” (as such terms are defined in the relevant plans and agreements), in each case, immediately following the effective time of the merger (each referred to as a “qualifying termination”);

•	quantification of outstanding equity awards is calculated based on the outstanding equity awards held by each named executive officer as of September 25, 2015, the latest practicable date before the filing of this joint proxy statement/prospectus;

•	all unvested equity awards held by each named executive officer as of September 25, 2015 remain unvested and unexercised as of the effective time; and

•	for purposes of the agreements and plans described below, the completion of the merger as contemplated by the merger agreement will constitute a “change in control” or “change of control” at the effective time of the merger.

For a narrative description of the terms and conditions applicable to the payments quantified in the table below, see the sections entitled “—Payments to Directors and Executive Officers in Respect of Cigna Equity Awards”, “—Cigna Executive Severance Benefits Plan” and “—Executive Deferral Plans” above.

Potential Change of Control Payments to Named Executive Officers

Name	Cash(1)	Equity($)(2)	Perquisites/ Benefits(3)	Other(4)	Total
Named Executive Officers
David M. Cordani	$10,200,000	$98,486,424	$4,310	$25,000	$108,715,734
Thomas A. McCarthy	$4,620,000	$17,241,717	$1,202	$25,000	$21,887,919
Herbert A. Fritch	$6,000,000	$32,642,417	$2,037	$25,000	$38,669,454
Matthew G. Manders	$4,950,000	$18,650,373	$1,584	$25,000	$23,626,957
Jason D. Sadler	$3,408,294	$9,944,895	$1,522	$25,000	$13,379,711

(1)	Cash. The estimated amounts listed in this column represent the aggregate value of cash severance each named executive officer would be entitled to receive under the Cigna Executive Severance Benefits Plan in connection with a qualifying termination upon or within the two-year period following the effective time of the merger. Severance payments under the Cigna Executive Severance Benefits Plan are “double-trigger” in that they would be paid to a named executive officer only if such named executive officer experiences a qualifying termination upon or within the two-year period following the effective time of the merger. The estimated amounts shown in this column are based on the compensation levels in effect on September 25, 2015, the latest practicable date to determine such amounts before the filing of this joint proxy statement/prospectus; therefore, if compensation levels are changed after such date, actual payments to a named executive officer may be different than those listed in this column. The estimated amounts shown for Mr. Sadler have been converted to U.S. dollars using an exchange rate of $1 Hong Kong dollar = $0.12898 U.S. dollar, which is the average of the closing exchange rates for each trading day in the month of August 2015. For additional information, see the section entitled “Interests of Cigna Directors and Executive Officers in the Merger—Cigna Executive Severance Benefits Plan”.
(2)	Equity. The estimated amounts listed in this column represent the aggregate value in respect of each named executive officer’s unvested Cigna restricted stock awards, restricted stock unit awards, strategic performance share awards and stock options held as of September 25, 2015, the latest practicable date before the filing of this joint proxy statement/prospectus, as set forth in more detail in the table below. Payments in respect of unvested equity awards are “double-trigger” benefits in that they would be paid to a named executive officer only if such named executive officer experiences a qualifying termination upon or within two years following the effective time of the merger. For additional information, see the section entitled “Anthem Proposal I: Approval of the Share Issuance and Cigna Proposal I: Adoption of the Merger Agreement—Treatment of Cigna Equity Awards”.

The estimated amounts listed in this column include the following components:

Name	Aggregate Spread Value of Unvested Cigna Stock Options($)	Aggregate Value of Cigna Restricted Stock Awards and Restricted Stock Unit Awards ($)	Aggregate Value of Cigna Strategic Performance Share Awards ($)(a)	Total ($)
Named Executive Officers
David M. Cordani	$34,474,277	$0	$64,012,147	$98,486,424
Thomas A. McCarthy	$5,630,849	$0	$11,610,868	$17,241,717
Herbert A. Fritch	$5,411,630	$16,466,507	$10,764,280	$32,642,417
Matthew G. Manders	$6,193,866	$0	$12,456,507	$18,650,373
Jason D. Sadler	$2,981,982	$1,263,334	$5,699,579	$9,944,895

(a)	Assumes all applicable performance criteria are achieved at 170.5% of target, which is the average of the performance levels achieved for the two most recently concluded strategic performance award cycles ended prior to September 25, 2015.
(3)	Perquisites/Benefits. The estimated amounts listed in this column represent the continued basic life insurance coverage each named executive officer would be entitled to receive under the Cigna Executive Severance Benefits Plan in connection with a qualifying termination upon or within the two-year period following the effective time of the merger. Continued basic life insurance coverage benefits are “double-trigger” in that they would be paid to a named executive officer only if such named executive officer experiences a qualifying termination upon or within the two-year period following the effective time of the merger. The estimated amounts shown in this column are based on the benefit and perquisite levels in effect on September 25, 2015, the latest practicable date to determine such amounts before the filing of this joint proxy statement/prospectus; therefore, if benefit and perquisite levels are changed after such date, actual payments to a named executive officer may be different than those listed in this column. The estimated amounts shown for Mr. Sadler have been converted to U.S. dollars using an exchange rate of $1 Hong Kong dollar = $0.12898 U.S. dollar, which is the average of the closing exchange rates for each trading day in the month of August 2015. For additional information see “Interests of Cigna Directors and Executive Officers in the Merger—Cigna Executive Severance Benefits Plan”.
(4)	Other. The amounts listed in this column represent the outplacement services each named executive officer would be entitled to receive under the Cigna Executive Severance Benefits Plan in connection with a qualifying termination upon or within the two-year period following the effective time of the merger. Outplacement service benefits are “double-trigger” in that they would be paid to a named executive officer only if such named executive officer experiences a qualifying termination upon or within the two-year period following the effective time of the merger. For additional information see “Interests of Cigna Directors and Executive Officers in the Merger—Cigna Executive Severance Benefits Plan”.

Board of Directors and Certain Officers of Anthem Following the Merger

Pursuant to the merger agreement, as of the effective time of the merger, the Anthem board of directors will be increased so it consists of 14 members comprised of the nine current members of the Anthem board of directors and five current members of the Cigna board of directors designated by Cigna, one of which will be the current President and Chief Executive Officer of Cigna, David Cordani, and four of which must be “independent” under the rules of the NYSE and the SEC with respect to Anthem. Joseph Swedish will be the chairman of the Anthem board of directors and any executive committee of the Anthem board of directors as of the effective time of the merger. As of the date of this joint proxy statement/prospectus, Cigna has not made a determination as to which four members of the board of directors of Cigna (in addition to Mr. Cordani) will be designated to Anthem’s board of directors as of the completion of the merger.

As of the effective time of the merger, Joseph Swedish will be the Chief Executive Officer of Anthem and David Cordani will be the President and Chief Operating Officer of Anthem.

Regulatory Approvals Required for the Merger

General

Anthem and Cigna have agreed to use their reasonable best efforts to take, or cause to be taken, all actions, to do, or cause to be done, all things reasonably necessary to satisfy the conditions to closing the merger as set forth in the merger agreement and to consummate the mergers and the other transactions contemplated by the merger agreement, which reasonable best efforts include Anthem and its affiliates and Cigna and its affiliates taking any and all action necessary to avoid each and every impediment under the HSR Act, any healthcare law, antitrust law, insurance law or other applicable law that may be asserted by or on behalf of any governmental entity with respect to the merger agreement, the mergers and the other transactions contemplated by the merger agreement or that arise under or relate to any contracts between either Cigna or Anthem and any governmental entity, so as to enable the closing of the merger to occur as promptly as practicable, including taking any of the following actions requested by or on behalf of any governmental entity, or necessary or appropriate to (1) obtain all necessary consents; (2) resolve any objections that may be asserted by or on behalf of any governmental entity with respect to the mergers and any other transactions contemplated by the merger agreement; and (3) prevent the entry of, and vacate, lift, reverse or overturn, any order that would prevent, prohibit, restrict or delay the completion of the mergers and the other transactions contemplated by the merger agreement by:

•	complying with all restrictions and conditions, if any, imposed, compelled, required or requested by any governmental entity in connection with granting any necessary consent of any such governmental entity or in connection with the expiration or termination of any applicable waiting period under the HSR Act or any other antitrust laws or any clearance under any healthcare laws, insurance laws or other applicable laws including: (1) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, disposition, license or other disposition of any subsidiaries, operations, divisions, businesses, product lines, contracts, customers or assets of Anthem or any of its affiliates (including Cigna or any of its subsidiaries), (2) taking or committing to take such other actions that may limit or impact Anthem’s or any of its subsidiaries’ or affiliates’ (including Cigna’s or any of its subsidiaries’) freedom of action with respect to, or its ability to retain, any of Anthem’s or any of its subsidiaries or affiliates (including Cigna’s or any of its subsidiaries’) operations, divisions, businesses, product lines, contracts, customers or assets and (3) entering into any orders, settlements, undertakings, contracts, consent decrees, stipulations or other agreements to effectuate any of the foregoing or in order to vacate, lift, reverse, overturn, settle or otherwise resolve any order that prevents, prohibits, restricts or delays the completion of the mergers and the other transactions contemplated by the merger agreement, in any case, that may be issued by any court or other governmental entity;

•	agreeing to (1) enter into, suspend, amend or terminate any contract or other business relationship of Anthem or any of its subsidiaries or affiliates or Cigna or any of its subsidiaries or affiliates (including any contract with any governmental entity) and (2) any additional obligations relating to any contract imposed by any governmental entity, in each case in connection with granting any necessary consent of any such governmental entity or in connection with the expiration or termination of any applicable waiting period under the HSR Act or any other antitrust laws or any clearance under any healthcare laws, insurance laws or other applicable laws; and

•	oppose fully and vigorously (1) any administrative or judicial action or proceeding that is initiated (or threatened to be initiated) challenging the merger agreement, the mergers or the other transactions contemplated by the merger agreement and (2) any request for, or the entry of, and seek to have vacated or terminated, any order that could restrain, prevent or delay the completion of the mergers and the other transactions contemplated by the merger agreement, including, in the case of either clause (1) or clause (2) by defending through litigation, any action asserted by any person in any court or before any governmental entity, and vigorously pursuing all available avenues of administrative and judicial appeal.

Notwithstanding the requirements above, nothing in the merger agreement requires Anthem to agree to any terms or conditions that would (1) impose any limitations on Anthem’s ownership or operation of all or any portion of its or Cigna’s, or any of their respective subsidiaries’, businesses or assets, or compel Anthem or any of its subsidiaries to dispose of or hold separate all or any portion of its or Cigna’s, or any of their respective subsidiaries’, businesses or assets, (2) impose any limitations on the ability of Anthem to acquire or hold or to exercise full rights of ownership of Cigna common stock, (3) impose any obligations on Anthem or any of its subsidiaries or Cigna or any of its subsidiaries in respect of or relating to Anthem’s or any of its subsidiaries’ or Cigna’s or any of its subsidiaries’ facilities, operations, places of business, employment levels, products or businesses, (4) require Anthem or any of its subsidiaries or Cigna or any of its subsidiaries to make any payments or (5) impose any other obligation, restriction, requirement, limitation, qualification, condition, remedy or other action, which, in the case of any such term or condition described in clauses (1) through (5) above, would have, or would reasonably be expected to have, individually or in the aggregate with all other such terms and conditions, a material adverse effect on Anthem, Cigna and their respective subsidiaries, taken as a whole, after giving effect to the mergers, including the synergies expected to be realized from the mergers (it being agreed that, for purposes of determining whether any such term or condition would be a burdensome term or condition, impacts on the synergies expected to be realized from the mergers that are publicly disclosed by either Anthem or Cigna in accordance with the merger agreement shall be taken into account).

Each of Anthem’s, Merger Sub’s and Cigna’s obligation to effect the merger is conditioned upon, among other things, the termination or expiration of the applicable waiting period (and any extension thereof) under the HSR Act and certain specified necessary consents having been made or obtained and being in full force and effect, without the imposition of any burdensome terms or conditions. See the section entitled “The Merger Agreement—Conditions to the Merger” beginning on page [●] of this joint proxy statement/prospectus.

Department of Justice, Federal Trade Commission and Other U.S. Antitrust Authorities

Under the HSR Act, certain transactions, including the merger, may not be completed unless certain waiting period requirements have expired or been terminated. The HSR Act provides that each party must file a pre-merger notification with the FTC and the Antitrust Division of the DOJ.

Anthem and Cigna each filed its respective required HSR notification and report with respect to the merger on August 27, 2015. On September 28, 2015, the parties received a second request from the DOJ regarding the merger. The effect of the second request was to extend the waiting period imposed by the HSR Act until 30 days after each party has substantially complied with the second request, unless that period is terminated sooner by the DOJ. The parties are working to promptly respond to the second request and continue to work cooperatively with the DOJ in connection with this review.

At any time before or after the merger is completed, either the DOJ or the FTC could take action under the antitrust laws in opposition to the merger, including seeking to enjoin completion of the merger, condition approval of the merger upon the divestiture of assets of Anthem, Cigna or their respective subsidiaries or impose restrictions on Anthem’s post-merger operations. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest including seeking to enjoin completion of the merger or permitting completion subject to regulatory concessions or conditions. Private parties also may seek to take legal action under the antitrust laws under some circumstances.

Regulatory Approvals

Pursuant to the insurance, healthcare and pharmacy laws and regulations of certain states, the federal government and certain non-U.S. jurisdictions, and pursuant to certain licenses and contracts of Cigna and certain of its subsidiaries, applicable regulatory authorities must approve, or be notified of, Anthem’s acquisition of control of Cigna’s health maintenance organizations, insurance companies and other regulated entities. To obtain these approvals and provide such notices, Anthem, or the applicable Anthem subsidiary, and in some instances

Cigna, or the applicable Cigna regulated entity, as the case may be, has filed or will file acquisition of control and material modification or similar statements, notices or applications, as required by the insurance, healthcare and pharmacy laws and regulations of each applicable jurisdiction or the Cigna regulated entities’ licenses and contracts.

Other Governmental Approvals

Neither Anthem nor Cigna is aware of any material governmental approvals or actions that are required for completion of the merger other than those described above.

Timing; Challenges by Governmental and Other Entities

There can be no assurance that any of the regulatory approvals described above will be obtained and, if obtained, there can be no assurance as to the timing of any approvals, the ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals.

In addition, there can be no assurance that any of the governmental or other entities described above, including the DOJ, the FTC, U.S. state attorneys general and private parties, will not challenge the merger on antitrust or competition grounds and, if such a challenge is made, there can be no assurance as to its result.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion summarizes the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Cigna common stock. This discussion is based on the Code, the U.S. Treasury Regulations promulgated thereunder and judicial and administrative rulings, all as in effect as of the date hereof and all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein. This discussion does not address any aspect of foreign, state, local, alternative minimum, estate, gift or other tax law that may be applicable to a holder.

This discussion addresses only those holders that hold their Cigna common stock as a capital asset (within the meaning of Section 1221 of the Code) and does not address all the U.S. federal income tax consequences that may be relevant to particular holders of Cigna common stock in light of their individual circumstances or to holders of Cigna common stock that are subject to special rules, such as financial institutions; investors holding Cigna common stock through pass-through entities; insurance companies; tax-exempt organizations; dealers in securities or currencies; traders in securities that elect to use a mark to market method of accounting; persons who hold Cigna common stock as part of a straddle, hedge, constructive sale or conversion transaction; regulated investment companies; real estate investment trusts; grantor trusts; persons whose “functional currency” is not the U.S. dollar; certain former citizens or long-term residents of the United States; and holders who acquired their Cigna common stock through the exercise of an employee stock option or otherwise as compensation.

For purposes of this discussion, a “U.S. holder” means a beneficial owner of Cigna common stock that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income taxation on its income regardless of its source.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds Cigna common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such partnerships should consult their tax advisors as to the tax consequences of the merger to them.

The actual tax consequences of the merger to you may be complex and will depend on your specific situation. You are urged to consult your own tax advisor as to the particular tax consequences of the merger to you, including the effects of U.S. federal, state, local and foreign tax laws.

Exchange of Cigna Common Stock for Anthem Common Stock and Cash in the Merger

Anthem and Cigna each have agreed to use its reasonable best efforts to cause the mergers, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and to obtain from its outside counsel an opinion, dated as of the closing date of the merger, to the effect that the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and Anthem and Cigna each will be a party to such reorganization within the meaning of Section 368(b) of the Code. If Anthem and Cigna each receive such an opinion, then the second merger will occur immediately following the merger, as described below in “The Merger Agreement—Terms of the Mergers”. Although the merger is not conditioned upon the receipt of these opinions, Anthem and Cigna currently anticipate obtaining them. The remainder of this discussion assumes that these opinions will be obtained and that the second merger will occur immediately following the merger, except as described below under “Potential Treatment as a Taxable Transaction”.

Subject to the qualifications and limitations set forth herein, it is the opinion of White & Case LLP, counsel to Anthem, and Cravath, Swaine & Moore LLP, counsel to Cigna, that the mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and Anthem and Cigna each will be a party to such reorganization within the meaning of Section 368(b) of the Code. The tax opinions are not binding on the Internal Revenue Service, referred to as the “IRS” in this joint proxy statement/prospectus. These opinions will be based on certain customary assumptions and on representations made in letters to be delivered by Anthem and Cigna at the time of closing, all of which must continue to be true and accurate in all material respects as of the effective time of the mergers. Anthem and Cigna have not requested and do not intend to request a ruling from the IRS as to the U.S. federal income tax consequences of the mergers, and there is no guarantee that the IRS will treat the mergers as a “reorganization” within the meaning of Section 368(a) of the Code.

Based upon the foregoing and assuming that the mergers qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the material U.S. federal income tax consequences of the mergers will be as follows:

•	no gain or loss will be recognized by Anthem or Cigna as a result of the mergers;

•	gain (but not loss) will be recognized by a U.S. holder who receives shares of Anthem common stock and cash in exchange for shares of Cigna common stock pursuant to the merger, in an amount equal to the lesser of (1) the amount by which the sum of the fair market value of the Anthem common stock (as of the effective time) and the cash received by the U.S. holder exceeds the U.S. holder’s adjusted tax basis in its Cigna common stock and (2) the amount of cash received by the U.S. holder (excluding any cash received in lieu of fractional shares);

•	the aggregate tax basis in the Anthem common stock received by a U.S. holder in the merger (including any fractional shares deemed received, as discussed below) will be the same as the aggregate tax basis of the Cigna common stock for which it is exchanged, decreased by the amount of cash received in the merger (excluding any cash received in lieu of fractional shares), and increased by the amount of gain recognized in the exchange (excluding any gain recognized as a result of cash received in lieu of fractional shares); and

•	the holding period of Anthem common stock (including any fractional shares) received in exchange for shares of Cigna common stock will include the holding period of the Cigna common stock for which it is exchanged.

Subject to the discussion under the section below entitled “—Potential Treatment of Cash as a Dividend”, gain that a U.S. holder recognizes in connection with the mergers generally will be capital gain and will be long-term capital gain if, as of the effective date of the mergers, the U.S. holder has held its Cigna common stock for more than one year. Long-term capital gain is taxed at reduced rates for non-corporate holders.

If a U.S. holder acquired different blocks of Cigna common stock at different times or at different prices, any gain will be determined separately with respect to each block of Cigna common stock, and the cash and shares of Anthem common stock received will be allocated pro rata to each such block of stock.

Potential Treatment of Cash as a Dividend

It is possible that all or part of the gain that a U.S. holder recognizes in the mergers could be treated as dividend income rather than capital gain if (1) the U.S. holder is a significant shareholder of Anthem or (2) the U.S. holder’s percentage ownership, taking into account constructive ownership rules, in Anthem after the mergers is not meaningfully reduced from what its percentage ownership would have been if it had received solely shares of Anthem common stock rather than a combination of cash and shares in the merger. This could happen, for example, because of ownership of additional shares of Anthem common stock by such holder, ownership of Anthem common stock by a person related to such holder or a share repurchase by Anthem from other holders of Anthem common stock. The IRS has indicated in rulings that any reduction in the interest of a shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain as opposed to dividend treatment. Because the possibility of dividend treatment depends primarily upon the particular circumstances of a U.S. holder, including the application of certain constructive ownership rules, U.S. holders are urged to consult their own tax advisor as to the potential tax consequences of the mergers to them.

Cash Received In Lieu of a Fractional Share of Anthem Common Stock

A U.S. holder who receives cash in lieu of a fractional share of Anthem common stock will be treated as having received the fractional share pursuant to the mergers and then as having exchanged the fractional share for cash in a redemption by Anthem. As a result, such U.S. holder will generally recognize gain or loss equal to the difference between the amount of cash received in lieu of a fractional share and the holder’s adjusted tax basis in that fractional share. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the mergers, the U.S. holder has held its Cigna common stock for more than one year. Long-term capital gain is taxed at reduced rates for non-corporate holders. The deductibility of capital losses is subject to limitations.

Potential Treatment as a Taxable Transaction

As discussed above, Anthem and Cigna each have agreed to use its reasonable best efforts to cause the mergers, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and each currently anticipate obtaining an opinion, dated as of the closing date of the merger, that the mergers will so qualify. The merger is not conditioned upon the receipt of such opinions, however, and, even if the opinions are received, there is no guarantee that the IRS will treat the mergers as qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. If the opinions are not received and the second merger does not occur or if the IRS successfully challenges the treatment of the mergers as a “reorganization” within the meaning of Section 368(a) of the Code, then the tax consequences described in this joint proxy statement/prospectus would not apply to a U.S. holder of Cigna common stock. In that case, a U.S. holder of Cigna common stock would generally recognize gain or loss in an amount equal to the difference between (1) the sum of the fair market value of the Anthem common stock (as of the effective time) and the cash received by the U.S. holder in the merger and (2) the U.S. holder’s adjusted tax basis in its Cigna common stock. This gain or loss generally would be capital gain or loss, and would be long-term capital gain or loss, if as of the effective date of the merger, the U.S. holder has held its Cigna common stock for more than one year. Long-term capital gain is taxed at reduced rates for non-corporate holders. The deductibility of capital losses is subject to limitations.

In that case, the aggregate tax basis in the Anthem common stock received by a U.S. holder in the merger would equal its fair market value (as of the effective time) and the holding period of Anthem common stock received in the merger would begin on the day following the effective time.

If a U.S. holder acquired different blocks of Cigna common stock at different times or at different prices, any gain or loss would be determined separately with respect to each block of Cigna common stock, and the cash and shares of Anthem common stock received would be allocated pro rata to each such block of stock.

Backup Withholding and Information Reporting

Payments of cash to a U.S. holder pursuant to the merger may be subject to information reporting and backup withholding, unless the holder provides proof of an applicable exemption or, in the case of backup withholding, furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and generally will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

A U.S. holder who receives Anthem common stock as a result of the merger will be required to retain records pertaining to the merger. Each U.S. holder who is required to file a U.S. federal income tax return and who is a “significant holder” that receives Anthem common stock in the merger will be required to file a statement with such holder’s U.S. federal income tax return setting forth such holder’s tax basis in the Cigna common stock surrendered and the fair market value of the Anthem common stock and the cash received in the merger. A “significant holder” is a holder of Cigna common stock, who, immediately before the merger, owned at least 5% of the outstanding stock of Cigna.

You are urged to consult your own tax advisor as to the particular tax consequences of the mergers to you, including the effects of U.S. federal, state, local and foreign tax laws.

Accounting Treatment

The merger will be accounted for using the acquisition method of accounting, with Anthem considered the acquiror of Cigna. Anthem will record assets acquired, including identifiable intangible assets, and liabilities assumed from Cigna at their respective fair values at the date of completion of the merger. Any excess of the purchase price (as described under Note 5—“Preliminary Merger Consideration” under the section entitled “Anthem Unaudited Pro Forma Condensed Combined Financial Data—Notes to Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page [●] of this joint proxy statement/prospectus) over the net fair value of such assets and liabilities will be recorded as goodwill.

The financial condition and results of operations of Anthem after completion of the merger will reflect Cigna after completion of the merger, but will not be restated retroactively to reflect the historical financial condition or results of operations of Cigna. The earnings of Anthem following completion of the merger will reflect acquisition accounting adjustments, including the effect of changes in the carrying value for assets and liabilities. Indefinite-lived intangible assets, including certain trademarks, and goodwill will not be amortized, but will be tested for impairment at least annually, and all tangible and intangible assets including goodwill will be tested for impairment when certain indicators are present. If, in the future, Anthem determines that tangible or intangible assets (including goodwill) are impaired, Anthem would record an impairment charge at that time.

Treatment of Cigna Equity Awards

Under the terms of the merger agreement:

•	each Cigna stock option that is unvested as of immediately prior to the effective time of the merger will be converted at the effective time into an option to purchase, on the same terms and conditions (including applicable vesting requirements), a number of shares of Anthem common stock (rounded down to the nearest whole share) determined by multiplying the number of shares of Cigna common stock subject to such unvested Cigna stock option by the equity award exchange ratio, with a per-share exercise price (rounded up to the nearest whole cent) determined by dividing the per-share exercise price of the Cigna stock option by the equity award exchange ratio;

•	each Cigna stock option that is vested as of immediately prior to the effective time of the merger will be cancelled at the effective time in exchange for a cash payment and a number of vested shares of Anthem common stock with an aggregate value equal to the excess, if any, of the value of the per-share merger consideration over the Cigna stock option’s per share exercise price. The portions of the foregoing amount that are payable in cash and vested shares of Anthem common stock, respectively, will equal the portions of the per-share merger consideration that are payable in cash and vested shares of Anthem common stock to Cigna shareholders generally;

•	each Cigna restricted stock award granted prior to July 1, 2015 to an employee who Cigna designates as a career band 4 employee for this purpose will be cancelled at the effective time in exchange for the same cash and stock merger consideration received by Cigna shareholders generally, except that the stock portion of such consideration will remain subject to the same terms and conditions (including applicable vesting requirements) as were applicable to the Cigna restricted stock award prior to the effective time. Each other Cigna restricted stock award will be converted at the effective time, on the same terms and conditions (including applicable vesting requirements), into a restricted stock award with respect to a number of shares of Anthem common stock (rounded up to the nearest whole share) determined by multiplying the number of shares of Cigna common stock subject to such Cigna restricted stock award by the equity award exchange ratio;

•	each Cigna restricted stock unit award and strategic performance share award will be converted at the effective time of the merger into a service-based restricted stock unit award, on the same terms and conditions (including applicable vesting schedule, but without continuing performance-based vesting conditions), with respect to a number of shares of Anthem common stock (rounded up to the nearest whole share) determined by multiplying the number of shares of Cigna common stock subject to each Cigna restricted stock unit award or strategic performance share award by the equity award exchange ratio. For purposes of determining the number of shares of Cigna common stock subject to each Cigna strategic performance share award, the applicable performance goals will be deemed achieved at the greatest of target level, the level achieved for the most recently concluded strategic performance share award cycle ending prior to the effective time of the merger and the average of the levels achieved for the two most recently concluded strategic performance share award cycles ending prior to the effective time of the merger;

•	each Cigna deferred stock unit or similar award granted or deferred under any Cigna stock plan will be converted at the effective time into a deferred stock unit award, on the same terms and conditions, with respect to a number of shares of Anthem common stock (rounded up to the nearest whole share) determined by multiplying the number of shares of Cigna common stock subject to such Cigna deferred stock unit by the equity award exchange ratio; and

•	any converted Anthem stock options, restricted stock awards and restricted stock units described in this section will vest in full upon certain types of terminations of employment at or within two years following the effective time of the merger.

Dividends

Anthem currently pays a quarterly dividend on Anthem common stock, and last paid a quarterly dividend on June 25, 2015, of $0.625 per share. In addition, on July 29, 2015, Anthem declared a quarterly dividend of $0.625 per share, to be paid on September 25, 2015, to Anthem shareholders of record at the close of business on September 10, 2015. Under the terms of the merger agreement, during the period before completion of the merger, Anthem will not, and will cause its subsidiaries not to, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than (1) regular quarterly cash dividends payable by Anthem in respect of shares of Anthem common stock not exceeding, with respect to any quarter, $0.625 per share of Anthem common stock, (as such amount may be increased in the ordinary course of business as set forth in the confidential disclosure letter that Anthem delivered to Cigna concurrently with the execution of the merger agreement), with declaration, record and payment dates consistent with past practice and in accordance with Anthem’s dividend policy as of the date of the merger agreement and (2) dividends payable by a directly or indirectly wholly owned subsidiary of Anthem to Anthem or to another directly or indirectly wholly owned subsidiary of Anthem.

Cigna currently pays an annual dividend on Cigna common stock, and last paid an annual dividend on April 10, 2015, of $0.04 per share. Under the terms of the merger agreement, during the period before completion of the merger, Cigna will not, and will cause its subsidiaries not to, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than (1) regular annual cash dividends payable by Cigna in respect of shares of Cigna common stock not exceeding, with respect to any year, $0.04 per share of Cigna common stock, with declaration, record and payment dates consistent with past practice and in accordance with Cigna’s dividend policy as of the date of the merger agreement, (2) (a) (i) during each of the quarters ending March 31, 2016 and June 30, 2016, a quarterly cash dividend payable by Cigna in respect of shares of Cigna common stock not exceeding, with respect to such quarter, per share of Cigna common stock, the result of (x) the per share amount of any dividend declared with respect to Anthem common stock during such quarter in excess of $0.625 (but, for the avoidance of doubt, only such excess) multiplied by (y) 0.5152, with customary declaration, record and payment dates and (ii) during each of the quarters ending September 30, 2016, December 31, 2016, and March 31, 2017, a quarterly cash dividend payable by Cigna in respect of shares of Cigna common stock not exceeding, with respect to such quarter, per share of Cigna common stock, the result of (x) the per share amount of any dividend declared with respect to Anthem common stock during such quarter multiplied by (y) 0.5152, with customary declaration, record and payment dates; provided that the first such quarterly dividend declared and paid in each of calendar year 2016 and calendar year 2017 shall be reduced by the Cigna annual dividend (if and to the extent such dividend has been declared) or (b) at Cigna’s election, one or more special dividends (in an aggregate amount not to exceed the cumulative amount of any such permitted dividends minus the cumulative amount of any such declared dividends) and (3) dividends payable by a directly or indirectly wholly owned subsidiary of Cigna to Cigna or another directly or indirectly wholly owned subsidiary of Cigna.

Any former Cigna shareholder who holds the Anthem common stock into which Cigna common stock has been converted in connection with the merger will receive whatever dividends are declared and paid on Anthem common stock after completion of the merger. However, no dividend or other distribution having a record date after completion of the merger will actually be paid with respect to any Anthem common stock into which Cigna common stock has been converted in connection with the merger until the certificates formerly representing shares of Cigna common stock have been surrendered (or the book-entry shares formerly representing shares of Cigna common stock have been transferred) at which time (unless the payment date has yet to occur, in which case at the appropriate time) any accrued dividends and other distributions on those shares of Anthem common stock will be paid, without interest. Subject to the limitations set forth in the merger agreement, any future dividends by Anthem will be declared and paid at the discretion of the Anthem board of directors. Subject to the limitations set forth in the merger agreement, any future dividends by Cigna will be declared and paid at the discretion of the Cigna board of directors. There can be no assurance that any future dividends will be declared or paid by Anthem or Cigna or as to the amount or timing of those dividends, if any.

Listing of Shares of Anthem Common Stock and Delisting and Deregistration of Cigna Common Stock

Under the terms of the merger agreement, Anthem is required to use its reasonable best efforts to cause the shares of Anthem common stock to be issued in the share issuance to be approved for listing on the NYSE, subject to official notice of issuance, prior to the closing of the merger. It is a condition to both parties’ obligations to complete the merger that such approval is obtained, subject to official notice of issuance. Accordingly, application will be made to have the shares of Anthem common stock to be issued in the share issuance approved for listing on the NYSE, where shares of Anthem common stock are currently traded.

If the merger is completed, there will no longer be any publicly held shares of Cigna common stock. Accordingly, Cigna common stock will no longer be listed on the NYSE and will be deregistered under the Exchange Act.

Appraisal Rights

If the merger agreement is adopted by Cigna shareholders, Cigna shareholders who do not vote in favor of the adoption of the merger agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL. This means that holders of shares of Cigna common stock are entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of Cigna common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest to be paid upon the amount determined to be “fair value”, if any, as determined by the court. Cigna shareholders who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process.

Cigna shareholders considering seeking appraisal should be aware that the “fair value” of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as, or less than, the value of the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares.

To exercise your appraisal rights, (1) you must submit a written demand for appraisal to Cigna before the shareholder vote is taken on the proposal to adopt the merger agreement, (2) you must not submit a blank proxy or otherwise vote in favor of the proposal to adopt the merger agreement and (3) you must hold the shares of Cigna common stock of record when you submit your written demand for appraisal and continue to hold them through the effective time of the merger. Your failure to follow the procedures specified under the DGCL will result in the loss of your appraisal rights. The DGCL requirements for exercising appraisal rights are described in further detail in this joint proxy statement/prospectus, and the relevant section of the DGCL regarding appraisal rights is reproduced and attached as Annex E to this joint proxy statement/prospectus. If you hold your shares of Cigna common stock through a broker, bank or other nominee and you wish to exercise appraisal rights, you should consult with your broker, bank or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such broker, bank or other nominee.

Under the IBCL, Anthem shareholders will not be entitled to appraisal or dissenters’ rights in connection with the mergers or the share issuance.

Combined Company Headquarters

Following the effective time of the merger, the corporate headquarters, principal executive offices and related corporate functions of the combined company will be located in Indianapolis, Indiana and the corporate name of Anthem will remain “Anthem, Inc.”

Litigation Relating to the Merger

Following announcement of the merger, six putative class action complaints, which we collectively refer to as the “complaints” in this joint proxy statement/prospectus, were filed by purported Cigna shareholders on behalf of a purported class of Cigna shareholders. Five of the complaints, Leach v. Cigna Corp., et al., Civil Action No. 11354-CB, Copelli v. Cordani, et al., Civil Action No. 11373-CB, Patel v. Cigna Corp., et al., Civil Action No. 11377-CB, Messenger v. Cigna Corp., et al., Civil Action No. 11383-CB and Litwin v. Cigna Corp., et al., Civil Action No. 11396-CB were filed in the Court of Chancery of the State of Delaware. The sixth complaint, Solak v. Cordani, et al., Civil Action No. HHD-CV-15-6061337-S, was filed in the Connecticut Superior Court, Judicial District of Hartford.

The complaints name as defendants various combinations of Cigna, members of the Cigna board of directors, Anthem, and Merger Sub. The complaints generally assert that the members of the Cigna board of directors breached their fiduciary duties to the Cigna shareholders during merger negotiations and by entering into the merger agreement and approving the merger, and that Cigna, Anthem and Merger Sub aided and abetted such breaches of fiduciary duties. The complaints further allege that, among other things, (1) the merger consideration undervalues Cigna, (2) the sales process leading up to the merger was flawed due to purported conflicts of interest of members of the Cigna board of directors and (3) certain provisions of the merger agreement inappropriately favor Anthem and inhibit competing bids. The complaints seek, among other things, (1) injunctive relief enjoining the merger, (2) rescission of the merger agreement to the extent already implemented and (3) costs and damages.

The defendants believe that the claims asserted against them in the complaints are without merit and intend to defend the litigation vigorously. Additional lawsuits arising out of or relating to the merger agreement or the merger may be filed in the future.

THE MERGER AGREEMENT

The following summarizes the material provisions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. The rights and obligations of Anthem and Cigna are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. Anthem shareholders and Cigna shareholders are urged to read the merger agreement carefully and in its entirety, as well as this joint proxy statement/prospectus, before making any decisions regarding the merger. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference herein.

Explanatory Note Regarding the Merger Agreement

In reviewing the merger agreement and this summary, please remember that they have been included to provide you with information regarding the terms of the merger agreement and are not intended to provide any other factual information about Anthem, Cigna or any of their respective subsidiaries or affiliates. The merger agreement contains representations and warranties and covenants by each of Anthem, Merger Sub and Cigna, which are summarized below. These representations and warranties have been made solely for the benefit of the other parties to the merger agreement and:

•	were not intended as statements of fact, but rather as a way of allocating the risk between the parties to the merger agreement if those statements prove to be inaccurate;

•	have been qualified by certain confidential disclosures that were made to the other party in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement; and

•	may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors.

Moreover, information concerning the subject matter of the representations and warranties in the merger agreement and described below may have changed since the date of the merger agreement, and subsequent developments or new information qualifying a representation or warranty may have been included in this joint proxy statement/prospectus. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page [●] of this joint proxy statement/prospectus.

Terms of the Mergers

The merger agreement provides that, upon the terms and subject to the conditions in the merger agreement, and in accordance with the DGCL, at the effective time of the merger, Merger Sub will merge with and into Cigna. As a result of the merger, the separate corporate existence of Merger Sub will cease, and Cigna will continue as the initial surviving corporation in the merger and a wholly owned subsidiary of Anthem. Immediately following the completion of the merger, the merger agreement provides that, upon the terms and subject to the conditions in the merger agreement, and in accordance with the DGCL and the IBCL, if certain tax opinions are delivered by the outside counsel of each of Anthem and Cigna to each of Anthem and Cigna, respectively, prior to the effective time of the merger to the effect that the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the initial surviving corporation will merge with and into Anthem pursuant to the terms of the second merger agreement (see the section entitled “—Second Merger Agreement” beginning on page [●] of this joint proxy statement/prospectus for a description of the second merger agreement). As a result of the second merger, the separate corporate existence of the initial surviving corporation will cease, and Anthem will continue as the surviving corporation.

Closing of the Mergers; Effective Time of the Mergers

Unless Anthem and Cigna agree otherwise in writing, the closing of the merger and the second merger will take place on the fifth business day after all closing conditions have been satisfied or waived (subject to applicable law), other than those conditions which by their terms cannot be satisfied until the closing date of the merger, which will be required to be satisfied or waived (subject to applicable law) on the closing date of the merger.

The merger will be effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware, or at such subsequent time as Anthem and Cigna may agree and as is specified in the certificate of merger. At and after the effective time of the merger, the merger will have the effects set forth in the DGCL.

The second merger will be effective upon the filing of the articles of merger with the Secretary of State of the State of Indiana and a certificate of ownership and merger with the Secretary of State of the State of Delaware. At the effective time of the second merger, the merger will have the effects set forth in the IBCL and the DGCL.

Certificate of Incorporation; Bylaws; Directors and Officers

At the effective time of the merger, the certificate of incorporation of the initial surviving corporation will be amended so as to read in its entirety as set forth in Exhibit B to the merger agreement and, as so amended, such certificate of incorporation will be the certificate of incorporation of the initial surviving corporation until thereafter changed or amended as provided therein or by applicable law. At the effective time of the merger, the by-laws of the initial surviving corporation will be amended so as to read in their entirety as the by-laws of Merger Sub as in effect immediately prior to the effective time of the merger until thereafter changed or amended or repealed as provided therein, in the certificate of incorporation of the initial surviving corporation or by applicable law. The directors and officers of Merger Sub as of the effective time of the merger will serve as the directors and officers of the initial surviving corporation until the earlier of their death, resignation or removal or otherwise ceasing to be directors or officers or until their respective successors are duly elected or appointed and qualified.

Merger Consideration

Under the terms of the merger agreement, at the effective time of the merger, each share of Cigna common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive the merger consideration, consisting of (1) $103.40 in cash, without interest, and (2) 0.5152 of a share of Anthem common stock, other than:

•	shares that are held directly by Cigna as treasury stock or beneficially owned by Anthem or a subsidiary of Cigna or Anthem (including Merger Sub) as of the effective time of the merger, in which case such shares will be cancelled and cease to exist, and no cash, Anthem common stock or other consideration will be delivered in exchange therefor;

•	shares that are held by a Cigna shareholder who has not voted in favor of the merger and who has properly demanded in writing appraisal of such shares of Cigna common stock pursuant to Section 262 of the DGCL (and has not failed to perfect or has effectively withdrawn or lost the right to appraisal under Section 262 of the DGCL with respect to shares of Cigna common stock), in which case such shares will not be converted into the right to receive the merger consideration or be entitled to cash in lieu of fractional shares of Anthem common stock or any dividends or other distributions pursuant to the merger agreement, and will be entitled only to receive only the payment provided by Section 262 of the DGCL with respect to such shares owned by such Cigna shareholder; or

•	shares that are subject to Cigna restricted stock awards granted under any Cigna stock plans.

Cigna shareholders will not receive any fractional shares of Anthem common stock in the merger. All fractional shares which a single record holder of Cigna common stock would otherwise be entitled to receive will be aggregated. In lieu of any such fractional shares, each holder of Cigna common stock who would otherwise be entitled to receive fractional shares will be entitled to receive an amount in cash, without interest, rounded up to the nearest cent, equal to the product of (1) the amount of the fractional share interest in a share of Anthem common stock to which such holder would otherwise be entitled and (2) the Anthem stock value.

Cigna Stock Options and Other Stock Awards

Vested Stock Options and Stock Appreciation Rights: Each employee or director stock option or stock appreciation right exercisable for, or valued with respect to, shares of Cigna common stock granted under any Cigna stock plan that is vested, outstanding and unexercised as of immediately prior to the effective time of the merger, will be cancelled and converted automatically as of the effective time of the merger into the right to promptly receive (1) an amount in cash equal to the product of (a) the positive difference (if any) between the per share cash value of the merger consideration less the per share exercise price or base price of the vested Cigna stock option or stock appreciation right, multiplied by (b) the percentage resulting from the cash consideration divided by the cash value of the merger consideration multiplied by (c) the number of shares of Cigna common stock subject to such vested Cigna stock option or stock appreciation right and (2) a number of vested shares of Anthem common stock equal to the quotient of (a) the product of (x) the positive difference (if any) between the per share cash value of the merger consideration less the per share exercise price or base price of the vested Cigna stock option or stock appreciation right, multiplied by (y) 100% minus the percentage resulting from the cash consideration divided by the cash value of the merger consideration multiplied by (z) the number of shares of Cigna common stock subject to such vested Cigna stock option or stock appreciation right, divided by (b) the Anthem stock value; provided that any fractional share of Anthem common stock resulting from such quotient will instead be paid in cash in an amount equal to the product of such fraction multiplied by the Anthem stock value. The surviving entity will pay the cash amounts and shares of Anthem common stock due to the holders of vested Cigna stock options and stock appreciation rights as soon as reasonably practicable (but in any event no later than five business days) following the effective time of the merger.

Unvested Stock Options and Stock Appreciation Rights: Each employee or director stock option or stock appreciation right exercisable for, or valued with respect to, shares of Cigna common stock granted under any Cigna stock plan that is unvested, outstanding and unexercised as of immediately prior to the effective time of the merger, will be converted automatically as of the effective time of the merger into an option to purchase a number of shares of Anthem common stock equal to the product of the number of shares of Cigna common stock subject to such unvested Cigna stock option or stock appreciation right multiplied by the equity award exchange ratio; provided that any fractional share resulting from such multiplication will be rounded down to the nearest whole share. The terms and conditions of each such converted stock option or stock appreciation right will otherwise remain the same as the terms and conditions applicable to the corresponding unvested Cigna stock option or stock appreciation right under the plan and award agreements pursuant to which such unvested Cigna stock option or stock appreciation right was granted as in effect immediately prior to the effective time of the merger, except that the per share exercise price or base price, as applicable, of each such converted stock option or stock appreciation right will equal the per share exercise price or base price, as applicable, of the corresponding unvested Cigna stock option or stock appreciation right divided by the equity award exchange ratio, rounded up to the nearest whole cent. The surviving entity will pay the amounts payable with respect to converted options at the times required under the terms of the applicable agreement, plan or arrangement related to the corresponding unvested Cigna stock option, in accordance with the terms thereof (including any terms and conditions relating to accelerated vesting upon a termination of the holder’s employment in connection with or following the effective time of the merger).

Restricted Stock (non-“Band 4”): Each restricted stock award granted under any Cigna stock plan outstanding immediately prior to the effective time of the merger, other than any Cigna restricted stock award that is granted prior to July 1, 2015, and is held by an employee of Cigna or its subsidiaries who is designated by

Cigna as being a career Band 4 employee for these purposes as of immediately prior to the effective time of the merger, referred to as a “Band 4 pre-existing Cigna restricted stock award” in this joint proxy statement/prospectus, will be converted automatically at the effective time of the merger into a restricted stock award with respect to a number of shares of Anthem common stock equal to the product of the number of shares of Cigna common stock subject to such Cigna restricted stock award multiplied by the equity award exchange ratio; provided that any fractional share resulting from such multiplication will be rounded up to the nearest whole share. The terms and conditions of each such converted restricted stock award shall otherwise remain the same as the terms and conditions applicable to the corresponding Cigna restricted stock award under the plan and award agreements pursuant to which such Cigna restricted stock award was granted as in effect immediately prior to the effective time of the merger. The surviving entity will pay the amounts payable with respect to converted restricted stock awards at the times required under the terms of the applicable agreement, plan or arrangement related to the corresponding Cigna restricted stock award, in accordance with the terms thereof (including any terms and conditions relating to accelerated vesting upon a termination of the holder’s employment in connection with or following the effective time of the merger).

“Band 4” Restricted Stock: Each Band 4 pre-existing Cigna restricted stock award that is outstanding immediately prior to the effective time of the merger will be cancelled and automatically converted into the right to promptly receive (1) an amount in cash equal to the product of (a) the cash consideration multiplied by (b) the number of shares of Cigna common stock subject to such Band 4 pre-existing Cigna restricted stock award, together with any dividends accrued with respect thereto in accordance with the applicable Cigna stock plan and equity award agreement, and (2) a converted restricted stock award with respect to a number of shares of Anthem common stock equal to the product of (a) the stock consideration multiplied by (b) the number of shares of Cigna common stock subject to such Band 4 pre-existing Cigna restricted stock award; provided that any fractional shares resulting from such multiplication will be rounded up to the nearest whole share. The terms and conditions of each such converted restricted stock award will otherwise remain the same as the terms and conditions applicable to the corresponding Band 4 pre-existing Cigna restricted stock award under the plan and award agreements pursuant to which such Band 4 pre-existing Cigna restricted stock award was granted as in effect immediately prior to the effective time of the merger. The surviving entity will pay the amounts due to the holders of Band 4 pre-existing Cigna restricted stock awards as soon as reasonably practicable (but in any event no later than five business days) following the effective time of the merger.

Restricted Stock Units: Each restricted stock unit award granted under any Cigna stock plan outstanding immediately prior to the effective time of the merger will be converted automatically at the effective time of the merger into a restricted stock unit award with respect to a number of shares of Anthem common stock equal to the product of the number of shares of Cigna common stock subject to such Cigna restricted stock unit award multiplied by the equity award exchange ratio; provided that any fractional shares resulting from such multiplication will be rounded up to the nearest whole share. The terms and conditions of each such converted restricted stock unit award will otherwise remain the same as the terms and conditions applicable to the corresponding Cigna restricted stock unit award under the plan and award agreements pursuant to which such Cigna restricted stock unit award was granted as in effect immediately prior to the effective time of the merger. The surviving entity will pay the amounts payable with respect to converted restricted stock unit awards at the times required under the terms of the applicable agreement, plan or arrangement related to the corresponding Cigna restricted stock unit award, in accordance with the terms thereof (including any terms and conditions relating to accelerated vesting upon a termination of the holder’s employment in connection with or following the effective time of the merger).

Strategic Performance Shares: Each strategic performance share award granted under any Cigna stock plan outstanding immediately prior to the effective time of the merger will be converted automatically into a restricted stock unit award with respect to a number of shares of Anthem common stock equal to the product of the number of shares of Cigna common stock subject to such Cigna strategic performance share awards multiplied by the equity award exchange ratio; provided that any fractional shares resulting from such multiplication will be rounded up to the nearest whole share. For purposes of determining the number of shares of Cigna common stock subject to each Cigna strategic performance share award, the applicable performance goals will be deemed achieved at the greatest of target level, the level achieved for the most recently concluded strategic performance share award cycle ending prior to the effective time and the average of the levels achieved for the two most recently concluded strategic performance share award cycles ending prior to the effective time of the merger. The terms and conditions of each such converted strategic performance share award will otherwise remain the same as the terms and conditions applicable to the corresponding Cigna strategic performance share award under the plan and award agreements pursuant to which such Cigna strategic performance share award was granted as in effect immediately prior to the effective time of the merger; provided that each converted strategic performance share award will only be subject to time-based vesting provisions following the effective time of the merger (which will include any terms and conditions as in effect immediately prior to the effective time of the merger relating to accelerated vesting upon a termination of the holder’s employment in connection with or following the effective time of the merger). The surviving entity will pay the amounts payable with respect to converted strategic performance share awards at the times required under the terms of the applicable agreement, plan or arrangement related to the corresponding Cigna converted strategic performance share award, in accordance with the terms thereof (including any terms and conditions relating to accelerated vesting upon a termination of the holder’s employment in connection with or following the effective time of the merger).

Deferred Stock Units: Each deferred stock unit or similar award granted or deferred under any Cigna stock plan outstanding immediately prior to the effective time of the merger will be converted automatically at the effective time of the merger into a deferred stock unit award with respect to a number of shares of Anthem common stock equal to the product of the number of shares of Cigna common stock subject to such Cigna deferred stock unit award multiplied by the equity award exchange ratio; provided that any fractional shares resulting from such multiplication will be rounded up to the nearest whole share. The terms and conditions of each such converted deferred stock unit award will otherwise remain the same as the terms and conditions applicable to the corresponding Cigna deferred stock unit award under the plan and award agreements pursuant to which such Cigna deferred stock unit award was granted as in effect immediately prior to the effective time of the merger. The surviving entity will pay the amounts payable with respect to converted deferred stock unit awards at the times required under the terms of the applicable agreement, plan or arrangement related to the corresponding Cigna deferred stock unit award, in accordance with the terms thereof (including any terms and conditions relating to accelerated vesting upon a termination of the holder’s employment in connection with or following the effective time of the merger).

Certain Adjustments

If between the date of the merger agreement and the effective time of the merger, the outstanding Anthem common stock or Cigna common stock shall have changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall have been declared with a record date within such period, or any similar event shall have occurred, the merger consideration and the equity award exchange ratio will be appropriately adjusted to provide to the holders of Cigna common stock, Cigna stock options, Cigna restricted stock awards, Band 4 pre-existing Cigna restricted stock awards, Cigna restricted stock unit awards, Cigna strategic performance share awards, Cigna deferred stock unit awards and similar awards granted or deferred under any Cigna stock plan the same economic effect as contemplated by the merger agreement.

Corporate Governance

Effective as of the effective time of the merger, the board of directors of Anthem will be increased so that it consists of 14 members comprised of (1) the nine current members of the Anthem board of directors and (2) five current members of the Cigna board of directors designated by Cigna, one of which will be the current President and Chief Executive Officer of Cigna, David Cordani, and four of which must be “independent” under the rules of the NYSE and the SEC with respect to Anthem. If any of Anthem’s designees or Cigna’s designees is unable or unwilling to serve as a director at the effective time of the merger, the party which designated that individual will designate another individual reasonably acceptable to the governance committee of Anthem to serve in such individual’s place; provided that each current member of the Cigna board of directors will be deemed to be acceptable to the governance committee. The Anthem designees and the Cigna designees will be split such that two of the three classes of Anthem directors will be comprised of three Anthem designees and two Cigna designees and the remaining class of Anthem directors will be comprised of three Anthem designees and one Cigna designee. Joseph Swedish will be the chairman of the Anthem board of directors and any executive committee of the Anthem board of directors as of the effective time of the merger, and unless he earlier resigns, retires or is unable to serve, will occupy such positions through the expiration of his then current term (as of the effective time of the merger) as a member of the Anthem board of directors. As of the effective time of the merger, the Anthem board of directors will establish a role of lead director of the Anthem board of directors and the Anthem designees will designate a current member of the Anthem board of directors to serve as the lead director as of the effective time of the merger.

Joseph Swedish will serve as the Chief Executive Officer of Anthem as of the effective time of the merger, and unless he earlier resigns, retires or is unable to serve or unless the Anthem board of directors removes him in accordance with the Anthem by-laws, will occupy such position until the second anniversary of the effective time of the merger. David Cordani will serve as the President and Chief Operating Officer of Anthem as of the effective time of the merger and will occupy this position until he resigns, retires or is unable to serve or the Anthem board of directors removes him in accordance with the Anthem by-laws.

Following the effective time of the merger, the corporate headquarters, principal executive offices and related corporate functions for the surviving corporation (or if the second merger does not occur, its ultimate parent) will be located in Indianapolis, Indiana and the corporate name of Anthem will remain “Anthem, Inc.”

Exchange of Certificates

At or prior to the effective time of the merger, Anthem will deposit with the exchange agent, in trust for the benefit of holders of shares of Cigna common stock, evidence of shares in book-entry form representing the Anthem common stock issuable pursuant to the merger agreement and cash sufficient to pay the aggregate cash consideration to be paid in the merger.

Promptly, but in any event within ten business days after the effective time of the merger, Anthem will cause the exchange agent to mail to each holder of record of a certificate representing shares of Cigna common stock a letter of transmittal and instructions for effecting the surrender of such certificates in exchange for the merger consideration. Upon surrender of a certificate representing shares of Cigna common stock to the exchange agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the exchange agent, the holder of such certificate will be entitled to receive in exchange therefor the number of shares of Anthem common stock (which will be in uncertificated book-entry form) and a check in the amount of the aggregate cash consideration and cash that such holder has the right to receive pursuant to the terms of the merger agreement, including cash in lieu of any fractional shares of Anthem common stock and dividends and other distributions. No interest will be paid or will accrue on the cash consideration or on any other cash payable. In the event of a transfer of ownership of Cigna common stock that is not registered in the transfer records of Cigna, the proper number of shares of Anthem common stock (which will be in uncertificated book-entry form) and a check in the amount of the aggregate cash consideration and the cash in lieu of any fractional shares of Anthem common stock and any dividends or other distributions to which such holder is entitled pursuant to the terms of the merger agreement may be issued and paid with respect to such Cigna common stock to a transferee if the certificate representing shares of Cigna common stock is presented to the exchange agent accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

Any holder of shares of Cigna common stock held in book-entry form will not be required to deliver a certificate representing shares of Cigna common stock or an executed letter of transmittal to the exchange agent to receive the merger consideration. Each holder of record of one or more shares of Cigna common stock held in book-entry form whose shares of Cigna common stock were converted into the right to receive the merger consideration will, upon receipt by the exchange agent of an “agent’s message” (or such other evidence, if any, of surrender that the exchange agent may reasonably request), be entitled to receive the number of shares of Anthem common stock (which will be in uncertificated book-entry form) and a check in the amount of the aggregate cash consideration and cash that such holder has the right to receive pursuant to the terms of the merger agreement, including cash in lieu of any fractional shares of Anthem common stock and dividends and other distributions. No interest will be paid or will accrue on the cash consideration or on any other cash payable.

No dividends or other distributions declared or made with respect to shares of Anthem common stock with a record date after the effective date of the merger will be paid to the holder of any certificate representing shares of Cigna common stock with respect to the shares of Anthem common stock that such holder would be entitled to receive upon surrender of such certificate, until such holder surrenders such certificate. Following the surrender of any such certificate, the holder of shares of Anthem common stock issued in exchange therefor will be paid, without interest, promptly after the time of surrender, the amount of dividends with a record date after the effective time of the merger but prior to such surrender and a payment date prior to such surrender payable with respect to such shares of Anthem common stock, and at the appropriate payment date, the amount of dividends and other distributions with a record date after the effective date of the merger but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Anthem common stock.

The holder of shares of Anthem common stock issued in exchange for shares of Cigna common stock held in book-entry form will be paid, without interest, promptly after the time of surrender, the amount of dividends with a record date after the effective time of the merger but prior to such surrender and a payment date prior to such surrender payable with respect to such shares of Anthem common stock, and at the appropriate payment date, the amount of dividends and other distributions with a record date after the effective date of the merger but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Anthem common stock.

If any cash or evidence of shares in book-entry form representing shares of Anthem common stock deposited with the exchange agent remains undistributed to the holders of shares of certificates representing Cigna common stock or shares of Cigna common stock held in book-entry form for 12 months after the effective time of the merger, such cash and evidence of shares will be delivered to Anthem or otherwise on the instruction of Anthem, and any holders of shares of certificates representing Cigna common stock or shares of Cigna common stock held in book-entry form who have not previously complied with the exchange procedures in the merger agreement will thereafter look only to the surviving entity and Anthem (subject to abandoned property, escheat or other similar laws) for the merger consideration and any dividends and other distributions with respect to shares of Anthem common stock to which such holders are entitled pursuant to the terms of the merger agreement.

If any certificate representing shares of Cigna common stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by the surviving entity, the posting by such person of a bond in such reasonable amount as the surviving entity may direct as indemnity against any claim that may be made against it with respect to such certificate, or other documentation (including an indemnity in customary form) reasonably requested by Anthem, the exchange agent will deliver in exchange for such lost, stolen or destroyed certificate the applicable merger consideration, cash in lieu of fractional shares of Anthem common stock and any dividends or other distributions on shares of Anthem common stock deliverable in respect of such shares pursuant to the merger agreement.

Each of the surviving entity and Anthem will be entitled to deduct and withhold, or cause the exchange agent to deduct and withhold, from the consideration otherwise payable pursuant to the merger agreement to any holder of shares of Cigna common stock, Cigna stock options, Cigna restricted stock awards, Band 4 pre-existing Cigna restricted stock awards, Cigna restricted stock unit awards, Cigna strategic performance share awards or

Cigna deferred stock unit awards such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code and the rules and regulations promulgated thereunder. To the extent such amounts are deducted and withheld by the surviving entity, Anthem or the exchange agent, and paid over to the applicable taxing authority, such amounts will be treated for all purposes of the merger agreement as having been paid to the holder of such securities.

Representations and Warranties

In the merger agreement, Anthem and Cigna have each made various representations and warranties regarding, among other topics:

•	organization, standing, requisite power, organizational documents and ownership of subsidiaries;

•	capital structure, including the number of shares of common stock and equity-based awards outstanding;

•	corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement, and the enforceability of the merger agreement;

•	absence of conflicts with, or violations of, organizational documents, applicable law and certain contracts (and with respect to Anthem, BCBSA licenses or rules) as a result of the execution and delivery of the merger agreement and the completion of the mergers and the other transactions contemplated by the merger agreement;

•	consents and approvals required in connection with the execution and delivery of the merger agreement or the completion of the merger and the other transactions contemplated by the merger agreement;

•	SEC reports, financial statements and compliance with the Sarbanes-Oxley Act of 2002;

•	accuracy of information supplied or to be supplied in this joint proxy statement/prospectus;

•	the approval by its board of directors;

•	inapplicability of “moratorium”, “control share”, “fair price”, or other state takeover statutes to the merger agreement, the mergers or the other transactions contemplated by the merger agreement;

•	the shareholders vote required to consummate the transactions contemplated by the merger agreement;

•	broker’s fees and expenses payable in connection with the transactions contemplated by the merger agreement;

•	absence of certain litigation and governmental orders;

•	compliance with laws and permits;

•	absence of certain changes and absence of a material adverse effect;

•	receipt of fairness opinions from its financial advisors;

•	tax matters;

•	accounting and financial matters;

•	securities laws and internal controls;

•	statutory financial statements;

•	reserves;

•	absence of certain transactions with affiliates;

•	absence of off-balance sheet arrangements;

•	environmental matters;

•	intellectual property matters;

•	IT assets;

•	material contracts;

•	employee benefit matters, including matters related to employee benefit plans, and compliance with the Employee Retirement Income Security Act of 1974, as amended;

•	collective bargaining agreements and other labor matters;

•	insurance policies; and

•	capital or surplus maintenance.

In the merger agreement, Anthem also has made various representations regarding financing matters, including that the net proceeds from the financing, together with other financial resources of Anthem, will, in the aggregate, be sufficient for the payment of the cash consideration, any other amounts required to be paid pursuant to the merger agreement and any other fees reasonably expected to be incurred in connection with the merger agreement, the mergers and the other transactions contemplated by the merger agreement.

In the merger agreement, Anthem and Merger Sub have made various representations and warranties regarding Merger Sub, including, among other topics:

•	organization, standing and being a subsidiary of Anthem;

•	capitalization;

•	corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement, and the enforceability of the merger agreement against Merger Sub;

•	absence of conflicts with the organizational documents as a result of the execution, delivery and performance by Merger Sub of the merger agreement and the consummation by Merger Sub of the transactions contemplated by the merger agreement; and

•	operations of Merger Sub.

Certain of the representations and warranties in the merger agreement are subject to exceptions or qualifications, including, in certain cases, knowledge qualifications, which means that those representations and warranties would not be deemed untrue or incorrect as a result of matters of which certain executives of the party making the representation did not have actual knowledge after reasonable inquiry, and materiality or material adverse effect qualifications.

The representations and warranties in the merger agreement were intended as statements of fact and were made solely for the benefit of the other parties to the merger agreement. See “—Explanatory Note Regarding the Merger Agreement” on page [●] of this joint proxy statement/prospectus.

Material Adverse Effect

Certain of the representations and warranties in the merger agreement are subject to materiality or material adverse effect qualifications (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct is material or would result in a material adverse effect).

The merger agreement provides that a “material adverse effect” means, with respect to a person, any event, change, effect, development or occurrence that has a material adverse effect on the business, results of operations or financial condition of such person and its subsidiaries, taken as a whole. However, no event, change, effect, development or occurrence will be deemed to constitute, nor will any of the following be taken into account in determining whether there has been, a material adverse effect to the extent that such event, change, effect, development or occurrence results from or arises out of:

•	any changes in conditions generally affecting the healthcare, health insurance or managed care industry or any other industry in which such person and any of its subsidiaries operate, except to the extent that any such changes have a materially disproportionate effect on such person and its subsidiaries, taken as a whole, relative to the effect such changes have on others operating in the industries in which such person and any of its subsidiaries operate;

•	any decline, in and of itself, in the market price or trading volume of the common stock of such person or in its credit ratings (it being understood that the foregoing will not preclude any assertion that the facts or occurrences giving rise to or contributing to such decline that are not otherwise excluded from the definition of material adverse effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect);

•	any general economic or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, except to the extent that such changes or conditions have a materially disproportionate effect on such person and its subsidiaries, taken as a whole, relative to the effect such changes or conditions have on others operating in the industries in which such person and any of its subsidiaries operate;

•	any failure, in and of itself, by such person to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the foregoing will not preclude any assertion that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of material adverse effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect);

•	the execution and delivery of the merger agreement or the public announcement or pendency of the transactions contemplated by the merger agreement, including the impact thereof on the relationships, contractual or otherwise, of such person or any of its subsidiaries with customers, providers, suppliers, partners or employees (it being understood that the foregoing shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution, delivery or performance of the merger agreement or the consummation of the transactions contemplated by the merger agreement);

•	any change in any applicable rule, regulation, ordinance, statute or any other law of or by any governmental entity after the date of the merger agreement, except to the extent that any such changes have a materially disproportionate effect on such person and its subsidiaries, taken as a whole, relative to the effect such changes have on others operating in the industries in which such person and any of its subsidiaries operate;

•	any change in GAAP or applicable statutory accounting principles (or authoritative interpretations thereof) after the date of the merger agreement, except to the extent that any such changes have a materially disproportionate effect on such person and its subsidiaries, taken as a whole, relative to the effect such changes have on others operating in the industries in which such person and any of its subsidiaries operate;

•	geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of the merger agreement, except to the extent that any such events have a materially disproportionate effect on such person and its subsidiaries, taken as a whole, relative to the effect such events have on others operating in the industries in which such person and any of its subsidiaries operate; or

•	any hurricane, earthquake, tornado, flood or other natural disaster, except to the extent that any such events have a materially disproportionate effect on such person and its subsidiaries, taken as a whole, relative to the effect such events have on others operating in the industries in which such person and any of its subsidiaries operate.

Conduct of Business

Each of Anthem and Cigna has undertaken certain covenants in the merger agreement restricting the conduct of their respective businesses between the date of the merger agreement and the effective time of the merger. In general, but subject to the exceptions in the merger agreement, each of Anthem and Cigna has agreed to, and to cause their respective subsidiaries to, (1) conduct its businesses in the ordinary course of business and in a manner consistent with past practice and in compliance with all applicable laws in all material respects and (2) use its reasonable best efforts to preserve substantially intact its business organization, to keep available the services of the present officers and key employees, to preserve its assets and properties in good repair and condition, and to preserve the present relationships with such of the customers, suppliers, licensors, licensees or distributors with which it has significant business relations.

In addition, Cigna has agreed that it will not, and will cause its subsidiaries not to, between the date of the merger agreement and the effective time of the merger, except as disclosed in the confidential disclosure letter that Cigna delivered to Anthem concurrently with the execution of the merger agreement, as required by law or as expressly contemplated by the merger agreement, directly or indirectly do, or propose or commit to do, any of the following without the prior written consent of Anthem (which consent, other than with respect to the actions described in the second and third bullets below, will not be unreasonably withheld, conditioned or delayed):

•	amend its certificate of incorporation or its by-laws or equivalent organizational documents;

•	issue, deliver, sell, pledge, dispose of or encumber, or authorize or commit to the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including stock appreciation rights or phantom stock), of Cigna or any of its subsidiaries, subject to certain exceptions;

•	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to its capital stock, other than (1) regular annual cash dividends payable by Cigna in respect of shares of Cigna common stock not exceeding, with respect to any year, $0.04 per share of Cigna common stock, with declaration, record and payment dates consistent with past practice and in accordance with Cigna’s dividend policy as of the date of the merger agreement, (2) (a) (i) during each of the quarters ending March 31, 2016 and June 30, 2016, a quarterly cash dividend payable by Cigna in respect of shares of Cigna common stock not exceeding, with respect to such quarter, per share of Cigna common stock, the result of (x) the per share amount of any dividend declared with respect to Anthem common stock during such quarter in excess of $0.625 (but, for the avoidance of doubt, only such excess) multiplied by (y) 0.5152, with customary declaration, record and payment dates and (ii) during each of the quarters ending September 30, 2016, December 31, 2016, and March 31, 2017, a quarterly cash dividend payable by Cigna in respect of shares of Cigna common stock not exceeding, with respect to such quarter, per share of Cigna common stock, the result of (x) the per share amount of any dividend declared with respect to Anthem common stock during such quarter multiplied by (y) 0.5152, with customary declaration, record and payment dates; provided that the first such quarterly dividend declared and paid in each of calendar year 2016 and calendar year 2017 shall be reduced by the Cigna annual dividend (if and to the extent such dividend has been declared) or (b) at Cigna’s election, one or more special dividends (in an aggregate amount not to exceed the cumulative amount of any such permitted dividends minus the cumulative amount of any such declared dividends) and (3) dividends payable by a directly or indirectly wholly owned subsidiary of Cigna to Cigna or to another directly or indirectly wholly owned subsidiary of Cigna;

•	acquire any corporation, partnership or other business organization or division or line of business, except for cash acquisitions not to exceed $200 million per individual acquisition or $600 million in the aggregate;

•	other than in the ordinary course of business consistent with past practice, modify its current investment policies or investment practices in any material respect except to accommodate changes in applicable law;

•	transfer, sell, lease, mortgage, pledge, license, sublicense or otherwise dispose of or subject to any lien any of its assets or property, including capital stock of its subsidiaries, with a fair market value in excess of $200 million individually or $600 million in the aggregate, subject to certain exceptions;

•	except as may be required as a result of a change in law or in generally accepted accounting or actuarial principles, make any material change to the accounting practices or principles or reserving or underwriting practices or principles used by it;

•	settle, offer or propose to settle, or compromise any material claim or proceeding, other than (1) settlements and waivers of rights in the ordinary course of business consistent with past practice, including in connection with the processing and paying of claims to providers, (2) the payment of monetary damages equal to or less than the amounts reserved with respect thereto in Cigna’s consolidated audited balance sheet as of December 31, 2014 (or the notes thereto), as included in Cigna’s SEC reports and (3) the payment of monetary damages not exceeding $50 million in the aggregate;

•	adopt or authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization of Cigna or any of its material subsidiaries;

•	fail to use reasonable best efforts to maintain in full force and effect the existing insurance policies covering Cigna or its subsidiaries or their respective properties, assets and businesses or comparable replacement policies;

•	authorize or make capital expenditures other than aggregate capital expenditures during the fiscal years 2015, 2016 and 2017 not to exceed certain specified amounts;

•	make any material tax election or settle or compromise any material tax liability, change any method of tax accounting in any material respect, enter into any closing agreement relating to any material amount of tax or surrender any right to claim a material tax refund;

•	reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or stock options (except pursuant to any stock-for-stock exercise of any employee or director stock options issued pursuant to the Cigna benefit and compensation plans or in connection with the withholding of shares to satisfy tax obligations with respect to equity or equity-based awards or the acquisition of equity or equity-based awards in connection with the forfeiture thereof);

•	repay or retire any indebtedness for borrowed money or repurchase or redeem any debt securities, except (1) in connection with the replacement or refinancing of such indebtedness or securities, (2) upon the maturity date of such indebtedness or securities or (3) as otherwise required by the terms of such indebtedness or securities; so long as any indebtedness incurred or debt securities issued in accordance with clauses (1) through (3) will (x) not reasonably be expected to adversely affect Anthem’s ability to consummate the financing of the merger and (y) if incurred in the replacement or refinancing of existing indebtedness or debt securities, contain covenants and default terms at least as favorable to Cigna as the covenants and default terms in the indebtedness or debt securities being replaced or refinanced;

•

incur any indebtedness for borrowed money or issue any debt securities, except for (1) indebtedness for borrowed money under Cigna’s existing commercial paper program or credit facilities, in accordance with the terms thereof, (2) indebtedness incurred or debt securities issued in the replacement or refinancing of existing indebtedness or debt securities, so long as any indebtedness incurred or debt securities issued in accordance with this clause (2) has an aggregate principal amount not exceeding 115% of the principal amount of, plus any accrued and unpaid interest on, the indebtedness being replaced or refinanced, (3) intercompany indebtedness between or among Cigna and any of its subsidiaries and (4) indebtedness incurred or debt securities issued in the ordinary course of business not to exceed $150 million in the aggregate; so long as any indebtedness incurred or debt securities issued in accordance with clauses (1) through (4) will (x) not reasonably be expected to adversely affect Anthem’s ability to consummate the financing of the merger and (y) if incurred in the replacement or refinancing of existing indebtedness or debt securities, contain covenants and default terms at least as favorable to Cigna as the covenants and default terms in the indebtedness or debt securities being replaced or refinanced;

•	assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person;

•	except in the ordinary course of business consistent with past practice or as may be permitted by the merger agreement, (1) terminate, or amend, or renew, or otherwise waive or release any material provision of, in a manner materially adverse to Cigna or any of its affiliates, any material contract or (2) enter into any contract or other agreement that, if entered into prior to the date of the merger agreement, would be a material contract (including by amendment of any contract that is not a material contract such that such contract becomes a material contract);

•

except as required by any Cigna benefit and compensation plan as in effect on the date of the merger agreement or collective bargaining agreement to which such party is subject, (1) increase the salary, wages, compensation or benefits of any director, executive officer or other employee of Cigna or its subsidiaries, other than, solely in respect of employees who are not executive officers, in the ordinary course of business consistent with past practice, (2) enter into any change-in-control, retention, employment, severance, termination or other similar agreement with any executive officer or director; provided that Cigna will not enter into any change-in-control, retention, employment, severance, termination or other similar agreement that will provide or increase any payments or benefits (or provide acceleration of vesting thereof) triggered solely by the consummation of the transactions contemplated by the merger agreement or increase the number of participants under Cigna’s executive severance benefits plan above 75 participants, (3) establish, adopt, terminate or materially amend any Cigna benefit and compensation plan or any plan, program, arrangement, practice or agreement that would be a Cigna benefit or compensation plan if it were in existence on the date of the merger agreement, other than in the ordinary course of business consistent with past practice or to the extent that such amendment would not result in a material increase to the cost to Cigna under such arrangement or plan; provided that Cigna may not increase the number of participants under Cigna’s executive severance benefits plan above 75 participants or (4) grant Cigna stock options, Cigna restricted stock awards, Cigna restricted stock unit awards, Cigna strategic performance share awards or Cigna deferred stock unit awards, other than grants in the ordinary course of business consistent with past practice (other than with respect to the timing of such grants, which may occur no more than 45 calendar days prior to or following the normal grant timing) using the standard form of award agreements; provided, however, that no such grant shall contain terms providing for acceleration of vesting, exercisability or payment solely by virtue of the consummation of the transactions contemplated by the merger agreement, without regard to any change in status, duties, responsibilities, reporting obligations or benefits of such person; provided further, that (x) in no event shall the Cigna stock options, Cigna restricted stock awards, Cigna restricted stock unit awards, Cigna strategic performance share awards and Cigna deferred stock unit awards granted during any calendar year of Cigna commencing after the date of the merger agreement have, in the aggregate, a grant date fair value that exceeds $145 million and (y) in no event shall the Cigna stock options, Cigna restricted stock awards, Cigna restricted stock unit awards, Cigna strategic performance share awards and Cigna deferred stock unit awards granted following the date of the merger agreement until December 31, 2015, have, in the aggregate, a grant date fair value that exceeds $7.2 million; provided however, that the foregoing clauses (1) through (3) shall not restrict Cigna or any of its subsidiaries from entering into or making available to newly hired employees or to employees in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business, plans, agreements, benefits and compensation arrangements (including incentive grants) that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions or from continuing to make cash and equity director awards in the ordinary course of business consistent with past practice; or

•	take, or offer or propose to take, or agree to take in writing or otherwise, any of the foregoing actions, if such action would reasonably be expected to result in any of the conditions to closing the merger not being satisfied or prevent or materially impede, interfere with, hinder or delay the completion of the mergers.

In addition, Anthem has agreed that it will not, and will cause its subsidiaries not to, between the date of the merger agreement and the effective time of the merger, except as disclosed in the confidential disclosure letter that Anthem delivered to Cigna concurrently with the execution of the merger agreement, as required by law or as expressly contemplated by the merger agreement, directly or indirectly do, or propose or commit to do, any of the following without the prior written consent of Cigna (which consent, other than with respect to certain actions, will not be unreasonably withheld, conditioned or delayed):

•	amend its certificate of incorporation or its by-laws or equivalent organizational documents;

•	issue, deliver, sell, pledge, dispose of or encumber, or authorize or commit to the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including stock appreciation rights or phantom stock), of Anthem or any of its subsidiaries, except for grants of equity or equity-based awards in forms and amounts in the ordinary course of business consistent with past practice and the issuance of securities in settlement of equity or equity-based awards;

•	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than (1) regular quarterly cash dividends payable by Anthem in respect of shares of Anthem common stock not exceeding, with respect to any quarter, $0.625 per share of Anthem common stock, as such amount may be increased in the ordinary course of business (as set forth in the confidential disclosure letter that Anthem delivered to Cigna concurrently with the execution of the merger agreement), with declaration, record and payment dates consistent with past practice and in accordance with Anthem’s dividend policy as of the date of the merger agreement and (2) dividends payable by a directly or indirectly wholly owned subsidiary of Anthem to Anthem or to another directly or indirectly wholly owned subsidiary of Anthem;

•	acquire any corporation, partnership or other business organization or division or line of business, except for cash acquisitions not to exceed $200 million per individual acquisition or $600 million in the aggregate;

•	other than in the ordinary course of business consistent with past practice, modify its current investment policies or investment practices in any material respect except to accommodate changes in applicable law;

•	transfer, sell, lease, mortgage, pledge, license, sublicense or otherwise dispose of or subject to any lien any of its assets or property, including capital stock of its subsidiaries, with a fair market value in excess of $200 million individually or $600 million in the aggregate, subject to certain exceptions;

•	except as may be required as a result of a change in law or in generally accepted accounting or actuarial principles, make any material change to the accounting practices or principles or reserving or underwriting practices or principles used by it;

•	settle, offer or propose to settle, or compromise any material claim or proceeding, other than (1) settlements and waivers of rights in the ordinary course of business consistent with past practice, including in connection with the processing and paying of claims to providers, (2) the payment of monetary damages equal to or less than the amounts reserved with respect thereto in Anthem’s consolidated audited balance sheet as of December 31, 2014 (or the notes thereto), as included in Anthem’s SEC reports and (3) the payment of monetary damages not exceeding $50 million in the aggregate;

•	reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or stock options (except pursuant to any stock-for-stock exercise of any employee or director stock options issued pursuant to the Anthem benefit and compensation plans or in connection with the withholding of shares to satisfy tax obligations with respect to equity or equity-based awards or the acquisition of equity or equity-based awards in connection with the forfeiture thereof);

•	adopt or authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization of Anthem or any of its material subsidiaries; or

•	take, or offer or propose to take, or agree to take in writing or otherwise, any of the foregoing actions, if such action would reasonably be expected to result in any of the conditions to closing the merger not being satisfied or prevent or materially impede, interfere with, hinder or delay the completion of the mergers.

No Solicitation of Alternative Transactions

Subject to the exceptions described below, each of Anthem and Cigna has agreed that, during the term of the merger agreement, it will not, and it will cause its subsidiaries and its and their respective directors, officers, employees, agents and representatives not to, directly or indirectly:

•	solicit, initiate, knowingly encourage or knowingly facilitate, or furnish or disclose non-public information in furtherance of, any inquiries that would reasonably be expected to lead to, or the making of any proposal or offer to implement, any alternative transaction (as defined below);

•	negotiate or otherwise engage in discussions with any person (other than each other or their respective directors, officers, employees, agents and representatives) with respect to any alternative transaction;

•	approve, recommend or authorize any Cigna alternative transaction; or

•	enter into any agreement, arrangement or understanding with respect to any alternative transaction or requiring it to abandon, terminate or fail to consummate the mergers or any other transactions contemplated by the merger agreement.

However, at any time prior to, in the case of Anthem, the approval of the share issuance by Anthem shareholders, or, in the case of Cigna, the adoption of the merger agreement by the Cigna shareholders, Anthem or Cigna, as applicable, may furnish information to, and negotiate or otherwise engage in discussions with, any party who delivers a bona fide written proposal for an alternative transaction that was not solicited after the date of the merger agreement, if and so long as the Anthem board of directors or the Cigna board of directors, as applicable, determines in good faith after consultation with its outside legal counsel that providing such information or engaging in such negotiations or discussions is reasonably likely to be required in order for the directors to comply with their fiduciary duties under Indiana law or Delaware law, as applicable, and determines in good faith that such proposal is, or would reasonably be expected to lead to, a superior proposal (as defined below).

In addition, each of Anthem and Cigna has agreed to notify the other promptly (but in any event within 24 hours) of such inquiries, proposals or offers received by, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives, indicating the name of such person and providing a summary of the material terms of such proposal or offer for an alternative transaction. Prior to providing any information or data to, or entering into any negotiations or discussions with, any person in connection with a proposal or offer for an alternative transaction, Anthem or Cigna, as applicable, will receive from such person an executed confidentiality agreement containing terms and provisions at least as restrictive as those contained in the confidentiality agreement between Anthem and Cigna. Each of Anthem and Cigna has further agreed to keep the other informed, on a prompt basis, of the status and material terms of any such proposals or offers and the current basis of the status and details (including any material developments) in respect of any such discussions or negotiations and that it will deliver to the other a summary of any material changes to any such proposals or offers and all non-public information being furnished to such person.

Each of Anthem and Cigna has also agreed to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any third parties conducted prior to the date of the merger agreement with respect to any alternative transaction and will not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party and will enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement.

For purposes of the merger agreement, an “alternative transaction” with respect to Anthem or Cigna means, whether or not proposed in writing, any of the following events (in each case in any single transaction or series of related transactions):

•	any tender offer or exchange offer, merger, consolidation, share exchange, business combination, reorganization, recapitalization or other similar transaction involving Anthem or Cigna, as applicable, or any of its subsidiaries with any third party;

•	any sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in subsidiaries or otherwise) to any third party of any business or assets of Anthem or Cigna, as applicable, or its subsidiaries representing 15% or more of the consolidated revenues, net income or assets of Anthem or Cigna, as applicable, and its subsidiaries, taken as a whole;

•	any issuance, sale or other disposition, directly or indirectly, to any third party (or the shareholders of any third party) of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 15% or more of the voting power of Anthem or Cigna, as applicable; or

•	any transaction (including any tender offer or exchange offer) in which a third party (or the shareholders of any third party) shall acquire (in the case of a tender offer or exchange offer, if consummated), directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of any class of equity securities of Anthem or Cigna, as applicable, or of any resulting parent company of Anthem or Cigna, as applicable;

provided that cash acquisitions and dispositions expressly permitted by the merger agreement will not be alternative transactions.

For purposes of the merger agreement, a “superior proposal” means a bona fide binding written proposal made to Anthem or Cigna, as applicable, by any third party which did not result from a breach of the non-solicitation provisions of the merger agreement with respect to any tender offer or exchange offer, merger, consolidation, share exchange, business combination, reorganization, recapitalization or other similar transaction involving Anthem or Cigna, as applicable, or any of its subsidiaries with any third party or any purchase or acquisition (1) involving more than 50% of the voting power of the capital stock of Anthem or Cigna, as applicable, (2) that is on terms that the Anthem board of directors or the Cigna board of directors determines, as applicable, in good faith (after consultation with its financial advisors and outside legal counsel) would result in a transaction that, if consummated, is more favorable to Anthem’s shareholders or Cigna’s shareholders, as applicable, from a financial point of view than the merger and the merger agreement (taking into account any proposal to amend the terms of the merger agreement); (3) with respect to which the Anthem board of directors or the Cigna board of directors, as applicable, has in good faith taken into consideration the financial impact on Anthem’s shareholders or Cigna’s shareholders, as applicable, of any reasonably anticipated delay in the closing of such transaction beyond the anticipated closing date of the merger; (4) with respect to which the cash consideration and other amounts (including costs associated with the proposed acquisition) payable at the closing of the proposed acquisition are subject to fully committed financing from recognized financial institutions; and (5) is reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed within a reasonable period of time on the terms proposed, taking into account all financial, regulatory, legal and other aspects of the proposal.

Recommendation of the Anthem Board of Directors and the Cigna Board of Directors

Pursuant to the merger agreement, each of Anthem and Cigna has agreed, acting through its board of directors, to:

•	in the case of Anthem, recommend the approval of the share issuance to the Anthem shareholders, and, in the case of Cigna, recommend adoption of the merger agreement by the Cigna shareholders and, in each case, include this recommendation in this joint proxy statement/prospectus;

•	use its reasonable best efforts to solicit and obtain this approval or adoption, as applicable; and

•	not withhold, withdraw, amend, modify or qualify (or publicly propose to or publicly state that it intends to withdraw, amend, modify or qualify) in any manner adverse to Cigna or Anthem, as applicable, this recommendation.

However, at any time prior to, in the case of Anthem, the Anthem shareholders approving the share issuance and, in the case of Cigna, the Cigna shareholders adopting the merger agreement, the Anthem board of directors or the Cigna board of directors, as applicable, may (1) make an adverse recommendation change in response to an intervening event (as defined below) or (2) make an adverse recommendation change and terminate the merger agreement to accept a superior proposal following receipt of an unsolicited bona fide written proposal for an alternative transaction after the date of the merger agreement, which the Anthem board of directors or the Cigna board of directors, as applicable, determines in good faith after consultation with its financial advisor and outside legal counsel is a superior proposal, in each case, if and only if the Anthem board of directors or the Cigna board of directors, as applicable, determines in good faith by resolution duly adopted after consultation with its outside legal counsel that such action is reasonably likely to be required in order for the directors to comply with their fiduciary duties under Indiana law or Delaware law, as applicable, and Anthem or Cigna, as applicable, has complied in all material respects with the shareholder recommendation and non-solicitation provisions of the merger agreement. Before making an adverse recommendation change or terminating the merger agreement to accept a superior proposal, Anthem or Cigna, as applicable, must provide the other with five business days’ prior written notice advising the other of its intention to take such action and specifying in reasonable detail, in the case of an alternative transaction, the material terms and conditions of, and the identity of any person proposing, such alternative transaction or in the case of an intervening event, the material facts and circumstances relating to such intervening event. Anthem or Cigna, as applicable, will, during such time and if requested by the other, engage in good faith negotiations with the other to amend the merger agreement (x) so that the proposed alternative transaction would no longer constitute a superior proposal or (y) in a manner that obviates the need to make an adverse recommendation change, as applicable. Any amendment to the financial terms or any other material term of the applicable alternative transaction or any change to the material facts or circumstances relating to the intervening event will, in each case, require a new written notice and a new five day business period commencing at the time of such new notice.

Nothing in the merger agreement prohibits Anthem or Cigna, as applicable, from (1) complying with Rule 14a-9, Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act; provided that any such action made that relates to an alternative transaction will be deemed to be an adverse recommendation change unless the Anthem board of directors or the Cigna board of directors, as applicable, recommends against the alternative transaction and reaffirms the recommendation to adopt the merger agreement in connection with such action, (2) making any disclosure to the Anthem shareholders or the Cigna shareholders, as applicable, if the Anthem board of directors or the Cigna board of directors, as applicable, determines in good faith, after consultation with its outside legal counsel, that such action is reasonably likely to be required in order for the directors to comply with their fiduciary duties under Indiana law or Delaware law, as applicable, or (3) informing any person of the existence of the shareholder recommendation provisions of the merger agreement; provided that neither the Anthem board of directors or the Cigna board of directors, as applicable, nor any committee thereof will make an adverse recommendation change except as expressly permitted by the merger agreement and a “stop, look and listen” communication to the Anthem shareholders or the Cigna shareholders, as applicable, pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication) will not be deemed to be or constitute an adverse recommendation change.

For purposes of the merger agreement, an “intervening event” means any event, fact, circumstance, development or occurrence that affects or would reasonably be expected to affect (1) the business, financial condition or continuing results of operation of Anthem or Cigna, as applicable, and its subsidiaries, taken as a whole or (2) the Anthem shareholders or the Cigna shareholders, as applicable (including the benefits of the mergers), in either case that (a) is material, (b) was not known to the Anthem board of directors or the Cigna board of directors, as applicable, as of the date of the merger agreement (and which could not have become known through any further reasonable investigation, discussion, inquiry or negotiation with respect to any event, fact, circumstance, development or occurrence known to Anthem or Cigna, as applicable, as of the date of the merger agreement), (c) becomes known to the Anthem board of directors or the Cigna board of directors, as applicable, prior to the Anthem shareholders approving the share issuance or the Cigna shareholders adopting the merger agreement and (d) does not relate to or involve any alternative transaction; provided, however, that no event, fact, circumstance, development or occurrence that has had or would reasonably be expected to have an adverse effect on the business, financial condition or continuing results of operations of, or the market price of the securities of, Anthem or any of Anthem’s subsidiaries or Cigna or any of Cigna’s subsidiaries, as applicable, shall constitute an “intervening event” unless such event, fact, circumstance, development or occurrence has had or would reasonably be expected to have a material adverse effect on Anthem or Cigna, as applicable; provided, further, that none of the following shall constitute an intervening event: (1) any action taken by any party to the merger agreement pursuant to and in compliance with certain affirmative covenants in the merger agreement relating to obtaining regulatory approvals, or the consequences of any such action, and (2) the receipt, existence or terms of an alternative transaction, or the consequences thereof.

Efforts to Obtain Required Shareholder Votes

Cigna has agreed to hold a special meeting of its shareholders as soon as practicable (but no more than 60 days) following the date upon which the registration statement of which this joint proxy statement/prospectus forms a part becomes effective for the purpose of voting to adopt the merger agreement. Subject to the ability of the Cigna board of directors to make an adverse recommendation change, Cigna is required to use its reasonable best efforts to solicit and obtain the adoption of the merger agreement. Unless the merger agreement is terminated in accordance with its terms, Cigna must submit the merger agreement to the Cigna shareholders at the Cigna special meeting for the purpose of voting on the adoption of the merger agreement, even if the Cigna board of directors no longer recommends the adoption of the merger agreement. The Cigna board of directors has unanimously (1) approved the merger agreement, (2) declared that the merger and the other transactions contemplated by the merger agreement are in the best interests of Cigna and its shareholders, (3) directed that the merger agreement be submitted to Cigna shareholders for their adoption and (4) recommended that Cigna shareholders vote “FOR” the adoption of the merger agreement.

Anthem has also agreed to hold a meeting of its shareholders as soon as practicable (but no more than 60 days) following the date upon which the registration statement of which this joint proxy statement/prospectus forms a part becomes effective for the purpose of voting to approve the share issuance. Subject to the ability of the Anthem board of directors to make an adverse recommendation change, Anthem is required to use its reasonable best efforts to solicit and obtain the approval of the share issuance. Unless the merger agreement is terminated in accordance with its terms, Anthem must submit the share issuance to the Anthem shareholders at the Anthem special meeting for the purpose of voting on the approval of the share issuance, even if the Anthem board of directors no longer recommends the approval of the share issuance. The Anthem board of directors has by unanimous vote of those directors voting with one absent director separately indicating agreement (1) approved the merger agreement and the transactions contemplated by the merger agreement, (2) recommended that the Anthem shareholders approve the share issuance and (3) directed that the share issuance be submitted to the Anthem shareholders for their approval.

Efforts to Complete the Mergers

Anthem and Cigna have each agreed to use their reasonable best efforts to prepare and file as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the mergers and the other transactions contemplated by the merger agreement. Each of Anthem and Cigna will use its reasonable best efforts to take, or cause to be taken, all actions, to do, or cause to be done, all things reasonably necessary to satisfy the conditions to closing the merger set forth in the merger agreement and to consummate the mergers and the other transactions contemplated by the merger agreement.

Subject to the restrictions described below, the reasonable best efforts of Anthem and Cigna will include Anthem and its affiliates and Cigna and its affiliates taking any and all actions necessary to avoid each and every impediment under the HSR Act, any healthcare law, antitrust law, insurance law or other applicable law that may be asserted by or on behalf of any governmental entity with respect to the merger agreement, the mergers and the other transactions contemplated by the merger agreement or that arises under or relates to any contracts between Cigna and any governmental entity so as to enable the closing of the merger to occur as promptly as practicable, including taking any of the following actions requested by or on behalf of any governmental entity, or necessary or appropriate to (1) obtain all necessary consents, (2) resolve any objections that may be asserted by or on behalf of any governmental entity with respect to the mergers and the other transactions contemplated by the merger agreement and (3) prevent the entry of, and have vacated, lifted, reversed or overturned, any order that would prevent, prohibit, restrict or delay the completion of the mergers and the other transactions contemplated by the merger agreement:

•	comply with all restrictions and conditions, if any, imposed, compelled, required or requested by any governmental entity in connection with granting any necessary consent of any such governmental entity or in connection with the expiration or termination of any applicable waiting period under the HSR Act or any other antitrust laws or any clearance under any healthcare laws, insurance laws or other applicable laws including: (1) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, disposition, license or other disposition of any subsidiaries, operations, divisions, businesses, product lines, contracts, customers or assets of Anthem or any of its affiliates (including Cigna or any of its subsidiaries), (2) taking or committing to take such other actions that may limit or impact Anthem’s or any of its subsidiaries’ or affiliates’ (including Cigna’s or any of its subsidiaries’) freedom of action with respect to, or its ability to retain, any of Anthem’s or any of its subsidiaries’ or affiliates’ (including Cigna’s or any of its subsidiaries’) operations, divisions, businesses, product lines, contracts, customers or assets and (3) entering into any orders, settlements, undertakings, contracts, consent decrees, stipulations or other agreements to effectuate any of the foregoing or in order to vacate, lift, reverse, overturn, settle or otherwise resolve any order that prevents, prohibits, restricts or delays the completion of the mergers and the other transactions contemplated by the merger agreement, in any case, that may be issued by any court or other governmental entity;

•	agree to (1) enter into, suspend, amend or terminate any contract or other business relationship of Anthem or any of its subsidiaries or affiliates or Cigna or any of its subsidiaries or affiliates (including any contract with any governmental entity) and (2) any additional obligations relating to any contract imposed by any governmental entity, in each case, in connection with granting any necessary consent of any such governmental entity or in connection with the expiration or termination of any applicable waiting period under the HSR Act or any other antitrust laws or any clearance under any healthcare laws, insurance laws or other applicable laws; and

•	oppose fully and vigorously (1) any administrative or judicial action or proceeding that is initiated (or threatened to be initiated) challenging the merger agreement, the mergers or the other transactions contemplated hereby and (2) any request for, or the entry of, and seek to have vacated or terminated, any order that could restrain, prevent or delay the completion of the mergers and the other transactions contemplated by the merger agreement, including by defending through litigation, any action asserted by any person in any court or before any governmental entity, and vigorously pursuing all available avenues of administrative and judicial appeal.

For the purposes of the merger agreement, “necessary consents” means consents, approvals, orders, authorizations, resignations, declarations and filings required under or in relation to any of the following:

•	the HSR Act and such other consents, registrations, declarations, notices or filings as are required to be made or obtained under any foreign antitrust laws;

•	state securities or “blue sky” laws;

•	the Securities Act;

•	the Exchange Act;

•	the DGCL with respect to the filing of the certificate of merger;

•	the IBCL and the DGCL with respect to the filing of articles of merger and a certificate of merger (as applicable) in connection with the second merger;

•	the rules and regulations of the NYSE; and

•	certain specified consents, orders and filings with foreign, federal and state departments of health, insurance departments, financial services departments and other consents, orders and filings, including those required under applicable state insurance antitrust laws, healthcare laws, Medicare, Medicaid or similar programs or Centers for Medicare and Medicaid Services.

The foregoing obligations are subject to certain exceptions and limitations, including that nothing in the merger agreement will require Anthem to agree to a burdensome term or condition.

For the purposes of the merger agreement, a “burdensome term or condition” means any terms or conditions that would:

•	impose any limitations on Anthem’s ownership or operation of all or any portion of its or Cigna’s, or any of their respective subsidiaries’, businesses or assets, or compel Anthem or any of its subsidiaries to dispose of or hold separate all or any portion of its or Cigna’s, or any of their respective subsidiaries’, businesses or assets;

•	impose any limitations on the ability of Anthem to acquire or hold or to exercise full rights of ownership of Cigna common stock;

•	impose any obligations on Anthem or any of its subsidiaries or Cigna or any of its subsidiaries in respect of or relating to Anthem’s or any of its subsidiaries’ or Cigna’s or any of its subsidiaries’ facilities, operations, places of business, employment levels, products or businesses;

•	require Anthem or any of its subsidiaries or Cigna or any of its subsidiaries to make any payments; or

•	impose any other obligation, restriction, requirement, limitation, qualification, condition, remedy or other action,

which, in the case of any term or condition described above, would have, or would reasonably be expected to have, individually or in the aggregate with all other such terms and conditions, a material adverse effect on Anthem, Cigna and their respective subsidiaries, taken as a whole, after giving effect to the mergers, including the synergies expected to be realized from the mergers.

Each of Anthem and Cigna have agreed not to (and to cause their affiliates not to) enter into, amend or terminate any contract, or acquire, purchase, lease or license (or agree to acquire, purchase, lease or license), by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division or part thereof, or any securities or collection of assets, if doing so would or would reasonably be expected to: (1) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any necessary consent or the expiration or termination of any applicable waiting period under the HSR Act, (2) materially increase the risk of any governmental entity entering an order prohibiting the completion of the mergers and the other transactions contemplated by the merger agreement, (3) materially increase the risk of not being able to remove any such order on appeal or otherwise or (4) prohibit or prevent or materially delay the completion of the mergers and the other transactions contemplated by the merger agreement.

Employee Matters

The merger agreement requires that, from the effective time of the merger until December 31 of the year following the year in which the closing of the merger occurs, the surviving entity will provide compensation and benefits (excluding equity-based compensation) to each current and former employee of Cigna and its subsidiaries (other than those current and former employees who are subject to a collective bargaining, works council or similar agreement) that are substantially comparable in the aggregate to those provided to such current or former employee of Cigna and its subsidiaries as of the effective time of the merger; provided that each employee’s annual base salary (or wage rate) and severance benefits will be no less favorable than those provided to that employee as of the effective time of the merger and each such employee will be eligible to receive equity-based compensation from Anthem on a basis that is comparable to similarly situated employees of Anthem and its subsidiaries.

With respect to any benefits plans in which any employees of Cigna or its subsidiaries first become eligible to participate on or after the effective time of the merger, Anthem will use commercially reasonable efforts to (1) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to employees of Cigna or its subsidiaries under any such plans, and deductibles, coinsurance or maximum out-of-pocket payments made by such employees during the applicable plan year in which such employee first participates in such plan shall reduce the amount of deductibles, coinsurance and maximum out-of-pocket payments under the plan, provided that, for purposes of deductibles, coinsurance and out-of-pocket payments, such employee was enrolled under Cigna benefit plans immediately prior to the effective time of coverage in the new benefit plans, and (2) recognize service of present or former employees of Cigna or its subsidiaries (or otherwise credited by Cigna or its subsidiaries) accrued prior to the effective time of the merger for the purposes of eligibility to participate and vesting credit (and levels of benefits, but not for benefit accrual purposes) in any such plan, to the extent such service would have been taken into account under the applicable Cigna benefit plan; provided that no credit will be given to the extent it would result in the duplication of benefits for the same period of service.

Indemnification and Insurance

Under the terms of the merger agreement, for six years after the effective time of the merger, Anthem has agreed to (and agreed to cause the initial surviving corporation to) indemnify and hold harmless present and former directors, officers and employees of Cigna and its subsidiaries, each of referred to as an “indemnified person”, for any costs and expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such indemnified person is or was an officer, director or employee of Cigna or its subsidiaries in respect of acts or omissions occurring at or prior to the effective time of the merger, and to advance expenses to such indemnified persons, in each case to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of the merger agreement by Cigna pursuant to the Cigna certificate of incorporation, the Cigna by-laws and Cigna’s indemnification agreements in existence on the date of the merger agreement.

The merger agreement also requires Anthem to purchase and maintain for six years after the effective time of the merger, a “tail” policy to the current policy of directors’ and officers’ liability insurance maintained by Cigna, which tail policy will be reasonably acceptable to Cigna and will contain substantially the same coverage and amounts as, and contain substantially the same terms and conditions as, the coverage provided by Cigna’s current policy; provided that Anthem will not be required to expend for the entire tail policy in excess of 450% of the annual premium currently paid by Cigna, and if the premium exceeds such amount, Anthem will be obligated to purchase a policy with the greatest coverage available at a cost that does not exceed 450%.

Financing

Pursuant to the merger agreement, each of Anthem and Cigna has agreed to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the contemplated financing and related transactions set forth in the commitment letter in place as of the date of the merger agreement, including using reasonable best efforts to (1) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contemplated by such commitment letter (or with other terms and conditions agreed to by Anthem, Cigna and the financing parties), (2) satisfy (or obtain a waiver of) on a timely basis all conditions to obtaining the financing, (3) consummate the financing at or prior to the closing of the transactions contemplated by the merger agreement and (4) with respect to Anthem, enforce its rights under the commitment letter and the definitive agreements related to the financing. Anthem will have the right to amend, supplement or otherwise modify or waive any of its rights under the commitment letter, or enter into other financing arrangements as an alternative to the financing, unless such action would materially and adversely affect the ability of Anthem to fund its obligations when due under the merger agreement or materially and adversely affect the ability of Anthem to enforce its rights under the terms of the commitment letter or the definitive agreements with respect thereto.

Each of Anthem and Cigna have also agreed to refrain from taking any action that would reasonably be expected to result in the failure of any of the conditions contained in the commitment letter or in any definitive agreement relating to the financing. Anthem and Cigna have agreed that Anthem will be obligated, subject to the conditions to closing the merger in the merger agreement, to complete the mergers even if the financing has not been obtained and that the failure, for any reason, other than as a result of any material breach of the merger agreement by Cigna, of Anthem to have sufficient cash available on the date that the closing is required to occur or the failure to pay the aggregate cash consideration on the date that the closing is required to occur shall constitute a willful breach of the merger agreement by Anthem. For additional information regarding the financing of the merger, see the section entitled “Anthem Proposal I: Approval of the Share Issuance and Cigna Proposal I: Adoption of the Merger Agreement—Financing of the Merger” beginning on page [●] of this joint proxy statement/prospectus.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants relating to:

•	cooperation between Anthem and Cigna in the preparation of this joint proxy statement/prospectus;

•	confidentiality and access by each party to certain information about the other party during the period prior to the effective time of the merger;

•	notification to the other party upon the occurrence of certain events;

•	cooperation between Anthem and Cigna in connection with public announcements;

•	the use of reasonable best efforts by Anthem to cause the shares of Anthem common stock to be issued in the merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the closing date of the merger;

•	establishment of an integration committee responsible for facilitating a transition and integration planning process to ensure the successful combination of the operations of Anthem and Cigna after the closing of the merger;

•	the use of reasonable best efforts by Anthem and Cigna to cause the mergers, taken together, to qualify as a reorganization within the meaning of Section 368(a) of the Code and to obtain certain tax opinions from the outside counsel of each of Anthem and Cigna, respectively;

•	the use of reasonable best efforts by each of Cigna, Anthem and their respective boards of directors to ensure that no takeover statute or similar statute is applicable to the merger agreement, the mergers or any transactions contemplated by the merger agreement;

•	cooperation between Anthem and Cigna in the defense or settlement of any security holder litigation relating to the merger agreement, the mergers or the other transactions contemplated by the merger agreement; and

•	the use of reasonable best efforts by Cigna to timely provide to the trustee of any of Cigna’s indentures, any notices, announcements, certificates or legal opinions required to be provided in connection with the mergers prior to the effective time of the merger.

Conditions to the Merger

The respective obligations of Anthem, Merger Sub and Cigna to effect the merger are subject to the satisfaction or waiver (if permissible under applicable law) on or prior to the closing date of the following conditions:

•	no governmental entity or federal or state court of competent jurisdiction having enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that prevents or prohibits the completion of the mergers and no governmental entity having instituted any action or proceeding (which remains pending at what would otherwise be the closing date of the merger) before any United States court or other governmental entity of competent jurisdiction seeking to enjoin, restrain or otherwise prohibit the completion of the mergers;

•	the waiting period (and any extension thereof) applicable to the merger under the HSR Act having been terminated or expired, certain specified necessary consents relating to insurance regulatory approvals having been obtained and are in full force and effect, no burdensome term or condition (as defined in “—Efforts to Complete the Merger” on page [●] of this joint proxy statement/prospectus) having been imposed or required as a condition to the receipt of any of the necessary consents and none of the necessary consents containing any burdensome terms or conditions;

•	the shares of Anthem common stock to be issued in the merger having been approved for listing on the NYSE, subject to official notice of issuance;

•	the registration statement of which this joint proxy statement/prospectus forms a part having been declared effective by the SEC and no stop order suspending the effectiveness of the registration statement having been issued by the SEC and no proceedings for that purpose having been initiated or threatened by the SEC;

•	the adoption by Cigna shareholders of the merger agreement; and

•	the approval by Anthem shareholders of the share issuance.

The obligations of Anthem and Merger Sub to effect the merger are subject to the satisfaction or waiver (if permissible under applicable law) by Anthem on or prior to the closing date of the merger of the following additional conditions:

•	the representations and warranties of Cigna relating to capital structure, authority, no conflicts with respect to the organizational documents of Cigna and its material subsidiaries, board approval and vote required being true and correct in all material respects as of the date of the merger agreement and as of the closing date of the merger as though made on and as of the closing date of the merger (except to the extent such representations or warranties speak of another date, in which case, as of such date);

•	the representations and warranties of Cigna relating to absence of certain changes being true and correct as of the date of the merger agreement;

•	all other representations and warranties of Cigna set forth in the merger agreement (in each case, except for representations and warranties with respect to material contracts, read without any materiality, material or material adverse effect qualifications) being true and correct as of the date of the merger agreement and as of the closing date of the merger as though made on and as of the closing date of the merger (except to the extent such representations or warranties speak of another date, in which case, as of such date), other than such failures to be true and correct that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Cigna;

•	Cigna having performed or complied in all material respects with all agreements and covenants required to be performed by it under the merger agreement at or prior to closing date of the merger;

•	no material adverse effect (as defined in “—Material Adverse Effect” on page [●] of this joint proxy statement/prospectus) on Cigna having occurred at any time on or after the date of the merger agreement; and

•	the receipt of a certificate of the chief executive officer and the chief financial officer of Cigna certifying that the five preceding conditions have been satisfied.

The obligations of Cigna to effect the merger are subject to the satisfaction or waiver (if permissible under applicable law) by Cigna on or prior to the closing date of the merger of the following additional conditions:

•	the representations and warranties of Anthem relating to capital structure, authority, no conflicts with respect to the organizational documents of Anthem and its material subsidiaries, board approval and vote required, and the representations of Anthem and Merger Sub relating to capitalization, corporate authorization and non-contravention being true and correct in all material respects as of the date of the merger agreement and as of the closing date of the merger as though made on and as of the closing date of the merger (except to the extent such representations or warranties speak of another date, in which case, as of such date);

•	the representations and warranties of Anthem relating to absence of certain changes being true and correct as of the date of the merger agreement;

•

all other representations and warranties of Anthem and Merger Sub set forth in the merger agreement (in each case, except for representations and warranties with respect to material contracts, read without any materiality, material or material adverse effect qualifications) being true and correct as of the date of the merger agreement and as of the closing date of the merger as though made on and as of the closing date of the merger (except to the extent such representations or warranties speak of another date, in which case, as of such date), other than such failures to be true and correct that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Anthem;

•	Anthem and Merger Sub having performed or having complied in all material respects with all agreements and covenants required to be performed by them under the merger agreement at or prior to closing date of the merger;

•	no material adverse effect (as defined in “—Material Adverse Effect” on page [●] of this joint proxy statement/prospectus) on Anthem has occurred at any time on or after the date of the merger agreement; and

•	the receipt of a certificate of the chief executive officer and the chief financial officer of Anthem certifying that the five preceding conditions have been satisfied.

Termination of the Merger Agreement

The merger agreement may be terminated and the mergers may be abandoned at any time prior to the effective time of the merger, whether before or after adoption of the merger agreement by the Cigna shareholders and the approval of the Anthem shareholders of the share issuance, respectively, under the following circumstances:

•	by mutual written consent of Anthem, Merger Sub and Cigna;

•	by either Anthem or Cigna:

•	if the merger has not been consummated on or before January 31, 2017, referred to as the “outside date”; provided that a party will not have the right to terminate the merger agreement in this circumstance if that party has failed to perform fully its obligations under the merger agreement in any manner that has proximately caused or resulted in the failure of the merger to be consummated by such date; provided, further, that such date may be extended by Anthem or Cigna by written notice to the other party, to a date not later than April 30, 2017, if all the closing conditions to the merger are satisfied or capable of being satisfied other than with respect to legal restraints (but only if such legal restraint relates to the HSR Act or other antitrust laws, any healthcare or insurance laws or any licenses or rules of the BCBSA) or government consents;

•	if Cigna shareholders vote on and fail to adopt the merger agreement at the Cigna special meeting or at any adjournment or postponement thereof;

•	if Anthem shareholders vote on and fail to approve the share issuance at the Anthem special meeting or at any adjournment or postponement thereof;

•	if a governmental entity or federal or state court of competent jurisdiction has enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that prevents or prohibits the completion of the mergers or a governmental entity has instituted any action or proceeding (which remains pending at what would otherwise be the closing date of the merger) before any United States court or other governmental entity of competent jurisdiction seeking to enjoin, restrain or otherwise prohibit the completion of the mergers and such legal restraint has become final and non-appealable; provided that a party may not terminate the merger agreement in this circumstance if that party has failed to perform fully its obligations under the merger agreement in any manner that has proximately caused or resulted in the imposition of such legal restraint or the failure of such legal restraint to be resisted, resolved or lifted;

•	by Anthem:

•	if the Cigna board of directors (1) fails to recommend adoption of the merger agreement by the Cigna shareholders or fails to include such recommendation in this joint proxy statement/

prospectus, (2) makes an adverse recommendation change, (3) authorizes, approves or recommends to the Cigna shareholders or otherwise authorizes, approves or publicly recommends an alternative transaction with respect to Cigna or (4) fails to publicly confirm its recommendation to adopt the merger agreement within ten business days after a written request (which request is reasonable under the circumstances) by Anthem that it do so following Cigna’s receipt of an alternative transaction;

•	if, prior to the closing date of the merger there has been a breach of any representation, warranty, covenant or agreement on the part of Cigna contained in the merger agreement or any representation or warranty of Cigna has become untrue after the date of the merger agreement, which breach or untrue representation or warranty (1) would, individually or in the aggregate with all other such breaches and untrue representations and warranties, give rise to the failure of any condition to Anthem’s obligation to effect the merger and (2) is incapable of being cured prior to the closing date of the merger by Cigna or is not cured within 30 days’ notice of such breach;

•	if Cigna has materially breached the shareholder recommendation or non-solicitation provisions of the merger agreement;

•	so long as Anthem has complied with its shareholder recommendation and non-solicitation obligations under the merger agreement, at any time prior to obtaining the approval of the share issuance by the Anthem shareholders at the Anthem special meeting or any adjournment or postponement thereof, in order to concurrently enter into a binding agreement for an alternative transaction that constitutes a superior proposal with respect to Anthem, if prior to or concurrently with such termination, Anthem pays the Anthem termination fee (as described below);

•	by Cigna:

•	if the Anthem board of directors (1) fails to recommend approval of the share issuance by the Anthem shareholders or fails to include such recommendation in this joint proxy statement/prospectus, (2) makes an adverse recommendation change, (3) authorizes, approves or recommends to the Anthem shareholders or otherwise authorizes, approves or publicly recommends an alternative transaction with respect to Anthem or (4) fails to publicly confirm its recommendation to approve the share issuance within ten business days after a written request (which request is reasonable under the circumstances) by Cigna that it do so following Anthem’s receipt of an alternative transaction;

•	if, prior to the closing date of the merger there has been a breach of any representation, warranty, covenant or agreement on the part of Anthem contained in the merger agreement or any representation or warranty of Anthem has become untrue after the date of the merger agreement, which breach or untrue representation or warranty (1) would, individually or in the aggregate with all other such breaches and untrue representations and warranties, give rise to the failure of any condition to Cigna’s obligation to effect the merger and (2) is incapable of being cured prior to the closing date of the merger by Anthem or is not cured within 30 days’ notice of such breach;

•	if Anthem has materially breached the shareholder recommendation or non-solicitation provisions of the merger agreement;

•	so long as Cigna has complied with its shareholder recommendation and non-solicitation obligations under the merger agreement, at any time prior to obtaining the adoption of the merger agreement by the Cigna shareholders at the Cigna special meeting or any adjournment or postponement thereof, in order to concurrently enter into a binding agreement for an alternative transaction with respect to Cigna that constitutes a superior proposal with respect to Cigna, if prior to or concurrently with such termination, Cigna pays the Cigna termination fee (as described below).

If the merger agreement is terminated, the obligations of the parties under the merger agreement will terminate, except for certain provisions in the merger agreement, including those relating to confidentiality, fees and expenses, and there will be no liability on the part of any party, except in the case of fraud or willful breach of a representation, warranty, covenant or agreement set forth in the merger agreement.

Fees and Expenses

If the merger agreement is terminated, Cigna will be obligated to pay a termination fee of $1.85 billion, referred to as the “Cigna termination fee”, to Anthem if:

•	the merger agreement (1) is terminated by Anthem because the Cigna board of directors (a) failed to recommend adoption of the merger agreement by the Cigna shareholders or failed to include such recommendation in this joint proxy statement/prospectus, (b) made an adverse recommendation change, (c) authorized, approved or recommended to the Cigna shareholders or otherwise authorized, approved or publicly recommended an alternative transaction with respect to Cigna or (d) failed to publicly confirm its recommendation to adopt the merger agreement within ten business days after a written request (which request was reasonable under the circumstances) by Anthem that it do so following Cigna’s receipt of an alternative transaction, (2) could have been terminated by Anthem for any of the immediately preceding reasons and is terminated by either Anthem or Cigna because of the occurrence of the outside date or because the Cigna shareholders voted on and failed to adopt the merger agreement at the Cigna special meeting or at any adjournment or postponement thereof or (3) is terminated by Anthem because Cigna materially breached its shareholder recommendation or non-solicitation obligations under the merger agreement; in which case, Cigna will pay to Anthem the Cigna termination fee within two business days following termination of the merger agreement;

•	the merger agreement is terminated by either Anthem or Cigna due to the occurrence of the outside date and (1) a vote of the Cigna shareholders at the Cigna special meeting to adopt the merger agreement has not occurred and (2) a proposal with respect to an alternative transaction with respect to Cigna has been publicly proposed or announced or otherwise publicly disclosed and not withdrawn after the date of the merger agreement and prior to the date of termination of the merger agreement; in which case, if Cigna within 12 months after such termination either consummates an alternative transaction or enters into a definitive agreement to implement an alternative transaction, Cigna will pay to Anthem the Cigna termination fee simultaneously with such consummation or entering into such definitive agreement (provided that references to “15%” in the definition of an alternative transaction will be deemed to be “50%” for this purpose);

•	the merger agreement is terminated by either Anthem or Cigna because the Cigna shareholders voted on and failed to adopt the merger agreement at the Cigna special meeting or at any adjournment or postponement thereof, if a proposal with respect to an alternative transaction with respect to Cigna has been publicly proposed or announced or otherwise publicly disclosed and not withdrawn after the date of the merger agreement and prior to the date of the Cigna special meeting; in which case, if Cigna within 12 months after such termination either consummates an alternative transaction or enters into a definitive agreement to implement an alternative transaction, Cigna will pay to Anthem the Cigna termination fee simultaneously with such consummation or entering into such definitive agreement (provided that references to “15%” in the definition of an alternative transaction will be deemed to be “50%” for this purpose); or

•	the merger agreement is terminated by Cigna in order to concurrently enter into a binding agreement for an alternative transaction with respect to Cigna that constitutes a superior proposal; in which case, Cigna will pay to Anthem the Cigna termination fee on the date of the termination of the merger agreement.

If the merger agreement is terminated, Anthem will be obligated to pay a termination fee of $1.85 billion, referred to as the “Anthem termination fee”, to Cigna if:

•

the merger agreement (1) is terminated by Cigna because the Anthem board of directors (a) failed to recommend approval of the share issuance by the Anthem shareholders or failed to include such recommendation in this joint proxy statement/prospectus, (b) made an adverse recommendation change, (c) authorized, approved or recommended to the Anthem shareholders or otherwise authorized, approved or publicly recommended an alternative transaction with respect to Anthem or (d) failed to publicly confirm its recommendation to adopt the merger agreement within ten business days after a written request (which request was reasonable under the circumstances) by Cigna that it do so following Anthem’s receipt of an alternative transaction, (2) could have been terminated by Cigna for any of the immediately preceding reasons and is terminated by either Anthem or Cigna because of the occurrence of the outside date or because the Anthem shareholders voted on and failed to approve the share issuance at the Anthem special meeting or at any adjournment or postponement thereof or (3) is terminated by Cigna because Anthem materially breached its shareholder recommendation or non-solicitation obligations under the merger agreement; in which case, Anthem will pay to Cigna the Anthem termination fee within two business days following termination of the merger agreement;

•	the merger agreement is terminated by either Anthem or Cigna due to the occurrence of the outside date and (1) a vote of the Anthem shareholders at the Anthem special meeting to approve the share issuance has not occurred and (2) a proposal with respect to an alternative transaction with respect to Anthem has been publicly proposed or announced or otherwise publicly disclosed and not withdrawn after the date of the merger agreement and prior to the date of termination of the merger agreement; in which case, if Anthem within 12 months after such termination either consummates an alternative transaction or enters into a definitive agreement to implement an alternative transaction, Anthem will pay to Cigna the Anthem termination fee simultaneously with such consummation or entering into such definitive agreement (provided that references to “15%” in the definition of an alternative transaction will be deemed to be “50%” for this purpose);

•	the merger agreement is terminated by either Anthem or Cigna because the Anthem shareholders voted on and failed to adopt the merger agreement at the Anthem special meeting or at any adjournment or postponement thereof, if a proposal with respect to an alternative transaction with respect to Anthem has been publicly proposed or announced or otherwise publicly disclosed and not withdrawn after the date of the merger agreement and prior to the date of the Anthem special meeting; in which case, if Anthem within 12 months after such termination either consummates an alternative transaction or enters into a definitive agreement to implement an alternative transaction, Anthem will pay to Cigna the Anthem termination fee simultaneously with such consummation or entering into such definitive agreement (provided that references to “15%” in the definition of an alternative transaction will be deemed to be “50%” for this purpose); or

•	the merger agreement is terminated by Anthem in order to concurrently enter into a binding agreement for an alternative transaction with respect to Anthem that constitutes a superior proposal; in which case, Anthem will pay to Cigna the Anthem termination fee on the date of the termination of the merger agreement.

If the merger agreement is terminated by either Anthem or Cigna (1) because of the occurrence of the outside date and a vote of the Cigna shareholders at the Cigna special meeting to adopt the merger agreement has not occurred and a proposal with respect to an alternative transaction with respect to Cigna has been publicly proposed or announced or otherwise publicly disclosed and not withdrawn after the date of the merger agreement or (2) because the Cigna shareholders voted on and failed to adopt the merger agreement at the Cigna special meeting or at any adjournment or postponement thereof, then Cigna will pay to Anthem a fee of $600 million, referred to as the “Cigna expense fee”, on the second business day immediately following the date of termination of the merger agreement. If the Cigna termination fee is payable by Cigna after the time Cigna pays the Cigna expense fee, the amount of the Cigna termination fee will be reduced by the Cigna expense fee.

If the merger agreement is terminated by either Anthem or Cigna (1) because of the occurrence of the outside date and a vote of the Anthem shareholders at the Anthem special meeting to approve the share issuance has not occurred and a proposal with respect to an alternative transaction with respect to Anthem has been publicly proposed or announced or otherwise publicly disclosed and not withdrawn after the date of the merger agreement or (2) because the Anthem shareholders voted on and failed to approve the share issuance at the Anthem special meeting or at any adjournment or postponement thereof, then Anthem will pay to Cigna a fee of

$600 million, referred to as the “Anthem expense fee”, on the second business day immediately following the date of termination of the merger agreement. If the Anthem termination fee is payable by Anthem after the time Anthem pays the Anthem expense fee, the amount of the Anthem termination fee will be reduced by the Anthem expense fee.

If the merger agreement is terminated by either Anthem or Cigna (1) because a governmental entity or federal or state court of competent jurisdiction has enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that prevents or prohibits the completion of the mergers or because a governmental entity has instituted any action or proceeding (which remains pending at what would otherwise be the closing date of the merger) before any United States court or other governmental entity of competent jurisdiction seeking to enjoin, restrain or otherwise prohibit the completion of the mergers and such legal restraint has become final and non-appealable, but only if such legal restraint relates to the HSR Act or other antitrust laws, any healthcare or insurance laws or any licenses or rules of the BCBSA or (2) due to the occurrence of the outside date and at the time of such termination all conditions to Anthem’s obligation to effect the merger have been satisfied (other than (x) the legal restraint condition (but only if such legal restraint relates to the HSR Act or other antitrust laws, any healthcare or insurance laws or any licenses or rules of the BCBSA) or the government consent condition and (y) conditions that by their nature are to be satisfied at the closing of the merger, but that are capable of being satisfied if the closing of the merger were to occur on the date of such termination), then Anthem will pay to Cigna a fee in the amount of $1.85 billion, referred to as the “reverse termination fee”; provided that the reverse termination fee will not be payable in the event that the failure of the legal restraint condition (but only if such legal restraint relates to the HSR Act or other antitrust laws, any healthcare or insurance laws or any licenses or rules of the BCBSA) or the government consent condition to be satisfied is caused by Cigna’s willful breach of its obligations to complete the mergers or Cigna refuses to effect the merger on the basis of a burdensome term or condition. The reverse termination fee will be paid on the second business day immediately following the date of termination of this agreement. Notwithstanding anything to the contrary, if Cigna receives the reverse termination fee and Anthem has not willfully breached any of its obligations under the merger agreement, such payment will be the sole and exclusive remedy of Cigna against Anthem. If Cigna receives any payments from Anthem or Merger Sub in respect of a breach of the merger agreement, and later receives the reverse termination fee, the amount of the reverse termination fee will be reduced by the aggregate amount of such payments made by Anthem or Merger Sub with respect to such breaches.

Except as specifically provided in the merger agreement, each party will bear its own expenses in connection with the merger agreement and the transactions contemplated by the merger agreement, except that each of Anthem and Cigna will bear and pay 50% of the costs and expenses (other than the fees and expenses of each party’s attorneys and accountants, which will be borne by the party incurring such fees and expenses) incurred in connection with the filing, printing and mailing of this joint proxy statement/prospectus and the preparation and filing of any materials in connection with the HSR Act.

No Third Party Beneficiaries

Nothing in the merger agreement, express or implied, is intended to or will confer upon any other person, any right, benefit or remedy of any nature whatsoever under or by reason of the merger agreement, other than (1) as described above in the section entitled “—Indemnification and Insurance” beginning on page [●] of this joint proxy statement/prospectus, the indemnified persons, (2) with respect to certain provisions of the merger agreement, Anthem’s financing sources and (3) the right of Cigna on behalf of its shareholders to seek equitable relief or to pursue damages based on loss of the economic benefit of the mergers to the Cigna shareholders in the event of the wrongful termination or willful breach of the merger agreement by Anthem or Merger Sub.

Governing Law

The merger agreement and the transactions contemplated by the merger agreement, and all disputes between the parties will be governed by and construed in accordance with the laws of the State of Delaware, except that the provisions of the DGCL and the IBCL shall govern the mergers, as applicable. Any disputes involving the financing parties will be governed by and construed in accordance with the laws of New York.

Amendments, Extensions and Waivers

Amendment. The merger agreement may be amended by Anthem, Merger Sub and Cigna, by action taken or authorized by their respective boards of directors, at any time before or after the adoption of the merger agreement by the Cigna shareholders and approval of the share issuance by the Anthem shareholders. However, after such adoption or approval, no amendment is permissible that would require further shareholder approval under applicable law or the rules of any relevant stock exchange without the further approval of these shareholders. Written consent of Anthem’s financing sources is required to amend the merger agreement in any manner materially adverse to the financing sources.

Extension; Waiver. At any time prior to the effective time of the merger, the parties, by action taken or authorized by their respective boards of directors, may to the extent legally allowed, (1) extend the time for performance of any of the obligations or other acts of the other parties, (2) waive any inaccuracies in the representations or warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement or (3) waive compliance with any of the agreements or conditions contained in the merger agreement.

Specific Performance

The parties have agreed in the merger agreement that irreparable damage would occur in the event that any of the provisions of the merger agreement were not performed in accordance with their specific terms. The parties further agreed that they shall be entitled to an injunction or injunctions to prevent breaches of the merger agreement and to specific performance of the terms of the merger agreement, in addition to any other remedy to which they are entitled at law or in equity.

Second Merger Agreement

Immediately following the completion of the merger, the merger agreement provides that, on the terms and subject to the conditions in the merger agreement, and in accordance with the DGCL and the IBCL, if certain tax opinions are delivered by the outside counsel of each of Cigna and Anthem to each of Anthem and Cigna, respectively, prior to the effective time of the merger to the effect that the mergers, taken together, will be treated as a “reorganization” within the meaning of Section 368(a) of the Code, the initial surviving corporation will merge with and into Anthem pursuant to the terms of the second merger agreement, a form of which is attached as Exhibit A to the merger agreement. As a result of this second merger, the separate corporate existence of the initial surviving corporation will cease, and Anthem will continue as the surviving corporation.

The second merger agreement provides that Anthem and the initial surviving corporation will file or cause to be filed a certificate of ownership and merger with the Secretary of State of the State of Delaware and articles of merger with the Secretary of State of the State of Indiana and that the second merger shall become effective upon the time specified in the second merger agreement.

Upon the effective time of the second merger, the initial surviving corporation will be merged with and into Anthem whereupon the separate existence of the initial surviving corporation will cease and Anthem will continue as the surviving corporation in accordance with the DGCL and IBCL. The second merger will have the effects set forth in the DGCL and IBCL.

At the effective time of the second merger, the shares of the capital stock of Anthem issued to shareholders of Anthem will remain issued and outstanding and unaffected by the second merger and each share of the initial surviving corporation issued and outstanding immediately prior to the effective time of the second merger will no longer be outstanding and will automatically be canceled.

ANTHEM PROPOSAL II: ADJOURNMENT OF ANTHEM SPECIAL MEETING

Anthem shareholders are being asked to approve a proposal that will give the Anthem board of directors authority to adjourn the Anthem special meeting one or more times, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the share issuance at the time of the Anthem special meeting.

If this proposal is approved, the Anthem special meeting could be adjourned to any date. If the Anthem special meeting is adjourned, Anthem shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the share issuance but do not indicate a choice on the adjournment proposal, your shares of Anthem common stock will be voted in favor of the adjournment proposal. If you indicate, however, that you wish to vote against the share issuance, your shares of Anthem common stock will only be voted in favor of the adjournment proposal if you indicate that you wish to vote in favor of that proposal.

The affirmative vote, in person or by proxy, of holders of a majority of the shares of Anthem common stock represented at the Anthem special meeting and entitled to vote thereon is required to approve the adjournment of the Anthem special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the share issuance at the time of the Anthem special meeting.

The Anthem board of directors by unanimous vote of those directors voting with one absent director separately indicating agreement recommends that Anthem shareholders vote “FOR” the approval of the adjournment of the Anthem special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the share issuance at the time of the Anthem special meeting.

CIGNA PROPOSAL II: NON-BINDING, ADVISORY VOTE ON COMPENSATION

In accordance with Section 14A of the Exchange Act, Cigna is providing its shareholders with the opportunity to cast a non-binding advisory vote on the compensation that may be paid or become payable to its named executive officers in connection with the completion of the merger. As required by those rules, Cigna is asking its shareholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to Cigna’s named executive officers in connection with the merger, as disclosed in the table entitled “Potential Change in Control Payments to Named Executive Officers” on page [●] of this joint proxy statement/prospectus, including the associated narrative discussion, and the agreements or understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”

The vote on executive compensation payable in connection with the merger is a vote separate and apart from the vote to approve the merger. Accordingly, you may vote to approve the merger and vote not to approve the compensation proposal and vice versa. Because the vote is advisory in nature only, it will not be binding on Cigna. Accordingly, because Cigna is contractually obligated to pay the compensation, such compensation will be paid or become payable, subject only to the conditions applicable thereto, if the merger is completed and regardless of the outcome of the advisory vote.

The affirmative vote, in person or by proxy, of the holders of a majority of the shares of Cigna common stock present in person or represented by proxy at the Cigna special meeting and entitled to vote on such proposal is required to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Cigna’s named executive officers in connection with the completion of the merger.

The Cigna board of directors unanimously recommends that Cigna shareholders vote “FOR” the non-binding, advisory vote on compensation.

CIGNA PROPOSAL III: ADJOURNMENT OF CIGNA SPECIAL MEETING

Cigna shareholders are being asked to approve a proposal that will give the Cigna board of directors authority to adjourn the Cigna special meeting one or more times, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Cigna special meeting.

If this proposal is approved, the Cigna special meeting could be adjourned to any date. If the Cigna special meeting is adjourned, Cigna shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the proposal to adopt the merger agreement but do not indicate a choice on the adjournment proposal, your shares of Cigna common stock will be voted in favor of the adjournment proposal. If you indicate, however, that you wish to vote against the proposal to adopt the merger agreement, your shares of Cigna common stock will only be voted in favor of the adjournment proposal if you indicate that you wish to vote in favor of that proposal.

The affirmative vote, in person or by proxy, of the holders of a majority of the outstanding shares of Cigna common stock present in person or represented by proxy at the Cigna special meeting and entitled to vote thereon is required to approve the adjournment of the Cigna special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Cigna special meeting.

The Cigna board of directors unanimously recommends that Cigna shareholders vote “FOR” the approval of the adjournment of the Cigna special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Cigna special meeting.

DESCRIPTION OF ANTHEM’S CAPITAL STOCK

The following is a summary of the terms of Anthem’s capital stock. This summary is qualified in its entirety by reference to the applicable provisions of Indiana law, the Anthem articles of incorporation and the Anthem by-laws. See the section entitled “Where You Can Find More Information” beginning on page [●] of this joint proxy statement/prospectus.

General

Anthem is authorized to issue up to 900,000,000 shares of Anthem common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, without par value. As of September 25, 2015, Anthem had 260,886,851 shares of Anthem common stock outstanding. There are no shares of preferred stock outstanding. An additional 24,478,064 shares of Anthem common stock are reserved for issuance under Anthem’s employee benefit plans.

Common Stock

Each holder of Anthem common stock is entitled to one vote per share of record on all matters to be voted upon by the Anthem shareholders. Holders do not have cumulative voting rights in the election of directors or any other matter. Subject to the preferential rights of the holders of any preferred stock that may at the time be outstanding, each share of Anthem common stock will entitle the holder of that share to an equal and ratable right to receive dividends or other distributions (other than purchases, redemptions or other acquisitions of shares by Anthem) if declared from time to time by the Anthem board of directors and if there are sufficient funds to legally pay a dividend.

In the event of Anthem’s liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of Anthem common stock will be entitled to share ratably in all assets remaining after payments to creditors and after satisfaction of the liquidation preference, if any, of the holders of any preferred stock that may at the time be outstanding. Holders of Anthem common stock have no preemptive or redemption rights and will not be subject to further calls or assessments by Anthem. All of the shares of Anthem common stock to be issued in the merger will be duly authorized, validly issued, fully paid and non-assessable.

Preferred Stock

The authorized preferred stock is available for issuance from time to time at the discretion of the Anthem board of directors without shareholder approval. The Anthem board of directors has the authority to prescribe for each series of preferred stock it establishes the number of shares in that series, the number of votes, if any, to which the shares in that series are entitled, the consideration for the shares in that series and the designations, powers, preferences and other rights, qualifications, limitations or restrictions of the shares in that series. Depending upon the rights prescribed for a series of preferred stock, the issuance of preferred stock could have an adverse effect on the voting power of the holders of Anthem common stock and could adversely affect holders of Anthem common stock by delaying or preventing a change in control of Anthem, making removal of Anthem’s present management more difficult or imposing restrictions upon the payment of dividends and other distributions to the holders of Anthem common stock.

Authorized But Unissued Shares

Indiana law does not require shareholder approval for any issuance of authorized shares. Authorized but unissued shares may be used for a variety of corporate purposes, including future public or private offerings to raise additional capital or to facilitate corporate acquisitions. One of the effects of the existence of authorized but unissued shares may be to enable the Anthem board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of Anthem by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of current management and possibly deprive Anthem shareholders of opportunities to sell their shares of Anthem common stock at prices higher than prevailing market prices.

Limitations on Ownership of Anthem Common Stock in the Anthem Articles of Incorporation

As required under Anthem’s license from the BCBSA, the Anthem articles of incorporation contain certain limitations on the ownership of Anthem’s voting capital stock. The Anthem articles of incorporation provide that no person may beneficially own shares of voting capital stock in excess of specified ownership limits, except with the prior approval of a majority of the “continuing directors” (as defined in the Anthem articles of incorporation). The ownership limits, which may not be exceeded without the prior approval of the BCBSA, are the following:

•	for any institutional investor (as defined in the Anthem articles of incorporation), one share less than the number of Anthem’s outstanding voting securities that would represent 10% of all votes which could be cast in any election of any director;

•	for any non-institutional investor (as defined in the Anthem articles of incorporation), one share less than the number of Anthem’s outstanding voting securities that would represent 5% of all votes which could be cast in any election of any director; and

•	for any person, one share less than the number of shares of Anthem common stock or other equity securities (or a combination thereof) representing a 20% ownership interest in Anthem.

Any transfer of stock that would result in any person beneficially owning shares of capital stock in excess of any ownership limit will result in the intended transferee acquiring no rights in the shares exceeding such ownership limit (with certain exceptions) and the person’s excess shares will be deemed transferred to an escrow agent to be held until the shares are transferred to a person whose ownership of the shares will not violate the ownership limit.

Certain Other Provisions of the Anthem Articles of Incorporation and the Anthem By-Laws

Certain other provisions of the Anthem articles of incorporation and the Anthem by-laws may delay or make more difficult unsolicited acquisitions or changes of control of Anthem. These provisions could have the effect of discouraging third parties from making proposals involving an unsolicited acquisition or change in control of Anthem, although these proposals, if made, might be considered desirable by a majority of Anthem shareholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of the current management without the concurrence of the Anthem board of directors. These provisions include:

•	the division of the Anthem board of directors into three classes serving staggered terms of office of three years;

•	limiting the maximum number of directors to 19, and requiring that any increase in the number of directors then in effect must be approved by a majority of continuing directors;

•	permitting only the Anthem board of directors, the Chair of the Anthem board of directors, the Lead Director, the Chief Executive Officer or the President to call a special meeting of the Anthem shareholders;

•	in a contested election, each director is elected by a vote of the plurality of the shares represented in person or by proxy and entitled to vote on the election of directors;

•	requirements for advance notice for raising business or making nominations at shareholders’ meetings; and

•	the designation of Marion Superior Court in the State of Indiana (or, if the Marion Superior Court lacks jurisdiction, the United States District Court for the Southern District of Indiana) as the sole and exclusive forum for certain legal action, unless Anthem consents in writing to the selection of an alternative forum.

The Anthem by-laws establish an advance notice procedure with regard to business to be brought before an annual or special meeting of the Anthem shareholders and with regard to the nomination of candidates for election as directors, other than by or at the direction of the Anthem board of directors. Although the Anthem by-laws do not give the Anthem board of directors any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, these advance notice procedures may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the established procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its proposal without regard to whether consideration of those nominees or proposals might be harmful or beneficial to Anthem and Anthem shareholders.

The Anthem board of directors has adopted a policy that, if the BCBSA requirement for a classified board structure is eliminated or is no longer applicable to Anthem, the Anthem board of directors will submit amendments to the Anthem articles of incorporation recommending approval by the Anthem shareholders at Anthem’s next annual shareholder meeting occurring after the elimination of the requirement, which amendments would eliminate the classified board structure and phase in the annual election of all of Anthem’s directors over a three-year period. If the Anthem shareholders approve the amendments to the Anthem articles of incorporation to eliminate the classified board structure as set forth above, the Anthem board of directors will thereafter amend the Anthem by-laws and other governing documents to implement the elimination of Anthem’s classified board structure as provided in the Anthem board of directors policy.

Certain Provisions of the Indiana Business Corporation Law

As an Indiana corporation, Anthem is governed by the IBCL and the Indiana Takeover Offers Act. Under specified circumstances, the following provisions of the IBCL and the Indiana Takeover Offers Act may delay, prevent or make more difficult certain unsolicited acquisitions, tender offers or changes of control of Anthem. These provisions also may have the effect of preventing changes in Anthem’s management. It is possible that these provisions could make it more difficult to accomplish transactions which Anthem shareholders may otherwise deem to be in their best interest.

Control Share Acquisitions. Under Chapter 42 of the IBCL, an acquiring person or group who acquires, directly or indirectly, ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding “control shares” in an “issuing public corporation” may not exercise voting rights on any control shares unless these voting rights are conferred by a majority vote of the disinterested shareholders of the issuing public corporation at a special meeting of those shareholders held upon the request and at the expense of the acquiring person. If the acquiring person has acquired control shares with a majority of the voting power and the control shares are accorded full voting rights by the disinterested shareholders, the disinterested shareholders of the issuing public corporation have dissenters’ rights to receive the fair value of their shares pursuant to Chapter 44 of the IBCL. Anthem is an “issuing public corporation” as defined under Chapter 42.

Under Chapter 42, “control shares” means shares acquired by a person that, when added to all other shares of the issuing public corporation owned by that person or in respect of which that person may exercise or direct the exercise of voting power, would otherwise entitle that person to exercise voting power of the issuing public corporation in the election of directors within any of the following ranges: (1) one-fifth or more but less than one-third; (2) one-third or more but less than a majority; or (3) a majority or more.

Chapter 42 does not apply if, before a control share acquisition is made, the corporation’s articles of incorporation or bylaws, including a bylaw adopted by the corporation’s board of directors, provide that they do not apply. The Anthem by-laws provide that Anthem is not subject to Chapter 42.

Certain Business Combinations. Chapter 43 of the IBCL restricts the ability of an Indiana corporation that has 100 or more shareholders to engage in any combinations with an “interested shareholder” for five years after the date the interested shareholder became such, unless the combination or the purchase of shares by the interested shareholder on the interested shareholder’s date of acquiring shares is approved by the board of directors of the corporation before that date. If the combination was not previously approved, the interested shareholder may effect a combination after the five-year period only if that shareholder receives approval from a majority of the disinterested shareholders or the offer meets specified fair price criteria.

For purposes of Chapter 43, “interested shareholder” means any person, other than the corporation or its subsidiaries, who is (1) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation or (2) an affiliate or associate of the corporation, which at any time within the five-year period immediately before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the corporation.

Chapter 43 does not apply to corporations that elect not to be subject to Chapter 43 in an amendment to their articles of incorporation approved by a majority of the disinterested shareholders. That amendment, however, cannot become effective until 18 months after its passage and would apply only to share acquisitions occurring after its effective date. The Anthem articles of incorporation have not been amended to provide that Anthem has elected not to be governed by Chapter 43.

Mandatory Staggered Board of Directors. Under Chapter 33 of the IBCL, a corporation with a class of voting shares registered with the SEC under Section 12 of the Exchange Act must have a staggered board of directors unless the corporation adopts a bylaw expressly electing not to be governed by this provision. Although the Anthem articles of incorporation and the Anthem by-laws provide for a staggered board of directors, Anthem adopted an amendment to the Anthem by-laws electing not to be subject to this mandatory requirement effective July 29, 2009.

Directors’ Duties and Liability. Under Chapter 35 of the IBCL, a director must discharge his or her duties:

•	in good faith;

•	with the care an ordinarily prudent person in a like position would exercise under similar circumstances; and

•	in a manner the director reasonably believes to be in the best interests of the corporation.

However, the IBCL also provides that a director is not liable for any action taken as a director, or any failure to act, regardless of the nature of the alleged breach of duty, including alleged breaches of the duty of care, the duty of loyalty and the duty of good faith, unless the director has breached or failed to perform the duties of the director’s office and the breach or failure to perform constitutes willful misconduct or recklessness. The exoneration from liability under the IBCL does not affect the liability of directors for violations of the federal securities laws.

Chapter 35 of the IBCL also provides that a board of directors, in discharging its duties, may consider, in its discretion, both the long-term and short-term best interests of the corporation, taking into account, and weighing as the directors deem appropriate, the effects of an action on the corporation’s shareholders, employees, suppliers and customers and the communities in which offices or other facilities of the corporation are located and any other factors the directors consider pertinent. If a determination is made with the approval of a majority of the disinterested directors of the board, that determination is conclusively presumed to be valid unless it can be demonstrated that the determination was not made in good faith after reasonable investigation. Once the board, in exercising its business judgment, has determined that a proposed action is not in the best interests of the corporation, it has no duty to remove any barriers to the success of the action, including a shareholder rights plan. Section 23-1-35-1 specifically provides that specified judicial decisions in Delaware and other jurisdictions, which might be looked upon for guidance in interpreting Indiana corporate law, including decisions that impose a higher or different degree of scrutiny in response to a proposed acquisition of control of the corporation, are inconsistent with the proper application of the business judgment rule under that section.

Amendment and Repeal of By-Laws

The Anthem by-laws provide that, in general, subject to certain exceptions, the Anthem board of directors may amend, rescind or change the Anthem by-laws by the affirmative vote of a majority of the entire number of directors.

Listing

Anthem common stock trades on the NYSE under the symbol “ANTM.” Computershare is the registrar, transfer agent, conversion agent and dividend disbursing agent for Anthem common stock.

Certain Other Provisions of the BCBSA Licenses

Certain other provisions of Anthem’s licenses with the BCBSA may delay or make more difficult unsolicited acquisitions or changes of control of Anthem. These provisions could have the effect of discouraging third parties from making proposals involving an unsolicited acquisition or change in control of Anthem, although these proposals, if made, might be considered desirable by a majority of Anthem shareholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of the current management without the concurrence of the Anthem board of directors. These provisions include, unless a waiver is granted by the BCBSA, an automatic termination of Anthem’s license to use the “Blue Cross” and “Blue Shield” name and marks:

•	thirty days after Anthem knows of, or there is an SEC filing indicating that, a person has become the beneficial owner of shares of voting capital stock in excess of certain specified ownership limits;

•	ten business days after Anthem’s “continuing directors” (as defined in the license agreements) cease for any reason to constitute a majority of Anthem’s board of directors; and

•	ten business days after Anthem consolidates with or merges with or into any person or conveys, assigns, transfers or sells all or substantially all of its assets to any person, other than a merger in which Anthem is the surviving entity and immediately after which such merger, no person exceeds the specified ownership limits.

In the event that Anthem’s license agreements with the BCBSA were terminated, Anthem would no longer have the right to use the Blue Cross and Blue Shield names and marks or to sell Blue Cross and Blue Shield health insurance products and services in one or more of its service areas, which would have a material adverse effect on Anthem’s business, and upon termination of a license agreement, the BCBSA would have the right to impose a “Re-Establishment Fee” upon Anthem, as further described in the section entitled “Risk Factors” beginning on page [●] of this joint proxy statement/prospectus.

COMPARISON OF SHAREHOLDERS’ RIGHTS

General

Anthem is incorporated under the laws of the State of Indiana and Cigna is incorporated under the laws of the State of Delaware. Accordingly, the rights of Anthem shareholders are governed by the laws of the State of Indiana while the rights of Cigna shareholders are governed by the laws of the State of Delaware. As a result of the merger, Cigna shareholders will become shareholders of Anthem. Thus, following the merger, the rights of Cigna shareholders who become Anthem shareholders in the merger will be governed by the laws of the State of Indiana and will also then be governed by the Anthem articles of incorporation and the Anthem by-laws.

Comparison of Shareholders’ Rights

Set forth on the following pages is a summary comparison of material differences between the rights of an Anthem shareholder under the Anthem articles of incorporation, as currently in effect and as will be in effect at the completion of the merger, the Anthem by-laws, as currently in effect and as will be in effect at the completion of the merger, and Indiana law (left column) and the rights of a Cigna shareholder under the Cigna certificate of incorporation, the Cigna by-laws and Delaware law (right column). The summary set forth below is not intended to provide a comprehensive summary of Indiana or Delaware law nor of either company’s governing documents. This summary is qualified in its entirety by reference to the full text of the Anthem articles of incorporation and the Anthem by-laws, both as currently in effect and as will be in effect at the completion of the merger, and the Cigna certificate of incorporation and the Cigna by-laws.

Authorized Share Capital

Anthem	Cigna
• 900,000,000 shares of common stock	• 600,000,000 shares of common stock
• 100,000,000 shares of preferred stock	• 25,000,000 shares of preferred stock

Size of the Board of Directors

Anthem	Cigna

The IBCL provides that the board of directors of an Indiana corporation must consist of one or more individuals, with the number specified in or fixed in accordance with the articles of incorporation or by-laws.

The DGCL provides that the board of directors of a corporation shall consist of one or more individuals and that the number of directors shall be fixed by, or in the manner provided in, the corporation’s by-laws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors may be made only by an amendment to the certificate of incorporation.

Under the Anthem articles of incorporation, the number of directors shall consist of no less than five nor more than 19, with the exact number to be specified from time to time by resolution of the Anthem board of directors. Currently, the number of directors of Anthem is nine.

The directors are divided into three groups, with each group consisting of one-third (1/3) of the total of directors, as near as may be. At each annual meeting of

Under the Cigna by-laws, the Cigna board of directors shall consist of no less than eight nor more than 16 directors, with the exact number of directors fixed by an affirmative vote of a majority of the entire Cigna board of directors. Currently, the number of directors of Cigna is 11.

The DGCL permits a classified board of directors, divided into as many as three classes. The Cigna by-laws provide for the Cigna board of

Anthem	Cigna

shareholders, the directors chosen to succeed those whose terms then expire are identified as being of the same group as the directors they succeed and are elected for a term expiring at the third succeeding annual meeting of shareholders.

Anthem’s contractual obligations with the BCBSA require Anthem to maintain a classified board structure. The Anthem board of directors has adopted a policy that, if the BCBSA requirement for a classified board structure is eliminated or is no longer applicable to Anthem, the Anthem board of directors will submit amendments to the Anthem articles of incorporation recommending approval by the Anthem shareholders at Anthem’s next annual shareholder meeting occurring after the elimination of the requirement, which amendments would eliminate the classified board structure and phase in the annual election of all of Anthem’s directors over a three-year period. If the Anthem shareholders approve the amendments to the Anthem articles of incorporation to eliminate the classified board structure as set forth above, the Anthem board of directors will thereafter amend the Anthem by-laws and other governing documents to implement the elimination of Anthem’s classified board structure as provided in the Anthem board of directors policy.

A nominee for director is elected to the Anthem board of directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election at any meeting of Anthem shareholders for the election of directors at which a quorum is present. However, if as of the record date for such meeting the number of nominees for director exceeds the number of directors to be elected, each director at such meeting will be elected by a plurality of the shares represented in person or by proxy and entitled to vote on the election of directors. Additionally, the holders of one or more series of preferred stock may be entitled to elect all or a specified number of directors, but only to the extent and subject to the limitations as may be set forth in the Anthem articles of incorporation adopted by the Anthem board of directors pursuant to the section regarding the rights of holders of preferred stock.

directors to initially be divided into three classes, with the number of members of each class divided as evenly as practicable. Currently, the Cigna board of directors is a classified board of directors, but beginning at the 2016 annual meeting of shareholders, the Cigna by-laws provide for the phased elimination of the classified board structure. The directors whose terms expire at the 2016 annual meeting of shareholders (or such directors’ successors) will be elected to hold office for a one-year term expiring at the 2017 annual meeting of shareholders; the directors whose terms expire at the 2017 annual meeting of shareholders (or such directors’ successors) will be elected to hold office for a one-year term expiring at the 2018 annual meeting of shareholders; and the directors whose terms expire at the 2018 annual meeting of shareholders (or such directors’ successors) will be elected to hold office for a one-year term expiring at the next annual meeting of shareholders. Afterwards, the classification of the Cigna board of directors will cease and all directors who are elected will hold office for one-year terms expiring at the next annual meeting of shareholders.

A nominee for director is elected to the Cigna board of directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. However, directors of Cigna are elected by a plurality of the votes cast by shareholders (with shareholders not permitted to vote against a nominee) if (1) the Corporate Secretary of Cigna receives a notice that a shareholder has nominated a person for election to the Cigna board of directors pursuant to the requirements in the Cigna by-laws and (2) such nomination has not been withdrawn by such shareholder on or prior to the day next preceding the date Cigna first mails its notice of meeting for such meeting to the shareholders.

Pursuant to the merger agreement, as of the effective time of the merger, the Anthem board of directors will be increased so it consists of 14 members comprised of the nine current members of the Anthem board of directors and five current members of the Cigna board of directors designated by Cigna, one of

Anthem	Cigna

which will be the current President and Chief Executive Officer of Cigna, David Cordani, and four of which must be “independent” under the rules of the NYSE and the SEC with respect to Anthem.

Nomination of Directors for Election

Anthem	Cigna

Under the Anthem by-laws, the Anthem board of directors or any shareholder entitled to vote in the election of directors who complies with the notice procedures in the Anthem by-laws may nominate one or more persons for the Anthem board of directors. The notice procedures in the Anthem by-laws require shareholders to give notice to Anthem as follows:

For an election to be held at an annual meeting:

•       not less than 90 days nor more than 120 days prior to the first anniversary of the prior year’s annual meeting; or

•       if the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, not earlier than the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to the meeting or the tenth day following public announcement of the date of the meeting.

For an election to be held at a special meeting:

•       not earlier than the 120th day prior to the special meeting and not later than the close of business on the later of the 90th day prior to the meeting or the tenth day following public announcement of the special meeting and of the nominees to be elected at such meeting.

The notice must include, among other things, information regarding the nominating shareholder and information regarding the nominee required by the proxy rules of the SEC.

Under the Cigna by-laws, the Cigna board of directors or any shareholder entitled to vote in the election of directors who complies with the notice procedures in the Cigna by-laws and is a Cigna shareholder of record at the time of giving notice may nominate one or more persons for the Cigna board of directors. The notice procedures in the Cigna by-laws require shareholders to give timely notice to Cigna.

To be considered timely, the shareholder’s notice must have been delivered to or mailed and received by the Corporate Secretary not less than 90 days prior to the meeting. If less than 90 days’ notice or prior public disclosure of the date of the meeting is given to shareholders, the shareholder’s notice is timely if it is received not later than the close of business on the tenth day following the date on which such notice of the date of the annual meeting was first mailed or such public disclosure was first made. The notice must include, among other things, information regarding the nominating shareholder and information regarding the nominee required by the proxy rules of the SEC.

Vacancies of the Board

Anthem	Cigna
As permitted by the IBCL, the Anthem by-laws provide that the remaining members of the Anthem board of directors (whether or not they constitute a	The Cigna by-laws provide that for any board vacancy or for any newly created directorship, a director shall be elected to fill such vacancy by the

Anthem	Cigna

quorum of the board) who qualify as continuing directors may, by a majority vote, fill any vacancies; provided, however, that if no members who then qualify as continuing directors remain or if the remaining members who then qualify as continuing directors cannot agree on a successor or determine not to select a successor, such vacancy may be filled by a vote of the shareholders at a special meeting called for that purpose or at the next annual meeting of shareholders. Under the Anthem by-laws, the term of a director elected to fill a vacancy expires at the end of the term for which the director’s predecessor was elected, or if the vacancy arises because of an increase in the size of the Anthem board of directors, at the end of the term specified at the time of election.	vote of a majority of the directors then in office, even if a quorum has not been reached, or by the sole remaining director.

Removal of Directors

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Under the IBCL, a director may be removed by the shareholders or directors, with or without cause, unless the articles of incorporation provide otherwise. The Anthem articles of incorporation provide that directors may be removed by the Anthem shareholders only at a meeting of the shareholders or directors called expressly for that purpose. Removal by the Anthem shareholders requires an affirmative vote of a majority of the outstanding shares. Removal of a director by the Anthem board of directors requires an affirmative vote of both (1) a majority of the entire number of directors at the time and (2) a majority of the directors who then qualify as continuing directors.

Under the DGCL, when a board of directors is classified, and unless otherwise provided in the certificate of incorporation, directors may be removed only for cause. The Cigna by-laws provide that any director may be removed, only for cause, at any time, by the holders of a majority of the shares then entitled to vote at an election of directors. Neither the Cigna certificate of incorporation nor the Cigna by-laws authorize the Cigna board of directors to remove any members of the Cigna board of directors.

Anti-Takeover Statutes

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Certain Business Combinations. The IBCL restricts the ability of a “resident domestic corporation” to engage in any business combination with an “interested shareholder” for five years after the date on which the interested shareholder acquired his, her or its shares, unless the business combination or the purchase of shares made by the interested shareholder is approved by the board of directors of the resident domestic corporation before the date on which the interested shareholder acquires shares. If the business combination was not previously approved, the interested shareholder may effect a business combination after the five-year period only if the interested shareholder receives approval from a majority of the disinterested shares or the offer meets certain fair price criteria. A corporation

Business Combinations with Interested Stockholders. Section 203 of the DGCL prohibits, in certain circumstances, a “business combination” between the corporation and an “interested stockholder” within three years of the stockholder becoming an interested stockholder. An “interested stockholder” is, generally, any person who, directly or indirectly, is the owner of 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the prior three-year period, and the affiliates and associates of such person. A “business combination” includes a merger, consolidation, sale or other disposition of

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may elect out of these provisions in an amendment to its articles of incorporation approved by a majority of the disinterested shares. Such an amendment, however, would not become effective for 18 months after its passage and would apply only to share acquisitions occurring after the effective date of the amendment. The Anthem articles of incorporation do not elect out of these provisions.

•       “Resident domestic corporation” means an Indiana corporation that has 100 or more shareholders.

•       “Interested shareholder” means any person, other than the resident domestic corporation or its subsidiaries, who is:

•       the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation; or

•       an affiliate or associate of the resident domestic corporation and at any time within the five-year period immediately before the date in question was the beneficial owner of 10% or more of the voting power of the outstanding shares of the resident domestic corporation.

Control Share Acquisitions. The IBCL’s control share acquisition provisions give the disinterested shareholders of certain Indiana corporations a right to vote collectively on whether or not to accord voting power to shares that would give their acquiror a significant level of influence or control over the future governance of the corporation.

Under the IBCL, an acquiring person who makes a “control share acquisition” in an “issuing public corporation” may not exercise voting rights on any “control shares” unless such voting rights are conferred by a majority vote of the disinterested shareholders of the issuing public corporation at a special meeting of such shareholders held upon the request and at the expense of the acquiring person. Unless otherwise provided in a corporation’s articles of incorporation or by-laws before a control share acquisition has occurred, in the event that control shares acquired in a control share acquisition are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all voting power, all shareholders of the issuing public corporation have dissenters’ rights to receive the fair value of their shares. The Anthem by-

assets having an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation and certain transactions that would increase the interested stockholder’s proportionate share ownership in the corporation. This provision does not apply where:

•       the business combination or the transaction that resulted in the stockholder becoming an interested stockholder is approved by the corporation’s board of directors prior to the time the stockholder became an interested stockholder;

•       upon the consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation (excluding shares owned by officers or directors or pursuant to employee stock plans);

•       the business combination is approved by the board of directors and it is also approved by the stockholders holding 66-2/3% of the outstanding voting stock (not including stock held by the interested stockholder) prior to the time the stockholder became an interested stockholder;

•       the corporation does not have a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder;

•       the corporation effectively elects not to be governed by this provision; or

•       in certain other limited circumstances.

A Delaware corporation may “opt out” of Section 203 of the DGCL if a majority of the outstanding shares entitled to vote adopt an amendment to the corporation’s certificate of incorporation or by-laws expressly electing not to be governed by Section 203. Cigna has not “opted out” of Section 203 of the DGCL.

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laws provide that the control share acquisition provisions of the IBCL do not apply to Anthem.

•       “Control shares” means shares acquired by a person that, when added to all other shares of the issuing public corporation owned by that person or in respect of which that person may exercise or direct the exercise of voting power, would otherwise entitle that person to exercise voting power of the issuing public corporation in the election of directors within any of the following ranges: 20% or more but less than 33 1⁄3%, 33 1⁄3% or more but less than a majority or a majority or more.

•       “Control share acquisition” means, subject to certain exceptions, the acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares. Shares acquired within 90 days or pursuant to a plan to make a control share acquisition are considered to have been acquired in the same acquisition.

•       “Issuing public corporation” means a corporation which is organized in Indiana, has 100 or more shareholders, has its principal place of business, its principal office or substantial assets within Indiana and has one of the following:

•       more than 10% of its shareholders resident in Indiana,

•       more than 10% of its shares owned by Indiana residents, or

•       1,000 shareholders resident in Indiana.

Anti-Takeover Provisions of Governing Documents

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As required under Anthem’s license from the BCBSA, the Anthem articles of incorporation contain certain limitations on the ownership of Anthem’s voting capital stock. The Anthem articles of incorporation provide that no person may beneficially own shares of voting capital stock in excess of specified ownership limits, except with the prior approval of a majority of the “continuing directors” (as defined in the Anthem articles of incorporation). The ownership limits, which may not be exceeded without the prior approval of the BCBSA, are the following:

•    for any institutional investor (as defined in the Anthem articles of incorporation), one share less than the number of Anthem’s outstanding voting securities that would represent 10% of all votes which could be cast in any election of any director;

•    for any non-institutional investor (as defined in the Anthem articles of incorporation), one share less than the number of Anthem’s outstanding voting securities that would represent 5% of all votes which could be cast in any election of any director; and

•    for any person, one share less than the number of shares of Anthem’s common stock or other equity securities (or a combination thereof) representing a 20% ownership interest in Anthem.

Any transfer of stock that would result in any person beneficially owning shares of capital stock in excess of any ownership limit will result in the intended transferee acquiring no rights in the shares exceeding such ownership limit (with certain exceptions) and the person’s excess shares will be deemed transferred to an escrow agent to be held until the shares are transferred to a person whose ownership of the shares will not violate the ownership limit.

The Cigna certificate of incorporation provides that a “business combination” with or upon a proposal by a “related person” will require the affirmative vote of the holders of at least a majority of the voting power of all outstanding voting stock of Cigna, voting together as a single class. Such affirmative votes will be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or by the Cigna board of directors. A “business combination” includes, among other transactions, (1) a merger, consolidation, sale, other disposition of assets having an aggregate fair market value of $100 million or more, (2) the issuance or transfer by Cigna or any of its subsidiaries of securities of Cigna or any of its subsidiaries having an aggregate fair market value of $50 million or more and (3) the reclassification of securities which has the direct or indirect effect of increasing the voting power, whether or not then exercisable, of a “related person” in any class or series of capital stock of Cigna or any of its subsidiaries. A “related person” is any person (other than Cigna, a subsidiary of Cigna or any profit sharing, employee stock ownership or other employee benefit plan of Cigna or of a subsidiary of Cigna) that is the direct or indirect beneficial owner of more than 10% of the outstanding voting stock of Cigna, and any affiliate or associate of any such person. This provision does not apply where:

•       the business combination has been approved by a vote of a majority of all the “continuing directors”;

•       the business combination is solely between Cigna and a subsidiary of Cigna, and such business combination does not have the direct or indirect effect of increasing the voting power, whether or not then exercisable, of a related person in any class or series of capital stock of Cigna or any of its subsidiaries; or

•       the business combination will be consummated within three years after the date the related person became a related person and several conditions are met, including conditions related to the type and aggregate amount of the consideration of the business combination, a proxy complying with the requirements of the Securities Exchange Act of 1934, as amended,

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and the rules and regulations thereunder, is mailed to public shareholders of Cigna and certain listed events have not occurred.

Mergers and Share Exchanges

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Under the IBCL, in order for a plan of merger or share exchange to be approved, (1) the board of directors must recommend the plan of merger or share exchange to the shareholders, unless the board of directors determines that because of a conflict of interest or other special circumstances it should make no recommendation and communicates the basis for its determination to the shareholders and (2) the shareholders entitled to vote must approve the plan. The board of directors may condition its submission of the proposed merger or share exchange on any basis. Unless another provision of the IBCL or the corporation’s articles of incorporation requires a greater vote, approval by the shareholders requires the vote of a majority of the shares entitled to vote on a proposed plan of merger or share exchange, unless any class or series of shares is entitled to vote separately as a class on the plan, in which case the plan of merger or share exchange must be approved by each voting group by a majority of all the votes entitled to be cast on the plan of merger or share exchange by each voting group.

Action by shareholders of the surviving corporation in a merger is not required if (1) the articles of incorporation of the surviving corporation will not differ, except for certain permitted amendments, from its articles before the merger; (2) each shareholder of the surviving corporation whose shares were outstanding immediately before the merger will hold the same proportionate number of shares immediately after, to the number of shares held by all such shareholders (except for shares of the surviving corporation received as a result of a shareholder’s holdings in the other corporations party to the merger), with identical designations, preferences, limitations, and relative rights; (3) the number of voting shares outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger, will not exceed by more than 20% the total number of voting shares outstanding immediately before the merger; and (4) the number of participating shares outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger, will not exceed by

Under the DGCL, a merger or consolidation generally must be adopted by the shareholders of each constituent corporation by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on the transaction. Shareholders of the surviving entity need not adopt a merger if (1) the corporation’s certificate of incorporation will not be amended as a result of the merger; (2) each share of the corporation’s stock outstanding immediately prior to the effective date of the merger will be an identical outstanding or treasury share of the surviving entity after the effective date of the merger; and (3) either no shares of the surviving entity’s common stock and no securities convertible into such stock will be issued pursuant to the merger or the authorized unissued shares or treasury shares of the surviving entity’s common stock to be issued pursuant to the merger plus those initially issuable upon conversion of any other securities to be issued pursuant to the merger do not exceed 20% of the shares of the surviving entity’s common stock outstanding immediately prior to the effective date of the merger.

The DGCL does not recognize share exchanges.

Neither the Cigna certificate of incorporation nor the Cigna by-laws change the voting requirements provided for by the DGCL for mergers or consolidations.

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more than 20% the total number of participating shares outstanding immediately before the merger.

Neither the Anthem certificate of incorporation nor the Anthem by-laws change the voting requirements provided for by the IBCL for mergers or share exchanges.

Notice of Shareholder Meetings

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The IBCL requires Indiana corporations to notify shareholders of the date, time and place of each annual and special shareholders’ meeting at least ten days, but not more than 60 days, before the meeting date. Unless another provision of the IBCL or the corporation’s articles of incorporation require otherwise, Indiana corporations are required to give notice only to shareholders entitled to vote at the meeting.

The Anthem by-laws, however, provide that notice of a meeting will be given to shareholders not entitled to vote, but only if a purpose for the meeting is to vote on any amendment to the Anthem articles of incorporation, merger, share exchange, sale of its assets or dissolution.

The DGCL provides that all notices of shareholders’ meetings shall be sent or otherwise given not less than ten days nor more than 60 days before the date of the meeting. The Cigna by-laws do not change the notice timing requirements. Under the Cigna by-laws, the notice shall specify the place, date and time of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

Submission of Shareholder Proposals

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The Anthem by-laws provide that in order for a shareholder to bring business before the annual meeting, the shareholder must give timely notice of the proposal to Anthem. To be considered timely, the shareholder must have given written notice to Anthem not less than 90 days nor more than 120 days prior to the anniversary date of the preceding year’s annual meeting. If the annual meeting is more than 30 days earlier or more than 60 days later than that anniversary date, however, notice by the shareholder must be delivered not earlier than the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to the meeting or the tenth day following the day on which public announcement of the date of the meeting is first made.

The Cigna by-laws provide that in order for a shareholder to bring business before the annual meeting, (1) the shareholder must give timely notice of the proposal to Cigna, (2) such business must be a proper matter for shareholder action under the DGCL and (3) the shareholder and any beneficial owner on whose behalf such business is proposed must comply with the representation set forth in such shareholder’s “business solicitation statement”. A “business solicitation statement” is a statement setting forth whether or not such shareholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of at least the percentage of Cigna’s voting shares required under applicable law to carry the proposal. To be considered timely, the shareholder’s notice must have been delivered to or mailed and received by the Corporate Secretary not less than 90 days prior to the meeting. If the shareholder gives less than 90 days’ notice or prior public disclosure of the date of the meeting to shareholders, the shareholder’s notice is timely if it is

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received not later than the close of business on the tenth day following the date on which such notice of the date of the annual meeting was first mailed or such public disclosure was first made.

Rights of Preferred Shareholders

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The Anthem articles of incorporation authorize the Anthem board of directors to issue up to 100,000,000 shares of preferred stock in multiple series without shareholder approval. Prior to issuance, the Anthem board of directors would determine the preferences, limitations and relative voting and other rights of the preferred shares by adoption of an amendment to the Anthem articles of incorporation. No shares of Anthem preferred stock are currently outstanding.

Depending upon the terms of the preferred shares issued, an issuance may dilute the voting rights of common shareholders and any other preferred shareholders who hold shares with preferences and rights superior to the rights of common shareholders. The authorized shares of preferred stock may also have possible anti-takeover effects, because Anthem could use the shares in the adoption of a shareholder rights plan or other defensive measure.

The Cigna certificate of incorporation authorizes the Cigna board of directors to issue up to 25,000,000 shares of preferred stock in multiple series without shareholder approval. Prior to issuance, the Cigna board of directors would determine the voting powers and the designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions of the preferred shares by resolution or resolutions adopted by the Cigna board of directors. No shares of Cigna preferred stock are currently outstanding.

Depending upon the terms of the preferred shares issued, an issuance may dilute the voting rights of common shareholders and any other preferred shareholders who hold shares with preferences and rights superior to the rights of common shareholders. The authorized shares of preferred stock may also have possible anti-takeover effects, because Cigna could use the shares in the adoption of a shareholder rights plan or other defensive measure.

Dividends

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Under the IBCL, Indiana corporations may not pay dividends or make other distributions if, after giving effect to the distribution:

•       the corporation would not be able to pay its debts as they become due in the usual course of business; or

•       the corporation’s total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

The DGCL permits a corporation to declare and pay dividends out of statutory surplus (defined as the excess of paid-in par value of shares or stated capital) or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, the DGCL generally provides that a corporation may not redeem or repurchase its shares if such redemption or repurchase would impair the capital of the corporation.

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The Anthem articles of incorporation provide that Anthem can declare and pay dividends or other distributions upon the issued and outstanding shares of Anthem, subject to the limitation that a dividend or other distribution may not be made if, after giving it effect, Anthem would not be able to pay its debts as they become due in the usual course of business or its total assets would be less than its total liabilities (calculated without regard to any amounts that would be needed, if Anthem were to be dissolved at the time of the dividend or other distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those of the holders of shares receiving the dividend or other distribution, unless otherwise expressly provided with respect to a series of preferred shares).

Under the IBCL, the board of directors may base its determination of whether the corporation may make distributions either on financial statements prepared on the basis of accounting practices and principles that are reasonable in the circumstances or on a fair valuation or other method that is reasonable in the circumstances.

The Cigna certificate of incorporation provides that holders of shares of common stock are entitled to receive dividends payable either in cash, in property, or in shares of capital stock, when and if declared by the Cigna board of directors at any annual or special meeting.

Rights of Dissenting Shareholders

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The IBCL provides shareholders of an Indiana corporation that is involved in certain mergers, share exchanges or sales or exchanges of all or substantially all of its property the right to dissent from that action and obtain payment of the fair value of their shares. However, dissenters’ rights are not available to holders of shares listed on a national securities exchange, such as the New York Stock Exchange, or traded on the Nasdaq Stock Market or a similar market.

Under Delaware law, a holder of shares of any class or series has the right, in certain circumstances, to dissent from a merger or consolidation by demanding payment in cash for his or her shares equal to the fair value of the holder’s shares, as determined by the Delaware Chancery Court in an action timely brought by the corporation or the dissenting shareholder. Delaware law grants these appraisal rights only in the case of mergers or consolidations and not in the case of a sale or transfer of assets or a purchase of assets for stock. Further, no appraisal rights are available for shares of any class or series that are listed on a national securities exchange or held of record by more than 2,000 shareholders, unless the agreement of merger or consolidation requires the holders to accept for his or her shares anything other than:

(1) shares of stock of the surviving entity;

(2) shares of stock of another corporation which shares of stock are either listed on a national securities exchange or held of record by more than 2,000 shareholders;

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(3) cash in lieu of fractional shares of the stock described in clauses (1) or (2) above; or

(4) any combination of the above.

In addition, appraisal rights are not available to holders of shares of the surviving entity if the merger did not require the vote of the shareholders of the surviving entity.

The DGCL also provides that a corporation may, in its certificate of incorporation, provide for appraisal rights in connection with an amendment to the corporation’s certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, or the sale of all or substantially all of the assets of the corporation. Cigna has not made provision for such rights in the Cigna certificate of incorporation.

Liability of Directors

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The IBCL provides that a director is not liable for any action taken as a director, or any failure to take any action, unless the director has breached or failed to perform the duties of the director’s office in compliance with the IBCL and the breach or failure to perform constitutes willful misconduct or recklessness. Subject to this standard, a director who votes for or assents to distributions made in violation of the IBCL or the corporation’s articles of incorporation is personally liable to the corporation for the amount of the distribution that exceeds what could have been distributed lawfully and is entitled to contribution (1) from every other director who voted for or assented to such distribution and (2) from each shareholder for the amount the shareholders accepted. The exoneration from liability under the IBCL does not affect the liability of directors for violations of the federal securities laws. The Anthem articles of incorporation contain provisions substantially similar to the IBCL.

The DGCL provides that the corporation’s certificate of incorporation may include a provision which limits or eliminates the personal liability of directors to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such liability does not arise from a breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, the payment of unlawful dividends or expenditure of funds for unlawful stock repurchases or redemptions or transactions for which such director derived an improper personal benefit. The Cigna certificate of incorporation limits director liability to the extent permitted by the DGCL.

Duties of Directors

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Under the IBCL, a director must discharge his or her duties, based on the facts then known to the director:

•       in good faith;

•       with the care an ordinarily prudent person in a like position would exercise under similar circumstances; and

•       in a manner the director reasonably believes to be in the best interests of the corporation.

Under Delaware law, a director owes the fiduciary duties of due care and loyalty to the corporation and its shareholders. The duty of care requires directors to inform themselves, prior to making a business decision, of all material information reasonably available to them, and then act with requisite care in the discharge of their duties. The duty of loyalty requires directors to act in good faith and refrain from self-dealing. When directors act consistently with their duties of care and loyalty, their decisions are generally presumed to be valid under the business judgment rule.

Indemnification of Directors and Officers

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As permitted by the IBCL, the Anthem articles of incorporation provide for indemnification of directors, officers, employees and agents of Anthem against any and all liability and reasonable expenses that may be incurred by them, in connection with or resulting from any claim or action, civil, criminal, administrative or investigative, formal or informal, in which they may become involved by reason of being or having been a director, officer, employee or agent. To be entitled to indemnification, those persons must have been wholly successful in the claim or action or the board of directors must have determined, based upon a written finding of legal counsel or another independent referee, or a court of competent jurisdiction must have determined, that such persons acted in good faith in what they reasonably believed to be the best interests of Anthem (or at least not opposed to its best interests) and, in addition, in any criminal action, had reasonable cause to believe their conduct was lawful (or had no reasonable cause to believe that their conduct was unlawful). The Anthem articles of incorporation authorize Anthem to advance funds for expenses to an indemnified person, but only upon receipt of an undertaking that he or she will repay the same if it is ultimately determined that such party is not entitled to indemnification.

The indemnification rights provided by the Anthem articles of incorporation are not exhaustive and are in addition to any rights to which a director or officer may otherwise be entitled by contract or as a matter of law. Irrespective of the provisions of the articles of incorporation, the Anthem board of directors may, at

As permitted by the DGCL, the Cigna certificate of incorporation provides that Cigna will indemnify its present and former directors and officers as well as any individual serving with another corporation or with a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, in such a capacity or in the capacity of an employee, agent, partner or trustee at Cigna’s request against all reasonable expenses, liabilities and losses (including attorneys’ fees) incurred in connection with such capacity. Except for suits permitted to be brought by such persons pursuant to the Cigna by-laws, Cigna will only indemnify such persons in connection with a proceeding initiated by such persons only if such proceeding was authorized by the Cigna board of directors.

The DGCL allows for the advance payment of an indemnified officer’s or director’s expenses prior to the final disposition of an action, provided that, in the case of a current director or officer being indemnified, such director or officer undertakes to repay any such amount advanced if it is later determined that the director or officer being indemnified is not entitled to indemnification with regard to the action for which the expenses were advanced. As permitted by the DGCL, Cigna will pay in advance its indemnified officer’s or director’s expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition, but only upon receipt of an undertaking by or on behalf of such officer or director to repay all

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any time and from time to time, indemnify directors, officers, employees and other persons to the full extent permitted by the provisions of applicable law at the time in effect, whether on account of past or future transactions.

amounts so advanced if it is ultimately determined that such officer or director is not entitled to indemnification.

The indemnification rights provided by the Cigna by-laws are not exclusive of any other right which any person may have or hereafter acquire under any statute, the Cigna certificate of incorporation, agreement, vote of Cigna shareholders or directors or otherwise.

Amendment of Articles of Incorporation or Certificate of Incorporation

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The IBCL provides that, unless a greater vote is required under a specified provision of the IBCL or by a corporation’s articles of incorporation or its board of directors, a corporation may amend its articles of incorporation if, with respect to each voting group entitled to vote on the amendment, the votes cast favoring the amendment exceed the votes cast opposing the amendment, unless the amendment would create dissenters’ rights in which case a favorable vote of a majority of the votes entitled to be cast on the amendment by such voting group is required. Under the IBCL, a corporation’s board of directors may condition its submission of a proposed amendment to the shareholders of the corporation on any basis, including the requirement of the affirmative vote of holders of a greater percentage of the voting shares of the corporation than otherwise would be required under the IBCL.

The Cigna certificate of incorporation grants Cigna the right to amend, alter, change or repeal any provision in the Cigna certificate of incorporation in the manner prescribed by statute. Pursuant to the DGCL, an amendment of a corporation’s certificate of incorporation may be adopted if the board of directors adopts a resolution setting forth the amendment proposed and declaring its advisability, and, at an annual or special meeting, a majority of the outstanding stock entitled to vote on such amendment and a majority of the outstanding stock of each class entitled to vote on such amendment as a class has been voted in favor of the amendment.

Amendment and Repeal of By-Laws and Regulations

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Under the IBCL, unless the articles of incorporation provide otherwise, only the board of directors of an Indiana corporation may amend or repeal the corporation’s by-laws.

Under the IBCL, a by-law that fixes a greater than majority quorum or voting requirement for action by the board of directors may be amended or repealed, if originally adopted by the board of directors, only by the board of directors. Action by the board of directors to adopt or amend such bylaw that changes the quorum or voting requirement for action by the board of directors must meet the same quorum requirement and be adopted by the same vote required to take action under the

Pursuant to the DGCL, shareholders have the power to adopt, amend or repeal a corporation’s by-laws or, if provided for in a corporation’s certificate of incorporation, such power may be conferred upon the directors.

The Cigna certificate of incorporation provides that the Cigna by-laws may be adopted, amended or repealed by the affirmative vote of the holders of a majority of the voting power of Cigna’s capital stock outstanding and entitled to vote on such adoption, amendment or repeal. However, the section of the Cigna by-laws relating to the number, qualifications, election and term of office of directors may not be

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quorum and voting requirement then in effect or proposed to be adopted, whichever is greater.

The Anthem by-laws provide that the Anthem board of directors may amend, rescind or change the Anthem by-laws by the affirmative vote of a majority of the entire number of directors, except as otherwise required by the Anthem articles of incorporation or by the IBCL.

amended or repealed, nor may any provision be adopted that is inconsistent with such section, in any case by action of the shareholders, unless such amendment, repeal or adoption is approved by the affirmative vote of the holders of at least 80% of the voting power of Cigna’s capital stock outstanding and entitled to vote on such amendment, repeal or adoption.

The Cigna board of directors also has the power to adopt, amend or repeal any provision of the Cigna by-laws without any vote of the shareholders.

Exclusive Forum

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The Anthem by-laws provide that unless Anthem consents in writing to the selection of an alternative forum, and to the fullest extent permitted by law, the sole and exclusive forum for:

•       any derivative action or proceeding brought on behalf of Anthem;

•       any action asserting a claim for breach of fiduciary duty owed by any director, officer employee or agent of Anthem to Anthem or Anthem’s constituents identified in Chapter 35 of the IBCL;

•       any action asserting a claim arising pursuant to any provision of the IBCL, the Anthem articles of incorporation or the Anthem by-laws (as each may be amended from time to time); or

•       any action asserting a claim governed by the internal affairs doctrine,

will only be the Marion Superior Court in Marion County, Indiana (or, if the Marion Superior Court lacks jurisdiction, the U.S. District Court for the Southern District of Indiana). If any action the subject matter of which is within the scope of any of the above is filed in a court other than Marion Superior Court (or, if the Marion Superior Court lacks jurisdiction, the U.S. Southern District of Indiana) in the name of any Anthem shareholder (including any beneficial owner), such Anthem shareholder will be deemed to have consented to (1) the personal jurisdiction of Marion Superior Court or the U.S. District Court for the Southern District of Indiana in connection with any action to enforce the exclusive forum provision of Anthem’s by-laws and (2) having service of process made upon such Anthem shareholder in any such action by service upon such Anthem shareholder’s counsel in the foreign action as agent for such Anthem shareholder.

The Cigna by-laws do not contain a provision regarding exclusive forum.

APPRAISAL RIGHTS

If the merger agreement is adopted by Cigna shareholders, holders of shares of Cigna common stock who do not vote in favor of the proposal to adopt the merger agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached to this joint proxy statement/prospectus as Annex E. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that Cigna shareholders exercise their appraisal rights under Section 262 of the DGCL. Only a holder of record of shares of Cigna common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A person having a beneficial interest in shares of Cigna common stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of Cigna common stock through a broker, bank or other nominee and you wish to exercise appraisal rights, you should consult with your broker, bank or the other nominee.

Under Section 262 of the DGCL, holders of shares of Cigna common stock who (1) do not vote in favor of the proposal to adopt the merger agreement, (2) are the record holders of such shares on the date on which they make a demand for appraisal and continue to hold such shares through the effective time of the merger and (3) otherwise follow exactly the procedures set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest to be paid upon the amount determined to be fair value, if any, as determined by the Delaware Court of Chancery.

Under Section 262 of the DGCL, where a merger agreement is to be submitted for adoption at a meeting of shareholders, the corporation, not less than 20 days prior to the meeting, must notify each of its shareholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This joint proxy statement/prospectus constitutes Cigna’s notice to its shareholders that appraisal rights are available in connection with the merger, and the full text of Section 262 of the DGCL is attached to this joint proxy statement/prospectus as Annex E. In connection with the merger, any holder of shares of Cigna common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review Annex E carefully.

Failure to strictly comply with the requirements of Section 262 of the DGCL in a timely and proper manner will result in the loss of appraisal rights under the DGCL.

A shareholder who loses his, her or its appraisal rights will be entitled to receive the merger consideration described in the merger agreement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of Cigna common stock, Cigna believes that if a shareholder considers exercising such rights, such shareholder should seek the advice of legal counsel.

Shareholders wishing to exercise the right to seek an appraisal of their shares of Cigna common stock must do ALL of the following:

•	the shareholder must not vote in favor of the proposal to adopt the merger agreement. Because a proxy that is signed and submitted but does not otherwise contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, a shareholder who votes by proxy and who wishes to exercise appraisal rights must vote against the proposal to adopt the merger agreement, abstain or not vote its shares;

•	the shareholder must deliver to Cigna a written demand for appraisal before the vote on the proposal to adopt the merger agreement at the Cigna special meeting;

•	the shareholder must continuously hold the shares from the date of making the demand through the effective time of the merger. A shareholder will lose appraisal rights if the shareholder transfers the shares before the effective time of the merger; and

•	the shareholder or the surviving entity must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective time of the merger. If no party files such petition for appraisal within 120 days after the effective time of the merger, then the shareholder will lose its right to an appraisal of its shares of Cigna common stock. The surviving entity is under no obligation to file any petition and has no intention of doing so.

Filing Written Demand

Any holder of shares of Cigna common stock wishing to exercise appraisal rights must deliver to Cigna, before the vote on the adoption of the merger agreement at the Cigna special meeting at which the proposal to adopt the merger agreement will be submitted to the shareholders, a written demand for the appraisal of the shareholder’s shares, and that shareholder must not submit a blank proxy or vote in favor of the proposal to adopt the merger agreement. A holder of shares of Cigna common stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the merger. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the merger agreement, and it will constitute a waiver of the shareholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a shareholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the proposal to adopt the merger agreement or abstain from voting on the proposal to adopt the merger agreement. Neither voting against the proposal to adopt the merger agreement nor abstaining from voting on the proposal to adopt the merger agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the merger agreement. A proxy or vote against the proposal to adopt the merger agreement will not constitute a demand. A shareholder’s failure to make the written demand prior to the taking of the vote on the proposal to adopt the merger agreement at the Cigna special meeting will constitute a waiver of appraisal rights.

Only a holder of record of shares of Cigna common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of Cigna common stock should be executed by or on behalf of the holder of record, and must reasonably inform Cigna of the identity of the holder and state that the holder intends thereby to demand appraisal of the holder’s shares in connection with the merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners.

Shareholders who hold their shares in brokerage or bank accounts or other nominee forms, and who wish to exercise appraisal rights, should consult with their brokers, banks and nominees, as applicable, to determine the appropriate procedures for the broker, bank or other nominee holder to make a demand for appraisal of those shares. A person having a beneficial interest in shares held of record in the name of another person, such as a bank, broker or other nominee, must act promptly to cause the record holder to follow properly and in a timely manner the steps necessary to perfect appraisal rights.

Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depository, such as Cede & Co., The Depository Trust Company’s nominee. Any beneficial holder of shares desiring to exercise appraisal rights with respect to such shares which are held through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder. The shareholder should instruct such firm, bank or other financial institution that the demand for appraisal must be made by the record holder of the shares, which might be the name of a central security depositary if the shares have been so deposited.

A record owner, such as a bank, brokerage firm or other nominee, who holds shares of Cigna common stock as a nominee for others, may exercise his, her or its right of appraisal with respect to the shares of Cigna common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Cigna common stock as to which appraisal is sought. Where no number of shares of Cigna common stock is expressly mentioned, the demand will be presumed to cover all shares of Cigna common stock held in the name of the record owner.

All written demands for appraisal pursuant to Section 262 of the DGCL should be mailed or delivered to:

Cigna Corporation

Two Liberty Place, 16th Floor

1601 Chestnut Street

Philadelphia, Pennsylvania 19192-1550

Attention: Corporate Secretary

Any holder of Cigna common stock who has not commenced an appraisal proceeding or joined an appraisal proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration by delivering to the surviving entity a written withdrawal of the demand for appraisal within 60 days after the effective time of the merger. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the merger will require written approval of the surviving entity. No appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; however, such dismissal will not affect the right of any shareholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such shareholder’s demand for appraisal and to accept the terms offered upon the merger within 60 days after the effective time of the merger.

Notice by the Surviving Entity

If the merger is completed, within ten days after the effective time of the merger, the surviving entity will notify each holder of shares of Cigna common stock who has made a written demand for appraisal pursuant to Section 262 of the DGCL, and who has not voted in favor of the proposal to adopt the merger agreement, that the merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within 120 days after the effective time of the merger, but not thereafter, the surviving entity or any holder of shares of Cigna common stock who has complied with Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving entity in the case of a petition filed by a shareholder, demanding a determination of the fair value of the shares held by all shareholders entitled to appraisal. The surviving entity is under no obligation to and has no present intention to file a petition, and holders should not assume that the surviving entity will file a petition or initiate any negotiations with respect to the fair value of shares of Cigna common stock. Accordingly, any holders of shares of Cigna common stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of Cigna common stock within the time and in the manner prescribed by Section 262 of the DGCL. The failure of a holder of shares of Cigna common stock to file such a petition within the period specified in Section 262 of the DGCL could nullify the shareholder’s previous written demand for appraisal.

Within 120 days after the effective time of the merger, any holder of shares of Cigna common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving entity a statement setting forth the aggregate number of shares not voted in favor of the proposal to adopt the merger agreement and with respect to which Cigna has received demands for appraisal, and the aggregate number of holders of such shares. The surviving entity must mail this statement to the requesting shareholder within ten days after receipt of the written request for such a statement or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the surviving entity the foregoing statements. As noted above, however, the demand for appraisal can only be made by a shareholder of record.

If a petition for an appraisal is duly filed by a holder of shares of Cigna common stock and a copy thereof is served upon the surviving entity, the surviving entity will then be obligated within 20 days after such service to file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all shareholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. After notice to the shareholders as required by the Delaware Court of Chancery, the court is empowered to conduct a hearing on the petition to determine those shareholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the shareholders who demanded appraisal of their shares to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any shareholder fails to comply with the direction, the Delaware Court of Chancery may dismiss such shareholder from the proceedings.

Determination of Fair Value

After determining the holders of Cigna common stock entitled to appraisal, the Delaware Court of Chancery will appraise the “fair value” of the shares of Cigna common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the effective time of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Shareholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. Although Cigna believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and shareholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Neither Cigna nor Anthem anticipate offering more than the merger consideration to any shareholder of Cigna exercising appraisal rights, and each of Cigna and Anthem reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262 of the DGCL, the “fair value” of a share of Cigna common stock is less than the merger consideration. If a petition for appraisal is not timely filed, then the right to an appraisal will cease.

The costs of the appraisal proceedings may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a shareholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a shareholder in connection with an appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, be charged pro-rata against the value of all the shares entitled to be appraised.

If any shareholder who demands appraisal of shares of Cigna common stock under Section 262 of the DGCL fails to perfect, or loses or successfully withdraws, such holder’s right to appraisal, the shareholder’s shares of Cigna common stock will be deemed to have been converted at the effective time of the merger into the right to receive the merger consideration applicable to the shares, less applicable withholding taxes. A shareholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger or if the shareholder delivers to the surviving entity a written withdrawal of the holder’s demand for appraisal and an acceptance of the merger consideration in accordance with Section 262 of the DGCL.

From and after the effective time of the merger, no shareholder who has demanded appraisal rights will be entitled to vote such shares of Cigna common stock for any purpose, or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares of Cigna common stock, if any, payable to shareholders of Cigna of record as of a time prior to the effective time of the merger; however, if no petition for an appraisal is filed, or if the shareholder delivers to the surviving entity a written withdrawal of the demand for an appraisal and an acceptance of the merger, either within 60 days after the effective time of the merger or thereafter with the written approval of the surviving entity, then the right of such shareholder to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any shareholder who commenced the proceeding or joined that proceeding as a named party without the approval of the court.

Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a shareholder’s statutory appraisal rights. Consequently, any shareholder of Cigna wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights. To the extent there are any inconsistencies between the foregoing summary and Section 262 of the DGCL, Section 262 of the DGCL will govern.

Appraisal or Dissenters’ Rights Not Available to Anthem Shareholders

Under the IBCL, Anthem shareholders will not be entitled to appraisal or dissenters’ rights in connection with the mergers or the share issuance.

LEGAL MATTERS

The validity of the shares of Anthem common stock to be issued in the merger will be passed upon for Anthem by Faegre Baker Daniels LLP, Anthem’s Indiana counsel.

EXPERTS

Anthem

The consolidated financial statements, and the related financial statement schedule, incorporated in this joint proxy statement/prospectus by reference from Anthem’s Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of Anthem’s internal control over financial reporting have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Cigna

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this joint proxy statement/prospectus by reference to Cigna Corporation’s Annual Report on Form 10-K for the year ended December 31, 2014, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

FUTURE SHAREHOLDER PROPOSALS

Anthem

Anthem will hold its 2016 annual meeting regardless of whether the merger has been completed.

Proposals of Anthem shareholders intended to be included in Anthem’s 2016 annual meeting proxy statement and form of proxy must be received by Anthem’s Secretary at Anthem, Inc., 120 Monument Circle, Mail No. IN0102-B381, Indianapolis, Indiana 46204, not later than December 3, 2015. Such proposals also will need to comply with the SEC regulations regarding the inclusion of shareholder proposals in our sponsored proxy materials if the Anthem shareholder would like the proposal to be so included.

The Anthem by-laws also establish an advance notice procedure relating to director nominations and shareholder proposals that are not submitted for inclusion in the proxy statement, but that the shareholder instead wishes to present directly at the annual meeting. To be properly brought before the 2016 annual meeting of Anthem shareholders, the Anthem shareholder must give timely written notice of the nomination or proposal to Anthem’s Secretary along with the information required by the Anthem by-laws. To be timely, a shareholder’s notice must be delivered to Anthem’s Secretary at the address listed above not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. For the 2016 annual meeting of Anthem shareholders, such notice must be delivered no earlier than January 14, 2016, and no later than February 13, 2016. In the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the Anthem shareholder must be delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. The notice must contain specified information about each nominee or the proposed business and the Anthem shareholder making the nomination or proposal.

Cigna

It is expected that Cigna will hold its 2016 annual meeting of Cigna shareholders, unless the merger is completed prior to the expected date of Cigna’s 2016 annual meeting of Cigna shareholders.

If a Cigna shareholder intends to submit a proposal to be included in the proxy statement for Cigna’s 2016 annual meeting pursuant to SEC Rule 14a-8, Cigna’s Corporate Secretary must receive such proposal on or before November 14, 2015. Submitting a shareholder proposal does not guarantee that Cigna will include the proposal in the proxy statement if the proposal does not satisfy the SEC’s rules.

If a Cigna shareholder wants to present a proposal at the 2016 annual meeting but is not proposing it pursuant to SEC Rule 14a-8, the Corporate Secretary must receive the proposal by the close of business on January 23, 2016, and it must satisfy the requirements set forth in Article II, Section 12 of the Cigna by-laws.

If a Cigna shareholder would like to nominate a candidate for director at the 2016 annual meeting, such Cigna shareholder must notify the Corporate Secretary by the close of business on January 23, 2016. The notice must include certain information, specified in the Cigna by-laws, about such Cigna shareholder and such Cigna shareholder’s nominee.

Correspondence to Cigna’s Corporate Secretary may be addressed to: Corporate Secretary, Cigna Corporation, Two Liberty Place, 16th Floor, 1601 Chestnut Street, Philadelphia, Pennsylvania 19192-1550.

WHERE YOU CAN FIND MORE INFORMATION

Anthem has filed a registration statement on Form S-4 to register with the SEC the shares of Anthem common stock to be issued to Cigna shareholders as the stock portion of the merger consideration. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Anthem in addition to being proxy statements of Anthem and Cigna for their respective special meetings. The registration statement, including the attached annexes and exhibits, contains additional relevant information about Anthem and Anthem common stock. The rules and regulations of the SEC allow Anthem and Cigna to omit certain information included in the registration statement from this joint proxy statement/prospectus.

Anthem and Cigna each file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains a website that contains reports, proxy and information statements, and other information regarding issuers, including Anthem and Cigna, who file electronically with the SEC. The address of that website is www.sec.gov. Investors may also consult Anthem’s and Cigna’s websites for more information about Anthem or Cigna, respectively. Anthem’s website is www.antheminc.com. Cigna’s website is www.cigna.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.

The SEC allows Anthem and Cigna to “incorporate by reference” into this joint proxy statement/prospectus information that Anthem and Cigna file with the SEC, which means that important information can be disclosed to you by referring you to those documents and those documents will be considered part of this joint proxy statement/prospectus. The information incorporated by reference is an important part of this joint proxy statement/prospectus. Certain information that is subsequently filed with the SEC will automatically update and supersede information in this joint proxy statement/prospectus and in earlier filings with the SEC. This joint proxy statement/prospectus also contains summaries of certain provisions contained in some of the Anthem or Cigna documents described in this joint proxy statement/prospectus, but reference is made to the actual documents for complete information. All of these summaries are qualified in their entirety by reference to the actual documents.

The information and documents listed below, which Anthem and Cigna have filed with the SEC, are incorporated by reference into this prospectus:

Anthem SEC Filings (File No. 001-16751)

•	Anthem’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 24, 2015;

•	Anthem’s Proxy Statement for the 2015 annual meeting, filed with the SEC on April 1, 2015;

•	Anthem’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, and June 30, 2015, filed with the SEC on April 29, 2015, and July 29, 2015, respectively;

•	Anthem’s Current Reports on Form 8-K, filed with the SEC on May 12, 2015, May 14, 2015, May 26, 2015, July 24, 2015, and July 27, 2015 (other than the portions of those documents not deemed to be filed); and

•	the description of Anthem common stock contained in Anthem’s Registration Statement on Form S-3 filed with the SEC on December 5, 2014, including any amendments or reports filed for the purpose of updating such descriptions.

Cigna SEC Filings (File No. 001-08323)

•	Cigna’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 26, 2015;

•	Cigna’s Proxy Statement for the 2015 annual meeting, filed with the SEC on March 13, 2015;

•	Cigna’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, and June 30, 2015, filed with the SEC on April 30, 2015, and July 30, 2015, respectively; and

•	Cigna’s Current Reports on Form 8-K, filed with the SEC on February 27, 2015, March 12, 2015, March 26, 2015, April 27, 2015, July 27, 2015, and the Current Report on Form 8-K filed with the SEC on July 24, 2015, regarding the issuance of a joint press release announcing the execution of the merger agreement (other than the portions of those documents not deemed to be filed).

In addition, all documents filed by Anthem and Cigna with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and before the respective dates of the Anthem special meeting and of the Cigna special meeting shall be deemed to be incorporated by reference into this joint proxy statement/prospectus and made a part of this joint proxy statement/prospectus from the respective dates of filing (other than information furnished under Items 2.02 or 7.01 of any Current Report on Form 8-K unless specifically stated otherwise therein).

Anthem has supplied all information contained in or incorporated by reference into this joint proxy statement/prospectus relating to Anthem, as well as all pro forma financial information, and Cigna has supplied all such information relating to Cigna.

Documents incorporated by reference are available from Anthem or Cigna, as the case may be, without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference into this joint proxy statement/prospectus. Anthem shareholders and Cigna shareholders, as applicable, may obtain these documents incorporated by reference by requesting them in writing or by telephone from the appropriate party at the following addresses and telephone numbers:

Anthem, Inc.

Attention: Investor Relations

120 Monument Circle

Indianapolis, IN 46204

Tel.: (317) 488-6000

Cigna Corporation

Two Liberty Place, 5th Floor, 1601 Chestnut Street

Philadelphia, Pennsylvania 19192-1550]

Attention: Shareholder Services

Email: shareholderservices@cigna.com

Tel.: (215) 761-3516

If you would like to request documents, please do so by no later than five business days before the date of the Anthem special meeting (which is [●]) or five business days before the date of the Cigna special meeting (which is [●]), as applicable.

You should not rely on information that purports to be made by or on behalf of Anthem or Cigna other than the information contained in or incorporated by reference into this joint proxy statement/prospectus. Neither Anthem nor Cigna has authorized anyone to provide you with information on behalf of Anthem or Cigna, respectively, that is different from what is contained in this joint proxy statement/prospectus.

If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or solicitations of proxies are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you.

This joint proxy statement/prospectus is dated [●], 2015. You should not assume that the information in it is accurate as of any date other than that date, and neither its mailing to Anthem shareholders or Cigna shareholders nor the issuance of Anthem common stock in the merger will create any implication to the contrary.

ANNEX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

DATED AS OF

July 23, 2015

AMONG

ANTHEM, INC.,

ANTHEM MERGER SUB CORP.

AND

CIGNA CORPORATION

A-i

A-ii

Index of Defined Terms

Defined Term	Location of Definition
368 Opinions	Section 8.13
ACA Insurer Tax	Section 8.13
Affiliate	Section 8.13
Agreement	Preamble
Anthem	Preamble
Anthem 368 Opinion	Section 8.13
Anthem Alternative Transaction	Section 8.13
Anthem Board Approval	Section 3.1(f)
Anthem Business Combination Transaction	Section 8.13
Anthem Common Stock	Recitals
Anthem Designees	Section 1.13(a)(i)
Anthem Disclosure Letter	Section 3.1
Anthem ERISA Affiliate	Section 3.1(x)(iv)
Anthem ERISA Plan	Section 3.1(x)(i)
Anthem ESPP	Section 3.1(b)(i)
Anthem Expense Fee	Section 7.3(d)
Anthem Financial Advisors	Section 3.1(h)
Anthem Intervening Event	Section 8.13
Anthem Material Contract	Section 3.1(w)
Anthem Multiemployer Plan	Section 3.1(x)(i)
Anthem Pension Plan	Section 3.1(x)(i)
Anthem Permits	Section 3.1(i)(ii)
Anthem Plans	Section 3.1(x)(i)
Anthem Policies	Section 3.1(z)
Anthem Recommendation	Section 5.1(c)
Anthem SEC Reports	Section 3.1(d)(i)
Anthem Shareholders Meeting	Section 5.1(c)
Anthem State Agencies	Section 3.1(p)
Anthem State Agency Filings	Section 3.1(p)
Anthem Stock Options	Section 3.1(b)(i)
Anthem Stock Plans	Section 3.1(b)(i)
Anthem Stock Value	Section 1.11(a)(i)
Anthem Superior Proposal	Section 8.13
Anthem Termination Fee	Section 7.3(b)
Anthem’s Counsel	Section 5.11(b)
Applicable Vesting Percentage	Section 1.11(e)(i)
Band 4 Employee	Section 1.11(c)(i)
Band 4 Pre-Existing Cigna Restricted Stock Award	Section 1.11(c)(i)
BCBSA	Section 8.13
BCBSA Licenses	Section 8.13
BCBSA Rules	Section 8.13
Benefit Plans	Section 8.13
Blue Sky Laws	Section 3.1(c)(iii)
Board of Directors	Section 8.13
Book-Entry Shares	Section 1.8(b)
Burdensome Term or Condition	Section 5.3(c)
Business Day	Section 8.13
Cash Consideration	Section 1.8(b)
Cash Percentage	Section 1.11(a)(i)

A-iii

Defined Term	Location of Definition
Certificate of Merger	Section 1.3
Change in Anthem Recommendation	Section 5.1(c)
Change in Cigna Recommendation	Section 5.1(b)
Cigna	Preamble
Cigna 368 Opinion	Section 8.13
Cigna Alternative Transaction	Section 8.13
Cigna Annual Dividend	Section 4.1(c)
Cigna Board Approval	Section 3.2(f)
Cigna Business Combination Transaction	Section 8.13
Cigna Certificate	Section 1.8(b)
Cigna Common Stock	Recitals
Cigna Deferred Stock Unit Award	Section 1.11(f)
Cigna Designees	Section 1.13(a)(i)
Cigna Disclosure Letter	Section 3.2
Cigna ERISA Affiliate	Section 3.2(w)(iv)
Cigna ERISA Plan	Section 3.2(w)(i)
Cigna Expense Fee	Section 7.3(c)
Cigna Financial Advisor	Section 3.2(h)
Cigna Intervening Event	Section 8.13
Cigna Material Contract	Section 3.2(v)
Cigna Multiemployer Plan	Section 3.2(w)(i)
Cigna Pension Plan	Section 3.2(w)(i)
Cigna Permits	Section 3.2(i)(ii)
Cigna Plans	Section 3.2(w)(i)
Cigna Policies	Section 3.2(y)
Cigna Recommendation	Section 5.1(b)
Cigna Restricted Stock Award	Section 1.11(b)
Cigna Restricted Stock Unit Award	Section 1.11(d)
Cigna SEC Reports	Section 3.2(d)(i)
Cigna State Agencies	Section 3.2(o)
Cigna State Agency Filings	Section 3.2(o)
Cigna Stock Option	Section 1.11(a)
Cigna Stock Plans	Section 1.11(h)
Cigna Stockholders Meeting	Section 5.1(b)
Cigna Strategic Performance Share Award	Section 1.11(e)
Cigna Superior Proposal	Section 8.13
Cigna Termination Fee	Section 7.3(a)
Cigna Treasury Shares	Section 1.8(a)
Cigna’s Counsel	Section 5.11(b)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Recitals
Commitment Letter	Section 3.1(o)
Confidentiality Agreement	Section 5.2
Continuation Period	Section 5.5(a)
Converted Deferred Stock Unit Award	Section 1.11(f)
Converted Option	Section 1.11(a)
Converted Other Stock Awards	Section 1.11(f)
Converted Restricted Stock Award	Section 1.11(b)
Converted Restricted Stock Unit Award	Section 1.11(d)
Converted Strategic Performance Share Award	Section 1.11(e)

A-iv

Defined Term	Location of Definition
DGCL	Recitals
Dissenting Shares	Recitals
Dissenting Stockholders	Recitals
Effective Time	Section 1.3
Environmental Laws	Section 3.1(t)
Environmental Liabilities	Section 3.1(t)
Environmental Permits	Section 3.1(t)
Equity Award Exchange Ratio	Section 1.11(a)(i)
ERISA	Section 8.13
Exchange Act	Section 1.11(i)
Exchange Agent	Section 1.10
Exchange Fund	Section 2.1
Financing	Section 3.1(o)
Financing Parties	Section 8.13
Foreign Corrupt Practices Act	Section 3.1(i)(vii)
Form S-4	Section 3.1(e)(i)
GAAP	Section 3.1(d)(i)
good standing	Section 8.13
Governance Committee	Section 1.13(a)(i)
Governmental Entity	Section 3.1(c)(iii)
Hazardous Materials	Section 3.1(t)
Healthcare Laws	Section 3.1(c)
HIPAA	Section 3.1(c)
HSR Act	Section 3.1(c)(iii)
IBCL	Section 1.1
Indemnified Persons	Section 5.6(a)
Indentures	Section 5.15
Initial Surviving Corporation	Section 1.1
Integration Committee	Section 5.10
Intellectual Property	Section 3.1(u)
IRS	Section 3.1(x)(i)
IT Assets	Section 3.1(v)
Joint Proxy Statement	Section 3.1(e)(i)
Known or Knowledge	Section 8.13
Legal Restraints	Section 6.1(a)(i)
Liens	Section 8.13
Material Adverse Effect	Section 8.13
Maximum Amount	Section 5.6(a)
Merger	Recitals
Merger Consideration	Section 1.8(b)
Merger Consideration Cash Value	Section 1.11(a)(i)
Merger Sub	Preamble
Mergers	Recitals
Necessary Consents	Section 3.1(c)(iii)
New Cigna Plans	Section 5.5(b)
NYSE	Section 1.11(a)(i)
the other party	Section 8.13
Other Stock Awards	Section 1.11(f)
Permitted Liens	Section 8.13
Person	Section 8.13
Regulatory Restraint	Section 8.13

A-v

Defined Term	Location of Definition
Required Anthem Vote	Section 3.1(g)
Required Cigna Vote	Section 3.2(g)
Reverse Termination Fee	Section 7.3(e)
Sarbanes-Oxley Act	Section 3.1(d)(i)
SEC	Section 8.13
Second Merger	Recitals
Second Merger Agreement	Section 8.13
Securities Act	Section 3.1(c)(iii)
Share Issuance	Section 3.1(c)(i)
Single-Employer Plan	Section 8.13
Single-Trigger Accelerated Vesting	Section 4.1(p)(iv)
Spread Value	Section 1.11(a)(i)
Stock Consideration	Section 1.8(b)
Stock Percentage	Section 1.11(a)(i)
Subsidiary	Section 8.13
Surviving Corporation	Section 1.1
Surviving Entity	Section 8.13
Tax	Section 8.13
Tax Representation Letters	Section 5.11(b)
Tax Return	Section 8.13
Termination Date	Section 7.1(b)
Third Party	Section 8.13
Unvested Cigna Stock Option	Section 1.11(a)
Vested Cigna Stock Option	Section 1.11(a)
Vested Cigna Stock Option Consideration	Section 1.11(a)(i)
Violation	Section 3.1(c)(ii)
Willful Breach	Section 8.13

A-vi

AGREEMENT AND PLAN OF MERGER, dated as of July 23, 2015 (this “Agreement”), among ANTHEM, INC., an Indiana corporation (“Anthem”), ANTHEM MERGER SUB CORP., a Delaware corporation and a direct wholly owned subsidiary of Anthem (“Merger Sub”) and CIGNA CORPORATION, a Delaware corporation (“Cigna”).

WITNESSETH:

WHEREAS, the respective Boards of Directors (as defined in Section 8.13) of Anthem and Cigna deem it advisable and in the best interests of Anthem and Cigna, respectively, and their respective shareholders and stockholders that Anthem and Cigna engage in a business combination in order to advance the long-term strategic business interests of Anthem and Cigna;

WHEREAS, the combination of Anthem and Cigna shall be effected by the terms of this Agreement through a merger as outlined below;

WHEREAS, in furtherance thereof, the respective Boards of Directors of Anthem, Merger Sub and Cigna have adopted or approved this Agreement, pursuant to which (a) Merger Sub will be merged with and into Cigna on the terms and subject to the conditions set forth in this Agreement, with Cigna as the surviving corporation (the “Merger”), with each share of common stock, $0.25 par value, of Cigna (“Cigna Common Stock”) issued and outstanding immediately prior to the Effective Time (as defined in Section 1.3) (other than (i) Cigna Treasury Shares (as defined in Section 1.8(a)), (ii) shares of Cigna Common Stock owned by Anthem or a Subsidiary (as defined in Section 8.13) of Cigna or Anthem (including Merger Sub), (iii) shares of Cigna Common Stock that are owned by stockholders (“Dissenting Stockholders”) who shall not have voted in favor of the Merger and who shall have properly demanded in writing appraisal for such shares (“Dissenting Shares”) pursuant to Section 262 of the Delaware General Corporation Law (“DGCL”) and (iv) shares of Cigna Common Stock subject to Cigna Restricted Stock Awards) being converted into the right to receive (x) $103.40 in cash, without interest, and (y) 0.5152 of a share of common stock, par value $0.01 per share, of Anthem (“Anthem Common Stock”) and (b) if the 368 Opinions (as defined in Section 8.13) are delivered prior to the Effective Time in accordance with Section 5.11, the Initial Surviving Corporation (as defined in Section 1.1) will, immediately following the Merger, merge with and into Anthem (the “Second Merger” and, together with the Merger, the “Mergers”), with Anthem as the surviving corporation, pursuant to the Second Merger Agreement;

WHEREAS, if the Second Merger occurs, for federal income tax purposes, it is intended that the Mergers, taken together, shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations promulgated thereunder and that this Agreement, taken together with the Second Merger Agreement (as defined in Section 8.13), shall constitute a plan of reorganization within the meaning of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGERS

1.1 The Mergers. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into Cigna at the Effective Time (as defined in Section 1.3). Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and Cigna shall continue as the surviving corporation (the “Initial Surviving Corporation”). As a result of the

Merger, the Initial Surviving Corporation shall become a wholly owned Subsidiary of Anthem. Immediately following the consummation of the Merger, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the Indiana Business Corporation Law (“IBCL”), if the 368 Opinions are delivered prior to the Effective Time in accordance with Section 5.11, the Initial Surviving Corporation will be merged with and into Anthem pursuant to the Second Merger Agreement. Upon consummation of the Second Merger, the separate corporate existence of the Initial Surviving Corporation will cease and Anthem shall continue as the surviving corporation (the “Surviving Corporation”).

1.2 Closing. Subject to the terms and conditions hereof, the closing of the Merger, the Second Merger and the other transactions contemplated by this Agreement (the “Closing”) will take place on the fifth Business Day (as defined in Section 8.13) after the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article VI (other than any such conditions which by their terms cannot be satisfied until the Closing Date, which shall be required to be so satisfied or waived (subject to applicable law) on the Closing Date), unless another time or date is agreed to in writing by the parties hereto (the actual time and date of the Closing being referred to herein as the “Closing Date”). The Closing shall be held at the offices of White & Case LLP, 1155 Avenue of the Americas, New York, New York, 10036, unless another place is agreed to in writing by the parties hereto.

1.3 Effective Time. At the Closing, the parties shall file a certificate of merger relating to the Merger (the “Certificate of Merger”) in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL. The Merger shall become effective at such time the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such subsequent time as Anthem and Cigna shall agree and as shall be specified in the Certificate of Merger (the date and time the Merger becomes effective being the “Effective Time”).

1.4 Effects of the Merger. At and after the Effective Time, the Merger will have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Cigna and Merger Sub shall be vested in the Initial Surviving Corporation, and all debts, liabilities and duties of Cigna and Merger Sub shall be the debts, liabilities and duties of the Initial Surviving Corporation.

1.5 Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Initial Surviving Corporation shall be amended so as to read in its entirety as set forth in Exhibit B until thereafter changed or amended as provided therein or by applicable law.

1.6 Bylaws. At the Effective Time, the bylaws of the Initial Surviving Corporation shall be amended so as to read in their entirety as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except the references to Merger Sub’s name shall be replaced by references to “CIGNA CORPORATION” until thereafter changed or amended or repealed as provided therein, in the certificate of incorporation of the Initial Surviving Corporation or by applicable law.

1.7 Directors and Officers of Initial Surviving Corporation. The directors of Merger Sub as of the Effective Time shall serve as directors of the Initial Surviving Corporation until the earlier of their death, resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected or appointed and qualified. The persons designated as officers of Merger Sub by the Board of Directors of Merger Sub prior to the Effective Time shall serve as the officers of the Initial Surviving Corporation, until the earlier of their death, resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected or appointed and qualified.

1.8 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Cigna Common Stock:

(a) All shares of Cigna Common Stock that are held directly by Cigna as treasury stock (the “Cigna Treasury Shares”) or beneficially owned by Anthem or a Subsidiary of Cigna or Anthem (including Merger Sub) shall be canceled and shall cease to exist and no cash, Anthem Common Stock or other consideration shall be delivered in exchange therefor.

(b) Each share of Cigna Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) Cigna Treasury Shares, (ii) shares of Cigna Common Stock beneficially owned by Anthem or a Subsidiary of Cigna or Anthem (including Merger Sub), (iii) Dissenting Shares and (iv) shares of Cigna Common Stock subject to Cigna Restricted Stock Awards) shall be converted at the Effective Time into the right to receive (x) $103.40 in cash, without interest (the “Cash Consideration”), and (y) 0.5152 of a share of Anthem Common Stock (the “Stock Consideration” and, together with the Cash Consideration, the “Merger Consideration”). Upon such conversion, all such shares of Cigna Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of (1) a certificate that immediately prior to the Effective Time represented any such shares of Cigna Common Stock (a “Cigna Certificate”) or (2) shares of Cigna Common Stock held in book-entry form (“Book-Entry Shares”) shall, in each case, cease to have any rights with respect thereto, except for the rights to receive the Merger Consideration, cash in lieu of any fractional shares in accordance with Section 2.5 and any dividends or other distributions pursuant to Section 2.3, in each case upon the surrender of a Cigna Certificate or Book-Entry Share in accordance with the terms hereof. Any Dissenting Shares shall thereafter represent only the right to receive the payments set forth in Section 1.9.

(c) Each share of common stock, par value $0.01, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.01, of the Initial Surviving Corporation.

1.9 Dissenter’s Rights. The Dissenting Shares shall not be converted into the right to receive the Merger Consideration or be entitled to cash in lieu of fractional shares of Anthem Common Stock or any dividends or other distributions pursuant to this Article I unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to appraisal of such shares of Cigna Common Stock held by such holder under Section 262 of the DGCL, and any Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to shares of Cigna Common Stock owned by such Dissenting Stockholder. If any Person (as defined in Section 8.13) who otherwise would be deemed a Dissenting Stockholder shall have failed to properly perfect or shall have effectively withdrawn or lost the right to dissent with respect to any shares of Cigna Common Stock, such shares of Cigna Common Stock shall thereupon be treated as though such shares of Cigna Common Stock had been converted into the right to receive the Merger Consideration pursuant to Section 1.8. Cigna shall give Anthem (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands and any other instruments served pursuant to applicable law received by Cigna relating to stockholders’ rights of appraisal and (ii) the opportunity to jointly participate in and jointly direct all negotiations and proceedings with respect to any such demands for appraisal under the DGCL. Cigna shall not, except with the prior written consent of Anthem, make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

1.10 Exchange Agent. Prior to the Effective Time, Anthem shall enter into a customary exchange agreement with a nationally recognized financial institution designated by Anthem and reasonably acceptable to Cigna as exchange agent (the “Exchange Agent”) for the purpose of exchanging Cigna Certificates or Book-Entry Shares for the Merger Consideration.

1.11 Cigna Stock Options and Other Stock Awards.

(a) Anthem and Cigna shall take all actions reasonably necessary so that (i) each Cigna Stock Option that is vested, outstanding and unexercised as of immediately prior to the Effective Time (each, a “Vested Cigna Stock Option”), shall be cancelled and converted automatically as of the Effective Time into the right to promptly receive the applicable Vested Cigna Stock Option Consideration in accordance with Section 1.11(g) and (ii) each Cigna Stock Option that is unvested, outstanding and unexercised as of immediately prior to the Effective Time (each, an “Unvested Cigna Stock Option”), shall be converted automatically as of the Effective Time into an option to purchase a number of shares of Anthem Common Stock (a “Converted Option”) equal to the product of the number of shares of Cigna Common Stock subject to such Unvested Cigna Stock Option multiplied by the Equity Award Exchange Ratio; provided that any fractional share resulting from such multiplication shall be rounded down to the nearest whole share. The terms and conditions of each such Converted Option shall otherwise remain the same as the terms and conditions applicable to the corresponding Unvested Cigna Stock Option under the plan and award agreements pursuant to which such Unvested Cigna Stock Option was granted as in effect immediately prior to the Effective Time (including vesting schedules, payment schedules and any terms and conditions relating to accelerated vesting upon a termination of the holder’s employment in connection with or following the Effective Time), except that the per share exercise price or base price, as applicable, of each such Converted Option shall equal the per share exercise price or base price, as applicable, of the corresponding Unvested Cigna Stock Option divided by the Equity Award Exchange Ratio, rounded up to the nearest whole cent; provided, that such exercise price or base price, as applicable, of, and the number of shares of Anthem Common Stock purchasable pursuant to, each such Converted Option shall be determined in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder. Notwithstanding the foregoing, each Unvested Cigna Stock Option which is intended to be an “incentive stock option” (as defined under Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code. Cigna shall take all actions necessary to ensure that from and after the Effective Time neither Anthem nor the Surviving Entity will be required to deliver shares of Anthem Common Stock or other capital stock of the Surviving Entity to any Person pursuant to or in settlement of any Vested Cigna Stock Option after the Effective Time, other than in connection with the payment of the applicable Vested Cigna Stock Option Consideration in accordance with Section 1.11(g).

(i) For purposes of this Agreement:

“Anthem Stock Value” means the average of the volume weighted average price per share of Anthem Common Stock on the New York Stock Exchange Inc. (“NYSE”) (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Anthem and Cigna) on each of the five consecutive trading days ending with the second complete trading day immediately prior to the Closing Date;

“Cash Percentage” means the percentage resulting from dividing (i) the Cash Consideration by (ii) the Merger Consideration Cash Value;

“Cigna Stock Option” means any employee or director stock option or stock appreciation right exercisable for, or valued with respect to, shares of Cigna Common Stock granted under any Cigna Stock Plan;

“Equity Award Exchange Ratio” means the sum of (i) the Stock Consideration plus (ii) the quotient of (A) the Cash Consideration divided by (B) the Anthem Stock Value;

“Merger Consideration Cash Value” means the sum of (i) the Cash Consideration plus (ii) the product of (A) the Stock Consideration multiplied by (B) the Anthem Stock Value;

“Spread Value” means, for any Vested Cigna Stock Option, the positive difference, if any, between (i) the Merger Consideration Cash Value, less (ii) the per share exercise price or base price, as applicable, of such Vested Cigna Stock Option;

“Stock Percentage” means the percentage equal to 100% minus the Cash Percentage; and

“Vested Cigna Stock Option Consideration” means, for any Vested Cigna Stock Option, (1) an amount of cash equal to the product of (A) the Spread Value of such Vested Cigna Stock Option multiplied by (B) the Cash Percentage multiplied by (C) the number of shares of Cigna Common Stock subject to such Vested Cigna Stock Option, and (2) a number of vested shares of Anthem Common Stock equal to the quotient of (A) the product of (x) the Spread Value of such Vested Cigna Stock Option multiplied by (y) the Stock Percentage multiplied by (z) the number of shares of Cigna Common Stock subject to such Vested Cigna Stock Option divided by (B) the Anthem Stock Value; provided, that any fractional share of Anthem Common Stock resulting from such quotient shall instead be paid in cash pursuant to clause (1) above in an amount equal to the product of (x) such fraction multiplied by (y) the Anthem Stock Value.

(b) Anthem and Cigna shall take all actions reasonably necessary so that each restricted stock award granted under any Cigna Stock Plan (each, a “Cigna Restricted Stock Award”) outstanding immediately prior to the Effective Time, other than any Band 4 Pre-Existing Cigna Restricted Stock Award, shall be converted automatically at the Effective Time into a restricted stock award with respect to a number of shares of Anthem Common Stock (a “Converted Restricted Stock Award”) equal to the product of the number of shares of Cigna Common Stock subject to such Cigna Restricted Stock Award multiplied by the Equity Award Exchange Ratio; provided, that any fractional shares resulting from such multiplication shall be rounded up to the nearest whole share. The terms and conditions of each such Converted Restricted Stock Award shall otherwise remain the same as the terms and conditions applicable to the corresponding Cigna Restricted Stock Award under the plan and award agreements pursuant to which such Cigna Restricted Stock Award was granted as in effect immediately prior to the Effective Time (including vesting schedules, payment schedules and any terms and conditions relating to accelerated vesting upon a termination of the holder’s employment in connection with or following the Effective Time); provided that such terms and conditions shall be interpreted and administered in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder.

(c) Anthem and Cigna shall take all actions reasonably necessary so that each Band 4 Pre-Existing Cigna Restricted Stock Award outstanding immediately prior to the Effective Time shall be cancelled and automatically converted into the right to promptly receive the following in accordance with Section 1.11(g): (i) an amount in cash equal to the product of (1) the Cash Consideration multiplied by (2) the number of shares of Cigna Common Stock subject to such Band 4 Pre-Existing Cigna Restricted Stock Award, together with any dividends accrued with respect thereto in accordance with the applicable Cigna Stock Plan and equity award agreement, and (ii) a Converted Restricted Stock Award with respect to a number of shares of Anthem Common Stock equal to the product of (1) the Stock Consideration multiplied by (2) the number of shares of Cigna Common Stock subject to such Band 4 Pre-Existing Cigna Restricted Stock Award; provided, that any fractional shares resulting from such multiplication shall be rounded up to the nearest whole share. The terms and conditions of each such Converted Restricted Stock Award shall otherwise remain the same as the terms and conditions applicable to the corresponding Band 4 Pre-Existing Cigna Restricted Stock Award under the plan and award agreements pursuant to which such Band 4 Pre-Existing Cigna Restricted Stock Award was granted as in effect immediately prior to the Effective Time (including vesting schedules, payment schedules and any terms and conditions relating to accelerated vesting upon a termination of the holder’s employment in connection with or following the Effective Time); provided, that such terms and conditions will be interpreted and administered in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder.

(i) For purposes of this Agreement:

“Band 4 Employee” means any employee of Cigna or its Subsidiaries who is designated by Cigna as being a career band 4 employee for purposes of this Section 1.11(c) as of the Effective Time; and

“Band 4 Pre-Existing Cigna Restricted Stock Award” means any Cigna Restricted Stock Award that is granted prior to July 1, 2015 and is held by a Band 4 Employee as of immediately prior to the Effective Time.

(d) Anthem and Cigna shall take all actions reasonably necessary so that each restricted stock unit award granted under any Cigna Stock Plan (each, a “Cigna Restricted Stock Unit Award”) outstanding immediately prior to the Effective Time shall be converted automatically at the Effective Time into a restricted stock unit award with respect to a number of shares of Anthem Common Stock (a “Converted Restricted Stock Unit Award”) equal to the product of the number of shares of Cigna Common Stock subject to such Cigna Restricted Stock Unit Award multiplied by the Equity Award Exchange Ratio; provided, that any fractional shares resulting from such multiplication shall be rounded up to the nearest whole share. The terms and conditions of each such Converted Restricted Stock Unit Award shall otherwise remain the same as the terms and conditions applicable to the corresponding Cigna Restricted Stock Unit Award under the plan and award agreements pursuant to which such Cigna Restricted Stock Unit Award was granted as in effect immediately prior to the Effective Time (including vesting schedules, payment schedules and any terms and conditions relating to accelerated vesting upon a termination of the holder’s employment in connection with or following the Effective Time); provided, that such terms and conditions will be interpreted and administered in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder.

(e) Anthem and Cigna shall take all actions reasonably necessary so that each strategic performance share award granted under any Cigna Stock Plan (each, a “Cigna Strategic Performance Share Award”) outstanding immediately prior to the Effective Time shall be converted automatically at the Effective Time into a restricted stock unit award with respect to a number of shares of Anthem Common Stock (a “Converted Strategic Performance Share Award”) equal to the product of the number of shares of Cigna Common Stock subject to such Cigna Strategic Performance Share Awards (determined at the Applicable Vesting Percentage) multiplied by the Equity Award Exchange Ratio; provided, that any fractional shares resulting from such multiplication shall be rounded up to the nearest whole share. The terms and conditions of each such Converted Strategic Performance Share Award shall otherwise remain the same as the terms and conditions applicable to the corresponding Cigna Strategic Performance Share Award under the plan and award agreements pursuant to which such Cigna Strategic Performance Share Award was granted as in effect immediately prior to the Effective Time (including vesting schedules and payment schedules); provided, that each Converted Strategic Performance Share Award shall only be subject to time-based vesting provisions following the Effective Time (which shall include any terms and conditions as in effect immediately prior to the Effective Time relating to accelerated vesting upon a termination of the holder’s employment in connection with or following the Effective Time) and that such terms and conditions will be interpreted and administered in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder.

(i) For purposes of this Agreement:

“Applicable Vesting Percentage” shall mean the following “shares earned percentage” (or equivalent performance vesting percentage referenced in the applicable Cigna Stock Plan or equity award agreement) with respect to each Cigna Strategic Performance Share Award, in each case, as determined by the Board of Directors of Cigna (or, if appropriate, any committee thereof administering the applicable Cigna Stock Plan) prior to the Effective Time:

(1) in the event the Effective Time occurs on or following the completion of the performance period applicable to such Cigna Strategic Performance Share Award, the shares earned percentage determined in accordance with the terms of the applicable Cigna Stock Plan or equity award agreement; and

(2) in the event the Effective Time occurs prior to the completion of the performance period applicable to such Cigna Strategic Performance Share Award, the shares earned percentage determined by the greatest of (i) 100%, (ii) the shares earned percentage in respect of the most recently completed Cigna Strategic Performance Share Award performance period that ended immediately prior to the Effective Time and (iii) the average of the shares earned percentages in respect of the two most recently completed Cigna Strategic Performance Share Award performance periods that ended immediately prior to the Effective Time.

(f) Anthem and Cigna shall take all actions reasonably necessary so that each deferred stock unit or similar award granted or deferred under any Cigna Stock Plan (each, a “Cigna Deferred Stock Unit Award”) outstanding immediately prior to the Effective Time shall be converted automatically at the Effective Time into a deferred stock unit award with respect to a number of shares of Anthem Common Stock (a “Converted Deferred Stock Unit Award”) equal to the product of the number of shares of Cigna Common Stock subject to such Cigna Deferred Stock Unit Award multiplied by the Equity Award Exchange Ratio; provided, that any fractional shares resulting from such multiplication shall be rounded up to the nearest whole share. The terms and conditions of each such Converted Deferred Stock Unit Award shall otherwise remain the same as the terms and conditions applicable to the corresponding Cigna Deferred Stock Unit Award under the plan and award agreements pursuant to which such Cigna Deferred Stock Unit Award was granted as in effect immediately prior to the Effective Time (including payment schedules and settlement terms); provided, that such terms and conditions will be interpreted and administered in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder.

For purposes of this Agreement, the Cigna Restricted Stock Awards, Cigna Restricted Stock Unit Awards, Cigna Strategic Performance Share Awards and Cigna Deferred Stock Unit Awards shall be referred to as the “Other Stock Awards” and the Converted Restricted Stock Awards, Converted Restricted Stock Unit Awards, Converted Strategic Performance Share Awards and Converted Deferred Stock Unit Awards shall be referred to as the “Converted Other Stock Awards.”

(g) The Surviving Entity shall (i) pay as soon as reasonably practicable (but in any event no later than five Business Days) following the Effective Time the cash amounts and shares of vested Anthem Common Stock due to the holders of Vested Cigna Stock Options pursuant to Section 1.11(a) and the amounts due to holders of Band 4 Pre-Existing Cigna Restricted Stock Awards pursuant to Section 1.11(c) and (ii) pay the amounts payable with respect to Converted Options and Converted Other Stock Awards at the times required under the terms of the applicable agreement, plan or arrangement relating to the corresponding Unvested Cigna Stock Option or Other Stock Award, in accordance with the terms thereof (including any terms and conditions relating to accelerated vesting upon a termination of the holder’s employment in connection with or following the Effective Time).

(h) Anthem shall, as of the Effective Time, assume the obligations of Cigna under all plans and agreements pursuant to which a Cigna Stock Option or Other Stock Award has been issued or deferred (the “Cigna Stock Plans”) and shall take all corporate action necessary to assume each Cigna Stock Plan and reserve for issuance pursuant to the assumed Cigna Stock Plans a sufficient number of shares of Anthem Common Stock for issuance with respect to the Converted Options and Converted Other Stock Awards. Anthem shall cause the registration of the shares of Anthem Common Stock issuable with respect to Converted Options and subject to the Converted Other Stock Awards to become effective as part of a registration statement on Form S-8 or Form S-3 as the case may be, or any successor or other appropriate forms, with respect to the shares of Anthem Common Stock issuable with respect to Converted Options and subject to the Converted Other Stock Awards no later than the Effective Time; and, thereafter, Anthem shall deliver to holders of Converted Options and Converted Other Stock Awards any applicable prospectus and shall maintain the effectiveness of such registration statement or registration statements, including the current status of any related prospectus, for so long as the Converted Options and Converted Other Stock Awards remain outstanding.

(i) Anthem and Cigna shall take all such steps within their control as may be required to cause the transactions contemplated by this Section 1.11 and any other deemed dispositions of Cigna equity securities (including derivative securities) or deemed acquisitions of Anthem equity securities (including derivative securities) in connection with this Agreement by each individual who (i) is a director or officer of Cigna or (ii) at the Effective Time will become a director or officer of Anthem, to become exempt from liability under Section 16(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) pursuant to Rule 16b-3 thereunder.

(j) Prior to the Effective Time, Cigna shall be permitted (but not obligated) to deliver to each holder of Cigna Stock Options and Other Stock Awards an appropriate notice, in a form reasonably acceptable to Anthem, explaining the calculation of the Vested Cigna Stock Option Consideration, the Converted Options and Converted Other Awards, the Merger Consideration Cash Value, the Equity Award Exchange Ratio and the amounts payable to such holder with respect to this Section 1.11 and the timing thereof, and otherwise setting forth such holder’s rights pursuant to the Cigna Stock Plans and equity award agreements, after giving effect to the transactions hereunder. As soon as practicable after the Effective Time, Anthem shall deliver or cause to be delivered to each holder of Converted Options or Converted Other Stock Awards an appropriate notice setting forth such holder’s rights pursuant to any such award, after giving effect to the transactions hereunder.

1.12 Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding Anthem Common Stock or Cigna Common Stock shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Merger Consideration and the Equity Award Exchange Ratio shall be appropriately adjusted to provide to the holders of Cigna Common Stock, Cigna Stock Options and Other Stock Awards the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this sentence shall not be construed to permit Anthem or Cigna to take any action with respect to its securities that is prohibited by Section 4.1 or Section 4.2, as applicable.

1.13 Corporate Governance.

(a) Board of Directors.

(i) Composition. The parties shall take all actions necessary to cause, effective at the Effective Time, Anthem’s current Board of Directors to be increased so as to consist of 14 members, comprised of (A) the nine current members of Anthem’s Board of Directors (the “Anthem Designees”) and (B) five current members of Cigna’s Board of Directors designated by Cigna before the mailing of the Joint Proxy Statement, one of which shall be the current President and Chief Executive Officer, David Cordani, and four of which must be “independent” under the rules of the NYSE and the SEC with respect to Anthem (the “Cigna Designees”). If any Anthem Designee or Cigna Designee shall be unable or unwilling to serve as a director at the Effective Time, the party which designated such individual as indicated above shall designate another individual reasonably acceptable to the Governance Committee of Anthem (the “Governance Committee”) to serve in such individual’s place; provided, that each current member of Cigna’s Board of Directors shall be deemed to be acceptable to the Governance Committee. The Anthem Designees and Cigna Designees who are designated will be split such that two of the three classes of Anthem directors will be comprised of three Anthem Designees and two Cigna Designees and the remaining class of Anthem directors will be comprised of three Anthem Designees and one Cigna Designee. Prior to the mailing of the Joint Proxy Statement, Anthem will designate in writing the class to which each Anthem Designee is to be assigned and Cigna will designate in writing the class to which each Cigna Designee is to be assigned. The members of Anthem’s Board of Directors as of the Effective Time will serve as directors until their respective successors are duly elected and qualified in accordance with Anthem’s articles of incorporation, Anthem’s bylaws and applicable law unless he or she earlier resigns, retires, is removed or is unable to serve.

(ii) Chairmanship. Joseph Swedish shall be the Chairman of the Board of Directors of Anthem and any executive committee of the Board of Directors of Anthem as of the Effective Time and, unless he earlier resigns, retires or is unable to serve, shall occupy such positions through the expiration of his then current term (as of the Effective Time) as a member of Anthem’s Board of Directors.

(iii) Lead Director. As of the Effective Time, the Anthem Board of Directors shall establish a role of Lead Director of the Anthem Board of Directors. The Anthem Designees shall designate a current member of the Anthem Board of Directors to serve as the Lead Director as of the Effective Time.

(b) Officers.

(i) Chief Executive Officer. Joseph Swedish shall be Chief Executive Officer of Anthem as of the Effective Time, and unless he earlier resigns, retires or is unable to serve or unless the Anthem Board of Directors removes him in accordance with Anthem’s bylaws, shall occupy such position until the date of the second anniversary of the Effective Time.

(ii) President and Chief Operating Officer. David Cordani shall be President and Chief Operating Officer of Anthem as of the Effective Time and shall occupy such position until he resigns, retires or is unable to serve or the Anthem Board of Directors removes him in accordance with Anthem’s bylaws.

(c) Headquarters; Corporate Name. Following the Effective Time, the corporate headquarters, principal executive offices and related corporate functions for the Surviving Entity (or, if the Second Merger does not occur, its ultimate parent) will be located in Indianapolis, Indiana and the corporate name of Anthem shall remain “ANTHEM, INC.”

ARTICLE II

EXCHANGE OF CERTIFICATES

2.1 Exchange Fund. At or prior to the Effective Time, Anthem shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Cigna Common Stock, (a) evidence of shares in book-entry form representing the Anthem Common Stock issuable pursuant to Section 1.8 (or otherwise shall make shares of Anthem Common Stock available for such issuance) and (b) cash sufficient to pay the aggregate Cash Consideration to be paid in the Merger. Anthem shall make available to the Exchange Agent, from time to time as needed, additional cash sufficient to pay cash in lieu of any fractional shares pursuant to Section 2.5 and any dividends or other distributions pursuant to Section 2.3. Any cash and any evidence of shares in book-entry form representing Anthem Common Stock deposited with the Exchange Agent (or shares of Anthem Common Stock otherwise made available to the Exchange Agent pursuant to this Section 2.1) shall hereinafter be referred to as the “Exchange Fund.”

2.2 Exchange Procedures.

(a) Cigna Certificates. Promptly, but in any event within ten Business Days after the Effective Time, Anthem shall cause the Exchange Agent to mail to each holder of record of a Cigna Certificate (a) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Cigna Certificates shall pass, only upon delivery of the Cigna Certificates to the Exchange Agent, and which letter shall be in such customary form and have such other customary provisions as Anthem may specify subject to Cigna’s reasonable approval prior to the Effective Time and (b) instructions for effecting the surrender of such Cigna Certificates in exchange for the Merger Consideration. Upon surrender of a Cigna Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Cigna Certificate shall be entitled to receive in exchange therefor (i) the number of shares of Anthem Common Stock that such holder has the right to receive pursuant to Section 1.8 (which shall be in uncertificated book-entry form) and (ii) a check in the amount of the aggregate Cash Consideration that such holder has the right to receive pursuant to Section 1.8 and for the cash that such holder has the right to receive pursuant to the provisions of this Article II, including cash in lieu of any fractional shares of Anthem Common Stock pursuant to Section 2.5 and dividends and other distributions pursuant to Section 2.3. No interest will be paid or will accrue on the Cash Consideration or on any cash payable pursuant to Section 2.3 or Section 2.5. In the event of a transfer of ownership of Cigna Common Stock that is not registered in the transfer records of Cigna, the proper number of shares of Anthem Common Stock (which shall be in uncertificated book-entry form) and a check in the amount of the aggregate Cash Consideration that such holder has the right to receive pursuant to Section 1.8, along with the cash in lieu of any fractional shares of Anthem Common Stock pursuant to Section 2.5 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.3, may be issued and paid with respect to such Cigna Common Stock to such a transferee if the Cigna Certificate representing such shares of Cigna Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(b) Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Cigna Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Agreement. In lieu thereof, each holder of record of one or more Book-Entry Shares whose shares of Cigna Common Stock were converted into the right to receive the Merger Consideration pursuant to Section 1.8(b) shall, upon receipt by the Exchange Agent of an “agent’s message” (or such other evidence, if any, of surrender as the Exchange Agent may reasonably request) be entitled to receive in exchange therefor, and Anthem shall cause the Exchange Agent to pay and deliver as promptly as practicable, (i) the number of shares of Anthem Common Stock that such holder has the right to receive pursuant to Section 1.8 (which shall be in uncertificated book-entry form) and (ii) a check in the amount of the aggregate Cash Consideration that such holder has the right to receive pursuant to Section 1.8 and for the cash that such holder has the right to receive pursuant to the provisions of this Article II, including cash in lieu of any fractional shares of Anthem Common Stock pursuant to Section 2.5 and dividends and other distributions pursuant to Section 2.3. No interest will be paid or will accrue on the Cash Consideration or on any cash payable pursuant to Section 2.3 or Section 2.5.

2.3 Distributions with Respect to Unexchanged Shares.

(a) Cigna Certificates. No dividends or other distributions declared or made with respect to shares of Anthem Common Stock with a record date after the Effective Time shall be paid to the holder of any Cigna Certificate with respect to the shares of Anthem Common Stock that such holder would be entitled to receive upon surrender of such Cigna Certificate, until such holder shall surrender such Cigna Certificate in accordance with Section 2.2. Subject to the effect of applicable laws, following surrender of any such Cigna Certificate, there shall be paid to the holder of shares of Anthem Common Stock issued in exchange therefor, without interest, (i) promptly after the time of such surrender, the amount of dividends and other distributions with a record date after the Effective Time but prior to such surrender and a payment date prior to such surrender payable with respect to such shares of Anthem Common Stock and (ii) at the appropriate payment date, the amount of dividends and other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Anthem Common Stock.

(b) Book-Entry Shares. Subject to applicable laws, there shall be paid to the holder of the shares of Anthem Common Stock issued in exchange for Book-Entry Shares in accordance with Section 2.2, without interest, (i) promptly upon receipt by the Exchange Agent of an “agent’s message” (or such other evidence, if any, of surrender as the Exchange Agent may reasonably request), the amount of dividends and other distributions with a record date after the Effective Time but prior to such receipt and a payment date prior to such receipt payable with respect to such shares of Anthem Common Stock and (ii) at the appropriate payment date, the amount of dividends and other distributions with a record date after the Effective Time but prior to such receipt and a payment date subsequent to such receipt payable with respect to such shares of Anthem Common Stock.

2.4 No Further Ownership Rights in Cigna Common Stock. All shares of Anthem Common Stock issued and cash paid upon conversion of shares of Cigna Common Stock in accordance with the terms of Article I and this Article II (including any cash paid pursuant to Section 2.3 or Section 2.5) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Cigna Common Stock. Until surrendered as contemplated by this Article II, each Cigna Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration (and any cash to be paid pursuant to Section 2.3 or Section 2.5), or the right to the payment provided by Section 262 of the DGCL pursuant to Section 1.9, as applicable.

2.5 No Fractional Shares of Anthem Common Stock. No certificates or scrip representing fractional shares of Anthem Common Stock shall be issued upon the conversion of Cigna Common Stock pursuant to Section 1.8, and such fractional share interests shall not entitle the owner thereof to any Anthem Common Stock or to vote or to any other rights of a holder of Anthem Common Stock. All fractional shares to which a single record holder of Cigna Common Stock would be otherwise entitled to receive shall be aggregated and calculations shall be rounded to three decimal places. In lieu of any such fractional shares, each holder of Cigna Common Stock who would otherwise be entitled to receive such fractional shares shall be entitled to receive an amount in cash, without interest, rounded up to the nearest cent, equal to the product of (a) the amount of the fractional share interest in a share of Anthem Common Stock to which such holder would, but for this Section 2.5, be entitled under Section 1.8 and (b) the Anthem Stock Value. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of Cigna Common Stock in lieu of any fractional share interests in Anthem Common Stock, the Exchange Agent shall make available such amounts, without interest, to the holders of Cigna Common Stock entitled to receive such cash subject to and in accordance with the terms hereof. The payment of cash in lieu of fractional share interests pursuant to this Section 2.5 is not a separately bargained-for consideration.

2.6 Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Cigna Certificates or Book-Entry Shares for twelve months after the Effective Time shall be delivered to Anthem or otherwise on the instruction of Anthem and any holders of Cigna Certificates or Book-Entry Shares who have not theretofore complied with this Article II shall thereafter look only to the Surviving Entity and Anthem (subject to abandoned property, escheat or other similar laws) for the Merger Consideration with respect to the shares of Cigna Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.8 and Section 2.2, any cash in lieu of any fractional shares of Anthem Common Stock to which such holders are entitled pursuant to Section 2.5 and any dividends and other distributions with respect to shares of Anthem Common Stock to which such holders are entitled pursuant to Section 2.3.

2.7 No Liability. None of Anthem, Merger Sub, Cigna, the Surviving Entity or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any Merger Consideration remaining unclaimed by former holders of Cigna Common Stock immediately prior to such time as such amounts would otherwise escheat to or become the property of any Governmental Entity shall, to the fullest extent permitted by applicable law, become the property of the Surviving Entity free and clear of any claims or interest of any Person previously entitled thereto.

2.8 Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Anthem on a daily basis; provided that no losses on such investments shall affect Anthem’s obligations to pay the Cash Consideration. Any interest and other income resulting from such investments shall promptly be paid to Anthem, or as otherwise directed by Anthem.

2.9 Lost Certificates. If any Cigna Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Cigna Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity, the posting by such Person of a bond in such reasonable amount as the Surviving Entity may direct as indemnity against any claim that may be made against it with respect to such Cigna Certificate, or other documentation (including an indemnity in customary form) reasonably requested by Anthem, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Cigna Certificate the applicable Merger Consideration with respect to the shares of Cigna Common Stock formerly represented thereby, cash in lieu of any fractional shares of Anthem Common Stock, and any dividends and other distributions on shares of Anthem Common Stock deliverable in respect thereof, in each case, pursuant to this Agreement.

2.10 Withholding Rights. Each of the Surviving Entity and Anthem shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Cigna Common Stock, Cigna Stock Options or Other Stock Awards such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so deducted and withheld by the Surviving Entity, Anthem, or the Exchange Agent, as the case may be, and paid over to the applicable taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Cigna Common Stock, Cigna Stock Options or Other Stock Awards in respect of which such deduction and withholding was made.

2.11 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Entity will be authorized to execute and deliver, in the name and on behalf of Cigna or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Cigna or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Entity any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger.

2.12 Stock Transfer Books. The stock transfer books of Cigna shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Cigna Common Stock thereafter on the records of Cigna. From and after the Effective Time, the holders of Cigna Certificates and Book-Entry Shares shall cease to have any rights with respect to such shares of Cigna Common Stock formerly represented thereby, except as otherwise provided herein or by law. On or after the Effective Time, any Cigna Certificate or Book-Entry Share presented to the Exchange Agent or Anthem for any reason shall be converted into the right to receive the Merger Consideration with respect to the shares of Cigna Common Stock formerly represented thereby, cash in lieu of any fractional shares of Anthem Common Stock to which the holders thereof are entitled pursuant to Section 2.5 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.3.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of Anthem. Except (x) as expressly disclosed in the Anthem SEC Reports (as defined in Section 3.1(d)(i)) filed or furnished after January 1, 2014 and publicly available prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosures of risks or other matters included in any “forward-looking statements”, disclaimers or other statements that are cautionary, predictive or forward-looking in nature); provided, that the disclosures in the Anthem SEC Reports shall not be deemed to qualify any representation or warranty contained in Section 3.1(a), Section 3.1(b), Section 3.1(c), Section 3.1(h) or Section 3.1(k), or (y) as set forth in the Anthem Disclosure Letter delivered by Anthem to Cigna prior to the execution of this Agreement (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein and any other representation and warranty or covenant to which its relevance is reasonably apparent) (the “Anthem Disclosure Letter”), Anthem represents and warrants to Cigna as follows:

(a) Organization, Standing and Power; Subsidiaries.

(i) Each of Anthem and each of its Subsidiaries is a corporation or other Person duly organized, validly existing and in good standing (as defined in Section 8.13) under the laws of its respective jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in Section 8.13) on Anthem, and is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or license necessary, other than in such jurisdictions where the failure to be so qualified, licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem. The copies of the articles of incorporation and bylaws (or equivalent organizational documents) of Anthem and its material Subsidiaries that were previously furnished or made available to Cigna are true, complete and correct copies of such documents as in effect on the date of this Agreement.

(ii) All the outstanding shares of capital stock of, or other equity interests in, each of its Subsidiaries have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Anthem, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities laws. Neither Anthem nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity that is or would reasonably be expected to be material to Anthem and its Subsidiaries, taken as a whole.

(iii) Section 3.1(a)(iii) of the Anthem Disclosure Letter sets forth a true and complete list of each material Subsidiary of Anthem as of the date of this Agreement, its jurisdiction of incorporation or organization, and, if a regulated Subsidiary of Anthem, each jurisdiction where it is licensed by the state department of insurance, state department of health or other applicable foreign, federal or state agency.

(b) Capital Structure.

(i) The authorized capital stock of Anthem consists of (A) 900,000,000 shares of Anthem Common Stock, of which 261,588,822 shares were outstanding as of July 20, 2015 and (B) 100,000,000 shares of preferred stock, without par value, none of which are outstanding. Except for Anthem Common Stock issued upon exercise of Anthem Stock Options, no shares of Anthem Common Stock have been issued between July 20, 2015 and the date hereof. All issued and outstanding shares of the capital stock of Anthem are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to (or has been issued in violation of) preemptive rights. Other than 5,843,466 shares of Anthem Common Stock reserved for issuance under the Anthem Employee Stock Purchase Plan (the “Anthem ESPP”), there were outstanding as of the date hereof no options, warrants or other rights to acquire capital stock from Anthem other than the employee or director stock options exercisable for shares of Anthem Common Stock (the “Anthem Stock Options”) representing in the aggregate the right to purchase no more than 22,019,706 shares of Anthem Common Stock under any stock option or similar plan of Anthem (the “Anthem Stock Plans”) or otherwise. All shares of Anthem Common Stock to be issued in connection with the Merger and the other transactions contemplated hereby (including all shares of Anthem Common Stock to be issued with respect to the Cigna Stock Options, the Cigna Restricted Stock Awards described in Section 1.11(c) and the Converted Other Stock Awards) will, when issued in accordance with the terms hereof, have been duly authorized, validly issued, fully paid and non-assessable, free and clear of all Liens (as defined in Section 8.13). There are no shareholder agreements, voting trusts or other agreements or understandings to which Anthem is a party or by which it is bound relating to the voting of any shares of the capital stock of Anthem.

(ii) No bonds, debentures, notes or other indebtedness of Anthem having the right to vote on any matters on which shareholders of Anthem may vote, are issued or outstanding.

(iii) Except as otherwise set forth in this Section 3.1(b), as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Anthem or any of its Subsidiaries is a party or by which any of them is bound obligating Anthem or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Anthem or any of its Subsidiaries or obligating Anthem or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding obligations of Anthem or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Anthem or any of its Subsidiaries.

(c) Authority; No Conflicts.

(i) Anthem has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, including the issuance of the shares of Anthem Common Stock to be issued in the Merger, including in respect of the Vested Cigna Stock Options (the “Share Issuance”) and in respect of the Converted Options and Converted Other Stock Awards, subject in the case of the consummation of the Share Issuance to obtaining the Required Anthem Vote (as defined in Section 3.1(g)). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Anthem, subject in the case of the consummation of the Share Issuance to obtaining the Required Anthem Vote. This Agreement has been duly executed and delivered by Anthem and, assuming that this Agreement constitutes a valid and binding agreement of Cigna, constitutes a valid and binding agreement of Anthem, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

(ii) The execution and delivery of this Agreement by Anthem does not, and the consummation by Anthem of the Mergers and the other transactions contemplated hereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or trigger a payment under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a Lien on any assets (any such conflict, violation, default, payment trigger, right of termination, amendment, cancellation or acceleration, loss or creation, is hereinafter referred to as a “Violation”) pursuant to: (A) any provision of (1) the articles of incorporation or bylaws or equivalent organizational document of Anthem or any material Subsidiary of Anthem or (2) the BCBSA Licenses or the BCBSA Rules or (B) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem, and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 3.1(c)(iii), any loan or credit agreement, security agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, contract, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Anthem or any material Subsidiary of Anthem or their respective properties or assets.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a “Governmental Entity”) or expiry of any related waiting period is required by or with respect to Anthem or any material Subsidiary of Anthem in connection with the execution and delivery of this Agreement by Anthem or Merger Sub or the consummation of the Merger and the other transactions contemplated hereby, except for those required under or in relation to (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and such other consents, registrations, declarations, notices or filings as are required to be made or obtained under any foreign antitrust laws; (B) state securities or “blue sky” laws (the “Blue Sky Laws”); (C) the Securities Act of 1933 (the “Securities Act”); (D) the Exchange Act; (E) the DGCL with respect to the filing of the Certificate of Merger; (F) the IBCL and the DGCL with respect to the filing of articles of merger and a certificate of merger (as applicable) in connection with the Second Merger; (G) rules and regulations of the NYSE; (H) consents, orders and filings with foreign, federal and state departments of health, insurance departments, financial services departments and other consents, orders and filings, including those required under applicable state insurance antitrust laws, Healthcare Laws, Medicare, Medicaid or similar programs or Centers for Medicare and Medicaid Services as set forth in Section 3.1(c)(iii) of the Anthem Disclosure Letter; and (I) such consents, approvals, orders, authorizations, registrations, declarations, licenses and filings and expiry of waiting periods the failure of which to make or obtain, or expire, as the case may be, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (A) through (H) are hereinafter referred to as “Necessary Consents”.

As used in this Agreement, “Healthcare Laws” means all laws relating to: (A) any licensure, credentialing, certification or authority to transact business requirement, including those limiting the scope of activities of persons acting without such license, credential, or certification, in connection with the provision of, payment for, or arrangement of, health benefits or health insurance, including laws that regulate managed care, third-party payors and persons bearing the financial risk for the provision or arrangement of health care services, (B) any billing, coding, coverage, compliance, reporting, or reimbursement laws, rules and regulations applicable to the health benefits or health insurance services provided by Anthem or Cigna, as applicable, or their respective Subsidiaries, (C) any laws, rules and regulations imposed on the claims made or promotional or marketing efforts undertaken in connection with the health benefits or health insurance services provided by Anthem or Cigna or any of their respective Subsidiaries, as applicable, including any such laws, rules and regulations applicable to the advertising of such services, (D) laws, rules and regulations governing the operation and administration of Medicare, Medicaid or other federal health care programs, (E) 42 U.S.C. § 1320a-7(b), commonly referred to as the “Federal Anti-Kickback Statute,” or any regulations promulgated thereunder or any state anti-kickback prohibition, (F) the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (Pub. L. No. 111- 5) (together, “HIPAA”), (G) any federal or state laws, rules and regulations governing the use, disclosure, privacy or security of personal or health information, including HIPAA, (H) 42 U.S.C. § 1395nn, commonly referred to as the “Stark Law,” the regulations promulgated thereunder, or any state law affecting self-referrals, (I) 31 U.S.C. §§ 3729-33, commonly referred to as the “False Claims Act”, or any state law false claims prohibition, (J) 42 U.S.C. §§ 1320a-7, 7a and 7b, commonly referred to as the “Federal Fraud Statutes”, (K) 18 U.S.C. § 1347, commonly referred to as the “Federal Health Care Fraud Law”, or any state law provisions prohibiting health care or insurance fraud, (L) 31 U.S.C. § 3801 et seq., commonly referred to as the “Federal Program Fraud Civil Monetary Act”, (M) any state unfair and deceptive trade acts, (N) state medical practice, corporate practice of medicine and professional fee-splitting laws and (O) the Patient Protection and Affordable Care Act, Public Law 111-148, as amended by the Health Care and Education Reconciliation Act, Public Law 111-152.

(d) Reports and Financial Statements.

(i) Anthem has filed or furnished all registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC since January 1, 2013 (collectively, as they have been amended since the time of their filing and including all exhibits thereto and all other information incorporated therein, the “Anthem SEC Reports”). No material Subsidiary of Anthem is required to file any form, report, registration statement, prospectus or other document with the SEC. None of the Anthem SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Anthem SEC Reports (A) presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Anthem and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis throughout the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring adjustments that were not or are not expected to be material in amount, and lack of footnote disclosure, and (B) contains and reflects all necessary adjustments and accruals for a fair presentation of Anthem’s consolidated financial position and the consolidated results of its operations for the periods covered by such financial statements. All of such Anthem SEC Reports (including any financial statements included or incorporated by reference therein), as of their respective dates (and as of the date of any amendment to the respective Anthem SEC Report), complied as to form in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, applicable to such Anthem SEC Report.

(ii) Except (A) to the extent disclosed, reflected or reserved against in the balance sheet of Anthem included in the Anthem SEC Report last filed prior to the date hereof, (B) as incurred in the ordinary course of business consistent with past practice since the date of the balance sheet referred to in the preceding clause (A), or (C) as incurred in connection with or expressly contemplated by this Agreement, Anthem does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due, that have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem.

(e) Information Supplied.

(i) None of the information supplied or to be supplied by Anthem or any of its Subsidiaries (including Merger Sub) for inclusion or incorporation by reference in (A) the registration statement on Form S-4 to be filed with the SEC by Anthem in connection with the Share Issuance, or any of the amendments or supplements thereto (collectively, the “Form S-4”), will, at the time the Form S-4 is filed with the SEC, or at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (B) the joint proxy statement for use relating to the adoption by the stockholders of Cigna of this Agreement and approval by the shareholders of Anthem of the Share Issuance, or any of the amendments or supplements thereto (collectively, the “Joint Proxy Statement”), will, on the date it is first mailed to Anthem shareholders and to Cigna stockholders or at the time of the Anthem Shareholders Meeting (as defined in Section 5.1(c)) and the Cigna Stockholders Meeting (as defined in Section 5.1(b)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

(ii) Notwithstanding the foregoing provisions of this Section 3.1(e), no representation or warranty is made by Anthem with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement based on information not supplied by it or Merger Sub.

(f) Board Approval. The Board of Directors of Anthem, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way prior to the date of this Agreement (the “Anthem Board Approval”), has unanimously (i) approved this Agreement and the transactions contemplated hereby, including the Mergers, (ii) recommended that Anthem’s shareholders approve the Share Issuance and (iii) directed that such matter be submitted to Anthem’s shareholders for their approval. To the Knowledge of Anthem, except for Section 203 of the DGCL, no other “moratorium,” “control share,” “fair price,” or other state takeover statute applies or will apply to this Agreement, the Mergers or the other transactions contemplated by this Agreement.

(g) Vote Required. The affirmative vote of the holders of a majority of the votes cast at the Anthem Shareholders Meeting in favor of the Share Issuance (the “Required Anthem Vote”) is the only vote of the holders of any class or series of Anthem’s capital stock necessary to consummate the transactions contemplated hereby.

(h) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement (other than Anthem’s financing of the transactions contemplated by this Agreement), based upon arrangements made by or on behalf of Anthem, except UBS Securities LLC and Credit Suisse Securities (USA) LLC (together, the “Anthem Financial Advisors”), whose fees and expenses will be paid by Anthem in accordance with Anthem’s engagement letters with such firms. The estimated aggregate amount of such fees and expenses and certain other transaction fees and expenses have been disclosed to Cigna on or prior to the date hereof.

(i) Litigation; Compliance with Laws.

(i) There is no legal, administrative, arbitral or other suit, action, investigation or proceeding pending or, to the Knowledge of Anthem, threatened, against or affecting Anthem or any Subsidiary of Anthem that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem, nor is there any judgment, decree, injunction, rule, regulatory restriction or order of any Governmental Entity or arbitrator outstanding against Anthem, the assets of Anthem or any Subsidiary of Anthem that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem.

(ii) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem or to materially impair the ability of Anthem to consummate the transactions contemplated by this Agreement, Anthem and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, authorizations, waivers, franchises, certificates and other approvals of all Governmental Entities necessary for the operation of the businesses of Anthem and its Subsidiaries, taken as a whole (the “Anthem Permits”). Anthem and its Subsidiaries are in compliance with the terms of the Anthem Permits, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem. The businesses of Anthem and its Subsidiaries are not being conducted in violation of, and Anthem has not received any written notices of violations with respect to, any law, ordinance or regulation of any Governmental Entity, except for violations which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem.

(iii) Anthem and its Subsidiaries are, and Anthem and its Subsidiaries’ businesses are being conducted, in compliance with HIPAA, any implementing regulations and any state medical information laws applicable to the business of Anthem or its Subsidiaries, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem.

(iv) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem, Anthem and each of its Subsidiaries, and, to the Knowledge of Anthem, all of their respective directors, officers, agents and employees, are in compliance with, and Anthem and each of its Subsidiaries have compliance programs including policies and procedures reasonably designed to cause Anthem and its Subsidiaries and their respective directors, officers, agents and employees to be in compliance with, to the extent applicable, all Healthcare Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem, no third-party payment program has imposed a fine, penalty or other sanction on Anthem or any of its Subsidiaries and none of Anthem or any of its Subsidiaries has been excluded or suspended from participation in any such program.

(v) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem, none of Anthem, any of its Subsidiaries, or, to the Knowledge of Anthem, any director or executive officer of Anthem or any of its Subsidiaries, with respect to actions taken on behalf of Anthem or of its Subsidiaries, (A) has been assessed a civil monetary penalty under Section 1128A of the Social Security Act or any regulations promulgated thereunder, (B) has been excluded from participation in any federal health care program or state health care program (as such terms are defined by the Social Security Act), (C) has been convicted of any criminal offense relating to the delivery of any item or service under a federal health care program or (D) is a party to or subject to any action or proceeding concerning any of the matters described above in clauses (A) and (C).

(vi) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem, each of Anthem’s insurance and health maintenance Subsidiaries meets the requirements for participation in, and receipt of payment from, the Medicaid, Medicare Advantage and other state and federal health care programs in which it participates and is a party to one or more valid agreements with the applicable state agencies and the Centers for Medicare and Medicaid Services, as applicable, authorizing its participation.

(vii) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem, Anthem and each Anthem Subsidiary (i) is in compliance and since January 1, 2013 has been in compliance with the United States Foreign Corrupt Practices Act of 1977 (the “Foreign Corrupt Practices Act”) and any other United States and foreign laws concerning corrupting payments and (ii) since January 1, 2013, have not been, to the Knowledge of Anthem, investigated by any Governmental Entity with respect to, or been given written notice by a Governmental Entity of, any violation by Anthem or such Anthem Subsidiary of the Foreign Corrupt Practices Act or any other United States or foreign laws concerning corrupting payments.

(j) Absence of Certain Changes or Events. (i) Except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, since December 31, 2014, Anthem and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice; and (ii) since December 31, 2014 through the date of this Agreement, there has not been any change, circumstance or event which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem.

(k) Opinion of Anthem Financial Advisors. The Board of Directors of Anthem has received the opinions of the Anthem Financial Advisors, in each case, dated the date of this Agreement, to the effect that, as of such date, based upon and subject to the assumptions, qualifications and other matters set forth therein, the Merger Consideration is fair, from a financial point of view, to Anthem. A copy of each opinion will promptly be made available to Cigna after receipt by Anthem.

(l) Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem, (i) Anthem and each of its Subsidiaries have prepared all required Tax Returns and have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them, and such Tax Returns are complete and accurate in all respects; (ii) Anthem has paid all Taxes that are shown as due and payable on such Tax Returns or that Anthem or any of its Subsidiaries are obligated to pay without the filing of a Tax Return; (iii) Anthem and each of its Subsidiaries have paid all other assessments received to date in respect of Taxes other than such assessments being contested, or that will be contested, if necessary, in good faith and for which provision has been made in accordance with GAAP on the most recent balance sheet included in Anthem’s Annual Report on Form 10-K for the year ended December 31, 2014; (iv) Anthem and each of its Subsidiaries have withheld from amounts owing to any employee, independent contractor, creditor, stockholder, member or other Person all Taxes required by law to be withheld and have paid over to the proper Governmental Entity in a timely manner all such withheld amounts to the extent due and payable; (v) Anthem and its Subsidiaries have not waived any applicable statute of limitations with respect to Taxes and have not otherwise agreed to any extension of time with respect to a Tax assessment or deficiency (which waiver or agreement, as applicable, remains in effect) and are not presently contesting any Tax liability; (vi) neither Anthem nor any of its Subsidiaries have been members of any consolidated group for U.S. federal income tax purposes other than the consolidated group of which Anthem is the common parent; (vii) neither Anthem nor any of its Subsidiaries are parties to any tax sharing, allocation, indemnification or similar agreement or arrangement under which Cigna, Anthem or any of its Subsidiaries would reasonably be expected to be liable for any Taxes or other claims of any party, other than the Taxes of the members of the consolidated group of which Anthem is the common parent; (viii) neither Anthem nor any of its Subsidiaries have engaged in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2); (ix) no liens for Taxes exist with respect to any of the assets or properties of Anthem or its Subsidiaries, except for Permitted Liens; (x) neither Anthem nor any of its Subsidiaries have been party to a Section 355 transaction that would reasonably be expected to give rise to a Tax liability pursuant to Section 355(e) of the Code; (xi) within the preceding three (3) years, no written claim has been made by any Tax authority in a jurisdiction where Anthem or any of its Subsidiaries does not file Tax Returns that Anthem or any of its Subsidiaries is or may be subject to taxation by that jurisdiction; and (xii) there are not being conducted or threatened in writing by the Tax authorities of any nation, state or locality any audits, examinations, investigations, litigation, or other proceedings in respect of Taxes of Anthem or any of its Subsidiaries. Anthem is not aware of any fact or circumstance that would reasonably be expected to prevent the Mergers, taken together, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(m) Accounting and Financial Matters. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any Anthem SEC Reports. Since January 1, 2014, Anthem has not received written notice from the SEC or any other Governmental Entity that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or other Governmental Entity. Since January 1, 2014, Anthem’s independent public accounting firm has not informed Anthem that it has any material questions, challenges or disagreements regarding or pertaining to Anthem’s accounting policies or practices. Since January 1, 2014, to the Knowledge of Anthem, no officer or director of Anthem has received, or is entitled to receive, any material compensation from any entity that has engaged in or is engaging in any material transaction with Anthem or any of its Subsidiaries. There are no off-balance sheet special purpose entities and financing arrangements of Anthem and its Subsidiaries required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act that have not been so described in the Anthem SEC Reports.

(n) Securities Laws Matters; Internal Controls.

(i) With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the Anthem SEC Reports filed since January 1, 2013, the chief executive officer and chief financial officer of Anthem have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are complete and correct.

(ii) Anthem has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in Rule 13a-15 under the Exchange Act); such disclosure controls and procedures are reasonably designed to ensure that material information relating to Anthem, including its consolidated Subsidiaries, required to be disclosed in Anthem’s SEC Reports is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to management of Anthem and its Subsidiaries as appropriate to allow timely decisions regarding required disclosure and to enable the chief executive officer and the chief financial officer of Anthem to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(iii) The internal controls over financial reporting of Anthem and its Subsidiaries provide reasonable assurance regarding the reliability of the financial reporting of Anthem and its Subsidiaries and the preparation of the financial statements of Anthem and its Subsidiaries for external purposes in accordance with GAAP.

(iv) Anthem has disclosed, based on its most recent evaluation prior to the date hereof, to Anthem’s auditors and the audit committee of the Board of Directors of Anthem (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect Anthem’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of Anthem or its Subsidiaries. Anthem has made available to Cigna all such disclosures made by management to Cigna’s auditors and audit committee.

(v) Anthem is, or will timely be, in compliance, in all material respects, with all current and proposed listing and corporate governance requirements of the NYSE, and is in compliance in all material respects, and will continue to remain in compliance in all material respects from the date hereof until immediately after the Effective Time, with all rules, regulations and requirements of the Sarbanes-Oxley Act and the SEC.

(o) Financing. Anthem has delivered to Cigna (i) a correct and complete fully executed copy of the commitment letter, dated as of July 23, 2015, among Anthem, Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse AG, Credit Suisse Securities (USA) LLC, UBS Securities LLC and UBS AG, including all exhibits, schedules, annexes and amendments to such letter in effect as of the date of this Agreement and (ii) a correct and complete fully executed copy of the fee letter referenced therein (together, the “Commitment Letter”) (it being understood that such fee letter has been redacted to omit the fee amounts). Pursuant to, and subject to the terms and conditions of, the Commitment Letter, the commitment parties thereunder have committed to lend the amounts set forth therein (the provision of such funds as set forth therein, the “Financing”) for the purposes set forth in such Commitment Letter. The Commitment Letter has not been amended, restated or otherwise modified or waived prior to the execution and delivery of this Agreement, and the respective commitments contained in the Commitment Letter have not been withdrawn, rescinded, amended, restated or otherwise modified in any respect prior to the execution and delivery of this Agreement. As of the execution and delivery of this Agreement, the Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of each of Anthem and, to the Knowledge of Anthem, the other parties thereto, enforceable in accordance with its terms against Anthem and, to the Knowledge of Anthem, each of the other parties thereto, except as limited by laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any proceeding seeking enforcement may be brought. There are no conditions precedent related to the funding of the full amount of the Financing pursuant to the Commitment Letter, other than as expressly set forth in the Commitment Letter. Subject to the terms and conditions of the Commitment Letter, and assuming the accuracy of Cigna’s representations and warranties contained in Section 3.2 in all material respects, the net proceeds contemplated from the Financing, together with other financial resources of Anthem, will, in the aggregate, be sufficient for the payment of the Cash Consideration, any other amounts required to be paid pursuant to Article II and any other fees and expenses reasonably expected to be incurred in connection with this Agreement, the Mergers and the other transactions contemplated hereby. As of the execution and delivery of this Agreement, (i) no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default) or result in a failure to satisfy a condition precedent, in each case, on the part of Anthem or, to the Knowledge of Anthem, any other party to the Commitment Letter, under the Commitment Letter, and (ii) Anthem does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing or any other funds necessary for the satisfaction of all of Anthem’s and its Subsidiaries’ obligations under this Agreement will not be available to Anthem on the Closing Date. Anthem has fully paid all commitment fees or other fees to the extent required to be paid on or prior to the date of this Agreement in connection with the Financing.

(p) Statutory Financial Statements. Except as otherwise set forth therein, the annual statements and the quarterly statements filed by Anthem or any of its Subsidiaries with the insurance departments or other insurance or managed health care regulatory authorities of the states and other jurisdictions in which it has a domiciled insurance company or health maintenance organization or similar entity (the “Anthem State Agencies”) for the years ended December 31, 2012, 2013 and 2014, and for each quarterly and annual period ending after December 31, 2014 and prior to the Closing Date (the “Anthem State Agency Filings”) and the statutory balance sheets and income statements included in such Anthem State Agency Filings fairly present, or will fairly present, in all material respects the statutory financial condition and results of operations of Anthem or such Subsidiaries, as applicable, as of the date and for the periods indicated therein and have been prepared, or will be prepared, in all material respects, in accordance with applicable statutory accounting principles consistently applied throughout the periods indicated, except as may be reflected therein or in the notes thereto, or the statutory reports and related actuarial opinions for Anthem or its Subsidiaries for the 2014 fiscal year, and subject to the absence of notes required by statutory accounting principles and to normal year-end adjustments.

(q) Reserves. The loss reserves and other actuarial amounts of Anthem and its Subsidiaries recorded in their respective financial statements contained in the Anthem SEC Reports and the Anthem State Agency Filings as of December 31, 2014, as of such date: (i) were determined in all material respects in accordance with generally accepted actuarial standards consistently applied (except as otherwise noted in such financial statements); (ii) were fairly stated in all material respects in accordance with sound actuarial principles; (iii) satisfied all applicable laws and applicable requirements of the BCBSA in all material respects and have been computed on the basis of methodologies consistent in all material respects with those used in computing the corresponding reserves in the prior fiscal years, except as otherwise noted in the financial statements and notes thereto included in the Anthem SEC Reports or the Anthem State Agency Filings and related actuarial opinions for Anthem and its Subsidiaries for the 2014 fiscal year, copies of which were made available to Cigna prior to the date hereof; and (iv) include in all material respects provisions for all actuarial reserves and related items which ought to be established in accordance with applicable laws and regulations and in accordance, in all material respects, with prudent insurance practices generally followed in the insurance industry. To the Knowledge of Anthem, there are no facts or circumstances which would necessitate any material adverse change in the statutorily required reserves or reserves above those reflected in the most recent balance sheet (other than increases consistent with past experience resulting from increases in enrollment with respect to services provided by Anthem or its Subsidiaries); provided that, notwithstanding the foregoing, it is acknowledged and agreed by Cigna that Anthem is not making any representation or warranty in this Agreement and nothing contained in this Agreement or any other agreement, document or instrument to be delivered in connection with this Agreement is intended or shall be construed to be a representation or warranty of Anthem in respect of the adequacy or sufficiency of the reserves of Anthem or its regulated Subsidiaries.

(r) Affiliate Transactions.

(i) Since January 1, 2013, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of similar transactions, agreements, arrangements or understandings to which Anthem or any of its Subsidiaries was or is to be a party that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

(ii) There are no loans to any executive officer of Anthem or any of its Subsidiaries outstanding as of the date hereof, including the date of the loan, the amount of the loan and the date of any amendment to the terms of the loan.

(s) Off-Balance Sheet Arrangements. Neither Anthem nor any of its Subsidiaries are a party to, or have any commitment to become a party to, any joint venture, off-balance sheet partnership or similar contract (including any contract relating to any transaction or relationship between or among Anthem and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Anthem or any of its Subsidiaries in Anthem’s or such Subsidiary’s published financial statements or other Anthem SEC Reports.

(t) Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem: (i) the operations of Anthem and its Subsidiaries are and, since January 1, 2013, have been in compliance with all applicable Environmental Laws and with all Environmental Permits; (ii) there are no pending or, to the Knowledge of Anthem, threatened actions, suits, claims, investigations or other proceedings under or pursuant to Environmental Laws against Anthem or its Subsidiaries or, to the Knowledge of Anthem, involving any real property currently or formerly owned, operated or leased by Anthem or its Subsidiaries; (iii) to the Knowledge of Anthem, no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or formerly owned, operated or leased by Anthem or its Subsidiaries or operations thereon would reasonably be expected to result in Environmental Liabilities of Anthem or its Subsidiaries; (iv) all real property owned, and all real property operated or leased, by

Anthem or its Subsidiaries is free of Hazardous Materials in conditions or concentrations, in each case, that would reasonably be expected to result in Environmental Liabilities, and none of Anthem or any of its Subsidiaries has disposed of any Hazardous Materials on or about such premises that would reasonably be expected to result in Environmental Liabilities; and (v) no release, discharge, spillage or disposal of any Hazardous Material and no soil, water or air contamination by any Hazardous Material has occurred since January 1, 2013 or is occurring in, from or on such premises the result of which would reasonably be expected to result in Environmental Liabilities of Anthem or its Subsidiaries.

As used in this Agreement, “Environmental Laws” means any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirements (including common law) of any international authority, foreign government, the United States, or any state, local, municipal or other Governmental Entity, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or, as it relates to exposure to hazardous or toxic substances, of human health, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. sections 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. sections 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. sections 6901 et seq., the Clean Water Act, 33 U.S.C. sections 1251 et seq., the Clean Air Act, 42 U.S.C. sections 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. sections 2601 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. sections 136 et seq. and the Oil Pollution Act of 1990, 33 U.S.C. sections 2701 et seq., and all analogous state or local statutes. As used in this Agreement, “Environmental Liabilities” with respect to any Person means any and all liabilities of or relating to such Person or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such Person or any of such Subsidiaries), whether vested or unvested, contingent or fixed, which (i) arise under applicable Environmental Laws or with respect to the release or disposal of or exposure to Hazardous Materials and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date. As used in this Agreement, “Environmental Permits” means any and all permits, consents, licenses, approvals, registrations, notifications, exemptions and other authorizations required under any applicable Environmental Law. As used in this Agreement, “Hazardous Materials” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances of any kind, whether or not any such substance is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to any applicable Environmental Law.

(u) Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem, (i) Anthem and each of its Subsidiaries owns, is licensed or otherwise has the right to use (in each case, free and clear of any Liens), all Intellectual Property used or held for use in the conduct of its business as currently conducted; (ii) the use of any Intellectual Property by Anthem and its Subsidiaries does not infringe on, misappropriate or otherwise violate the rights of any Person and, where applicable, is in accordance with the license pursuant to which Anthem or any Subsidiary acquired the right to use such Intellectual Property; (iii) to the Knowledge of Anthem, no Person is challenging, infringing, misappropriating or otherwise violating any right of Anthem or any of its Subsidiaries with respect to any Intellectual Property owned by or licensed to Anthem or its Subsidiaries; (iv) since January 1, 2013, neither Anthem nor any of its Subsidiaries has received any written notice of any claim with respect to ownership, validity, registrability, enforceability, right to use, or infringement of any Intellectual Property used or held for use by Anthem and its Subsidiaries and, to the Knowledge of Anthem, no Intellectual Property owned or licensed by Anthem or its Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property; (v) Anthem and each of its Subsidiaries has taken reasonable measures to protect the secrecy and confidentiality of all confidential information that Anthem or any of its Subsidiaries owns or which is used or held for use in the conduct of Anthem’s business as currently conducted, and to the Knowledge of Anthem, such confidential information has not been used, disclosed to or discovered by any Person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached; and (vi) since January 1, 2013, Anthem and each of its Subsidiaries has complied with all applicable laws, regulations, contractual requirements, written terms of use and written privacy policies pertaining to data protection or information privacy, security, collection, use and disclosure, and no action, suit or other proceeding or inquiry has been instituted, settled or, to the Knowledge of Anthem, threatened, regarding any violation of or noncompliance with the same. All patents, trademark registrations, copyright registrations, Internet domain names and applications for any of the foregoing owned by Anthem or its Subsidiaries are subsisting and, to the Knowledge of Anthem, valid and enforceable, except for defects that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem.

For purposes of this Agreement, “Intellectual Property” shall mean trademarks, service marks, brand names, internet domain names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions and discoveries, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continued prosecution applications, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets, confidential information and know-how, and rights in any jurisdiction to limit the use or disclosure thereof by any Person; writings, compilations, databases and other works of authorship, whether copyrightable or not, in any jurisdiction; registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

(v) IT Assets. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem: (i) the IT Assets are reasonably sufficient for the operation of the business of Anthem and its Subsidiaries as currently conducted; (ii) the IT Assets of Anthem and its Subsidiaries are maintained, operate and perform in accordance with their documentation and functional specifications or otherwise as required by Anthem and its Subsidiaries in connection with Anthem’s business; (iii) there are no development, migration, integration or implementation projects concerning IT Assets currently being conducted by Anthem or its Subsidiaries; (iv) to Anthem’s Knowledge, such IT Assets do not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults, devices or elements that (A) enable or assist any Person to access without authorization such IT Assets or (B) otherwise materially adversely affect the functionality of such IT Assets; (v) Anthem and each of its Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices; (vi) to the Knowledge of Anthem, no Person has gained unauthorized access to such IT Assets or the data stored or processed by the IT Assets; and (vii) since January 1, 2013, there has been no failure, breakdown or continued substandard performance of any IT Assets that has caused a disruption or interruption in or to the use of such IT Assets or the operation of the business of Anthem or its Subsidiaries.

For purposes of this Agreement, “IT Assets” means all computers, computer software, firmware, middleware, servers, workstations, mobile devices, routers, hubs, switches, data communications lines and all other information technology equipment and services, including any cloud- based, outsourced or “Software-as-a-Service” type information technology arrangements which are used or held for use in the conduct of business of Anthem or Cigna, as applicable, and their respective Subsidiaries, as currently conducted.

(w) Certain Agreements. Section 3.1(w) of the Anthem Disclosure Letter lists, as of the date hereof, each of the following contracts, agreements or arrangements, whether written or oral, to which Anthem or any of its Subsidiaries is a party or by which it is bound (each contract, agreement or other arrangement required to be disclosed pursuant to this Section 3.1(w), an “Anthem Material Contract”): (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act); (ii) each loan and credit agreement, note, debenture, bond, indenture, mortgage, security agreement, pledge or other similar contract pursuant to which any material indebtedness for borrowed money of Anthem or any of its Subsidiaries is outstanding or may be incurred, other than any such contract between or among Anthem and any of Anthem’s wholly owned Subsidiaries; (iii) each partnership, joint venture or similar contract to which Anthem or any of its Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture, in each case material to Anthem and its Subsidiaries, taken as a whole; (iv) each contract relating to the disposition or acquisition by Anthem or any of its Subsidiaries, with obligations remaining to be performed or liabilities continuing after the date of this Agreement, of any material business or any material amount of assets (including Intellectual Property rights) other than in the ordinary course of business; (v) each material pharmacy benefit management contract; (vi) each contract to which Anthem or any of its Subsidiaries is a party with, or relating to, the BCBSA; and (vii) any non-competition agreement or any other agreement or arrangement that by its express terms (A) materially limits or otherwise materially restricts Anthem or any of its Affiliates or any successor thereto or (B) would, after the Effective Time, materially limit or otherwise materially restrict Anthem or any of its Affiliates, in each case from engaging or competing in any line of business material to Anthem and its Affiliates (taken as a whole) or in any geographic area material to Anthem and its Affiliates (taken as a whole) (other than exclusivity provisions or arrangements with providers of health care services). Anthem has previously made available to Cigna complete and accurate copies of each Anthem Material Contract listed in Section 3.1(w) of the Anthem Disclosure Letter. All of the Anthem Material Contracts are valid and binding and in full force and effect (except those which are cancelled, rescinded or terminated after the date hereof in accordance with their terms), except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem. To the Knowledge of Anthem, no Person is challenging the validity or enforceability of any Anthem Material Contract, except such challenges which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem. Neither Anthem nor any of its Subsidiaries, and, to the Knowledge of Anthem, as of the date hereof, none of the other parties thereto, has violated any provision of, or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under the provisions of, any Anthem Material Contract, except for those violations and defaults which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem.

(x) Employee Benefit Plans.

(i) To the Knowledge of Anthem, all material benefit and compensation plans, programs, policies, practices, contracts, agreements or arrangements covering current or former employees of Anthem and its Subsidiaries and current or former directors of Anthem under which there is a continuing financial obligation of Anthem, including “employee benefit plans” within the meaning of Section 3(3) of ERISA, employment, consulting, retirement, severance, termination or change in control agreements, deferred compensation, vacation, sick, stock option, stock purchase, stock appreciation rights, stock-based or other equity-based, incentive, bonus, supplemental retirement, profit-sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind (other than workers’ compensation, unemployment compensation and other government programs) (the “Anthem Plans”), other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, an “Anthem Multiemployer Plan”), since January 1, 2013, have been established, operated and administered in compliance with applicable laws, including ERISA and the Code, except for failures to comply that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem, each Anthem Plan, which is subject to ERISA (an “Anthem ERISA Plan”) and is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (an “Anthem Pension Plan”), intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service (“IRS”) or is entitled to rely upon a favorable opinion issued by the IRS. With respect to each material Anthem Plan, Anthem has made available to Cigna, to the extent applicable, true, correct and complete copies of (1) the Anthem Plan document, including any amendments thereto, (2) the most recently prepared actuarial report or financial statements, (3) the most recent summary plan description, and all material modifications thereto, and (4) the most recent IRS determination or opinion letter.

(ii) To the Knowledge of Anthem, neither Anthem nor any of its Subsidiaries has engaged in a transaction with respect to any Anthem ERISA Plan, which, assuming the taxable period of such transaction expired as of the date hereof, would reasonably be expected to subject Anthem or any Subsidiary to a Tax or penalty imposed by Section 4975 of the Code in an amount which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem.

(iii) There are no pending or, to the Knowledge of Anthem, threatened claims (other than routine claims for benefits) by, on behalf of or against any Anthem Plan or any trust related thereto which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem, and no audit or other proceeding by a Governmental Entity is pending or, to the Knowledge of Anthem, threatened with respect to such plan which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem.

(iv) Neither Anthem nor any of its Subsidiaries has or is expected to incur any liability under subtitles C or D of Title IV of ERISA with respect to any ongoing, frozen or terminated Single-Employer Plan currently or formerly maintained by any of them, or any other entity that, together with Anthem or any of its Subsidiaries, is treated as a single employer under Section 414 of the Code or Section 4001 of ERISA (each, an “Anthem ERISA Affiliate”), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem. No Anthem Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code).

(v) With respect to any Anthem Multiemployer Plan contributed to by Anthem, any of its Subsidiaries or any Anthem ERISA Affiliate, (i) none of Anthem, any of its Subsidiaries or any Anthem ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem, and (ii) a complete withdrawal from all such Anthem Multiemployer Plans at the Effective Time would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem.

(vi) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem, no Anthem Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any current or former employee of Anthem or its Subsidiaries, other than pursuant to Part 6 of Title I of ERISA or Section 4980B of the Code, any similar state or local law or any foreign law.

(y) Labor Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem, (i) neither Anthem nor any of its Subsidiaries is a party to any collective bargaining or works council agreement or other agreement with a labor union or like organization, (ii) as of the date hereof, to the Knowledge of Anthem, there are no activities or proceedings of any labor organization to organize any employees of Anthem or any of its Subsidiaries and no demand for recognition as the exclusive bargaining representative of any employees has been made by or on behalf of any labor or like organization, and (iii) as of the date hereof, there is no pending or, to the Knowledge of Anthem, threatened strike, lockout, slowdown, or work stoppage.

(z) Insurance. All insurance policies (“Anthem Policies”) that provide coverage for the business and assets of Anthem and the Anthem Subsidiaries are in full force and effect, except for such failures to be in full force and effect that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem, neither Anthem nor any Anthem Subsidiary is in breach or default, and neither Anthem nor any Anthem Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any material Anthem Policies. With respect to each of the legal proceedings set forth in the Anthem SEC Reports, no insurer with respect to any material Anthem Policy has informed Anthem or any Anthem Subsidiary in writing of any denial of coverage, except for such denials that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem. Anthem and the Anthem Subsidiaries have not received any written notice of cancellation of any of the Anthem Policies, except for such cancellations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem.

(aa) Capital or Surplus Maintenance. None of the Subsidiaries of Anthem is subject to any requirement to maintain capital or surplus amounts or levels, or is subject to any restriction on the payment of dividends or other distributions on its shares of capital stock, except for any such requirements or restrictions under insurance or other laws or regulations of general application.

(bb) No Other Representations or Warranties. Except for the representations and warranties contained in Section 3.2, Anthem acknowledges that none of Cigna, any of its Subsidiaries or any other Person on behalf of Cigna makes any express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

3.2 Representations and Warranties of Cigna. Except (x) as expressly disclosed in the Cigna SEC Reports (as defined in Section 3.2(d)(i)) filed or furnished after January 1, 2014 and publicly available prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosures of risks or other matters included in any “forward-looking statements”, disclaimers or other statements that are cautionary, predictive or forward-looking in nature); provided, that the disclosures in the Cigna SEC Reports shall not be deemed to qualify any representation or warranty contained in Section 3.2(a), Section 3.2(b), Section 3.2(c), Section 3.2(h) or Section 3.2(k), or (y) as set forth in the Cigna Disclosure Letter delivered by Cigna to Anthem prior to the execution of this Agreement (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein and any other representation and warranty or covenant to which its relevance is reasonably apparent) (the “Cigna Disclosure Letter”), Cigna represents and warrants to Anthem and Merger Sub as follows:

(a) Organization, Standing and Power; Subsidiaries.

(i) Each of Cigna and each of its Subsidiaries is a corporation or other Person duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna, and is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or license necessary, other than in such jurisdictions where the failure to be so qualified, licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna. The copies of the certificate of incorporation and bylaws (or equivalent organizational documents) of Cigna and its material Subsidiaries that were previously furnished or made available to Anthem are true, complete and correct copies of such documents as in effect on the date of this Agreement.

(ii) All the outstanding shares of capital stock of, or other equity interests in, each of its Subsidiaries have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Cigna, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities laws. Neither Cigna nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity that is or would reasonably be expected to be material to Cigna and its Subsidiaries, taken as a whole.

(iii) Section 3.2(a)(iii) of the Cigna Disclosure Letter sets forth a true and complete list of each material Subsidiary of Cigna as of the date of this Agreement, its jurisdiction of incorporation or organization, and, if a regulated Subsidiary of Cigna, each jurisdiction where it is licensed by the state department of insurance, state department of health or other applicable foreign, federal or state agency.

(b) Capital Structure.

(i) The authorized capital stock of Cigna consists of (A) 600,000,000 shares of Cigna Common Stock, of which 257,496,123 shares were outstanding as of July 20, 2015 and (B) 25,000,000 shares of preferred stock, par value $1.00 per share, none of which are outstanding. Except for Cigna Common Stock issued upon exercise of Cigna Stock Options or settlement of Other Stock Awards in accordance with their terms, no shares of Cigna Common Stock have been issued between July 20, 2015 and the date hereof. All issued and outstanding shares of the capital stock of Cigna are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to (or has been issued in violation of) preemptive rights. There were outstanding as of the date hereof no options, warrants or other rights to acquire capital stock from Cigna other than the Cigna Stock Options representing in the aggregate the right to purchase no more than 6,754,613 shares of Cigna Common Stock under the Cigna Stock Plan or otherwise. Section 3.2(b)(i) of the Cigna Disclosure Letter sets forth a complete and correct list of (x) as of July 20, 2015, the number of shares of Cigna Common Stock subject to outstanding Cigna Stock Options and the date of grant, vesting date, expiration date, exercise price or base price and holder of each such Cigna Stock Option and (y) as of July 20, 2015, the number of shares of Cigna Common Stock subject to outstanding Other Stock Awards and the date of grant, vesting date, expiration date, if applicable, base price, and holder of each such Other Stock Award. There are no shareholder agreements, voting trusts or other agreements or understandings to which Cigna is a party or by which it is bound relating to the voting of any shares of the capital stock of Cigna.

(ii) No bonds, debentures, notes or other indebtedness of Cigna having the right to vote on any matters on which stockholders of Cigna may vote, are issued or outstanding.

(iii) Except as otherwise set forth in this Section 3.2(b), as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Cigna or any of its Subsidiaries is a party or by which any of them is bound obligating Cigna or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Cigna or any of its Subsidiaries or obligating Cigna or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding obligations of Cigna or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Cigna or any of its Subsidiaries.

(c) Authority; No Conflicts.

(i) Cigna has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject to the adoption of this Agreement by the Required Cigna Vote (as defined in Section 3.2(g)) in the case of the Merger. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Cigna, subject in the case of the Merger to the adoption of this Agreement by the Required Cigna Vote. This Agreement has been duly executed and delivered by Cigna and, assuming that this Agreement constitutes a valid and binding agreement of Anthem and Merger Sub, constitutes a valid and binding agreement of Cigna, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

(ii) The execution and delivery of this Agreement by Cigna does not, and the consummation by Cigna of the Merger and the other transactions contemplated hereby will not, conflict with, or result in a Violation pursuant to: (A) any provision of the certificate of incorporation or bylaws or equivalent organizational document of Cigna or any material Subsidiary of Cigna or (B) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna, and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 3.2(c)(iii), any loan or credit agreement, security agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, contract, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Cigna or any material Subsidiary of Cigna or their respective properties or assets.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or expiry of any related waiting period is required by or with respect to Cigna or any material Subsidiary of Cigna in connection with the execution and delivery of this Agreement by Cigna or the consummation of the Merger and the other transactions contemplated hereby, except for the Necessary Consents and such consents, approvals, orders, authorizations, registrations, declarations, licenses and filings and expiry of waiting periods the failure of which to make or obtain, or expire, as the case may be, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna.

(d) Reports and Financial Statements.

(i) Cigna has filed or furnished all registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC since January 1, 2013 (collectively, as they have been amended since the time of their filing and including all exhibits thereto and all other information incorporated therein, the “Cigna SEC Reports”). No material Subsidiary of Cigna is required to file any form, report, registration statement, prospectus or other document with the SEC. None of the Cigna SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Cigna SEC Reports (A) presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Cigna and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP applied on a consistent basis throughout the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring adjustments that were not or are not expected to be material in amount, and lack of footnote disclosure, and (B) contains and reflects all necessary adjustments and accruals for a fair presentation of Cigna’s consolidated financial position and the consolidated results of its operations for the periods covered by such financial statements. All of such Cigna SEC Reports (including any financial statements included or incorporated by reference therein), as of their respective dates (and as of the date of any amendment to the respective Cigna SEC Report), complied as to form in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, applicable to such Cigna SEC Report.

(ii) Except (A) to the extent disclosed, reflected or reserved against in the balance sheet of Cigna included in the Cigna SEC Report last filed prior to the date hereof, (B) as incurred in the ordinary course of business consistent with past practice since the date of the balance sheet referred to in the preceding clause (A), or (C) as incurred in connection with or expressly contemplated by this Agreement, Cigna does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due, that have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna.

(e) Information Supplied.

(i) None of the information supplied or to be supplied by Cigna or any of its Subsidiaries for inclusion or incorporation by reference in (A) the Form S-4 will, at the time the Form S-4 is filed with the SEC, or at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (B) the Joint Proxy Statement will, on the date it is first mailed to Cigna stockholders and to Anthem shareholders or at the time of the Cigna Stockholders Meeting and the Anthem Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

(ii) Notwithstanding the foregoing provisions of this Section 3.2(e), no representation or warranty is made by Cigna with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement based on information not supplied by it.

(f) Board Approval. The Board of Directors of Cigna, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way prior to the date of this Agreement (the “Cigna Board Approval”), has unanimously (i) declared that this Agreement and the Mergers are advisable, (ii) approved this Agreement and the transactions contemplated hereby, (iii) recommended that Cigna’s stockholders adopt this Agreement and (iv) directed that this Agreement be submitted to Cigna’s stockholders for their adoption. The Board of Directors of Cigna has approved this Agreement and the Mergers and the other transactions contemplated hereby for purposes of Section 203 of the DGCL and Article Tenth of Cigna’s Restated Certificate of Incorporation, each of which has been rendered inapplicable, and, to the Knowledge of Cigna, no other “moratorium,” “control share,” “fair price,” or other state takeover statute applies or will apply to this Agreement, the Mergers or the other transactions contemplated by this Agreement.

(g) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Cigna Common Stock entitled to vote upon adoption of this Agreement at the Cigna Stockholders Meeting (“Required Cigna Vote”) is the only vote of the holders of any class or series of Cigna’s capital stock necessary to consummate the transactions contemplated hereby.

(h) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Cigna, except Morgan Stanley & Co., Inc. (the “Cigna Financial Advisor”), whose fees and expenses will be paid by Cigna in accordance with Cigna’s engagement letter with such firm. The estimated aggregate amount of such fees and expenses and certain other transaction fees and expenses have been disclosed to Anthem on or prior to the date hereof.

(i) Litigation; Compliance with Laws.

(i) There is no legal, administrative, arbitral or other suit, action, investigation or proceeding pending or, to the Knowledge of Cigna, threatened, against or affecting Cigna or any Subsidiary of Cigna that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna, nor is there any judgment, decree, injunction, rule, regulatory restriction or order of any Governmental Entity or arbitrator outstanding against Cigna, the assets of Cigna or any Subsidiary of Cigna that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna.

(ii) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna or to materially impair the ability of Cigna to consummate the transactions contemplated by this Agreement, Cigna and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, authorizations, waivers, franchises, certificates and other approvals of all Governmental Entities necessary for the operation of the businesses of Cigna and its Subsidiaries, taken as a whole (the “Cigna Permits”). Cigna and its Subsidiaries are in compliance with the terms of the Cigna Permits, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna. The businesses of Cigna and its Subsidiaries are not being conducted in violation of, and Cigna has not received any written notices of violations with respect to, any law, ordinance or regulation of any Governmental Entity, except for violations which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna.

(iii) Cigna and its Subsidiaries are, and Cigna and its Subsidiaries’ businesses are being conducted, in compliance with HIPAA, any implementing regulations and any state medical information laws applicable to the business of Cigna or its Subsidiaries, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna.

(iv) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna, Cigna and each of its Subsidiaries, and, to the Knowledge of Cigna, all of their respective directors, officers, agents and employees, are in compliance with, and Cigna and each of its Subsidiaries have compliance programs including policies and procedures reasonably designed to cause Cigna and its Subsidiaries and their respective directors, officers, agents and employees to be in compliance with, to the extent applicable, all Healthcare Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna, no third-party payment program has imposed a fine, penalty or other sanction on Cigna or any of its Subsidiaries and none of Cigna or any of its Subsidiaries has been excluded or suspended from participation in any such program.

(v) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna, none of Cigna, any of its Subsidiaries, or, to the Knowledge of Cigna, any director or executive officer of Cigna or any of its Subsidiaries, with respect to actions taken on behalf of Cigna or of its Subsidiaries, (A) has been assessed a civil monetary penalty under Section 1128A of the Social Security Act or any regulations promulgated thereunder, (B) has been excluded from participation in any federal health care program or state health care program (as such terms are defined by the Social Security Act), (C) has been convicted of any criminal offense relating to the delivery of any item or service under a federal health care program or (D) is a party to or subject to any action or proceeding concerning any of the matters described above in clauses (A) and (C).

(vi) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna, each of Cigna’s insurance and health maintenance Subsidiaries meets the requirements for participation in, and receipt of payment from, the Medicaid, Medicare Advantage and other state and federal health care programs in which it participates and is a party to one or more valid agreements with the applicable state agencies and the Centers for Medicare and Medicaid Services, as applicable, authorizing its participation.

(vii) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna, Cigna and each Cigna Subsidiary (i) is in compliance and since January 1, 2013 has been in compliance with the Foreign Corrupt Practices Act and any other United States and foreign laws concerning corrupting payments and (ii) since January 1, 2013, have not been, to the Knowledge of Cigna, investigated by any Governmental Entity with respect to, or been given written notice by a Governmental Entity of, any violation by Cigna or such Cigna Subsidiary of the Foreign Corrupt Practices Act or any other United States or foreign laws concerning corrupting payments.

(j) Absence of Certain Changes or Events. (i) Except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, since December 31, 2014, Cigna and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice; and (ii) since December 31, 2014 through the date of this Agreement, there has not been any change, circumstance or event which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna.

(k) Opinion of Cigna Financial Advisor. The Board of Directors of Cigna has received the opinion of the Cigna Financial Advisor, dated the date of this Agreement, to the effect that, as of such date, based upon and subject to the assumptions, qualifications and other matters set forth therein, the Merger Consideration to be received by the holders of Cigna Common Stock pursuant to this Agreement is fair, from a financial point of view, to the holders of Cigna Common Stock (other than Anthem and its Affiliates). A copy of such opinion will promptly be made available to Anthem after receipt by Cigna.

(l) Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna, (i) Cigna and each of its Subsidiaries have prepared all required Tax Returns and have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them, and such Tax Returns are complete and accurate in all respects; (ii) Cigna has paid all Taxes that are shown as due and payable on such Tax Returns or that Cigna or any of its Subsidiaries are obligated to pay without the filing of a Tax Return; (iii) Cigna and each of its Subsidiaries have paid all other assessments received to date in respect of Taxes other than such assessments being contested, or that will be contested, if necessary, in good faith and for which provision has been made in accordance with GAAP on the most recent balance sheet included in Cigna’s Annual Report on Form 10-K for the year ended December 31, 2014; (iv) Cigna and each of its Subsidiaries have withheld from amounts owing to any employee, independent contractor, creditor, stockholder, member or other Person all Taxes required by law to be withheld and have paid over to the proper Governmental Entity in a timely manner all such withheld amounts to the extent due and payable; (v) Cigna and its Subsidiaries have not waived any applicable statute of limitations with respect to Taxes and have not otherwise agreed to any extension of time with respect to a Tax assessment or deficiency (which waiver or agreement, as applicable, remains in effect) and are not presently contesting any Tax liability; (vi) neither Cigna nor any of its Subsidiaries have been members of any consolidated group for U.S. federal income tax purposes other than the consolidated group of which Cigna is the common parent; (vii) neither Cigna nor any of its Subsidiaries are parties to any tax sharing, allocation, indemnification or similar agreement or arrangement under which Anthem, Cigna or any of its Subsidiaries would reasonably be expected to be liable for any Taxes or other claims of any party, other than the Taxes of the members of the consolidated group of which Cigna is the common parent; (viii) neither Cigna nor any of its Subsidiaries have engaged in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2); (ix) no liens for Taxes exist with respect to any of the assets or properties of Cigna or its Subsidiaries, except for Permitted Liens; (x) neither Cigna nor any of its Subsidiaries have been party to a Section 355 transaction that would reasonably be expected to give rise to a Tax liability pursuant to Section 355(e) of the Code; (xi) within the preceding three (3) years, no written claim has been made by any Tax authority in a jurisdiction where Cigna or any of its Subsidiaries does not file Tax Returns that Cigna or any of its Subsidiaries is or may be subject to taxation by that jurisdiction; and (xii) there are not being conducted or threatened in writing by the Tax authorities of any nation, state or locality any audits, examinations, investigations, litigation, or other proceedings in respect of Taxes of Cigna or any of its Subsidiaries. Cigna is not aware of any fact or circumstance that would reasonably be expected to prevent the Mergers, taken together, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(m) Accounting and Financial Matters. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any Cigna SEC Reports. Since January 1, 2014, Cigna has not received written notice from the SEC or any other Governmental Entity that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or other Governmental Entity. Since January 1, 2014, Cigna’s independent public accounting firm has not informed Cigna that it has any material questions, challenges or disagreements regarding or pertaining to Cigna’s accounting policies or practices. Since January 1, 2014, to the Knowledge of Cigna, no officer or director of Cigna has received, or is entitled to receive, any material compensation from any entity that has engaged in or is engaging in any material transaction with Cigna or any of its Subsidiaries. There are no off-balance sheet special purpose entities and financing arrangements of Cigna and its Subsidiaries required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act that have not been so described in the Cigna SEC Reports.

(n) Securities Laws Matters; Internal Controls.

(i) With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the Cigna SEC Reports filed since January 1, 2013, the chief executive officer and chief financial officer of Cigna have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are complete and correct.

(ii) Cigna has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in Rule 13a-15 under the Exchange Act); such disclosure controls and procedures are reasonably designed to ensure that material information relating to Cigna, including its consolidated Subsidiaries, required to be disclosed in Cigna’s SEC Reports is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to management of Cigna and its Subsidiaries as appropriate to allow timely decisions regarding required disclosure and to enable the chief executive officer and the chief financial officer of Cigna to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(iii) The internal controls over financial reporting of Cigna and its Subsidiaries provide reasonable assurance regarding the reliability of the financial reporting of Cigna and its Subsidiaries and the preparation of the financial statements of Cigna and its Subsidiaries for external purposes in accordance with GAAP.

(iv) Cigna has disclosed, based on its most recent evaluation prior to the date hereof, to Cigna’s auditors and the audit committee of the Board of Directors of Cigna (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect Cigna’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of Cigna or its Subsidiaries. Cigna has made available to Anthem all such disclosures made by management to Cigna’s auditors and audit committee.

(v) Cigna is, or will timely be, in compliance, in all material respects, with all current and proposed listing and corporate governance requirements of the NYSE, and is in compliance in all material respects, and will continue to remain in compliance in all material respects from the date hereof until the Effective Time, with all rules, regulations and requirements of the Sarbanes-Oxley Act and the SEC.

(o) Statutory Financial Statements. Except as otherwise set forth therein, the annual statements and the quarterly statements filed by Cigna or any of its Subsidiaries with the insurance departments or other insurance or managed health care regulatory authorities of the states and other jurisdictions in which it has a domiciled insurance company or health maintenance organization or similar entity (the “Cigna State Agencies”) for the years ended December 31, 2012, 2013 and 2014, and for each quarterly and annual period ending after December 31, 2014 and prior to the Closing Date (the “Cigna State Agency Filings”) and the statutory balance sheets and income statements included in such Cigna State Agency Filings fairly present, or will fairly present, in all material respects the statutory financial condition and results of operations of Cigna or such Subsidiaries, as applicable, as of the date and for the periods indicated therein and have been prepared, or will be prepared, in all material respects, in accordance with applicable statutory accounting principles consistently applied throughout the periods indicated, except as may be reflected therein or in the notes thereto, or the statutory reports and related actuarial opinions for Cigna or its Subsidiaries for the 2014 fiscal year, and subject to the absence of notes required by statutory accounting principles and to normal year-end adjustments.

(p) Reserves. The loss reserves and other actuarial amounts of Cigna and its Subsidiaries recorded in their respective financial statements contained in the Cigna SEC Reports and the Cigna State Agency Filings as of December 31, 2014, as of such date: (i) were determined in all material respects in accordance with generally accepted actuarial standards consistently applied (except as otherwise noted in such financial statements);

(ii) were fairly stated in all material respects in accordance with sound actuarial principles; (iii) satisfied all applicable laws in all material respects and have been computed on the basis of methodologies consistent in all material respects with those used in computing the corresponding reserves in the prior fiscal years, except as otherwise noted in the financial statements and notes thereto included in the Cigna SEC Reports or the Cigna State Agency Filings and related actuarial opinions for Cigna and its Subsidiaries for the 2014 fiscal year, copies of which were made available to Anthem prior to the date hereof; and (iv) include in all material respects provisions for all actuarial reserves and related items which ought to be established in accordance with applicable laws and regulations and in accordance, in all material respects, with prudent insurance practices generally followed in the insurance industry. To the Knowledge of Cigna, there are no facts or circumstances which would necessitate any material adverse change in the statutorily required reserves or reserves above those reflected in the most recent balance sheet (other than increases consistent with past experience resulting from increases in enrollment with respect to services provided by Cigna or its Subsidiaries); provided that, notwithstanding the foregoing, it is acknowledged and agreed by Anthem that Cigna is not making any representation or warranty in this Agreement and nothing contained in this Agreement or any other agreement, document or instrument to be delivered in connection with this Agreement is intended or shall be construed to be a representation or warranty of Cigna in respect of the adequacy or sufficiency of the reserves of Cigna or its regulated Subsidiaries.

(q) Affiliate Transactions.

(i) Since January 1, 2013, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of similar transactions, agreements, arrangements or understandings to which Cigna or any of its Subsidiaries was or is to be a party that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

(ii) There are no loans to any executive officer of Cigna or any of its Subsidiaries outstanding as of the date hereof, including the date of the loan, the amount of the loan and the date of any amendment to the terms of the loan.

(r) Off-Balance Sheet Arrangements. Neither Cigna nor any of its Subsidiaries are a party to, or have any commitment to become a party to, any joint venture, off-balance sheet partnership or similar contract (including any contract relating to any transaction or relationship between or among Cigna and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Cigna or any of its Subsidiaries in Cigna’s or such Subsidiary’s published financial statements or other Cigna SEC Reports.

(s) Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna: (i) the operations of Cigna and its Subsidiaries are and, since January 1, 2013, have been in compliance with all applicable Environmental Laws and with all Environmental Permits; (ii) there are no pending or, to the Knowledge of Cigna, threatened actions, suits, claims, investigations or other proceedings under or pursuant to Environmental Laws against Cigna or its Subsidiaries or, to the Knowledge of Cigna, involving any real property currently or formerly owned, operated or leased by Cigna or its Subsidiaries; (iii) to the Knowledge of Cigna, no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or formerly owned, operated or leased by Cigna or its Subsidiaries or operations thereon would reasonably be expected to result in Environmental Liabilities of Cigna or its Subsidiaries; (iv) all real property owned, and all real property operated or leased, by Cigna or its Subsidiaries is free of Hazardous Materials in conditions or concentrations, in each case, that would reasonably be expected to result in Environmental Liabilities, and none of Cigna or any of its Subsidiaries has disposed of any Hazardous Materials on or about such premises that would reasonably be expected to result in Environmental Liabilities; and (v) no release, discharge, spillage or disposal of any Hazardous Material and no soil, water or air contamination by any Hazardous Material has occurred since January 1, 2013 or is occurring in, from or on such premises the result of which would reasonably be expected to result in Environmental Liabilities of Cigna or its Subsidiaries.

(t) Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna, (i) Cigna and each of its Subsidiaries owns, is licensed or otherwise has the right to use (in each case, free and clear of any Liens), all Intellectual Property used or held for use in the conduct of its business as currently conducted; (ii) the use of any Intellectual Property by Cigna and its Subsidiaries does not infringe on, misappropriate or otherwise violate the rights of any Person and, where applicable, is in accordance with the license pursuant to which Cigna or any Subsidiary acquired the right to use such Intellectual Property; (iii) to the Knowledge of Cigna, no Person is challenging, infringing, misappropriating or otherwise violating any right of Cigna or any of its Subsidiaries with respect to any Intellectual Property owned by or licensed to Cigna or its Subsidiaries; (iv) since January 1, 2013, neither Cigna nor any of its Subsidiaries has received any written notice of any claim with respect to ownership, validity, registrability, enforceability, right to use, or infringement of any Intellectual Property used or held for use by Cigna and its Subsidiaries and, to the Knowledge of Cigna, no Intellectual Property owned or licensed by Cigna or its Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property; (v) Cigna and each of its Subsidiaries has taken reasonable measures to protect the secrecy and confidentiality of all confidential information that Cigna or any of its Subsidiaries owns or which is used or held for use in the conduct of Cigna’s business as currently conducted, and to the Knowledge of Cigna, such confidential information has not been used, disclosed to or discovered by any Person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached; and (vi) since January 1, 2013, Cigna and each of its Subsidiaries has complied with all applicable laws, regulations, contractual requirements, written terms of use and written privacy policies pertaining to data protection or information privacy, security, collection, use and disclosure, and no action, suit or other proceeding or inquiry has been instituted, settled or, to the Knowledge of Cigna, threatened, regarding any violation of or noncompliance with the same. All patents, trademark registrations, copyright registrations, Internet domain names and applications for any of the foregoing owned by Cigna or its Subsidiaries are subsisting and, to the Knowledge of Cigna, valid and enforceable, except for defects that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna.

(u) IT Assets. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna: (i) the IT Assets are reasonably sufficient for the operation of the business of Cigna and its Subsidiaries as currently conducted; (ii) the IT Assets of Cigna and its Subsidiaries are maintained, operate and perform in accordance with their documentation and functional specifications or otherwise as required by Cigna and its Subsidiaries in connection with Cigna’s business; (iii) there are no development, migration, integration or implementation projects concerning IT Assets currently being conducted by Cigna or its Subsidiaries; (iv) to Cigna’s Knowledge, such IT Assets do not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults, devices or elements that (A) enable or assist any Person to access without authorization such IT Assets or (B) otherwise materially adversely affect the functionality of such IT Assets; (v) Cigna and each of its Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices; (vi) to the Knowledge of Cigna, no Person has gained unauthorized access to such IT Assets or the data stored or processed by the IT Assets; and (vii) since January 1, 2013, there has been no failure, breakdown or continued substandard performance of any IT Assets that has caused a disruption or interruption in or to the use of such IT Assets or the operation of the business of Cigna or its Subsidiaries.

(v) Certain Agreements. Section 3.2(v) of the Cigna Disclosure Letter lists, as of the date hereof, each of the following contracts, agreements or arrangements, whether written or oral, to which Cigna or any of its Subsidiaries is a party or by which it is bound (each contract, agreement or other arrangement required to be disclosed pursuant to this Section 3.2(v), a “Cigna Material Contract”): (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act); (ii) each loan and credit agreement, note, debenture, bond, indenture, mortgage, security agreement, pledge or other similar contract pursuant to which any material indebtedness for borrowed money of Cigna or any of its Subsidiaries is outstanding or may be incurred, other than any such contract between or among Cigna and any of Cigna’s wholly owned Subsidiaries; (iii) each partnership, joint venture or similar contract to which Cigna or any of its Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture, in each case material to Cigna and its Subsidiaries, taken as a whole; (iv) each contract relating to the disposition or acquisition by Cigna or any of its Subsidiaries, with obligations remaining to be performed or liabilities continuing after the date of this Agreement, of any material business or any material amount of assets (including Intellectual Property rights) other than in the ordinary course of business; (v) each material pharmacy benefit management contract; and (vi) any non-competition agreement or any other agreement or arrangement that by its express terms (A) materially limits or otherwise materially restricts Cigna or any of its Affiliates or any successor thereto or (B) would, after the Effective Time, materially limit or otherwise materially restrict Cigna or any of its Affiliates, in each case from engaging or competing in any line of business material to Cigna and its Affiliates (taken as a whole) or in any geographic area material to Cigna and its Affiliates (taken as a whole) (other than exclusivity provisions or arrangements with providers of health care services). Cigna has previously made available to Anthem complete and accurate copies of each Cigna Material Contract listed in Section 3.2(v) of the Cigna Disclosure Letter. All of the Cigna Material Contracts are valid and binding and in full force and effect (except those which are cancelled, rescinded or terminated after the date hereof in accordance with their terms), except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna. To the Knowledge of Cigna, no Person is challenging the validity or enforceability of any Cigna Material Contract, except such challenges which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna. Neither Cigna nor any of its Subsidiaries, and, to the Knowledge of Cigna, as of the date hereof, none of the other parties thereto, has violated any provision of, or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under the provisions of, any Cigna Material Contract, except for those violations and defaults which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna.

(w) Employee Benefit Plans.

(i) To the Knowledge of Cigna, all material benefit and compensation plans, programs, policies, practices, contracts, agreements or arrangements covering current or former employees of Cigna and its Subsidiaries and current or former directors of Cigna under which there is a continuing financial obligation of Cigna, including “employee benefit plans” within the meaning of Section 3(3) of ERISA, employment, consulting, retirement, severance, termination or change in control agreements, deferred compensation, vacation, sick, stock option, stock purchase, stock appreciation rights, stock-based or other equity-based, incentive, bonus, supplemental retirement, profit-sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind (other than workers’ compensation, unemployment compensation and other government programs) (the “Cigna Plans”), other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Cigna Multiemployer Plan”), since January 1, 2013, have been established, operated and administered in compliance with applicable laws, including ERISA and the Code, except for failures to comply that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna, each Cigna Plan, which is subject to ERISA (a “Cigna ERISA Plan”) and is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Cigna Pension Plan”), intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS. With respect to each material Cigna Plan, Cigna has made available to Anthem, to the extent applicable, true, correct and complete copies of (1) the Cigna Plan document, including any amendments thereto, (2) the most recently prepared actuarial report or financial statements, (3) the most recent summary plan description, and all material modifications thereto, and (4) the most recent IRS determination or opinion letter.

(ii) To the Knowledge of Cigna, neither Cigna nor any of its Subsidiaries has engaged in a transaction with respect to any Cigna ERISA Plan, which, assuming the taxable period of such transaction expired as of the date hereof, would reasonably be expected to subject Cigna or any Subsidiary to a Tax or penalty imposed by Section 4975 of the Code in an amount which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna.

(iii) There are no pending or, to the Knowledge of Cigna, threatened claims (other than routine claims for benefits) by, on behalf of or against any Cigna Plan or any trust related thereto which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna, and no audit or other proceeding by a Governmental Entity is pending or, to the Knowledge of Cigna, threatened with respect to such plan which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna.

(iv) Neither Cigna nor any of its Subsidiaries has or is expected to incur any liability under subtitles C or D of Title IV of ERISA with respect to any ongoing, frozen or terminated Single-Employer Plan currently or formerly maintained by any of them, or any other entity that, together with Cigna or any of its Subsidiaries, is treated as a single employer under Section 414 of the Code or Section 4001 of ERISA (each, a “Cigna ERISA Affiliate”), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna. No Cigna Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code).

(v) With respect to any Cigna Multiemployer Plan contributed to by Cigna, any of its Subsidiaries or any Cigna ERISA Affiliate, (i) none of Cigna, any of its Subsidiaries or any Cigna ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna, and (ii) a complete withdrawal from all such Cigna Multiemployer Plans at the Effective Time would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna.

(vi) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna, no Cigna Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any current or former employee of Cigna or its Subsidiaries, other than pursuant to Part 6 of Title I of ERISA or Section 4980B of the Code, any similar state or local law or any foreign law.

(vii) Neither the execution and delivery of this Agreement, shareholder or other approval of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any employee, director, officer or independent contractor of Cigna or any of its Subsidiaries to severance pay or any material increase in severance pay (other than severance pay required by any law), (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such employee, director, officer or independent contractor, (iii) directly or indirectly cause to transfer or set aside any assets to fund any material benefits under any Cigna Plan, (iv) otherwise give rise to any material liability under any Cigna Plan, or (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Cigna Plan on or following the Effective Time.

(x) Labor Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna, (i) neither Cigna nor any of its Subsidiaries is a party to any collective bargaining or works council agreement or other agreement with a labor union or like organization, (ii) as of the date hereof, to the Knowledge of Cigna, there are no activities or proceedings of any labor organization to organize any employees of Cigna or any of its Subsidiaries and no demand for recognition as the exclusive bargaining representative of any employees has been made by or on behalf of any labor or like organization, and (iii) as of the date hereof, there is no pending or, to the Knowledge of Cigna, threatened strike, lockout, slowdown, or work stoppage.

(y) Insurance. All insurance policies (“Cigna Policies”) that provide coverage for the business and assets of Cigna and the Cigna Subsidiaries are in full force and effect, except for such failures to be in full force and effect that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna, neither Cigna nor any Cigna Subsidiary is in breach or default, and neither Cigna nor any Cigna Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any material Cigna Policies. With respect to each of the legal proceedings set forth in the Cigna SEC Reports, no insurer with respect to any material Cigna Policy has informed Cigna or any Cigna Subsidiary in writing of any denial of coverage, except for such denials that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna. Cigna and the Cigna Subsidiaries have not received any written notice of cancellation of any of the Cigna Policies, except for such cancellations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna.

(z) Capital or Surplus Maintenance. None of the Subsidiaries of Cigna is subject to any requirement to maintain capital or surplus amounts or levels, or is subject to any restriction on the payment of dividends or other distributions on its shares of capital stock, except for any such requirements or restrictions under insurance or other laws or regulations of general application.

(aa) No Other Representations or Warranties. Except for the representations and warranties contained in Section 3.1 and Section 3.3, Cigna acknowledges that none of Anthem, any of its Subsidiaries or any other Person on behalf of Anthem makes any express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

3.3 Representations and Warranties of Anthem and Merger Sub. Anthem and Merger Sub represent and warrant to Cigna as follows:

(a) Organization. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a direct wholly owned subsidiary of Anthem.

(b) Capitalization. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, $0.01 par value per share, all of which have been validly issued, are fully paid and nonassessable and are owned directly by Anthem free and clear of any Liens.

(c) Corporate Authorization. Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of such Merger Sub. Anthem, in its capacity as sole shareholder of Merger Sub, has approved this Agreement and the other transactions contemplated hereby as required by the DGCL. This Agreement has been duly executed and delivered by Merger Sub and, assuming that this Agreement constitutes the valid and binding agreement of Cigna, constitutes a valid and binding agreement of Merger Sub, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

(d) Non-Contravention. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby do not and will not contravene or conflict with the certificate of incorporation or the bylaws of Merger Sub.

(e) No Business Activities. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub does not have any Subsidiaries.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

4.1 Conduct of Business of Cigna Pending the Merger. Cigna covenants and agrees that, during the period from the date hereof to the Effective Time and except as otherwise consented to in writing by Anthem (which consent shall not be unreasonably withheld, conditioned or delayed), as set forth in Section 4.1 of the Cigna Disclosure Letter, as required by law, or as expressly contemplated by this Agreement, Cigna shall and shall cause each of its Subsidiaries to (x) conduct its and their respective businesses in the ordinary course of business and in a manner consistent with past practice and in compliance with applicable laws in all material respects and (y) use its and their respective reasonable best efforts to preserve substantially intact the current business organization of Cigna and its Subsidiaries, to keep available the services of the present officers and key employees, to preserve their assets and properties in good repair and condition, and to preserve the present relationships of Cigna and its Subsidiaries with such of the customers, suppliers, licensors, licensees, or distributors with which Cigna or any of its Subsidiaries has significant business relations. Without limiting the foregoing, Cigna shall not and shall cause its Subsidiaries not to, between the date of this Agreement and the Effective Time, except as set forth in Section 4.1 of the Cigna Disclosure Letter, as required by law or as expressly contemplated by this Agreement, directly or indirectly do, or propose or commit to do, any of the following without the prior written consent of Anthem (which (other than with respect to clauses (b) and (c)) shall not be unreasonably withheld, conditioned or delayed):

(a) Amend its certificate of incorporation or bylaws or equivalent organizational documents;

(b) Issue, deliver, sell, pledge, dispose of or encumber, or authorize or commit to the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including stock appreciation rights or phantom stock), of Cigna or any of its Subsidiaries, except for grants of equity or equity-based awards as permitted by Section 4.1(p) and the issuance of securities in settlement of equity or equity-based awards;

(c) Declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than (i) regular annual cash dividends payable by Cigna in respect of shares of Cigna Common Stock not exceeding, with respect to any year, $0.04 per share of Cigna Common Stock, with declaration, record and payment dates consistent with past practice and in accordance with Cigna’s dividend policy as of the date of this Agreement (the “Cigna Annual Dividend”), (ii) (A) (1) during each of the quarters ending March 31, 2016 and June 30, 2016, a quarterly cash dividend payable by Cigna in respect of shares of Cigna Common Stock not exceeding, with respect to such quarter, per share of Cigna Common Stock, the result of (x) the per share amount of any dividend declared with respect to Anthem Common Stock during such quarter in excess of $0.625 (but, for the avoidance of doubt, only such excess) multiplied by (y) 0.5152, with customary declaration, record and payment dates and (2) during each of the quarters ending September 30, 2016, December 31, 2016 and March 31, 2017, a quarterly cash dividend payable by Cigna in respect of shares of Cigna Common Stock not exceeding, with respect to such quarter, per share of Cigna Common Stock, the result of (x) the per share amount of any dividend declared with respect to Anthem Common Stock during such quarter multiplied by (y) 0.5152, with customary declaration, record and payment dates; provided that the first such quarterly dividend declared and paid in each of calendar year 2016 and calendar year 2017 shall be reduced by the Cigna Annual Dividend (if and to the extent such dividend has been declared) or (B) at Cigna’s election, one or more special dividends in an aggregate amount not to exceed the cumulative amount of any such permitted dividends pursuant to clause (i) and (ii)(A) minus the cumulative amount of any such declared dividends) and (iii) dividends payable by a directly or indirectly wholly owned Subsidiary of Cigna to Cigna or to another directly or indirectly wholly owned Subsidiary of Cigna;

(d) Acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division or line of business, except for cash acquisitions not to exceed $200 million per individual acquisition or $600 million in the aggregate;

(e) Other than in the ordinary course of business consistent with past practice, modify its current investment policies or investment practices in any material respect except to accommodate changes in applicable law;

(f) Transfer, sell, lease, mortgage, pledge, license, sublicense or otherwise dispose of or subject to any Lien any of its assets or property, including capital stock of its Subsidiaries, with a fair market value in excess of $200 million individually or $600 million in the aggregate (except (i) by incurring Permitted Liens (as defined in Section 8.13); (ii) in the ordinary course of business consistent with past practice; (iii) assets and property no longer used in the operation of Cigna’s or any of its Subsidiaries’ business; (iv) for Liens to secure indebtedness for borrowed money permitted to be incurred under Section 4.1(n) and (v) for any transaction between or among Cigna and any of its Subsidiaries);

(g) Except as may be required as a result of a change in law or in generally accepted accounting or actuarial principles, make any material change to the accounting practices or principles or reserving or underwriting practices or principles used by it;

(h) Settle, offer or propose to settle, or compromise any material claim or proceeding, other than (i) settlements and waivers of rights in the ordinary course of business consistent with past practice, including in connection with the processing and paying of claims to providers, (ii) the payment of monetary damages equal to or less than the amounts reserved with respect thereto in Cigna’s consolidated audited balance sheet as of December 31, 2014 (or the notes thereto) as included in the Cigna SEC Reports and (iii) the payment of monetary damages not exceeding $50 million in the aggregate;

(i) Adopt or authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization of Cigna or any of its material Subsidiaries;

(j) Fail to use reasonable best efforts to maintain in full force and effect the existing insurance policies covering Cigna or its Subsidiaries or their respective properties, assets and businesses or comparable replacement policies;

(k) Authorize or make capital expenditures other than aggregate capital expenditures during the fiscal years 2015, 2016 and 2017 not to exceed the amounts set forth in Section 4.1(k) of the Cigna Disclosure Letter;

(l) Make any material Tax election or settle or compromise any material Tax liability; change any method of Tax accounting in any material respect; enter into any closing agreement relating to any material amount of Tax; or surrender any right to claim a material Tax refund;

(m) Reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or stock options (except pursuant to any stock-for-stock exercise of any employee or director stock options issued pursuant to the Cigna Plans or in connection with the withholding of shares to satisfy tax obligations with respect to equity or equity-based awards or the acquisition of equity or equity-based awards in connection with the forfeiture thereof);

(n) (i) Repay or retire any indebtedness for borrowed money or repurchase or redeem any debt securities, except (A) in connection with the replacement or refinancing of such indebtedness or securities, (B) upon the maturity date of such indebtedness or securities or (C) as otherwise required by the terms of such indebtedness or securities; (ii) incur any indebtedness for borrowed money or issue any debt securities, except for (A) indebtedness for borrowed money under Cigna’s existing commercial paper program or credit facilities, in accordance with the terms thereof, (B) indebtedness incurred or debt securities issued in the replacement or refinancing of existing indebtedness or debt securities (provided that any indebtedness incurred or debt securities issued in accordance with this clause (ii)(B) of this clause (n) must be in an aggregate principal amount not exceeding 115% of the principal amount of, plus any accrued and unpaid interest on, the indebtedness being replaced or refinanced), (C) intercompany indebtedness between or among Cigna and any of its Subsidiaries and (D) indebtedness incurred or debt securities issued in the ordinary course of business not to exceed $150 million in the aggregate; or (iii) assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (it being understood that (A) any commercial paper issued by Cigna or any of its Subsidiaries shall be considered indebtedness for purposes of this provision and (B) trade payables, ordinary course business funding mechanisms between Cigna and its customers and providers and guarantees of indebtedness by Cigna and its Subsidiaries to Cigna and its Subsidiaries shall not be considered indebtedness for purposes of this provision); provided that any indebtedness incurred or debt securities issued in accordance with clause (i) or (ii) of this clause (n) shall (x) not reasonably be expected to adversely affect Anthem’s ability to consummate the Financing and (y) if incurred in the replacement or refinancing of existing indebtedness or debt securities, contain covenants and default terms at least as favorable to Cigna as the covenants and default terms in the indebtedness or debt securities being replaced or refinanced;

(o) Except in the ordinary course of business consistent with past practice or as may be permitted pursuant to any other subsection of this Section 4.1, (i) terminate, or amend, or renew, or otherwise waive or release any material provision of, in a manner materially adverse to Cigna or any of its Affiliates, any Cigna Material Contract or (ii) enter into any contract or other agreement that, if entered into prior to the date hereof, would be a Cigna Material Contract (including by amendment of any contract that is not a Cigna Material Contract such that such contract becomes a Cigna Material Contract); provided that no Cigna Material Contract pursuant to clause (vi) of Section 3.2(v) shall be entered into;

(p) Except as required by any Cigna Plan as in effect on the date hereof or collective bargaining agreement to which such party is subject:

(i) increase the salary, wages, compensation or benefits of any director, executive officer or other employee of Cigna or its Subsidiaries, other than, solely in respect of employees who are not executive officers, in the ordinary course of business consistent with past practice;

(ii) enter into any change-in-control, retention, employment, severance, termination or other similar agreement with any executive officer or director; provided, that Cigna will not enter into any change-in-control, retention, employment, severance, termination or other similar agreement that will provide or increase any payments or benefits (or provide acceleration of vesting thereof) triggered solely by the consummation of the transactions contemplated by this Agreement or increase the number of participants under Cigna’s Executive Severance Benefits Plan above 75 participants;

(iii) establish, adopt, terminate or materially amend any Cigna Plan or any plan, program, arrangement, practice or agreement that would be a Cigna Plan if it were in existence on the date hereof, other than in the ordinary course of business consistent with past practice or to the extent that such amendment would not result in a material increase to the cost to Cigna under such arrangement or plan; provided, that Cigna may not increase the number of participants under Cigna’s Executive Severance Benefits Plan above 75 participants; or

(iv) grant Cigna Stock Options and Other Stock Awards, other than grants in the ordinary course of business consistent with past practice (other than with respect to the timing of such grants, which may occur no more than 45 calendar days prior to or following the normal grant timing) using the standard form of award agreements; provided, however, that no such grant shall contain terms providing for acceleration of vesting, exercisability or payment solely by virtue of the consummation of the transactions contemplated by this Agreement, without regard to any change in status, duties, responsibilities, reporting obligations or benefits of such person (“Single-Trigger Accelerated Vesting”); provided, further, that (x) in no event shall the Cigna Stock Options and Other Stock Awards granted under this clause (iv) during any calendar year of Cigna commencing after the date hereof have, in the aggregate, a grant date fair value computed in accordance with ASC Topic 718 that exceeds $145 million and (y) in no event shall the Cigna Stock Options and Other Stock Awards granted under this clause (iv) following the date hereof until December 31, 2015 have, in the aggregate, a grant date fair value computed in accordance with ASC Topic 718 that exceeds $7.2 million;

provided, however, that the foregoing clauses (i) through (iii) shall not restrict Cigna or any of its Subsidiaries from entering into or making available to newly hired employees or to employees in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business, plans, agreements, benefits and compensation arrangements (including incentive grants) that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions or from continuing to make cash and equity director awards in the ordinary course of business consistent with past practice; or

(q) Take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in Sections 4.1(a) through 4.1(p) or any other action (or omit to take any action) if such action (or omission) would reasonably be expected to result in any of the conditions set forth in Article VI not being satisfied or prevent or materially impede, interfere with, hinder or delay the consummation of the Mergers.

4.2 Conduct of Business of Anthem Pending the Merger. Anthem covenants and agrees that, during the period from the date hereof to the Effective Time and except as otherwise consented to in writing by Cigna (which consent shall not be unreasonably withheld, conditioned or delayed), as set forth in Section 4.2 of the Anthem Disclosure Letter, as required by law, or as expressly contemplated by this Agreement, Anthem shall and shall cause each of its Subsidiaries to (x) conduct its and their respective businesses in the ordinary course of business and in a manner consistent with past practice and in compliance with applicable laws in all material respects and (y) use its and their respective reasonable best efforts to preserve substantially intact the current business organization of Anthem and its Subsidiaries, to keep available the services of the present officers and key employees, to preserve their assets and properties in good repair and condition, and to preserve the present relationships of Anthem and its Subsidiaries with such of the customers, suppliers, licensors, licensees, or distributors with which Anthem or any of its Subsidiaries has significant business relations. Without limiting the foregoing, Anthem shall not and shall cause its Subsidiaries not to, between the date of this Agreement and the Effective Time, except as set forth in Section 4.2 of the Anthem Disclosure Letter, as required by law or as expressly contemplated by this Agreement, directly or indirectly do, or propose or commit to do, any of the following without the prior written consent of Cigna (which (other than with respect to clauses (b) and (c)) shall not be unreasonably withheld, conditioned or delayed):

(a) Amend its certificate of incorporation or bylaws or equivalent organizational documents;

(b) Issue, deliver, sell, pledge, dispose of or encumber, or authorize or commit to the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including stock appreciation rights or phantom stock), of Anthem or any of its Subsidiaries, except for grants of equity or equity-based awards in forms and amounts in the ordinary course of business consistent with past practice and the issuance of securities in settlement of equity or equity-based awards;

(c) Declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than (i) regular quarterly cash dividends payable by

Anthem in respect of shares of Anthem Common Stock not exceeding, with respect to any quarter, $0.625 per share of Anthem Common Stock, as such amount may be increased in the ordinary course of business as set forth in Section 4.2(c) of the Anthem Disclosure Letter, with declaration, record and payment dates consistent with past practice and in accordance with Anthem’s dividend policy as of the date of this Agreement and (ii) dividends payable by a directly or indirectly wholly owned Subsidiary of Anthem to Anthem or to another directly or indirectly wholly owned Subsidiary of Anthem;

(d) Acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division or line of business, except for cash acquisitions not to exceed $200 million per individual acquisition or $600 million in the aggregate;

(e) Other than in the ordinary course of business consistent with past practice, modify its current investment policies or investment practices in any material respect except to accommodate changes in applicable law;

(f) Transfer, sell, lease, mortgage, pledge, license, sublicense or otherwise dispose of or subject to any Lien any of its assets or property, including capital stock of its Subsidiaries, with a fair market value in excess of $200 million individually or $600 million in the aggregate (except (i) by incurring Permitted Liens (as defined in Section 8.13); (ii) in the ordinary course of business consistent with past practice; (iii) assets and property no longer used in the operation of Anthem’s or any of its Subsidiaries’ business; (iv) for Liens to secure indebtedness for borrowed money and (v) for any transaction between or among Anthem and any of its Subsidiaries);

(g) Except as may be required as a result of a change in law or in generally accepted accounting or actuarial principles, make any material change to the accounting practices or principles or reserving or underwriting practices or principles used by it;

(h) Settle, offer or propose to settle, or compromise any material claim or proceeding, other than (i) settlements and waivers of rights in the ordinary course of business consistent with past practice, including in connection with the processing and paying of claims to providers, (ii) the payment of monetary damages equal to or less than the amounts reserved with respect thereto in Anthem’s consolidated audited balance sheet as of December 31, 2014 (or the notes thereto) as included in the Anthem SEC Reports and (iii) the payment of monetary damages not exceeding $50 million in the aggregate;

(i) Reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or stock options (except pursuant to any stock-for-stock exercise of any employee or director stock options issued pursuant to the Anthem Plans or in connection with the withholding of shares to satisfy tax obligations with respect to equity or equity-based awards or the acquisition of equity or equity-based awards in connection with the forfeiture thereof);

(j) Adopt or authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization of Anthem or any of its material Subsidiaries; or

(k) Take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in Sections 4.2(a) through Section 4.2(j) or any other action (or omit to take any action) if such action (or omission) would reasonably be expected to result in any of the conditions set forth in Article VI not being satisfied or prevent or materially impede, interfere with, hinder or delay the consummation of the Mergers.

4.3 Operational Matters. Nothing contained in this Agreement shall give any party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each of Anthem and Cigna shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective businesses and operations.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Preparation of Form S-4 and the Joint Proxy Statement; Stockholders/Shareholders Meetings.

(a) Promptly following the date of this Agreement (but in any event, no more than 60 days following the date of this Agreement), Anthem and Cigna shall prepare and file with the SEC the Joint Proxy Statement, and Anthem shall prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of Anthem and Cigna shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Each of Anthem and Cigna will use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to its shareholders and stockholders, respectively, as promptly as practicable (but no more than 10 Business Days) after the Form S-4 is declared effective under the Securities Act. Anthem shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities law in connection with the Share Issuance, and Cigna shall furnish all information concerning Cigna and the holders of Cigna Common Stock and rights to acquire Cigna Common Stock pursuant to the Cigna Stock Plans as may be reasonably required in connection with any such action. Each of Anthem and Cigna shall furnish all information concerning itself and its Subsidiaries and Affiliates to the other as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Form S-4 and the preparation, filing and distribution of the Joint Proxy Statement. Each of Anthem, Merger Sub and Cigna agrees to promptly correct any information provided by it for use in the Form S-4 or the Joint Proxy Statement that shall have become false or misleading. Each of Anthem and Cigna will use its reasonable best efforts to cause the Form S-4 and the Joint Proxy Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder. Each of Anthem and Cigna shall promptly notify the other party upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Joint Proxy Statement and shall provide the other party with copies of all correspondence between it and its representatives, on the one hand, and the SEC, on the other hand. Prior to filing the Form S-4 and any amendment or supplement thereto or mailing the Joint Proxy Statement and any amendment or supplement thereto or responding to any comments of the SEC with respect thereto, each of Anthem and Cigna (i) shall cooperate and provide the other party an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall include in such document or response all comments reasonably proposed by the other party and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of the other party, which approval shall not be unreasonably withheld, conditioned or delayed.

(b) Cigna, acting through its Board of Directors, shall, subject to and in accordance with its certificate of incorporation and bylaws, promptly and duly call, give notice of, convene and hold as soon as practicable (but no more than 60 days) following the date upon which the Form S-4 becomes effective a meeting of the holders of Cigna Common Stock (the “Cigna Stockholders Meeting”) for the purpose of voting to adopt this Agreement, and subject to this Section 5.1, (i) shall recommend adoption of this Agreement by the stockholders of Cigna (the “Cigna Recommendation”) and include in the Joint Proxy Statement such Cigna Recommendation, (ii) shall use its reasonable best efforts to solicit and obtain such adoption and (iii) shall not withhold, withdraw, amend, modify or qualify (or publicly propose to or publicly state that it intends to withdraw, amend, modify or qualify) in any manner adverse to Anthem such recommendation (it being understood that publicly taking a neutral position or no position with respect to a Cigna Alternative Transaction (other than a “stop, look and listen” communication to the stockholders of Cigna pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication to the stockholders of Cigna)) shall be considered a modification to the Cigna Recommendation in a manner adverse to Anthem) (collectively, a “Change in Cigna Recommendation”). Notwithstanding anything in this Section 5.1 or Section 5.4(a) to the contrary, at any time prior to the receipt of the Required Cigna Vote (and in no event after the receipt of the Required Cigna Vote), the Board of Directors of Cigna may (i) effect a Change in Cigna Recommendation in response to a Cigna Intervening Event or (ii) effect a Change in

Cigna Recommendation and, subject to compliance with this Section 5.1(b) and Section 7.1(l), terminate this Agreement in accordance with Section 7.1(l), following receipt of an unsolicited bona fide written proposal for a Cigna Alternative Transaction after the date of this Agreement, which Cigna’s Board of Directors determines in good faith after consultation with its financial advisors and outside legal counsel is a Cigna Superior Proposal, in each case with respect to clauses (i) and (ii), if and only if the Cigna Board of Directors determines in good faith by resolution duly adopted after consultation with its outside legal counsel that such action is reasonably likely to be required in order for the directors to comply with their fiduciary duties under Delaware law and Cigna has complied in all material respects with the applicable provisions of this Section 5.1 and Section 5.4(a) with respect thereto. Prior to effecting a Change in Cigna Recommendation or Change in Cigna Recommendation and termination of this Agreement in accordance with Section 7.1(l) as provided above, Cigna shall provide Anthem with five Business Days’ prior written notice (it being understood and agreed that any amendment to the financial terms or any other material term of such applicable Cigna Alternative Transaction or any change to the material facts or circumstances relating to such Cigna Intervening Event shall, in each case, require a new written notice and a new five Business Day period commencing at the time of such new notice) advising Anthem of its intention to effect a Change in Cigna Recommendation or Change in Cigna Recommendation and termination of this Agreement in accordance with Section 7.1(l) as provided above, and specifying in reasonable detail (i) in the case of a Cigna Alternative Transaction, the material terms and conditions of, and the identity of any Person proposing, such Cigna Alternative Transaction or (ii) in the case of a Cigna Intervening Event, the material facts and circumstances relating to such Cigna Intervening Event, and that Cigna shall, during such time and if requested by Anthem, engage in good faith negotiations with Anthem (including by making its officers and its financial and legal advisors reasonably available to negotiate) to amend this Agreement (x) such that the proposed Cigna Alternative Transaction would no longer constitute a Cigna Superior Proposal or (y) in a manner that obviates the need to effect a Change in Cigna Recommendation, as applicable. The parties agree that nothing in this Section 5.1(b) shall in any way limit or otherwise affect Anthem’s right to terminate this Agreement pursuant to Section 7.1(c) at such time as the requirements of such subsection have been met. Any such Change in Cigna Recommendation shall not (1) change the approval of this Agreement or any other approval of the Board of Directors of Cigna in any respect that would have the effect of causing any state (including Delaware) corporate takeover statute or other similar statute to be applicable to the transactions contemplated hereby, including the Mergers, or (2) change the obligation of Cigna to present this Agreement for adoption at the Cigna Stockholders Meeting on the earliest practicable date after the Form S-4 becomes effective. Notwithstanding any Change in Cigna Recommendation, if this Agreement is not otherwise terminated by either Cigna or Anthem in accordance with the terms hereof, this Agreement shall be submitted to the stockholders of Cigna at the Cigna Stockholders Meeting for the purpose of voting on adopting this Agreement, and nothing contained herein, including any rights of Cigna to take certain actions pursuant to Section 5.4(a), shall be deemed to relieve Cigna of such obligation. Nothing contained in this Agreement shall prohibit Cigna from (I) complying with Rule 14a-9, Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act; provided, that any such action made that relates to a Cigna Alternative Transaction shall be deemed to be a Change in Cigna Recommendation unless the Cigna Board of Directors recommends against the Cigna Alternative Transaction and reaffirms the Cigna Recommendation in connection with such action, (II) making any disclosure to the stockholders of Cigna if the Cigna Board of Directors determines in good faith, after consultation with its outside legal counsel, that such action is reasonably likely to be required in order for the directors to comply with their fiduciary duties under Delaware law or (III) informing any Person of the existence of the provisions contained in this Section 5.1; provided, however, that neither the Cigna Board of Directors nor any committee thereof shall, except as expressly permitted by this Section 5.1(b), effect any Change in Cigna Recommendation; it being understood that a “stop, look and listen” communication to the stockholders of Cigna pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication to the stockholders of Cigna) shall not be deemed to be or constitute a Change in Cigna Recommendation.

(c) Anthem, acting through its Board of Directors, shall, subject to and in accordance with its articles of incorporation and bylaws, promptly and duly call, give notice of, convene and hold as soon as practicable (but no more than 60 days) following the date upon which the Form S-4 becomes effective a meeting of the holders of Anthem Common Stock (the “Anthem Shareholders Meeting”) for the purpose of voting to approve the Share

Issuance, and subject to this Section 5.1, (i) shall recommend approval of the Share Issuance to the shareholders of Anthem (the “Anthem Recommendation”) and include in the Joint Proxy Statement such Anthem Recommendation, (ii) shall use its reasonable best efforts to solicit and obtain such approval and (iii) shall not withhold, withdraw, amend, modify or qualify (or publicly propose to or publicly state that it intends to withdraw, amend, modify or qualify) in any manner adverse to Cigna such recommendation (it being understood that publicly taking a neutral position or no position with respect to an Anthem Alternative Transaction (other than a “stop, look and listen” communication to the shareholders of Anthem pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication to the shareholders of Anthem) shall be considered a modification to the Anthem Recommendation in a manner adverse to Cigna) (collectively, a “Change in Anthem Recommendation”). Notwithstanding anything in this Section 5.1 or Section 5.4(b) to the contrary, at any time prior to the receipt of the Required Anthem Vote (and in no event after the receipt of the Required Anthem Vote), the Board of Directors of Anthem may (i) effect a Change in Anthem Recommendation in response to an Anthem Intervening Event or (ii) effect a Change in Anthem Recommendation and, subject to compliance with this Section 5.1(c) and Section 7.1(m), terminate this Agreement in accordance with Section 7.1(m),following receipt of an unsolicited bona fide written proposal for an Anthem Alternative Transaction after the date of this Agreement, which Anthem’s Board of Directors determines in good faith after consultation with its financial advisors and outside legal counsel is an Anthem Superior Proposal, in each case with respect to clauses (i) and (ii), if and only if the Anthem Board of Directors determines in good faith by resolution duly adopted after consultation with its outside legal counsel that such action is reasonably likely to be required in order for the directors to comply with their fiduciary duties under Indiana law and Anthem has complied in all material respects with the applicable provisions of this Section 5.1 and Section 5.4(b) with respect thereto. Prior to effecting a Change in Anthem Recommendation or Change in Anthem Recommendation and termination of this Agreement in accordance with Section 7.1(m) as provided above, Anthem shall provide Cigna with five Business Days’ prior written notice (it being understood and agreed that any amendment to the financial terms or any other material term of such applicable Anthem Alternative Transaction or any change to the material facts or circumstances relating to such Anthem Intervening Event shall, in each case, require a new written notice and a new five Business Day period commencing at the time of such new notice) advising Cigna of its intention to effect a Change in Anthem Recommendation or Change in Anthem Recommendation and termination of this Agreement in accordance with Section 7.1(m) as provided above, and specifying in reasonable detail (i) in the case of an Anthem Alternative Transaction, the material terms and conditions of, and the identity of any Person proposing, such Anthem Alternative Transaction or (ii) in the case of an Anthem Intervening Event, the material facts and circumstances relating to such Anthem Intervening Event, and that Anthem shall, during such time and if requested by Cigna, engage in good faith negotiations with Cigna (including by making its officers and its financial and legal advisors reasonably available to negotiate) to amend this Agreement (x) such that the proposed Anthem Alternative Transaction would no longer constitute an Anthem Superior Proposal or (y) in a manner that obviates the need to effect a Change in Anthem Recommendation, as applicable. The parties agree that nothing in this Section 5.1(c) shall in any way limit or otherwise affect Cigna’s right to terminate this Agreement pursuant to Section 7.1(d) at such time as the requirements of such subsection have been met. Any such Change in Anthem Recommendation shall not (1) change the approval of this Agreement or any other approval of the Board of Directors of Anthem in any respect that would have the effect of causing any state (including Indiana) corporate takeover statute or other similar statute to be applicable to the transactions contemplated hereby, including the Mergers, or (2) change the obligation of Anthem to present the Share Issuance for approval at the Anthem Shareholders Meeting on the earliest practicable date after the Form S-4 becomes effective. Notwithstanding any Change in Anthem Recommendation, if this Agreement is not otherwise terminated by either Cigna or Anthem in accordance with the terms hereof, the Share Issuance shall be submitted to the shareholders of Anthem at the Anthem Shareholders Meeting for the purpose of voting on approving the Share Issuance, and nothing contained herein, including any rights of Anthem to take certain actions pursuant to Section 5.4(b), shall be deemed to relieve Anthem of such obligation. Nothing contained in this Agreement shall prohibit Anthem from (I) complying with Rule 14a-9, Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act; provided, that any such action made that relates to an Anthem Alternative Transaction shall be deemed to be a Change in Anthem Recommendation unless the Anthem Board of Directors recommends against the Anthem Alternative Transaction reaffirms the Anthem Recommendation in connection with such action, (II)

making any disclosure to the shareholders of Anthem if the Anthem Board of Directors determines in good faith, after consultation with its outside legal counsel, that such action is reasonably likely to be required in order for the directors to comply with their fiduciary duties under Indiana law or (III) informing any Person of the existence of the provisions contained in this Section 5.1; provided, however, that neither the Anthem Board of Directors nor any committee thereof shall, except as expressly permitted by this Section 5.1(c), effect any Change in Anthem Recommendation; it being understood that a “stop, look and listen” communication to the shareholders of Anthem pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication to the shareholders of Anthem) shall not be deemed to be or constitute a Change in Anthem Recommendation.

(d) Notwithstanding anything else contained in this Agreement, if Anthem reasonably believes that (i) it is necessary to postpone or adjourn the Anthem Shareholders Meeting to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to the shareholders of Anthem within a reasonable amount of time in advance of the Anthem Shareholders Meeting or (ii) (A) it will not receive proxies sufficient to obtain the Anthem Shareholder Approval, whether or not a quorum is present, or (B) it will not have sufficient shares of Anthem Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Anthem Shareholders Meeting, then Anthem, after consultation with Cigna, may postpone or adjourn, or make one or more successive postponements or adjournments of, the Anthem Shareholders Meeting, as long as, in the case of any postponement or adjournment under clause (ii) of this sentence, the date of the Anthem Shareholders Meeting is not postponed or adjourned more than an aggregate of 15 calendar days. In the event that during the five Business Days prior to the date that the Anthem Shareholders Meeting is then scheduled to be held, Anthem delivers a notice of an intent to make a Change in Anthem Recommendation, Cigna may direct Anthem to postpone the Anthem Shareholders Meeting for up to six Business Days and Anthem shall promptly, and in any event no later than the next Business Day, postpone the Anthem Shareholders Meeting in accordance with Cigna’s direction, subject to Anthem’s right to postpone the Anthem Shareholders Meeting for a longer period pursuant to the immediately preceding sentence.

(e) Notwithstanding anything else contained in this Agreement, if Cigna reasonably believes that (i) it is necessary to postpone or adjourn the Cigna Stockholders Meeting to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to the stockholders of Cigna within a reasonable amount of time in advance of the Cigna Stockholders Meeting or (ii) (A) it will not receive proxies sufficient to obtain the Cigna Stockholder Approval, whether or not a quorum is present, or (B) it will not have sufficient shares of Cigna Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Cigna Stockholders Meeting, then Cigna, after consultation with Anthem, may postpone or adjourn, or make one or more successive postponements or adjournments of, the Cigna Stockholders Meeting, as long as, in the case of any postponement or adjournment under clause (ii) of this sentence, the date of the Cigna Stockholders Meeting is not postponed or adjourned more than an aggregate of 15 calendar days. In the event that during the five Business Days prior to the date that the Cigna Stockholders Meeting is then scheduled to be held, Cigna delivers a notice of an intent to make a Change in Cigna Recommendation, Anthem may direct Cigna to postpone the Cigna Stockholders Meeting for up to six Business Days and Cigna shall promptly, and in any event no later than the next Business Day, postpone the Cigna Stockholders Meeting in accordance with Anthem’s direction, subject to Cigna’s right to postpone the Cigna Stockholders Meeting for a longer period pursuant to the immediately preceding sentence.

(f) During the term of this Agreement, Cigna shall not take any actions to exempt any Person other than Anthem and Merger Sub from the threshold restrictions on Cigna Common Stock ownership or any other antitakeover provision in Cigna’s certificate of incorporation, or make any state takeover statute (including any Delaware state takeover statute) or similar statute inapplicable to any Cigna Alternative Transaction.

(g) During the term of this Agreement, Anthem shall not take any actions to exempt any Person from the threshold restrictions on Anthem Common Stock ownership or any other antitakeover provision in Anthem’s articles of incorporation, or make any state takeover statute (including any Indiana state takeover statute) or similar statute inapplicable to any Anthem Alternative Transaction.

(h) Anthem and Cigna shall each use its reasonable best efforts to hold the Anthem Shareholders Meeting and the Cigna Stockholders Meeting as soon as practicable after the date of this Agreement and as closely together in time as practicable and, to the extent possible, on the same date.

5.2 Access to Information. Upon reasonable notice, each of Anthem and Cigna shall (and shall cause each of its Subsidiaries to) afford to the other party hereto and its officers, employees, accountants, counsel, financial advisors and other representatives of the other party reasonable access during normal business hours, during the period prior to the Effective Time, to such of its properties, books, contracts, commitments, records, officers, employees and consultants as the other party may reasonably request and, during such period, each of Anthem and Cigna shall (and shall cause each of its Subsidiaries to) furnish promptly to the other party, subject, in the case of competitively sensitive information, to any “clean-room” arrangements agreed between the parties (a) to the extent not publicly available, a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of federal or state securities laws as applicable (other than documents which such party is not permitted to disclose under applicable law), and (b) consistent with its legal obligations, all other information concerning it and its business, properties and personnel as such other party may reasonably request; provided, however, that either party may restrict the foregoing access to the extent that, in such party’s reasonable judgment, (i) providing such access would violate such party’s (or any of its Subsidiary’s) obligations under the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business (provided that the withholding party shall use reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (ii) providing such access would result in the waiver of any attorney-client privilege (provided that the withholding party shall use reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of attorney-client privilege) or (iii) any law, treaty, rule or regulation of any Governmental Entity applicable to such party or its Subsidiaries requires such party or its Subsidiaries to restrict access to such properties or information. Each party hereto will hold any such information that is non-public in confidence to the extent required by, and in accordance with, the provisions of the Amended and Restated Mutual Non-Disclosure Agreement, dated as of August 6, 2014, between Anthem and Cigna (the “Confidentiality Agreement”). Any investigation by Anthem or Cigna shall not affect the representations and warranties of Cigna or Anthem, respectively.

5.3 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement (including Section 5.3(c)), each party will use its reasonable best efforts to prepare and file as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Mergers and the other transactions contemplated by this Agreement. Upon the terms and subject to the conditions hereof (including Section 5.3(c)), each party will use its reasonable best efforts to take, or cause to be taken, all actions, to do, or cause to be done, all things reasonably necessary to satisfy the conditions to Closing set forth herein and to consummate the Mergers and the other transactions contemplated by this Agreement.

(b) Without limiting the foregoing, but subject to Section 5.3(c), the reasonable best efforts of Anthem and Cigna shall include Anthem and its Affiliates and Cigna and its Affiliates taking any and all actions necessary to avoid each and every impediment under the HSR Act, any Healthcare Law, antitrust law, insurance law or other applicable law that may be asserted by or on behalf of any Governmental Entity with respect to this Agreement, the Mergers and the other transactions contemplated hereby or that arises under or relates to any contracts between either Cigna or Anthem and any Governmental Entity, so as to enable the Closing to occur as promptly as practicable, including any of the following actions requested by or on behalf of any Governmental Entity, or necessary or appropriate to (I) obtain all Necessary Consents; (II) resolve any objections that may be asserted by or on behalf of any Governmental Entity with respect to the Mergers and the other transactions contemplated hereby; and (III) prevent the entry of, and have vacated, lifted, reversed or overturned, any order that would prevent, prohibit, restrict or delay the consummation of the Mergers and the other transactions contemplated hereby:

(i) comply with all restrictions and conditions, if any, imposed, compelled, required or requested by any Governmental Entity in connection with granting any Necessary Consent of any such Governmental Entity or in connection with the expiration or termination of any applicable waiting period under the HSR Act or any other antitrust laws or any clearance under any Healthcare Laws, insurance laws or other applicable laws including: (I) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, disposition, license or other disposition of any Subsidiaries, operations, divisions, businesses, product lines, contracts, customers or assets of Anthem or any of its Affiliates (including Cigna or any of its Subsidiaries), (II) taking or committing to take such other actions that may limit or impact Anthem’s or any of its Subsidiaries’ or Affiliates’ (including Cigna’s or any of its Subsidiaries’) freedom of action with respect to, or its ability to retain, any of Anthem’s or any of its Subsidiaries’ or Affiliates’ (including Cigna’s or any of its Subsidiaries’) operations, divisions, businesses, products lines, contracts, customers or assets and (III) entering into any orders, settlements, undertakings, contracts, consent decrees, stipulations or other agreements to effectuate any of the foregoing or in order to vacate, lift, reverse, overturn, settle or otherwise resolve any order that prevents, prohibits, restricts or delays the consummation of the Mergers and the other transactions contemplated hereby, in any case, that may be issued by any court or other Governmental Entity;

(ii) agree to (I) enter into, suspend, amend or terminate any contract or other business relationship of Anthem or any of its Subsidiaries or Affiliates or Cigna or any of its Subsidiaries or Affiliates (including any contract with any Governmental Entity) and (II) any additional obligations relating to any contract imposed by any Governmental Entity, in each case in connection with granting any Necessary Consent of any such Governmental Entity or in connection with the expiration or termination of any applicable waiting period under the HSR Act or any other antitrust laws or any clearance under any Healthcare Laws, insurance laws or other applicable laws; and

(iii) oppose fully and vigorously (I) any administrative or judicial action or proceeding that is initiated (or threatened to be initiated) challenging this Agreement, the Mergers or the other transactions contemplated hereby and (II) any request for, or the entry of, and seek to have vacated or terminated, any order that could restrain, prevent or delay the consummation of the Mergers and the other transactions contemplated hereby, including, in the case of either clause (I) or clause (II) by defending through litigation, any action asserted by any Person in any court or before any Governmental Entity, and vigorously pursuing all available avenues of administrative and judicial appeal.

(c) Nothing contained in this Section 5.3 or in any other provision of this Agreement shall be construed as requiring Anthem to agree to any terms or conditions that would (i) impose any limitations on Anthem’s ownership or operation of all or any portion of its or Cigna’s, or any of their respective Subsidiaries’, businesses or assets, or compel Anthem or any of its Subsidiaries to dispose of or hold separate all or any portion of its or Cigna’s, or any of their respective Subsidiaries’, businesses or assets, (ii) impose any limitations on the ability of Anthem to acquire or hold or to exercise full rights of ownership of Cigna Common Stock, (iii) impose any obligations on Anthem or any of its Subsidiaries or Cigna or any of its Subsidiaries in respect of or relating to

Anthem’s or any of its Subsidiaries’ or Cigna’s or any of its Subsidiaries’ facilities, operations, places of business, employment levels, products or businesses, (iv) require Anthem or any of its Subsidiaries or Cigna or any of its Subsidiaries to make any payments or (v) impose any other obligation, restriction, requirement, limitation, qualification, condition, remedy or other action, which, in the case of any such term or condition described in clauses (i) through (v) above, would have, or would reasonably be expected to have, individually or in the aggregate with all other such terms and conditions, a material adverse effect on Anthem, Cigna and their respective Subsidiaries, taken as a whole, after giving effect to the Mergers, including the synergies expected to be realized from the Mergers (a “Burdensome Term or Condition”) (it being agreed that, for purposes of determining whether any such term or condition would be a Burdensome Term or Condition, impacts on the synergies expected to be realized from the Mergers that are publicly disclosed by either Anthem or Cigna in accordance with this Agreement shall be taken into account).

(d) In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable after the date hereof (but, in any event, no more than twenty (20) Business Days following the date of this Agreement) and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act.

(e) In furtherance and not in limitation of the foregoing, the parties agree that each party shall as promptly as practicable make such filings with Governmental Entities as are required in connection with this Agreement and the transactions contemplated hereby on its respective behalf. Anthem and Cigna agree that Anthem (in consultation with Cigna) shall make and control the “Form A” filings and, to the extent practicable, the other regulatory filings required to be made with the domiciliary insurance or managed health care regulator of each Subsidiary of Cigna that is an insurance company or health maintenance organization (or similar entity). Subject to applicable law, Anthem and Cigna shall, as promptly as practicable after receipt thereof, provide each other with copies of any written comments and advise the other party of any oral comments with respect to the “Form A” filings or other regulatory filings from each applicable Governmental Entity, and prior to submitting any filing, substantive written communication, correspondence or other information or response by such party or any or its representatives, on the one hand, to any Governmental Entity, or members of the staff of any Governmental Entity, on the other hand, subject to Section 5.2, the submitting party shall permit the other party and its counsel a reasonable opportunity to review in advance, and consider in good faith the comments of the other party provided in a timely manner, in connection with any such filing, communication, correspondence, information or response. Anthem, in consultation with Cigna, shall take the lead in coordinating communications with any Governmental Entity and developing strategy for responding to any investigation or other inquiry by any Governmental Entity related to any of the Necessary Consents. Subject to Section 5.2 and the terms and conditions of the Confidentiality Agreement, Anthem and Cigna shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing. To the extent practicable under the circumstances, none of the parties hereto shall agree to participate in any substantive meeting or conference with any Governmental Entity, or any member of the staff of any Governmental Entity, in respect of any filing, proceeding, investigation (including any settlement of the investigation), litigation, or other inquiry related to the Mergers unless it consults with the other party in advance and, where permitted, allows the other party to participate. Neither party shall be required to comply with any of the foregoing provisions of this Section 5.3(e) to the extent that such compliance would be prohibited by applicable law. The parties further covenant and agree not to voluntarily extend any waiting period associated with any Necessary Consent or enter into any agreement with any Governmental Entity not to consummate the Mergers and the other transactions contemplated hereby, except with the prior written consent of the other party hereto.

(f) Neither Cigna nor Anthem shall, and each of them shall cause its Affiliates not to directly or indirectly, enter into, amend or terminate any contract, or acquire, purchase, lease or license (or agree to acquire, purchase, lease or license), by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division or part thereof, or any securities or collection of assets, if doing so would or would reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any Necessary Consent or the expiration or termination of any applicable waiting period under the HSR Act; (ii) materially increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Mergers and the other transactions contemplated hereby; (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) prohibit or prevent or materially delay the consummation of the Mergers and the other transactions contemplated hereby.

(g) Notwithstanding anything in this Section 5.3 or any other provision in this Agreement to the contrary, in no event shall (i) Anthem or any Anthem Subsidiary, on the one hand, or Cigna or any Cigna Subsidiary, on the other hand, be required to agree to take any action that is not conditioned upon the consummation of the Merger or (ii) Cigna or any Cigna Subsidiary agree to any term, condition, obligation, restriction, requirement, limitation, qualification, remedy or other action in connection with the obtaining of any Necessary Consent without the prior written consent of Anthem (which consent shall not be withheld, delayed or conditioned if doing so would be inconsistent with Anthem’s obligations under this Section 5.3).

5.4 No Solicitation of Transactions.

(a) (i) Cigna agrees that, during the term of this Agreement, it shall not, and it shall cause its Subsidiaries and its and their respective directors, officers, employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, solicit, initiate, knowingly encourage or knowingly facilitate, or furnish or disclose non-public information in furtherance of, any inquiries that would reasonably be expected to lead to, or the making of any proposal or offer to implement, any Cigna Alternative Transaction, or negotiate or otherwise engage in discussions with any Person (other than Anthem, Merger Sub, or their respective directors, officers, employees, agents and representatives) with respect to any Cigna Alternative Transaction, or approve, recommend or authorize any Cigna Alternative Transaction, or enter into any agreement, arrangement or understanding with respect to any Cigna Alternative Transaction or requiring it to abandon, terminate or fail to consummate the Mergers or any other transactions contemplated by this Agreement; provided that, at any time prior to receipt of the Required Cigna Vote (and in no event after receipt of the Required Cigna Vote), Cigna may furnish information to, and negotiate or otherwise engage in discussions with, any party who delivers a bona fide written proposal for a Cigna Alternative Transaction that was not solicited after the date of this Agreement, if and so long as the Board of Directors of Cigna determines in good faith after consultation with its outside legal counsel that providing such information or engaging in such negotiations or discussions is reasonably likely to be required in order for the directors to comply with their fiduciary duties under Delaware law and determines in good faith that such a proposal is, or would reasonably be expected to lead to, a Cigna Superior Proposal.

(ii) Cigna shall notify Anthem promptly (but in any event within 24 hours) of such inquiries, proposals or offers received by, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives, indicating the name of such Person and providing to Anthem a summary of the material terms of such proposal or offer for a Cigna Alternative Transaction. Prior to providing any information or data to, or entering into any negotiations or discussions with, any Person in connection with a proposal or offer for a Cigna Alternative Transaction, Cigna shall receive from such Person an executed confidentiality agreement containing terms and provisions at least as restrictive as those contained in the Confidentiality Agreement (which shall not preclude discussions or negotiations relating to the proposal or offer from such Person and which shall not contain any exclusivity provision or other term that would restrict, in any manner, Cigna’s ability to consummate the transactions contemplated by this Agreement). Cigna agrees that it will keep Anthem informed, on a prompt basis, of the status and material terms of any such proposals or offers and the current basis of the status and details (including any material developments) in respect of any such discussions or negotiations and that it will deliver to Anthem a summary of any material changes to any such proposals or offers and all nonpublic information being furnished to such Person.

(iii) Cigna agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Third Parties conducted prior to the date of this Agreement with respect to any Cigna Alternative Transaction (and promptly terminate all physical and electronic data room access previously granted to any such Third Party) and will not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party and shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

(b) (i) Anthem agrees that, during the term of this Agreement, it shall not, and it shall cause its Subsidiaries and its and their respective directors, officers, employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, solicit, initiate, knowingly encourage or knowingly facilitate, or furnish or disclose non-public information in furtherance of, any inquiries that would reasonably be expected to lead to, or the making of any proposal or offer to implement, any Anthem Alternative Transaction, or negotiate or otherwise engage in discussions with any Person (other than Cigna, Merger Sub, or their respective directors, officers, employees, agents and representatives) with respect to any Anthem Alternative Transaction, or approve, recommend or authorize any Anthem Alternative Transaction, or enter into any agreement, arrangement or understanding with respect to any Anthem Alternative Transaction or requiring it to abandon, terminate or fail to consummate the Mergers or any other transactions contemplated by this Agreement; provided that, at any time prior to receipt of the Required Anthem Vote (and in no event after receipt of the Required Anthem Vote), Anthem may furnish information to, and negotiate or otherwise engage in discussions with, any party who delivers a bona fide written proposal for an Anthem Alternative Transaction that was not solicited after the date of this Agreement, if and so long as the Board of Directors of Anthem determines in good faith after consultation with its outside legal counsel that providing such information or engaging in such negotiations or discussions is reasonably likely to be required in order for the directors to comply with their fiduciary duties under Indiana law and determines in good faith that such a proposal is, or would reasonably be expected to lead to, an Anthem Superior Proposal.

(ii) Anthem shall notify Cigna promptly (but in any event within 24 hours) of such inquiries, proposals or offers received by, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives, indicating the name of such Person and providing to Cigna a summary of the material terms of such proposal or offer for an Anthem Alternative Transaction. Prior to providing any information or data to, or entering into any negotiations or discussions with, any Person in connection with a proposal or offer for an Anthem Alternative Transaction, Anthem shall receive from such Person an executed confidentiality agreement containing terms and provisions at least as restrictive as those contained in the Confidentiality Agreement (which shall not preclude discussions or negotiations relating to the proposal or offer from such Person and which shall not contain any exclusivity provision or other term that would restrict, in any manner, Anthem’s ability to consummate the transactions contemplated by this Agreement). Anthem agrees that it will keep Cigna informed, on a prompt basis, of the status and material terms of any such proposals or offers and the current basis of the status and details (including any material developments) in respect of any such discussions or negotiations and that it will deliver to Cigna a summary of any material changes to any such proposals or offers and all nonpublic information being furnished to such Person.

(iii) Anthem agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Third Parties conducted prior to the date of this Agreement with respect to any Anthem Alternative Transaction (and promptly terminate all physical and electronic data room access previously granted to any such Third Party) and will not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party and shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

5.5 Employee Benefits Matters.

(a) Continuation of Benefits. From the Effective Time until December 31st of the year following the year in which the Closing Date occurs (the “Continuation Period”), the Surviving Entity shall provide compensation and benefits (excluding equity-based compensation) to each current and former employee of Cigna and its Subsidiaries (other than those current and former employees whose terms and conditions of employment are subject to a collective bargaining, works council or similar agreement and shall be provided in accordance with such collective bargaining, works council or similar agreement) that are substantially comparable in the aggregate to those provided to such current or former employee of Cigna and its Subsidiaries as of the Effective Time; provided that each such employee’s annual base salary (or wage rate) and severance benefits shall be no less favorable than those provided to such employee as of the Effective Time and each such employee shall be eligible to receive equity-based compensation from Anthem on a basis that is comparable to similarly situated employees of Anthem and its Subsidiaries (including the Surviving Entity and its Subsidiaries). Cigna agrees to take, or cause to be taken, the actions described on Section 5.5(a) of the Cigna Disclosure Letter.

(b) Pre-Existing Limitations; Service Credit. With respect to any Benefit Plans in which any employees of Cigna or its Subsidiaries first become eligible to participate, on or after the Effective Time (the “New Cigna Plans”), Anthem shall use commercially reasonable efforts to: (A) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to employees of Cigna or its Subsidiaries under any health and welfare New Cigna Plans in which such employees may be eligible to participate after the Effective Time, and deductibles, coinsurance or maximum out-of-pocket payments made by such employees during the applicable plan year in which such employee first participates in the applicable New Cigna Plan shall reduce the amount of deductibles, coinsurance and maximum out-of-pocket payments under the New Cigna Plans; provided that, for purposes of deductibles, coinsurance and out-of-pocket payments, such employee was enrolled under the Benefit Plans of Cigna immediately prior to the effective time of coverage in the New Cigna Plans, and (B) recognize service of present or former employees of Cigna or its Subsidiaries (or otherwise credited by Cigna or its Subsidiaries) accrued prior to the Effective Time for purposes of eligibility to participate and vesting credit (and levels of benefits, but not for benefit accrual purposes) in any New Cigna Plan in which such employees may be eligible to participate after the Effective Time, to the extent such service would have been taken into account under the applicable Cigna Benefit Plans; provided, however, that in no event shall any credit be given to the extent it would result in the duplication of benefits for the same period of service.

(c) Unless the Board of Directors of Cigna has effected a Cigna Change in Recommendation, prior to making any written or oral communications to the directors, officers or employees of Cigna or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, (i) Cigna shall provide Anthem with a copy of the intended communication, (ii) Anthem shall have a reasonable period of time to review and comment on the communication, and (iii) Anthem and Cigna shall cooperate in providing any such mutually agreeable communication.

(d) Anthem hereby acknowledges that the consummation of the transactions contemplated by this Agreement shall constitute a “change in control” or “change of control” for purposes of any Cigna Plan that contains a definition of “change in control” or “change of control” or similar term, as applicable. From and after the Effective Time, Anthem and its Subsidiaries (including the Surviving Entity and its Subsidiaries) shall honor all Cigna Plans in accordance with their terms as in effect immediately prior to the Effective Time (it being understood that this Section 5.5 shall not be deemed to prohibit Anthem, Cigna or any of their Subsidiaries from amending, modifying, replacing or terminating such plans in accordance with their terms).

(e) Nothing in this Agreement is intended to (i) be treated as an amendment to any particular Cigna Plan, (ii) prevent Anthem from amending or terminating any of its benefit plans or, after the Effective Time, any Cigna Plan in accordance their terms, (iii) prevent Anthem, after the Effective Time, from terminating the employment of any Cigna employee, or (iv) create any third-party beneficiary rights in any employee of Cigna or any of its Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining, works council or similar representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any employee by Anthem or Cigna or under any benefit plan which Anthem or Cigna may maintain.

5.6 Directors’ and Officers’ Indemnification and Insurance.

(a) For six years after the Effective Time Anthem shall, and shall cause the Surviving Entity to, (i) indemnify and hold harmless the present and former directors, officers and employees of Cigna and its Subsidiaries (the “Indemnified Persons”) for any costs and expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such Indemnified Person is or was an officer, director or employee of Cigna or its Subsidiaries in respect of acts or omissions occurring at or prior to the Effective Time (including those related to this Agreement and the transactions contemplated hereby), and shall advance expenses in respect thereof (provided, that an Indemnified Person shall repay Anthem or the Surviving Entity for any expenses incurred by Anthem or the Surviving Entity in connection with the indemnification of such Indemnified Person pursuant to this Section 5.6 if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that such Indemnified Person did not meet the standard of conduct necessary for indemnification by Anthem or the Surviving Entity as set forth in Cigna’s certificate of incorporation, bylaws or indemnification agreements, if any, in existence on the date hereof (or the corresponding organizational documents of any Subsidiary of Cigna, as applicable)), in each case to the same extent such Persons are indemnified or have the right to advancement of expenses as of the date hereof by Cigna pursuant to Cigna’s certificate of incorporation, bylaws and indemnification agreements, if any, in existence on the date hereof (or the corresponding organizational documents of any Subsidiary of Cigna, as applicable) and (ii) purchase as of the Effective Time a “tail” policy to the current policy of directors’ and officers’ liability insurance maintained by Cigna, which tail policy shall be reasonably acceptable to Cigna and shall be effective for a period from the Effective Time through and including the date six years after the Closing Date with respect to claims arising from facts or events that occurred on or before the Effective Time, and which tail policy shall contain substantially the same coverage and amounts as, and contain substantially the same terms and conditions as, the coverage currently provided by such current policy; provided, however, that in no event shall Anthem be required to expend, for the entire tail policy, in excess of 450% of the annual premium currently paid by Cigna for its current policy of directors’ and officers’ liability insurance as set forth on Section 5.6(a) of the Cigna Disclosure Letter (the “Maximum Amount”); and, provided, further that, if the premium of such insurance coverage exceeds the Maximum Amount, Anthem, after consultation with Cigna, shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Amount.

(b) Any Indemnified Person wishing to claim indemnification under paragraph (a) of this Section 5.6 shall, upon learning of any such claim, action, suit, proceeding or investigation, promptly notify Anthem and the Surviving Entity thereof, but the failure to so notify shall not relieve the Surviving Entity of any liability it may have to such Indemnified Person if such failure does not materially prejudice the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Anthem or the Surviving Entity shall have the right to assume the defense thereof and neither Anthem nor the Surviving Entity shall be liable to such Indemnified Person for any legal expenses of other counsel or any other expense subsequently incurred by such Indemnified Person in connection with the defense thereof, except that if Anthem or the Surviving Entity elects not to assume such defense or counsel or the Indemnified Person advises that there are issues that raise conflicts of interest between Anthem or the Surviving Entity (on the one hand) and the Indemnified Person (on the other hand), the Indemnified Person may retain counsel satisfactory to it, and Anthem shall, and shall cause the Surviving Entity to, pay all reasonable fees and expenses of such counsel for the Indemnified Person promptly as statements therefor are received; provided, however, the Surviving Entity shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Persons in any jurisdiction, (ii) the Indemnified Persons will cooperate in the defense of any such matter and (iii) neither Anthem nor the Surviving Entity shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); and provided, further, that neither

Anthem nor the Surviving Entity shall have any obligation hereunder to any Indemnified Person if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Person in the manner contemplated hereby is prohibited by applicable law.

(c) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Persons on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.6 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(d) The covenants contained in this Section 5.6 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Persons and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which an Indemnified Person is entitled, whether pursuant to law, contract or otherwise.

(e) In the event that Anthem, the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of Anthem or the Surviving Entity, as the case may be, shall succeed to the obligations set forth in this Section 5.6.

5.7 Notification of Certain Matters. Anthem and Cigna shall each give prompt notice to the other party if any of the following occur after the date of this Agreement: (i) receipt of any written notice to the receiving party from any Third Party alleging that the consent or approval of such Third Party is or may be required in connection with the Mergers and the other transactions contemplated by this Agreement and such consent would (in the good faith determination of such party) reasonably be expected to (A) prevent or materially delay the consummation of the Mergers or the other transactions contemplated by this Agreement or (B) be material to Anthem or Cigna; (ii) receipt of any material notice or other communication from any Governmental Entity or the NYSE (or any other securities market) in connection with the Mergers and the other transactions contemplated by this Agreement; or (iii) the occurrence of an event which would or would be reasonably likely to (A) prevent or materially delay the consummation of the Mergers or the other transactions contemplated hereby or (B) result in the failure of any condition to the Mergers set forth in Article VI to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not limit or otherwise affect the remedies of Cigna or Anthem available hereunder and no information delivered pursuant to this Section 5.7 shall update any section of the Cigna Disclosure Letter or the Anthem Disclosure Letter or shall affect the representations or warranties of the parties hereunder

5.8 Public Announcements. Except with respect to, or following, any Change in Cigna Recommendation or Change in Anthem Recommendation, in each case, made in accordance with the terms of this Agreement, and except to the extent disclosed in or consistent with the Joint Proxy Statement or the Form S-4 in accordance with Section 5.1 or any press release or other public statement previously issued in accordance with this Section 5.8, Cigna and Anthem shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Mergers, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable law or the rules of the NYSE (or any other securities market). Cigna and Anthem agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in a form agreed to by the parties. The restrictions set forth in this Section 5.8 shall not apply to any release or public statement issued or made in connection with any dispute between the parties regarding the Agreement, the Mergers or the other transactions contemplated hereby.

5.9 Listing of Shares of Anthem Common Stock. Prior to the Closing Date, Anthem shall use its reasonable best efforts to cause the shares of Anthem Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance. Cigna shall use its reasonable best efforts to cooperate with Anthem in connection with the foregoing, including by providing information reasonably requested by Anthem in connection therewith.

5.10 Integration Committee. Promptly following execution of this Agreement, the parties shall establish a transition planning team (the “Integration Committee”). Subject to applicable law, the Integration Committee shall be responsible for facilitating a transition and integration planning process to ensure the successful combination of the operations of Anthem and Cigna after the Closing. Subject to applicable law, the Integration Committee shall be responsible for developing, and monitoring the development of, and deliverables due under, an action plan for the combination of the businesses.

5.11 Tax-Free Reorganization Treatment.

(a) Each of Anthem and Cigna shall use their reasonable best efforts to cause the Mergers, taken together, to be treated as a reorganization within the meaning of Section 368(a) of the Code and shall not take or fail to take, or permit any of their Subsidiaries to take or fail to take, any action which action or failure to act would reasonably be expected to prevent (a) the qualification of the Mergers, taken together, as a reorganization within the meaning of Section 368(a) of the Code or (b) the receipt of the 368 Opinions. Unless required by law, each of Anthem, Merger Sub and Cigna shall not file any Tax Return or take any position inconsistent with the treatment of the Mergers as a reorganization described in Section 368(a) of the Code. Prior to the Effective Time, the parties shall use their reasonable best efforts to obtain the 368 Opinions.

(b) Cigna shall use its reasonable best efforts to deliver to Cravath, Swaine & Moore LLP, or such other nationally recognized Tax counsel reasonably satisfactory to Cigna (“Cigna’s Counsel”), and White & Case LLP, or such other nationally recognized Tax counsel reasonably satisfactory to Anthem (“Anthem’s Counsel”), a tax representation letter dated as of the Closing Date (and, if requested, dated as of the date the Form S-4 is declared effective by the SEC) and signed by an officer of Cigna, containing representations of Cigna, and Anthem shall use its reasonable best efforts to deliver to Cigna’s Counsel and Anthem’s Counsel a tax representation letter dated as of the Closing Date (and, if requested, dated as of the date the Form S-4 is declared effective by the SEC) and signed by an officer of Anthem, containing representations of Anthem (collectively, the “Tax Representation Letters”), in each case as reasonably necessary and appropriate to enable Cigna’s Counsel to render the Cigna 368 Opinion and Anthem’s Counsel to render the Anthem 368 Opinion.

5.12 Takeover Statutes. Each of Cigna and Anthem and their respective Boards of Directors shall use their respective reasonable best efforts to (a) take all actions necessary to ensure that no takeover statute or similar statute or regulation of any state is or becomes applicable to this Agreement, the Mergers or any other transactions contemplated by this Agreement and (b) if any takeover statute or similar statute or regulation of any state becomes or may become applicable to this Agreement, the Mergers or any other transactions contemplated by this Agreement, grant such approvals and take such actions as are necessary to ensure that the Mergers and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Mergers and the other transactions contemplated by this Agreement.

5.13 Stockholder Litigation. In the event that any litigation related to this Agreement, the Mergers or the other transactions contemplated by this Agreement is brought against Cigna and/or its directors by security holders of Cigna, Cigna shall promptly notify Anthem of such litigation and shall keep Anthem informed on a current basis with respect to the status thereof. Cigna shall give Anthem the opportunity to participate, subject to a customary joint defense agreement, in, but not control, the defense and settlement of any such litigation against Cigna and/or its directors by security holders of Cigna and no such settlement shall be agreed to by Cigna or any Cigna Subsidiary without Anthem’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). In the event that any litigation related to this Agreement, the Mergers or the other transactions contemplated by this Agreement is brought against Anthem and/or its directors by security holders of Anthem, Anthem shall promptly notify Cigna of such litigation and shall keep Cigna informed on a current basis with respect to the status thereof. Anthem shall give Cigna the opportunity to participate, subject to a customary joint defense agreement, in, but not control, the defense and settlement of any such litigation against Anthem and/or its directors by security holders of Anthem and no such settlement shall be agreed to by Anthem or any Anthem Subsidiary without Cigna’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

5.14 Financing. (a) Each of Anthem and Cigna shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the Financing and related transactions described in the Commitment Letter, including using reasonable best efforts to (i) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Commitment Letter (or with other terms and conditions agreed by Anthem, Cigna and the Financing Parties), (ii) satisfy (or obtain a waiver of) on a timely basis all conditions to obtaining the Financing set forth therein, (iii) consummate the Financing at or prior to the Closing and (iv) with respect to Anthem, enforce its rights under the Commitment Letter and the definitive agreements relating to the Financing.

(b) Notwithstanding Section 5.14(a), Anthem shall have the right from time to time to amend, supplement or otherwise modify, or waive any of its rights under, the Commitment Letter, or enter into other financing arrangements as an alternative to the Financing; provided that Anthem shall not enter into any such amendment, supplement, modification, waiver or alternative if such amendment, supplement, modification, waiver or alternative imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the Financing, or otherwise expands, amends or modifies any other provision of the Commitment Letter, in a manner that would (i) materially and adversely affect the ability of Anthem to fund its obligations when due under this Agreement or (ii) materially and adversely affect the ability of Anthem to enforce its rights under the terms of the Commitment Letter or the definitive agreements with respect thereto; provided, further, that Anthem may amend the Commitment Letter or the definitive agreements with respect thereto to add additional lenders, arrangers, bookrunners, and agents or in a manner that would not materially adversely affect the ability of Anthem to fund its obligations when due under this Agreement.

(c) Anthem and Cigna shall, and shall cause their respective Subsidiaries to, refrain from taking, directly or indirectly, any action that would reasonably be expected to result in the failure of any of the conditions contained in the Commitment Letter or in any definitive agreement related to the Financing.

(d) Each of Anthem and Cigna shall give the other party prompt written notice (i) of any actual or threatened breach, default, termination or repudiation by any party to the Commitment Letter or definitive documents related to the Financing of which such party becomes aware and (ii) of the occurrence of an event or development that would reasonably be expected to adversely impact the ability to obtain all or any portion of the Financing contemplated by the Commitment Letter.

(e) If Anthem or Cigna becomes aware that any portion of the Financing becomes unavailable on the terms and conditions contained in the Commitment Letter, each of Anthem and Cigna shall use its reasonable best efforts to arrange and obtain in replacement thereof, and negotiate and enter into definitive agreements with respect to, alternative financing from alternative sources in an amount sufficient to consummate the Mergers as promptly as practicable following the occurrence of such event; provided, however, that such replacement commitment shall not, without the prior written consent of each of Anthem and Cigna (which shall not be unreasonably withheld, conditioned or delayed), be subject to any additional or modified conditions or other contingencies to the funding of the Financing than those contained in the Commitment Letter that would be reasonably expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Mergers.

(f) Each of Anthem and Cigna shall use its respective reasonable best efforts to, and to cause their respective representatives to, on a timely basis, provide all reasonable cooperation requested by other party or the Financing

Parties that is reasonably necessary and customary to assist in connection with obtaining the Financing if such requested cooperation does not unreasonably interfere with the ongoing operations of Anthem or Cigna, as applicable. Without limiting the generality of the foregoing, such cooperation shall in any event include using reasonable best efforts with respect to: (i) participating in a reasonable number of meetings and drafting sessions, and participating in reasonable and customary due diligence, (ii) furnishing the Financing Parties with such financial and other pertinent information as may be reasonably requested to consummate the Financing, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act and applicable to a registration statement under the Securities Act on Form S-3, including delivery of (A) audited consolidated balance sheets and related audited statements of income, stockholders’ equity and cash flows of Cigna for each of the three fiscal years most recently ended at least 90 days prior to the Closing Date and (B) unaudited consolidated balance sheets and related unaudited statements of income, stockholders’ equity and cash flows of Cigna for each subsequent fiscal quarter ended at least 45 days prior to the Closing Date, (iii) assisting the Financing Parties in the preparation of (I) an offering document for any portion of the Financing and (II) materials for rating agency presentations and providing customary authorization letters related thereto, (iv) obtaining customary financing accountants’ comfort letters and consents of accountants from Cigna’s independent public accounting firm for use of their reports in any materials relating to the Financing and in connection with any filings required to be made by Anthem pursuant to the Securities Act (including any registration statement) relating to the Financing and (v) reasonably cooperating with the marketing efforts for any portion of the Financing. For purposes of clauses (f) and (g) of this Section 5.14 only, “Financing” shall include the financings expressly contemplated pursuant to the Commitment Letter, including any issuance(s) of Takeout Securities and Term Facilities (as both terms are defined in the Commitment Letter).

(g) Anthem shall indemnify and hold harmless Cigna, its Subsidiaries and their respective representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith. Nothing in this Section 5.14 shall require (i) cooperation from Cigna or any Cigna Subsidiary to the extent it would unreasonably interfere with the ongoing operation of Cigna and its Subsidiaries, (ii) Cigna or any Cigna Subsidiary to commit to any liability or obligation that is not conditioned upon the consummation of the Mergers and (iii) any materials for rating agency presentations, offering and syndication documents (including prospectuses, private placement memoranda and lender and investor presentations) and similar marketing documents required in connection to the Financing to be issued in the name of Cigna or any of its Subsidiaries.

(h) Notwithstanding anything to the contrary contained in this Agreement, Anthem expressly acknowledges and agrees that the obligations of Anthem and Merger Sub hereunder are not conditioned in any manner upon Anthem or Merger Sub obtaining any financing. The failure, for any reason, other than as a result of any material breach of this Agreement by Cigna, of Anthem or Merger Sub to have sufficient cash available on the date that the Closing is required to occur pursuant to Section 1.2 or the failure to pay the aggregate Cash Consideration on the date that the Closing is required to occur pursuant to Section 1.2 shall constitute a Willful Breach of this Agreement by Anthem and Merger Sub.

(i) None of the Financing Parties shall have any liability to Cigna or any Person that is an Affiliate of Cigna prior to giving effect to the Merger relating to or arising out of this Agreement or the Financing, whether at law or in equity, in contract, in tort or otherwise, and neither Cigna nor any Person that is an Affiliate of Cigna prior to giving effect to the Merger shall have any rights or claims directly against any of the Financing Parties hereunder or thereunder.

5.15 Indentures. Cigna shall use its reasonable best efforts to timely provide or cause to be provided, in accordance with the provisions of each indenture relating to Cigna’s 5.375% Notes due 2017, 6.35% Notes due 2018, 4.375% Notes due 2020, 5.125% Notes due 2020, 6.37% Notes due 2021, 4.5% Notes due 2021, 4% Notes due 2022, 7.65% Notes due 2023, 8.3% Notes due 2023, 3.25% Notes due 2025, 7.875% Debentures due 2027, 8.3% Step Down Notes due 2033, 6.15% Notes due 2036, 5.875% Notes due 2041 and 5.375% Notes due 2042 (the “Indentures”), to the trustee under any such Indenture, any notices, announcements, certificates or legal opinions required by any such Indenture to be provided in connection with the Mergers prior to the Effective

Time. Anthem and its counsel shall be given a reasonable opportunity to review and comment on any such notice, announcement, certificate or legal opinion, in each case before such document is provided to any such trustee, and Cigna shall give reasonable and good faith consideration to any comments made by Anthem and its counsel.

ARTICLE VI

CONDITIONS PRECEDENT

6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of Anthem, Merger Sub and Cigna to effect the Merger are subject to the satisfaction or waiver (if permissible under applicable law) on or prior to the Closing Date of the following conditions:

(a) No Injunctions or Restraints, Illegality. (i) No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case that is in effect and that prevents or prohibits consummation of the Mergers (collectively, the “Legal Restraints”) and (ii) no Governmental Entity shall have instituted any action or proceeding (which remains pending at what would otherwise be the Closing Date) before any United States court or other Governmental Entity of competent jurisdiction seeking to enjoin, restrain or otherwise prohibit consummation of the Mergers.

(b) Government Consents. (i) The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, (ii) the Necessary Consents listed in Section 6.1(b) of the Anthem Disclosure Letter shall have been obtained and shall be in full force and effect, (iii) no Burdensome Term or Condition shall have been imposed or required as a condition to the receipt of any of the Necessary Consents and (iv) none of the Necessary Consents shall contain any Burdensome Term or Condition; provided, however, no party may rely on the failure of clause (iii) or (iv) of this condition to be satisfied if such party has failed to perform fully its obligations under this Agreement in any manner that shall have proximately caused or resulted in the failure of clause (iii) or (iv) of this condition.

(c) NYSE Listing. The shares of Anthem Common Stock to be issued in the Merger shall have been approved for listing on the NYSE (or any successor inter-dealer quotation system or stock exchange thereto), subject to official notice of issuance.

(d) Effectiveness of the Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC, and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e) Cigna Stockholder Approval. This Agreement shall have been adopted by the Required Cigna Vote at the Cigna Stockholders Meeting.

(f) Anthem Shareholder Approval. The Share Issuance shall have been approved by the Required Anthem Vote at the Anthem Shareholders Meeting.

6.2 Additional Conditions to Obligations of Anthem and Merger Sub. The obligations of Anthem and Merger Sub to effect the Merger are subject to the satisfaction, or waiver (if permissible under applicable law) by Anthem, on or prior to the Closing Date, of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of Cigna set forth in Section 3.2(b), Section 3.2(c)(i), Section 3.2(c)(ii)(A), Section 3.2(f) and Section 3.2(g) of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case as of such date); (ii) the representations and warranties of Cigna set forth in Section 3.2(j)(ii) shall be true and correct as of the date of this Agreement; and (iii) the representations and warranties of Cigna (other than those set forth in clause (i) and clause (ii) above) set forth in this Agreement (in each case, except for Section 3.2(v), read without any materiality, material or Material Adverse Effect qualifications) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case as of such date), other than such failures to be true and correct that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna. Anthem shall have received a certificate of the chief executive officer and the chief financial officer of Cigna to such effect.

(b) Performance of Obligations of Cigna. Cigna shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date. Anthem shall have received a certificate of the chief executive officer and the chief financial officer of Cigna to such effect.

(c) No Material Adverse Change. At any time on or after the date of this Agreement there shall not have occurred any event, change, effect, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna. Anthem shall have received a certificate of the chief executive officer and the chief financial officer of Cigna to such effect.

6.3 Additional Conditions to Obligations of Cigna. The obligations of Cigna to effect the Merger are subject to the satisfaction, or waiver (if permissible under applicable law) by Cigna, on or prior to the Closing Date, of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of Anthem set forth in Section 3.1(b), Section 3.1(c)(i), Section 3.1(c)(ii)(A), Section 3.1(f) and Section 3.1(g), and the representations and warranties of Anthem and Merger Sub set forth in Section 3.3(b), Section 3.3(c) and Section 3.3(d) of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case as of such date); (ii) the representations and warranties of Anthem set forth in Section 3.1(j)(ii) shall be true and correct as of the date of this Agreement; and (iii) the representations and warranties of Anthem and Merger Sub (other than those set forth in clause (i) and clause (ii) above) set forth in this Agreement (in each case, except for Section 3.1(w), read without any materiality, material or Material Adverse Effect qualifications) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case as of such date), other than such failures to be true and correct that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem. Cigna shall have received a certificate of the chief executive officer and the chief financial officer of Anthem to such effect.

(b) Performance of Obligations of Anthem and Merger Sub. Anthem and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required to be performed by them under this Agreement at or prior to the Closing Date. Cigna shall have received a certificate of the chief executive officer and the chief financial officer of Anthem to such effect.

(c) No Material Adverse Change. At any time on or after the date of this Agreement there shall not have occurred any event, change, effect, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem. Cigna shall have received a certificate of the chief executive officer and the chief financial officer of Anthem to such effect.

ARTICLE VII

TERMINATION AND AMENDMENT

7.1 Termination. This Agreement may be terminated and the Mergers contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after the approval by the stockholders of Cigna and the shareholders of Anthem referred to in Sections 6.1(e) and 6.1(f), respectively:

(a) By mutual written consent of Anthem, Merger Sub and Cigna;

(b) By either Anthem or Cigna, if the Merger shall not have been consummated on or before January 31, 2017 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party that has failed to perform fully its obligations under this Agreement in any manner that shall have proximately caused or resulted in the failure of the Merger to have been consummated by the Termination Date; provided, further, that if all of the conditions to Closing shall have been satisfied or shall be then capable of being satisfied, other than the conditions set forth in Section 6.1(a) (but only if the applicable Legal Restraint constitutes a Regulatory Restraint) and Section 6.1(b), the Termination Date may be extended by Anthem or Cigna, by written notice to the other party, to a date not later than April 30, 2017;

(c) By Anthem, if the Board of Directors of Cigna (i) shall fail to make the Cigna Recommendation referred to in Section 5.1(b) or shall fail to include in the Joint Proxy Statement the Cigna Recommendation, (ii) shall effect a Change in Cigna Recommendation, (iii) authorizes, approves or recommends to Cigna’s stockholders, or otherwise authorizes, approves or publicly recommends, a Cigna Alternative Transaction or (iv) shall fail to publicly confirm the Cigna Recommendation within ten Business Days after a written request (which request must be reasonable under the circumstances) by Anthem that it do so following Cigna’s receipt of a Cigna Alternative Transaction;

(d) By Cigna, if the Board of Directors of Anthem (i) shall fail to make the Anthem Recommendation referred to in Section 5.1(c) or shall fail to include in the Joint Proxy Statement the Anthem Recommendation, (ii) shall effect a Change in Anthem Recommendation, (iii) authorizes, approves or recommends to Anthem’s shareholders, or otherwise authorizes, approves or publicly recommends, an Anthem Alternative Transaction or (iv) shall fail to publicly confirm the Anthem Recommendation within ten Business Days after a written request (which request must be reasonable under the circumstances) by Cigna that it do so following Anthem’s receipt of an Anthem Alternative Transaction;

(e) By either Anthem or Cigna, if the required approval of the stockholders of Cigna of the adoption of this Agreement shall not have been obtained by reason of the failure to obtain the Required Cigna Vote at the Cigna Stockholders Meeting or at any adjournment or postponement thereof;

(f) By either Anthem or Cigna, if the required approval of the shareholders of Anthem of the Share Issuance shall not have been obtained by reason of the failure to obtain the Required Anthem Vote at the Anthem Shareholders Meeting or at any adjournment or postponement thereof;

(g) By either Anthem or Cigna, if the condition set forth in Section 6.1(a) is not satisfied and the Legal Restraint giving rise to such non-satisfaction has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(g) shall not be available to any party that has failed to perform fully its obligations under this Agreement in any manner that shall have proximately caused or resulted in the imposition of such Legal Restraint or the failure of such Legal Restraint to be resisted, resolved or lifted;

(h) By Cigna, if prior to the Closing Date there shall have been a breach of any representation, warranty, covenant or agreement on the part of Anthem or Merger Sub contained in this Agreement or any representation or warranty of Anthem or Merger Sub shall have become untrue after the date of this Agreement, which breach or untrue representation or warranty (A) would, individually or in the aggregate with all other such breaches and untrue representations and warranties, give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (B) is incapable of being cured prior to the Closing Date by Anthem or is not cured within 30 days of notice of such breach;

(i) By Anthem, if prior to the Closing Date there shall have been a breach of any representation, warranty, covenant or agreement on the part of Cigna contained in this Agreement or any representation or warranty of Cigna shall have become untrue after the date of this Agreement, which breach or untrue representation or warranty (A) would, individually or in the aggregate with all other such breaches and untrue representations and warranties, give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (B) is incapable of being cured prior to the Closing Date by Cigna or is not cured within 30 days of notice of such breach;

(j) By Cigna, if there shall have been a material breach by Anthem of Section 5.1(c) or Section 5.4(b); and

(k) By Anthem, if there shall have been a material breach by Cigna of Section 5.1(b) or Section 5.4(a).

(l) By Cigna, provided that Cigna has complied with its obligations under Section 5.1(b) and Section 5.4(a), at any time prior to obtaining the Required Cigna Vote at the Cigna Stockholders Meeting or any adjournment or postponement thereof, in order to concurrently enter into a binding agreement for a Cigna Alternative Transaction that constitutes a Cigna Superior Proposal, if prior to or concurrently with such termination, Cigna pays the Cigna Termination Fee (as defined in Section 7.3(a)) due under Section 7.3(a); and

(m) By Anthem, provided that Anthem has complied with its obligations under Section 5.1(c) and Section 5.4(b), at any time prior to obtaining the Required Anthem Vote at the Anthem Shareholders Meeting or any adjournment or postponement thereof, in order to concurrently enter into a binding agreement for an Anthem Alternative Transaction that constitutes an Anthem Superior Proposal, if prior to or concurrently with such termination, Anthem pays the Anthem Termination Fee (as defined in Section 7.3(b)) due under Section 7.3(b).

7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, the obligations of the parties under this Agreement shall terminate, except for the obligations in the confidentiality provisions of Section 5.2, and all of the provisions of this Section 7.2 and Section 7.3, and there shall be no liability on the part of any party hereto; provided, however, that no party hereto shall be relieved or released from any liabilities or damages arising out of (i) any fraud by any party, (ii) the Willful Breach by any party of any representation or warranty on the part of such party set forth in this Agreement or (iii) the Willful Breach of any covenant or agreement set forth in this Agreement.

7.3 Fees and Expenses.

(a) If this Agreement is terminated pursuant to:

(i) Section 7.1(c) (or Section 7.1(b) or Section 7.1(e) at any time after Anthem would have been permitted to terminate this Agreement pursuant to Section 7.1(c)) or Section 7.1(k);

(ii) Section 7.1(b) and (x) a vote of the stockholders of Cigna contemplated by this Agreement at the Cigna Stockholders Meeting to obtain the Required Cigna Vote has not occurred and (y) a proposal with respect to a Cigna Alternative Transaction shall have been publicly proposed or announced or otherwise publicly disclosed and not withdrawn after the date of this Agreement and prior to the date of termination of this Agreement;

(iii) Section 7.1(e), if a proposal with respect to a Cigna Alternative Transaction shall have been publicly proposed or announced or otherwise publicly disclosed and not withdrawn after the date of this Agreement and prior to the date of the Cigna Stockholders Meeting; or

(iv) Section 7.1(l).

then, (x) in the case of a termination contemplated by Section 7.3(a)(i), Cigna shall pay to Anthem within two Business Days following termination of this Agreement, a fee, by wire transfer in immediately available funds to an account specified by Anthem, in the amount of $1,850,000,000 (the “Cigna Termination Fee”), (y) in the case of termination contemplated by Section 7.3(a)(iv), Cigna shall pay to Anthem the Cigna Termination Fee on the date of termination of this Agreement and (z) in the case of a termination contemplated by Section 7.3(a)(ii) or Section 7.3(a)(iii), if Cigna, within 12 months after such termination either consummates a Cigna Alternative Transaction or enters into a definitive agreement to implement a Cigna Alternative Transaction, Cigna shall pay to Anthem the Cigna Termination Fee simultaneously with such consummation or entering into such definitive agreement, as the case may be. For purposes of clause (z) of this Section 7.3(a), each reference to “15%” in the definition of “Cigna Alternative Transaction” shall be deemed to be a reference to “50%.”

(b) If this Agreement is terminated pursuant to:

(i) Section 7.1(d) (or Section 7.1(b) or Section 7.1(f) at any time after Cigna would have been permitted to terminate this Agreement pursuant to Section 7.1(d)) or Section 7.1(j);

(ii) Section 7.1(b) and (x) a vote of the shareholders of Anthem contemplated by this Agreement at the Anthem Shareholders Meeting to obtain the Required Anthem Vote has not occurred and (y) a proposal with respect to an Anthem Alternative Transaction shall have been publicly proposed or announced or otherwise publicly disclosed and not withdrawn after the date of this Agreement and prior to the date of termination of this Agreement;

(iii) Section 7.1(f), if a proposal with respect to an Anthem Alternative Transaction shall have been publicly proposed or announced or otherwise publicly disclosed and not withdrawn after the date of this Agreement and prior to the date of the Anthem Shareholders Meeting; or

(iv) Section 7.1(m).

then, (x) in the case of a termination contemplated by Section 7.3(b)(i), Anthem shall pay to Cigna within two Business Days following termination of this Agreement, a fee, by wire transfer in immediately available funds to an account specified by Cigna, in the amount of $1,850,000,000 (the “Anthem Termination Fee”), (y) in the case of termination contemplated by Section 7.3(b)(iv), Anthem shall pay to Cigna the Anthem Termination Fee on the date of termination of this Agreement and (z) in the case of a termination contemplated by Section 7.3(b)(ii) or Section 7.3(b)(iii), if Anthem, within 12 months after such termination either consummates an Anthem Alternative Transaction or enters into a definitive agreement to implement an Anthem Alternative Transaction, Anthem shall pay to Cigna the Anthem Termination Fee simultaneously with such consummation or entering into such definitive agreement, as the case may be. For purposes of clause (z) of this Section 7.3(b), each reference to “15%” in the definition of “Anthem Alternative Transaction” shall be deemed to be a reference to “50%.”

(c) If this Agreement is terminated pursuant to (i) Section 7.1(e) or (ii) Section 7.1(b) and, in the case of this clause (ii), (x) a vote of the stockholders of Cigna contemplated by this Agreement at the Cigna Stockholders Meeting to obtain the Required Cigna Vote has not occurred and (y) a proposal with respect to a Cigna Alternative Transaction shall have been publicly proposed or announced or otherwise publicly disclosed and not withdrawn after the date of this Agreement and prior to the date of termination of this Agreement, then Cigna shall pay to Anthem a fee, by wire transfer in immediately available funds to an account specified by Anthem, in the amount of $600,000,000 (the “Cigna Expense Fee”). The Cigna Expense Fee due under this Section 7.3(c) shall be paid on the second Business Day immediately following the date of termination of this Agreement. In the event the Cigna Termination Fee is payable by Cigna after the time Cigna pays the Cigna Expense Fee pursuant to this Section 7.3(c), the amount of the Cigna Termination Fee payable by Cigna shall be reduced by the Cigna Expense Fee.

(d) If this Agreement is terminated pursuant to (i) Section 7.1(f) or (ii) Section 7.1(b) and, in the case of this clause (ii), (x) a vote of the shareholders of Anthem contemplated by this Agreement at the Anthem Shareholders

Meeting to obtain the Required Anthem Vote has not occurred and (y) a proposal with respect to an Anthem Alternative Transaction shall have been publicly proposed or announced or otherwise publicly disclosed and not withdrawn after the date of this Agreement and prior to the date of termination of this Agreement, then Anthem shall pay to Cigna a fee, by wire transfer in immediately available funds to an account specified by Cigna, in the amount of $600,000,000 (the “Anthem Expense Fee”). The Anthem Expense Fee due under this Section 7.3(d) shall be paid on the second Business Day immediately following the date of termination of this Agreement. In the event the Anthem Termination Fee is payable by Anthem after the time Anthem pays the Anthem Expense Fee pursuant to this Section 7.3(d), the amount of the Anthem Termination Fee payable by Anthem shall be reduced by the Anthem Expense Fee.

(e) In the event that this Agreement is terminated by either Anthem or Cigna (i) pursuant to Section 7.1(g), but only if the applicable Legal Restraint constitutes a Regulatory Restraint, or (ii) pursuant to Section 7.1(b) and, in the case of this clause (ii), at the time of such termination, all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied (other than (x) Section 6.1(a) (but only if the applicable Legal Restraint constitutes a Regulatory Restraint) or Section 6.1(b) and (y) conditions that by their nature are to be satisfied at the Closing, but that are capable of being satisfied if the Closing were to occur on the date of such termination), then Anthem shall pay to Cigna a fee, by wire transfer in immediately available funds to an account specified by Cigna, in the amount of $1,850,000,000 (the “Reverse Termination Fee”); provided, however, that no Reverse Termination Fee shall be payable pursuant to this Section 7.3(e) in the event that (A) the failure of the condition set forth in Section 6.1(a) (but only if the applicable Legal Restraint constitutes a Regulatory Restraint) or Section 6.1(b) to be satisfied is caused by Cigna’s Willful Breach of Section 5.3 or (B) Anthem has waived the condition set forth in Section 6.1(b) and Cigna refuses to effect the Merger on the basis that the condition set forth in clause (iii) or (iv) of Section 6.1(b) has not been satisfied. The Reverse Termination Fee due under this Section 7.3(e) shall be paid on the second Business Day immediately following the date of termination of this Agreement. Notwithstanding anything to the contrary in this Agreement, if Cigna receives the Reverse Termination Fee pursuant to this Section 7.3(e) and Anthem has not Willfully Breached any of its obligations under this Agreement, such payment shall be the sole and exclusive remedy of Cigna against Anthem and its Subsidiaries and their respective former, current or future partners, stockholders, managers, members, Affiliates and representatives and none of Anthem, any of its Subsidiaries or any of their respective former, current or future partners, stockholders, managers, members, Affiliates or representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, and if Cigna receives any payments from Anthem or Merger Sub in respect of any breach of this Agreement and thereafter Cigna receives the Reverse Termination Fee pursuant to this Section 7.3(e), the amount of such Reverse Termination Fee shall be reduced by the aggregate amount of such payments made by Anthem or Merger Sub in respect of any such breaches.

(f) Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby, except that each of Anthem and Cigna shall bear and pay one-half of the costs and expenses (other than the fees and expenses of each party’s attorneys and accountants, which shall be borne by the party incurring such fees and expenses) incurred in connection with (i) the filing, printing and mailing of the Form S-4 and the Joint Proxy Statement and (ii) the preparation and filing of any materials in connection with the HSR Act.

(g) Each of Anthem and Cigna acknowledges and agrees that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement and that any amounts payable pursuant to this Section 7.3 do not constitute a penalty. If Cigna or Anthem fails to pay to Anthem or Cigna, as applicable, any amounts due under Section 7.3(a), Section 7.3(b), Section 7.3(c), Section 7.3(d) or Section 7.3(e) in accordance with the terms hereof, Cigna or Anthem shall pay the costs and expenses (including reasonable legal fees and expenses) of Anthem or Cigna, as applicable, in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment.

(h) Any amounts not paid when due pursuant to this Section 7.3 shall bear interest from the date such payment is due until the date paid at a rate equal to the prime rate as published in The Wall Street Journal,

Eastern Edition in effect on the date of such payment. In no event shall either party be obligated to pay more than one Cigna Termination Fee, Anthem Termination Fee or Reverse Termination Fee, as applicable, pursuant to this Section 7.3.

7.4 Procedure for Termination. A termination of this Agreement pursuant to Section 7.1, shall, in order to be effective, require, in the case of Anthem or Cigna, action by such party’s Board of Directors or the duly authorized designee of such party’s Board of Directors. Termination of this Agreement prior to the Effective Time shall not require the approval of the shareholders of Anthem or the stockholders of Cigna.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time (including the terms of this Article VIII).

8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by facsimile upon confirmation of receipt; (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service; or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to Anthem or Merger Sub, to
Anthem, Inc.

120 Monument Circle

Indianapolis, Indiana 46204

Attention: General Counsel

with a copy to

White & Case LLP

1155 Avenue of the Americas

New York, New York 10036

Attention: Daniel G. Dufner, Jr.

                     Michael A. Deyong

Facsimile: (212) 354-8113

(b)	if to Cigna, to

Cigna Corporation

900 Cottage Grove Road

Bloomfield, Connecticut

Attention: General Counsel

with a copy to

Cravath, Swaine & Moore LLP

825 Eighth Avenue

New York, New York 10019

Attention: Erik R. Tavzel

                     Aaron M. Gruber

Facsimile: (212) 474-3700

8.3 Interpretation. When a reference is made in this Agreement to an Exhibit, an Article or a Section, such reference shall be to an Exhibit, an Article or a Section of this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The phrase “date hereof” or “date of this Agreement” shall be deemed to refer to July 23, 2015. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any law defined or referred to in this Agreement means such law as from time to time amended, modified or supplemented, including by succession of any comparable successor statutes. Any reference herein to any statute shall also be deemed to refer to all rules and regulations promulgated thereunder. References to a Person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

8.5 Entire Agreement; No Third-Party Beneficiaries.

(a) This Agreement, including the Anthem Disclosure Letter and the Cigna Disclosure Letter, and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

(b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except for (i) Section 5.6, (ii) the rights of the Financing Parties set forth in Section 5.14(i), Section 8.6(b), Section 8.6(c), Section 8.8, Section 8.11(c) and this Section 8.5(b) and (iii) the right of Cigna on behalf of its stockholders to seek equitable relief or to pursue damages suffered by Cigna (including claims for damages based on loss of the economic benefit of the Mergers to Cigna’s stockholders (taking into consideration relevant matters, including other combination opportunities and the time value of money)) in the event of the wrongful termination of this Agreement or Willful Breach of this Agreement by Anthem or Merger Sub (whether or not this Agreement has been terminated pursuant to Section 7.1), which right is hereby expressly acknowledged and agreed by Anthem and Merger Sub, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The third-party beneficiary rights referenced in clause (iii) of the immediately preceding sentence may be exercised only by Cigna (on behalf of its stockholders as their agent) through actions expressly approved by the Board of Directors of Cigna, and no stockholder of Cigna whether purporting to act in its capacity as a stockholder or purporting to assert any right (derivatively or otherwise) on behalf of Cigna, shall have any right or ability to exercise or cause the exercise of any such right.

8.6 Governing Law; Waiver of Jury Trial.

(a) This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the internal laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within the State of Delaware, except that the provisions of the DGCL and the IBCL shall govern the Mergers, as applicable.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING THE FINANCING). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.6.

(c) Notwithstanding anything in this Agreement to the contrary, each party acknowledges and agrees that any disputes involving the Financing Parties under or related to this Agreement or the facts and circumstances leading to its execution shall be governed by and construed in accordance with the internal laws of the State of New York.

8.7 Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any law, or by public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 8.7 with respect thereto. Upon any determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

8.8 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption of this Agreement by the stockholders of Cigna and approval of the Share Issuance by the shareholders of Anthem, but, after any such adoption or approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders or shareholders, as applicable, without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and there shall be made no amendment to Section 5.14(i), Section 8.5(b), Section 8.6(b), Section 8.6(c), Section 8.11(c) and this Section 8.8 that in any way materially adversely affects the rights of the Financing Parties without the prior written consent of the Financing Parties to such amendment.

8.9 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein. No extension or waiver by Anthem shall require the approval of the shareholders of Anthem unless such approval is required by law, and no extension or waiver by Cigna shall require the approval of the stockholders of Cigna unless such approval is required by law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party against which such waiver or extension is to be enforced. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

8.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

8.11 Submission to Jurisdiction; Waivers. (a) Each of Cigna, Anthem and Merger Sub hereby irrevocably agrees that any legal action or proceeding with respect to this Agreement brought by another party hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) and each party hereto irrevocably consents to the jurisdiction and venue in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with Section 8.2 and Section 8.11(b) hereof, that its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction.

(b) Each of Cigna, Anthem and Merger Sub hereby agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.2 or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof.

(c) Notwithstanding the foregoing, each of the parties agrees that it will not bring any action against the Financing Parties in any way relating to this Agreement or the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Commitment Letter or the performance thereof, in any court other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

8.12 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree that (i) by seeking the remedies provided for in this Section 8.12, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, including monetary damages or in the event that the remedies provided for in this Section 8.12 are not available or otherwise are not granted and (ii) nothing contained in this Section 8.12 shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 8.12 before exercising any termination right under Section 7.1 (and pursuing damages after such termination) nor shall the commencement of any action pursuant to this Section 8.12 or anything contained in this Section 8.12 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Section 7.1 or pursue any other remedies under this Agreement that may be available then or thereafter.

8.13 Definitions. As used in this Agreement, the following terms have the following meanings:

“368 Opinions” means the Cigna 368 Opinion and the Anthem 368 Opinion.

“ACA Insurer Tax” means all taxes, assessments, charges, duties, fees, levies or other charge of a Governmental Entity under the authority of the Patient Protection and Affordable Care Act, Public Law 111-148, and the Health Care and Education Reconciliation Act, Public Law 111-152.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, and “control” has the meaning specified in Rule 405 under the Securities Act.

“Anthem 368 Opinion” means the written opinion of Anthem’s Counsel, dated as of the Closing Date, to the effect that (i) the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) Anthem and Cigna each will be a party to such reorganization within the meaning of Section 368(b) of the Code.

“Anthem Alternative Transaction” means, whether or not proposed in writing, any of the following events (in each case in any single transaction or series of related transactions): (i) any tender offer or exchange offer, merger, consolidation, share exchange, business combination, reorganization, recapitalization or other similar transaction involving Anthem or any of its Subsidiaries (any of the above, an “Anthem Business Combination Transaction”), with any Third Party; (ii) any sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in Subsidiaries or otherwise) to any Third Party of any business or assets of Anthem or its Subsidiaries representing 15% or more of the consolidated revenues, net income or assets of Anthem and its Subsidiaries, taken as a whole; (iii) any issuance, sale or other disposition, directly or indirectly, to any Third Party (or the shareholders of any Third Party) of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 15% or more of the voting power of Anthem; or (iv) any transaction (including any tender offer or exchange offer) in which a Third Party (or the shareholders of any Third Party) shall acquire (in the case of a tender offer or exchange offer, if consummated), directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of any class of equity securities of Anthem (including, for the avoidance of doubt, Anthem Common Stock) or of any resulting parent company of Anthem; it being understood and agreed that cash acquisitions permitted by Section 4.2(d) and transactions permitted by Section 4.2(f) are not Anthem Alternative Transactions for purposes of this definition.

“Anthem Business Combination Transaction” shall have the meaning set forth in the definition of the term “Anthem Alternative Transaction”.

“Anthem Intervening Event” means any event, fact, circumstance, development or occurrence that affects or would reasonably be expected to affect (i) the business, financial condition or continuing results of operation of Anthem and the Anthem Subsidiaries, taken as a whole or (ii) the stockholders of Anthem (including the benefits of the Mergers to the stockholders of Anthem) in either case that (a) is material, (b) was not known to Anthem’s Board of Directors as of the date of this Agreement (and which could not have become known through any further reasonable investigation, discussion, inquiry or negotiation with respect to any event, fact, circumstance, development or occurrence known to Anthem as of the date of this Agreement), (c) becomes known to Anthem’s Board of Directors prior to obtaining the Required Anthem Vote and (d) does not relate to or involve any Anthem Alternative Transaction; provided, however, that no event, fact, circumstance, development or occurrence that has had or would reasonably be expected to have an adverse effect on the business, financial condition or continuing results of operations of, or the market price of the securities (including Cigna Common Stock) of, Cigna or any of the Cigna Subsidiaries shall constitute an “Anthem Intervening Event” unless such event, fact, circumstance, development or occurrence has had or would reasonably be expected to have a Material Adverse Effect on Cigna; provided, further, that none of the following shall constitute an Anthem Intervening Event: (i) any action taken by any party hereto pursuant to and in compliance with the affirmative covenants set forth in Section 5.3, or the consequences of any such action, and (ii) the receipt, existence or terms of an Anthem Alternative Transaction, or the consequences thereof.

“Anthem Superior Proposal” means a bona fide binding written proposal made to Anthem by any Third Party which did not result from a breach of Section 5.4(b) with respect to any Anthem Business Combination Transaction or any purchase or acquisition (a) involving more than 50% of the voting power of Anthem’s capital stock, (b) that is on terms that Anthem’s Board of Directors determines in good faith (after consultation with its financial advisors and outside legal counsel) would result in a transaction that, if consummated, is more favorable to Anthem’s shareholders from a financial point of view than the Merger and this Agreement (taking into account any proposal by Anthem to amend the terms of this Agreement); (c) with respect to which Anthem’s Board of Directors has in good faith taken into consideration the financial impact on Anthem’s shareholders of any reasonably anticipated delay in the closing of such transaction beyond the anticipated Closing Date of the Merger; (d) with respect to which the cash consideration and other amounts (including costs associated with the proposed acquisition) payable at closing are subject to fully committed financing from recognized financial institutions; and (e) is reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed within a reasonable period of time on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

“BCBSA” means the Blue Cross Blue Shield Association.

“BCBSA Licenses” means (i) the Blue Cross License Agreement by and between the BCBSA and Anthem and any related license agreements between the BCBSA and Anthem or any Anthem Subsidiary and (ii) the Blue Shield License Agreement by and between the BCBSA and Anthem and any related license agreements between the BCBSA and Anthem or any Anthem Subsidiary.

“BCBSA Rules” means the rules and regulations of the BCBSA.

“Benefit Plans” means, with respect to any Person, each employee benefit plan, program, arrangement and contract (including any “employee benefit plan,” as defined in Section 3(3) of ERISA, and any vacation, bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, stay agreement or bonus, change in control and severance plan, program, arrangement and contract), which is maintained or contributed to by such Person or any of its ERISA Affiliates, or with respect to which such Person or any of its ERISA Affiliates would reasonably be expected to incur any liability.

“Board of Directors” means the Board of Directors of any specified Person and any committees thereof.

“Business Day” means any day on which banks are required or authorized by law to close in the City of New York.

“Cigna 368 Opinion” means the written opinion of Cigna’s Counsel, dated as of the Closing Date, to the effect that (i) the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) Anthem and Cigna each will be a party to such reorganization within the meaning of Section 368(b) of the Code.

“Cigna Alternative Transaction” means, whether or not proposed in writing, any of the following events (in each case in any single transaction or series of related transactions): (i) any tender offer or exchange offer, merger, consolidation, share exchange, business combination, reorganization, recapitalization or other similar transaction involving Cigna or any of its Subsidiaries (any of the above, a “Cigna Business Combination Transaction”), with any Third Party; (ii) any sale, lease, contribution or other disposition, directly or indirectly

(including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in Subsidiaries or otherwise) to any Third Party of any business or assets of Cigna or its Subsidiaries representing 15% or more of the consolidated revenues, net income or assets of Cigna and its Subsidiaries, taken as a whole; (iii) any issuance, sale or other disposition, directly or indirectly, to any Third Party (or the shareholders of any Third Party) of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 15% or more of the voting power of Cigna; or (iv) any transaction (including any tender offer or exchange offer) in which a Third Party (or the shareholders of any Third Party) shall acquire (in the case of a tender offer or exchange offer, if consummated), directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of any class of equity securities of Cigna (including, for the avoidance of doubt, Cigna Common Stock) or of any resulting parent company of Cigna; it being understood and agreed that cash acquisitions permitted by Section 4.1(d) and transactions permitted by Section 4.1(f) are not Cigna Alternative Transactions for purposes of this definition.

“Cigna Business Combination Transaction” shall have the meaning set forth in the definition of the term “Cigna Alternative Transaction”.

“Cigna Intervening Event” means any event, fact, circumstance, development or occurrence that affects or would reasonably be expected to affect (i) the business, financial condition or continuing results of operation of Cigna and the Cigna Subsidiaries, taken as a whole or (ii) the stockholders of Cigna (including the benefits of the Mergers to the stockholders of Cigna) in either case that (a) is material, (b) was not known to Cigna’s Board of Directors as of the date of this Agreement (and which could not have become known through any further reasonable investigation, discussion, inquiry or negotiation with respect to any event, fact, circumstance, development or occurrence known to Cigna as of the date of this Agreement), (c) becomes known to Cigna’s Board of Directors prior to obtaining the Required Cigna Vote and (d) does not relate to or involve any Cigna Alternative Transaction; provided, however, that no event, fact, circumstance, development or occurrence that has had or would reasonably be expected to have an adverse effect on the business, financial condition or continuing results of operations of, or the market price of the securities (including Anthem Common Stock) of, Anthem or any of the Anthem Subsidiaries shall constitute a “Cigna Intervening Event” unless such event, fact, circumstance, development or occurrence has had or would reasonably be expected to have a Material Adverse Effect on Anthem; provided, further, that none of the following shall constitute a Cigna Intervening Event: (i) any action taken by any party hereto pursuant to and in compliance with the affirmative covenants set forth in Section 5.3, or the consequences of any such action, and (ii) the receipt, existence or terms of a Cigna Alternative Transaction, or the consequences thereof.

“Cigna Superior Proposal” means a bona fide binding written proposal made to Cigna by any Third Party which did not result from a breach of Section 5.4(a) with respect to any Cigna Business Combination Transaction or any purchase or acquisition (a) involving more than 50% of the voting power of Cigna’s capital stock, (b) that is on terms that Cigna’s Board of Directors determines in good faith (after consultation with its financial advisors and outside legal counsel) would result in a transaction that, if consummated, is more favorable to Cigna’s stockholders from a financial point of view than the Merger and this Agreement (taking into account any proposal by Anthem to amend the terms of this Agreement); (c) with respect to which Cigna’s Board of Directors has in good faith taken into consideration the financial impact on Cigna’s stockholders of any reasonably anticipated delay in the closing of such transaction beyond the anticipated Closing Date of the Merger; (d) with respect to which the cash consideration and other amounts (including costs associated with the proposed acquisition) payable at closing are subject to fully committed financing from recognized financial institutions; and (e) is reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed within a reasonable period of time on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Financing Parties” means the entities that have committed to provide or otherwise entered into agreements in connection with the Financing, or to purchase securities from or place securities or arrange or provide loans for Anthem in lieu of the Financing under the Commitment Letter, in connection with the Mergers and their respective Affiliates, including the parties to the Commitment Letter and any joinder agreements, underwriting agreements, purchase agreements or credit agreements relating thereto.

“good standing” means, when used with respect to the status of any entity domiciled or doing business in a particular state, that such entity has filed its most recent required annual report and (i) if a domestic entity, has not filed articles of dissolution, and (ii) if a foreign entity, has not applied for a certificate of withdrawal and is not the subject of a proceeding to revoke its certificate of authority.

“Known” or “Knowledge” means, (i) with respect to Anthem, the actual knowledge after reasonable inquiry of the individuals listed on Section 8.13(a) of the Anthem Disclosure Letter and (ii) with respect to Cigna, the actual knowledge after reasonable inquiry of the individuals listed on Section 8.13(a) of the Cigna Disclosure Letter.

“Liens” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other charge or security interest; or any preference, priority or other agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, or any capital lease having substantially the same economic effect as any of the foregoing).

“Material Adverse Effect” means, with respect to any Person, any event, change, effect, development or occurrence that has a material adverse effect on the business, results of operations or financial condition of such Person and its Subsidiaries, taken as a whole; provided, however, that no event, change, effect, development or occurrence shall be deemed to constitute, nor shall any of the foregoing be taken into account in determining whether there has been, a Material Adverse Effect, to the extent that such event, change, effect, development or occurrence results from or arises out of: (i) any changes in conditions generally affecting the healthcare, health insurance or managed care industry or any other industry in which such Person and any of its Subsidiaries operate, except to the extent that any such changes have a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to the effect such changes have on others operating in the industries in which such Person and any of its Subsidiaries operate, (ii) any decline, in and of itself, in the market price or trading volume of the common stock of such Person or in its credit ratings (it being understood that the foregoing shall not preclude any assertion that the facts or occurrences giving rise to or contributing to such decline that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect), (iii) any general economic or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, except to the extent that such changes or conditions have a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to the effect such changes or conditions have on others operating in the industries in which such Person and any of its Subsidiaries operate, (iv) any failure, in and of itself, by such Person to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the foregoing shall not preclude any assertion that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect), (v) the execution and delivery of this Agreement or the public announcement or pendency of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of such Person or any of its Subsidiaries with customers, providers, suppliers, partners or employees (it being understood that the foregoing shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby), (vi) any change in any applicable rule, regulation, ordinance, statute or any other law of or by any Governmental Entity after the date hereof, except to the extent that any such changes have a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to the effect such changes have on others operating in the industries in which such Person and any of its Subsidiaries operate, (vii) any change in GAAP or applicable statutory accounting principles (or authoritative interpretations thereof) after the date hereof, except to the extent that any such changes have a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to the effect such changes have on others operating in the industries in which such Person and any of its Subsidiaries operate, (viii) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, except to the extent that any such events have a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to the effect such events have on others operating in the industries in which such Person and any of its Subsidiaries operate, or (ix) any hurricane, earthquake, tornado, flood or other natural disaster, except to the extent that any such events have a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to the effect such events have on others operating in the industries in which such Person and any of its Subsidiaries operate.

“the other party” means, with respect to Cigna, Anthem, and means, with respect to Anthem, Cigna.

“Permitted Liens” means (i) any liens for taxes (x) not yet due or (y) which are being or which will be contested in good faith by appropriate proceedings and for which provision has been made in accordance with GAAP; (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens; (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation; and (iv) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which do not materially detract from the value or impair the continued use and operation of the property subject thereto.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or “group” (as defined in the Exchange Act).

“Regulatory Restraint” means any Legal Restraint relating to (i) the HSR Act or any other antitrust laws, (ii) any Healthcare Laws or insurance laws or (iii) any BCBSA Licenses or BCBSA Rules.

“SEC” means the Securities and Exchange Commission.

“Second Merger Agreement” shall mean that certain agreement and plan of merger related to the Second Merger, the form of which is attached hereto as Exhibit A.

“Single-Employer Plan” shall mean any “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA.

“Subsidiary” when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries. Subsidiaries shall have a correlative meaning.

“Surviving Entity” means the Initial Surviving Corporation until such time that the Second Merger occurs, in which case Surviving Entity means the Surviving Corporation.

“Tax” (including, with correlative meaning, the terms “Taxes” and “Taxable”) means all federal, state, local, foreign and other income, profits, premium, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy, estimated, capital gains, alternative minimum, windfall profits, license, transfer and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any nature whatsoever (whether payable directly or by withholding and whether or not requiring the filing or maintenance of a Tax Return), including the ACA Insurer Tax, together with all interest, penalties and additions imposed with respect to such amounts or filing requirements and any interest in respect of such penalties and additions.

“Tax Return” means all returns, statements, forms, schedules, information returns and reports (including elections, declarations, disclosures, schedules, estimates, information returns, claims for refund, and amended returns) relating to Taxes that are permitted or required to be filed with any Governmental Entity.

“Third Party” means any Person other than Anthem, Merger Sub, Cigna or any of their respective Subsidiaries or Affiliates.

“Willful Breach” means a material breach of this Agreement that is the consequence of an act or omission by a party with the actual knowledge that the taking of such act or failure to take such action would be a material breach of this Agreement or as otherwise contemplated by the last sentence of Section 5.14(h).

8.14 Obligation of Anthem and Cigna. Whenever this Agreement requires a Subsidiary of Anthem to take any action, such requirement shall be deemed to include an undertaking on the part of Anthem to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of Cigna to take any action, such requirement shall be deemed to include an undertaking on the part of Cigna to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Entity to cause such Subsidiary to take such action.

*        *        *

[signature page follows]

IN WITNESS WHEREOF, Anthem, Merger Sub and Cigna have each caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

ANTHEM, INC.

By:	/s/ Joseph Swedish
Name: Joseph Swedish
Title: President and Chief Executive Officer

ANTHEM MERGER SUB CORP.

By:	/s/ R. David Kretschmenr
Name: R. David Kretschmenr
Title: Vice President and Treasurer

[Signature Page to Agreement and Plan of Merger]

CIGNA CORPORATION

By:	/s/ Thomas A. McCarthy
Name: Thomas A. McCarthy
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of Second Merger Agreement

AGREEMENT AND PLAN OF MERGER

of

CIGNA CORPORATION

a Delaware corporation

with and into

ANTHEM, INC.

an Indiana corporation

THIS AGREEMENT AND PLAN OF MERGER, entered into effective as of                     , 20    (this “Agreement”), by and between Cigna Corporation, a Delaware corporation (“Cigna”), and Anthem, Inc., an Indiana corporation and sole stockholder of Cigna (“Anthem”).

W I T N E S S E T H:

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of July 23, 2015 (the “First Merger Agreement”), by and among Anthem, Anthem Merger Sub Corp., a Delaware corporation (“Predecessor”), and Cigna, immediately prior to the Effective Time (as defined below), Predecessor merged with and into Cigna, with Cigna continuing as the surviving corporation (the “First Merger”);

WHEREAS, Section 253 of the Delaware General Corporation Law (the “DGCL”) authorizes the merger of a subsidiary Delaware corporation with and into its parent foreign corporation, Section 23-1-40-7 of the Indiana Business Corporation Law (“IBCL”) authorizes the merger of a foreign corporation with and into an Indiana corporation, and Section 23-1-40-4 of the IBCL authorizes the merger of a subsidiary corporation with and into a parent corporation;

WHEREAS, Anthem and Cigna now desire to effect a merger of Cigna with and into Anthem (the “Second Merger”, and together with the First Merger, the “Mergers”), following which Anthem shall be the surviving corporation;

WHEREAS, pursuant to Section 1.1 of the First Merger Agreement, delivery of the 368 Opinions (as defined in the First Merger Agreement) is a condition to the Second Merger, and the 368 Opinions have been delivered in accordance therewith;

WHEREAS, pursuant to Section 23-1-40-4 and Section 23-1-40-7 of the IBCL and Section 253 of the DGCL, as applicable, the board of directors of Anthem has determined that the Second Merger, this Agreement and the transactions contemplated hereby is advisable and in the best interests of Anthem and its shareholders; and

WHEREAS, for federal income tax purposes, it is intended that the Mergers, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations promulgated thereunder and that this Agreement, taken together with the First Merger Agreement, shall constitute a plan of reorganization within the meaning of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1. The Merger. (a) Anthem and Cigna shall file or cause to be filed a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware and Articles of Merger with the Secretary of State of the State of Indiana (together, the “Certificates of Merger”) and make all other filings or recordings required by Delaware and Indiana law in connection with the Second Merger. The Second Merger shall become effective on                     , 20    upon filing the Certificates of Merger with the Secretary of State of the State of Indiana and the Secretary of State of the State of Delaware, as applicable (the “Effective Time”).

(b) At the Effective Time, Cigna shall be merged with and into Anthem whereupon the separate existence of Cigna shall cease, and Anthem shall continue as the surviving corporation of the Second Merger (the “Surviving Corporation”) in accordance with the DGCL and the IBCL.

(c) The Amended and Restated Articles of Incorporation (the “Articles”) and the By-Laws of Anthem as in effect immediately before the Effective Time shall be the Articles and the By-Laws of the Surviving Corporation until amended in accordance with applicable law.

SECTION 2. Treatment of Shares. As of the Effective Time, by virtue of the Second Merger and without any action on the part of the Surviving Corporation, (a) the shares of the capital stock of Anthem issued to the shareholders of Anthem shall remain issued and outstanding and unaffected by reason of the Second Merger and (b) each share of Cigna issued and outstanding immediately prior to the Effective Time shall from and after the Effective Time no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist.

SECTION 3. Effect of Merger. At the Effective Time, the Second Merger will have the effects set forth in the DGCL and the IBCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Anthem and Cigna shall be vested in the Surviving Corporation, and all the debts, liabilities and duties of Anthem and Cigna shall be the debts, liabilities and duties of the Surviving Corporation, and any claim or judgment against Anthem and Cigna may be enforced against the Surviving Corporation in accordance with the DGCL and the IBCL.

SECTION 4. Directors and Officers after the Merger. At the Effective Time, the directors of Anthem immediately prior to the Effective Time will become the directors of the Surviving Corporation, each to hold office in accordance with the IBCL and until such director’s removal, death or resignation, or the election or appointment and qualification of such director’s successor, as the case may be. At the Effective Time, the officers of Anthem immediately prior to the Effective Time will become the officers of the Surviving Corporation, each to hold office in accordance with the IBCL and until the earlier of such officer’s removal, death or resignation, or the election or appointment and qualification of such officer’s successor, as the case may be.

SECTION 5. Further Assurances. If at any time Anthem shall consider or be advised that any further assignment, conveyance or assurance is necessary or advisable to vest, perfect or confirm of record in the Surviving Corporation the title to any property or right of Cigna, or otherwise to carry out the provisions hereof, the proper representatives of Cigna as of the Effective Time shall execute and deliver any and all proper deeds, assignments, and assurances and do all things necessary or proper to vest, perfect or convey title to such property or right in the Surviving Corporation, and otherwise to carry out the provisions hereof.

SECTION 6. Termination. This Agreement may be terminated and the Second Merger may be abandoned at any time prior to the filing of the Certificates of Merger by mutual written consent of Anthem and Cigna.

SECTION 7. Effect of Termination. If this Agreement is terminated pursuant to Section 6 hereof, this Agreement shall become void and of no effect with no liability on the part of either party hereto.

SECTION 8. Amendments; No Waivers. (a) This Agreement may, subject to applicable law, be amended or waived prior to the filing of the Certificates of Merger only by an instrument in writing signed on behalf of each of the parties hereto. No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 9. Successors and Assigns. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

SECTION 10. Governing Law. This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the internal laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within the State of Delaware, except that the provisions of the IBCL shall also govern the Second Merger. Anthem hereby irrevocably appoints the Secretary of State of Delaware as its agent to accept service of process in any proceeding or enforcement of any obligation of any Delaware corporation, as well as for the enforcement of any obligations of Anthem, which process shall be mailed by the Secretary of State to Attention: General Counsel, 120 Monument Circle, Indianapolis, Indiana 46204.

SECTION 11. Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

SECTION 12. Descriptive Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 13. Miscellaneous. For federal income tax purposes, it is intended that the Mergers, taken together, shall qualify as a reorganization within the meaning of Section 368(a) of the Code.

[Remainder of page intentionally left blank; signature page to follow]

IN WITNESS WHEREOF, Anthem and Cigna have each caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

ANTHEM, INC.

By:
Name:
Title:

CIGNA CORPORATION

By:
Name:
Title:

[Signature Page to Agreement and Plan of Merger (Second Merger)]

Exhibit B

Form of Certificate of Incorporation of the Surviving Corporation

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CIGNA CORPORATION

1. The present name of the corporation is CIGNA CORPORATION (the “Corporation”). The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was November 3, 1981 and the Corporation was originally incorporated under the name North American General Corporation. The original Certificate of Incorporation was restated in its entirety on October 26, 2011.

2. The Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as set forth in the Amended and Restated Certificate of Incorporation hereinafter provided for.

3. The Amended and Restated Certificate of Incorporation is being amended in accordance with the provisions of § 251 of the General Corporation Law of the State of Delaware (the “DGCL”).

4. Pursuant to the terms of an Agreement and Plan of Merger, the Amended and Restated Certificate of Incorporation shall become effective as of upon filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such subsequent time as specified in such Certificate of Merger.

5. The Amended and Restated Certificate of Incorporation of the Corporation shall, at the effective time, read as follows:

FIRST: The name of the Corporation (the “Corporation”) is

Cigna Corporation

SECOND: The registered office of the Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent in the State of Delaware at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage, directly or indirectly, in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: The total authorized capital stock of the Corporation shall be one thousand (1000) shares of common stock, $0.01 par value per share.

FIFTH: The business of the Corporation shall be managed under the direction of the Board of Directors of the Corporation (the “Board of Directors”) except as otherwise provided by law. The number of directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the By-Laws of the Corporation (the “By-Laws”). Election of directors need not be by written ballot unless the By-Laws shall so provide.

SIXTH: The Board of Directors may make, alter or repeal the By-Laws except as otherwise provided in the By-Laws adopted by the Corporation’s stockholders.

SEVENTH: The directors shall be protected from personal liability, through indemnification or otherwise, to the fullest extent permitted under the DGCL.

1. A director shall under no circumstances have any liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for those breaches and acts or omissions with respect to which the DGCL expressly provides that this provision shall not eliminate or limit such liability of directors. Neither the modification or repeal of this paragraph 1 of Article SEVENTH nor any amendment to the DGCL that does not have retroactive application shall limit the right of the directors hereunder to exculpation from liability for any act or omission occurring prior to such amendment, modification or repeal.

2. The Corporation shall indemnify each director and officer of the Corporation to the fullest extent permitted by applicable law, and in furtherance hereof the Board of Directors is expressly authorized to amend the By-Laws from time to time to give full effect hereto, notwithstanding possible self-interest of the directors in the action being taken. Neither the modification or repeal of this paragraph 2 of Article SEVENTH nor any amendment to the DGCL that does not have retroactive application shall limit the right of the directors and the officers to indemnification hereunder with respect to any act or omission occurring prior to such modification, amendment or repeal.

3. In addition to the right to indemnification conferred in this Article SEVENTH, an indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in defending any action, suit or proceeding, whether civil, criminal, administrative or investigative, in advance of its final disposition; provided, however, that if the DGCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Article SEVENTH or otherwise.

EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred herein upon the Corporation’s stockholders, directors and officers are granted subject to this reservation.

IN WITNESS WHEREOF, I have hereunto set my hand this      day of                     , 20    .

By:
Name:
Title:

[Signature Page to Certificate of Incorporation]

Annex B

CONFIDENTIAL

July 24, 2015

The Board of Directors

Anthem, Inc.

120 Monument Circle

Indianapolis, Indiana 46204

Dear Members of the Board:

We understand that Anthem, Inc., an Indiana corporation (“Anthem” or the “Company”), is considering a transaction whereby the Company will acquire Cigna Corporation, a Delaware corporation (“Cigna”). Pursuant to the terms of an Agreement and Plan of Merger, dated as of July 23, 2015 (the “Agreement”), among the Company, Cigna, and Anthem Merger Sub Corp., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub”), Merger Sub will be merged with and into Cigna, and, subject to certain exceptions, each of the issued and outstanding shares of common stock, $0.25 par value, of Cigna (“Cigna Common Stock”) will be converted into the right to receive (x) $103.40 cash, without interest (the “Cash Consideration”), and (y) 0.5152 shares of common stock, par value $0.01 per share, of Anthem (“Anthem Common Stock” and, such aggregate number of shares of Anthem Common Stock, the “Stock Consideration,” and collectively with the aggregate Cash Consideration, the “Consideration”), as a result of which Cigna will be the surviving entity (the “First Merger”), and then immediately following the First Merger, Cigna will merge with and into Anthem (the “Second Merger” and, together with the First Merger, the “Mergers”), with Anthem as the surviving entity (the “Transaction”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the Company of the Consideration to be paid by the Company in the Transaction.

UBS Securities LLC (“UBS”) has acted as financial advisor to the Board of Directors of the Company in connection with the Transaction and will receive a fee for its services, a portion of which is payable in connection with this opinion, a portion of which is payable upon the public announcement and signing of a definitive agreement with respect to the Transaction, and a significant portion of which is contingent upon consummation of the Transaction. UBS also may provide financing to the Company in connection with the Transaction and, in such event, would receive compensation in connection therewith. UBS is also currently a lender to Cigna. In the past, UBS and its affiliates have provided investment banking services to the Company and Cigna unrelated to the proposed Transaction, for which UBS and its affiliates received compensation, including (i) acting as a Joint Book-Running Manager in Anthem’s offering of $650 million 2.300% Notes due 2018 and $600 million 5.100% Notes due 2044 completed in 2013, (ii) acting as a Joint Book-Running Manager in Anthem’s offering of $850 million 2.250% Notes due 2019, $800 million 3.500% Notes due 2024, $800 million 4.650% Notes due 2044, and $250 million 4.850% Notes due 2054 completed in 2014, (iii) acting as a Co-Manager in Cigna’s offering of $900 million 3.250% Senior Notes due 2025 completed in 2015, and (iv) acting as a Senior Co-Manager of a $1.25 billion Anthem convertible offering completed in 2015. In addition, UBS or an affiliate is a participant in credit facilities of each of the Company and Cigna, for which it received and continues to receive fees and interest payments, as applicable. In the ordinary course of business, UBS and its affiliates may participate in derivatives transactions with respect to the Company or Cigna and may hold or trade, for their own accounts and the accounts of their customers, securities of the Company and Cigna and, accordingly, may at any time hold a long or short position in such securities. The issuance of this opinion was approved by an authorized committee of UBS.

Our opinion does not address the relative merits of the Transaction or any related transaction as compared to other business strategies or transactions that might be available to the Company or the Company’s underlying

The Board of Directors

Anthem, Inc.

July 24, 2015

business decision to effect the Transaction or any related transaction. Our opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the Transaction or any related transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the terms, other than the Consideration to the extent expressly specified herein, of the Agreement or any related documents or the form of the Transaction or any related transaction. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Consideration. We express no opinion as to what the value of Company Common Stock will be when issued pursuant to the Transaction or the price at which Company Common Stock will trade at any time. In rendering this opinion, we have assumed, with your consent, that (i) the parties to the Agreement will comply with all material terms of the Agreement and (ii) the Transaction will be consummated in accordance with the terms of the Agreement without any adverse waiver or amendment of any material term or condition thereof. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on the Company, Cigna or the Transaction.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to Cigna and the Company; (ii) reviewed certain internal financial information and other data relating to the businesses and financial prospects of Cigna that were provided to us by the management of the Company and not publicly available, including financial forecasts and estimates prepared by the management of the Company that you have directed us to utilize for purposes of our analysis; (iii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company that were provided to us by the management of the Company and not publicly available, including financial forecasts and estimates prepared by the management of the Company that you have directed us to utilize for purposes of our analysis; (iv) reviewed certain estimates of synergies prepared jointly by the management of the Company and by the management of Cigna that were provided to us by the Company and not publicly available that you have directed us to utilize for purposes of our analysis; (v) conducted discussions with members of the senior managements of the Company and Cigna concerning the businesses and financial prospects of Cigna and the Company; (vi) reviewed publicly available financial and stock market data with respect to certain other companies we believe to be generally relevant; (vii) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions we believe to be generally relevant; (viii) reviewed current and historical market prices of Anthem Common Stock and Cigna Common Stock; (ix) reviewed the Agreement; and (x) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

In connection with our review, with your consent, we have assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information provided to or reviewed by us for the purpose of this opinion. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or Cigna, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates, and synergies referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of each company, as applicable, as to the future financial performance of their respective company and such synergies, as applicable. In addition, we have assumed with your approval that the financial forecasts and estimates, including synergies, referred to above will be achieved at the times and in the amounts projected. We also have assumed, with your consent, that the Transaction will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to us as of, the date hereof.

The Board of Directors

Anthem, Inc.

July 24, 2015

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid by the Company in the Transaction is fair, from a financial point of view, to the Company.

This opinion is provided for the benefit of the Board of Directors (in its capacity as such) in connection with, and for the purpose of, its evaluation of the Consideration in the Transaction.

Very truly yours,

/s/ UBS SECURITIES LLC

UBS SECURITIES LLC

Annex C

July 23, 2015

Board of Directors

Anthem, Inc.

120 Monument Circle

Indianapolis, IN 46204

Members of the Board:

You have asked us to advise you with respect to the fairness, from a financial point of view, to Anthem, Inc. (the “Acquiror”) of the Merger Consideration (as defined below) to be paid by the Acquiror pursuant to the terms of the Agreement and Plan of Merger, dated as of July 23, 2015 (the “Merger Agreement”), among Cigna Corporation (the “Company”), the Acquiror and Anthem Merger Sub Corp., a wholly owned subsidiary of the Acquiror (the “Merger Sub”). The Merger Agreement provides for, among other things, the merger (the “Merger”) of Merger Sub with and into the Company pursuant to which the Company will become a wholly owned subsidiary of the Acquiror and each outstanding share of common stock, par value $0.25 per share (“Company Common Stock”), of the Company will be converted, except as set forth in the Merger Agreement, into the right to receive (i) $103.40 in cash, without interest (the “Cash Consideration”) and (ii) 0.5152 of a share of common stock, par value $0.01 per share (“Acquiror Common Stock”), of the Acquiror (the “Stock Consideration” and, together with the Cash Consideration, the “Merger Consideration”). We further understand that if certain conditions set forth in the Merger Agreement are met, immediately following the Merger, the Company will merge with and into the Acquiror with the Acquiror continuing as the surviving corporation (the “Second Merger” and, together with the Merger, the “Mergers”).

In arriving at our opinion, we have reviewed the Merger Agreement, certain related agreements and certain publicly available business and financial information relating to the Company and the Acquiror. We have also reviewed certain other information relating to the Company and the Acquiror, including financial forecasts relating to the Company and the Acquiror, provided to or discussed with us by the Company and the Acquiror, and have met with the managements of the Company and the Acquiror to discuss the business and prospects of the Company and the Acquiror, respectively. We have also considered certain financial and stock market data of the Company and the Acquiror, and we have compared that data with similar data for publicly held companies in businesses we deemed similar to those of the Company and the Acquiror and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not independently verified any of the foregoing information and have assumed and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for the Company provided to us by the management of the Acquiror that we have reviewed, the management of the Acquiror has advised us, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Acquiror as to the future financial performance of the Company. With respect to the financial forecasts for the Acquiror that we have reviewed, the management of the Acquiror has advised us, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Acquiror as to the future financial performance of the Acquiror. With respect to the estimates provided to us by the management of the Acquiror with respect to the cost savings and synergies anticipated to result from the Merger, as well as the estimates provided to us by the management of the Acquiror with respect to the dis-synergies anticipated to result from the Merger (including dis-synergies attributable to obtaining necessary approvals to consummate the Merger), we have been advised by the management of the Acquiror, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Acquiror as to such cost savings, synergies and dis-synergies and will be realized in the amounts and the times indicated thereby. In addition, we have, without independent verification, relied upon (and the financial forecasts provided to or discussed with us by the Acquiror reflect) the Acquiror’s assessment regarding its ability to maintain its licenses with the Blue Cross and Blue Shield Association and comply with the related requirements and restrictions regarding its operations after giving effect to the Mergers without adversely affecting its business, financial condition and results of operations.

We also have assumed, with your consent, that in the course of obtaining necessary regulatory and third party consents, approvals or agreements for the Mergers, no modification, delay, limitation, restriction or condition will be imposed (other than any projected dis-synergies provided to us by the Acquiror and reflected in our analyses) that will have an adverse effect, that would be material to our analyses, on the Company, the Acquiror, their respective subsidiaries, or the contemplated benefits of the Mergers, and that the Mergers will be consummated in accordance with the terms of the Merger Agreement, without waiver, modification or amendment of any material term, condition or agreement therein. You have advised us and for purposes of our analyses and our opinion we have assumed, with your consent, that, for U.S. federal income tax purposes, the Mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals.

Our opinion addresses only the fairness, from a financial point of view, to the Acquiror of the Merger Consideration to be paid in the Merger and does not address any other aspect or implication of the Mergers or any other agreement, arrangement or understanding entered into in connection with the Mergers or otherwise, including, without limitation, the form and structure of the Merger and the Merger Consideration, the Second Merger, the financing of the Cash Consideration, or the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the Mergers, or class of such persons, relative to the Merger Consideration or otherwise. The issuance of this opinion was approved by our authorized internal committee.

Our opinion is necessarily based upon information made available to us on the date hereof and upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to what the value of shares of Acquiror Common Stock actually will be when issued to the holders of Company Common Stock pursuant to the Merger or the prices at which shares of Acquiror Common Stock will trade at any time. Our opinion does not address the relative merits of the Merger as compared to alternative transactions or strategies that might be available to the Acquiror, nor does it address the underlying business decision of the Acquiror to proceed with the Merger.

We have acted as financial advisor to the Acquiror in connection with the Mergers and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Mergers. We also became entitled to receive a fee upon the announcement and signing of a definitive agreement and upon the rendering of our opinion. In addition, the Acquiror has agreed to indemnify us and certain related parties for certain liabilities and other items arising out of or related to our engagement. We and one or more of our affiliates will be participating in financings relating to the Transaction for which we will be entitled to receive additional compensation. We and our affiliates also have in the past provided and are currently providing investment banking and other financial services to the Acquiror and its affiliates, including (1) having acted as lead bookrunner in May 2015 in connection with the Acquiror’s $1,250 million offering of debt and equity units; (2) having acted as co-manager in August 2014 in connection with the Acquiror’s $850 million offering of 2.250% notes due 2019, $800 million offering of 3.500% notes due 2024, $800 million offering of 4.650% notes due 2044 and $250 million offering of 4.850% notes due 2054, and senior co-manager in July 2013 in connection with the Acquiror’s $650 million offering of 2.300% notes due 2018 and $600 million offering of 5.100% notes due 2044; (3) participating in the Acquiror’s $2.0 billion revolving credit facility; and (4) having acted as financial advisor in connection with the Acquiror’s acquisitions of 1-800 Contacts and Amerigroup Corporation in 2012. We and our affiliates may have provided other financial advice and services, and may in the future provide financial advice and services, to the Company, the Acquiror and their respective affiliates for which we and our affiliates have received, and would expect to receive, compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, the Acquiror and any other company that may be involved in the Mergers, as well as provide investment banking and other financial services to such companies.

It is understood that this letter is for the information of the Board of Directors of the Acquiror in connection with its consideration of the Merger and does not constitute advice or a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be paid by the Acquiror in the Merger is fair, from a financial point of view, to the Acquiror.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ David Kostel
Managing Director

Annex D

1585 Broadway

New York, NY 10036

July 23, 2015

Board of Directors

Cigna Corporation

900 Cottage Grove Road

Bloomfield, CT 06002

Members of the Board:

We understand that Cigna Corporation (“Cigna”), Anthem, Inc. (“Anthem”) and Anthem Merger Sub Corp., a direct wholly owned subsidiary of Anthem (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of July 23, 2015 (the “Merger Agreement”), which provides, among other things, for (i) the merger of Merger Sub with and into Cigna, with Cigna as the surviving corporation (the “First Merger”) and (ii) subject to certain conditions set forth in the Merger Agreement, the subsequent merger of Cigna with and into Anthem, with Anthem as the surviving company (the “Second Merger” and, together with the First Merger, the “Mergers”). Pursuant to the First Merger, each issued and outstanding share of common stock (the “Cigna Common Stock”), $0.25 par value, of Cigna, other than (i) shares that are held directly by Cigna as treasury stock, (ii) shares held by Anthem or a subsidiary of Cigna or Anthem (including Merger Sub), (iii) shares as to which appraisal has been properly demanded under applicable law or (iv) shares subject to restricted stock awards of Cigna, will be converted into the right to receive (x) $103.40 in cash, without interest, and (y) 0.5152 of a share of common stock (the “Anthem Common Stock”), par value $0.01 per share, of Anthem (clauses (x) and (y) together, the “Consideration”). The terms and conditions of the Mergers are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be received by the holders of shares of Cigna Common Stock pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of Cigna Common Stock (other than Anthem and its affiliates).

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of Cigna and Anthem, respectively;

2)	Reviewed certain internal financial statements and other financial and operating data concerning Cigna and Anthem, respectively;

3)	Reviewed certain financial projections prepared by the managements of Cigna and Anthem, respectively, including certain adjustments to the financial projections of Anthem prepared by the management of Cigna;

4)	Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Mergers, prepared by the management of Cigna;

5)	Discussed the past and current operations and financial condition and the prospects of Cigna, including information relating to certain strategic, financial and operational benefits anticipated from the Mergers, with senior executives of Cigna;

6)	Discussed the past and current operations and financial condition and the prospects of Anthem with senior executives of Anthem;

7)	Reviewed the pro forma impact of the Mergers on Anthem’s earnings per share, cash flow, consolidated capitalization and financial ratios;

8)	Reviewed the reported prices and trading activity for Cigna Common Stock and Anthem Common Stock;

9)	Compared the financial performance of Cigna and Anthem and the prices and trading activity of Cigna Common Stock and Anthem Common Stock with that of certain other publicly-traded companies comparable with Cigna and Anthem, respectively, and their securities;

10)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

11)	Participated in discussions and negotiations among representatives of Cigna and Anthem and their financial and legal advisors;

12)	Reviewed the Merger Agreement, a commitment letter, dated as of July 23, 2015, among Anthem, Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse AG, Credit Suisse Securities (USA) LLC, UBS Securities LLC and UBS AG (the “Commitment Letter”) and certain related documents; and

13)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by Cigna and Anthem, and formed a substantial basis for this opinion. We have further relied upon the assurances of the managements of Cigna and Anthem that neither is aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections referred to above, including (i) the adjustments to the financial projections of Anthem prepared by the management of Cigna and (ii) information relating to certain strategic, financial and operational benefits anticipated from the Mergers prepared by the management of Cigna, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Cigna and Anthem of the future financial performance of Cigna and Anthem. In addition, we have assumed that the Mergers will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that if the Second Merger occurs, the Mergers, taken together, will be treated as a tax-free reorganization, pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended, and that Anthem will obtain financing in accordance with the terms set forth in the Commitment Letter. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Mergers, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Mergers. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of Anthem and Cigna and their legal, tax, or regulatory advisors with respect to legal, tax or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of Cigna’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of Cigna Common Stock in the transaction. We have not made any independent valuation or appraisal of the assets or liabilities of Cigna or Anthem, nor have we been furnished with any such valuations or appraisals. Our opinion does not address the relative merits of the Mergers as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available, nor does it address the underlying business decision of Cigna to enter into the Merger Agreement. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of Cigna in connection with this transaction and will receive a fee for our services, a significant portion of which is contingent upon execution of the Merger Agreement and the rendering of this opinion and the substantial remainder of which is contingent upon the closing of the Mergers. In the two years prior to the date hereof, we have provided financing services for Anthem and have received fees in connection with such services. Morgan Stanley may also seek to provide financial advisory or financing services to Anthem and Cigna in the future and would expect to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Anthem, Cigna, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of Cigna and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing Cigna or Anthem is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the actual value of the prices at which Anthem Common Stock will trade following consummation of the Mergers or at any time and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of Anthem and Cigna should vote at the shareholders’ meetings to be held in connection with the Mergers.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of Cigna Common Stock pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of Cigna Common Stock (other than Anthem and its affiliates).

Very truly yours,

MORGAN STANLEY & CO. LLC,

By:	/s/ Michael Boublik
Michael Boublik
Managing Director

[Signature Page to Fairness Opinion]

Annex E

§ 262 Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

The IBCL provides that a corporation, unless limited by its articles of incorporation, is required to indemnify its directors and officers against reasonable expenses incurred in the successful defense of any proceeding arising out of their serving as a director or officer of the corporation.

As permitted by the IBCL, the Anthem articles of incorporation provide for indemnification of directors, officers, employees and agents of Anthem against any and all liability and reasonable expenses that may be incurred by them, in connection with or resulting from any claim or action, civil, criminal, administrative or investigative, formal or informal, in which they may become involved by reason of being or having been a director, officer, employee or agent. To be entitled to indemnification, those persons must have been wholly successful in the claim or action or the board of directors must have determined, based upon a written finding of legal counsel or another independent referee, or a court of competent jurisdiction must have determined, that such persons acted in good faith in what they reasonably believed to be the best interests of Anthem (or at least not opposed to its best interests) and, in addition, in any criminal action, had reasonable cause to believe their conduct was lawful (or had no reasonable cause to believe that their conduct was unlawful). The Anthem articles of incorporation authorize Anthem to advance funds for expenses to an indemnified person, but only upon receipt of an undertaking that he or she will repay the same if it is ultimately determined that such party is not entitled to indemnification.

The indemnification rights provided by the Anthem articles of incorporation are not exhaustive and are in addition to any rights to which a director or officer may otherwise be entitled by contract or as a matter of law. Irrespective of the provisions of the articles of incorporation, the Anthem board of directors may, at any time and from time to time, indemnify directors, officers, employees and other persons to the full extent permitted by the provisions of applicable law at the time in effect, whether on account of past or future transactions.

Item 21.	Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed herewith or incorporated herein by reference:

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of July 23, 2015 among Anthem, Inc., Anthem Merger Sub Corp. and Cigna Corporation (included as Annex A to the joint proxy statement/prospectus forming part of this registration statement) (schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K, but will be furnished supplementally to the Securities and Exchange Commission upon request).

3.1	Amended and Restated Articles of Incorporation of Anthem, Inc., as amended effective December 2, 2014, (incorporated herein by reference to Exhibit 3.1 to Anthem, Inc.’s Current Report on Form 8-K filed on December 2, 2014).

3.2	Amended and Restated By-Laws of Anthem, Inc., as amended effective July 23, 2015 (incorporated herein by reference to Exhibit 3.2 to Anthem, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015).

5.1	Opinion of Faegre Baker Daniels LLP regarding validity of the shares being registered hereunder.

8.1	Opinion of Cravath, Swaine & Moore LLP regarding certain U.S. federal income tax matters.*

8.2	Opinion of White & Case LLP regarding certain U.S. federal income tax matters.*

Exhibit Number	Description

10.1	Commitment Letter, dated as of July 23, 2015 among Anthem, Inc., Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC, Credit Suisse AG, UBS AG and UBS Securities LLC (incorporated herein by reference to Exhibit 10.1 to Anthem, Inc.’s Current Report on Form 8-K filed on July 27, 2015).

10.2	Bridge Facility Joinder Agreement, dated as of August 25, 2015 among Anthem, Inc. and the other parties thereto.

21	Subsidiaries of Anthem, Inc. (incorporated herein by reference to Exhibit 21 to Anthem, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014 filed on February 24, 2015).

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm of Anthem, Inc.

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm of Cigna Corporation.

23.3	Consent of Faegre Baker Daniels LLP (included in the opinion filed as Exhibit 5.1 to this registration statement).

23.4	Consent of Cravath, Swaine & Moore LLP (included in the opinion filed as Exhibit 8.1 to this registration statement).*

23.5	Consent of White & Case LLP (included in the opinion filed as Exhibit 8.2 to this registration statement).*

24.1	Powers of Attorney (included on the signature page of this registration statement).

99.1	Form of Proxy Card of Cigna Corporation.

99.2	Form of Proxy Card of Anthem, Inc.

99.3	Consent of UBS Securities LLC.

99.4	Consent of Credit Suisse Securities (USA) LLC.

99.5	Consent of Morgan Stanley & Co. LLC

*	To be filed by amendment.

(b) The opinions of UBS Securities LLC, Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. LLC, are included as Annexes B, C and D, respectively, to the joint proxy statement/prospectus forming part of this registration statement.

Item 22.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding; or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the joint proxy statement/prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Indianapolis, State of Indiana, on September 30, 2015.

Anthem, Inc.

By:	/s/ Joseph R. Swedish

Name:	Joseph R. Swedish
Title:	President and Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears above and below hereby constitutes and appoints Kathleen S. Kiefer and Thomas C. Zielinski, and each of them acting without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for and in his or her name, place and stead, with full power and authority to act in any and all capacities in connection with a registration statement on Form S-4 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the common stock of Anthem, Inc., including, without limiting the generality of the foregoing, to execute the Registration Statement on his or her behalf as a director or officer of, or on behalf of, Anthem, Inc., and any or all amendments or supplements thereto, including any or all pre- and post-effective amendments, whether on Form S-4 or otherwise, and any new registration statement related thereto, filed under Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, including this power of attorney, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done or incidental to the performance and execution of the powers herein expressly granted and that may be required to enable Anthem, Inc. to comply with the Securities Act or the Securities Exchange Act of 1934, as amended, and any rules, regulations or requirements of the Securities and Exchange Commission in respect thereof, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that either said attorney-in-fact or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joseph R. Swedish Joseph R. Swedish	President, Chief Executive Officer and Director (Principal Executive Officer)	September 30, 2015

/s/ Wayne S. DeVeydt Wayne S. DeVeydt	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	September 30, 2015

/s/ John E. Gallina John E. Gallina	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	September 30, 2015

Signature	Title	Date

/s/ George A. Schaefer, Jr. George A. Schaefer, Jr.	Chairman of the Board and Director	September 30, 2015

/s/ Ronal K. Clark Ronald K. Clark	Director	September 30, 2015

/s/ Robert L. Dixon, Jr. Robert L. Dixon, Jr.	Director	September 30, 2015

/s/ Lewis Hay III Lewis Hay III	Director	September 30, 2015

/s/ Julie A. Hill Julie A. Hill	Director	September 30, 2015

/s/ Ramiro G. Peru Ramiro G. Peru	Director	September 30, 2015

/s/ William J. Ryan William J. Ryan	Director	September 30, 2015

/s/ Elizabeth E. Tallett Elizabeth E. Tallett	Director	September 30, 2015

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of July 23, 2015 among Anthem, Inc., Anthem Merger Sub Corp. and Cigna Corporation (included as Annex A to the joint proxy statement/prospectus forming part of this registration statement) (schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K, but will be furnished supplementally to the Securities and Exchange Commission upon request).

3.1	Amended and Restated Articles of Incorporation of Anthem, Inc., as amended effective December 2, 2014, (incorporated herein by reference to Exhibit 3.1 to Anthem, Inc.’s Current Report on Form 8-K filed on December 2, 2014).

3.2	Amended and Restated By-Laws of Anthem, Inc., as amended effective July 23, 2015 (incorporated herein by reference to Exhibit 3.2 to Anthem, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015).

5.1	Opinion of Faegre Baker Daniels LLP regarding validity of the shares being registered hereunder.

8.1	Opinion of Cravath, Swaine & Moore LLP regarding certain U.S. federal income tax matters.*

8.2	Opinion of White & Case LLP regarding certain U.S. federal income tax matters.*

10.1	Commitment Letter, dated as of July 23, 2015 among Anthem, Inc., Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC, Credit Suisse AG, UBS AG and UBS Securities LLC (incorporated herein by reference to Exhibit 10.1 to Anthem, Inc.’s Current Report on Form 8-K filed on July 27, 2015).

10.2	Bridge Facility Joinder Agreement, dated as of August 25, 2015 among Anthem, Inc. and the other parties thereto.

21	Subsidiaries of Anthem, Inc. (incorporated herein by reference to Exhibit 21 to Anthem, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014 filed on February 24, 2015).

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm of Anthem, Inc.

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm of Cigna Corporation.

23.3	Consent of Faegre Baker Daniels LLP (included in the opinion filed as Exhibit 5.1 to this registration statement).

23.4	Consent of Cravath, Swaine & Moore LLP (included in the opinion filed as Exhibit 8.1 to this registration statement).*

23.5	Consent of White & Case LLP (included in the opinion filed as Exhibit 8.2 to this registration statement).*

24.1	Powers of Attorney (included on the signature page of this registration statement).

99.1	Form of Proxy Card of Cigna Corporation.

99.2	Form of Proxy Card of Anthem, Inc.

99.3	Consent of UBS Securities LLC.

99.4	Consent of Credit Suisse Securities (USA) LLC.

99.5	Consent of Morgan Stanley & Co. LLC

*	To be filed by amendment.